As filed with the Securities and Exchange Commission on January 14, 2010

Registration No. 333-148414

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1 TO

POST-EFFECTIVE AMENDMENT NO. 4 TO

FORM S-11

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Behringer Harvard Multifamily REIT I, Inc.

(Exact name of registrant as specified in its charter)

Maryland	6798	20-5383745
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. employer identification number)

15601 Dallas Parkway, Suite 600

Addison, Texas  75001

(866) 655-3600

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Gerald J. Reihsen, III
Executive Vice President – Corporate Development and Legal

or

Daniel J. Rosenberg

Secretary

Behringer Harvard Multifamily REIT I, Inc.

15601 Dallas Parkway, Suite 600

Addison, Texas  75001

(866) 655-3600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert H. Bergdolt, Esq.

Christopher R. Stambaugh, Esq.

DLA Piper LLP (US)

4141 Parklake Avenue, Suite 300

Raleigh, North Carolina 27612-2350

(919) 786-2000

Approximate date of commencement of proposed sale to public:    As soon as practicable after the effectiveness of the registration statement.

If any of the securities on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

                Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller Reporting Company☒
(Do not check if smaller reporting company)

This Post-Effective Amendment No. 4 consists of the following:

1.               The Registrant’s final form of Prospectus dated May 19, 2009, which replaces and supersedes the issuer’s previous prospectus dated September 2, 2008 and all supplements to that prospectus.

2.               Supplement No. 8 dated January 14, 2010 to the Registrant’s Prospectus dated May 19, 2009.  Supplement No. 8 supersedes and replaces all prior supplements to the Prospectus.

3.               Part II, included herewith.

4.               Signature, included herewith.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Maximum Offering — 200,000,000 Shares of Common Stock

Distribution Reinvestment Plan Offering — 50,000,000 Shares of Common Stock

Behringer Harvard Multifamily REIT I, Inc. is a Maryland corporation that intends to qualify as a real estate investment trust beginning with the taxable year that will end December 31, 2007.  We intend primarily to acquire and operate apartment communities, with a particular focus on using multiple strategies to acquire high quality apartment communities that will produce rental income.  Such communities may include existing “core” properties that are already well positioned and producing rental income, as well as more opportunity-oriented properties in various phases of development, redevelopment or repositioning.  Further, we may invest in commercial real estate and real estate-related securities, including securities issued by other real estate companies, either for investment or in change-of-control transactions completed on a negotiated basis or otherwise.  We also may originate or invest in mortgage, bridge, mezzanine or other loans or Section 1031 tenant-in-common interests, or in entities that make investments similar to the foregoing.  A portion of these offering proceeds may be co-invested with joint venture partners.  Although we have acquired real estate-related assets relating to ten specific properties, we have not identified a significant number of specific assets that would utilize a significant portion of our maximum offering proceeds, and therefore we are deemed to be conducting a “blind pool” offering.

We are offering up to 200,000,000 shares of common stock at $10.00 per share in our primary offering, with discounts available for certain categories of purchasers as described in the “Plan of Distribution.”  We also are offering up to 50,000,000 shares of common stock pursuant to our distribution reinvestment plan at $9.50 per share.  We reserve the right to reallocate the shares we are offering between the primary offering and our distribution reinvestment plan.  The minimum purchase is $2,000 per investor, except in New York where the minimum purchase is $2,500.  This offering will terminate on or before September 2, 2010 (unless extended by our board of directors for an additional year or as otherwise permitted under applicable law).

The Offering:

	Price	Selling Commissions	Dealer Manager Fee	Net Proceeds (Before Expenses)
Primary Offering
Per Share	$10.00	$0.70	$0.25	$9.05
Total Maximum	$2,000,000,000	$140,000,000	$50,000,000	$1,810,000,000
Distribution Reinvestment Plan
Per Share	$9.50	$—	$—	$9.50
Total Maximum	$475,000,000	$—	$—	$475,000,000

Investing in our common stock involves a high degree of risk.  You should purchase shares only if you can afford a complete loss.  See “Risk Factors” beginning on page 35.  The most significant risks relating to your investment include the following:

•                  As of the date of this prospectus, no public trading market exists for shares of our common stock, and we cannot assure you that one will ever develop.  Our shares cannot be readily sold, and if you are able to sell your shares, you will likely have to sell them at a substantial discount.

•                  We have only a limited operating history, and we have not identified a significant number of assets to acquire with proceeds from this offering.

•                  We are obligated to pay substantial fees to our advisor and its affiliates, some of which are payable based upon factors other than the quality of services provided to us.  Our advisor and its affiliates, including our dealer manager and property manager, will face conflicts of interest, such as competing demands upon their time, their involvement with other Behringer Harvard entities and the allocation of opportunities among their affiliated entities and us.

•                  We may make investments through joint ventures.  Investments in joint ventures that own real estate development projects and real properties may involve risks otherwise not present when we purchase real properties directly. For example, our joint venture partner may file for bankruptcy protection, may have economic or business interests or goals that are inconsistent with our interests or goals or may take actions contrary to our instructions, requests, policies or objectives.

•                  Until the proceeds from this offering are invested and generating sufficient cash flow from operating activities, some or all of our distributions will be paid from other sources, which may be deemed a return of capital, such as from the proceeds of this offering, cash advances by our advisor, cash resulting from a waiver of asset management fees and borrowings in anticipation of future cash flow.

•                  We have and will continue to make investments in multifamily community development projects.  These investments involve risks beyond those presented by stabilized, income-producing real properties, such as the developer’s ability to control construction costs, failure to perform, failure to develop or redevelop in conformity with plan specifications and timetables and failure to lease up the completed project on expected terms.   These risks may diminish the return to our stockholders.  As of the date of this prospectus, mezzanine loan investments in development projects represented a significant majority of our total assets.

•                  We have and will continue to invest in mezzanine loans originated for multifamily community development projects.  Mezzanine loans for development projects involve greater risks of loss than long-term senior loans because the investment may become unsecured as a result of foreclosure by the senior lender.  As of the date of this prospectus, mezzanine loan investments in development projects represented a significant majority of our total assets.

•                  We expect to have little cash flow from operating activities available for distribution until we make substantial investments.  To the extent our investments are in development or redevelopment projects or in properties that have significant capital requirements, our ability to make distributions may be negatively impacted, especially during our early periods of operation.

•                  If we raise substantially less than the maximum offering amount, we may not be able to invest in a diverse portfolio and the return on your investment and the value of your investment may fluctuate more widely with the performance of specific investments.

•                  We may not successfully implement our exit strategy to list our shares of common stock or liquidate our assets within four to six years after the termination of this primary offering, in which case investors may have to hold their investment for an indefinite period of time.

•                  We rely on Behringer Harvard Multifamily Advisors I LP, our advisor, to select properties and other investments and conduct our operations.  Our advisor and its affiliates are largely dependent on fee income from us and other Behringer Harvard-sponsored programs.  Current market disruptions could adversely affect such fee income.  If our advisor became unable to meet its obligations, we would likely suffer significant business disruptions.

•                  We also have issued 1,000 shares of our non-participating, non-voting, convertible stock to our advisor at a price of $1.00 per share.  The convertible stock will convert into shares of our common stock upon certain events.  The interests of our stockholders will be diluted upon such conversion.

•                  Our investment strategy may cause us to lose our REIT status, or to own and sell properties through taxable REIT subsidiaries, each of which would diminish the return to our stockholders.

•                  We are not a mutual fund or any other type of investment company within the meaning of the Investment Company Act of 1940 and are not subject to regulation thereunder.

•                  Current market disruptions may adversely affect our operating results and financial condition, the value of our investments and our ability to obtain financing on attractive terms, if at all.

Neither the Securities and Exchange Commission, the Attorney General of the State of New York nor any other securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.  No one is authorized to make any statement about this offering different from those that appear in this prospectus.  The use of projections or forecasts in this offering is prohibited.  Any representation to the contrary and any predictions, written or oral, as to the amount or certainty of any present or future cash benefit or tax consequence that may flow from an investment in this offering is not permitted.

The dealer manager of this offering, Behringer Securities LP, an affiliate of our advisor, is not required to sell any specific number of shares or dollar amount of our common stock but will use its best efforts to sell the shares offered hereby.

The date of this prospectus is May 19, 2009

i

ii

You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

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SUITABILITY STANDARDS

General

An investment in our common stock involves significant risk and is only suitable for persons who have adequate financial means, desire a relatively long-term investment and who will not need immediate liquidity from their investment.  Persons who meet this standard and seek to diversify their personal portfolios with a finite-life, real estate-based investment, preserve capital, obtain the benefits of potential capital appreciation over the anticipated life of the fund, and who are able to hold their investment for a time period consistent with our liquidity plans are most likely to benefit from an investment in our company.  On the other hand, we caution persons who require immediate liquidity or guaranteed income, or who seek a short-term investment, not to consider an investment in our common stock as meeting these needs.

In order to purchase shares in this offering, you must:

•                  meet the applicable financial suitability standards as described below; and

•                  purchase at least the minimum number of shares as described below.

We have established suitability standards for initial stockholders and subsequent purchasers of shares from our stockholders.  These suitability standards require that a purchaser of shares have, excluding the value of a purchaser’s home, home furnishings and automobiles, either:

•                  a net worth of at least $250,000; or

•                  a gross annual income of at least $70,000 and a net worth of at least $70,000.

A few states have established suitability requirements in addition to the ones described above.  Shares are sold to investors who reside in the following states only if they meet the additional suitability standards set forth below:

•                  Kansas - It is recommended by the office of the Kansas Securities Commissioner that Kansas investors not invest, in the aggregate, more than 10% of their liquid net worth in this and similar direct participation investments.  Liquid net worth is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

•                  Kentucky, Massachusetts and Pennsylvania - Investors must have a liquid net worth of at least 10 times their investment in us.

•                  Alabama, Iowa, Michigan, Ohio and Oregon - Investors must have a liquid net worth of at least 10 times their investment in us and other Behringer Harvard-sponsored real estate programs.

The minimum purchase is 200 shares ($2,000) per investor, except in New York where the minimum purchase is 250 shares ($2,500).  You may not transfer fewer shares than the minimum purchase requirement nor may you transfer, fractionalize or subdivide your shares so as to retain less than the number of shares required for the minimum purchase except, in both cases, in connection with certain redemptions or by operation of law.  In order to satisfy the minimum purchase requirements for retirement plans, unless otherwise prohibited by state law, a husband and wife may jointly contribute funds from their separate IRAs, provided that each such contribution is made in increments of $100.  You should note that an investment in shares of our common stock will not, in itself, create a retirement plan and that, in order to create a retirement plan, you must comply with all applicable provisions of the Internal Revenue Code of 1986, as amended (“Internal Revenue Code”).

After you have purchased the minimum investment in this offering, or have satisfied the minimum purchase requirements of Behringer Harvard REIT I, Inc. (“Behringer Harvard REIT I”), Behringer Harvard REIT II, Inc. (“Behringer Harvard REIT II”), Behringer Harvard Opportunity REIT I, Inc. (“Behringer Harvard Opportunity REIT I”), Behringer Harvard Opportunity REIT II, Inc. (“Behringer Harvard Opportunity REIT II”), Behringer Harvard Short-Term Opportunity Fund I LP (“Behringer Harvard Short-Term Opportunity Fund I”), Behringer Harvard Mid-Term Value Enhancement Fund I LP (“Behringer Harvard Mid-Term Value Enhancement

Fund I”) or any other Behringer Harvard-sponsored public real estate program, any additional purchase must be in increments of at least 20 shares ($200), except for purchases of shares pursuant to our distribution reinvestment plan, which may be in lesser amounts.

Due to the proceeds raised in our private offering that was terminated on December 28, 2007 and our existing operations, there was no minimum number of shares that we were required to sell before accepting subscriptions in this offering.

In the case of sales to fiduciary accounts, these suitability standards must be met by one of the following:  (1) the fiduciary account, (2) the person who directly or indirectly supplied the funds for the purchase of the shares or (3) the beneficiary of the account.  These suitability standards are intended to help ensure that, given the long-term nature of an investment in our shares, our investment objectives and the relative illiquidity of our shares, shares of our common stock are an appropriate investment for those of you who become investors.

Our sponsor, those selling shares on our behalf and participating broker-dealers and registered investment advisers recommending the purchase of shares in this offering are required to:

•                  make every reasonable effort to determine that the purchase of shares is a suitable and appropriate investment for each investor based on information provided by such investor to the broker-dealer or registered investment adviser, including such investor’s age, investment objectives, investment experience, income, net worth, financial situation and other investments held by such investor; and

•                  maintain records for at least six years of the information used to determine that an investment in the shares is suitable and appropriate for each investor.

In making this determination, your participating broker-dealer or your registered investment adviser or our dealer manager considers, based on a review of the information provided by you, whether you:

•                  meet the minimum income and net worth standards established in your state;

•                  can reasonably benefit from an investment in our common stock based on your overall investment objectives and portfolio structure;

•                  are able to bear the economic risk of the investment based on your overall financial situation; and

•                  have an apparent understanding of:

o                the fundamental risks of an investment in our common stock;

o                the risk that you may lose your entire investment;

o                the lack of liquidity of our common stock;

o                the restrictions on transferability of our common stock;

o                the background and qualifications of our advisor; and

o                the tax consequences of an investment in our common stock.

Restrictions Imposed by the PATRIOT Act and Related Acts

The shares of common stock offered hereby may not be offered, sold, transferred or delivered, directly or indirectly, to any “unacceptable investor.”  “Unacceptable investor” means any person who is a:

•                  person or entity who is a “designated national,” “specially designated national,” “specially designated terrorist,” “specially designated global terrorist,” “foreign terrorist organization,” or “blocked person” within the definitions set forth in the Foreign Assets Control Regulations of the U.S. Treasury Department;

•                  person acting on behalf of, or any entity owned or controlled by, any government against whom the United States maintains economic sanctions or embargoes under the Regulations of the U.S. Treasury Department;

•                  person or entity subject to additional restrictions imposed by any of the following statutes or regulations and executive orders issued thereunder:  the Trading with the Enemy Act; the Iraq Sanctions Act; the National Emergencies Act; the Antiterrorism and Effective Death Penalty Act of 1996; the International Emergency Economic Powers Act; the United Nations Participation Act; the International Security and Development Cooperation Act; the Nuclear Proliferation Prevention Act of 1994; the Foreign Narcotics Kingpin Designation Act; the Iran and Libya Sanctions Act of 1996; the Cuban Democracy Act; the Cuban Liberty and Democratic Solidarity Act; and the Foreign Operations, Export Financing and Related Programs Appropriations Act or any other law of similar import as to any non-U.S. country, as each such act or law has been or may be amended, adjusted, modified or reviewed from time to time; or

•                  person or entity designated or blocked, associated or involved in terrorism, or subject to restrictions under laws, regulations, or executive orders as may apply in the future similar to those set forth above.

PROSPECTUS SUMMARY

This prospectus summary highlights selected information contained elsewhere in this prospectus.  See also the “Questions and Answers About this Offering” section immediately following this summary.  This summary and the “Questions and Answers About this Offering” section do not contain all of the information that is important to your decision whether to invest in our common stock.  To understand this offering fully, you should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements.

Behringer Harvard Multifamily REIT I, Inc.

Behringer Harvard Multifamily REIT I, Inc. (“Behringer Harvard Multifamily REIT I,” “we,” “us” or “our”) is a Maryland corporation formed in August 2006 that qualified as a real estate investment trust (“REIT”) under federal tax law beginning with the taxable year ending December 31, 2007.  We make investments in and operate multifamily communities, with a particular focus on using multiple strategies to acquire high quality apartment communities that produce rental income.  Such communities may include existing “core” properties that are already well positioned and producing rental income, as well as more opportunistic properties in various phases of development, redevelopment or repositioning.  Further, we may invest in commercial real estate and real estate-related securities, including securities issued by other real estate companies, either for investment or in change-of-control transactions, completed on a negotiated basis or otherwise.  We also may originate or invest in mortgage, bridge, mezzanine or other loans and Section 1031 tenant-in-common interests (including those issued by programs sponsored by Behringer Harvard Holdings, LLC (“Behringer Harvard Holdings”), or its affiliates), or in entities that make similar investments.  We also may invest in real estate assets located outside of the United States.  Our investment strategy is designed to provide investors with an interest in a diversified portfolio of multifamily properties.

BHMF, Inc., our wholly owned subsidiary, is the sole general partner of Behringer Harvard Multifamily OP I LP (“Behringer Harvard Multifamily OP I”) and owns less than a 0.1% interest in Behringer Harvard Multifamily OP I.  BHMF Business Trust, our wholly owned subsidiary, is the sole limited partner and owns the more than 99.9% remaining interest in Behringer Harvard Multifamily OP I.  We intend to own our assets through Behringer Harvard Multifamily OP I and references to us will include Behringer Harvard Multifamily OP I unless otherwise indicated.

Our office is located at 15601 Dallas Parkway, Suite 600, Addison, Texas 75001.  Our toll-free telephone number is (866) 655-3600.

Our Advisor

Our external advisor is Behringer Harvard Multifamily Advisors I LP (“Behringer Harvard Multifamily Advisors I”), a Texas limited partnership formed in September 2006.  Our advisor is responsible for managing our day-to-day affairs and for identifying and acquiring investments on our behalf.

Our Management

We operate under the direction of our board of directors, the members of which are accountable to us and our stockholders as fiduciaries.  Our board of directors, including a majority of our independent directors, must approve each investment proposed by our advisor, as well as certain other matters set forth in our charter.  We have six members on our board of directors, four of whom are independent of our advisor and are responsible for reviewing our advisor’s performance.  Our directors are elected annually by our stockholders.   Although we have executive officers who manage our operations, we do not have any paid employees.

Our REIT Status

As a REIT, we generally will not be subject to federal income tax on income that we distribute to our stockholders.  Under the Internal Revenue Code, REITs are subject to numerous organizational and operational requirements, including a requirement that they distribute at least 90% of their taxable income, excluding income from operations or sales through a taxable REIT subsidiary, or TRS.  If we fail to qualify for taxation as a REIT in any year, our income for that year will be taxed at regular corporate rates, and we may be precluded from qualifying for treatment as a REIT for the four years following the year of our failure to qualify as a REIT.  Even if we qualify as a REIT for federal income tax purposes, we may still be subject to state and local taxes on our income and property and to federal income and excise taxes on our undistributed income.

Terms of the Offering

We are offering a maximum of 200,000,000 shares of our common stock to the public in our primary offering through Behringer Securities, our dealer manager and a registered broker-dealer affiliated with our advisor.  The shares are being offered at a price of $10.00 per share with discounts available to certain categories of purchasers.  We are also offering 50,000,000 shares for sale pursuant to our distribution reinvestment plan at a price of $9.50 per share.  We reserve the right to reallocate the shares of common stock registered in this offering between the primary offering and the distribution reinvestment plan.  The offering of our shares will terminate on or before September 2, 2010.  However, our board of directors may extend the offering an additional year.  If we extend the offering for another year and file another registration statement during the one-year extension in order to sell additional shares, we could continue to sell shares in this offering until the earlier of 180 days after the third anniversary of the effective date of this offering or the effective date of the subsequent registration statement.  If we decide to extend the primary offering beyond September 2, 2010, we will provide that information in a prospectus supplement.  If we file a subsequent registration statement, we could continue offering shares with the same or different terms and conditions.  Nothing in our organizational documents prohibits us from engaging in additional subsequent public offerings of our stock.  Our board of directors has the discretion to extend the offering period for the shares being sold pursuant to our distribution reinvestment plan beyond the sixth anniversary of the termination of the primary offering, in which case we will notify participants in the plan of such extension.  Our board of directors may terminate this offering at any time prior to the termination date.  This offering must be registered in every state in which we offer or sell shares.  Generally, such registrations are for a period of one year.  Thus, we may have to stop selling shares in any state in which the registration is not renewed annually.

We commenced a private offering to accredited investors on November 22, 2006 and terminated that offering on December 28, 2007.  We sold a total of approximately 14.2 million shares of common stock and raised a total of approximately $127.3 million in gross offering proceeds in the private offering.  Due to the proceeds raised in our private offering and our existing operations, there is no minimum number of shares that we must sell before accepting subscriptions in this offering.  We expect to admit stockholders on at least a monthly basis.

We have issued to our advisor 1,000 shares of our non-participating, non-voting, convertible stock.  The convertible stock is non-voting, is not entitled to any distributions and is a separate class of stock from the common stock to be issued in this offering.  Any reference in this prospectus to our “common stock” means the class of common stock offered hereby.  Any reference in this prospectus to our “convertible stock” means the class of non-participating, non-voting, convertible stock previously issued to our advisor.

Summary Risk Factors

An investment in our common stock is subject to significant risks that are described in more detail in the “Risk Factors” and “Conflicts of Interest” sections of this prospectus.  If we are unable to effectively manage the impact of these risks, we may not meet our investment objectives and, therefore, you may lose some or all of your investment.  The following is a summary of the risks that we believe are most relevant to an investment in shares of our common stock:

•                  There is no public trading market for our shares, and we cannot assure you that one will ever develop.  Until our shares are listed, if ever, you may not sell your shares unless the buyer meets the applicable suitability and minimum purchase standards.  Until our shares are publicly traded, you will have difficulty selling your shares, and even if you are able to sell your shares, you will likely have to sell them at a substantial discount.

•                  Our board of directors arbitrarily set the offering price of our shares of common stock for this offering, and this price bears no relationship to the book or net value of our assets or to our expected operating income.  To assist fiduciaries in discharging their obligations under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and to assist broker-dealers in connection with their obligations under applicable FINRA Rules, we intend to provide annual estimates of the current value of a share of our common stock.  For up to three full fiscal years after the later of this or any subsequent offering of our shares (though we may establish an estimated value per share sooner if required by any regulatory body or if necessary to assist broker-dealers who sell shares in this offering), we intend to use the offering price of shares in our most recent offering (other than offerings related to a distribution reinvestment plan, employee benefit plan or the redemption of interests in our operating partnership) as the estimated value of a share of our common stock (unless we have sold assets and made special distributions to stockholders of net proceeds from such sales, in which case the estimated value of a share of our common stock will equal the offering price less the amount of those special distributions constituting a return of capital).  This estimated value is not likely to reflect the proceeds you would receive upon our liquidation or upon the sale of your shares.  In addition, this per share valuation method is not designed to arrive at a valuation that is related to any individual or aggregated value estimates or appraisals of the value of our assets.

•                  There are risks associated with maintaining a high level of indebtedness.  Our charter permits indebtedness up to 300% of net assets; however, we may exceed that limit if approved by a majority of our independent directors.  High levels of indebtedness increase the risk of your investment and could hinder our ability to pay distributions to our stockholders or could decrease the value of your investment in the event that the income on or the value of the assets securing the debt falls.

•                  We may not qualify or remain qualified as a REIT for federal income tax purposes, which would subject us to the payment of tax on our income at corporate rates and reduce the amount of funds available for payment of distributions to our stockholders.

•                  To ensure that we continue to qualify as a REIT, our charter contains certain protective provisions, including a provision that prohibits any stockholder from owning more than 9.8% of our outstanding shares of common or preferred stock during any time that we are qualified as a REIT, unless exempted by our board of directors.  This restriction may discourage a change in control of our business that might have provided a premium price for our stockholders.

•                  We have a limited operating history and no established financing sources other than our offering proceeds.

•                  This is a “blind pool” offering because as of the date of this prospectus, we owned only a limited number of real estate-related assets, and we have not identified additional properties and real estate-related assets to acquire with a substantial portion of the proceeds from this offering.  You will not have the opportunity to evaluate our investments prior to our making them.  You must rely totally upon our advisor’s ability to select our investments.  The prior performance of real estate investment programs sponsored by affiliates of our advisor may not be an indication of our future results.

•                  We will pay significant fees to our advisor and its affiliates, some of which are payable based upon factors other than the quality of services provided to us.  These fees could influence our advisor’s advice to us as well as the judgment of affiliates of our advisor performing services for us.

•                  We may make investments through joint ventures.  Investments in joint ventures that own real estate development projects and real properties may involve risks otherwise not present when we purchase real properties directly. For example, our joint venture partner may file for bankruptcy protection, may have economic or business interests or goals that are inconsistent with our interests or goals or may take actions contrary to our instructions, requests, policies or objectives. Among other things, actions by a joint venture partner might subject real properties owned by the joint venture to liabilities greater than those contemplated by the terms of the joint venture or other adverse consequences.  These diverging interests could result in, among other things, exposing us to liabilities of the joint venture in excess of our proportionate share of these liabilities.  In addition, the fiduciary obligation that our sponsor or our board of directors may owe to our joint venture partner in the case of a transaction with an affiliate of our sponsor or advisor may make it more difficult for us to enforce our rights.

•                  We have and will continue to make investments in multifamily community development projects.  We may also invest some of the offering proceeds to acquire property for redevelopment or vacant land on which a multifamily community or other structure may be constructed.  Our multifamily development investments involve risks beyond those presented by stabilized income-producing real properties.  These risks include the developer’s ability to control construction costs, failure to perform, failure to develop or redevelop in conformity with plan specifications and timetables and failure to lease up the completed project on expected terms.  We may be subject to potential cost overruns and time delays for properties under construction or redevelopment.  Increased costs of newly constructed or redeveloped properties may reduce our returns to you, while construction delays may reduce or delay our ability to distribute cash to you.  As of the date of this prospectus, mezzanine loan investments in development projects represented a majority of our total assets.

•                  We have and will continue to invest in mezzanine loans originated for multifamily community development projects that take the form of subordinated loans secured by second mortgages on the underlying real property or by a pledge of the ownership interests of either the entity owning the real property or the entity that owns the interest in the entity owning the real property.  These types of loan investments for development projects involve a higher degree of risk than long-term senior mortgage loans because the investment may become unsecured as a result of foreclosure by the senior lender.  In the event of a bankruptcy of the entity providing the pledge of its ownership interests as security, we may not have full recourse to the assets of the entity, or the assets of the entity may not be sufficient to satisfy our mezzanine loan.  If a borrower defaults on our mezzanine loan or debt senior to our loan, or in the event of a borrower bankruptcy, our mezzanine loan will be satisfied only after the senior debt.  As a result, we may not recover some or all of our investment, which could have a negative impact on our ability to make distributions.  As of the date of this prospectus, mezzanine loan investments in development projects represented a majority of our total assets.

•                  Our ability to achieve our investment objectives and to make distributions depends on the performance of our advisor, which is responsible for our day-to-day management and the selection and acquisition of real estate properties, loans and other investments for our portfolio.  Our advisor and its affiliates are largely dependent on fee income from us and other Behringer Harvard-sponsored programs.  Current market disruptions could adversely affect such fee income.  If our advisor became unable to meet its obligations, we would likely suffer significant business disruptions.

•                  Current market disruptions may adversely affect our operating results and financial condition by adversely affecting the value of our investments and our ability to obtain financing on attractive terms, if at all.

•                  The number of multifamily investments that we will make and the diversification of those investments will be reduced to the extent that we sell less than the maximum primary offering of 200,000,000 shares.  If we do not sell a substantial amount of the offering, our investments may be limited and the return on your investment and the value of your investment may fluctuate more widely with the performance of those limited investments.  There is a greater risk that you will lose money in your investment if we cannot diversify our portfolio.

•                  We have made and may continue to make investments in multifamily development projects with common developers/guarantors, which increases our risks should a developer/guarantor become unable to meet its obligations to the senior construction lender, to us or to the other investors in these projects. As of March 31, 2009, Fairfield Residential, LLC and its affiliates (“Fairfield Residential”) served as a common developer/guarantor for three multifamily community developments in which we have invested. Our investments in these developments have been mezzanine loans and an equity investment. Our portion of these investments (which we have made through joint ventures) was collectively $33.8 million (20% of our total assets) as of March 31, 2009. Subsequent to the quarter ended March 31, 2009, we received the December 31, 2008 audited consolidated financial statements of Fairfield Residential. In the consolidated financial statements, the auditor expressed concern that Fairfield Residential might not be able to continue to operate as a going concern through the end of 2009. Because Fairfield Residential has guaranteed repayment of each of the senior construction loans that are funding construction of the Fairfield Projects, as well as completion of such projects, further deterioration in Fairfield Residential’s financial condition may give rise to an event of default under the senior construction loan agreements. If the senior construction lenders foreclose on the Fairfield Projects, we may lose the entire value of our loan and equity investments in these development projects.

•                  The multifamily or apartment community industry is highly competitive.  Competition from other apartment communities and the increased affordability of single-family homes could limit our ability to retain current or attract new residents and maintain or increase rents, which could adversely affect our profitability and returns to our stockholders.

•                  Until the proceeds from this offering are invested and generating cash flow from operating activities sufficient to fully fund distributions to our stockholders, some or all of our distributions have been and may continue to be paid from other sources, such as from the proceeds of this or other offerings, cash advances to us by our advisor, cash resulting from a deferral of asset management fees, and borrowings (including borrowings secured by our assets) in anticipation of future cash flow from operating activities, which may reduce the amount of capital we ultimately invest in assets, and negatively impact the return on your investment and the value of your investment.

•                  We expect to have little cash flow from operating activities available for distribution until we make substantial investments.  To the extent our investments are in multifamily development or redevelopment projects or in properties that have significant capital requirements, our ability to make distributions may be negatively impacted, especially during our early periods of operation.

•                  We may not successfully implement our exit strategy to list our shares of common stock or liquidate our assets within four to six years after the termination of this primary offering in which case investors may have to hold their investment for an indefinite period of time.

•                  Our advisor and its affiliates will face various conflicts of interest resulting from their activities, such as conflicts related to (i) allocating the purchase of properties and other assets between us and other Behringer Harvard-sponsored programs, especially Behringer Harvard Opportunity REIT II, which is currently raising capital and may invest in a range of opportunistic properties, including multifamily properties, and Behringer Harvard REIT II, a newly organized program that has filed a registration statement relating to an initial public offering and that may invest in a range of properties, including multifamily properties; (ii) any joint ventures, tenant-in-common investments or other co-ownership arrangements between us and any other Behringer Harvard-sponsored programs; and (iii) allocating time and effort among us and other Behringer Harvard-sponsored programs, including other public programs such as Behringer Harvard REIT I (which is also currently raising capital), Behringer Harvard Opportunity REIT I, Behringer Harvard Opportunity REIT II (which is also currently raising capital), Behringer Harvard Short-Term Opportunity Fund I, Behringer Harvard Mid-Term Value Enhancement Fund I and Behringer Harvard REIT II and numerous private programs.  These conflicts may not be resolved in our favor.

•                  Our advisor purchased 1,000 shares of our convertible stock for an aggregate purchase price of $1,000.  Under limited circumstances, these shares may be converted into shares of our common stock, resulting in dilution of our stockholders’ interest in us.  Generally, our convertible stock will convert into shares of common stock on one of two events.  First, it will convert if we have paid distributions to common stockholders such that aggregate distributions are equal to 100% of the price at which we sold our outstanding shares of common stock plus an amount sufficient to produce a 7% cumulative, non-compounded, annual return at that price.  Alternatively, the convertible stock will convert if we list our shares of common stock on a national securities exchange and, on the 31st trading day after listing, the value of our company based on the average trading price of our shares of common stock since the listing, plus prior distributions, combine to meet the same 7% return threshold for our common stockholders.  Our advisor and Mr. Behringer can influence whether and when our common stock is listed for trading on a national securities exchange or our assets are liquidated, and their interest in our convertible stock could influence their judgment with respect to listing or liquidation.

•                  Our investment strategy may result in a finding by the Internal Revenue Service that we have engaged in one or more “prohibited transactions” under provisions of the Internal Revenue Code related to dispositions of properties deemed to be inventory or otherwise held for sale in the ordinary course of our business.  This could cause all of the gain we realize from any such sale to be payable as a tax to the Internal Revenue Service, with none of such gain available for distribution to our stockholders.  Further, if we hold and sell one or more properties through TRSs, our return to stockholders would likely be diminished because the gain from any such sale would generally be subject to a corporate-level tax, thereby reducing the net proceeds from such sale available for distribution to our stockholders.  Moreover, if the ownership and sale of one of more of our properties by a TRS causes the value of our non-mortgage securities in our TRSs to exceed 25% of the value of all of our assets at the end of any calendar quarter, we may lose our status as a REIT.

•                  Real estate investments are subject to general downturns in the industry as well as downturns in specific geographic areas.  We cannot predict what the particular occupancy level will be in a particular multifamily community or whether mortgage or other real estate-related loan borrowers will remain solvent.  We also cannot predict the future value of multifamily communities and other real estate-related assets.  Accordingly, we cannot guarantee that you will receive cash distributions or appreciation of your investment.

•                  Any foreign investments we may make will be susceptible to risks associated with such investments, including changes in currency exchange rates, adverse political or economic developments, lack of uniform accounting standards and changes in foreign laws.

•                  You will not have preemptive rights as a stockholder; thus, any shares we issue in the future may dilute your interest in us.

•                  Each of our executive officers also serve as officers of our advisor, and certain of our executive officers also are officers of our property manager, our dealer manager and other entities affiliated with our advisor, including the advisors to and general partners of other Behringer Harvard-sponsored real estate programs; as a result, they face conflicts of interest relating to their duties to these other entities, including competing demands for their time.

Investment Objectives

Our overall investment objectives, in their relative order of importance are:

•                  to preserve and protect your capital investment;

•                  to realize growth in the value of our investments within four to six years of the termination of this offering;

•                  to generate distributable cash to our stockholders; and

•                  to enable you to realize a return on your investment by beginning the process of liquidating and distributing cash or listing our shares on a national securities exchange within four to six years of termination of this offering.

We cannot assure you that we will attain these investment objectives.  Pursuant to our advisory management agreement, and to the extent permitted by our charter, our advisor will be indemnified for claims relating to any failure to succeed in achieving these objectives.  See “Investment Objectives and Criteria” for a more complete description of our business and objectives.

Description of Investment Policy

We will seek to invest in high quality multifamily communities, though we reserve the right to acquire other types of properties and real estate-related assets.  These properties are expected to include conventional multifamily assets, such as mid-rise, high-rise and garden-style properties, and also to include student housing and age-restricted properties (typically requiring residents to be 55 or older).  Targeted communities include existing “core” properties that are already well positioned and producing rental income, as well as more opportunistic properties in various phases of development, redevelopment or in need of repositioning.  We may also invest in entities that make similar investments.  We also intend to invest in real estate by investing in or originating first, second, third and wraparound mortgages, bridge, mezzanine, construction and other loans in multifamily assets.  As of the date of this prospectus, we have identified real estate-related assets relating to ten specific properties to be funded, in part, with the proceeds of this offering.  Our portfolio additions will depend on which opportunities are deemed the most attractive over the length of the offering, which we cannot accurately predict at this time.

Although we intend to primarily invest in real estate assets located in the United States, in the future, we may make investments in real estate assets located outside the United States.  As of the date of this prospectus, we have not made any international investments.  We will not make international investments until one of our independent directors has at least three years of relevant experience acquiring and managing such international investments.  As of March 2009, all of our non-independent directors have such experience.  In addition, as of the date of this prospectus, we are considering candidates with international investment experience to serve as an additional independent director.

We will generally purchase high quality multifamily core properties that are newly constructed or substantially renovated within the past 10 years at the time of acquisition that include approximately 100 to 500 units.  We expect to engage in single-asset transactions valued from $10 million to $200 million, and portfolio transactions of any size.  We may purchase any type of residential property.

In addition we may invest in commercial real estate and real estate-related securities, including securities issued by other real estate companies, either for investment or in change-of-control transactions, completed on a negotiated basis or otherwise.  We also may invest in Section 1031 tenant-in-common interests, certain real estate-related securities or in entities that make investments similar to the foregoing.

All directly owned real estate properties may be acquired, developed and operated by us alone or jointly with another party.  We are likely to enter into one or more joint ventures, tenant-in-common investments or other co-ownership arrangements for the acquisition, development or improvement of properties with third parties or certain affiliates of our advisor, including other present and future REITs and real estate limited partnerships sponsored by affiliates of our advisor.  We also may serve as lender to, or acquire interests in or securities issued by, these joint ventures, tenant-in-common investments or other joint venture arrangements or other Behringer Harvard-sponsored programs.

As part of our long-term investment strategy, we have made many of our real estate investments by acquiring (through a joint venture with a co-investment partner) mortgage, mezzanine or other loans or equity interests in multifamily development projects.  As of the date of this prospectus, mezzanine loan investments in development projects represent a significant majority of our total assets.  We have structured these loans primarily with the view of becoming an equity owner upon completion of the development.  We believe that this strategy can lead to higher returns and a higher-quality portfolio over the long term.

As part of the long-term investment strategy, we will limit our investments outside of equity or debt interests in real estate for which multifamily use is not the largest portion, or that is not intended to meet such test through development, redevelopment or repositioning that is planned in good faith to commence within two years of the date of the investment, to not more than 25% of the aggregate offering.

Joint Venture with Dutch Foundation

On May 7, 2007, affiliates of our advisor agreed to an investment arrangement (the “Master Co-Investment Arrangement”) with Stichting Pensioenfonds Zorg en Welzijn, a Dutch foundation (“PGGM”).  PGGM is a Dutch pension fund subject to supervision and regulation by the Dutch central bank.  PGGM serves approximately two million families of healthcare and social workers, with approximately $90.2 billion in pension assets  (based on the assets as of March 31, 2009 reported in PGGM’s first quarter report for 2009 and the U.S. Dollar/Euro exchange rate as of March 31, 2009) and investing in the Netherlands and abroad in equities, fixed-interest securities, real estate, private equity and commodities.

Under arrangements managed by Behringer Harvard Institutional GP LP, a Texas limited partnership (“Institutional GP”), which is an affiliate of our advisor and is indirectly wholly owned by our sponsor, we have entered into, and it is intended that we will continue to enter into, a series of co-investment agreements with Behringer Harvard Master Partnership I LP, a Delaware limited partnership (the “BHMP CO-Investment Partner”) for the purposes of forming and operating joint venture entities (“BHMP CO-JVs”) that will own interests in subsidiaries that elect to qualify as real estate investment trusts (each, a “Subsidiary REIT”) and make investments in to-be-developed multifamily communities or newly constructed multifamily communities that have not yet reached stabilization, other than residential properties for assisted living, student housing or senior housing.

Each individual operating property or development project has established one or more separate legal entities for the sole purpose of obtaining legally separated financing, investments in and holding its respective operating property or development project.  The collective group of each operating property’s or development project’s separate legal entities is referred to herein as a “Property Entity.”  Each Property Entity has been legally separated and is not co-mingled or cross-collateralized with any other Property Entity; however, we refer to the collective group herein as the “Property Entities.”  PGGM requires that each investment in a Property Entity be made through a Subsidiary REIT in order to obtain certain tax treatment as a foreign investor in the United States.

The BHMP CO-Investment Partner is owned (i) 99% by PGGM, which serves as the limited partner of the BHMP CO-Investment Partner, and (ii) 1% by Institutional GP, which serves as the general partner of the BHMP CO-Investment Partner.  Under the agreement, our sponsor or one of its affiliates will generally provide 55% of the capital for each investment, and our BHMP CO-Investment Partner, which is 99% owned by PGGM and 1% indirectly wholly owned by our sponsor, will provide 45% of the capital for each investment.  Generally, our co-investment ownership with our BHMP CO-Investment Partner will incorporate a subsidiary REIT structure to acquire the multifamily development project investment.  PGGM has committed to invest up to $200 million under this arrangement and may increase its commitment to $300 million at any time prior to November 9, 2011.  As of December 31, 2008, PGGM had committed approximately $85.2 million under this arrangement to existing projects.  The master co-investment arrangement is intended to allow for co-investments with any Behringer Harvard-sponsored program; however, because of our investment objectives, we believe that we are the most likely Behringer Harvard-sponsored program to co-invest with the BHMP CO-Investment Partner.  We have committed to invest up to $247 million to projects approved by our board of directors and expect that we will generally provide the 55% of the capital for each such investment that is required from an affiliate of our sponsor.  In addition, we have agreed to increase this commitment to $370 million if PGGM were to increase its capital commitment to the BHMP CO-Investment Partner to $300 million.  Until PGGM has reached its $200 million commitment, PGGM has a right of first refusal to co-invest in multifamily-development investments of the type targeted by the master co-investment arrangement that are made by our sponsor or its affiliates.  This arrangement makes it unlikely that we will pursue on our own multifamily-development investment opportunities of the type targeted by the master co-investment arrangement until the capital commitment of PGGM has been substantially invested.  As general partner, Institutional GP generally has control over the affairs of the BHMP CO-Investment Partner, except for certain major matters requiring the consent of PGGM.  PGGM has the right to remove the general partner for cause and appoint a successor.

In PGGM’s quarterly report for the first quarter of 2009, PGGM reported a 4.5% loss on its investments as a result of the current global recession.  This loss resulted in a cover ratio (i.e. assets divided by liabilities) of 89% at the end of the first quarter, compared with a cover ratio of 92% at the end of the fourth quarter of 2008.  It is our understanding that negative performance by PGGM, including deficits in its cover ratio, could cause the Dutch central bank to intervene in its investment decisions, including those with respect to our co-investments.  Regardless of these concerns, through March 31, 2009, PGGM has honored all of its obligations to contribute capital described below, and PGGM has given us no reason to question its intention to continue to honor its obligations in the future.  Further, PGGM has indicated that it may increase its commitment to invest with us from $200 million to $300 million.  For more information regarding co-investments with our BHMP CO-Investment Partner, please see “Investment Objectives and Criteria—Acquisition and Investment Policies—Joint Venture Investments.”

Estimated Use of Proceeds of this Offering

The following table sets forth information about how we intend to use the proceeds raised in this offering, assuming that we sell (1) 50% of the primary offering, or 100,000,000 shares, (2) the maximum primary offering, or 200,000,000 shares and (3) the maximum distribution reinvestment plan offering, or 50,000,000 shares. We reserve the right to reallocate the shares of common stock we are offering between the primary offering and the distribution reinvestment plan. Many of the figures set forth below represent management’s best estimate because they cannot be precisely calculated at this time. Assuming no shares are reallocated from our distribution reinvestment plan to our primary offering and the maximum offering amount of $2,475,000,000 is raised, we expect to use up to approximately 91.1% of the gross proceeds raised in this offering (89.0% with respect to gross proceeds from our primary offering and 100% with respect to gross proceeds from our distribution reinvestment plan) for investment in real estate, loans and other investments, paying acquisition fees and expenses incurred in making such investments and for any capital reserves we may establish. We expect to use up to approximately 89.0% of the gross proceeds if no shares are reallocated from our distribution reinvestment plan to our primary offering and the maximum offering is raised (87.0% with respect to gross proceeds from our primary offering and 97.7% with respect to gross proceeds from our distribution reinvestment plan) to make investments in multifamily properties, mortgage, bridge or mezzanine loans and other investments and to use approximately 2.1% of the gross proceeds for establishment of capital reserves and payment of acquisition fees and expenses related to the selection and acquisition of our investments, assuming no debt financing fee (2.0% with respect to gross proceeds from our primary offering and 2.3% with respect to gross proceeds from our distribution reinvestment plan). The remaining gross proceeds from the offering, up to 8.9% if no shares are reallocated from our distribution reinvestment plan to our primary offering and the maximum offering is raised (up to 11.0% with respect to gross proceeds from our primary offering and 0.0% with respect to gross proceeds from our distribution reinvestment plan), will be used to pay selling commissions, dealer manager fees and other organization and offering costs. Our charter limits acquisition fees and expenses to 6% of the purchase price of properties or 6% of the funds advanced in the case of mortgage, bridge or mezzanine loans or other investments. Our total organization and offering expenses may not exceed 15% of gross proceeds from the offering. The amount available for investment will be less to the extent that we use proceeds from our distribution reinvestment plan to fund redemptions under our share redemption program or to fund distributions to stockholders. See “Distribution Policy” in this prospectus and the “Distributions” disclosure in our supplement to this prospectus. The proceeds of this offering will be received and held in trust for the benefit of investors to be used only for the purposes set forth herein and in the “Estimated Use of Proceeds” section of this prospectus.

	50% PRIMARY OFFERING OF 100,000,000 SHARES		MAXIMUM PRIMARY OFFERING OF 200,000,000 SHARES		MAXIMUM DISTRIBUTION REINVESTMENT PLAN OFFERING OF 50,000,000 SHARES
	Amount	Percent	Amount	Percent	Amount	Percent

Gross Offering Proceeds	$1,000,000,000	100.0%	$2,000,000,000	100.0%	$475,000,000	100.0%
Less Offering Expenses:
Selling Commissions and Dealer Manager Fee	95,000,000	9.5	190,000,000	9.5	—	—
Organization and Offering Expenses	15,000,000	1.5	30,000,000	1.5	—	—
Amount Available for Investment	890,000,000	89.0	1,780,000,000	89.0	475,000,000	100.0
Acquisition and Development Expenses:
Acquisition and Advisory Fees	15,217,000	1.5	30,435,000	1.5	8,122,000	1.7
Acquisition Expenses	4,348,000	0.4	8,696,000	0.4	2,320,000	0.5
Initial Capital Reserve	870,000	0.1	1,739,000	0.1	464,000	0.1
Amount Estimated to Be Invested	$869,565,000	87.0%	$1,739,130,000	87.0%	$464,094,000	97.7%

Borrowing Policy

There is no limitation on the amount we may invest in any single property or other asset or on the amount we can borrow for the purchase of any individual property or other investment. Under our charter, the maximum amount of our indebtedness shall not exceed 300% of our “net assets” (as defined by the Statement of Policy Regarding Real Estate Investment Trusts adopted by the North American Securities Administrators Association on May 7, 2007 (the “NASAA REIT Guidelines”)) as of the date of any borrowing; however, we may exceed that limit if approved by a majority of our independent directors. In addition to our charter limitation and indebtedness target, our board has adopted a policy to generally limit our aggregate borrowings to approximately 75% of the aggregate value of our assets, unless substantial justification exists that borrowing a greater amount is in our best interests. Our policy limitation, however, does not apply to individual real estate assets and only will apply once we have ceased raising capital under this or any subsequent offering and invested substantially all of our capital. As a result, we expect to borrow more than 75% of the contract purchase price of a particular real estate asset we acquire, to the extent our board of directors determines that borrowing these amounts is prudent. Following the investment of the proceeds to be raised in this primary offering, we will seek a long-term leverage ratio of approximately 60% upon stabilization of the aggregate value of our assets. Our board of directors must review our aggregate borrowings at least quarterly. We have not established any financing sources at this time. See “Investment Objectives and Criteria—Borrowing Policies” for a more detailed discussion of our borrowing policies.

Distribution Policy

In order to qualify as a REIT, we are required to distribute at least 90% of our annual REIT taxable income to our stockholders. Until we generate sufficient cash flow from operating activities to fully fund the payment of distributions, some or all of our distributions will be paid from other sources. As of the date of this prospectus, our distributions were partially funded from cash flow from operating activities and the remainder from offering proceeds. In addition, to the extent our investments are in development or redevelopment projects or in properties that have significant capital requirements, our ability to make distributions may be negatively impacted, especially during our early periods of operation. As development projects are completed and begin to generate income, we expect to have additional funds available to distribute to you. We cannot assure you as to when we will begin to generate sufficient cash flow solely from operating activities to make distributions.

Distributions have and will continue to be authorized at the discretion of our board of directors, based on its analysis of our performance over the previous period, expectations of performance for future periods, including actual and anticipated cash flow from operating activities, changes in market capitalization rates for investments suitable for our portfolio, capital expenditure needs, general financial condition and other factors that our board of directors deem relevant. The board’s discretion will be influenced, in substantial part, by its obligation to cause us to comply with the REIT requirements. Because we may receive income from interest or rents at various times during our fiscal year, distributions may not reflect our income earned in that particular distribution period but may be paid in anticipation of cash flow that we expect to receive during a later period or of receiving funds in an attempt to make distributions relatively uniform. Our board of directors currently declares distributions on a monthly or quarterly basis, portions of which are paid on a monthly basis. Monthly distributions are paid based on daily record dates so our investors will be entitled to be paid distributions beginning on the day they purchase shares.

Many of the factors that can affect the availability and timing of cash distributions to stockholders are beyond our control, and a change in any one factor could adversely affect our ability to pay future distributions. There can be no assurance that future cash flow from operating activities will support paying our currently established distributions or maintaining distributions at any particular level or at all. Please refer to one or more of our supplements to this prospectus for the most recent distribution declaration and payment information.

Conflicts of Interest

Our advisor and its executive officers will experience conflicts of interest in connection with the management of our business affairs, including the following:

•                  Our advisor and its affiliates, including our executive officers, have to allocate their time between us and the other Behringer Harvard-sponsored programs in which they are involved, including (x) other public programs such as Behringer Harvard REIT I, Behringer Harvard Opportunity REIT I, Behringer Harvard Opportunity REIT II (which is also currently raising capital), Behringer Harvard Short-Term Opportunity Fund I, and Behringer Harvard Mid-Term Value Enhancement Fund I, (y) Behringer Harvard REIT II, a newly organized program that has filed a registration statement with the SEC relating to an initial public offering, but has not yet been declared effective, and (z) numerous private programs.

•                  The executive officers of Behringer Harvard Multifamily Advisors I and its affiliates advise or serve as general partners to other Behringer Harvard-sponsored programs and they must determine which Behringer Harvard-sponsored program or other entity should purchase any particular property, make or purchase any particular loan or mortgage or make any other investment, or enter into a joint venture, tenant-in-common investment or other co-ownership arrangement for the acquisition or development of specific properties or other real estate-related assets. In particular, Behringer Harvard Opportunity REIT II is currently raising capital and may invest in a range of opportunistic properties, including multifamily properties.

•                  We may compete with other Behringer Harvard-sponsored programs and properties owned by officers and other personnel of our advisor, including programs for which our advisor’s affiliates serve as advisor or general partner, for the same residents in negotiating leases, for the same buyers when selling similar properties or real estate-related assets at the same time and for the same investors when raising capital. As of the date of this prospectus, we expect to compete with Behringer Harvard Opportunity REIT II and Behringer Harvard REIT II, for publicly raised equity through the same dealer manager and many of the same participating broker-dealers.

•                  Our advisor and its affiliates receive fees in connection with transactions involving the purchase, management and sale of our investments regardless of the quality of the services provided to us.

•                  We have issued 1,000 shares of our convertible stock to our advisor for an aggregate purchase price of $1,000. Under limited circumstances, these shares of convertible stock may be converted into shares of our common stock, thereby resulting in dilution of our stockholders’ interest in us. The possibility of this conversion may influence our advisor’s judgment when recommending the timing of listing or liquidating.

•                  We may seek stockholder approval to internalize our management by acquiring assets and personnel from our advisor for consideration that would be negotiated at that time. The payment of such consideration could result in dilution of your interest in us and could reduce the net income per share and funds from operations per share attributable to your investment. Additionally, in an internalization transaction, members of our advisor’s management that become our employees might receive more compensation than they receive from our advisor. These possibilities may provide incentives to our advisor to pursue an internalization transaction. Although pursuing an internalization would be a breach of our advisor’s fiduciary obligations set forth by our charter if another strategy would be in our best interest, you should be aware that our structure may create incentives to pursue such a transaction.

•                  Our sponsor has entered into a master co-investment agreement for multifamily-development projects. In connection with the agreement, our sponsor made certain undertakings to make and share, through it or its affiliates, multifamily-development investments of the type targeted by the master co-investment arrangement until PGGM’s $200 million capital commitment has been substantially invested. These undertakings make it unlikely that we will pursue on our own multifamily-development investment opportunities of the type targeted by the master co-investment arrangement until the capital commitment of PGGM has been substantially invested. PGGM has committed to invest up to $200 million under this arrangement and may increase its commitment to $300 million at any time prior to November 9, 2011. As of December 31, 2008, PGGM had committed approximately $85.2 million under this arrangement to existing projects.

For a detailed discussion of the various conflicts of interest relating to your investment, as well as the procedures that we have established to resolve or mitigate a number of these potential conflicts, see “Conflicts of Interest.”

Organizational Structure

The following chart shows the ownership structure of the various Behringer Harvard entities that are affiliated with us or our advisor. The address of the executive offices of each of the listed Behringer Harvard entities is 15601 Dallas Parkway, Suite 600, Addison, Texas 75001. We do not maintain our own web site, but information regarding Behringer Harvard entities is available at www.behringerharvard.com.

(1)                                  Robert M. Behringer, our Chairman of the Board, controls the disposition of approximately 40% of the outstanding limited liability company interests and the voting of 85% of the outstanding limited liability company interests in Behringer Harvard Holdings.

(2)                                  Behringer Harvard Holdings owns 100% of the outstanding limited liability company interests each in Behringer Harvard Partners, LLC (“Behringer Harvard Partners”) and IMS, LLC.

(3)                                  Behringer Harvard Partners is the 99.9% owner and the sole limited partner of each of Behringer Harvard Multifamily Advisors I, our advisor and Behringer Securities LP (“Behringer Securities”), our dealer manager. Harvard Property Trust, LLC (“Harvard Property Trust,”) a wholly owned subsidiary of Behringer Harvard Holdings, is the owner of the remaining 0.1% interest in and the sole general partner of each of Behringer Harvard Multifamily Advisors I and Behringer Securities. IMS, LLC is the sole manager and member of Behringer Harvard Multifamily Management Services, LLC (“BHM Management”), our property manager.

(4)                                  As of the date of this prospectus, Behringer Harvard Holdings owns 24,969 shares of our issued and outstanding shares of our common stock. Behringer Harvard Multifamily Advisors I owns all of the 1,000 issued and outstanding shares of our convertible stock.

(5)                                  We own 100% of the issued and outstanding shares of common stock of BHMF, Inc. and 100% of the beneficial interests in BHMF Business Trust.

(6)                                  BHMF, Inc. currently is the sole general partner and owns a less than 0.1% interest in Behringer Harvard Multifamily OP I, our operating partnership. BHMF Business Trust is the sole limited partner and owner of the more than 99.9% remaining interest in Behringer Harvard Multifamily OP I.

Behringer Harvard Multifamily OP I

Behringer Harvard Multifamily OP I was formed in October 2006 to acquire, own and operate properties on our behalf. Because we plan to conduct substantially all of our operations through Behringer Harvard Multifamily OP I, we are considered an “UPREIT.” UPREIT stands for “Umbrella Partnership Real Estate Investment Trust.” The UPREIT structure is used because a sale of property directly to the REIT is generally a taxable transaction to the selling property owner. In an UPREIT structure, a seller of a property who desires to defer taxable gain on the sale of his property may be able to transfer the property to the UPREIT in exchange for limited partnership units in the UPREIT and defer taxation of gain until the seller later sells or exchanges his or her UPREIT units. Using an UPREIT structure may provide us with an advantage in acquiring desired properties from persons who may not otherwise sell their properties because of unfavorable tax results. At present, we have no plans to acquire any specific properties in exchange for units of Behringer Harvard Multifamily OP I. The holders of units in Behringer Harvard Multifamily OP I may have their units exchanged for cash or shares of our common stock under certain circumstances described in the section of this prospectus captioned “The Operating Partnership Agreement.”

Prior Offering Summary

Our REIT commenced a private offering to accredited investors on November 22, 2006 and terminated that offering on December 28, 2007. We sold a total of approximately 14.2 million shares of common stock and raised a total of approximately $127.3 million in gross offering proceeds in the private offering. In addition to sponsoring us, Robert M. Behringer, our founder and Chairman of the Board, has recently sponsored the following programs through Behringer Harvard Holdings: four publicly offered REITs, Behringer Harvard REIT I, Behringer Harvard Opportunity REIT I, Behringer Harvard Opportunity REIT II and Behringer Harvard REIT II (the latter of which is in registration with the SEC, but has not yet commenced its initial public offering); two publicly offered real estate limited partnerships, Behringer Harvard Short-Term Opportunity Fund I and Behringer Harvard Mid-Term Value Enhancement Fund I; nine private offerings of tenant-in-common interests; and two privately offered real estate limited partnerships, Behringer Harvard Strategic Opportunity Fund I and Behringer Harvard Strategic Opportunity Fund II. During the 15 years prior to founding Behringer Harvard, Mr. Behringer sponsored an additional 29 privately offered real estate programs, consisting of 28 single-asset, real estate limited partnerships and a REIT, Harvard Property Trust, Inc. As of December 31, 2008, Mr. Behringer had sponsored private and public real estate programs that have raised approximately $4.2 billion from approximately 107,000 investors in the foregoing real estate programs. A discussion of the prior real estate programs sponsored by Mr. Behringer, including a discussion of adverse business developments affecting certain programs, and certain statistical data relating to such programs with investment objectives similar to ours is provided in the Prior Performance Summary and Prior Performance Tables contained in our Form 8-K filed on May 8, 2009 and incorporated by reference into this prospectus. The prior performance of the programs previously sponsored by Mr. Behringer is not necessarily indicative of the results that we will achieve. Therefore, you should not assume that you will experience returns, if any, comparable to those experienced by investors in such prior real estate programs.

Compensation to Our Advisor and Its Affiliates

The following table summarizes and discloses all of the compensation and fees, including reimbursement of expenses, to be paid by us to Behringer Harvard Multifamily Advisors I, Behringer Securities and their affiliates, during the various phases of our organization and operation. The estimated maximum dollar amounts are based on the sale of a maximum of 200,000,000 shares to the public at $10.00 per share in our primary offering. We reserve the right to reallocate the shares of common stock we are offering between the primary offering and the distribution reinvestment plan. Offering-stage compensation relates only to this primary offering, as opposed to any subsequent offerings. All or a portion of the selling commissions will not be charged with regard to shares sold to certain categories of purchasers and for sales eligible for volume discounts and, in limited circumstances, the dealer manager fee may be reduced with respect to certain purchases.

Type of Compensation — To Whom Paid	Form of Compensation	Estimated Maximum Dollar Amount

	Offering Stage

Selling Commissions — Behringer Securities	Up to 7% of gross offering proceeds before reallowance of selling commissions earned by participating broker-dealers. Behringer Securities will reallow 100% of selling commissions earned to participating broker-dealers. No selling commissions are paid for sales under the distribution reinvestment plan.	$140,000,000

Dealer Manager Fee — Behringer Securities

Up to 2.5% of gross offering proceeds before reallowance to participating broker-dealers. Pursuant to separately negotiated agreements, Behringer Securities may reallow a portion of its dealer manager fee in an aggregate amount up to 2% of gross offering proceeds to broker-dealers participating in the offering; provided, however, that Behringer Securities may reallow, in the aggregate, no more than 1.5% of gross offering proceeds for marketing fees and expenses, conference fees and non-itemized, non-invoiced due diligence efforts and no more than 0.5% of gross offering proceeds for out-of-pocket and bona fide, separately invoiced due diligence expenses incurred as fees, costs or other expenses from third parties. No dealer manager fees are paid for sales under the distribution reinvestment plan.

		$50,000,000

Reimbursement of Other Organization and Offering Expenses — Behringer Harvard Multifamily Advisors I or its affiliates

With respect to our primary offering, we reimburse our advisor for organization and offering expenses that it incurs on our behalf (other than selling commissions and the dealer manager fee). At the conclusion of our primary offering, our advisor and its affiliates will be responsible for the payment of organization and offering expenses related to our primary offering (other than selling commissions and the dealer manager fee) to the extent they exceed 1.5% of gross offering proceeds from the primary offering. We may reimburse our advisor for certain expenses, costs of salaries and benefits of persons employed by our advisor and/or its affiliates performing advisory services relating to our offering. Under no circumstances may our total organization and offering expenses (including selling commissions and dealer manager fees) exceed 15% of the gross proceeds from the offering.

		$30,000,000

	Acquisition and Development Stage

Acquisition and Advisory Fees — Behringer Harvard Multifamily Advisors I or its affiliates

1.75% of the funds paid or budgeted in respect of the purchase, development, construction or improvement of each asset we acquire, including any debt attributable to these assets, and 1.75% of the funds advanced in respect of a loan or other investment.

		$30,435,000 (assuming no debt financing to purchase assets). $120,826,000 (assuming debt financing equal to 75% of the aggregate value of our assets).

Acquisition Expenses — Behringer Harvard Multifamily	Our advisor or its affiliates receive a non-accountable acquisition expense reimbursement in the amount of 0.25% of the funds paid for purchasing an asset,	Actual amounts cannot be determined at the present time.

Type of Compensation — To Whom Paid	Form of Compensation	Estimated Maximum Dollar Amount

Advisors I or its affiliates

including any debt attributable to the asset, plus 0.25% of the funds budgeted for development, construction or improvement in the case of assets that we acquire and intend to develop, construct or improve. Our advisor or its affiliates also receive a non-accountable acquisition expense reimbursement in the amount of 0.25% of the funds advanced in respect of a loan or other investment. We also pay third parties, or reimburse the advisor or its affiliates, for any investment-related expenses due to third parties in the case of a completed investment, including, but not limited to, legal fees and expenses, travel and communications expenses, costs of appraisals, accounting fees and expenses, third-party brokerage or finder’s fees, title insurance, premium expenses and other closing costs. Our advisor is responsible for paying all of the expenses it incurs associated with persons employed by the advisor to the extent dedicated to making investments for us, such as wages and benefits of the investment personnel. Our advisor is also responsible for paying all of the investment-related expenses that we or our advisor incurs that are due to third parties with respect to investments we do not make.

Debt Financing Fee — Behringer Harvard Multifamily Advisors I or its affiliates

1% of the amount available under any loan or line of credit made available to us, including mortgage debt and loans assumed by us in connection with any acquisition. The advisor uses some or all of this amount to reimburse third parties with whom it subcontracts to coordinate financing for us.

Actual amounts are dependent upon the amount of any debt financed and therefore cannot be determined at the present time. If we utilize leverage equal to 75% of the aggregate value of our assets, the fees would be $53,400,000.

Development Fee — Behringer Development

We pay a development fee in an amount that is usual and customary for comparable services rendered to similar projects in the geographic market of the project; provided, however, we do not pay a development fee to an affiliate of our advisor if our advisor or any of its affiliates elects to receive an acquisition and advisory fee based on the cost of such development. Development fees may be paid for the packaging of a development project, including services such as the negotiation and approval of plans, assistance in obtaining zoning and necessary variances and financing for a specific property.

Actual amounts are dependent upon usual and customary development fees for specific projects and therefore the amount cannot be determined at the present time.

Operational Stage

Property Management Fees — BHM Management or its affiliates

Property management fees equal to 3.75% of gross revenues of the properties managed by our property manager. Our property manager’s engagement does not commence with respect to any particular project until we, in our sole discretion, have the ability to appoint or hire our property manager. In the event that we contract

Actual amounts are dependent upon gross revenues of specific properties and actual management fees or property management

Type of Compensation — To Whom Paid	Form of Compensation	Estimated Maximum Dollar Amount

directly with a non-affiliated third-party property manager in respect of a property, we pay our property manager an oversight fee equal to 0.5% of gross revenues of the property managed. In no event do we pay both a property management fee and an oversight fee to our property manager with respect to any particular property. Our property manager may subcontract some or all of the performance of its property management duties to third parties, in which case our property manager uses the property management fees as reimbursement for the cost of subcontracting its property management responsibilities. Other third-party charges, including fees and expenses of apartment locators and of third-party accountants, are reimbursed by us to our property manager or its subcontractors. We reimburse the costs and expenses incurred by our property manager on our behalf, including the wages and salaries and other employee-related expenses of all on-site employees of our property manager or its subcontractors who are engaged in the operation, management, maintenance or access control of our properties, including taxes, insurance and benefits relating to such employees, and legal, travel and other out-of-pocket expenses that are directly related to the management of specific properties.

fees and therefore cannot be determined at the present time.

Asset Management Fee — Behringer Harvard Multifamily Advisors I or its affiliates

Monthly fee equal to one-twelfth of 0.75% of the sum of the higher of the cost or value of each asset, where cost equals the amount actually paid or budgeted (excluding acquisition fees and expenses) in respect of the purchase, development, construction or improvement of an asset, including the amount of any debt attributable to the asset (including debt encumbering the asset after its acquisition) and where the value of an asset is the value established by the most recent independent valuation report, if available, without reduction for depreciation, bad debts or other non-cash reserves. The asset management fee is based only on the portion of the cost or value attributable to our investment in an asset if we do not own all or a majority of an asset, do not manage or control the asset, and did not or do not provide substantial services in the acquisition, development or management of the asset.

Actual amounts are dependent upon aggregate asset value and therefore cannot be determined at the present time.

Subordinated Disposition Fee — Behringer Harvard Multifamily Advisors I or its affiliates

If our advisor provides a substantial amount of services, as determined by our independent directors, in connection with the sale of one or more assets, it receives (subject to satisfaction of the condition set forth below) a subordinated disposition fee equal to the lesser of: (A) one-half of the aggregate brokerage commission paid (including the subordinated disposition fee) or, if none is paid, the amount that customarily would be paid, or (B) 3% of the sales price of each property or asset sold, upon satisfaction of the condition that our stockholders have first received distributions equal to or greater than the aggregate capital contributions made by

Actual amounts are dependent upon the sales price of specific properties and therefore cannot be determined at the present time.

Type of Compensation — To Whom Paid	Form of Compensation	Estimated Maximum Dollar Amount

stockholders plus a 7% cumulative, non-compounded, annual return on such capital contributions. Subordinated disposition fees relative to asset sales made prior to the satisfaction of the above condition are reflected as a contingent liability of our company, which are earned and paid when the above condition has been satisfied, if ever. The stated annual return is a benchmark for determining incentive arrangements and there is no assurance that the annual return will be as stated.

Common Stock Issuable Upon Conversion of Convertible Stock — Behringer Harvard Multifamily Advisors I

Our convertible stock will convert into shares of common stock on one of two events. First, it will convert if we have paid distributions to common stockholders such that aggregate distributions are equal to 100% of the price at which we sold our outstanding shares of common stock plus an amount sufficient to produce a 7% cumulative, non-compounded, annual return at that price. Alternatively, the convertible stock will convert if we list our shares of common stock on a national securities exchange and, on the 31st trading day after listing, the value of our company based on the average trading price of our shares of common stock since the listing, plus prior distributions, combine to meet the same 7% return threshold for our common stockholders. Each of these two events is a “Triggering Event.” Upon a Triggering Event, our convertible stock will, unless our advisory management agreement with Behringer Harvard Multifamily Advisors I, our advisor, has been terminated or not renewed on account of a material breach by our advisor, generally convert into shares of common stock with a value equal to 15% of the excess of the value of the company plus the aggregate value of distributions paid to date on the then outstanding shares of our common stock over the aggregate issue price of those outstanding shares plus a 7% cumulative, non-compounded, annual return on the issue price of those outstanding shares. However, if our advisory management agreement with our advisor expires without renewal or is terminated (other than because of a material breach by our advisor) prior to a Triggering Event, then upon a Triggering Event the holder of the convertible stock will be entitled to a prorated portion of the number of shares of common stock determined by the foregoing calculation, where such proration is based on the percentage of time that we were advised by our advisor.

Actual amounts depend on the value of our company at the time the convertible stock converts or becomes convertible and therefore cannot be determined at the present time.

Type of Compensation — To Whom Paid	Form of Compensation	Estimated Maximum Dollar Amount

Operating Expenses — Behringer Harvard Multifamily Advisors I

We reimburse our advisor for all expenses paid or incurred by our advisor in connection with the services provided to us, subject to the limitation that we do not reimburse our advisor for any amount by which our operating expenses (including the asset management fee) at the end of the four preceding fiscal quarters exceeds the greater of: (A) 2% of our average invested assets, or (B) 25% of our net income determined without reduction for any additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of our assets for that period. Notwithstanding the above, we may reimburse our advisor for expenses in excess of this limitation if a majority of the independent directors determines that such excess expenses are justified based on unusual and non-recurring factors. We do not reimburse our advisor or its affiliates for personnel employment costs incurred by our advisor or its affiliates in performing services under the advisory management agreement to the extent that such employees perform services for which the advisor receives a separate fee.

Actual amounts are dependent upon expenses paid or incurred and therefore cannot be determined at the present time.

There are many additional conditions and restrictions on the amount of compensation our advisor and its affiliates may receive. There are also some smaller items of compensation and expense reimbursements that our advisor may receive. For a more detailed explanation of the fees and expenses payable to our advisor and its affiliates, see “Estimated Use of Proceeds” and “Management—Management Compensation.”

Our charter and the NASAA REIT Guidelines limit the amount of acquisition fees and acquisition expenses we can incur to a total of 6% of the contract purchase price of a property or, in the case of a mortgage, bridge or mezzanine loan or other investment, to 6% of the funds advanced. This limit may only be exceeded if a majority of the board of directors, including a majority of our independent directors, approves the fees and expenses and find the transaction to be commercially competitive, fair and reasonable to us.

Listing or Liquidation

Depending upon then-prevailing market conditions, we intend to begin to consider the process of listing or liquidation within four to six years after the termination of this primary offering. If we have not begun the process to list our shares for trading on a national securities exchange or to liquidate at any time after the sixth anniversary of the termination of this primary offering, unless such date is extended by our board of directors including a majority of our independent directors, we will furnish a proxy statement to stockholders to vote on a proposal for our orderly liquidation upon the written request of stockholders owning 10% or more of our outstanding common stock. The liquidation proposal would include information regarding appraisals of our portfolio. By proxy, stockholders holding a majority of our shares could vote to approve our liquidation. If our stockholders did not approve the liquidation proposal, we would obtain new appraisals and resubmit the proposal by proxy statement to our stockholders up to once every two years upon the written request of stockholders owning 10% or more of our outstanding common stock.

In making the decision to apply for listing of our shares for trading on a national securities exchange, the directors will try to determine whether listing our shares or liquidating our assets will result in greater value for our stockholders. The circumstances, if any, under which the directors will agree to list our shares cannot be determined at this time; however, liquidity would likely be one factor that the board will consider when deciding between listing or liquidating. Even if our shares are not listed, we are under no obligation to actually sell our portfolio within this period because the precise timing of the sale of our assets will depend on real estate and financial markets, economic conditions of the areas in which the properties are located and federal income tax effects on stockholders that may prevail in the future. Furthermore, we cannot assure you that we will be able to liquidate our assets. We will continue in existence until all properties are sold and our other assets are liquidated.

Each of the six other Behringer Harvard-sponsored public real estate programs has disclosed in its prospectus the targeted time at which it anticipates providing stockholders with a liquidity event. To date, none of these programs has reached the outside targeted date for a liquidity event, and none has experienced such an event. The following summary sets forth the dates on which these programs anticipate engaging in a liquidity event.

•                  Behringer Harvard REIT I has stated that it targets a liquidity event by the twelfth anniversary of the termination of its initial public offering, which occurred in February 2005.

•                  Behringer Harvard Opportunity REIT I has stated that it targets a liquidity event by the sixth anniversary of the termination of its primary offering, which occurred in December 2007.

•                  Behringer Harvard Opportunity REIT II has stated that it targets a liquidity event by the sixth anniversary of the termination of its current primary offering, which has not yet occurred.

•                  Behringer Harvard REIT II has stated that it targets a liquidity event by the eighth anniversary of the termination of its proposed primary offering, but it has not yet commenced its proposed primary offering.

•                  Behringer Harvard Short-Term Opportunity Fund I has stated that it targets a liquidity event by the fifth anniversary of the termination of its initial public offering, which occurred in February 2005.

•                  Behringer Harvard Mid-Term Value Enhancement Fund I has stated that it targets a liquidity event by the eighth anniversary of the termination of its initial public offering, which occurred in February 2005.

See “Prior Performance Summary—Public Programs” contain in our Form 8-K filed with the SEC on May 8, 2009 and incorporated by reference into this prospectus for additional discussion regarding these programs.

As discussed elsewhere in this prospectus, we target a liquidity event by the sixth anniversary of the termination of this primary offering.

Distribution Reinvestment Plan

You may participate in our distribution reinvestment plan pursuant to which you may have the distributions you receive reinvested in shares of our common stock at $9.50 per share. Regardless of whether you participate in our distribution reinvestment plan, you will be taxed on your distributions to the extent they constitute taxable income. If you elect to participate in the distribution reinvestment plan and are subject to federal income taxation, you will incur a tax liability for distributions allocated to you even though you have elected not to receive the distributions in cash but rather to have the distributions withheld and reinvested pursuant to the distribution reinvestment plan. Specifically, you will be treated as if you have received the distribution from us in cash and then applied such distribution to the purchase of additional shares. In addition, to the extent you purchase shares through our distribution reinvestment plan at a discount to their fair market value, you will be treated for tax purposes as receiving an additional distribution equal to the amount of the discount. In other words, based on the current offering price, participants in our distribution reinvestment plan will be treated as having received a distribution of $10.00 for each $9.50 reinvested by them under our distribution reinvestment plan. You will be taxed on the amount of such distribution as a dividend to the extent such distribution is from current or accumulated earnings and profits, unless we have designated all or a portion of the distribution as a capital gain dividend.

We may terminate the distribution reinvestment plan in our discretion at any time upon ten days’ notice to plan participants. See the “Summary of Distribution Reinvestment Plan and Automatic Purchase Plan” for further explanation of our distribution reinvestment plan. A complete copy of our distribution reinvestment plan is attached as Exhibit B to this prospectus.

Share Redemption Program

Our board of directors has adopted a share redemption program that permits you to sell your shares back to us after you have held them for at least one year, subject to the significant conditions and limitations of the program.  Our board of directors can amend the provisions of our share redemption program without the approval of our stockholders.  The purchase price for shares redeemed under the redemption program is set forth below until we begin obtaining appraisals.  We expect to obtain appraisals of the value of our properties and our other assets up to three full fiscal years after the later of the termination of this or any subsequent offering of our shares.  We will retain persons independent of us and of our advisor to prepare these appraisals.  However, in light of a recent regulatory pronouncement regarding estimated per share valuation disclosures within 18 months of the termination of our most recent offering of shares, we expect our board of directors to consider further the timing and nature of such appraisals at an upcoming board meeting.

Except for redemptions sought upon a stockholder’s death or qualifying disability or redemptions sought upon a stockholder’s confinement to a long-term care facility, the purchase price for shares redeemed under the redemption program equals:

•                  prior to the time we begin obtaining appraisals, the amount by which (a) the lesser of (1) 90% of the average gross price per share the original purchaser or purchasers of your shares paid to us, which we refer to as the “issue price,” for all of your shares (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our shares of common stock) or (2) 90% of the offering price of shares in our most recent primary offering exceeds (b) the aggregate amount of net sale proceeds per share, if any, distributed to investors prior to the redemption date as a result of the sale of one or more of our investments; or

•                  after we begin obtaining such appraisals, the lesser of (1) 100% of the average issue price per share for all of your shares (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our shares of common stock) or (2) 90% of the estimated value per share, as determined by the most recent appraisal.

Subject to the limitations described in this prospectus and provided that the redemption request is made within 270 days of the event giving rise to the following special circumstances, we will also waive the one-year holding requirement (a) upon the request of the estate, heir or beneficiary of a deceased stockholder or (b) upon the disability of a stockholder or upon a stockholder’s confinement to a long-term care facility, provided that the condition causing such disability or need for long-term care was not preexisting on the date that such person became a stockholder.  Our board of directors reserves the right in its sole discretion at any time to (1) waive the one-year holding period in the event of other exigent circumstances affecting a stockholder such as bankruptcy or a mandatory distribution requirement under a stockholder’s IRA, (2) reject any request for redemption, (3) change the purchase price for redemptions, or (4) otherwise amend the terms of our share redemption program.

The purchase price per share for shares redeemed upon the death or qualifying disability of the stockholder or upon such stockholder’s confinement to a long-term care facility, until we begin having appraisals performed, will be equal to the amount by which (a) the average issue price per share for all of your shares (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the shares of common stock) exceeds (b) the aggregate amount of net sale proceeds per share, if any, distributed to investors prior to the redemption date as a result of the sale of one or more of our investments.  Thereafter, the purchase price will be the estimated value per share, as determined by the most recent appraisal.

We intend to redeem shares quarterly under the program.  We will not redeem in excess of 5% of the weighted-average number of shares outstanding during the 12-month period immediately prior to the effective date of redemption.  Generally, the cash available for redemption is limited to proceeds from our distribution reinvestment plan plus, if we had positive operating cash flow from the previous fiscal year, 1% of all operating cash flow from the previous fiscal year.  These limitations apply to all redemptions, including redemptions sought upon a stockholder’s death, qualifying disability or confinement to a long-term care facility.  You will have no right to request redemption of your shares if the shares are listed for trading on a national securities exchange.

In general, a stockholder or his estate, heir or beneficiary may present to us fewer than all of the shares then owned for redemption, except that the minimum number of shares that must be presented for redemption shall be at least 25% of the holder’s shares.  However, as little as 10% of a stockholder’s shares may be presented for redemption if the holder’s redemption request is made within 270 days of the event giving rise to the special circumstances described in this sentence, where redemption is being requested (1) on behalf of a deceased stockholder; (2) by a stockholder with a qualifying disability, who is deemed by our board of directors to be permanently disabled or who is seeking redemption upon confinement to a long-term care facility; (3) by a stockholder due to other involuntary, exigent circumstances, such as bankruptcy; or (4) by a stockholder due to a mandatory distribution under such stockholder’s IRA; provided, however, that any future redemption request by such stockholder must present for redemption at least 25% of such stockholder’s remaining shares.  In the case of stockholders who undertake a series of partial redemptions, appropriate adjustments in the purchase price for the redeemed shares will be made so that the blended price per share for all redeemed shares is reflective of the issue price per share of all shares owned by such stockholder through the dates of each redemption.

In connection with a request for redemption, the stockholder or his estate, heir or beneficiary is required to certify to us that the stockholder acquired the shares to be repurchased either (1) directly from us or (2) from the original investor by way of (i) a bona fide gift not for value to, or for the benefit of, a member of the investor’s immediate or extended family (including the investor’s spouse, parents, siblings, children or grandchildren and including relatives by marriage), (ii) a transfer to a custodian, trustee or other fiduciary for the account of the investor or members of the investor’s immediate or extended family in connection with an estate planning transaction, including by bequest or inheritance upon death or (iii) operation of law.  See “Description of Shares—Share Redemption Program.”

ERISA Considerations

The section of this prospectus entitled “Investment by Tax-Exempt Entities and ERISA Considerations” describes the effect the purchase of shares has on individual retirement accounts (“IRAs”) and retirement plans subject to ERISA and/or the Internal Revenue Code.  ERISA is a federal law that regulates the operation of certain tax-advantaged retirement plans.  Any retirement plan trustee or individual considering purchasing shares for a retirement plan or an IRA should read carefully the section of this prospectus captioned “Investment by Tax-Exempt Entities and ERISA Considerations.”

Description of Common Stock

General

Our board of directors has authorized the issuance of shares of our common stock without certificates.  Instead, your investment will be recorded on our books only.  We expect that, until our common stock is listed for trading on a national securities exchange, we will not issue shares in certificated form.  We maintain a stock ledger that contains the name and address of each stockholder and the number of shares that the stockholder holds.  If you wish to transfer your shares, you are required to send an executed transfer form to us, along with a fee to cover reasonable transfer costs, in an amount as determined by our board of directors.  We will provide the required form to you upon request.

Stockholder Voting Rights and Limitations

We hold annual meetings of our stockholders for the purpose of electing our directors or conducting other business matters that may be properly presented at such meetings.  We may also call a special meeting of stockholders from time to time for the purpose of conducting certain matters.  You are entitled to one vote for each share of common stock you own as of the record date for these meetings.  The holder of the convertible stock is generally not entitled to vote such shares on matters presented to stockholders.

Restriction on Share Ownership

Our charter contains a restriction on ownership of our shares that generally prevents any one person from owning more than 9.8% of our outstanding shares of common or preferred stock, unless otherwise excepted by our board of directors or charter.  In addition, until our shares are listed, if ever, investors in this offering and subsequent purchasers of their shares must meet the applicable suitability and minimum purchase requirements set forth in this prospectus.  For a more complete description of the shares, including restrictions on the ownership of shares, see “Description of Shares.”

QUESTIONS AND ANSWERS ABOUT THIS OFFERING

Below we have provided some of the more frequently asked questions and answers relating to an offering of this type.  Please see the remainder of this prospectus for more detailed information about this offering.

Q:                                  What is a REIT?

A:                                   In general, a REIT is a company that:

•                                          pays distributions to stockholders of at least 90% of its taxable income;

•                                          avoids the “double taxation” treatment of income that generally results from investments in a corporation because a REIT is not generally subject to federal corporate income taxes on its net income, provided certain income tax requirements are satisfied;

•                                          combines the capital of many investors to acquire or provide financing for real estate-based investment; and

•                                          offers the benefit of a diversified real estate portfolio under professional management.

Q:                                  Why are you structured as a REIT?

A:                                   Each Behringer Harvard-sponsored program is structured using the business form (either a “C corporation,” REIT or limited partnership) that the sponsor believes to be most advantageous to investors under the circumstances.  For example, if a Behringer Harvard-sponsored program were to be structured as a standard C corporation, the entity would be taxed on its income, and investors would be taxed on any cash distributions they receive.  In contrast, REITs generally are not taxed on income distributed to investors.  Thus, in order to avoid the so-called “double taxation,” inherent in the C corporation structure, we and the other private and publicly offered real estate programs sponsored by affiliates of our advisor, namely Behringer Harvard Mid-Term Value Enhancement Fund I, Behringer Harvard Short-Term Opportunity Fund I, Behringer Harvard REIT I, Behringer Harvard REIT II, Behringer Harvard Strategic Opportunity Fund I, Behringer Harvard Strategic Opportunity Fund II, Behringer Harvard Opportunity REIT I and Behringer Harvard Opportunity REIT II have been structured either as limited partnerships or REITs.

Although REITs often receive substantially better tax treatment than entities taxed as standard C corporations, it is possible that future legislation or certain real estate investment opportunities in which we may choose to participate would cause a REIT to be a less advantageous tax status for us than if we were taxed for federal income tax purposes as a C corporation.  As a result, our charter provides our board of directors with the power, under certain circumstances, to elect not to qualify us as a REIT or, after we have qualified as a REIT, to revoke or otherwise terminate our REIT election and cause us to be taxed as a C corporation, without the vote of our stockholders.  Our board of directors has fiduciary duties to us and to our stockholders and could cause such changes in our tax treatment only if it determines in good faith that such changes are in the best interest of our stockholders.

The decision of whether a fund should be formed as a REIT or a limited partnership is more complex.  Limited partnerships are structured such that income and losses are allocated directly to individual investors rather than realized at the partnership level.  Limited partnerships often use this feature to creatively allocate income and losses to certain investors or classes of investors.  If we were structured as a partnership, then we could potentially be characterized as a “publicly traded partnership,” which could require us to be taxed as a C corporation and subject to double taxation.  Moreover, if we were structured as a partnership and were not characterized as a “publicly traded partnership,” then the tax reporting required to be delivered to partners would be significantly more complex and onerous than is required to be delivered by a REIT to its stockholders, investors may be required to pay state and local taxes in the states in which we own properties and the income allocated to partners that are tax-exempt entities would more likely be characterized as “unrelated business taxable income” than the allocation of the same income by a REIT to its tax-exempt stockholders.  In light of these and other factors, we have been structured as a REIT.  Regardless of the choice of entity used, Behringer Harvard-sponsored programs are designed to operate consistently with the goals of being focused on business fundamentals and maximizing returns to investors.

Q:                                  What is the experience of your executive officers, directors and key personnel?

A:                                   Our senior management team and Chairman of the Board have significant experience acquiring, financing, developing and managing both institutional and non-institutional commercial real estate.  For example, Robert M. Behringer, our Chairman of the Board, has over 25 years of experience in the real estate industry.  Prior to founding the Behringer Harvard organization, Mr. Behringer had experience in investing in, managing and financing approximately 140 different properties with over 24 million square feet of office, retail, industrial, apartment, hotel and recreational space.  Robert S. Aisner, our Chief Executive Officer and a director, has over 30 years of experience.  Prior to joining the Behringer Harvard organization in 2003, Mr. Aisner served as an executive officer of AMLI Residential Properties Trust, formerly a New York Stock Exchange-listed apartment REIT (“AMLI”).  Robert J. Chapman, our President, has over 30 years of experience.  Prior to joining the Behringer Harvard organization in 2007, Mr. Chapman served as an executive officer of AMLI.  Mark T. Alfieri, our Chief Operating Officer, has over 20 years of experience.  Prior to joining the Behringer Harvard organization in 2006, Mr. Alfieri served as a senior vice president of AMLI.  In February 2006, AMLI merged into an indirect subsidiary of Morgan Stanley Real Estate’s Prime Property Fund and the consideration paid for AMLI represented a 20.7% premium over the closing price of its common shares on the last full trading day prior to the public announcement of the merger.  As of December 31, 2008, Messrs. Behringer, Aisner, Chapman and Alfieri, together with key employees Andrew J. Bruce, Robert T. Poynter and Ross P. Odland, had experience acquiring, financing, managing and disposing of 185,000 multifamily units with a total value in excess of $16.6 billion.  See “Management—Executive Officers and Directors.”

Q:                                  In what types of real property do you invest?

A:                                   We will seek to invest in high quality multifamily communities, though we reserve the right to acquire other types of properties and real estate-related assets.  These properties are expected to include conventional multifamily assets, such as mid-rise, high-rise and garden-style properties, and also to include student housing and age-restricted properties (typically requiring residents to be 55 or older).  Targeted communities include existing “core” properties that are already well-positioned and producing rental income, as well as more opportunistic properties in various phases of development, redevelopment or in need of repositioning.  We may also invest in entities that make similar investments.  We also intend to invest in real estate by investing in or originating first, second, third and wraparound mortgages, bridge, mezzanine, construction and other loans in multifamily assets.  However, as we have identified real estate-related assets relating to only ten specific properties to be funded, in part, with the proceeds from our prior private offering and this offering, our portfolio additions will depend on which opportunities are deemed the most attractive over the length of the offering, which we cannot accurately predict at this time.  Although we are not limited as to any specific geographic area where we must invest or conduct our operations, we intend to primarily invest in real estate assets located in the United States.  See “Investment Objectives and Criteria—General.”

Q:                                  What are your key strategies for acquiring high quality multifamily communities?

A:                                   Our core strategic philosophy and strategy is to employ acquisition techniques that enable us to stabilize and enhance current distributions to our stockholders while simultaneously allowing us to acquire properties on an advantaged basis, which can not only have the effect of reducing risk but also increasing current income and the potential for capital appreciation for our stockholders.  To accomplish this, we are employing a multi-strategy approach to compile our real property investment portfolio.  These strategies include acquisition of completed and stabilized or nearly stabilized multifamily communities, investment in value-added multifamily opportunities, development-stage investments and recapitalizations of multifamily projects.  Our goal is to combine these strategies to have compiled by the end of our capital-raising and investment phase a homogeneous portfolio of stabilized multifamily assets substantially concentrated in live-work-play urban environments in the top 50 U.S. metropolitan areas (metropolitan statistical areas or MSAs).  Multifamily communities are generally considered to be stabilized when the construction or renovation of the project is complete and the property is 85% or more leased.  We believe that such a portfolio will be attractive to and has the potential to garner premium trading multiples from a Wall Street audience for a possible exchange listing exit for our stockholders.

Q:                                  What is your investment strategy in respect of completed and stabilized or nearly stabilized multifamily opportunities?

A:                                   We will look to acquire completed and stabilized multifamily assets that generate attractive current returns and that we believe will also generate a competitive capital growth component for attractive total returns.  To date, one of our ten portfolio investments, Johns Creek Walk, was of this type.  If current economic conditions persist, we expect that the continued lack of capital will reduce competition for these assets and enable us to purchase more of these types of investments from distressed sellers which are in line with our investment criteria.

Q:                                  What is your investment strategy for value-added multifamily opportunities?

A:                                   When appropriate, we may also incorporate into our investment portfolio value-added multifamily assets that have either been mismanaged or otherwise have not realized, what we believe to be full, appreciation and income-generation potential.  Generally, we would make capital improvements or seek to aesthetically improve the asset and its amenities, increase rents, and stabilize occupancy with the goal for these investments of increasing current yields and making capital value enhancements, thus improving total returns.

Q:                                  What is your main developer-focused investment strategy?

A:                                   We have implemented a developer-focused strategy for acquiring a portion of our portfolio of high quality apartment communities.  Generally, developers can secure only 50% to 65% of their total construction costs in the form of a construction loan.  Although we may make other developer-focused investments, our current main development-based strategy includes providing to select developers the additional capital needed for their projects, either in the form of an equity investment in a project owner or additional debt financing such as a mortgage, bridge, mezzanine or other loan.  In connection with providing this additional capital, we may secure an option that, depending on then-existing market conditions, can allow us to acquire the project upon completion of construction.  By utilizing this strategy, we believe that it is possible to acquire interests in newly constructed properties on attractive terms while (1) generating current income during the construction period on our mezzanine loan investments or (2) accruing preferred returns on equity or loan investments during the construction period which may be applied to any subsequent purchase by us of the project allowing for a favorable acquisition.  As we raise additional capital, we expect to further enhance our diversification among developer partners.

Q:                                  What are your strategies for recapitalizations of multifamily projects?

A:                                   In the current economic environment where both debt and equity capital has become scarce, many owners of real estate require additional capital funding, often in order to remove, reduce or extend a construction loan, mezzanine loan, other loan or equity component of a project.  We will seek to acquire interests in multifamily properties by recapitalizing their capital structures in ways that afford us an advantaged, first-position priority return relative to other investors in the property.  In this environment, we envision the ability to provide debt and equity investment capital to recapitalizations on terms that favor us over existing investors in the project as to our percentage ownership and as to preferred current returns and preferred returns of invested capital.

Q:                                  Do you invest in anything other than real property?

A:                                   Yes.  Beyond making investments in real property by pursuing the strategies described above, we also intend to originate or invest in loans that relate to existing multifamily properties that have reached stabilization or are not yet fully stabilized, or that are under development or are scheduled to commence ground-up construction, but where we do not generally seek the opportunity to acquire the underlying property.  We believe these loans may improve our overall returns as well as provide fixed income.  Although we do not have any policies limiting the portion of our assets that may be invested in loans relating to multifamily assets in which we do not have an interest in possibly acquiring the underlying property, we do not expect such loans to constitute more than 30% of our portfolio by asset value.

                                                We are also permitted to invest in real estate-related securities, including securities issued by other real estate companies, either for investment or in change-in-control transactions completed on a negotiated basis or otherwise.  We also may originate or invest in Section 1031 tenant-in-common interests (including those previously issued by programs sponsored by Behringer Harvard Holdings or its affiliates) and other securities.  We also may invest in entities that make investments similar to the foregoing.  Because there are significant limits on the amount of non-real estate assets that we may own without losing our status as a REIT, we are significantly limited as to ownership of real estate-related assets.

Q:                                  How does an investment in us complement an investment in other Behringer Harvard funds?

A:                                   Currently other Behringer Harvard-sponsored programs focus on either “core” multi-tenant office (as in the cases of Behringer Harvard REIT I and Behringer Harvard REIT II) or on opportunity-oriented real estate transactions (as in the cases of Behringer Harvard Opportunity REIT I and Behringer Harvard Opportunity REIT II).  By investing in us, you will have the opportunity to add targeted diversity in multifamily assets to your investment portfolio.  Diversification of the types of real estate assets you invest in can provide protection against the cyclical nature of real estate.  The cycles of the various real estate classes are not necessarily concurrent - when one asset class experiences a down turn, other classes may be appreciating.

                                                We expect to focus our multifamily asset acquisition strategy on the 50 largest metropolitan statistical areas (“MSAs”) across the United States.  The U.S. Census population estimates are used to determine the largest MSAs.  Our top 50 MSA strategy will focus on acquiring properties and other real estate assets that provide us with broad geographic diversity.    This strategy is based principally on two concepts: (1) transit-oriented locations and (2) live-work communities. We believe that due to the increase in gasoline prices, desire to avoid long commutes and changes in demographics, many of our potential residents may seek to live in or relocate from outer suburbs to transit-oriented locations.   We have targeted transit-oriented locations for our multifamily communities because we believe that these urban locations have continuing economic and job growth potential and are in relatively close proximity to public transit, such as bus or rail.  We also intend to focus on making investments in multifamily communities that serve as “live-work” communities.   We believe that live-work communities, which are composed generally of mixed-use properties or areas where property zoning permits commercial, residential and retail properties to co-exist, may similarly draw new residents from differing demographic groups toward such walkable urban areas.

Beyond our focus on the top 50 MSAs, we may also seek to make investments in other markets that we deem likely to benefit from ongoing population shifts and changes in demographics in the United States, such as the current migration to the sunbelt and southwestern states.  We may be able to capitalize on the currently ongoing changes in demographics to these markets because these communities are poised for strong local economic growth or are located in higher barrier-to-entry markets.

We believe that attracting and retaining quality residents can provide stable cash flow to our stockholders as well as increase the value of our properties.  The above mentioned trends include continued growth in non-traditional households, the echo-boomer generation coming of age and entering the housing market, increased immigration and an increase in the price of single-family homes.  Generally, there is a larger inventory of multifamily properties available for purchase compared to other types of commercial properties.  Multifamily properties tend to be available on an advantaged basis through development programs partnered with seasoned multifamily developers.  Multifamily properties can provide a greater inflation hedge than other commercial properties, because of the short terms that are typical of apartment leases and they tend to have less capital and credit exposure than other classes of property because no single tenant occupies significant space at the property and tenant turnover can be more predictable.  Underwriting acquisitions of multifamily assets is often more predictable than other classes of commercial property because of such tenant profile.

Q:                                  Who chooses the investments you make?

A:                                   Behringer Harvard Multifamily Advisors I is our advisor and makes recommendations on all investments to our board of directors.  Our advisor is controlled indirectly by Robert M. Behringer, our Chairman of the Board.  As of December 31, 2008, Mr. Behringer had sponsored private and public real estate programs that have raised approximately $4.2 billion from approximately 107,000 investors.  Messrs. Aisner, Chapman and Alfieri assist Mr. Behringer in making asset acquisition recommendations on behalf of our advisor to our board of directors.  Our board of directors, including a majority of our independent directors, must approve all of our investments.

Q:                                  Does your advisor use any specific criteria when selecting potential investments?

A:                                   Our advisor considers relevant real property and financial factors in selecting properties, including condition and location of the property, its income-producing capacity and the prospects for its long-term appreciation.  Acquisitions or originations of loans are evaluated for the quality of income, and the quality of the borrower and the security for the loan or, in the case of mezzanine loans for the development of a multifamily asset, we may also consider the nature and possibility of the acquisition of the underlying real estate asset.  Investments in other real estate-related securities adhere to similar principles.  In addition, we consider the impact of each investment as it relates to our portfolio as a whole.

Q:                                  Why do you intend to acquire some of your assets in joint ventures?

A:                                   We intend to acquire properties and other investments through joint ventures, which have and may continue to incorporate subsidiary REIT structures, tenant-in-common investments or other co-ownership arrangements when a third party has special knowledge of an asset or in order to diversify our portfolio in terms of geographic region or property type, access capital of third parties or enable us to make investments sooner than would be possible otherwise.  The sooner we are able to make investments, the greater our ability will be to make distributions from our cash flow from operating activities and for capital appreciation of the investments.  Additionally, increased portfolio diversification made possible by investing through joint ventures, tenant-in-common investments and similar arrangements can help reduce the risk to investors as compared to a program with a smaller number of investments.  Such joint ventures may be with third parties or affiliates of our advisor.  We may also make or invest in mortgage, bridge, mezzanine or other loans secured by properties owned by such joint ventures.

Q:                                  What are tenant-in-common investments?

A:                                   A tenant-in-common investment is an acquisition of real estate owned in co-tenancy arrangements usually with parties seeking to defer taxes under Section 1031 of the Internal Revenue Code.  Generally, we (in the event that we purchase a tenant-in-common interest) and a special purpose entity (i.e., an entity formed solely for use in the applicable transaction) purchase a property directly from a seller.  Persons who wish to invest the proceeds from a prior sale of real estate in another real estate investment for purposes of qualifying for like-kind exchange treatment under Section 1031 of the Internal Revenue Code then purchase a tenant-in-common interest in the property through an assignment of the purchase and sale agreement relating to the property.

                                                Typically, all purchasers of tenant-in-common interests in a property, including us if we purchase a tenant-in-common interest in such property, would execute an agreement with the other tenant-in-common owners and a property management agreement providing for the property management and leasing of the property by our property manager or its subsidiary or another property management company.  The tenant-in-common agreement generally would provide that all significant decisions, such as the sale, exchange, lease or re-lease of the property, or any loans or modifications of any loans related to the property, require unanimous approval of all tenant-in-

common owners, subject to the deemed consent for failure to respond to any request for consent prior to the applicable deadline and provide to us a right to purchase the tenant-in-common interests of the tenants-in-common who fail to agree with the majority.

Q:                                  What steps do you take to make sure you invest in environmentally compliant property?

A:                                   For acquisitions in the United States, we will obtain a Phase I environmental assessment of each property purchased and for each property secured by a mortgage loan.  We do not purchase the property or mortgage loan unless we are generally satisfied with the environmental status of the property.  A Phase I environmental site assessment basically consists of a visual survey of the building and the property in an attempt to identify areas of potential environmental concern, visually observing neighboring properties to assess surface conditions or activities that may have an adverse environmental impact on the property, and contacting local governmental agency personnel and performing a regulatory agency file search in an attempt to determine any known environmental concerns in the immediate vicinity of the property.  A Phase I environmental site assessment does not generally include any sampling or testing of soil, groundwater or building materials from the property.  With respect to international investments, we will seek to obtain an environmental assessment that is customary in the location where the property is being acquired.

Q:                                  What are your typical lease provisions?

A:                                   We use the standardized residential lease for each state in which we own an interest in a multifamily community.  Residential leases typically have terms of one year or less.

Q:                                  Will the distributions I receive be taxable as ordinary income?

A:                                   Yes and No. Generally, distributions that you receive, including distributions that are reinvested pursuant to our distribution reinvestment plan, will be taxed as ordinary income to the extent they are from current or accumulated earnings and profits. Participants in our distribution reinvestment plan will also be treated for tax purposes as having received an additional distribution to the extent that they purchase shares under the distribution reinvestment plan at a discount to fair market value. As a result, participants in our distribution reinvestment plan may have tax liability with respect to their share of our taxable income, but they will not receive cash distributions to pay such liability.

We expect that some portion of your distributions will not be subject to tax in the year in which they are received because depreciation expense reduces the amount of taxable income but does not reduce cash available for distribution. The portion of your distribution that is not subject to tax immediately is generally considered a return of capital for tax purposes and will reduce the tax basis of your investment.  Amounts in excess of such basis will generally constitute capital gain.  Distributions that constitute a return of capital, in effect, defer a portion of your tax until your investment is sold or we are liquidated, at which time you will be taxed at capital gains rates. However, because each investor’s tax considerations are different, we suggest that you consult with your tax adviser.

Q:                                  How does a “best efforts” offering work?

A:                                   We are offering up to 200,000,000 shares of common stock in our primary offering on a “best efforts” basis.  When shares are offered to the public on a “best efforts” basis, the dealer manager is required to use only its best efforts to sell the shares and it has no firm commitment or obligation to purchase any of the shares.  We are also offering up to 50,000,000 shares of common stock for sale pursuant to our distribution investment plan.  We may reallocate the shares of common stock being offered in this prospectus between the primary offering and the distribution reinvestment plan.

Q:                                  Will you make other offerings of your common stock?

A:                                   We may engage in additional offerings, whether private or public, of our common stock.  Nothing in our governing documents restricts our ability to conduct additional offerings.

Q:                                  Who can buy shares?

A:                                   An investment in our company is only suitable for persons who have adequate financial means and who will not need immediate liquidity from their investment.  We have established suitability standards for initial stockholders and subsequent purchasers of shares from our stockholders.  These suitability standards require that a purchaser of shares have, excluding the value of a purchaser’s home, home furnishings and automobiles, either:  (1) a net worth of at least $70,000 and an annual gross income of at least $70,000, or (2) a net worth of at least $250,000.  Some jurisdictions impose higher suitability standards.  For more information, see “Suitability Standards.”

Q:                                  For whom may an investment in our shares be appropriate?

A:                                   An investment in our shares may be appropriate for you if you meet the suitability standards mentioned above, seek to diversify your personal portfolio with a real estate-based investment focused on multifamily assets, seek to preserve capital, seek to realize growth in the value of your investment over the anticipated life of the fund, seek to receive current income and are able to hold your investment for a time period consistent with our liquidity plans.  On the other hand, we caution persons who require immediate liquidity or guaranteed income not to consider an investment in our shares as meeting those needs.  We have generally conformed our investment approach, the compensation of our advisor and its affiliates and other operational terms to those of other publicly offered Behringer Harvard-sponsored programs.

Q:                                  May I make an investment through my IRA, SEP or other tax-deferred account?

A:                                   Yes.  You may make an investment through your IRA, a simplified employee pension (“SEP”) plan or other tax-deferred account.  In making these investment decisions, you should, at a minimum, consider:  (1) whether the investment is in accordance with the documents and instruments governing such IRA, SEP or other tax-deferred account; (2) whether the investment satisfies the fiduciary requirements associated with such IRA, SEP or other tax-deferred account; (3) whether the investment will generate unrelated business taxable income (“UBTI”) to such IRA, SEP or other account; (4) whether there is sufficient liquidity for such investment under such IRA, SEP or other tax-deferred account; (5) the need to value the assets of such IRA, SEP or other tax-deferred account annually or more frequently; and (6) whether such investment would constitute a prohibited transaction under applicable law.

Q:                                  Have you arranged for the services of a custodian for investments made through IRA, SEP or other tax-deferred accounts?

A:                                   Yes.  Sterling Trust Company has agreed to serve as custodian for investments made through IRA, SEP and certain other tax-deferred accounts.  We will pay the fees related to the establishment of investor accounts with Sterling Trust Company, and we will also pay the fees related to the maintenance of any such account for the first year following its establishment.  Thereafter, Sterling Trust Company has agreed to provide this service to our stockholders with annual maintenance fees charged at a discounted rate.  Sterling Trust Company is a wholly owned subsidiary of Matrix Bancorp, Inc., a publicly traded financial services holding company based in Denver, Colorado.  In the future we may make similar arrangements for our investors with other custodians.

Q:                                  Is there any minimum investment required?

A:                                   Yes.  The minimum purchase is 200 shares, except in New York, where the minimum purchase is 250 shares.  After you have purchased the minimum investment in this offering, or have satisfied the minimum purchase requirements of Behringer Harvard REIT I, Behringer Harvard REIT II, Behringer Harvard Opportunity REIT I, Behringer Harvard Opportunity REIT II, Behringer Harvard Short-Term Opportunity Fund I, Behringer Harvard Mid-Term Value Enhancement Fund I or any other Behringer Harvard-sponsored public real estate program, any additional purchase must be in increments of at least $200, except for purchases of shares pursuant to our distribution reinvestment plan, which may be in lesser amounts.  For more information, see “Suitability Standards.”

Q:                                  How do I subscribe for shares?

A:                                   If you choose to purchase shares in this offering, you will need to complete and sign the execution copy of the subscription agreement and pay for the shares at the time you subscribe.  A specimen copy of the subscription agreement, including instructions for completing it, is included in this prospectus as Exhibit A.

We commenced a private offering to accredited investors on November 22, 2006 and terminated that offering on December 28, 2007.  We sold a total of approximately 14.2 million shares of common stock and raised a total of approximately $127.3 million in gross offering proceeds in the private offering.  Due to the proceeds raised in our private offering and our existing operations, there was no minimum number of shares that we were required to sell before accepting subscriptions in this offering.  We admit stockholders on at least a monthly basis.

Q:                                  If I buy shares in this offering, how may I later sell them?

A:                                   At the time you purchase the shares, they will not be listed for trading on any national securities exchange or over-the-counter market.  Until our shares are listed, if ever, you may not sell your shares unless the buyer meets the applicable suitability and minimum purchase standards. In addition, our charter prohibits the ownership by one person of more than 9.8% of our outstanding shares of common or preferred stock, unless exempted by our board of directors.  Until our shares are publicly traded, you will have difficulty selling your shares, and even if you are able to sell your shares, you would likely have to sell them at a substantial discount.

Our board of directors has adopted a share redemption program that permits you to sell your shares back to us after you have held them for at least one year, subject to the significant conditions and limitations of the program.  Our board of directors can amend the provisions of our share redemption program without the approval of our stockholders.  The terms of our redemption plan are more generous for redemptions sought upon a stockholder’s death or qualifying disability (as defined below) or redemptions sought upon a stockholder’s confinement to a long-term care facility.

Q:                                  What are your exit strategies?

A:                                   Depending upon then prevailing market conditions, we intend to begin to consider the process of listing or liquidation within four to six years after the termination of this primary offering.  If we have not begun the process to list our shares for trading on a national securities exchange or to liquidate at any time after the sixth anniversary of the termination of this primary offering, unless such date is extended by our board of directors including a majority of our independent directors, we will furnish a proxy statement to stockholders to vote on a proposal for our orderly liquidation upon the written request of stockholders owning 10% or more of our outstanding common stock.  The liquidation proposal would include information regarding appraisals of our portfolio.  By proxy, stockholders holding a majority of our shares could vote to approve our liquidation.  If our stockholders did not approve the liquidation proposal, we would obtain new appraisals and resubmit the proposal by proxy statement to our stockholders up to once every two years upon the written request of stockholders owning 10% or more of our outstanding common stock.

In making the decision to apply for listing of our shares for trading on a national securities exchange, the directors will try to determine whether listing our shares or liquidating our assets will result in greater value for our stockholders.  The circumstances, if any, under which the directors will agree to list our shares cannot be determined at this time.  Even if our shares are not listed, we are under no obligation to actually sell our portfolio within this period because the precise timing will depend on real estate and financial markets, economic conditions of the areas in which the properties are located and federal income tax effects on stockholders that may prevail in the future.  Furthermore, we cannot assure you that we will be able to liquidate our assets.  We will continue in existence until all properties are sold and our other assets are liquidated.

Q:                                  Will I be notified of how my investment is doing?

A:                                   You will receive periodic updates on the performance of your investment in us, including:

•                                          a quarterly distribution report;

•                                          three quarterly financial reports;

•                                          an annual report; and

•                                          an annual Form 1099.

In addition, to assist fiduciaries in discharging their obligations under ERISA and to assist broker-dealers in connection with their obligations under applicable FINRA Rules, we intend to provide our stockholders a per share estimated value of our common stock annually.  For up to three full fiscal years after the later of this or any subsequent offering of our shares (though we may establish an estimated value per share sooner if required by any regulatory body or if necessary to assist broker-dealers who sell shares in this offering), we intend to use the offering price of shares in our most recent offering (other than offerings related to a distributions reinvestment plan, employee benefit plan or the redemption of interest in our operating partnership) as the per share estimated value (unless we have sold assets and made special distributions to stockholders of net proceeds from such sales, in which case the estimated value per share will equal the offering price less the amount of those special distributions constituting a return of capital).  This estimated value is not likely to reflect the proceeds you would receive upon our liquidation or upon the sale of your shares.  In addition, this initial per share valuation method is not designed to arrive at a valuation that is related to any individual or aggregated value estimates or appraisals of the value of our assets.  For up to three full fiscal years after the last offering of our shares (or possibly sooner if our board determines otherwise), the value we provide for our common stock will be based on valuations of our properties and other assets.

We will provide this information to you via one or more of the following methods, in our discretion and with your consent, if necessary:

•                                          U.S. mail or other courier;

•                                          facsimile; and

•                                          posting on our affiliated website at www.behringerharvard.com.

Certain information concerning our business and our advisor and its affiliates will be available on the web site maintained for us and our advisor and its affiliates at www.behringerharvard.com.  The contents of this web site are not incorporated by reference in or otherwise a part of this prospectus.

Q:                                  When will I receive my detailed tax information?

A:                                   Your Form 1099 tax information will be placed in the mail by January 31 of each year.

Q:                                  Who is the transfer agent?

                                                A:                                   DST Systems, Inc. is our transfer agent.  Its address is:

DST Systems, Inc.

430 West 7th Street

Kansas City, Missouri 64105

To ensure that any account changes are made promptly and accurately, all changes, including your address, ownership type and distribution mailing address, should be directed to the transfer agent.

Q:                                  Where do I send my subscription materials?

A:                                   For custodial accounts (such as are commonly used for IRAs), send the completed subscription agreement to your custodian who will forward the agreement as instructed below.

For non-custodial accounts, send the completed subscription agreement and check to Behringer Harvard Investment Services to either of the addresses listed below:

Express/Overnight Delivery	Regular Mail
430 W. 7th Street	P.O. Box 219768
Kansas City, MO 64105-1407	Kansas City, MO 64121-9768

Q:                                  Who can help answer my questions?

A:                                   If you have more questions about the offering or if you would like additional copies of this prospectus, you should contact your registered representative or contact:

Behringer Securities LP

15601 Dallas Parkway, Suite 600

Addison, Texas  75001

(866) 655-3600

RISK FACTORS

Your purchase of shares of common stock involves a number of risks.  You should carefully consider the following risk factors in conjunction with the other information contained in this prospectus before purchasing our common stock.  The risks discussed in this prospectus could adversely affect our business, operating results, prospects and financial condition.  This could cause the value of our common stock to decline and could cause you to lose all or part of your investment.  The risks and uncertainties described below are not the only ones we face but do represent those risks and uncertainties that we believe are material to us.  Additional risks and uncertainties not presently known to us or that as of the date of this prospectus, we deem immaterial may also harm our business.

Risks Related to an Investment in Behringer Harvard Multifamily REIT I

There is no public trading market for shares of our common stock; therefore, it will be difficult for you to sell your shares.  If you are able to sell your shares, you may have to sell them at a substantial discount from the offering price.

There is no public market for the shares.  In addition, the price you receive for the sale of any shares of our common stock is likely to be less than the proportionate value of our investments.  Therefore, you should purchase the shares only as a long-term investment.  The minimum purchase requirements and suitability standards imposed on prospective investors in this offering also apply to subsequent purchasers of our shares.  If you are able to find a buyer for your shares, you may not sell your shares to such buyer unless the buyer meets certain applicable blue sky (state-mandated) suitability standards, which may inhibit your ability to sell your shares.  Moreover, our board of directors has approved the share redemption program.  Our board of directors may reject any request for redemption of shares or amend, suspend or terminate our share redemption program at any time.  Therefore, it will be difficult for you to sell your shares promptly or at all.  You may not be able to sell your shares in the event of an emergency, and, if you are able to sell your shares, you may have to sell them at a substantial discount from the offering price.  It is also likely that your shares would not be accepted as the primary collateral for a loan.  See “Suitability Standards,” “Description of Shares—Restriction on Ownership of Shares,” “—Share Redemption Program” and “Plan of Distribution” for a more complete discussion on the restrictions on your ability to transfer your shares.

Both we and our advisor have limited operating histories and no established financing sources.

We and our advisor are recently organized companies and have limited operating histories.  We were incorporated in August 2006, and, as of the date of this prospectus, we have acquired real estate-related assets relating to only ten specific properties, and no assurances can be given that we will acquire any additional properties or real estate-related assets.  Neither our officers and directors, nor the officers and employees of our advisor, have extensive experience investing in or originating different forms of debt financing such as mortgages, bridge, mezzanine or other loans beyond this real estate program.

Moreover, neither we nor our advisor has any established financing sources other than our offering proceeds.  Our advisor has been and may continue to be funded by capital contributions from Behringer Harvard Holdings.  If our capital resources, or those of our advisor, are insufficient to support our operations, we will not be successful.

You should consider our prospects in light of the risks, uncertainties and difficulties frequently encountered by companies that are, like us, in their early stage of development.  To be successful in this market, we must, among other things:

•                  identify and acquire properties and other real estate-related assets that further our investment strategies;

•                  maintain our dealer manager’s network of licensed securities brokers and other agents;

•                  attract, integrate, motivate and retain qualified personnel to manage our day-to-day operations;

•                  respond to competition for our targeted properties and other real estate-related assets as well as for potential investors in us; and

•                  continue to build and expand our operations structure to support our business.

We cannot guarantee that we will succeed in achieving these goals, and our failure to do so could cause you to lose all or a portion of your investment.

The prior performance of real estate investment programs sponsored by affiliates of our advisor or our Chairman of the Board, Robert M. Behringer, may not be an indication of our future results.

You should not rely upon the past performance of other real estate investment programs sponsored by affiliates of our advisor or Robert M. Behringer to predict our future results.  Accordingly, the prior performance of real estate investment programs sponsored by affiliates of our Chairman of the Board, Mr. Behringer, and our advisor may not be indicative of our future results.

We may suffer from delays in locating suitable investments, which could adversely affect the return on your investment.

Our ability to achieve our investment objectives and to make distributions to our stockholders is dependent upon the performance of our advisor in the acquisition of our investments and the determination of any financing arrangements as well as the performance of our property manager, the selection of multifamily community residents and the negotiation of leases.  The current market for properties that meet our investment objectives is highly competitive as is the leasing market for such properties.  The more shares we sell in this offering, the greater our challenge will be to invest all of the net offering proceeds on attractive terms.  Except for the investments described in the one or more supplements to this prospectus, you will have no opportunity to evaluate the terms of transactions or other economic or financial data concerning our investments.  You must rely entirely on the oversight of our board of directors, the management ability of our advisor and the performance of the property manager.  We cannot be sure that our advisor will be successful in obtaining suitable investments on financially attractive terms.

We could suffer from delays in locating suitable investments as a result of our reliance on our advisor at times when management of our advisor is simultaneously seeking to locate suitable investments for other Behringer Harvard-sponsored programs, some of which have investment objectives and employ investment strategies that are similar to ours.  Although our sponsor generally seeks to avoid simultaneous public offerings of funds that have a substantially similar mix of fund characteristics, including targeted investment types, investment objectives and criteria, and anticipated fund terms, there may be periods during which one or more Behringer Harvard-sponsored programs are seeking to invest in similar properties.

Additionally, as a public company, we are subject to the ongoing reporting requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Pursuant to the Exchange Act, we may be required to file with the SEC financial statements of properties we acquire and investments we make in real estate-related assets.  To the extent any required financial statements are not available or cannot be obtained, we will not be able to acquire the investment.  As a result, we may not be able to acquire certain properties or real estate-related assets that otherwise would be a suitable investment.  We could suffer delays in our investment acquisitions due to these reporting requirements.

Furthermore, where we acquire properties prior to the start of construction or during the early stages of construction, it will typically take several months to complete construction and rent available space.  Therefore, you could suffer delays in the receipt of distributions attributable to those particular properties.

Delays we encounter in the selection, acquisition and development of properties could adversely affect your returns.  In addition, if we are unable to invest our offering proceeds in real properties and real estate-related assets in a timely manner, we will hold the proceeds of this offering in an interest-bearing account, invest the proceeds in short-term, liquid investments, including, but not limited to, money market accounts and FDIC-insured deposits, or, ultimately, liquidate.  In such an event, our ability to pay distributions to our stockholders and the returns to our stockholders would be adversely affected.

Investors who invest in us at the beginning of our offering may realize a lower rate of return than later investors.

Because we have made only minimal investments and have not identified a significant number of other investments as of the date of this prospectus, there can be no assurances as to when we will begin to generate sufficient cash flow from operating activities to fully fund the payment of distributions.  As a result, investors who invest in us before we commence significant real estate operations and generate significant cash flow may realize a lower rate of return than later investors.  We expect to have little cash flow from operating activities available for distribution until we make substantial investments.  In addition, to the extent our investments are in development or redevelopment projects, properties, or other real estate-related assets that have significant capital requirements, our ability to make distributions may be negatively impacted, especially during our early periods of operation.  Therefore, until such time as we have sufficient cash flow from operating activities to fully fund the payment of distributions therefrom, some or all of our distributions will be paid from other sources, such as from the proceeds of this or other offerings, cash advances to us by our advisor, cash resulting from a waiver of asset management fees, and borrowings, including borrowings secured by our assets, in anticipation of future cash flow from operating activities.

Investors who invest later in this offering may realize a lower rate of return than investors who invest earlier in the offering to the extent we fund distributions from sources other than cash flow from operating activities.

To the extent we incur debt to fund distributions earlier in this offering, the amount of cash available for distributions in future periods will be decreased by the repayment of such debt.  Similarly, if we use offering proceeds to fund distributions, later investors may experience immediate dilution in their investment because a portion of our net assets would have been used to fund distributions instead of retained in our company and used to make real estate investments.  Earlier investors will benefit from the investments made with funds raised later in the offering, while later investors may not share in their pro rata return of some of the net offering proceeds raised from earlier investors.

We may have to make decisions on whether to invest in certain properties or real estate-related assets, including prior to receipt of detailed information on the investment.

In order to effectively compete for the acquisition of properties and other real estate-related assets in the current market, our advisor and board of directors may be required to make investment decisions and be required to make substantial non-refundable deposits prior to the completion of our analysis and due diligence on a property or real estate-related asset acquisition.  In such cases, the information available to our advisor and board of directors at the time of making any particular investment decision, including the decision to pay any non-refundable deposit and the decision to consummate any particular acquisition, may be limited, and our advisor and board of directors may not have access to detailed information regarding any particular investment property, such as physical characteristics, environmental matters, zoning regulations or other local conditions affecting the investment property.  Therefore, no assurance can be given that our advisor and board of directors will have knowledge of all circumstances that may adversely affect an investment.  In addition, our advisor and board of directors expect to rely upon independent consultants in connection with their evaluation of proposed investment properties, and no assurance can be given as to the accuracy or completeness of the information provided by such independent consultants.

Because this is a blind pool offering and we have not specified properties or real estate-related assets to acquire with a significant portion of the proceeds from this offering, you will not have the opportunity to evaluate our additional investments before we make them.

Because we have not yet identified a significant number of additional investments as of the date of this prospectus that we may make with proceeds from this offering, we are only able to provide you with information to evaluate our current, limited number of investments.  We will seek to invest substantially all of the offering proceeds available to us for investment, after the payment of fees and expenses, in the acquisition of real estate and real estate-related assets.

Because we have only acquired a few interests in properties and other real estate-related assets, our success is totally dependent on our ability to acquire additional investments.  Thus, your investment will be subject to the risks generally attendant to real property and other real estate-related assets, such as:

•                  the risk that assets may not perform in accordance with expectations, including projected occupancy and rental rates for real properties;

•                  the risk that we may overpay for assets; and

•                  the risk that we may underestimate the cost of improvements required to bring an acquired property up to standards established for its intended use or its intended market position.

For a more detailed discussion of our investment policies, see the “Investment Objectives and Criteria—Acquisition and Investment Policies” section of this prospectus.

If we are unable to raise substantial funds in this offering, we will be limited in the number and type of properties and real estate-related assets we may acquire and the return on your investment in us may fluctuate with the performance of the specific investments we make.

This offering is being made on a “best efforts” basis, whereby the dealer manager and brokers participating in this offering are required to use only their best efforts to sell our shares and have no firm commitment or obligation to purchase any of the shares.  As a result, we cannot assure you as to the amount of proceeds that will be raised in this offering.  If we are unable to raise substantial funds in this offering, we will make fewer additional investments resulting in less diversification in terms of the number of investments owned, the geographic regions in which our properties and real estate-related assets are located and the types of investments that we acquire.  In such event, the likelihood of our profitability being affected by the performance of any one of our investments will increase.  For example, in the event we are not able to raise substantial proceeds from this offering, we will most likely be limited to make our additional investments only through one or more joint ventures with third parties and may only be able to make a few such investments.  As of the date of this prospectus, we have made substantially all of our current investments through joint ventures and intend to continue this strategy.  If we are able to make only a few additional investments, we would not achieve broad diversification of our investments.  Additionally, we are not limited in the number or size of our investments or the percentage of net proceeds we may dedicate to a single asset.  Your investment in our shares will be subject to greater risk to the extent that we lack a diversified portfolio.  In addition, if we are unable to raise substantial funds, our fixed operating expenses, as a percentage of gross income, would be higher, and our financial condition and ability to pay distributions could be adversely affected.

The prior performance information as of December 31, 2008 with respect to the nonpublic real estate investment programs sponsored by affiliates of our advisor is unaudited and may change when the respective audits are complete.

The prior performance information as of December 31, 2008 with respect to the nonpublic programs sponsored by affiliates of our advisor is unaudited.  This information appears in the Prior Performance Tables contained in our Form 8-K filed with the SEC on May 8, 2009 and is incorporated by reference into this prospectus.  The auditors for these programs are currently auditing that financial information.  We have no reason to believe the final audited financial information will differ materially from that appearing in the Form 8-K.  However, the tight credit market and depressed real estate markets the U.S. economy is currently experiencing have led many other real estate companies to record significant losses and recognize impairment in value of assets.  We therefore can provide no assurance that the auditors will not propose material adjustments to the prior performance information as part of their auditing procedures.  Because of the increased chances of material adjustments to the prior performance figures, prospective investors should be more cautious than usual when considering the unaudited 2008 prior performance information for these nonpublic programs.  Such prior performance information should not be relied upon as an indicator of our performance.

If we lose or are unable to obtain key personnel, our ability to implement our investment strategies could be delayed or hindered.

Our success depends to a significant degree upon the continued contributions of our chairman and certain executive officers and other key personnel of us, our advisor and its affiliates, including Robert M. Behringer and Robert S. Aisner, each of whom would be difficult to replace.  We do not have employment agreements with our chairman, executive officers and other key personnel of us, our advisor and its affiliates, and we cannot guarantee that they will remain affiliated with us.  Although our chairman, several of the executive officers and other key personnel of us, our advisor and its affiliates, including Mr. Behringer and Mr. Aisner, have entered into employment agreements with affiliates of our advisor, including Harvard Property Trust, these agreements are terminable at will, and we cannot guarantee that such persons will remain affiliated with our advisor.  If any of our key personnel were to cease their affiliation with us, our advisor or its affiliates, our operating results could suffer.  Further, although Behringer Harvard Holdings has key person insurance on the lives of Robert M. Behringer, Robert S. Aisner, Gerald J. Reihsen, III, Gary S. Bresky and M. Jason Mattox and Jeffrey S. Schwaber, we do not intend to separately maintain key person life insurance on these individuals, or any other person.  We believe that our future success depends, in large part, upon our advisor’s and its affiliates’ ability to hire and retain highly skilled managerial, operational and marketing personnel.  Competition for persons with these skills is intense, and we cannot assure you that our advisor will be successful in attracting and retaining such skilled personnel.  Further, we have established, and intend in the future to establish, strategic relationships with firms that have special expertise in certain services or as to assets both nationally and in certain geographic regions.  Maintaining these relationships will be important for us to effectively compete for assets.  We cannot assure you that we will be successful in attracting and retaining such strategic relationships.  If we lose or are unable to obtain the services of key personnel or do not establish or maintain appropriate strategic relationships, our ability to implement our investment strategies could be delayed or hindered.

If we internalize our management functions, your interest in us could be diluted, and we could incur other significant costs associated with being self-managed.

Our strategy may involve internalizing our management functions.  If we internalize our management functions, we may elect to negotiate to acquire our advisor’s and property manager’s assets and personnel.  Under our advisory management agreement, we are restricted from hiring or soliciting any employee of our advisor or its affiliates for one year from the termination of the agreement.  We are similarly restricted under our property management agreement with respect to the employees of our property manager or its affiliates.  These restrictions could make it difficult to internalize our management functions without acquiring assets and personnel from our advisor and its affiliates for consideration that would be negotiated at that time.  At this time, we cannot be sure of the form or amount of consideration or other terms relating to any such acquisition.  Such consideration could take many forms, including cash payments, promissory notes and shares of our stock.  The payment of such consideration could result in dilution of your interests as a stockholder and could reduce the net income per share and funds from operations per share attributable to your investment.

In addition, while we would no longer bear the costs of the various fees and expenses we expect to pay to our advisor under the advisory management agreement if we internalize, our direct expenses would include general and administrative costs, including legal, accounting and other expenses related to corporate governance and SEC reporting and compliance.  We would also incur the compensation and benefits costs of our officers and other employees and consultants that we now expect will be paid by our advisor or its affiliates.  In addition, we may issue equity awards to officers, employees and consultants, which awards would decrease net income and funds from operations and may further dilute your investment.  We cannot reasonably estimate the amount of fees to our advisor we would save and the costs we would incur if we became self-managed.  If the expenses we assume as a result of an internalization are higher than the expenses we avoid paying to our advisor, our net income per share and funds from operations per share would be lower as a result of the internalization than it otherwise would have been, potentially decreasing the amount of funds available to distribute to our stockholders and the value of our shares.

As currently organized, we will not directly employ any employees.  If we elect to internalize our operations, we would employ personnel and would be subject to potential liabilities commonly faced by employers, such as workers disability and compensation claims, potential labor disputes and other employee-related liabilities and grievances.  Nothing in our charter prohibits us from entering into the transaction described above.

If we internalize our management functions, we could have difficulty integrating these functions as a stand-alone entity.  As of the date of this prospectus, certain personnel of our advisor and its affiliates perform property management, asset management and general and administrative functions, including accounting and financial reporting, for multiple entities.  We could fail to properly identify the appropriate mix of personnel and capital needs to operate as a stand-alone entity.  An inability to manage an internalization transaction effectively could thus result in our incurring excess costs and/or suffering deficiencies in our disclosure controls and procedures or our internal control over financial reporting.  Such deficiencies could cause us to incur additional costs, and our management’s attention could be diverted from most effectively managing our portfolio of investments.

If we continue to pay a portion of our distributions from sources other than our cash flow from operating activities, we will have less funds available to make investments and your overall return may be reduced.

Our organizational documents permit us to make distributions from any source, such as from the proceeds of our prior private offering, this public offering or other offerings, cash advances to us by our advisor, cash resulting from a waiver of asset management fees, and borrowings, including borrowings secured by our assets, in anticipation of future cash flow from operating activities.  If we continue to fund a portion of distributions from the net proceeds from this offering or from additional sources that are other than operating activities, we will have fewer funds available for acquiring properties and other investments, and your overall return may be reduced.  Further, to the extent distributions exceed cash flow from operating activities, a stockholder’s basis in our stock will be reduced and, to the extent distributions exceed a stockholder’s basis, the stockholder may recognize capital gain.  We paid approximately $5,937,182 and $515,214 in distributions for the years ended December 31, 2008 and 2007, respectively.  For each of 2008 and 2007, we elected to use proceeds from our offerings to pay a significant portion of these authorized distributions with the balance paid from operations.

Our rights and the rights of our stockholders to recover claims against our independent directors are limited, which could reduce your and our recovery against them if they negligently cause us to incur losses.

Maryland law provides that a director has no liability in that capacity if he performs his duties in good faith, in a manner he reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances.  Our charter provides that generally no independent director shall be liable to us or our stockholders for monetary damages and that we will generally indemnify them for losses unless they are grossly negligent or engage in willful misconduct.  As a result, you and we may have more limited rights against our independent directors than might otherwise exist under common law, which could reduce your and our recovery from these persons if they act in a negligent manner. In addition, we may be obligated to fund the defense costs incurred by our independent directors (as well as by our other directors, officers, employees of our advisor and its affiliates and agents) in some cases, which would decrease the cash otherwise available for distributions to you.  We will also purchase and maintain insurance on behalf of all of our directors and officers against liability asserted against or incurred by them in their official capacities with us, whether or not we are required or have the power to indemnify them against the same liability.

We have relatively less experience with respect to international investments as compared to domestic investments, which could adversely affect our return on international investments.

The experience of our advisor and its affiliates with respect to investing in multifamily communities or other real estate-related assets located outside the United States is not as extensive as it is with respect to investments in the United States.  We may make international investments after one of our independent directors has at least three years of relevant experience acquiring and managing such international investments.  If and when we do make international investments, our relatively limited experience with respect to such investments could adversely affect our return on them.

Your investment may be subject to additional risks if we make international investments.

In the future, we may make investments in real estate assets located outside the United States and may make or purchase mortgage, bridge, mezzanine or other loans or joint venture interests in mortgage, bridge, mezzanine or other loans made to a borrower located outside the United States or secured by property located outside the United States.  Any international investments may be affected by factors peculiar to the laws of the jurisdiction in which the borrower or the property is located.  These laws may expose us to risks that are different from and in addition to those commonly found in the United States.  Foreign investments could be subject to the following risks:

•                  governmental laws, rules and policies, including laws relating to the foreign ownership of real property or mortgages and laws relating to the ability of foreign persons or corporations to remove profits earned from activities within the country to the person’s or corporation’s country of origin;

•                  variations in currency exchange rates;

•                  adverse market conditions caused by inflation or other changes in national or local economic conditions;

•                  changes in relative interest rates;

•                  changes in the availability, cost and terms of mortgage funds resulting from varying national economic policies;

•                  changes in real estate and other tax rates, the tax treatment of transaction structures and other changes in operating expenses in a particular country where we have an investment;

•                  our REIT tax status not being respected under foreign laws, in which case our income or gains from foreign sources would likely be subject to foreign taxes, withholding taxes, transfer taxes and value added taxes;

•                  lack of uniform accounting standards (including availability of information in accordance with U.S. generally accepted accounting principles);

•                  changes in land use and zoning laws;

•                  more stringent environmental laws or changes in these laws;

•                  changes in the social stability or other political, economic or diplomatic developments in or affecting a country where we have an investment;

•                  we, our sponsor, our advisor and its affiliates have relatively less experience investing in real property or other investments outside the United States than within the United States; and

•                  legal and logistical barriers to enforcing our contractual rights.

Any of these risks could have an adverse effect on our business, results of operations and ability to pay distributions to our stockholders.

If our sponsor, our advisor or its affiliates waive certain fees due to them, our results of operations and distributions may be artificially high.

From time to time, our sponsor, our advisor or its affiliates may agree to waive or defer all or a portion of the acquisition, asset management or other fees, compensation or incentives due to them, pay general administrative expenses or otherwise supplement stockholder returns in order to increase the amount of cash available to make distributions to stockholders.  If our sponsor, our advisor or its affiliates choose to no longer waive or defer such fees and incentives, our results of operations will be lower than in previous periods and your return on your investment could be negatively affected.

Risks Related to Conflicts of Interest

We will be subject to conflicts of interest arising out of our relationships with our advisor and its affiliates, including the material conflicts discussed below.  The “Conflicts of Interest” section of this prospectus provides a more detailed discussion of the conflicts of interest between us and our advisor and its affiliates, and our policies to reduce or eliminate certain potential conflicts.

Because a number of Behringer Harvard-sponsored real estate programs use investment strategies that are similar to ours, our advisor and its and our executive officers will face conflicts of interest relating to the purchase of properties and other real estate-related assets, and such conflicts may not be resolved in our favor.

Although our sponsor generally seeks to avoid simultaneous public offerings of funds that have a substantially similar mix of fund characteristics, including targeted investment types, investment objectives and criteria, and anticipated fund terms, there may be periods during which one or more Behringer Harvard-sponsored programs are seeking to invest in similar properties and other real estate-related investments.  In particular, Behringer Harvard Opportunity REIT II (which is currently conducting an initial public offering) and Behringer Harvard REIT II (which has filed a registration statement relating to a planned initial public offering, but has not yet commenced its offering) are seeking to raise significant offering proceeds for investment in a broad range of property types, including multifamily communities.  As a result, we may be buying properties and other real estate-related investments at the same time as one or more of the other Behringer Harvard-sponsored programs managed by officers and employees of our advisor and/or its affiliates, and these other Behringer Harvard-sponsored programs may use investment strategies that are similar to ours.  Our executive officers and the executive officers of our advisor are also the executive officers of other Behringer Harvard-sponsored REITs and their advisors, the general partners of Behringer Harvard-sponsored partnerships and/or the advisors or fiduciaries of other Behringer Harvard-sponsored programs, and these entities are and will be under common control.  There is a risk that our advisor will choose a property that provides lower returns to us than a property purchased by another Behringer Harvard-sponsored program.  In the event these conflicts arise, we cannot assure you that our best interests will be met when officers and employees acting on behalf of our advisor and on behalf of advisors and managers of other Behringer Harvard-sponsored programs decide whether to allocate any particular property to us or to another Behringer Harvard-sponsored program or affiliate of our advisor, which may have an investment strategy that is similar to ours.  In addition, we may acquire properties in geographic areas where other Behringer Harvard-sponsored programs own properties.  Similar conflicts of interest may apply if our advisor determines to make or purchase mortgage, bridge or mezzanine loans or participations in mortgage, bridge or mezzanine loans on our behalf, because other Behringer Harvard-sponsored programs may be competing with us for such investments.  You will not have the opportunity to evaluate the manner in which these conflicts of interest are resolved before or after making your investment.

Behringer Harvard Multifamily Advisors I and its affiliates, including all of our executive officers and some of our directors will face conflicts of interest caused by their compensation arrangements with us, which could result in actions that are not in the long-term best interests of our stockholders.

Our advisor, Behringer Harvard Multifamily Advisors I and its affiliates, including our dealer manager and our property manager, are entitled to substantial fees from us under the terms of the advisory management agreement, dealer manager agreement and property management agreement.  These fees could influence our advisor’s advice to us as well as the judgment of affiliates of our advisor performing services for us.  Among other matters, these compensation arrangements could affect their judgment with respect to:

•                  the continuation, renewal or enforcement of our agreements with our advisor and its affiliates, including the advisory management agreement, the dealer-manager agreement and the property management agreement;

•                  public offerings of equity by us, which entitle Behringer Securities to dealer-manager fees and will likely entitle our advisor to increased acquisition and asset management fees;

•                  property sales, which entitle our advisor to real estate commissions and the possible issuance to our advisor of shares of our common stock through the conversion of our convertible stock;

•                  property acquisitions from other Behringer Harvard-sponsored programs, which might entitle affiliates of our advisor to real estate commissions and possible success-based sale fees in connection with its services for the seller;

•                  property acquisitions from third parties, which entitle our advisor to acquisition fees and asset management fees;

•                  borrowings to acquire properties, which borrowings will increase the acquisition and asset management fees payable to our advisor;

•                  whether we seek to internalize our management functions, which internalization could result in our retaining some of our advisor’s key officers and employees for compensation that is greater than that which they currently earn or which could require additional payments to affiliates of our advisor to purchase the assets and operations of our advisor;

•                  whether and when we seek to list our common stock on a national securities exchange, which listing could entitle our advisor to the issuance of shares of our common stock through the conversion of our convertible stock;

•                  whether and when we seek to sell our assets, which sale could entitle our advisor to real estate commissions; and

•                  whether and when we have paid distributions to common stockholders such that aggregate distributions are equal to 100% of the price at which we sold our outstanding shares of common stock plus an amount sufficient to produce a 7% cumulative, non-compounded, annual return at that price, which distributions could entitle our advisor to the issuance of shares of our common stock through the conversion of our convertible stock.

The fees our advisor receives in connection with transactions involving the purchase and management of an asset are based on the cost of the investment, including the amount budgeted for the development, construction, and improvement of each asset, and not based on the quality of the investment or the quality of the services rendered to us. This may influence our advisor to recommend riskier transactions to us.  Furthermore, the advisor will refund these fees to the extent they are based on budgeted amounts that prove too high once development, construction, or improvements are completed, but the fact that these fees are initially calculated in part based on budgeted amounts could influence our advisor to overstate the estimated costs of development, construction, or improvements in order to accelerate the cash flow it receives.

In addition, the terms of our convertible stock allow for its conversion into shares of common stock if we terminate the advisor prior to the listing of our shares for trading on a national securities exchange other than as a result of the advisor’s material breach of the advisory management agreement.  To avoid the additional costs of engaging a new advisor or internalizing advisory functions, our independent directors may decide against terminating the advisory management agreement prior to the listing of our shares or disposition of our investments even if termination of the advisory management agreement would be in our best interest.  In addition, the conversion feature of our convertible stock could cause us to make different investment or disposition decisions than we would otherwise make, in order to avoid the stock conversion.  Moreover, our advisor can influence whether and when our common stock is listed for trading on a national securities exchange or our assets are liquidated, and its interest in our convertible stock could influence its judgment with respect to listing or liquidation.

Our advisor will face conflicts of interest relating to joint ventures, tenant-in-common investments or other co-ownership arrangements that we enter with other Behringer Harvard-sponsored programs, which could result in a disproportionate benefit to another Behringer Harvard-sponsored program.

We may enter into joint ventures, tenant-in-common investments or other co-ownership arrangements with other Behringer Harvard-sponsored programs, including Behringer Harvard Opportunity REIT I, Behringer Harvard Opportunity REIT II, Behringer Harvard Short-Term Opportunity Fund I, Behringer Harvard Mid-Term Value Enhancement Fund I, Behringer Harvard REIT I and Behringer Harvard REIT II, for the acquisition, development or improvement of multifamily or other properties as well as the acquisition of real estate-related investments.  The executive officers of our advisor are also the executive officers of other Behringer Harvard-sponsored REITs and their advisors, the general partners of other Behringer Harvard-sponsored partnerships and/or the advisors or fiduciaries of other Behringer Harvard-sponsored programs.  These executive officers will face conflicts of interest in determining which Behringer Harvard-sponsored program should enter into any particular joint venture, tenant-in-common or co-ownership arrangement.  Further, the fiduciary obligation that our advisor or our board of directors may owe to a co-venturer, co-tenant or partner affiliated with our sponsor or advisor may make it more difficult for us to enforce our rights.  These persons may also have a conflict in structuring the terms of the relationship between our interests and the interests of the Behringer Harvard-sponsored co-venturer, co-tenant or partner as well as conflicts of interest in managing the joint venture.

In the event that we enter into a joint venture, tenant-in-common investment or other co-ownership arrangements with another Behringer Harvard-sponsored program or joint venture, our advisor and its affiliates may have a conflict of interest when determining when and whether to buy or sell a particular real estate property, and you may face certain additional risks.  For example, it is anticipated that Behringer Harvard Short-Term Opportunity Fund I will never have an active trading market.  Therefore, if we become listed for trading on a national securities exchange, we may develop more divergent goals and objectives from such joint venturer with respect to the sale of properties in the future.  In addition, in the event we enter into a joint venture with a Behringer Harvard-sponsored program that has a term shorter than ours, the joint venture may be required to sell its properties at the time of the other Behringer Harvard-sponsored program’s liquidation.  We may not desire to sell the properties at such time.  Even if the terms of any joint venture agreement between us and another Behringer Harvard-sponsored program grant us a right of first refusal to buy such properties, we may not have sufficient funds to exercise our right of first refusal under these circumstances.

Because Mr. Behringer and his affiliates indirectly control our advisor and other Behringer Harvard-sponsored programs, agreements and transactions among the parties with respect to any joint venture, tenant-in-common investment or other co-ownership arrangement between or among such parties will not have the benefit of arm’s-length negotiation of the type normally conducted between unrelated co-venturers.  Under these joint ventures, neither co-venturer may have the power to control the venture, and under certain circumstances, an impasse could be reached regarding matters pertaining to the co-ownership arrangement, which might have a negative influence on the joint venture and decrease potential returns to you.  In the event that a co-venturer has a right of first refusal to buy out the other co-venturer, it may be unable to finance such buy-out at that time.  If our interest is subject to a buy/sell right, we may not have sufficient cash, available borrowing capacity or other capital resources to allow us to elect to purchase an interest of a co-venturer subject to the buy/sell right, in which case we may be forced to sell our interest as the result of the exercise of such right when we would otherwise prefer to keep our interest.  Furthermore, we may not be able to sell our interest in a joint venture if we desire to exit the venture for any reason or if our interest is likewise subject to a right of first refusal of our co-venturer or partner, our ability to sell such interest may be adversely impacted by such right.  For a more detailed discussion, see “Conflicts of Interest—Joint Ventures and 1031 Tenant-in-Common Transactions with Affiliates of Our Advisor.”

The sponsor’s master co-investment agreement entered into by a subsidiary of our sponsor with a Dutch Pension Foundation and its affiliates (“PGGM”) requires it to offer PGGM a right of first refusal to co-invest with our sponsor or its affiliates in multifamily development projects that meet certain specified investment guidelines and fully constructed properties that have not yet reached a specific level of stabilization, a significant majority of the type of investments for which we intend to acquire.

Our sponsor has entered into a master co-investment agreement for multifamily-development projects.  Under the agreement, our sponsor or one of its affiliates will generally provide 55% of the capital for each investment, and our BHMP CO-Investment Partner, which is 99% owned by PGGM and 1% indirectly wholly owned by our sponsor, will provide 45% of the capital for each investment.  Generally, our co-investment ownership with our BHMP CO-Investment Partner will incorporate a subsidiary REIT structure to acquire the multifamily development project investment.  PGGM has committed to invest up to $200 million under this arrangement and may increase its commitment to $300 million at any time prior to November 9, 2011.  As of December 31, 2008, PGGM had committed approximately $85.2 million under this arrangement to existing projects.  The master co-investment arrangement is intended to allow for co-investments with any Behringer Harvard-sponsored program; however, because of our investment objectives, we believe that we are the most likely Behringer Harvard-sponsored program to co-invest with the BHMP CO-Investment Partner.  We have committed to invest up to $247 million to projects approved by our board of directors and expect that we will generally provide the 55% of capital for each such investment that is required from an affiliate of our sponsor.  In addition, we have agreed to increase this commitment to $370 million if PGGM were to increase its capital commitment to the BHMP CO-Investment Partner to $300 million.  Until PGGM has reached its $200 million commitment, PGGM has a right of first refusal to co-invest in multifamily-development investments of the type targeted by the master co-investment arrangement that are made by our sponsor or its affiliates.  This arrangement makes it unlikely that we will pursue on our own multifamily-development investment opportunities of the type targeted by the master co-investment arrangement until the capital commitment of PGGM has been substantially invested.  See “Investment Objectives and Criteria—Acquisition and Investment Policies—Joint Venture Investments—Co-Investments with Dutch Foundation.”

Our advisor’s executive officers and key personnel and the executive officers and key personnel of Behringer Harvard-affiliated entities that conduct our day-to-day operations and this offering will face competing demands on their time, and this may cause our investment returns to suffer.

We rely upon the executive officers of our advisor and the executive officers and employees of Behringer Harvard-affiliated entities to conduct our day-to-day operations and this offering.  These persons also conduct the day-to-day operations of other Behringer Harvard-sponsored programs, including (x) other public programs such as Behringer Harvard REIT I, Behringer Harvard Opportunity REIT I, Behringer Harvard Opportunity REIT II (which is also currently raising capital), Behringer Harvard Short-Term Opportunity Fund I, and Behringer Harvard Mid-Term Value Enhancement Fund I, (y) Behringer Harvard REIT II, a newly organized program that has filed a registration statement relating to an initial public offering, and (z) numerous private programs.  These persons may have other business interests as well.  Because these persons have competing interests on their time and resources, they may have conflicts of interest in allocating their time between our business and these other activities.  Should our advisor inappropriately devote insufficient time or resources to our business, the returns on our investments may suffer.

Our officers face conflicts of interest related to the positions they hold with entities affiliated with our advisor, which could diminish the value of the services they provide to us.

All of our executive officers, including Mr. Aisner, who serves as our Chief Executive Officer and a director, are also officers of one or more other entities affiliated with our advisor, including our property manager, our dealer manager and the advisors and fiduciaries to other Behringer Harvard-sponsored programs.  As a result, these individuals owe fiduciary duties to these other entities and their investors, which may conflict with the fiduciary duties that they owe to us and our stockholders.  Their loyalties to these other entities and investors could result in action or inaction that is detrimental to our business, which could harm the implementation of our business strategy and our investment and leasing opportunities.  Conflicts with our business and interests are most likely to arise from involvement in activities related to:  (1) allocation of new investments and management time and services between us and the other entities; (2) the timing and terms of the investment in or sale of an asset; (3) development of our properties by affiliates of our advisor; (4) investments with affiliates of our advisor; (5) compensation and incentives to our advisor; and (6) our relationship with our dealer manager and property manager.  If we do not successfully implement our business strategy, we may be unable to generate the cash needed to make distributions to you and to maintain or increase the value of our assets.

Your investment will be diluted upon conversion of the convertible stock.

Our advisor purchased 1,000 shares of our convertible stock for an aggregate purchase price of $1,000.  Under limited circumstances, these shares may be converted into shares of our common stock, resulting in dilution of our stockholders’ interest in us.  Our convertible stock will convert into shares of common stock on one of two events.  First, it will convert if we have paid distributions to common stockholders such that aggregate distributions are equal to 100% of the price at which we sold our outstanding shares of common stock plus an amount sufficient to produce a 7% cumulative, non-compounded, annual return at that price.  Alternatively, the convertible stock will convert if we list our shares of common stock on a national securities exchange and, on the 31st trading day after listing, the value of our company based on the average trading price of our shares of common stock since the listing, plus prior distributions, combine to meet the same 7% return threshold for our common stockholders.  Each of these two events is a “Triggering Event.”  Upon a Triggering Event, our convertible stock will, unless our advisory management agreement with our advisor has been terminated or not renewed on account of a material breach by our advisor, generally convert into shares of common stock with a value equal to 15% of the excess of the value of the company plus the aggregate value of distributions paid to date on the then outstanding shares of our common stock over the aggregate issue price of those outstanding shares plus a 7% cumulative, non-compounded, annual return on the issue price of those outstanding shares.  However, if our advisory management agreement with our advisor expires without renewal or is terminated (other than because of a material breach by our advisor) prior to a Triggering Event, then upon a Triggering Event the holder of the convertible stock will be entitled to a prorated portion of the number of shares of common stock determined by the foregoing calculation, where such proration is based on the percentage of time that we were advised by our advisor.  As a result, following conversion, the holder of the convertible stock will be entitled to a portion of amounts distributable to our stockholders, which such amounts distributable to the holder could be significant.  Our advisor and Mr. Behringer can influence whether and when our common stock is listed for trading on a national securities exchange or our assets are liquidated, and their interest in our convertible stock could influence their judgment with respect to listing or liquidation.  See “Description of Shares—Convertible Stock.”

Because we rely on affiliates of Behringer Harvard Holdings for the provision of advisory, property management and dealer manager services, if Behringer Harvard Holdings is unable to meet its obligations we may be required to find alternative providers of these services, which could result in a significant and costly disruption of our business.

Behringer Harvard Holdings, through one or more of its subsidiaries, owns and controls our advisor, our property manager, and our dealer manager.  The operations of our advisor, our property manager and our dealer manager rely substantially on Behringer Harvard Holdings.  In light of the common ownership of these entities and their reliance on Behringer Harvard Holdings, we consider the financial condition of Behringer Harvard Holdings when assessing the financial condition of our advisor, our property manager and our dealer manager.  Behringer Harvard Holdings is largely dependent on fee income from its sponsored real estate programs.  The current real estate market disruptions could adversely affect the amount of such fee income.  In the event that Behringer Harvard Holdings becomes unable to meet its obligations as they become due, we might be required to find alternative service providers, which could result in a significant disruption of our business and would likely adversely affect the value of your investment in us.

Risks Related to Our Business in General

A limit on the number of shares a person may own may discourage a takeover.

Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT.  Unless exempted by our board of directors, no person may own more than 9.8% of our outstanding shares of common or preferred stock.  This restriction may have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might otherwise provide our stockholders with the opportunity to receive a control premium for their shares.  See “Description of Shares—Restriction on Ownership of Shares.”

Our charter permits our board of directors to issue stock with terms that may subordinate the rights of the holders of our current common stock or discourage a third party from acquiring us.

Our charter permits our board of directors to issue up to 1,000,000,000 shares of capital stock.  Our board of directors, without any action by our stockholders, may:  (1) increase or decrease the aggregate number of shares; (2) increase or decrease the number of shares of any class or series we have authority to issue; or (3) classify or reclassify any unissued common stock or preferred stock and establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of any such stock.  Thus, our board of directors could authorize the issuance of such stock with terms and conditions that could subordinate the rights of the holders of our current common stock or have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for holders of our common stock.  See “Description of Shares—Preferred Stock.”

Maryland law prohibits certain business combinations, which may make it more difficult for us to be acquired.

Under Maryland law, “business combinations” between a Maryland corporation and an “interested stockholder” or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder.  These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities.  An interested stockholder is defined as:

•                  any person who beneficially owns 10% or more of the voting power of the then outstanding voting stock of the corporation; or

•                  an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder.  However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the expiration of the five-year period described above, any business combination between the Maryland corporation and an interested stockholder must generally be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•                  80% of the votes entitled to be cast by holders of the then outstanding shares of voting stock of the corporation; and

•                  two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.  Maryland law also permits various exemptions from these provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder.  The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.  See “Description of Shares—Provisions of Maryland Law and of Our Charter and Bylaws—Business Combinations.”

Maryland law also limits the ability of a third party to buy a large stake in us and exercise voting power in electing directors.

Maryland law provides a second anti-takeover statute, the Control Share Acquisition Act, which provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by the corporation’s disinterested stockholders by a vote of two-thirds of the votes entitled to be cast on the matter.  Shares of stock owned by interested stockholders, that is, by the acquirer, by officers or by directors who are employees of the corporation, are excluded from the vote on whether to accord voting rights to the control shares.  “Control shares” are voting shares of stock that would entitle the acquirer to exercise voting power in electing directors within specified ranges of voting power.  Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval.  A “control share acquisition” means the acquisition of control shares.  The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) to acquisitions approved or exempted by a corporation’s charter or bylaws.  Our bylaws contain a provision exempting from the Control Share Acquisition Act any and all acquisitions by any person of shares of our stock.  We can offer no assurance that this provision will not be amended or eliminated at any time in the future.  This statute could have the effect of discouraging offers from third parties to acquire us and increasing the difficulty of successfully completing this type of offer by anyone other than our affiliates or any of their affiliates.  See “Description of Shares—Provisions of Maryland Law and of Our Charter and Bylaws—Control Share Acquisitions.”

Our charter includes an anti-takeover provision that may discourage a stockholder from launching a tender offer for our shares.

Our charter provides that any tender offer made by a stockholder, including any “mini-tender” offer, must comply with most provisions of Regulation 14D of the Exchange Act.  The offering stockholder must provide our company notice of such tender offer at least ten business days before initiating the tender offer.  If the offering stockholder does not comply with these requirements, our company will have the right to redeem that stockholder’s shares and any shares acquired in such tender offer.  In addition, the non-complying stockholder shall be responsible for all of our company’s expenses in connection with that stockholder’s noncompliance.  This provision of our charter may discourage a stockholder from initiating a tender offer for our shares and prevent you from receiving a premium price for your shares in such a transaction.

Your investment return may be reduced if we are required to register as an investment company under the Investment Company Act.

We are not registered as an investment company under the Investment Company Act of 1940, as amended (“Investment Company Act”), based on exceptions that we believe are available to us.  If we were obligated to register as an investment company, we would have to comply with a variety of substantive requirements under the Investment Company Act imposing, among other things:

•                  limitations on capital structure;

•                  restrictions on specified investments;

•                  prohibitions on transactions with affiliates; and

•                  compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly change our operations.

In order to be excluded from regulation under the Investment Company Act, our operating partnership and/or certain of its subsidiaries intend to engage primarily in the business of buying mortgages and other liens on or interests in real estate.  The position of the staff of the SEC’s Division of Investment Management generally requires such entities to maintain at least 55% of our assets directly in qualifying real estate interests in order for us to maintain our exception to the Investment Company Act.  Generally, mezzanine loans, second mortgages, commercial mortgage-backed securities (“CMBS”), tenant-in-common interests (“TICs”) and interests in joint ventures that own qualifying assets may constitute qualifying real estate interests under this exception if certain conditions are met.  Our ownership of mezzanine loans, second mortgages, CMBS, TICs and real estate joint venture interests, therefore, will be limited by provisions of the Investment Company Act and SEC staff interpretations.  Generally, the SEC’s Division of Investment Management has taken no formal position as to whether CMBS should be treated as qualifying assets and no recent formal position as to whether TICs should be treated as qualifying assets.

To maintain compliance with our exception to the Investment Company Act, we may be unable to sell assets we would otherwise want to sell and may need to sell assets we would otherwise wish to retain.  In addition, we may have to acquire additional income- or loss-generating assets that we might not otherwise have acquired.

If we were required to register as an investment company but failed to do so, we could be prohibited from engaging in our business and criminal and civil actions could be brought against us.  In addition, our contracts could be unenforceable, and a court could appoint a receiver to take control of us and liquidate our business.

Rapid changes in the values of potential investments in CMBS or other real estate-related investments may make it more difficult for us to maintain our qualification as a REIT or exception from the Investment Company Act.

If the market value or income potential of our real estate-related investments, including potential investments in CMBS, declines as a result of increased interest rates, prepayment rates or other factors, we may need to increase our real estate investments and income and/or liquidate our non-qualifying assets in order to maintain our REIT qualification or our exception from registration under the Investment Company Act.  If the decline in real estate asset values and/or income occurs quickly, this may be especially difficult to accomplish.  This difficulty may be exacerbated by the illiquid nature of any non-real estate assets that we may own.  We may have to make investment decisions that we otherwise would not make absent REIT and Investment Company Act considerations.

Stockholders have limited control over changes in our policies and operations.

Our board of directors determines our major policies, including our policies regarding financing, growth, debt capitalization, REIT qualification and distributions.  Our board of directors may amend or revise these and other policies without a vote of the stockholders.  Our charter sets forth the stockholder voting rights required to be set forth therein under the NASAA REIT Guidelines.  Under our charter and the Maryland General Corporation Law, our stockholders currently have a right to vote only on the following matters:

•                  the election or removal of directors;

•                  any amendment of our charter, except that our board of directors may amend our charter without stockholder approval to:

      change our name;

      increase or decrease the aggregate number of our shares;

      increase or decrease the number of our shares of any class or series that we have the authority to issue;

      classify or reclassify any unissued shares by setting or changing the preferences, conversion or other rights, restrictions, limitations as to distributions, qualifications or terms and conditions of redemption of such shares;

      effect reverse stock splits; and

      after the listing of our shares of common stock on a national securities exchange, opting into any of the provisions of Subtitle 8 of Title 3 of the Maryland General Corporation Law (see “Description of Shares—Provisions of Maryland Law and of Our Charter and Bylaws—Subtitle 8” below);

•                  a reorganization as provided in our charter;

•                  our liquidation and dissolution; and

•                  our being a party to any merger, consolidation, sale or other disposition of substantially all of our assets (notwithstanding that Maryland law may not require stockholder approval).

All other matters are subject to the discretion of our board of directors.

Our board of directors may change our investment policies and objectives generally and at the individual investment level without stockholder approval, which could alter the nature of your investment.

Our charter requires that our independent directors review our investment policies with sufficient frequency and at least annually to determine that the policies we are following are in the best interest of the stockholders.  In addition to our investment policies and objectives, we may also change our stated strategy for any investment in an individual property.  These policies may change over time.  The methods of implementing our investment policies may also vary, as new investment techniques are developed.  Our investment policies, the methods for their implementation, and our other objectives, policies and procedures may be altered by our board of directors without the approval of our stockholders.  As a result, the nature of your investment could change without your consent.

You may not be able to sell your shares under the share redemption program and, if you are able to sell your shares under the program, you may not be able to recover the amount of your investment in our shares.

Our board of directors approved the share redemption program, but may amend, suspend or terminate our share redemption program at any time.  Our board of directors may reject any request for redemption of shares.  Further,  there are many limitations on your ability to sell your shares pursuant to the share redemption program.  Any stockholder requesting repurchase of their shares pursuant to our share redemption program will be required to certify to us that such stockholder acquired the shares by either (1) a purchase directly from us or (2) a transfer from the original investor by way of (i) a bona fide gift not for value to, or for the benefit of, a member of the stockholder’s immediate or extended family, (ii) a transfer to a custodian, trustee or other fiduciary for the account of the stockholder or his or her immediate or extended family in connection with an estate planning transaction, including by bequest or inheritance upon death or (iii) operation of law.

In addition, our share redemption program contains other restrictions and limitations.  Shares will be redeemed on a quarterly basis, pro rata among all stockholders requesting redemption in such quarter, with a priority given to redemptions upon the death or qualifying disability of a stockholder or redemptions sought upon a stockholder’s confinement to a long-term care facility; next, to stockholders who demonstrate, in the discretion of our board of directors, another involuntary, exigent circumstance, such as bankruptcy; next, to stockholders subject to a mandatory distribution requirement under such stockholder’s IRA; and, finally, to other redemption requests.  You must hold your shares for at least one year prior to seeking redemption under the share redemption program, except that our board of directors may waive this one-year holding requirement with respect to redemptions sought upon the death or qualifying disability of a stockholder or redemptions sought upon a stockholder’s confinement to a long-term care facility or for other exigent circumstances and that if a stockholder is redeeming all of his or her shares the board of directors may waive the one-year holding requirement with respect to shares purchased pursuant to the distribution reinvestment plan. We will not redeem more than 5% of the weighted average number of shares outstanding during the twelve-month period immediately prior to the date of redemption.  Our board of directors will determine from time to time, and at least quarterly, whether we have sufficient excess cash to repurchase shares.  Generally, the cash available for redemption will be limited to proceeds from our distribution reinvestment plan plus 1% of the operating cash flow from the previous fiscal year (to the extent positive).

Further, our board of directors reserves the right to reject any request for redemption or to terminate, suspend, or amend the share redemption program at any time.  Therefore, in making a decision to purchase shares of our common stock, you should not assume that you will be able to sell any of your shares back to us pursuant to our share redemption program.  For a more detailed description of the share redemption program, see “Description of Shares—Share Redemption Program.”

If you are able to resell your shares to us pursuant to our share redemption program, you will likely receive substantially less than the amount paid to acquire the shares from us or the fair market value of your shares, depending upon how long you owned the shares.

Other than redemptions following the death or qualifying disability of a stockholder or redemptions sought upon a stockholder’s confinement to a long-term care facility, the purchase price for such shares we repurchase under our proposed redemption program will equal (1) prior to the time we begin having appraisals performed, the amount by which (a) the lesser of (i) 90% of the average issue price for all of your shares (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our common stock) or (ii) 90% of the offering price of shares in our most recent offering exceeds (b) the aggregate amount of net sale proceeds per share, if any, distributed to stockholders prior to the redemption date as a result of the sale of one or more of our investments; or (2) after we begin obtaining appraisals performed, the lesser of (a) 100% of the average issue price per share for all of your shares (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our common stock) or (b) 90% of the estimated value per share, as determined by the most recent appraisal.  Accordingly, you may receive less by selling your shares back to us than you would receive if our investments were sold for their estimated values and such proceeds were distributed in our liquidation.

We may not successfully implement our exit strategy, in which case you may have to hold your investment for an indefinite period.

Depending upon then-prevailing market conditions, we intend to begin to consider the process of liquidating and distributing cash or listing our shares on a national securities exchange within four to six years after the termination of this primary offering.  If we have not begun the process to list our shares for trading on a national securities exchange or to liquidate at any time after the sixth anniversary of the termination of this primary offering, unless such date is extended by our board of directors including a majority of our independent directors, we will furnish a proxy statement to stockholders to vote on a proposal for our orderly liquidation upon the written request of stockholders owning 10% or more of our outstanding common stock.  The liquidation proposal would include information regarding appraisals of our portfolio.  By proxy, stockholders holding a majority of our shares could vote to approve our liquidation.  If our stockholders did not approve the liquidation proposal, we would obtain new appraisals and resubmit the proposal by proxy statement to our stockholders up to once every two years upon the written request of stockholders owning 10% or more of our outstanding common stock.

Market conditions and other factors could cause us to delay the listing of our shares on a national securities exchange or to delay the commencement of our liquidation beyond six years from the termination of this primary offering.  If so, our board of directors and our independent directors may conclude that it is not in our best interest for us to furnish a proxy statement to stockholders for the purpose of voting on a proposal for our orderly liquidation.  Our charter permits our board of directors, with the concurrence of a majority of our independent directors, to defer the furnishing of such a proxy indefinitely.  Therefore, if we are not successful in implementing our exit strategy, your shares will continue to be illiquid and you may, for an indefinite period of time, be unable to convert your investment into cash easily and could suffer losses on your investment.

We may incur costs associated with changing our name if we are no longer permitted to use “Behringer Harvard” in our name.

We entered into a service mark license agreement with Behringer Harvard Holdings for use of the name “Behringer Harvard.”  Pursuant to the agreement, when an affiliate of Behringer Harvard Holdings no longer serves as one of our officers or directors, Behringer Harvard Holdings may terminate our service mark license agreement and may require us to change our name to eliminate the use of the words “Behringer Harvard.”  We will be required to pay any costs associated with changing our name.

We established the offering price for the shares on an arbitrary basis; as a result, the offering price of the shares is not related to any independent valuation.

Our board of directors has arbitrarily determined the offering price of the shares, and such price bears no relationship to our book or asset values, or to any other established criteria for valuing outstanding shares.  Because the offering price is not based upon any independent valuation, the offering price may not be indicative of the proceeds that you would receive upon liquidation.

Because the dealer manager is an affiliate of our advisor, investors will not have the benefit of an independent review of us or the prospectus, which are customarily performed in underwritten offerings.

The dealer manager, Behringer Securities, is an affiliate of our advisor and will not make an independent review of us or the offering.  Accordingly, you do not have the benefit of an independent review of the terms of this offering.  Further, the due diligence investigation of us by the dealer manager cannot be considered to be an independent review and, therefore, may not be as meaningful as a review conducted by a broker-dealer or investment banker unaffiliated with our advisor.

Your indirect interest in our operating partnership, Behringer Harvard Multifamily OP I, will be diluted if we or our operating partnership issues additional securities.

Existing stockholders and new investors purchasing shares of common stock in this offering do not have preemptive rights to any shares issued by us in the future.  Our charter currently has authorized 1,000,000,000 shares of capital stock, of which 875,000,000 shares are designated as common stock, 124,999,000 shares are designated as preferred stock and 1,000 shares are designated as convertible stock.  Subject to any limitations set forth under Maryland law, our board of directors may amend our charter to increase the number of authorized shares of capital stock, or increase or decrease the number of shares of any class or series of stock designated, and may classify or reclassify any unissued shares without the necessity of obtaining stockholder approval.  Shares will be issued in the discretion of our board of directors.  Investors purchasing shares in this offering will likely experience dilution of their equity investment in us in the event that we:  (1) sell shares in this offering or sell additional shares in the future, including those issued pursuant to the distribution reinvestment plan; (2) sell securities that are convertible into shares of our common stock; (3) issue shares of our common stock in a private offering of securities to institutional investors; (4) issue shares of common stock upon the conversion of our convertible stock; (5) issue shares of common stock upon the exercise of any options granted to our independent directors or employees of our advisor and BHM Management, our property manager and an affiliate of our advisor, or their duly licensed affiliates; (6) issue restricted stock or other awards pursuant to our Incentive Award Plan; (7) issue shares to our advisor, its successors or assigns, in payment of an outstanding fee obligation as set forth under our advisory management agreement; or (8) issue shares of our common stock to sellers of properties acquired by us in connection with an exchange of limited partnership interests of Behringer Harvard Multifamily OP I.  In addition, the partnership agreement for Behringer Harvard Multifamily OP I contains provisions that allow, under certain circumstances, other entities, including other Behringer Harvard-sponsored programs, to merge into or cause the exchange or conversion of their interest for interests of Behringer Harvard Multifamily OP I.  Because the limited partnership interests of Behringer Harvard Multifamily OP I may be exchanged for shares of our common stock, any merger, exchange or conversion between Behringer Harvard Multifamily OP I and another entity ultimately could result in the issuance of a substantial number of shares of our common stock, thereby diluting the percentage ownership interest of other stockholders.  Because of these and other reasons described in this “Risk Factors” section, you should not expect to be able to own a significant percentage of our shares.

Payment of fees to our advisor and its affiliates will reduce cash available to us for investment and payment of distributions.

Our advisor and its affiliates will perform services for us in connection with, among other things, the offer and sale of our shares, the selection and acquisition of our properties and real estate-related assets, the management of our properties, the servicing of our mortgage, bridge, mezzanine or other loans, the administration of our other investments and the disposition of our assets.  They will be paid substantial fees for these services.  These fees will reduce the amount of cash available for investment or distributions to stockholders.  For a more detailed discussion of these fees, see “Management—Management Compensation.”

We may be restricted in our ability to replace our property manager under certain circumstances.

Under the terms of our property management agreement, we may terminate the agreement upon 30 days’ notice in the event of, and only in the event of, a showing of willful misconduct, gross negligence or deliberate malfeasance by the property manager in performing its duties.  Our board of directors may find the performance of our property manager to be unsatisfactory.  However, unsatisfactory performance by the property manager may not constitute “willful misconduct, gross negligence or deliberate malfeasance.”  As a result, we may be unable to terminate the property management agreement at the desired time, which may have an adverse effect on the management and profitability of our properties.

Distributions may be paid from capital and there can be no assurance that we will be able to achieve expected cash flows necessary to continue to pay initially established distributions or maintain distributions at any particular level, or at all.

There are many factors that can affect the availability and timing of cash distributions to stockholders.  Distributions generally will be based upon such factors as the amount of cash available or anticipated to be available from real estate investments, mortgage, bridge or mezzanine loans and other investments, current and projected cash requirements and tax considerations.  Because we may receive income from interest or rents at various times during our fiscal year, distributions paid may not reflect our income earned in that particular distribution period.  The amount of cash available for distributions will be affected by many factors, such as our ability to acquire properties and real estate-related assets as offering proceeds become available, the income from those investments and yields on securities of other real estate programs that we invest in, as well as our operating expense levels and many other variables.  Actual cash available for distribution may vary substantially from estimates.  We can give no assurance that we will be able to achieve our anticipated cash flow or that distributions will increase over time.  Nor can we give any assurance that:  (1) rents from the properties will increase; (2) the securities we buy will increase in value or provide constant or increased distributions over time; (3) the loans we make will be repaid or paid on time; (4) loans will generate the interest payments that we expect; or (5) future acquisitions of properties, mortgage, bridge or mezzanine loans, other investments or our investments in securities will increase our cash available for distributions to stockholders.  Our actual results may differ significantly from the assumptions used by our board of directors in establishing the distribution rates to stockholders.

Many of the factors that can affect the availability and timing of cash distributions to stockholders are beyond our control, and a change in any one factor could adversely affect our ability to pay future distributions.  For instance:

•                  If a significant number of multifamily residents default or terminate on their leases, there could be a decrease or cessation of rental payments, which would mean less cash available for distributions.

•                  Any failure by a borrower under our mortgage, bridge, mezzanine or other loans to repay the loans or interest on the loans will reduce our income and distributions to stockholders.

•                  Cash available for distributions may be reduced if we are required to spend money to correct defects or to make improvements to properties.

•                  Cash available to make distributions may decrease if the assets we acquire have lower yields than expected.

•                  There may be a delay between the sale of the common stock and our purchase of real properties.  During that time, we may invest in lower yielding short-term instruments, which could result in a lower yield on your investment.

•                  If we lend money to others, such funds may not be repaid in accordance with the loan terms or at all, which could reduce cash available for distributions.

•                  Federal income tax laws require REITs to distribute at least 90% of their REIT taxable income to stockholders each year.  This limits the earnings that we may retain for corporate growth, such as asset acquisition, development or expansion and makes us more dependent upon additional debt or equity financing than corporations that are not REITs.  If we borrow more funds in the future, more of our operating cash will be needed to make debt payments and cash available for distributions may decrease.

•                  In connection with future acquisitions, we may issue additional shares of common stock, operating partnership units or interests in other entities that own our properties.  We cannot predict the number of shares of common stock, units or interests that we may issue, or the effect that these additional shares might have on cash available for distribution to you.  If we issue additional shares, they could reduce the cash available for distribution to you.

•                  We make distributions to our stockholders to comply with the distribution requirements of the Internal Revenue Code and to eliminate, or at least minimize, exposure to federal income taxes and the nondeductible REIT excise tax.  Differences in timing between the receipt of income and the payment of expenses, and the effect of required debt payments, could require us to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT.

In addition, our board of directors, in its discretion, may retain any portion of our cash on hand for capital needs and improvements.  We cannot assure you that sufficient cash will be available to make distributions to you.

Until proceeds from this offering are invested and generating cash flow from operating activities sufficient to make distributions to our stockholders, we have and may continue to make some or all of our distributions from sources other than cash flow from operating activities, including the proceeds of this offering, cash advanced to us by our advisor, cash resulting from a deferral of asset management fees and/or from borrowings (including borrowings secured by our assets) in anticipation of future cash flow from operating activities, which may reduce the amount of capital we ultimately invest and negatively impact the return on your investment and the value of your investment.

We expect that cash distributions to our stockholders generally will be paid from cash available or anticipated from the cash flow from our investments in properties, real estate securities, mortgage, bridge or mezzanine loans and other real estate-related assets.  However, until proceeds from this offering are invested and generating cash flow from operating activities sufficient to make distributions to our stockholders, we have and may continue to make some or all of our distributions from the proceeds of this offering, cash advanced to us by our advisor, cash resulting from a waiver or deferral of asset management fees, cash from the sale of our assets or a portion thereof and borrowings (including borrowings secured by our assets) in anticipation of future cash flow.  In addition, to the extent our investments are in development or redevelopment projects, or in properties that have significant capital requirements, our ability to make distributions may be negatively impacted, especially during our early period of operation.  Once our development projects are completed and begin to generate income, we intend to use such increased income to make distributions to our stockholders.  Accordingly, the amount of distributions paid at any time may not reflect current cash flow from our operations.  To the extent distributions are paid from the proceeds of this offering, cash advanced to us by our advisor, cash resulting from a deferral of asset management fees and/or from borrowings (including borrowings secured by our assets) in anticipation of future cash flow, we will have less capital available to invest in properties and other real estate-related assets, which may negatively impact our ability to make investments and substantially reduce current returns and capital appreciation.  In that event, we may not be able to use 91.1% of the gross proceeds raised in this offering (89.0% with respect to gross proceeds from our primary offering and 100% with respect to gross proceeds from our distribution reinvestment plan) for investment in real estate, loans and other investments, paying acquisition fees and expenses incurred in making such investments and for any capital reserves we may establish until such time as we have sufficient cash flows from operations to fully fund our distributions.

Our revenue and net income may vary significantly from one period to another due to investments in opportunity-oriented properties and portfolio acquisitions, which could increase the variability of our cash available for distributions.

We have made and may continue to make investments in opportunity-oriented properties in various phases of development, redevelopment or repositioning and portfolio acquisitions, which may cause our revenues and net income to fluctuate significantly from one period to another.  Projects do not produce revenue while in development or redevelopment.  During any period when our projects in development or redevelopment or those with significant capital requirements increase without a corresponding increase in stable revenue-producing properties, our revenues and net income will likely decrease.  Many factors may have a negative impact on the level of revenues or net income produced by our portfolio of investments, including higher than expected construction costs, failure to complete projects on a timely basis, failure of the properties to perform at expected levels upon completion of development or redevelopment, and increased borrowings necessary to fund higher than expected construction or other costs related to the project.  Further, our net income and stockholders’ equity could be negatively affected during periods with large portfolio acquisitions, which generally require large cash outlays and may require the incurrence of additional financing.  Any such reduction in our revenues and net income during such periods could cause a resulting decrease in our cash available for distributions during the same periods.

Development projects in which we invest may not be completed successfully or on time, and guarantors of the projects may not have the financial resources to perform their obligations under the guaranties they provide.

We may make equity investments in, acquire options to purchase interests in or make mezzanine loans to the owners of real estate development projects.  Our return on these investments is dependent upon the projects being completed successfully, on budget and on time.  To help ensure performance by the developers of properties that are under construction, completion of these properties is generally guaranteed either by a completion bond or performance bond.  Our advisor may rely upon the substantial net worth of the contractor or developer or a personal guarantee accompanied by financial statements showing a substantial net worth provided by an affiliate of the entity entering into the construction or development contract as an alternative to a completion bond or performance bond.    For a particular investment, we may obtain guaranties that the project will be completed on time, on budget and in accordance with the plans and specifications and that the mezzanine loan will be repaid.  However, we may not obtain such guaranties and cannot ensure that the guarantors will have the financial resources to perform their obligations under the guaranties they provide.  We intend to manage these risks by ensuring, to the best of our ability, that we invest in projects with reputable, experienced and resourceful developers.  If we are unable to manage these risks effectively, our results of operations, financial condition and ability to make distributions to you will be adversely affected.

Our reliance on common developers/guarantors may materially adversely affect our investments should a developer/guarantor become unable to meet its obligations to us.  As of March 31, 2009, our interests in three loans on three separate development projects with a common developer/guarantor totaled approximately 20% of our total assets.  The developer/guarantor has been issued a “going concern” qualification in respect of its 2008 audited consolidated financial statements.

We have made and may continue to make investments in multifamily development projects with common developers/guarantors, which increases our risks should a developer/guarantor become unable to meet its obligations to the senior construction lender, to us or to the other investors in these projects.   As of March 31, 2009, Fairfield Residential, LLC and its affiliates (“Fairfield Residential”) served as a common developer/guarantor for three multifamily community developments in which we have invested   (Baileys Crossing, Cameron House and 55 Hundred, or the “Fairfield Projects”).  Our investments in these developments have been mezzanine loans and an equity investment.  Our portion of these investments (which we have made through joint ventures) was collectively $33.8 million (20% of our total assets) as of March 31, 2009.  Because our equity or lending positions are subordinate to senior construction loans with respect to each of these development projects, a default by Fairfield Residential on its obligations to the senior construction lender, to us or to the other investors in the development project could result in a partial or total loss of the value of our investment in such development project.

Subsequent to the quarter ended March 31, 2009, we received the December 31, 2008 audited consolidated financial statements of Fairfield Residential.  In the consolidated financial statements, the auditor expressed concern that Fairfield Residential might not be able to continue to operate as a going concern through the end of 2009.  Because Fairfield Residential has guaranteed repayment of each of the senior construction loans that are funding construction of the Fairfield Projects, as well as completion of such projects, further deterioration in Fairfield Residential’s financial condition may give rise to an event of default under the senior construction loan agreements.  If there is an event of default under a senior construction loan, under our intercreditor agreements with the senior construction lenders or otherwise, we expect to have an opportunity to (a) cure the default, (b) purchase the senior construction loan or (c) otherwise negotiate a solution acceptable to the senior construction lender.  If we are unable to reach such a solution, the senior construction lender may declare the loan due and foreclose on the underlying property.  If the senior construction lenders foreclose on the Fairfield Projects, we may lose the entire value of our loan and equity investments in these development projects.  Even if we are able to prevent foreclosure, such negotiations may require us to agree to less desirable investment terms than we currently have.  Further, any losses on the development project caused by refinancing and engaging a new developer and delays in construction will be absorbed first by the equity investors (of which we are one with respect to the 55 Hundred project) and then by us as mezzanine lender, before any losses are absorbed by the senior construction lender.

Under certain circumstances, a subsidiary REIT may be required to sell its capital stock rather than its assets.

Under certain circumstances, a subsidiary REIT may be required to sell its capital stock rather than any assets held by that subsidiary REIT, which may limit the number of persons willing to acquire indirectly any assets held by that subsidiary REIT.  As a result, we may not be able to realize a return on our investment in a joint venture, such as a BHMP CO-JV with our BHMP CO-Investment Partner, at the time or on the terms we desire.

Adverse economic conditions will negatively affect our returns and profitability.

Our operating results may be affected by many factors, including a continued or exacerbated general economic slowdown experienced by the nation as a whole or by the local economies where our properties and properties underlying our other real estate-related investments are located.  These factors include:

•                  poor economic conditions may result in defaults by residents of our multifamily communities and borrowers under our mortgage, bridge, mezzanine or other loans;

•                  job transfers and layoffs may cause resident vacancies at our multifamily communities to increase;

•                  increasing concessions, reduced rental rates or capital improvements may be required to maintain occupancy levels;

•                  increased insurance premiums may reduce funds available for distribution or, to the extent these increases are passed through to residents, may lead to resident defaults.  Also, increased insurance premiums may make it difficult to increase rents on apartment units to residents on turnover, which may adversely affect our ability to increase our returns; and

•                  the length and severity of any economic slowdown or downturn cannot be predicted.  Our operations could be negatively affected to the extent that an economic slowdown or downturn is prolonged or becomes more severe.

The failure of any bank in which we deposit our funds could reduce the amount of cash we have available to pay distributions and make additional investments.

We invest our cash and cash equivalents between several banking institutions in an attempt to minimize exposure to any one of these entities.  However, the FDIC generally only insures limited amounts per depositor per insured bank.  Beginning October 3, 2008 through December 31, 2009, the FDIC is insuring up to $250,000 per depositor per insured bank; on January 1, 2010, the standard coverage limit will return to $100,000 for most deposit categories.  (Unlimited deposit insurance coverage will be available to our non-interest bearing transaction accounts held at those institutions participating in FDIC’s Temporary Liquidity Guarantee Program through December 31, 2009.)  As of December 31, 2008 and December 31, 2007, we had cash and cash equivalents and restricted cash deposited in interest bearing transaction accounts at certain financial institutions exceeding these federally insured levels.  If any of the banking institutions in which we have deposited funds ultimately fails, we may lose our deposits over the federally insured levels.  The loss of our deposits could reduce the amount of cash we have available to distribute or invest.

We have invested in development projects that rely on senior financings and, as a result, may be adversely impacted by the failure of a financial institution to honor its lending obligations.

Through our BHMP CO-JVs, we have made subordinate debt and equity investments in certain Property Entities that are developing high quality multifamily communities.  These Property Entities usually borrow money at the senior loan level from a chartered financial institution and at the mezzanine loan level from our BHMP CO-JVs to finance the development activities.  As a result of the recent and continuing economic slowdown and financial market disruptions, certain financial institutions have become insolvent or been served with cease and desist orders or other administrative actions by federal bank regulators, such as the FDIC or Office of Thrift Supervision (“OTS”), due to a lack of required capital.  While not presently an issue with the senior lenders financing the projects in which we have invested, some of these senior lenders may become insolvent, enter into receivership or otherwise become unable to fulfill their respective financial obligations to the Property Entities that are developing the multifamily communities in which we have invested.  Should a senior lender fail to meet its funding obligations, the development project could suffer from significant delays and additional expenses, which could adversely impact our investment in such project.  As we and our affiliates are not parties to the senior loans, we will be unable to take direct action against these senior lenders to compel them to honor their financial obligations.  Furthermore, if a senior lender becomes insolvent or enters into receivership, or if other regulatory action is taken against it, we may not be able to enforce our rights under the applicable intercreditor agreement to cure defaults by the borrower under the senior loan or to purchase the senior loan in the event of default by the borrower.

In addition, completion guarantees provided to our BHMP CO-JVs by developers in connection with our mezzanine loans for certain projects may be suspended if the senior lender stops funding the senior loan, provided that the developer is using commercially reasonable and diligent efforts to cause the senior lender to make the proceeds available or obtain proceeds from a refinancing of the senior loan.  However, obtaining a refinancing in the current economic environment may be difficult or impossible.

The financial institution that holds the senior loan on the Grand Reserve project recently received a cease and desist order from the OTS ordering the financial institution to strengthen its required capital ratio.  The total amount of the Grand Reserve senior loan is approximately $29.0 million.  As of March 31, 2009 the financial institution had funded approximately $9.4 million and approximately $19.6 million remains to be funded.  Our carrying amount in the Grand Reserve is approximately $6.7 million.

We and the other public Behringer Harvard-sponsored programs have experienced losses in the past, and we may experience similar losses in the future.

Historically, the public programs sponsored by affiliates of our advisor have experienced losses during the early periods of their operation.  Many of these losses can be attributed to the initial start-up costs and operating expenses incurred prior to purchasing properties or making other investments that generate revenue.  In addition, depreciation and amortization expenses substantially reduce income.  We may face similar circumstances during the early period of our operations.  As a result, we cannot assure you that, in the future, we will be profitable or that we will realize growth in the value of our assets.

We are uncertain of our sources for funding of future capital needs, which could adversely affect the value of our investments.

Substantially all of the proceeds of this offering will be used to make investments in real estate and real estate-related assets and to pay various fees and expenses related to the offering.  We will establish capital reserves on a property-by-property basis, as we deem appropriate.  In addition to any reserves we establish, a lender may require escrow of capital reserves in excess of our established reserves.  If these reserves are insufficient to meet our cash needs, we may have to obtain financing from either affiliated or unaffiliated sources to fund our cash requirements.  Accordingly, in the event that we develop a need for additional capital in the future for the improvement of our properties or for any other reason, we have not identified any sources for such funding, and we cannot assure you that such sources of funding will be available to us for potential capital needs in the future.

To hedge against exchange rate and interest rate fluctuations, we may use derivative financial instruments that may be costly and ineffective and may reduce the overall returns on your investment.

We may use derivative financial instruments to hedge exposures to changes in exchange rates and interest rates on loans secured by our assets and investments in collateralized mortgage-backed securities.  Derivative instruments may include interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, options or repurchase agreements.  Our actual hedging decisions will be determined in light of the facts and circumstances existing at the time of the hedge and may differ from time to time.

                To the extent that we use derivative financial instruments to hedge against exchange rate and interest rate fluctuations, we will be exposed to credit risk, basis risk and legal enforceability risks.  In this context, credit risk is the failure of the counterparty to perform under the terms of the derivative contract.  If the fair value of a derivative contract is positive, the counterparty owes us, which creates credit risk for us.  We intend to manage credit risk by dealing only with major financial institutions that have high credit ratings.  Basis risk occurs when the index upon which the contract is based is more or less variable than the index upon which the hedged asset or liability is based, thereby making the hedge less effective.  We intend to manage basis risk by matching, to a reasonable extent, the contract index to the index upon which the hedged asset or liability is based.  Finally, legal enforceability risks encompass general contractual risks, including the risk that the counterparty will breach the terms of, or fail to perform its obligations under, the derivative contract.  We intend to manage legal enforceability risks by ensuring, to the best of our ability, that we contract with reputable counterparties and that each counterparty complies with the terms and conditions of the derivative contract.  If we are unable to manage these risks effectively, our results of operations, financial condition and ability to make distributions to you will be adversely affected.

Complying with REIT requirements may limit our ability to hedge risk effectively.

The REIT provisions of the Internal Revenue Code may limit our ability to hedge the risks inherent to our operations.  From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps and floors, options to purchase these items, and futures and forward contracts.  Except to the extent provided by Treasury regulations, any income we derive from a hedging transaction which is clearly identified as such as specified in the Internal Revenue Code, including gain from the sale or disposition of such a transaction, will not constitute gross income for purposes of the 95% gross income test, and therefore will be exempt from this test, but only to the extent that the transaction hedges indebtedness incurred or to be incurred by us to acquire or carry real estate assets.  Income from any hedging transaction will, however, be nonqualifying for purposes of the 75% gross income test.  The term “hedging transaction,” as used above, generally means any transaction we enter into in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, by us to acquire or carry real estate assets.  To the extent that we do not properly identify such transactions as hedges, hedge with other types of financial instruments, or hedge other types of indebtedness, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests.  As a result of these rules, we may have to limit the use of hedging techniques that might otherwise be advantageous, which could result in greater risks associated with interest rate or other changes than we would otherwise incur.  Under the Housing and Economic Recovery Tax Act of 2008, or the “2008 Act” these rules will be modified with respect to our currency hedging, if any.

The State of Texas has enacted legislation that creates a “margin tax” and decreases state property taxes.  This tax reform could result in increased taxes on our operations in Texas that, when combined with decreased property taxes, could reduce the net cash available for distribution to you.

In May 2006, the State of Texas enacted legislation that replaced the former Texas franchise tax with a new “margin tax,” effective for tax reports due on or after January 1, 2008.  The new legislation expands the number of entities covered by the former Texas franchise tax, and specifically includes limited partnerships as subject to the new margin tax.  The tax generally is 1% of an entity’s taxable margin, which is the part of an entity’s total revenue less applicable deductions apportioned to Texas.  In May 2006, the State of Texas also enacted legislation that reduced the maximum permissible rate of local property tax, but granted authority to local taxing jurisdictions to increase property tax rates in the future to somewhat offset the original reductions.  As a result of this Texas property tax legislation, reimbursable expenses from tenants at the property level may decrease due to decreased property taxes.  We expect to hold significant assets in Texas.  As a consequence, the new margin tax, when combined with the decreased property tax, could result in a net Texas state tax increase in future years and reduce the amount of cash we have available for distribution to you.  Although the Comptroller of Public Accounts of the State of Texas issued comprehensive administrative rules effective January 1, 2008, that interpreted provisions of the margin tax, there are a number of continuing uncertainties under the margin tax statutes and administrative rules.

General Risks Related to Investments in Real Estate

The recent market disruptions may adversely affect our operating results and financial condition.

The global financial markets are currently undergoing pervasive and fundamental disruptions.  The continuation or intensification of such volatility has had and may continue to have an adverse impact on the availability of credit to businesses, generally, and has resulted in and could lead to further weakening of the U.S. and global economies.  The U.S. Department of Labor has acknowledged that the economic “slowdown” has developed into a recession, and many economists believe that the recession may last several more quarters.  To the extent that turmoil in the financial markets continues or intensifies, it has the potential to materially affect:

1.                                       the value of our investments and the investments of our unconsolidated joint ventures;

2.                                       the availability or the terms of financing that we and our unconsolidated joint ventures may anticipate utilizing or that may be utilized by the owners (the “Project Owners”) of the multifamily development projects in which we are an equity owner or junior lender or both;

3.                                       our ability and that of the Project Owners to make principal and interest payments on, or refinance, any outstanding debt when due; and

4.                                       the ability of our current residents to enter into new leases or satisfy their current rental payment obligations under existing leases and the ability of future residents to enter into leases during the lease-up stage of newly completed multifamily development projects.

The current market disruption could also affect our operating results and financial condition as follows:

Debt and Equity Markets. The commercial real estate debt markets are currently experiencing volatility as a result of certain factors, including the tightening of underwriting standards by lenders and credit rating agencies and the significant inventory of unsold collateralized mortgage backed securities in the market.  Credit spreads for major sources of capital have widened significantly as investors have demanded a higher risk premium.  This is resulting in lenders increasing the cost for debt financing.  Should the overall cost of borrowings increase, either by increases in the index rates or by increases in lender spreads, we will need to factor such increases into the economics of our acquisitions, developments and property contributions.  This may result in our investment operations generating lower overall economic returns and a reduced level of cash flow, which could potentially impact our ability to make distributions to our stockholders at current levels.  In addition, the recent dislocations in the debt markets have reduced the amount of capital that is available to finance real estate, which, in turn: (1) leads to a decline in real estate values generally; (2) slows real estate transaction activity; (3) reduces the loan to value upon which lenders are willing to extend debt; and (4) results in difficulty in refinancing debt as it becomes due, all of which may reasonably be expected to have a material adverse impact on the value of real estate investments and the revenues, income or cash flow from the acquisition and operations of real properties and mortgage loans.  In addition, the current state of the debt markets has negatively impacted the ability to raise equity capital.

If we or the projects in which we have invested are unable to obtain debt financing on acceptable terms, or if lower levels of debt were available to us in respect of our investments whether as a result of declining real estate values or lower loan to value standards of lenders, or both, we may be forced to use a greater proportion of our offering proceeds to fund additional equity to our existing investments and to finance our acquisitions, reducing the number of investments we could otherwise make or dispose of some of our assets.  If the current debt market environment persists, we may modify our investment strategies in order to seek to optimize our portfolio performance.  Our strategies may include, among other options, limiting or eliminating the use of debt and focusing on those investments that do not require the use of leverage to meet our portfolio goals.  Such modifications to our investment strategies could adversely affect our performance.

For each of our current multifamily development projects where we or our unconsolidated joint ventures hold a mezzanine loan, there is a senior construction loan on the project.  These construction loans will mature on or before the maturity date of our mezzanine loans.  Upon maturity of the construction loans, such loans will need to be refinanced or otherwise satisfied.  Because our equity or lending positions are subordinate to the construction loans with respect to each of these development projects, higher borrowing costs or difficulty in obtaining financing as the senior construction loans become due could result in a partial or total loss of the value of any such investment.

Government Intervention.  The pervasive and fundamental disruptions that the global financial markets are currently undergoing have led to extensive and unprecedented governmental intervention.  Such intervention has in certain cases been implemented on an “emergency” basis, suddenly and substantially eliminating market participants’ ability to continue to implement certain strategies or manage the risk of their outstanding positions.  In addition, these interventions have typically been unclear in scope and application, resulting in confusion and uncertainty, which in itself has been materially detrimental to the efficient functioning of the markets as well as previously successful investment strategies.  Among measures proposed by legislators, especially as to residential mortgage loans, have been moratoriums on loan payments, limits on the ability of lenders to enforce loan provisions, including the collection of interest at rates agreed in the loan documents, and involuntary modification of loan agreements.  If these or other regulations adverse to lenders are implemented and applied to loans we have made, they could adversely impact our operations.  It is impossible to predict what, if any, additional interim or permanent governmental restrictions may be imposed or the effect of such restrictions on us and our results of operations.  There is likely to be increased regulation of the financial markets that could have a material impact on our operating results and financial condition.

Capitalization rates in major U.S. markets for multifamily communities have risen and many economists predict they are likely to continue to rise during 2009.  As a result, the value of investments we have made prior to 2009 may have declined in this environment.

In connection with the recent credit market disruptions and economic slowdown, there is evidence that capitalization rates in major U.S. markets for multifamily communities have risen in 2008 and many economists believe they are likely to continue to rise during 2009.  Increases in capitalization rates (the rate of return immediately expected upon investment in a real estate asset) reflect declines in the pricing of those assets upon sale.  As a result of capitalization increases, we expect that if we were required to sell our existing investments into the current market, we may experience a substantial decrease in the value of those investments and those of our unconsolidated joint ventures.  As a result, to the extent we may be required to test the current market, we may not be able to recover the carrying amount of our investments or the investments in our unconsolidated joint ventures.  Apart from the potential for such results on any such sale, we may also be required to recognize an impairment charge in earnings in respect of assets we currently own.

Increases in unemployment caused by a recessionary economy could adversely affect multifamily property occupancy and rental rates with high quality multifamily communities suffering even more severely.

Rising levels of unemployment in our multifamily markets could significantly decrease occupancy and rental rates.  In times of increasing unemployment, multifamily occupancy and rental rates have historically been adversely affected by:

•                  rental residents deciding to share rental units and therefore rent fewer units;

•                  potential residents moving back into family homes or delaying leaving family homes;

•                  a reduced demand for higher-rent units, such as those of high quality multifamily communities;

•                  a decline in household formation;

•                  persons enrolled in college delaying leaving college or choosing to proceed to or return to graduate school in the absence of available employment; and

•                  the inability or unwillingness of residents to pay rent increases.

Current credit market disruptions and recent economic trends have caused an increase in developer failures.  The developers of the projects in which we have invested are exposed to risks not only with respect to our projects, but also other projects in which they are involved.  A default by a developer in respect of one of our multifamily development project investments, or the bankruptcy, insolvency or other failure of a developer for one of such projects, may require that we determine whether we want to assume the senior loan, take over development of the project, find another developer for the project, or sell our interest in the project.  Such developer failures could delay efforts to complete or sell the development project and could ultimately preclude us from full realization of our anticipated returns.  Such events could cause a decrease in the value of our assets and compel us to seek additional sources of liquidity, which may or may not be available, in order to hold and complete the development project through stabilization.

Generally, under bankruptcy law and our bankruptcy guarantees with our joint venture development partners, we may seek recourse from the developer-guarantor to complete our development project with a substitute developer partner.  However, in the event of a bankruptcy by the developer-guarantor, we cannot assure you that the developer or its trustee will continue or otherwise satisfy its obligations.  The bankruptcy of any developer and the rejection of its development obligations would likely cause us to have to complete the development on our own or find a replacement developer, which could result in delays and increased costs.  We cannot assure you that we would be able to complete the development on terms as favorable as when we first entered into the project.

Recent disruptions in the financial markets could adversely affect the multifamily property sector’s ability to obtain financing and credit enhancement from Fannie Mae and Freddie Mac, which could adversely impact us.

Fannie Mae and Freddie Mac are major sources of financing for the multifamily sector.  Fannie Mae reported a $25.2 billion loss for the fourth quarter of 2008 bringing its total losses for 2008 to $58.7 billion.  Freddie Mac has also experienced significant losses in the first three quarters of 2008, with additional losses also expected for the fourth quarter.  These losses coupled with the credit market’s poor perception of Fannie Mae and Freddie Mac, add to the considerable uncertainty surrounding the capital structure of both Fannie Mae and Freddie Mac.  Pursuant to legislation enacted in 2008, the U.S. government has already placed both Fannie Mae and Freddie Mac under its conservatorship.  Despite recent additional funding for both government-sponsored entities, their portfolio limitations are required to be reduced on a phased-in basis beginning in 2010.  If new U.S. government regulations heighten Fannie Mae’s and Freddie Mac’s underwriting standards, adversely affect interest rates and reduce the amount of capital they can make available to the multifamily sector, it could have a material adverse effect on both the multifamily sector and us because many private alternative sources of funding have been reduced or are unavailable.  Any potential reduction in loans, guarantees and credit-enhancement arrangements from Fannie Mae and Freddie Mac could jeopardize the effectiveness of the multifamily sector’s derivative securities market, potentially causing breaches in loan covenants, and through reduced loan availability, impact the value of multifamily assets, which could impair the value of a significant portion of multifamily communities.  Specifically, the potential for a decrease in liquidity made available to the multifamily sector by Fannie Mae and Freddie Mac could: (1) make it more difficult for us to secure new takeout financing for current multifamily development projects; (2) hinder our ability to refinance completed multifamily assets; and (3) decrease the amount of available liquidity and credit that could be used to further diversify our portfolio of multifamily assets.

Our operating results will be affected by economic and regulatory changes that have an adverse impact on the real estate market in general, and we cannot assure you that we will be profitable or that we will realize growth in the value of our real estate properties.

Our operating results will be subject to risks generally incident to the ownership of real estate, including:

•                  changes in general economic or local conditions;

•                  changes in supply of or demand for similar or competing properties in an area;

•                  changes in interest rates and availability of permanent mortgage funds that may render the sale of a property difficult or unattractive;

•                  the illiquidity of real estate investments generally;

•                  changes in tax, real estate, environmental and zoning laws;

•                  periods of high interest rates and tight money supply;

•                  residents’ perceptions of the safety, convenience, and attractiveness of our properties and the neighborhoods where they are located; and

•                  our ability to provide adequate management, maintenance, and insurance.

In addition, local conditions in the markets in which we own or intend to own multifamily communities or in which the collateral securing our loans is located may significantly affect occupancy or rental rates at such properties.  The risks that may adversely affect conditions in those markets include the following:

•                  layoffs, plant closings, relocations of significant local employers and other events negatively impacting local employment rates and the local economy;

•                  an oversupply of, or a lack of demand for, apartments;

•                  a decline in household formation;

•                  the inability or unwillingness of residents to pay rent increases; and

•                  rent control or rent stabilization laws or other housing laws, which could prevent us from raising rents.

For these and other reasons, we cannot assure you that we will be profitable or that we will realize growth in the value of our real estate properties.

If we have limited diversification of the geographic locations of our properties, our operating results will be affected by economic changes that have an adverse impact on the real estate market in those areas.

In the event that most of our properties are located in a single geographic area, our operating results and ability to make distributions are likely to be impacted by economic changes affecting the real estate markets in that area.  Your investment will be subject to greater risk to the extent that we lack a geographically diversified portfolio.

Our failure to integrate acquired communities and new personnel could create inefficiencies and reduce the return of your investment.

To grow successfully, we must be able to apply our experience in managing real estate to a larger number of properties.  In addition, we must be able to integrate new management and operations personnel as our organization grows in size and complexity.  Failures in either area will result in inefficiencies that could adversely affect our expected return on our investments and our overall profitability.

Short-term multifamily community leases expose us to the effects of declining market rent and could adversely impact our ability to make cash distributions to our stockholders.

We expect that substantially all of our multifamily community leases will be for a term of one year or less.  Because these leases generally permit the residents to leave at the end of the lease term without penalty, our rental revenues may be impacted by declines in market rents more quickly than if our leases were for longer terms.

Any student-housing properties that we acquire will be subject to an annual leasing cycle, short lease-up period, seasonal cash flows, changing university admission and housing policies, and other risks inherent in the student-housing industry, any of which could have a negative impact on your investment.

Student-housing properties generally have short-term leases of 12 months, ten months, nine months, or shorter.  As a result, we may experience significantly reduced cash flows during the summer months from student-housing properties while most students are on vacation.  Furthermore, student-housing properties must be almost entirely re-leased each year, exposing us to increased leasing risk.  Student-housing properties are also typically leased during a limited leasing season that usually begins in January and ends in August of each year. We would, therefore, be highly dependent on the effectiveness of our marketing and leasing efforts and personnel during this season.

Changes in university admission policies could also adversely affect us. For example, if a university reduces the number of student admissions or requires that a certain class of students, such as freshman, live in a university-owned facility, the demand for units at our student-housing properties may be reduced and our occupancy rates may decline.  We rely on our relationships with colleges and universities for referrals of prospective student residents or for mailing lists of prospective student residents and their parents. Many of these colleges and universities own and operate their own competing on-campus facilities. Any failure to maintain good relationships with these colleges and universities could therefore have a material adverse effect on our ability to market our properties to students and their families.

Federal and state laws require colleges to publish and distribute reports of on-campus crime statistics, which may result in negative publicity and media coverage associated with crimes occurring on or in the vicinity of any student-housing properties. Reports of crime or other negative publicity regarding the safety of the students residing on, or near, our student-housing properties may have an adverse effect on our business.

We may face significant competition from university-owned student housing and from other residential properties that are in close proximity to any student-housing properties we may acquire, which could have a negative impact on our results of operations.

On-campus student housing has certain inherent advantages over off-campus student housing in terms of physical proximity to the university campus and integration of on-campus facilities into the academic community. Colleges and universities can generally avoid real estate taxes and borrow funds at lower interest rates than us.

Properties that have significant vacancies could be difficult to sell, which could diminish the return on your investment.

A property may incur vacancies either by the continued default of residents under their leases or the expiration of leases.  If vacancies continue for a long period of time, we may suffer reduced revenues resulting in decreased distributions to our stockholders.  In addition, the resale value of the property could be diminished because the market value of a particular property will depend principally upon the value of the leases of such property.

Many of our investments will be dependent on residents for revenue, and lease terminations could reduce our ability to make distributions to stockholders.

The success of our real property investments often will be materially dependent on the financial stability of our residents.  Lease payment defaults by residents could cause us to reduce the amount of distributions to stockholders.  A default by a significant number of residents on his or her lease payments to us would cause us to lose the revenue associated with such lease and cause us to have to find an alternative source of revenue to meet mortgage payments and prevent a foreclosure if the property is subject to a mortgage.  In the event of a lease default, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment and re-letting our property.  If a substantial number of leases are terminated, we cannot assure you that we will be able to lease the property for the rent previously received or sell the property without incurring a loss.  Additionally, loans that we make generally will relate to real estate.  As a result, the borrower’s ability to repay the loan may be dependent on the financial stability of our residents leasing the related real estate.

We may be unable to secure funds for future capital improvements, which could adversely impact our ability to make cash distributions to our stockholders.

When residents do not renew their leases or otherwise vacate their space, in order to attract replacement residents, we may be required to expend funds for capital improvements to the vacated apartment units.  In addition, we may require substantial funds to renovate an apartment community in order to sell it, upgrade it or reposition it in the market.  If we have insufficient capital reserves, we will have to obtain financing from other sources.  We intend to establish capital reserves in an amount we, in our discretion, believe is necessary.  A lender also may require escrow of capital reserves in excess of any established reserves.  If these reserves or any reserves otherwise established are designated for other uses or are insufficient to meet our cash needs, we may have to obtain financing from either affiliated or unaffiliated sources to fund our cash requirements.  We cannot assure you that sufficient financing will be available or, if available, will be available on economically feasible terms or on terms acceptable to us.  Moreover, certain reserves required by lenders may be designated for specific uses and may not be available for capital purposes such as future capital improvements.  Additional borrowing for capital needs and capital improvements will increase our interest expense, and therefore our financial condition and our ability to make cash distributions to our stockholders may be adversely affected.

We may be unable to sell a property or real estate-related asset if or when we decide to do so, which could adversely impact our ability to make cash distributions to our stockholders.

We intend to hold the various real properties and real estate-related assets in which we invest until such time as our advisor determines that a sale or other disposition appears to be advantageous to achieve our investment objectives or until it appears that these objectives will not be met.  Otherwise, our advisor, subject to approval of our board of directors, may exercise its discretion as to whether and when to sell a property, and we will have no obligation to sell properties at any particular time, except upon our liquidation.  If we have not begun the process to list our shares for trading on a national securities exchange or to liquidate at any time after the sixth anniversary of the termination of this primary offering, unless such date is extended by our board of directors including a majority of our independent directors, we will furnish a proxy statement to stockholders to vote on a proposal for our orderly liquidation upon the written request of stockholders owning 10% or more of our outstanding common stock.  The liquidation proposal would include information regarding appraisals of our portfolio.  By proxy, stockholders holding a majority of our shares could vote to approve our liquidation.  If our stockholders did not approve the liquidation proposal, we would obtain new appraisals and resubmit the proposal by proxy statement to our stockholders up to once every two years upon the written request of stockholders owning 10% or more of our outstanding common stock.

The real estate market is affected, as discussed above, by many factors, such as general economic conditions, availability of financing, interest rates and other factors, including supply and demand, that are beyond our control.  We cannot predict whether we will be able to sell any asset for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us.  We cannot predict the length of time needed to find a willing purchaser and to close the sale of a property or real estate-related asset.  If we are unable to sell a property or real estate-related asset when we determine to do so, it could have a significant adverse effect on our cash flow and results of operations.

Our co-venture partners, co-tenants or other partners in co-ownership arrangements could take actions that decrease the value of an investment to us and lower your overall return.

We may enter into joint ventures, tenant-in-common investments or other co-ownership arrangements with other Behringer Harvard-sponsored programs or third parties having investment objectives similar to ours for the acquisition, development or improvement of properties as well as the acquisition of real estate-related investments.  We may also purchase and develop properties in joint ventures or in partnerships, co-tenancies or other co-ownership arrangements with the sellers of the properties, affiliates of the sellers, developers or other persons.  Such investments may involve risks not otherwise present with other forms of real estate investment, including, for example:

•                  the possibility that our co-venturer, co-tenant or partner in an investment might become bankrupt;

•                  the possibility that a co-venturer, co-tenant or partner in an investment might breach a loan agreement or other agreement or otherwise, by action or inaction, act in a way detrimental to us or the investment;

•                  that such co-venturer, co-tenant or partner may at any time have economic or business interests or goals that are or that become inconsistent with our business interests or goals;

•                  the possibility that we may incur liabilities as the result of the action taken by our partner or co-investor; or

•                  that such co-venturer, co-tenant or partner may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives, including our policy with respect to qualifying and maintaining our qualification as a REIT.

Any of the above might subject a property to liabilities in excess of those contemplated and thus reduce our returns on that investment.

Uninsured losses relating to real property or excessively expensive premiums for insurance coverage may adversely affect your returns.

Our advisor will attempt to ensure that all of our properties are adequately insured to cover casualty losses.  The nature of the activities at certain properties we may acquire, such as age-restricted communities or student housing, may expose us and our operators to potential liability for personal injuries and property damage claims.  In addition, there are types of losses, generally catastrophic in nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters that are uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments.  Insurance risks associated with potential terrorist acts could sharply increase the premiums we pay for coverage against property and casualty claims.  Mortgage lenders generally insist that specific coverage against terrorism be purchased by property owners as a condition for providing mortgage, bridge or mezzanine loans.  It is uncertain whether such insurance policies will continue to be available, or be available at reasonable cost, which could inhibit our ability to finance or refinance our properties.  In such instances, we may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses.  We cannot assure you that we will have adequate coverage for such losses.  In the event that any of our properties incurs a casualty loss that is not fully covered by insurance, the value of our assets will be reduced by the amount of any such uninsured loss.  In addition, other than any potential capital reserve or other reserves we may establish, we have no source of funding to repair or reconstruct any uninsured damaged property, and we cannot assure you that any such sources of funding will be available to us for such purposes in the future.  Also, to the extent we must pay unexpectedly large amounts for insurance, we could suffer reduced earnings that would result in decreased distributions to stockholders.

Our operating results may be negatively affected by potential development and construction delays and result in increased costs and risks, which could diminish the return on your investment.

We may use some or all of the offering proceeds available to us to acquire, develop and/or redevelop properties upon which we will develop multifamily communities and construct improvements.  We will be subject to risks relating to uncertainties associated with rezoning for development and environmental concerns of governmental entities and/or community groups and our developer’s ability to control construction costs or to build in conformity with plans, specifications and timetables.  The developer’s failure to perform may necessitate legal action by us to rescind the purchase or the construction contract or to compel performance.  Performance may also be affected or delayed by conditions beyond the developer’s control.  Delays in completion of a multifamily community also could give residents the right to terminate preconstruction leases for apartment units at a newly developed project.  We may incur additional risks when we make periodic progress payments or other advances to such developers prior to completion of construction.  These and other such factors can result in increased costs of a project or loss of our investment.  In addition, we will be subject to normal lease-up risks relating to newly constructed projects.  Furthermore, we must rely upon projections of rental income and expenses and estimates of the fair market value of property upon completion of construction when agreeing upon a price to be paid for the property at the time of acquisition of the property.  If our projections are inaccurate, we may pay too much for a property, and the return on our investment could suffer.

In addition, we may invest in unimproved real property (which we define as property not acquired for the purpose of producing rental or other operating income, has no development or construction in process at the time of acquisition and no development or construction is planned to commence within one year of the acquisition) or mortgage loans on unimproved property.  Returns from development of unimproved properties are also subject to risks and uncertainties associated with rezoning the land for development and environmental concerns of governmental entities and/or community groups.  Although our intention is to limit any investment in unimproved property to property we intend to develop, your investment nevertheless is subject to the risks associated with investments in unimproved real property.

Our plan to reposition certain commercial properties through demolition, conversion and redevelopment into new multifamily communities may never commence after we make an investment in the property, be delayed or never reach completion, which could diminish the return on your investment.

We may make investments in a wide variety of commercial properties, including, without limitation, office buildings, shopping centers, business and industrial parks, manufacturing facilities, warehouses and distribution facilities and motel and hotel properties for purposes of repositioning these properties into multifamily communities.  After we make an investment, we or the developer, as applicable, may be unable to commence conversion of these properties and therefore may be required to continue operating the properties under their current purpose, which would include other than multifamily community uses.  In addition, we may also be unable to complete the demolition, conversion or redevelopment of these commercial properties and may be forced to hold or sell these properties at a loss.  Although we intend to focus on multifamily communities and limit any investment in commercial properties for repositioning into multifamily communities, your investment is subject to the risks associated with these commercial properties and traditional construction risks associated with this repositioning plan.

If we contract with Behringer Development Company LP or its affiliates for newly developed property, we cannot guarantee that any earnest money deposit we make to Behringer Development Company LP or its affiliates will be fully refunded.

We may enter into one or more contracts, either directly or indirectly through joint ventures, tenant-in-common investments or other co-ownership arrangements, with affiliates of our advisor or others, to acquire real property from Behringer Development Company LP (“Behringer Development”), an affiliate of our advisor.  Properties acquired from Behringer Development or its affiliates may be existing income-producing properties, properties to be developed or properties under development.  We anticipate that we will be obligated to pay a substantial earnest money deposit at the time of contracting to acquire such properties.  In the case of properties to be developed by Behringer Development or its affiliates, we anticipate that we will be required to close the purchase of the property upon completion of the development of the property by Behringer Development or its affiliates.  At the time of contracting and the payment of the earnest money deposit by us, Behringer Development or its affiliates typically will not have acquired title to any real property.  Typically, Behringer Development or its affiliates will only have a contract to acquire land and a development agreement to develop a building on the land.  We may enter into such a contract with Behringer Development or its affiliates even if at the time of contracting we have not yet raised sufficient proceeds in our offering to enable us to close the purchase of such property.  However, we will not be required to close a purchase from Behringer Development or its affiliates, and will be entitled to a refund of our earnest money, in the following circumstances:

•                  Behringer Development or its affiliates fail to develop the property;

•                  a significant portion of the pre-leased residents of a new or recently redeveloped apartment community fail to take possession under their leases for any reason; or

•                  we are unable to raise sufficient proceeds from our offering to pay the purchase price at closing.

The obligation of Behringer Development or its affiliates to refund our earnest money will be unsecured, and no assurance can be made that we would be able to obtain a refund of such earnest money deposit from it under these circumstances since Behringer Development is an entity without substantial assets or operations. See “Investment Objectives and Criteria—Acquisition and Investment Policies—Acquisition of Properties from Behringer Development.”

We face competition from third parties, including other multifamily communities, which may limit our profitability and the return on your investment.

The residential multifamily community industry is highly competitive.  This competition could reduce occupancy levels and revenues at our multifamily communities, which would adversely affect our operations.  We compete with many other entities engaged in real estate investment activities, including individuals, corporations, bank and insurance company investment accounts, other REITs, real estate limited partnerships, and other entities engaged in real estate investment activities, many of which have greater resources than we do.  Larger real estate programs may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies.  Our competitors include other multifamily communities both in the immediate vicinity and the broader geographic market where our multifamily communities will be located.  Overbuilding of multifamily communities may occur.  If so, this will increase the number of multifamily community units available and may decrease occupancy and multifamily unit rental rates.  In addition, increases in operating costs due to inflation may not be offset by increased rental rates.  We may be required to expend substantial sums to attract new residents.

In connection with the recent credit market disruptions and economic slowdown, we may face increased competition from single-family homes and condominiums for rent, which could limit our ability to retain residents, lease apartment units or increase or maintain rents.

Any multifamily communities we invest in may compete with numerous housing alternatives in attracting residents, including  single-family homes and condominiums available for rent.  Such competitive housing alternatives may become more prevalent in a particular area because of the tightening of mortgage lending underwriting criteria, homeowner foreclosures, the decline in single-family home and condominium sales and the lack of available credit. The number of single-family homes and condominiums for rent in a particular area could limit our ability to retain residents, lease apartment units or increase or maintain rents.

If PGGM does not honor its commitments, our portfolio may not be as diverse and our investments may suffer.

Under arrangements managed by a subsidiary of our sponsor, we have entered into, and it is intended that we will continue to enter into, joint venture investments with PGGM in to-be-developed multifamily communities or newly constructed multifamily communities that have not yet reached stabilization.  As of December 31, 2008, we have made joint venture investments with PGGM in all of the properties and development projects in which we have invested.  PGGM has committed to our sponsor to invest up to $200 million in such joint ventures (with approximately $85.2 million committed to currently existing properties and projects) and PGGM has recently indicated that it expects to increase its commitment to invest with us to $300 million.  As such, we expect a substantial portion of our future investments will be made through such joint ventures.  We expect this investment strategy to increase the number of investments we make and the diversification of our investment portfolio.  However, if PGGM does not honor its current commitment to invest up to $200 million in such joint ventures, or does not increase its commitment to $300 million or more, our portfolio will not consist of as many investments or be as diverse as it otherwise would.

In addition, under the joint venture arrangements into which we have entered, and expect to continue to enter, with PGGM, we may in certain situations call for capital contributions to be made by PGGM.  This has typically been the case in the development projects in which we have co-invested with PGGM; as the development progresses, it is generally required that both we and PGGM contribute additional capital to the project.  If PGGM were unwilling or unable to contribute this capital when required, the project and our investment therein could suffer due to lack of funding or delays in funding.  In addition, we could, through our interest in the joint venture with PGGM, be in breach of our obligations to the other parties investing in the development project unless we were to fund PGGM’s portion on its behalf or obtain alternative sources of funding.  If we were to fund PGGM’s portion on its behalf, we would have less capital to invest in other assets and the diversification of our portfolio would suffer.  If we were unable to fund the portion of any project that PGGM is expected to, but does not, fund in accordance with the joint venture agreement, the joint venture may be unable to meet its funding obligations to the project and the value of our interest in the project may be reduced or eliminated.

PGGM is a Dutch pension fund subject to supervision and regulation by the Dutch central bank.  In its quarterly report for the first quarter of 2009, PGGM reported a 4.5% loss on its investments as a result of the current global recession.  This loss resulted in a cover ratio (i.e. assets divided by liabilities) of 89% at the end of the first quarter, compared with a cover ratio of 92% at the end of the fourth quarter of 2008.  It is our understanding that negative performance by PGGM, including deficits in its cover ratio, could cause the Dutch central bank to intervene in its investment decisions, including those with respect to our co-investments.

A concentration of our investments in the multifamily sector may leave our profitability vulnerable to a downturn or slowdown in such sector.

At any one time, a significant portion of our investments are likely to be in the multifamily sector.  As a result, we will be subject to risks inherent in investments in a single type of property.  If our investments are substantially in the multifamily sector, then the potential effects on our revenues, and as a result, on cash available for distribution to our stockholders, resulting from a downturn or slowdown in the multifamily sector could be more pronounced than if we had more fully diversified our investments.

Failure to succeed in new markets or in new property classes may have adverse consequences on our performance.

We may from time to time commence development activity or make acquisitions outside of our existing market areas or the property classes of our primary focus if appropriate opportunities arise.  Our historical experience in our existing markets in developing, owning and operating certain classes of property does not ensure that we will be able to operate successfully in new markets, should we choose to enter them, or that we will be successful in new property classes.  We may be exposed to a variety of risks if we choose to enter new markets, including an inability to evaluate accurately local market conditions, to obtain land for development or to identify appropriate acquisition opportunities, to hire and retain key personnel, and a lack of familiarity with local governmental and permitting procedures.  In addition, we may abandon opportunities to enter new markets or acquire new classes of property that we have begun to explore for any reason and may, as a result, fail to recover expenses already incurred.

Acquiring or attempting to acquire multiple properties in a single transaction may adversely affect our operations.

From time to time, we may attempt to acquire multiple properties in a single transaction.  Portfolio acquisitions are more complex and expensive than single-property acquisitions, and the risk that a multiple-property acquisition does not close may be greater than in a single-property acquisition.  Portfolio acquisitions may also result in us owning investments in geographically dispersed markets, placing additional demands on our ability to manage the properties in the portfolio.  In addition, a seller may require that a group of properties be purchased as a package even though we may not want to purchase one or more properties in the portfolio.  In these situations, if we are unable to identify another person or entity to acquire the unwanted properties, we may be required to operate or attempt to dispose of these properties.  To acquire multiple properties in a single transaction we may be required to accumulate a large amount of cash.  We would expect the returns that we can earn on such cash to be less than the ultimate returns in real property and therefore, accumulating such cash could reduce the funds available for distributions.  Any of the foregoing events may have an adverse effect on our operations.

If we set aside insufficient capital reserves, we may be required to defer necessary capital improvements.

If we do not have enough reserves for capital to supply needed funds for capital improvements throughout the life of the investment in a property and there is insufficient cash available from our operations, we may be required to defer necessary improvements to the property, which may cause the property to suffer from a greater risk of obsolescence or a decline in value, or a greater risk of decreased cash flow as a result of fewer potential residents being attracted to the property.  If this happens, we may not be able to maintain projected rental rates for affected properties, and our results of operations may be negatively impacted.

The costs of compliance with environmental laws and other governmental laws and regulations may adversely affect our income and the cash available for any distributions.

All real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety.  These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, and the remediation of contamination associated with disposals.  Some of these laws and regulations may impose joint and several liability on residents, owners or operators for the costs of investigation or remediation of contaminated properties, regardless of fault or the legality of the original disposal.  In addition, the presence of these substances, or the failure to properly remediate these substances, may adversely affect our ability to sell or rent the property or to use the property as collateral for future borrowing.

Compliance with new or more stringent laws or regulations or stricter interpretation of existing laws may require material expenditures by us.  We cannot assure you that future laws, ordinances or regulations will not impose any material environmental liability, or that the current environmental condition of our properties will not be affected by the operations of residents, by the existing condition of the land, by operations in the vicinity of the properties, such as the presence of underground storage tanks, or by the activities of unrelated third parties.  In addition, there are various local, state and federal fire, health, life-safety and similar regulations that we may be required to comply with, and that may subject us to liability in the form of fines or damages for noncompliance.  Any foreign investments we make will be subject to similar laws in the jurisdictions where they are located.

Discovery of previously undetected environmentally hazardous conditions may adversely affect our operating results.

Under various federal, state and local environmental laws, ordinances and regulations (including those of foreign jurisdictions), a current or previous owner or operator of real property may be liable for the cost of removal or remediation of hazardous or toxic substances on, under or in such property.  The costs of removal or remediation could be substantial.  These laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances.

Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures.  Environmental laws provide for sanctions in the event of noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties.  Certain environmental laws and common law principles govern the presence, maintenance, removal and disposal of certain building materials, including asbestos and lead-based paint.  Such hazardous substances could be released into the air and third parties may seek recovery from owners or operators of real properties for personal injury or property damage associated with exposure to released hazardous substances.

In addition, when excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time.  Some molds may produce airborne toxins or irritants.  Concern about indoor exposure to mold has been increasing, as exposure to mold may cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold at any of our projects could require us to undertake a costly remediation program to contain or remove the mold from the affected property or development project, which would reduce our operating results.

The cost of defending against such claims of liability, of compliance with environmental regulatory requirements, of remediating any contaminated property, or of paying personal injury claims could materially adversely affect our business, assets or results of operations and, consequently, amounts available for distribution to you.

Our costs associated with and the risk of failing to comply with the Americans with Disabilities Act and the Fair Housing Act may affect cash available for distributions.

Our properties and the properties underlying our investments are generally expected to be subject to the Americans with Disabilities Act of 1990, as amended (“Disabilities Act”), or similar laws of foreign jurisdictions.  Under the Disabilities Act, all places of public accommodation are required to comply with federal requirements related to access and use by disabled persons.  The Disabilities Act has separate compliance requirements for “public accommodations” and “commercial facilities” that generally require that buildings and services be made accessible and available to people with disabilities.  The Disabilities Act’s requirements could require removal of access barriers and could result in the imposition of injunctive relief, monetary penalties or, in some cases, an award of damages.  We will attempt to acquire properties that comply with the Disabilities Act or similar laws of foreign jurisdictions or place the burden on the seller or other third party to ensure compliance with such laws.  However, we cannot assure you that we will be able to acquire properties or allocate responsibilities in this manner.  If we cannot, our funds used for compliance with these laws may affect cash available for distributions and the amount of distributions to you.

The multifamily communities in which we invest must comply with Title III of the Disabilities Act, to the extent that such properties are “public accommodations” and/or “commercial facilities” as defined by the Disabilities Act.  Compliance with the Disabilities Act could require removal of structural barriers to handicapped access in certain public areas of our multifamily communities where such removal is readily achievable.  The Disabilities Act does not, however, consider residential properties, such as multifamily communities to be public accommodations or commercial facilities, except to the extent portions of such facilities, such as the leasing office, are open to the public.

We also must comply with the Fair Housing Amendment Act of 1988 (“FHAA”), which requires that multifamily communities first occupied after March 13, 1991 be accessible to handicapped residents and visitors.  Compliance with the FHAA could require removal of structural barriers to handicapped access in a community, including the interiors of apartment units covered under the FHAA.  Recently there has been heightened scrutiny of multifamily housing communities for compliance with the requirements of the FHAA and Disabilities Act and an increasing number of substantial enforcement actions and private lawsuits have been brought against multifamily communities to ensure compliance with these requirements.  Noncompliance with the FHAA and Disabilities Act could result in the imposition of fines, awards of damages to private litigants, payment of attorneys’ fees and other costs to plaintiffs, substantial litigation costs and substantial costs of remediation.

By owning age-restricted communities, we may incur liability by failing to comply with the FHAA, the Housing for Older Persons Act or certain state regulations, which may affect cash available for distributions.

Any age-restricted communities we acquire must comply with the FHAA and the Housing for Older Persons Act (“HOPA”).  The FHAA prohibits housing discrimination based upon familial status, which is commonly referred to as age-based discrimination.  However, there are exceptions for housing developments that qualify as housing for older persons.  The HOPA provides the legal requirements for such housing developments.  In order for housing to qualify as housing for older persons, the HOPA requires (i) all residents of such developments to be 62 years of age or older or (ii) that at least 80% of the occupied units are occupied by at least one person who is 55 years of age or older and that the housing community publish and adhere to policies and procedures that demonstrate this required intent and comply with rules issued by the United States Department of Housing and Urban Development for verification of occupancy.  In addition, certain states require that age-restricted housing communities register with the state.  Noncompliance with the FHAA, HOPA and state registration requirements could result in the imposition of fines, awards of damages to private litigants, payment of attorneys’ fees and other costs to plaintiffs, substantial litigation costs and substantial costs of remediation.

If we sell properties by providing financing to purchasers, we will bear the risk of default by the purchaser.

If we decide to sell any of our properties, we intend to use commercially reasonable efforts to sell them for cash or in exchange for other property.  However, in some instances we may sell our properties by providing financing to purchasers.  If we provide financing to purchasers, we will bear the risk of default by the purchaser and will be subject to remedies provided by law, which could negatively impact distributions to our stockholders.  There are no limitations or restrictions on our ability to take purchase money obligations.  We may, therefore, take a purchase money obligation secured by a mortgage as partial payment for the purchase price of a property.  The terms of payment to us generally will be affected by custom in the area where the property being sold is located and the then-prevailing economic conditions.  If we receive promissory notes or other property in lieu of cash from property sales, the distribution of the proceeds of sales to our stockholders, or their reinvestment in other assets, will be delayed until the promissory notes or other property are actually paid, sold or refinanced or we have otherwise disposed of such promissory notes or other property.  In some cases, we may receive initial down payments in cash and other property in the year of sale in an amount less than the selling price and subsequent payments will be spread over a number of years.  If any purchaser defaults under a financing arrangement with us, it could negatively impact our ability to make distributions to our stockholders.

Risks Associated with Debt Financing

We will incur mortgage indebtedness and other borrowings, which will increase our business risks.

We anticipate that we will acquire additional properties and other real estate-related assets by using any existing financing, if available, or borrowing new funds.  In addition, we may incur or increase our mortgage debt by obtaining loans secured by some or all of our real properties to obtain funds to acquire additional properties and other investments and for payment of distributions to stockholders.  We also may borrow funds if necessary to satisfy the requirement that we distribute to stockholders at least 90% of our annual REIT taxable income, or otherwise as is necessary or advisable to assure that we maintain our qualification as a REIT for federal income tax purposes.

There is no limitation on the amount we may invest in any single property or other asset or on the amount we can borrow for the purchase of any individual property or other investment.  Under our charter, the maximum amount of our indebtedness shall not exceed 300% of our “net assets” (as defined by the NASAA REIT Guidelines) as of the date of any borrowing; however, we may exceed that limit if approved by a majority of our independent directors.

In addition to our charter limitation, our board of directors has adopted a policy to generally limit our aggregate borrowings to approximately 75% of the aggregate value of our assets unless substantial justification exists that borrowing a greater amount is in our best interests.  Our policy limitation, however, does not apply to individual real estate assets and only will apply once we have ceased raising capital under this or any subsequent offering and invested substantially all of our capital.  As a result, we expect to borrow more than 75% of the contract purchase price of each real estate asset we acquire to the extent our board of directors determines that borrowing these amounts is prudent.

We do not intend to incur mortgage debt on a particular real property unless we believe the property’s projected cash flow is sufficient to service the mortgage debt.  However, if there is a shortfall in cash flow, then the amount available for distributions to stockholders may be affected.  In addition, incurring mortgage debt increases the risk of loss because defaults on indebtedness secured by a property may result in foreclosure actions initiated by lenders and our loss of the property securing the loan that is in default.  For tax purposes, a foreclosure of any of our properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage.  If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure, but would not receive any cash proceeds from the foreclosure.  We may give full or partial guarantees to lenders of mortgage debt to the entities that own our properties.  When we give a guaranty on behalf of an entity that owns one of our properties, we will be responsible to our lender for satisfaction of the debt if it is not paid by such entity.  If any mortgages contain cross-collateralization or cross-default provisions, there is a risk that more than one real property may be affected by a default.  If any of our properties are foreclosed upon due to a default, our ability to make distributions to our stockholders will be adversely affected.  In addition, since we intend to begin to consider the process of liquidating and distributing cash or listing our shares on a national securities exchange within four to six years after the termination of this primary offering, our approach to investing in properties utilizing leverage in order to accomplish our investment objectives over this period of time may present more risks to our stockholders than comparable real estate programs that have a longer intended duration and that do not utilize borrowing to the same degree.

If mortgage debt is unavailable at reasonable rates, we may not be able to finance the multifamily communities, which could reduce the number of properties we can acquire and the amount of cash distributions we can make.

When we place mortgage debt on multifamily communities, we run the risk of being unable to refinance the properties when the loans come due, or of being unable to refinance on favorable terms.  If interest rates are higher when the properties are refinanced, we may not be able to finance the properties at reasonable rates and our income could be reduced.  If this occurs, it would reduce cash available for distribution to our stockholders, and it may prevent us from borrowing more money.

Lenders may require us to enter into restrictive covenants relating to our operations, which could limit our ability to make distributions to our stockholders.

In connection with obtaining financing, a lender could impose restrictions on us that affect our ability to incur additional debt and our distribution and operating policies.  In general, we expect our loan agreements to restrict our ability to encumber or otherwise transfer our interest in the respective property without the prior consent of the lender.  Loan documents we enter into may contain other negative covenants that may limit our ability to further mortgage the property, discontinue insurance coverage, replace Behringer Harvard Multifamily Advisors I as our advisor or impose other limitations.  Any such restriction or limitation may have an adverse effect on our operations and our ability to make distributions to you.

Our ability to obtain financing on reasonable terms could be impacted by negative capital market conditions.

Recently, domestic financial markets have experienced unusual volatility and uncertainty.  Although this condition has occurred most visibly within the “subprime” single-family mortgage lending sector of the credit market, liquidity has tightened in overall domestic financial markets, including the investment grade debt and equity capital markets.  Consequently, there is greater uncertainty regarding our ability to access the credit market in order to attract financing on reasonable terms.  Investment returns on our assets and our ability to make acquisitions could be adversely affected by our inability to secure financing on reasonable terms, if at all.

Interest-only indebtedness may increase our risk of default and ultimately may reduce our funds available for distribution to our stockholders.

We may finance our property acquisitions using interest-only mortgage indebtedness.  During the interest- only period, the amount of each scheduled payment will be less than that of a traditional amortizing mortgage loan.  The principal balance of the mortgage loan will not be reduced (except in the case of prepayments) because there are no scheduled monthly payments of principal during this period.  After the interest-only period, we will be required either to make scheduled payments of amortized principal and interest or to make a lump-sum or “balloon” payment at maturity.  These required principal or balloon payments will increase the amount of our scheduled payments and may increase our risk of default under the related mortgage loan.  If the mortgage loan has an adjustable interest rate, the amount of our scheduled payments also may increase at a time of rising interest rates.  Increased payments and substantial principal or balloon maturity payments will reduce the funds available for distribution to our stockholders because cash otherwise available for distribution will be required to pay principal and interest associated with these mortgage loans.

Increases in interest rates could increase the amount of our debt payments and adversely affect our ability to make distributions to our stockholders.

We may incur indebtedness that bears interest at a variable rate.  In addition, from time to time we may pay mortgage loans or finance and refinance our properties in a rising interest rate environment.  Accordingly, increases in interest rates could increase our interest costs, which could have an adverse effect on our cash flow from operating activities and our ability to make distributions to you.  In addition, if rising interest rates cause us to need additional capital to repay indebtedness in accordance with its terms or otherwise, we may need to liquidate one or more of our investments at times that may not permit realization of the maximum return on these investments.

If we enter into financing arrangements involving balloon payment obligations, it may adversely affect our ability to make distributions.

Some of our financing arrangements may require us to make a lump-sum or “balloon” payment at maturity.  Our ability to make a balloon payment at maturity is uncertain and may depend upon our ability to obtain additional financing or our ability to sell the property.  At the time the balloon payment is due, we may or may not be able to refinance the balloon payment on terms as favorable as the original loan or sell the property at a price sufficient to make the balloon payment.  The effect of a refinancing or sale could affect the rate of return to stockholders and the projected time of disposition of our assets.  In addition, payments of principal and interest made to service our debts may leave us with insufficient cash to pay the distributions that we are required to pay to maintain our qualification as a REIT.  Any of these results would have a significant, negative impact on your investment.

We have broad authority to incur debt, and high debt levels could hinder our ability to make distributions and could decrease the return on your investment and the value of your investment.

Our board of directors has adopted a policy to generally limit our aggregate borrowings to approximately 75% of the aggregate value of our assets, but we may exceed this limit under some circumstances.  Such debt may be at a level that is higher than real estate investment trusts with similar investment objectives or criteria.  High debt levels would cause us to incur higher interest charges, would result in higher debt service payments, and could be accompanied by restrictive covenants.  These factors could limit the amount of cash we have available to distribute and could result in a decline in the value of your investment.

Risks Related to Investments in Real Estate-Related Assets

We have relatively less experience investing in mortgage, bridge, mezzanine or other loans as compared to investing directly in real property, which could adversely affect our return on loan investments.

The experience of our advisor and its affiliates with respect to investing in mortgage, bridge, mezzanine or other loans relating to multifamily communities is not as extensive as it is with respect to investments directly in real properties.  However, we have made and may continue to make such loan investments to the extent our advisor determines that it is advantageous to us due to the state of the real estate market or in order to diversify our investment portfolio.  Our less extensive experience with respect to mortgage, bridge, mezzanine or other loans could adversely affect our return on loan investments.

The bridge loans in which we may invest involve greater risks of loss than conventional mortgage loans.

We may provide or invest in bridge loans secured by first lien mortgages on a multifamily property to borrowers who are typically seeking short-term capital to be used in an acquisition or refinancing of real estate. We may also provide or invest in bridge loans secured by a pledge of the ownership interests of either the entity owning the real property or the entity that owns the interest in the entity owning the real property.  The borrower has usually identified an undervalued multifamily asset that has been undermanaged or is located in a recovering market. If the market in which the asset is located fails to recover according to the borrower’s projections, or if the borrower fails to improve the quality of the asset’s management or the value of the asset, the borrower may not receive a sufficient return on the asset to satisfy the bridge loan, and we may not recover some or all of our investment.

In addition, owners usually borrow funds under a conventional mortgage loan to repay a bridge loan.  We may therefore be dependent on a borrower’s ability to obtain permanent financing to repay our bridge loan, which could depend on market conditions and other factors.  Bridge loans are also subject to risks of borrower defaults, bankruptcies, fraud, losses and special hazard losses that are not covered by standard hazard insurance.  In the event of any default under bridge loans held by us, we bear the risk of loss of principal and nonpayment of interest and fees to the extent of any deficiency between the value of the mortgage collateral and the principal amount of the bridge loan.  To the extent we suffer such losses with respect to our investments in bridge loans, the value of our company and the price of our common stock may be adversely affected.

The mezzanine loans in which we invest involve greater risks of loss than senior loans secured by income-producing real properties.

We have and will continue to invest in mezzanine loans that take the form of subordinated loans secured by second mortgages on the underlying real property or loans secured by a pledge of the ownership interests of either the entity owning the real property or the entity that owns the interest in the entity owning the real property.  These types of investments involve a higher degree of risk than long-term senior mortgage lending secured by income-producing real property because the investment may become unsecured as a result of foreclosure by the senior lender.  In the event of a bankruptcy of the entity providing the pledge of its ownership interests as security, we may not have full recourse to the assets of the entity, or the assets of the entity may not be sufficient to satisfy our mezzanine loan.  If a borrower defaults on our mezzanine loan or debt senior to our loan, or in the event of a borrower bankruptcy, our mezzanine loan will be satisfied only after the senior debt.  As a result, we may not recover some or all of our investment, which could have a negative impact on our ability to make distributions.

The construction loans in which we may invest involve greater risks of loss of investment and reduction of return than conventional mortgage loans.

If we decide to invest in construction loans secured by multifamily or other types of underlying properties, the nature of these loans pose a greater risk of loss than traditional mortgages.  Since construction loans are made generally for the express purpose of either the original development or redevelopment of a property, the risk of loss is greater than a conventional mortgage because the underlying properties subject to construction loans are generally unable to generate income during the period of the loan.  Construction loans may also be subordinate to the first lien mortgages.  Any delays in completing the development or redevelopment multifamily project may increase the risk of default or credit risk of the borrower which may increase the risk of loss or risk of a lower than expected return to our portfolio.

Our mortgage, bridge, mezzanine or other loans may be impacted by unfavorable real estate market conditions, which could decrease the value of our loan investments.

If we make or invest in mortgage, bridge, mezzanine or other loans, we will be at risk of defaults on those loans caused by many conditions beyond our control, including local and other economic conditions affecting real estate values and interest rate levels.  We do not know whether the values of the property securing the loans will remain at the levels existing on the dates of origination of the loans.  If the values of the underlying properties drop, our risk will increase and the values of our interests may decrease.

Our mortgage, bridge, mezzanine or other loans will be subject to interest rate fluctuations, which could reduce our returns as compared to market interest rates.

If we invest in fixed-rate, long-term mortgage, bridge, mezzanine or other loans and interest rates rise, the loans could yield a return lower than then-current market rates.  If interest rates decrease, we will be adversely affected to the extent that mortgage, bridge, mezzanine or other loans are prepaid, because we may not be able to make new loans at the previously higher interest rate.

Delays in liquidating defaulted mortgage, bridge, mezzanine or other loans could reduce our investment returns.

If there are defaults under our loans, we may not be able to repossess and quickly sell the properties securing such loans.  The resulting time delay could reduce the value of our investment in the defaulted loans.  An action to foreclose on a property securing a loan is regulated by state statutes and rules and is subject to the delays and expenses of any lawsuit brought in connection with the foreclosure if the defendant raises defenses or counterclaims.  In the event of default by a mortgagor, these restrictions, among other things, may impede our ability to foreclose on or sell the mortgaged property or to obtain proceeds sufficient to repay all amounts due to us on the loan.

Returns on our mortgage, bridge, mezzanine or other loans may be limited by regulations.

The mortgage, bridge or mezzanine loans in which we invest, or that we may make, may be subject to regulation by federal, state and local authorities (including those of foreign jurisdictions) and subject to various laws and judicial and administrative decisions.  We may determine not to make mortgage, bridge, mezzanine or other loans in any jurisdiction in which we believe we have not complied in all material respects with applicable requirements.  If we decide not to make mortgage, bridge, mezzanine or other loans in several jurisdictions, it could reduce the amount of income we would otherwise receive.

Foreclosures create additional ownership risks that could adversely impact our returns on loan investments.

If we acquire property by foreclosure following defaults under our mortgage, bridge, mezzanine or other loans, we will have the economic and liability risks as the owner of that property.  See “—General Risks Related to Investments in Real Estate.”

The liquidation of our assets may be delayed as a result of our investment in mortgage, bridge, mezzanine or other loans, which could delay distributions to our stockholders.

The mezzanine and bridge loans we may purchase will be particularly illiquid investments due to their short life, their unsuitability for securitization and the greater difficulty of recoupment in the event of a borrower’s default.  If our advisor determines that it is in our best interest to make or invest in mortgage, bridge, mezzanine or other loans, any intended liquidation of us may be delayed beyond the time of the sale of all of our properties until all mortgage, bridge or mezzanine loans expire or are sold, because we may enter into mortgage, bridge, mezzanine or other loans with terms that expire after the date we intend to have sold all of our properties.

Investments in real estate-related securities will be subject to specific risks relating to the particular issuer of the securities and may be subject to the general risks of investing in subordinated real estate securities, which may result in losses to us.

We may invest in real estate-related securities of both publicly traded and private real estate companies.  Our investments in real estate-related securities will involve special risks relating to the particular issuer of the real estate-related securities, including the financial condition and business outlook of the issuer.  Issuers of real estate-related equity securities generally invest in real estate or real estate-related assets and are subject to the inherent risks associated with real estate-related investments, which are discussed in this prospectus, including risks relating to rising interest rates.

Real estate-related securities are often unsecured and also may be subordinated to other obligations of the issuer.  As a result, investments in real estate-related securities are subject to risks of:  (1) limited liquidity in the secondary trading market in the case of unlisted or thinly traded securities; (2) substantial market price volatility resulting from changes in prevailing interest rates in the case of traded equity securities; (3) subordination to the prior claims of banks and other senior lenders to the issuer; (4) the operation of mandatory sinking fund or call/redemption provisions during periods of declining interest rates that could cause the issuer to reinvest redemption proceeds in lower yielding assets; (5) the possibility that earnings of the issuer may be insufficient to meet its debt service and distribution obligations; and (6) the declining creditworthiness and potential for insolvency of the issuer during periods of rising interest rates and economic slowdown or downturn.  These risks may adversely affect the value of outstanding real estate-related securities and the ability of the issuers thereof to repay principal and interest or make distribution payments.

Investments in real estate-related preferred equity securities involve a greater risk of loss than traditional debt financing.

We may invest in real estate-related preferred equity securities, which may involve a higher degree of risk than traditional debt financing due to a variety of factors, including that such investments are subordinate to traditional loans and are not secured by property underlying the investment.  Furthermore, should the issuer default on our investment, we would be able to proceed only against the entity in which we have an interest, and not the property owned by such entity and underlying our investment.  As a result, we may not recover some or all of our investment.

We may make investments in non-U.S. dollar denominated property and real estate-related securities, which will be subject to currency rates exposure and the uncertainty of foreign laws and markets.

We may purchase property or real estate-related securities denominated in foreign currencies.  A change in foreign currency exchange rates may have an adverse impact on returns on our non-U.S. dollar denominated investments.  Although we may hedge our foreign currency risk subject to the REIT income qualification tests, we may not be able to do so successfully and may incur losses on these investments as a result of exchange rate fluctuations.

We expect that a portion of any real estate-related securities investments we make will be illiquid and we may not be able to adjust our portfolio in response to changes in economic and other conditions.

Certain of the real estate-related securities that we may purchase in connection with privately negotiated transactions will not be registered under the applicable securities laws, resulting in a prohibition against their transfer, sale, pledge or other disposition except in a transaction that is exempt from the registration requirements of, or is otherwise in accordance with, those laws.  As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited.  The mezzanine and bridge loans we may purchase will be particularly illiquid investments due to their short life, their unsuitability for securitization and the greater difficulty of recoupment in the event of a borrower’s default.

Interest rate and related risks may cause the value of our real estate-related securities to be reduced.

Interest rate risk is the risk that prevailing market interest rates change relative to the current yield on fixed income securities such as preferred and debt securities, and to a lesser extent dividend paying common stock.  Generally, when market interest rates rise, the market value of these securities declines, and vice versa.  In addition, when interest rates fall, issuers are more likely to repurchase their existing preferred and debt securities to take advantage of the lower cost of financing.  As repurchases occur, principal is returned to the holders of the securities sooner than expected, thereby lowering the effective yield on the investment.  On the other hand, when interest rates rise, issuers are more likely to maintain their existing preferred and debt securities.  As a result, repurchases decrease, thereby extending the average maturity of the securities.  We intend to manage interest rate risk by purchasing preferred and debt securities with maturities and repurchase provisions that are designed to match our investment objectives.  If we are unable to manage these risks effectively, our results of operations, financial condition and ability to pay distributions to you will be adversely affected.

We have relatively less experience investing in real estate-related securities than investing in real property as of the date of this prospectus, which could adversely affect our return on such investments.

Aside from investments in real estate, we are permitted to invest in real estate-related securities, including securities issued by other real estate companies, collateralized mortgage-backed securities, mortgage, bridge, mezzanine or other loans and Section 1031 tenant-in-common interests.  As of the date of this prospectus, we own directly or through joint venture arrangements a limited number of mezzanine loans made to the owners of various development projects.  In cases where our advisor determines that it is advantageous to us to make the types of investments in which our advisor or its affiliates have relatively less experience than in other areas, such as with respect to domestic real property, our advisor may employ persons, engage consultants or partner with third parties that have, in our advisor’s opinion, the relevant expertise necessary to assist our advisor in evaluating, making and administering such investments.

We may acquire real estate-related securities through tender offers, which may require us to spend significant amounts of time and money that otherwise could be allocated to our operations.

We may acquire real estate-related securities through tender offers, negotiated or otherwise, in which we solicit a target company’s stockholders to purchase their securities.  The acquisition of these securities could require us to spend significant amounts of money that otherwise could be allocated to our operations.  Additionally, in order to acquire the securities, the employees of our advisor likely will need to devote a substantial portion of their time to pursuing the tender offer — time that otherwise could be allocated to managing our business.  These consequences could adversely affect our operations and reduce the cash available for distribution to our stockholders.

The CMBS in which we may invest are subject to all of the risks of the underlying mortgage loans and the risks of the securitization process.

Commercial mortgage-backed securities (“CMBS”) are securities that evidence interests in, or are secured by, a single commercial mortgage loan or a pool of commercial mortgage loans.  Accordingly, these securities are subject to all of the risks of the underlying mortgage loans.

In a rising interest rate environment, the value of CMBS may be adversely affected when payments on underlying mortgages do not occur as anticipated, resulting in the extension of the security’s effective maturity and the related increase in interest rate sensitivity of a longer-term instrument.  The value of CMBS may also change due to shifts in the market’s perception of issuers and regulatory or tax changes adversely affecting the mortgage securities market as a whole.  In addition, CMBS are subject to the credit risk associated with the performance of the underlying mortgage properties.  In certain instances, third-party guarantees or other forms of credit support can reduce the credit risk.

CMBS are also subject to several risks created through the securitization process.  Subordinate CMBS are paid interest only to the extent that there are funds available to make payments.  To the extent the collateral pool includes delinquent loans, there is a risk that interest payment on subordinate CMBS will not be fully paid. Subordinate CMBS are also subject to greater credit risk than those CMBS that are more highly rated.

If we use leverage in connection with any potential investments in CMBS, the risk of loss associated with this type of investment will increase.

We may use leverage in connection with our investment in CMBS.  Although the use of leverage may enhance returns and increase the number of investments that can be made, it may also substantially increase the risk of loss.  There can be no assurance that leveraged financing will be available to us on favorable terms or that, among other factors, the terms of such financing will parallel the maturities of the underlying securities acquired.  Therefore, such financing may mature prior to the maturity of the CMBS acquired by us.  If alternative financing is not available, we may have to liquidate assets at unfavorable prices to pay off such financing.  We may utilize repurchase agreements as a component of our financing strategy.  Repurchase agreements economically resemble short-term, variable-rate financing and usually require the maintenance of specific loan-to-collateral value ratios.  If the market value of the CMBS subject to a repurchase agreement decline, we may be required to provide additional collateral or make cash payments to maintain the loan to collateral value ratio.  If we are unable to provide such collateral or cash repayments, we may lose our economic interest in the underlying CMBS.

We may have increased exposure to liabilities from litigation as a result of any participation by us in Section 1031 Tenant-in-Common transactions.

Behringer Development, an affiliate of our advisor, or its affiliates (“Behringer Harvard Exchange Entities”) regularly enter into transactions that qualify for like-kind exchange treatment under Section 1031 of the Internal Revenue Code.  Section 1031 tenant-in-common transactions (“Section 1031 TIC Transactions”) are structured as the acquisition of real estate owned in co-tenancy arrangements with parties seeking to defer taxes under Section 1031 of the Internal Revenue Code (“1031 Participants”).  We may provide accommodation in support of or otherwise be involved in such Section 1031 TIC Transactions.  Specifically, at the closing of certain properties acquired by a Behringer Harvard Exchange Entity, we may enter into a contractual arrangement with such entity providing:  (1) in the event that the Behringer Harvard Exchange Entity is unable to sell all of the co-tenancy interests in that property to 1031 Participants, we will purchase, at the Behringer Harvard Exchange Entity’s cost, any co-tenancy interests remaining unsold; (2) we will guarantee certain bridge loans associated with the purchase of the property in which tenant-in-common interests are to be sold; and/or (3) we will provide security for the guarantee of such bridge loans.  Although our participation in Section 1031 TIC Transactions may have certain benefits to our business, including enabling us to invest capital more readily and over a more diversified portfolio and allowing us to acquire interests in properties that we would be unable to acquire using our own capital resources, there are significant tax and securities disclosure risks associated with the related offerings of co-tenancy interests to 1031 Participants.  Changes in tax laws may negatively impact the tax benefits of like-kind exchanges or cause such transactions not to achieve their intended value.  In certain Section 1031 TIC Transactions it is anticipated that we would receive fees in connection with our provision of accommodation in support of the transaction and, as such, even though we do not sponsor these Section 1031 TIC Transactions, we may be named in or otherwise required to defend against any lawsuits brought by 1031 Participants because of our affiliation with sponsors of such transactions.  Furthermore, in the event that the Internal Revenue Service conducts an audit of the purchasers of co-tenancy interests and successfully challenges the qualification of the transaction as a like-kind exchange, purchasers of co-tenancy interests may file a lawsuit against the entity offering the co-tenancy interests, its sponsors, and/or us.  We may be involved in one or more such offerings and could therefore be named in or otherwise required to defend against lawsuits brought by 1031 Participants.  Any amounts we are required to expend defending any such claims will reduce the amount of funds available to us for investment by us in properties or other investments and may reduce the amount of funds available for distribution to our stockholders.  In addition, disclosure of any such litigation may adversely affect our ability to raise additional capital in the future through the sale of stock.  See “Investment Objectives and Criteria—Acquisition and Investment Criteria—Other Real Estate-Related Investments—Section 1031 Tenant-in-Common Transactions.”  For a more detailed discussion of the tax aspects of a Section 1031 TIC Transaction, see “Federal Income Tax Considerations—Tax Aspects of Our Operating Partnership—1031 Exchange Program.”

We may have increased business and litigation risks as a result of any direct sales by us of tenant-in-common interests in Section 1031 Tenant-in-Common transactions.

We may directly sell tenant-in-common interests in our properties to 1031 Participants, which may expose us to significant tax and securities disclosure risks.  Changes in tax laws may negatively impact the tax benefits of like-kind exchanges or cause such transactions not to achieve their intended value.  Furthermore, the Internal Revenue Service may determine that the sale of tenant-in-common interests is a “prohibited transaction” under the Internal Revenue Code, which would cause all of the gain we realize from any such sale to be payable as a tax to the Internal Revenue Service, with none of such gain available for distribution to our stockholders.  The Internal Revenue Service may conduct an audit of the purchasers of tenant-in-common interests and successfully challenge the qualification of the transaction as a like-kind exchange.  We may be named in or otherwise required to defend against any lawsuits brought by stockholders or 1031 Participants in connection with Section 1031 TIC Transactions in which we directly sell tenant-in-common interests.  In addition, as a seller of tenant-in-common interests, we will be required to comply with applicable federal and state securities laws and to provide fair and adequate disclosure to 1031 Participants relating to the respective Section 1031 TIC Transaction.  Any alleged failure by us to comply with these requirements could expose us to risks of litigation.  Any amounts we are required to expend in defending claims brought against us will reduce the amount of funds available for us to invest in properties or other investments and may reduce the amount of funds available for distribution to our stockholders.  In addition, disclosure of any such litigation may adversely affect our ability to raise additional capital in the future through the sale of stock.  See “Investment Objectives and Criteria—Other Real Estate-Related Investments—Section 1031 Tenant-in-Common Transactions.”  For a more detailed discussion of the tax aspects of a Section 1031 TIC

Transaction, see “Federal Income Tax Considerations—Tax Aspects of Our Operating Partnership—1031 Exchange Program.”

A portion of the properties we acquire may be in the form of tenant-in-common or other co-tenancy arrangements.  We will be subject to risks associated with such co-tenancy arrangements that otherwise may not be present in non-co-tenancy real estate investments.

We may enter in tenant-in-common or other co-tenancy arrangements with respect to a portion of the properties we acquire.  Whether acquired as a planned co-tenancy or as the result of an accommodation or other arrangement disclosed above, ownership of co-tenancy interests involves risks generally not otherwise present with an investment in real estate, including the following:

•                  the risk that a co-tenant may at any time have economic or business interests or goals that are or become inconsistent with our business interests or goals;

•                  the risk that a co-tenant may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives;

•                  the possibility that an individual co-tenant might become insolvent or bankrupt, or otherwise default under the applicable mortgage loan financing documents, which may constitute an event of default under all of the applicable mortgage loan financing documents or allow the bankruptcy court to reject the tenants-in-common agreement or management agreement entered into by the co-tenants owning interests in the property;

•                  the possibility that a co-tenant might not have adequate liquid assets to make cash advances that may be required in order to fund operations, maintenance and other expenses related to the property, which could result in the loss of current or prospective tenants and may otherwise adversely affect the operation and maintenance of the property, and could cause a default under the mortgage loan financing documents applicable to the property and may result in late charges, penalties and interest, and may lead to the exercise of foreclosure and other remedies by the lender;

•                  the risk that a co-tenant could breach agreements related to the property, which may cause a default under, or result in personal liability for, the applicable mortgage loan financing documents, violate applicable securities law and otherwise adversely affect the property and the co-tenancy arrangement; or

•                  the risk that a default by any co-tenant would constitute a default under the applicable mortgage loan financing documents that could result in a foreclosure and the loss of all or a substantial portion of the investment made by the co-tenants.

Actions by a co-tenant might have the result of subjecting the property to liabilities in excess of those contemplated and may have the effect of reducing your returns.

In the event that our interests become adverse to those of the other co-tenants in a Section 1031 TIC Transaction, we may not have the contractual right to purchase the co-tenancy interests from the other co-tenants.  Even if we are given the opportunity to purchase such co-tenancy interests in the future, we cannot guarantee that we will have sufficient funds available at the time to purchase such co-tenancy interests.  In addition, we may desire to sell our co-tenancy interests in a given property at a time when the other co-tenants in such property do not desire to sell their interests.  Therefore, we may not be able to sell our interest in a property at the time we would like to sell.  Finally, it is anticipated that it will be much more difficult to find a willing buyer for our co-tenancy interests in a property than it would be to find a buyer for a property we owned outright.

Our participation in Section 1031 TIC Transactions may limit our ability to borrow funds in the future, which could adversely affect the value of our investments.

Section 1031 TIC Transaction agreements we may enter that contain obligations to acquire unsold co-tenancy interests in properties may be viewed by institutional lenders as a contingent liability against our cash or other assets, which may limit our ability to borrow funds in the future.  Furthermore, such obligations may be viewed by our lenders in such a manner as to limit our ability to borrow funds based on regulatory restrictions on lenders limiting the amount of loans they can make to any one borrower.

Our operating results will be negatively affected if our investments, including investments in tenant-in-common interests promoted by affiliates of our advisor, do not meet projected distribution levels.

Behringer Harvard Holdings and its affiliates have promoted a number of tenant-in-common real estate projects.  Some of these projects have not met the distribution levels anticipated in the projections produced by Behringer Harvard Holdings and its affiliates.  In addition, certain other projects have not achieved the leasing and operational thresholds projected by Behringer Harvard Holdings and its affiliates.  If projections related to our investments, including any tenant-in-common interests in which we invest, are inaccurate, we may pay too much for an investment and our return on our investment could suffer.

Specifically, several tenant-in-common investment programs have not benefited from expected leasing improvements.  Behringer Harvard Holdings has provided support for some of these programs in the form of leases for vacant space and other payments.  In addition, the Beau Terre Office Park tenant-in-common program, as described in the “Prior Performance Summary—Private Programs—Other Private Offerings” disclosure contained in our Form 8-K filed with the SEC on May 8, 2009 and incorporated by reference into this prospectus, underperformed relative to projections that were based on seller representations that Behringer Harvard Holdings now believes to be false.  With respect to this program, Behringer Harvard Holdings has completed a settlement with the investors to support their returns and is pursuing a claim against the former on-site property manager and others on behalf of the stockholders and itself.  In addition, in November 2007, Behringer Harvard Holdings and the investors completed a settlement with the seller and its agent.

Federal Income Tax Risks

Failure to qualify as a REIT would adversely affect our operations and our ability to make distributions.

In order for us to qualify as a REIT, we must satisfy certain requirements set forth in the Code and Treasury Regulations and various factual matters and circumstances that are not entirely within our control.  We intend to structure our activities in a manner designed to satisfy all of these requirements.  However, if certain of our operations were to be recharacterized by the Internal Revenue Service, such recharacterization could jeopardize our ability to satisfy all of the requirements for qualification as a REIT and may affect our ability to qualify, or continue to qualify, as a REIT.  In addition, new legislation, new regulations, administrative interpretations or court decisions could significantly change the tax laws with respect to qualifying as a REIT or the federal income tax consequences of qualifying.

Our qualification as a REIT depends upon our ability to meet, through investments, actual operating results, distributions and satisfaction of specific stockholder rules, the various tests imposed by the Code.  We cannot assure you that we will satisfy the REIT requirements in the future.

If we fail to qualify as a REIT for any taxable year, we will be subject to federal income tax on our taxable income for that year at corporate rates.  In addition, we would generally be disqualified from treatment as a REIT for the four taxable years following the year of losing our REIT status.  Losing our REIT status would reduce our net earnings available for investment or distribution to stockholders because of the additional tax liability.  In addition, distributions to stockholders would no longer qualify for the distributions-paid deduction, and we would no longer be required to make distributions.  If this occurs, we might be required to borrow funds or liquidate some investments in order to pay the applicable tax.  Our failure to qualify as a REIT would adversely affect the return on your investment.

Qualification as a REIT is subject to the satisfaction of tax requirements and various factual matters and circumstances that are not entirely within our control.  New legislation, regulations, administrative interpretations or court decisions could change the tax laws with respect to qualification as a REIT or the federal income tax consequences of being a REIT.  Our failure to qualify as a REIT would adversely affect your return on your investment.

Our investment strategy may cause us to incur penalty taxes, lose our REIT status, or own and sell properties through taxable REIT subsidiaries, each of which would diminish the return to our stockholders.

It is possible that one or more sales of our properties may be “prohibited transactions” under provisions of the Internal Revenue Code.  See “Federal Income Tax Considerations—Requirements For Qualification as a REIT.”

If we are deemed to have engaged in a “prohibited transaction” (i.e., we sell a property held by us primarily for sale in the ordinary course of our trade or business) all income that we derive from such sale would be subject to a 100% penalty tax.  The Internal Revenue Code sets forth a safe harbor for REITs that wish to sell property without risking the imposition of the 100% penalty tax.  A principal requirement of the safe harbor is that the REIT must hold the applicable property for not less than two years prior to its sale.  See “Federal Income Tax Considerations—Requirements for Qualification as a REIT.”

If we desire to sell a property pursuant to a transaction that does not fall within the safe harbor, we may be able to avoid the 100% penalty tax if we acquired the property through a taxable REIT subsidiary (“TRS”), or acquired the property and transferred it to a TRS for a non-tax business purpose prior to the sale (i.e., for a reason other than the avoidance of taxes).  However, there may be circumstances that prevent us from using a TRS in a transaction that does not qualify for the safe harbor.  Additionally, even if it is possible to effect a property disposition through a TRS, we may decide to forgo the use of a TRS in a transaction that does not meet the safe harbor requirements based on our own internal analysis, the opinion of counsel or the opinion of other tax advisers that the disposition should not be subject to the 100% penalty tax.  In cases where a property disposition is not effected through a TRS, the Internal Revenue Service could successfully assert that the disposition constitutes a prohibited transaction, in which event all of the net income from the sale of such property will be payable as a tax and none of the proceeds from such sale will be distributable by us to our stockholders or available for investment by us.

If we acquire a property that we anticipate will not fall within the safe harbor from the 100% penalty tax upon disposition, then we may acquire such property through a TRS in order to avoid the possibility that the sale of such property will be a prohibited transaction and subject to the 100% penalty tax.  If we already own such a property directly or indirectly through an entity other than a TRS, we may contribute the property to a TRS if there is another, non-tax related business purpose for the contribution of such property to the TRS.  Following the transfer of the property to a TRS, the TRS will operate the property and may sell such property and distribute the net proceeds from such sale to us, and we may distribute the net proceeds distributed to us by the TRS to our stockholders.  Though a sale of the property by a TRS likely would eliminate the danger of the application of the 100% penalty tax, the TRS itself would be subject to a tax at the federal level, and potentially at the state and local levels, on the gain realized by it from the sale of the property as well as on the income earned while the property is operated by the TRS.  This tax obligation would diminish the amount of the proceeds from the sale of such property that would be distributable to our stockholders.  As a result, the amount available for distribution to our stockholders would be substantially less than if the REIT had not operated and sold such property through the TRS and such transaction was not successfully characterized as a prohibited transaction.  The maximum federal corporate income tax rate currently is 35%.  Federal, state and local corporate income tax rates may be increased in the future, and any such increase would reduce the amount of the net proceeds available for distribution by us to our stockholders from the sale of property through a TRS after the effective date of any increase in such tax rates.

As a REIT, the value of the non-mortgage securities we hold in TRSs may not exceed 25% of the total value of our assets at the end of any calendar quarter.  If the Internal Revenue Service were to determine that the value of our interests in all of our TRSs exceeded this limit at the end of any calendar quarter, then we would fail to qualify as a REIT.  If we determine it to be in our best interests to own a substantial number of our properties through one or more TRSs, then it is possible that the Internal Revenue Service may conclude that the value of our interests in our TRSs exceeds 25% of the value of our total assets at the end of any calendar quarter and therefore cause us to fail to qualify as a REIT.  Additionally, as a REIT, no more than 25% of our gross income with respect to any year may, in general, be from sources other than real estate-related assets.  Distributions paid to us from a TRS are typically considered to be non-real estate income.  Therefore, we may fail to qualify as a REIT if distributions from all of our TRSs, when aggregated with all other non-real estate income with respect to any one year, are more than 25% of our gross income with respect to such year.  We will use all reasonable efforts to structure our activities in a manner intended to satisfy the requirements for our continued qualification as a REIT.  Our failure to qualify as a REIT would adversely affect the return on your investment.

Certain fees paid to us may affect our REIT status.

Income received in the nature of rental subsidies or rent guarantees, in some cases, may not qualify as rental income and could be characterized by the Internal Revenue Service as non-qualifying income for purposes of satisfying the “income tests” required for REIT qualification.  See “Federal Income Tax Considerations—Requirements for Qualification as a REIT—Operational Requirements—Gross Income Tests.”  In addition, in connection with our Section 1031 TIC Transactions, we or one of our affiliates may enter into a number of contractual arrangements with Behringer Harvard Exchange Entities whereby we will guarantee or effectively guarantee the sale of the co-tenancy interests being offered by any Behringer Harvard Exchange Entity.  In consideration for entering into these agreements, we will be paid fees that could be characterized by the Internal Revenue Service as non-qualifying income for purposes of satisfying the “income tests” required for REIT qualification.  If this fee income were, in fact, treated as non-qualifying, and if the aggregate of such fee income and any other non-qualifying income in any taxable year ever exceeded 5% of our gross revenues for such year, we could lose our REIT status for that taxable year and the four taxable years following the year of losing our REIT status.  We will use commercially reasonable efforts to structure our activities in a manner intended to satisfy the requirements for our continued qualification as a REIT.  Our failure to qualify as a REIT would adversely affect the return on your investment.

Equity participation in mortgage, bridge and mezzanine loans may result in taxable income and gains from these properties, which could adversely impact our REIT status.

If we participate under a loan in any appreciation of the properties securing the loan or its cash flow and the Internal Revenue Service characterizes this participation as “equity,” we might have to recognize income, gains and other items from the property for federal income tax purposes.  This could affect our ability to qualify as a REIT.

Recharacterization of the Section 1031 TIC Transactions may result in taxation of income from a prohibited transaction, which would diminish distributions to our stockholders.

In the event that the Internal Revenue Service were to recharacterize the Section 1031 TIC Transactions such that we, rather than the Behringer Harvard Exchange Entity, are treated as the bona fide owner, for tax purposes, of properties acquired and resold by the Behringer Harvard Exchange Entity in connection with the Section 1031 TIC Transactions, such characterization could result in the fees paid to us by the Behringer Harvard Exchange Entity as being deemed income from a prohibited transaction, in which event the fee income paid to us in connection with the Section 1031 TIC Transactions would be subject to the 100% penalty tax.  If this occurs, our ability to make cash distributions to our stockholders will be adversely affected.

You may have current tax liability on distributions you elect to reinvest in our common stock.

If you participate in our distribution reinvestment plan, you will be deemed to have received, and for income tax purposes will be taxed on, the amount reinvested in shares of our common stock to the extent the amount reinvested was not a tax-free return of capital.  In addition, you will be treated for tax purposes as having received an additional distribution to the extent the shares are purchased at a discount to fair market value.  As a result, unless you are a tax-exempt entity, you may have to use funds from other sources to pay your tax liability on the value of the shares of common stock received.  See “Summary of Distribution Reinvestment Plan and Automatic Purchase Plans—Federal Income Tax Considerations.”

If our operating partnership fails to maintain its status as a partnership or other flow-through entity for tax purposes, its income may be subject to taxation, which would reduce the cash available to us for distribution to our stockholders.

We intend to maintain the status of Behringer Harvard Multifamily OP I, our operating partnership, as a partnership (or other flow-through entity) for federal income tax purposes.  However, if the Internal Revenue Service were to successfully challenge the status of the operating partnership as an entity taxable as a partnership, Behringer Harvard Multifamily OP I would be taxable as a corporation.  In such event, this would reduce the amount of distributions that the operating partnership could make to us.  This could also result in our losing REIT status, and becoming subject to a corporate level tax on our income.  This would substantially reduce the cash available to us to make distributions and the return on your investment.  In addition, if any of the partnerships or limited liability companies through which the operating partnership owns its properties, in whole or in part, loses its characterization as a partnership for federal income tax purposes, it would be subject to taxation as a corporation, thereby reducing distributions to the operating partnership.  Such a recharacterization of an underlying property owner could also threaten our ability to maintain REIT status.

In certain circumstances, we may be subject to federal and state taxes on income as a REIT, which would reduce our cash available for distribution to our stockholders.

Even if we qualify and maintain our status as a REIT, we may become subject to federal income taxes and related state taxes.  For example, if we have net income from a “prohibited transaction,” such income will be subject to the 100% penalty tax.  We may not be able to make sufficient distributions to avoid excise taxes applicable to REITs.  We may also decide to retain income we earn from the sale or other disposition of our assets and pay income tax directly on such income.  In that event, our stockholders would be treated as if they earned that income and paid the tax on it directly.  We may also be subject to state and local taxes on our income or property, either directly or at the level of the operating partnership or at the level of the other companies through which we indirectly own our assets.  Any federal or state taxes paid by us will reduce the cash available to us for distribution to our stockholders.

We may be disqualified from treatment as a REIT if a joint venture entity elects to qualify as a REIT and is later disqualified from treatment as a REIT.

As part of our joint ventures, such as our joint ventures with our BHMP CO-Investment Partner or future joint ventures with another Behringer Harvard-sponsored program, we have and we may in the future form subsidiary REITs that will acquire and hold assets, such as a co-investment project owned through a joint venture with our Co-Investment Partner.  In order to qualify as a REIT, among numerous other requirements, each subsidiary REIT must have at least 100 persons as beneficial owners after the first taxable year for which it makes an election to be taxed as a REIT and satisfy all of the other requirements for REITs under the Internal Revenue Code.  We may be unable to satisfy these requirements for the subsidiary REITs created in our joint ventures with PGGM or other joint ventures.  In the event that a subsidiary REIT is disqualified from treatment as a REIT for whatever reason, we will be disqualified from treatment as a REIT as well, which would have a negative impact on our operations and our stockholders’ investment in us.  See “Federal Income Tax Considerations—Requirements for Qualification as a REIT” and “Federal Income Tax Considerations—Failure to Qualify as a REIT.”

A subsidiary REIT may become subject to state taxation.

Certain states are currently considering whether to tax captive REITs, such as the subsidiary REITs.  If any subsidiary REIT becomes subject to state taxation, that subsidiary REIT’s results of operations could be negatively affected.

Non-U.S. income or other taxes, and a requirement to withhold any non-U.S. taxes, may apply, and, if so, the amount of net cash from operations payable to you will be reduced.

We may acquire real property located outside the United States and may invest in stock or other securities of entities owning real property located outside the United States.  As a result, we may be subject to foreign (i.e., non-U.S.) income taxes, stamp taxes, real property conveyance taxes, withholding taxes, and other foreign taxes or similar impositions in connection with our ownership of foreign real property or foreign securities.  The country in which the real property is located may impose such taxes regardless of whether we are profitable and in addition to any U.S. income tax or other U.S. taxes imposed on profits from our investments in such real property or securities.  If a foreign country imposes income taxes on profits from our investment in foreign real property or foreign securities, you will not be eligible to claim a tax credit on your U.S. federal income tax returns to offset the income taxes paid to the foreign country, and the imposition of any foreign taxes in connection with our ownership and operation of foreign real property or our investment in securities of foreign entities will reduce the amounts distributable to you.  Similarly, the imposition of withholding taxes by a foreign country will reduce the amounts distributable to you.  We expect the organizational costs associated with non-U.S. investments, including costs to structure the investments so as to minimize the impact of foreign taxes, will be higher than those associated with U.S. investments.  Moreover, we may be required to file income tax or other information returns in foreign jurisdictions as a result of our investments made outside of the United States.  Any organizational costs and reporting requirements will increase our administrative expenses and reduce the amount of cash available for distribution to you.  You are urged to consult with your own tax advisers with respect to the impact of applicable non-U.S. taxes and tax withholding requirements on an investment in our common stock.

Our foreign investments will be subject to changes in foreign tax or other laws, as well as to changes in U.S. tax laws, and such changes could negatively impact our returns from any particular investment.

We may make investments in real estate located outside of the United States.  Such investments will typically be structured to minimize non-U.S. taxes, and generally include the use of holding companies.  Our ownership, operation and disposition strategy with respect to non-U.S. investments will take into account foreign tax considerations.  For example, it is typically advantageous from a tax perspective in non-U.S. jurisdictions to sell interests in a holding company that owns real estate rather than the real estate itself.  Buyers of such entities, however, will often discount their purchase price by any inherent or expected tax in such entity.  Additionally, the pool of buyers for interests in such holding companies is typically more limited than buyers of direct interests in real estate, and we may be forced to dispose of real estate directly, thus potentially incurring higher foreign taxes and negatively effecting the return on the investment.

We will also capitalize our holding companies with debt and equity to reduce foreign income and withholding taxes as appropriate and with consultation with local counsel in each jurisdiction.  Such capitalization structures are complex and potentially subject to challenge by foreign and domestic taxing authorities.

We may use certain holding structures for our non-U.S. investments to accommodate the needs of one class of investors which reduce the after-tax returns to other classes of investors.  For example, if we interpose an entity treated as a corporation for United States tax purposes in our chain of ownership with respect to any particular investment, U.S. tax-exempt investors will generally benefit as such investment will no longer generate unrelated business taxable income.  However, if a corporate entity is interposed in a non-U.S. investment holding structure, this would prevent individual investors from claiming a foreign tax credit for any non-U.S. income taxes incurred by the corporate entity or its subsidiaries.

Foreign investments are subject to changes in foreign tax or other laws.  Any such law changes may require us to modify or abandon a particular holding structure.  Such changes may also lead to higher tax rates on our foreign investments than we anticipated, regardless of structuring modifications.  Additionally, U.S. tax laws with respect to foreign investments are subject to change, and such changes could negatively impact our returns from any particular investment.

Legislative or regulatory action could adversely affect the returns to our investors.

In recent years, numerous legislative, judicial and administrative changes have been made in the provisions of the federal income tax laws applicable to investments similar to an investment in shares of our common stock.  Additional changes to the tax laws are likely to continue to occur, and we cannot assure you that any such changes will not adversely affect the taxation of a stockholder.  Any such changes could have an adverse effect on an investment in our shares or on the market value or the resale potential of our assets.  You are urged to consult with your own tax adviser with respect to the impact of recent legislation on your investment in our shares and the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in our shares.  You also should note that our counsel’s tax opinion was based upon existing law and Treasury Regulations, applicable as of the date of its opinion, all of which are subject to change, either prospectively or retroactively.

Congress passed major federal tax legislation in 2003, with modifications to that legislation in 2005.  One of the changes effected by that legislation generally reduced the tax rate on dividends paid by corporations to individuals to a maximum of 15% prior to 2011.  REIT distributions generally do not qualify for this reduced rate.  The tax changes did not, however, reduce the corporate tax rates.  Therefore, the maximum corporate tax rate of 35% has not been affected.  However, as a REIT, we generally would not be subject to federal or state corporate income taxes on that portion of our ordinary income or capital gain that we distribute currently to our stockholders, and we thus expect to avoid the “double taxation” to which other corporations are typically subject.

Although REITs continue to receive substantially better tax treatment than entities taxed as corporations, it is possible that future legislation would result in a REIT having fewer tax advantages, and it could become more advantageous for a company that invests in real estate to elect to be taxed for federal income tax purposes as a corporation.  As a result, our charter provides our board of directors with the power, under certain circumstances, to revoke or otherwise terminate our REIT election and cause us to be taxed as a corporation, without the vote of our stockholders.  Our board of directors has fiduciary duties to us and our stockholders and could only cause such changes in our tax treatment if it determines in good faith that such changes are in the best interest of our stockholders.

Risks Related to Investments by Tax-Exempt Entities and Benefit Plans Subject to ERISA

If you fail to meet the fiduciary and other standards under ERISA or the Internal Revenue Code as a result of an investment in our stock, you could be subject to criminal and civil penalties.

There are special considerations that apply to employee benefit plans subject to ERISA (such as profit sharing, section 401(k) or pension plans) and other retirement plans or accounts subject to Section 4975 of the Internal Revenue Code (such as an IRA) that are investing in our shares.  If you are investing the assets of such a plan or account in our common stock, you should satisfy yourself that:

•                  your investment is consistent with your fiduciary obligations under ERISA and the Internal Revenue Code;

•                  your investment is made in accordance with the documents and instruments governing your plan or IRA, including your plan’s or account’s investment policy;

•                  your investment satisfies the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA and other applicable provisions of ERISA and the Internal Revenue Code;

•                  your investment will not impair the liquidity of the plan or IRA;

•                  your investment will not produce “unrelated business taxable income” for the plan or IRA;

•                  you will be able to value the assets of the plan annually in accordance with ERISA requirements and applicable provisions of the plan or IRA; and

•                  your investment will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code.

Failure to satisfy the fiduciary standards of conduct and other applicable requirements of ERISA and the Internal Revenue Code may result in the imposition of civil and criminal penalties and could subject the fiduciary to equitable remedies.  In addition, if an investment in our shares constitutes a prohibited transaction under ERISA or the Internal Revenue Code, the fiduciary who authorized or directed the investment may be subject to the imposition of excise taxes with respect to the amount invested.  See “Investment by Tax-Exempt Entities and ERISA Considerations.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements.  Such statements include, in particular, statements about our plans, strategies and prospects.  These forward-looking statements are not historical facts but are the intent, belief or current expectations of our business and industry.  You can generally identify forward-looking statements by our use of forward-looking terminology, such as “may,” “anticipate,” “expect,” “intend,” “plan,” “believe,” “seek,” “estimate,” “would,” “could,” “should” and variations of these words and similar expressions.  You should not rely on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control.  Our actual results, performance and achievements may be materially different from that expressed or implied by these forward-looking statements.

You should carefully review the “Risk Factors” section of this prospectus for a discussion of the risks and uncertainties that we believe are material to our business, operating results, prospects and financial condition. Except as otherwise required by federal securities laws, we do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ESTIMATED USE OF PROCEEDS

The following table sets forth information about how we intend to use the proceeds raised in this offering, assuming that we sell (1) 50% of the primary offering, or 100,000,000 shares, (2) the maximum primary offering, or 200,000,000 shares and (3) the maximum distribution reinvestment plan offering, or 50,000,000 shares.  We reserve the right to reallocate the shares of common stock we are offering between the primary offering and the distribution reinvestment plan.  Many of the figures set forth below represent management’s best estimate because they cannot be precisely calculated at this time.  Assuming no shares are reallocated from our distribution reinvestment plan to our primary offering and the maximum offering amount of $2,475,000,000 is raised, we expect to use up to approximately 91.1% of the gross proceeds raised in this offering (89.0% with respect to gross proceeds from our primary offering and 100% with respect to gross proceeds from our distribution reinvestment plan) for investment in real estate, loans and other investments, paying acquisition fees and expenses incurred in making such investments and for any capital reserves we may establish.

We expect to use approximately 89.0% of the gross proceeds if no shares are reallocated from our distribution reinvestment plan to our primary offering and the maximum offering is raised (87.0% with respect to gross proceeds from our primary offering and 97.7% with respect to gross proceeds from our distribution reinvestment plan) to make investments in properties, mortgage, bridge or mezzanine loans and other investments and to use approximately 2.1% of the gross proceeds for establishment of capital reserves and payment of acquisition fees and expenses related to the selection and acquisition of our investments, assuming no debt financing fee (2.0% with respect to gross proceeds from our primary offering and 2.3% with respect to gross proceeds from our distribution reinvestment plan).  The remaining gross proceeds from the offering, up to 8.9% if no shares are reallocated from our distribution reinvestment plan to our primary offering and the maximum offering is raised (up to 11.0% with respect to gross proceeds from our primary offering and 0.0% with respect to gross proceeds from our distribution reinvestment plan), will be used to pay selling commissions, dealer manager fees and other organization and offering costs.  Our charter limits acquisition fees and expenses to 6% of the purchase price of properties or 6% of the funds advanced in the case of mortgage, bridge or mezzanine loans or other investments.  Our total organization and offering expenses may not exceed 15% of gross proceeds from the offering.  The amount available for investment will be less to the extent that we use proceeds from our distribution reinvestment plan to fund redemptions under our share redemption program.

We expect to have little, if any, cash flow from operating activities available for distribution to our stockholders until we make substantial investments in properties, loans, and other real estate-related investments.  Therefore, we anticipate paying all or a significant portion of initial distributions to stockholders from the proceeds of this offering, cash advanced to us by our advisor, cash resulting from a waiver of asset management fees and/or from borrowings (including borrowings secured by our assets) until such time as we have sufficient cash flow from operating activities to fund the payment of future distributions and, together with proceeds from non-liquidating sales of assets, fund the replenishment of the proceeds of this offering used to pay our initial distributions.  Until such time as cash flows from operations and other sources of cash are sufficient to fund such distribution payments, if ever, we will have used less than 91.1% of the gross proceeds in this offering (89.0% with respect to gross proceeds from our primary offering and 100% with respect to gross proceeds from our distribution reinvestment plan) for investment in real estate, loans and other investments, paying acquisition fees and expenses incurred in making such investments and for any capital reserves we may establish.  See the “Description of Shares—Distributions” section of this prospectus.

Our fees and expenses, as listed below, include the following:

•                  Selling commissions and dealer manager fee, which consist of selling commissions of up to 7% of aggregate gross offering proceeds (no selling commissions will be paid with respect to sales under our distribution reinvestment plan), and a dealer manager fee equal to 2.5% of aggregate gross offering proceeds (no dealer manager fee will be paid with respect to sales under our distribution reinvestment plan), payable to Behringer Securities, an affiliate of our advisor which commissions and fee may be reduced under certain circumstances.  Behringer Securities will reallow its 7% selling commission to other broker-dealers participating in the offering of our shares.  Pursuant to separately negotiated agreements, Behringer Securities also may reallow a portion of its dealer manager fee in an aggregate amount up to 2% of gross offering proceeds to broker-dealers participating in the offering; provided, however, that Behringer Securities may reallow, in the aggregate, no more than 1.5% of gross offering proceeds for marketing fees and expenses, conference fees and non-itemized, non-invoiced due diligence efforts, and no more than 0.5% of gross offering proceeds for out-of-pocket and bona fide, separately invoiced due diligence expenses incurred as fees, costs or other expenses from third parties.  Further in special cases pursuant to separately negotiated agreements and subject to applicable FINRA limitations, Behringer Securities may use a portion of the dealer manager fee to reimburse certain broker-dealers participating in the offering for technology costs and expenses associated with the offering and costs and expenses associated with the facilitation of the marketing and ownership of our shares by such broker-dealers’ customers.  Under the rules of FINRA, total underwriting compensation in this offering, including selling commissions, the dealer manager fee and the underwriter expense reimbursement, may not exceed 10% of our gross offering proceeds, except for bona fide due diligence expenses. We limit bona fide due diligence expense reimbursements to 0.5% of our gross offering proceeds.  See the “Plan of Distribution.”

•                  In addition to amounts paid to Behringer Securities for selling commissions and the dealer manager fee, we will reimburse our advisor for organization and offering expenses that it incurs on our behalf in connection with our primary offering (other than selling commissions and the dealer manager fee).  At the conclusion of our primary offering, our advisor and its affiliates will be responsible for the payment of organization and offering expenses related to our primary offering (other than selling commissions and the dealer manager fee) to the extent they exceed 1.5% of gross offering proceeds from the primary offering, without recourse against or reimbursement by us.  Our contractual obligation to reimburse our advisor for these organization and offering expenses is limited to the extent set forth in the following table.  Under no circumstances may our total organization and offering expenses (including selling commissions and dealer manager fees) exceed 15% of the gross proceeds from the offering.

•                  Organization and offering expenses (other than selling commissions and the dealer manager fee) are defined generally as any and all costs and expenses incurred by us in connection with our formation, preparing us for this offering, the qualification and registration of this offering and the marketing and distribution of our shares in this offering, including, but not limited to, accounting and legal fees (including our dealer manager’s legal fees), amending the registration statement and supplementing the prospectus, printing, mailing and distribution costs, filing fees, amounts to reimburse our advisor or its affiliates for the salaries of employees and other costs in connection with preparing supplemental sales literature, telecommunication costs, charges of transfer agents, registrars, trustees, depositories and experts, the cost of bona fide training and education meetings held by us (including the travel, meal and lodging costs of registered representatives of broker-dealers), attendance fees and cost reimbursement for employees of our advisor and its affiliates to attend retail conferences conducted by broker-dealers.

•                  Acquisition and advisory fees, which are defined generally as fees and commissions paid by any party to any person in connection with identifying, reviewing, evaluating, investing in, and the purchase, development or construction of properties, or the making or investing in loans or other real estate-related investments.  We will pay our advisor acquisition and advisory fees of 1.75% of the funds paid and/or budgeted in respect of the purchase, development, construction or improvement of each asset we acquire, including any debt attributable to these assets.  We will also pay our advisor acquisition and advisory fees of 1.75% of the funds advanced in respect of a loan or other investment.  For purposes of this table, acquisition and advisory fees do not include acquisition expenses, debt financing fees for development fees paid to our advisor or its affiliates.

•                  Our advisor or its affiliates will receive a non-accountable acquisition expense reimbursement in the amount of 0.25% of the funds paid for purchasing an asset, including any debt attributable to the asset, plus 0.25% of the funds budgeted for development, construction or improvement in the case of assets that we acquire and intend to develop, construct or improve.  Our advisor or its affiliates will also receive a non-accountable acquisition expense reimbursement in the amount of 0.25% of the funds advanced in respect of a loan or other investment.  We will also pay third parties, or reimburse the advisor or its affiliates, for any investment-related expenses due to third parties in the case of a completed investment, including, but not limited to, legal fees and expenses, travel and communications expenses, costs of appraisals, accounting fees and expenses, third-party brokerage or finder’s fees, title insurance, premium expenses and other closing costs.  Our advisor will be responsible for paying all of the expenses it incurs associated with persons employed by the advisor to the extent dedicated to making investments for us, such as wages and benefits of the investment personnel.  Our advisor will also be responsible for paying all of the investment-related expenses that we or our advisor incurs that are due to third parties with respect to investments we do not make.

	50% PRIMARY OFFERING OF 100,000,000 SHARES(1)		MAXIMUM PRIMARY OFFERING OF 200,000,000 SHARES(1)		MAXIMUM DISTRIBUTION REINVESTMENT PLAN OFFERING OF 50,000,000 SHARES(1)
	Amount	Percent	Amount	Percent	Amount	Percent

Gross Offering Proceeds	$1,000,000,000	100.0%	$2,000,000,000	100.0%	$475,000,000	100.0%
Less Offering Expenses:
Selling Commissions and Dealer Manager Fee	95,000,000	9.5	190,000,000	9.5	—	—
Organization and Offering Expenses(2)	15,000,000	1.5	30,000,000	1.5	—	—
Amount Available for Investment	890,000,000	89.0	1,780,000,000	89.0	475,000,000	100.0
Acquisition and Development Expenses:
Acquisition and Advisory Fees(3)	15,217,000	1.5	30,435,000	1.5	8,122,000	1.7
Acquisition Expenses(4)	4,348,000	0.4	8,696,000	0.4	2,320,000	0.5
Initial Capital Reserve(5)	870,000	0.1	1,739,000	0.1	464,000	0.1
Amount Estimated to Be Invested(6)	$869,565,000	87.0%	$1,739,130,000	87.0%	$464,094,000	97.7%

(1)                                  Assumes $10.00 purchase price for shares sold in the primary offering and a $9.50 purchase price for shares sold in the distribution reinvestment plan. We reserve the right to reallocate the shares of common stock we are offering between the primary offering and the distribution reinvestment plan.

(2)                                Organization and offering expenses must be reasonable.  Any organization and offering expenses related to our primary offering (other than selling commissions and the dealer manager fee) exceeding 1.5% of gross offering proceeds from the primary offering will be paid by the advisor or an affiliate of the advisor and not paid by us.  We expect to pay directly any organization and offering expenses related solely to our distributions reinvestment plan, which expenses we expect to be nominal and assume to be zero for purposes of this table.  Organization and offering expenses will necessarily increase as the volume of shares sold in the offering increases, in order to pay the increased expenses of qualification and registration of the additional shares and the marketing and distribution of the additional shares.  Under no circumstances may our total organization and offering expenses (including selling commissions and dealer manager fees) exceed 15% of the gross proceeds from the offering.

(3)                                  For purposes of this table, we have assumed that no debt financing is used to acquire properties or other investments.  However, it is our intent to leverage our investments with debt.  Our board of directors has adopted a policy to generally limit our aggregate borrowings to approximately 75% of the aggregate value of our assets once we have ceased raising capital under this offering or any subsequent offering and invested substantially all of our capital.  Until such time as we begin to obtain independent valuations of our assets, the aggregate value of our assets shall be their aggregate cost (before deducting depreciation or other non-cash reserves).

Assuming (1) we sell 200,000,000 shares in the primary offering at $10.00 per share, (2) we use debt financing equal up to the maximum amount permitted by our policy, (3) the value of our assets is equal to the contract price of the assets, (4) we establish capital reserves equal to 0.1% of the aggregate value of our assets, (5) expenses related to the selection and making of investments average 0.5% of the contract purchase price and (6) we do not reinvest the proceeds of any sales of investments, then up to $7,120,000,000 would be available for investment in properties, mortgage, bridge or mezzanine loans and other investments, paying fees and expenses incurred in making such investments and for any capital reserves we may establish (of which approximately $5,340,000,000 would be debt financing).  Of the $7,120,000,000 available for investment, $155,348,000, of this would be used for payment of acquisition fees and expenses related to the selection and acquisition of our investments, $6,904,000 would be used for initial capital reserves, and $53,400,000 would be paid to our advisor or its affiliates as a 1% debt financing fee for services in connection with any debt financing obtained by us (including any refinancing of debt).

(4)                                  Our advisor or its affiliates will receive a non-accountable acquisition expense reimbursement in the amount of 0.25% of the funds paid for purchasing an asset, including any debt attributable to the asset, plus 0.25% of the funds budgeted for development, construction or improvement in the case of assets that we acquire and intend to develop, construct or improve.  Our advisor or its affiliates will also receive a non-accountable acquisition expense reimbursement in the amount of 0.25% of the funds advanced in respect of a loan or other investment.  We will also pay third parties, or reimburse the advisor or its affiliates, for any investment-related expenses due to third parties in the case of a completed investment, including, but not limited to, legal fees and expenses, travel and communications expenses, costs of appraisals, accounting fees and expenses, third-party brokerage or finder’s fees, title insurance, premium expenses and other closing costs.  Our advisor will be responsible for paying all of the expenses it incurs associated with persons employed by the advisor to the extent dedicated to making investments for us, such as wages and benefits of the investment personnel.  Our advisor will also be responsible for paying all of the investment-related expenses that we or our advisor incurs that are due to third parties with respect to investments we do not make.  For purposes of this table, we have estimated that the non-accountable acquisition expense reimbursements and reimbursements of third-party investment expenses in the case of completed investments would average 0.5% of the contract purchase price of property acquisitions but the amount is not limited to any specific amount.  Our charter limits acquisition fees and expenses to 6% of the purchase price of properties or 6% of the funds advanced in the case of mortgage, bridge or mezzanine loans or other investments.

(5)                                  Estimates for capital needs and capital improvements throughout the life of each property will be established on a property by property basis in our discretion at the time the property is acquired and as required by any lender.  Upon closing of the acquisition of each such property, an amount of initial capital equal to the amount estimated will be placed in an interest-bearing (typically money market) account as a capital reserve for use during the entire life of the property or reserved for such on our books.  Through continual reprojection and annual budgeting processes, capital reserves will be adjusted.  If depleted during the course of the property’s holding period, unless otherwise budgeted, the reserve requirement will be refilled from excess cash flow to provide for the financial endurance of the property.  Capital reserves are typically utilized for extraordinary expenses that may not be covered by the current revenue generation of the property, such as capital improvements.  Capital reserves are expected to be less than 0.1% of the contract price for our portfolio of real properties.

(6)                                  Cash amounts distributed to stockholders in excess of cash flow from operating activities have been and may continue to be funded from offering proceeds.  We expect to use substantially all of the proceeds from our distribution reinvestment plan to fund redemptions under our share redemption program.

The proceeds of this offering will be received and held in trust for the benefit of investors to be used only for the purposes set forth herein.  Until required in connection with the acquisition and development of properties and investment in other real-estate related investments, substantially all of the net proceeds of this offering and, thereafter, capital reserves, may be invested in short-term, highly liquid investments including, but not limited to, government obligations, bank certificates of deposit, short-term debt obligations and interest-bearing accounts.

MANAGEMENT

General

We operate under the direction of our board of directors, the members of which are accountable to us and our stockholders as fiduciaries.  The board is responsible for the management and control of our affairs.  The board has retained Behringer Harvard Multifamily Advisors I to manage our day-to-day affairs and the acquisition and disposition of our investments, subject to the board’s supervision.  Our independent directors have reviewed and ratified our charter as required by our charter.

Our charter and bylaws provide that the number of our directors may be established by a majority of the entire board of directors.  There may not be fewer than three or more than 15 directors, subject to increase or decrease by a vote of our board.  Our charter provides that a majority of our directors must be independent directors.  An “independent director” is a person who is not one of our officers or employees or an officer or employee of our advisor or its affiliates and has not otherwise been affiliated with such entities for the previous two years.  We have six directors, four of whom are independent.  Our charter requires that a majority of our board seats be for independent directors.  Each director who is not an independent director must have at least three years of relevant experience demonstrating the knowledge and experience required to successfully acquire and manage the type of assets being acquired by us.  At least one of the independent directors must have at least three years of relevant real estate experience.  Five of our six directors have at least three years of real estate experience.

Each director is elected annually at the annual meeting by our stockholders.  Although the number of directors may be increased or decreased, a decrease will not have the effect of shortening the term of any incumbent director.  Any director may resign at any time and may be removed with or without cause by the stockholders upon the affirmative vote of holders of at least a majority of all the outstanding shares entitled to vote at a meeting properly called for the purpose of the proposed removal.  The notice of the meeting will indicate that the purpose, or one of the purposes, of the meeting is to determine if the director shall be removed.

Unless filled by a vote of the stockholders as permitted by Maryland General Corporation Law, a vacancy created by an increase in the number of directors or the death, resignation, removal, adjudicated incompetence or other incapacity of a director may be filled by a vote of a majority of the remaining directors.  Independent directors shall nominate replacements for vacancies in the independent director positions.  If at any time there are no directors in office, successor directors shall be elected by the stockholders.  Each director will be bound by the charter and bylaws.

During the discussion of a proposed transaction, independent directors may offer ideas for ways in which transactions may be structured to offer the greatest value to us, and our management will take these suggestions into consideration when structuring transactions.  The directors are not required to devote all of their time to our business and are only required to devote the time to our affairs as their duties require.  The directors will meet quarterly or more frequently if necessary.  We do not expect that the directors will be required to devote a substantial portion of their time to discharge their duties as our directors.  Consequently, in the exercise of their responsibilities, the directors will be relying heavily on our advisor.  Our directors have a fiduciary duty to our stockholders to supervise the relationship between us and our advisor.  The board is empowered to fix the compensation of all officers that it selects and approve the payment of compensation to directors for services rendered to us in any other capacity.

In addition to the requirement to have investment policies set forth in our charter, our board of directors has established written policies on investments and borrowing, which are set forth in this prospectus.  The directors may establish further written policies on investments and borrowings and shall monitor with sufficient frequency our administrative procedures, investment operations and performance to ensure that the policies are fulfilled and are in the best interest of the stockholders.  We will follow the policies on investments and borrowings set forth in this prospectus unless and until they are modified in accordance with our charter.

The board is also responsible for reviewing our fees and expenses on at least an annual basis and with sufficient frequency to determine that the expenses incurred are in the best interest of the stockholders.  In addition, a majority of the directors, including a majority of the independent directors, who are not otherwise interested in the transaction must approve all transactions with our advisor or its affiliates.  The independent directors will also be responsible for reviewing the performance of our advisor and determining that the compensation to be paid to our advisor is reasonable in relation to the nature and quality of services to be performed and that the provisions of the advisory management agreement are being carried out.  Specifically, the independent directors will consider factors such as:

•                  the amount of the fees paid to our advisor in relation to the size, composition and performance of our investments;

•                  the success of our advisor in generating appropriate investment opportunities that meet our investment objectives;

•                  rates charged to other companies, especially REITs of similar structure, and other investors by advisors performing the same or similar services;

•                  additional revenues realized by our advisor and its affiliates through their relationship with us, including loan administration, underwriting or broker commissions, servicing, engineering, inspection and other fees, whether we pay them or they are paid by others with whom we do business;

•                  the quality and extent of service and advice furnished by our advisor;

•                  the performance of our investment portfolio, including income, conservation or appreciation of capital, frequency of problem investments and competence in dealing with distress situations; and

•                  the quality of our portfolio relative to the investments generated by our advisor or its affiliates for their own accounts and its other programs and clients.

None of our directors, our advisor, nor any of their affiliates will vote or consent to the voting of shares of our common stock they now own or hereafter acquire on matters submitted to the stockholders regarding either (1) the removal of our advisor, such director or any of their affiliates, or (2) any transaction between us and our advisor, such director or any of their affiliates.  In determining the requisite percentage in interest required to approve such a matter, any shares owned by such persons will not be included.

Committees of the Board of Directors

Our entire board of directors considers all major decisions concerning our business, including any property acquisitions.  However, we have established an audit committee so that audit functions can be addressed in more depth than may be possible at a full board meeting.  We have also established a compensation committee and a nominating committee.  Independent directors comprise all of the members of the audit committee, compensation committee and a nominating committee.

Audit Committee

The audit committee meets on a regular basis at least four times a year.  The audit committee is comprised entirely of independent directors.  Sami S. Abbasi, Roger D. Bowler, Jonathan L. Kempner and E. Alan Patton currently serve on the audit committee with Mr. Abbasi serving as chairman.  Our board of directors has adopted our Audit Committee Charter, which can be found on the web site maintained for us and other programs sponsored by Behringer Harvard at www.behringerharvard.com.  The audit committee’s primary functions are to evaluate and approve the services and fees of our independent auditors; to periodically review the auditors’ independence; and to assist our board of directors in fulfilling its oversight responsibilities by reviewing the financial information to be provided to the stockholders and others, the system of internal controls that management has established and the audit and financial reporting process.

Compensation Committee

On June 25, 2008, we established a compensation committee to assist the board of directors in discharging its responsibility in all matters of compensation practices, including any salary and other forms of compensation for our officers and our directors, and employees in the event we ever have employees.  The compensation committee is comprised entirely of independent directors.  Sami S. Abbasi, Roger D. Bowler, Jonathan L. Kempner and E. Alan Patton currently serve on the compensation committee with Mr. Patton serving as chairman.  Our board of directors has adopted a Compensation Committee Charter, which can be found on the web site maintained for us and other programs sponsored by Behringer Harvard at www.behringerharvard.com.  The primary duties of the compensation committee include reviewing all forms of compensation for our executive officers, if any, and our directors; approving all stock option grants, warrants, stock appreciation rights and other current or deferred compensation payable with respect to the current or future value of our shares; and advising on changes in compensation of members of the board of directors.

Nominating Committee

On June 25, 2008, we established a nominating committee to assist us in the recommendation of nominees to our board of directors.  The nominating committee is comprised entirely of independent directors.  Sami S. Abbasi, Roger D. Bowler, Jonathan L. Kempner and E. Alan Patton currently serve on the nominating committee with Mr. Bowler serving as chairman.  Our board of directors has adopted a Nominating Committee Charter, which can be found on the web site maintained for us and other programs sponsored by Behringer Harvard at www.behringerharvard.com.  The nominating committee recommends nominees to serve on our board of directors and considers nominees recommended by stockholders if submitted to the committee in accordance with the procedures specified in our bylaws.  Generally, this requires that the stockholder send certain information about the nominee to our corporate secretary between 120 and 150 days prior to the first anniversary of the mailing of notice for the annual meeting held in the prior year.  Because our directors take a critical role in guiding our strategic direction and oversee our management, board candidates must demonstrate broad-based business and professional skills and experiences, concern for the long-term interests of our stockholders, and personal integrity and judgment.  In addition, directors must have time available to devote to board activities and to enhance their knowledge of our industry.  The nominating committee is responsible for assessing the appropriate mix of skills and characteristics required of board members in the context of the perceived needs of the board at a given point in time and shall periodically review and recommend for approval by the board any updates to the criteria as deemed necessary.  Diversity in personal background, race, gender, age and nationality for the board as a whole may be taken into account favorably in considering individual candidates.  The nominating committee will evaluate the qualifications of each director candidate against these criteria in making its recommendation to the board concerning nominations for election or reelection as a director.  The process for evaluating candidates recommended by our stockholders pursuant to our bylaws will be no different than the process for evaluating other candidates considered by the nominating committee.

Other Committees

We may also determine to establish additional committees of the board in the future.

Executive Officers and Directors

We have provided below certain information about our executive officers and directors.

Name	Age*	Position(s)

Robert M. Behringer	61	Chairman of the Board
Robert S. Aisner	62	Chief Executive Officer and Director
Robert J. Chapman	61	President
Mark T. Alfieri	47	Chief Operating Officer
Gerald J. Reihsen, III	50	Executive Vice President — Corporate Development & Legal and Assistant Secretary
Gary S. Bresky	42	Executive Vice President and Chief Financial Officer
M. Jason Mattox	33	Executive Vice President
E. Alan Patton	46	Independent Director
Roger D. Bowler	64	Independent Director
Sami S. Abbasi	44	Independent Director
Jonathan L. Kempner	58	Independent Director

*As of May 19, 2009

Robert M. Behringer is our Chairman of the Board.  Mr. Behringer is also the founder, sole manager and Chief Executive Officer of Behringer Harvard Holdings, the indirect parent company of our advisor.  Mr. Behringer also serves as Chairman of the Board of Behringer Harvard REIT I, Behringer Harvard REIT II, (which as of the date of this prospectus, its initial registration statement had been filed, but not yet declared effective), Behringer Harvard Opportunity REIT I and Behringer Harvard Opportunity REIT II, all publicly registered real estate investment trusts.  In addition to overseeing various real estate transactions, as an officer and director of Behringer

Harvard-sponsored programs and their advisors, Mr. Behringer has overseen the acquisition, structuring and management of various types of real estate-related loans, including mortgages and mezzanine loans.  Since 2002, Mr. Behringer has been a general partner of Behringer Harvard Short-Term Opportunity Fund I and Behringer Harvard Mid-Term Value Enhancement Fund I each a publicly registered real estate limited partnership.  Mr. Behringer also controls the general partners of Behringer Harvard Strategic Opportunity Fund I LP (“Behringer Harvard Strategic Opportunity Fund I”) and Behringer Harvard Strategic Opportunity Fund II LP (“Behringer Harvard Strategic Opportunity Fund II”), private real estate limited partnerships.  Since 2001, Mr. Behringer also has been the Chief Executive Officer of the other companies affiliated with Behringer Harvard Holdings.

From 1995 until 2001, Mr. Behringer was Chief Executive Officer of Harvard Property Trust, Inc., a privately held REIT formed by Mr. Behringer that has been liquidated and that had a net asset value of approximately $200 million before its liquidation.  Before forming Harvard Property Trust, Inc., Mr. Behringer invested in commercial real estate as Behringer Partners, a sole proprietorship formed in 1989 that invested in single asset limited partnerships.  From 1985 until 1993, Mr. Behringer was Vice President and Investment Officer of Equitable Real Estate Investment Management, Inc. (now known as Lend Lease Real Estate Investments, Inc.), one of the largest pension funds advisors and owners of real estate in the United States.  While at Equitable, Mr. Behringer was responsible for its General Account Real Estate Assets located in the south-central United States, which included working on mortgage loan “workouts” and restructurings.  The portfolio included institutional-quality office, industrial, retail, apartment and hotel properties exceeding 17 million square feet with a value of approximately $2.8 billion.  Mr. Behringer’s experience at Equitable required him to negotiate unique terms (such as loan length, interest rates, principal payments, loan covenants (i.e., debt to equity ratios), collateral, guaranties and general credit enhancements) for each restructured loan, specifically tailored to the debtor’s particular facts and circumstances and market conditions.  Although Mr. Behringer was a significant participant in acquisitions, management, leasing, redevelopment and dispositions, his primary responsibility was to increase net operating income and the overall value of the portfolio.

Mr. Behringer has over 25 years of experience in real estate investment, management and finance activities, including approximately 140 different properties with over 24 million square feet of office, retail, industrial, apartment, hotel and recreational space.  Since the founding of the Behringer Harvard organization, Mr. Behringer’s experience includes an additional approximately 140 properties, with over approximately 31 million square feet of office, retail, industrial, apartment, hotel and recreational properties.  Mr. Behringer is a Certified Property Manager, Real Property Administrator and Certified Hotel Administrator, holds FINRA Series 7, 24 and 63 registrations and is a member of the Institute of Real Estate Management, the Building Owners and Managers Association, the Urban Land Institute and the Real Estate Council.  Mr. Behringer was also a licensed certified public accountant for over 20 years.  Mr. Behringer received a Bachelor of Science degree from the University of Minnesota.

Robert S. Aisner is our Chief Executive Officer and also serves as one of our directors.  In addition, Mr. Aisner serves as President, Chief Executive Officer and a director of Behringer Harvard REIT I, Behringer Harvard Opportunity REIT I and Behringer Harvard Opportunity REIT II and President of Behringer Harvard REIT II.  Mr. Aisner is also Chief Executive Officer of our advisor.  Mr. Aisner has over 30 years of commercial real estate experience.  In addition to Mr. Aisner’s commercial real estate experience, as an officer and director of Behringer Harvard-sponsored programs and their advisors, Mr. Aisner has overseen the acquisition, structuring and management of various types of real estate-related loans, including mortgages and mezzanine loans.    From 1996 until joining Behringer Harvard in 2003, Mr. Aisner served as:  (1) Executive Vice President of AMLI Residential Properties Trust, formerly a New York Stock Exchange-listed REIT focused on the development, acquisition and management of upscale apartment communities and served as advisor and asset manager for institutional investors with respect to their multifamily real estate investment activities; (2) President of AMLI Management Company, which oversaw all of AMLI’s apartment operations in 80 communities; (3) President of the AMLI Corporate Homes division that managed AMLI’s corporate housing properties; (4) Vice President of AMLI Residential Construction, a division of AMLI that performed real estate construction services; and (5) Vice President of AMLI Institutional Advisors, the AMLI division that served as institutional advisor and asset manager for institutional investors with respect to their multifamily real estate activities.  Mr. Aisner also served on AMLI’s Executive Committee and Investment Committee.  During Mr. Aisner’s tenure, AMLI was actively engaged in real estate debt activities, some of which were similar to our current loan structures.   From 1994 until 1996, Mr. Aisner owned and operated Regents Management, Inc., which had both a multifamily development and construction group and a general commercial property management group.  In February 2006, AMLI merged into an indirect subsidiary of Morgan

Stanley Real Estate’s Prime Property Fund and the consideration paid for AMLI represented a 20.7% premium over the closing price of its common shares on the last full trading day prior to the public announcement of the merger.  From 1984 to 1994, Mr. Aisner served as Vice President of HRW Resources, Inc., a real estate development and management company.  Mr. Aisner received a Bachelor of Arts degree from Colby College and a Masters of Business Administration degree from the University of New Hampshire.

Robert J. Chapman is our President, President of our advisor and an Executive Vice President and Co-Chief Operating Officer of Harvard Property Trust, an affiliate of our sponsor and advisor.  Prior to joining Behringer Harvard in September 2007, Mr. Chapman was Executive Vice President and Chief Financial Officer of AMLI Residential Properties Trust, formerly a New York Stock Exchange listed REIT, from December 1997 to August 2007.  In February 2006, AMLI merged into an indirect subsidiary of Morgan Stanley Real Estate’s Prime Property Fund and the consideration paid for AMLI represented a 20.7% premium over the closing price of its common shares on the last full trading day prior to the public announcement of the merger.  Mr. Chapman also served as a independent board member and the audit committee chairman of Behringer Harvard Opportunity REIT I from March 2005 to August 2007.  From 1994 to 1997, Mr. Chapman was Managing Director of Heitman Capital Management Corporation.  Mr. Chapman served as Managing Director and Chief Financial Officer of JMB Institutional Realty Corporation in 1994 and as Managing Director and Chief Financial Officer of JMB Realty Corporation, where he was employed from 1976 to 1994.  From 1972 to 1976, Mr. Chapman was associated with KPMG LLP.  Mr. Chapman received a B.B.A. in Accounting in 1970 and an M.B.A. in Finance in 1971 from the University of Cincinnati.  Mr. Chapman is a CPA and, when previously affiliated with a broker-dealer, was a FINRA Registered Representative.  Mr. Chapman is, or has been, a member of the Association of Foreign Investors in Real Estate, the Mortgage Bankers Association, the National Association of Real Estate Investment Trusts, the National Multi Housing Council, Pension Real Estate Association, the Real Estate Investment Advisory Council, the Urban Land Institute, the International Council of Shopping Centers, the American Institute of Certified Public Accountants and the Illinois CPA Society.  Mr. Chapman has served as a Board Member of the National Association of Real Estate Companies and the Real Estate Advisory Council of the University of Cincinnati, and is currently an adjunct professor of real estate finance at DePaul University in Chicago.

Mark T. Alfieri is our Chief Operating Officer and serves as Chief Operating Officer of our advisor.  Mr. Alfieri also serves as Senior Vice President - Real Estate for Harvard Property Trust.  Prior to joining Behringer Harvard in May 2006, from January 1999 to April 2006 Mr. Alfieri was Senior Vice President of AMLI Residential Properties Trust, formerly a New York Stock Exchange listed REIT, where he directed investment activities for the Southwest region.  During his seven-year tenure at AMLI Residential Properties Trust, Mr. Alfieri consummated over $1.4 billion in multifamily transactions.  From 2000 to 2006, Mr. Alfieri was a member of CEC, AMLI’s senior executive committee.  In February 2006, AMLI merged into an indirect subsidiary of Morgan Stanley Real Estate’s Prime Property Fund and the consideration paid for AMLI represented a 20.7% premium over the closing price of its common shares on the last full trading day prior to the public announcement of the merger.  From 1991 until 1998, Mr. Alfieri was president and Chief Executive Officer of Revest Group, Inc., a regional full service investment company.  Revest was engaged in the acquisition and development of multifamily and commercial properties as a sponsor/general partner on behalf of international and domestic private investors.  Mr. Alfieri also was president and Chief Executive Officer of Revest Management Services.  Revest Management Services fee managed office, ministorage and multifamily properties.  Mr. Alfieri graduated from Texas A&M with a Bachelor of Business Administration degree in Marketing.  Mr. Alfieri is a licensed Real Estate Broker in the State of Texas.  Mr. Alfieri served on the Board of Directors of the National Multi Housing Council from 2002 to 2004 and is currently a member of the National Multi Housing Council.

Gerald J. Reihsen, III is our Executive Vice President — Corporate Development & Legal and Assistant Secretary.  Mr. Reihsen is also the Executive Vice President — Corporate Development & Legal and Assistant Secretary of our advisor and serves in these and similar executive capacities with other entities sponsored by Behringer Harvard Holdings, including Behringer Harvard REIT I, Behringer Harvard REIT II, Behringer Harvard Opportunity REIT I, and Behringer Harvard Opportunity REIT II.  Mr. Reihsen is also President of Behringer Securities.

For over 20 years, Mr. Reihsen’s business and legal background has centered on sophisticated financial and transactional matters, including commercial real estate transactions, real estate partnerships, and public and private securities offerings.  Prior to joining Behringer Harvard in 2001, for the period from 1985 to 2000, Mr. Reihsen practiced as an outside corporate securities attorney.  After serving from 1986 to 1995 in the corporate department of Gibson, Dunn & Crutcher, a leading international commercial law firm, Mr. Reihsen established his own firm, Travis & Reihsen, where he served as a corporate/securities partner until 1998.  In 1998, Mr. Reihsen became the lead partner in the corporate/securities section of the law firm Novakov Davis, where he served until 2000.  In 2000, Mr. Reihsen practiced law as a principal of Block & Balestri, a corporate and securities law firm.  In 2000 and 2001, Mr. Reihsen was employed as the Vice President — Corporate Development and Legal of Xybridge Technologies, Inc., a telecommunications software company that Mr. Reihsen helped guide through venture funding, strategic alliances with international telecommunications leaders and its ultimate sale to Zhone Technologies, Inc.

Mr. Reihsen holds FINRA Series 7, 24, 27 and 63 registrations.  Mr. Reihsen received a Bachelor of Arts degree, magna cum laude, from the University of Mississippi and a Juris Doctorate degree, cum laude, from the University of Wisconsin.

Gary S. Bresky is our Executive Vice President, Chief Financial Officer and Treasurer.  Mr. Bresky is also the Executive Vice President, Chief Financial Officer and Treasurer of our advisor and has served in these and similar executive capacities with other entities sponsored by Behringer Harvard Holdings, including Behringer Harvard REIT I, Behringer Harvard REIT II, Behringer Harvard Opportunity REIT I, and Behringer Harvard Opportunity REIT II.

Mr. Bresky has been active in commercial real estate and related financial activities for over 15 years.  Prior to joining Behringer Harvard in 2002, Mr. Bresky served as a Senior Vice President of Finance with Harvard Property Trust, Inc. from 1997 to 2001.  In this capacity, Mr. Bresky was responsible for directing all accounting and financial reporting functions and overseeing all treasury management and banking functions for the company.  Mr. Bresky also was integral in analyzing deal and capital structures as well as participating in all major decisions related to any acquisition or sale of assets.

From 1995 until 1996, Mr. Bresky worked in the Real Estate Group at Coopers & Lybrand LLP in Dallas, Texas, where he focused on finance and accounting for both public and private real estate investment trusts.  His experience included conducting annual audits, preparing public securities reporting compliance filings and public real estate securities registration statements for his clients.  From 1989 to 1994, Mr. Bresky worked with Ten West Associates, Ltd. and Westwood Financial Corporation in Los Angeles, California as a real estate analyst and asset manager for two commercial real estate portfolios totaling in excess of $185 million.  From 1988 until 1989, Mr. Bresky worked as an analysts’ assistant for both Shearson-Lehman Bros., Inc. and Hambrecht and Quist Inc. assisting brokers in portfolio management.  Mr. Bresky holds FINRA Series 7, 24, 27 and 63 registrations.  Mr. Bresky received a Bachelor of Arts degree from the University of California — Berkeley and a Masters of Business Administration degree from the University of Texas at Austin.

M. Jason Mattox is our Executive Vice President.  Mr. Mattox also serves as an Executive Vice President of our advisor and has served in these and similar executive capacities with other entities sponsored by Behringer Harvard Holdings, including Behringer Harvard REIT I, Behringer Harvard REIT II, Behringer Harvard Opportunity REIT I, and Behringer Harvard Opportunity REIT II.

From 1997 until joining Behringer Harvard in 2002, Mr. Mattox served as a Vice President of Harvard Property Trust, Inc. and became a member of its Investment Committee in 1998.  From 1999 until 2001, Mr. Mattox served as Vice President of Sun Resorts International, Inc., a recreational property investment company, coordinating marina acquisitions throughout the southern United States and the U.S. Virgin Islands.  From 1999 until 2001, in addition to providing services related to investing, acquisition, disposition and operational activities, Mr. Mattox served as an asset manager with responsibility for over one million square feet of Harvard Property Trust, Inc.’s commercial office assets in Texas and Minnesota, overseeing property performance, management offices, personnel and outsourcing relationships.

Mr. Mattox is a continuing member of the Building Owners and Managers Association and the National Association of Industrial and Office Properties.  Mr. Mattox holds FINRA Series 7, 24 and 63 registrations.  Mr. Mattox received a Bachelor of Business Administration degree, with honors, and a Bachelor of Science degree, cum laude, from Southern Methodist University.

Independent Directors

E. Alan Patton has served as one of our independent directors since November 2006.  Mr. Patton is President of The Morgan Group, Inc., an apartment development and management company, and has been responsible for the day-to-day operations of The Morgan Group since 1999.  From 1990 to 1998, Mr. Patton was the

Managing Director of the Chase Bank of Texas Realty Advisory Group (formerly known as Texas Commerce Realty Advisors).  During his eight-year tenure at Chase Bank, Mr. Patton developed and managed Chase’s Real Estate Mezzanine Financing product, worked in the Real Estate Workout/Restructuring Group and the Commercial Real Estate Lending Group. Mr. Patton previously served as a Project Manager with a Houston-based commercial general contractor, Miner-Dederick Companies, Inc., where he managed office and medical building construction projects nationwide for eight years.  Mr. Patton attended Harding University and the University of Houston, from which he received his Bachelor in Science — Finance degree and his Masters of Business Administration.  Mr. Patton is on the Board of Directors of the National Multi Housing Council and a council member of the Urban Land Institute.

Roger D. Bowler has served as one of our independent directors since November 2006.  Mr. Bowler served in various capacities at Embrey Partners, Ltd., a San Antonio, Texas based apartment development and management company, from 1981 through 2006.  From 1991 through 2006, Mr. Bowler served as Executive Vice President for Embrey and was responsible for corporate operations, as well as project feasibility, financing, and sales.  On December 31, 2006, Mr. Bowler retired from full-time employment at Embrey.  Mr. Bowler is currently providing consulting services to Embrey on a part-time basis.  Prior to his full-time employment at Embrey, Mr. Bowler established and managed a corporate planning group for a Midwest bank holding company.  Mr. Bowler also served as the Senior Financial Officer for a Houston retail and office developer.  Mr. Bowler earned a Bachelor’s degree in Accounting and a Masters of Business Administration in finance from Michigan State University.  From 1984 through 2006, Mr. Bowler served on the Advisory Board of Directors for the JP Morgan Chase Bank of San Antonio.  Mr. Bowler currently serves on the Board of Directors for the Marathon Title Insurance Company and American Village Communities, Inc. of Fairfax, Virginia.  Mr. Bowler is a member of the National Multi Housing Council.

Sami S. Abbasi has served as one of our independent directors since November 2006.  Mr. Abbasi has served as Chairman and Chief Executive Officer of National Surgical Care, Inc., which owns, develops, and operates surgical facilities in partnership with physicians and healthcare systems since January 2007.  From November 2004 to November 2006, Mr. Abbasi served as President and Chief Executive Officer of Radiologix, Inc., a provider of diagnostic imaging services, which was acquired by RadNet, Inc., formerly known as Primedex Health Systems, Inc., in November 2006.  From February 2005 until November 2006, Mr. Abbasi served as a director of Radiologix.  Mr. Abbasi served as Executive Vice President and Chief Operating Officer of Radiologix from October 2003 until November 2004 and as Executive Vice President and Chief Financial Officer of Radiologix from December 2000 until March 2004.  Radiologix was a leading national provider of diagnostic imaging services and was listed on the American Stock Exchange until its November 2006 acquisition by Primedex.  From January 2000 through June 2000, Mr. Abbasi served as Chief Financial Officer and Chief Operating Officer of Adminiquest, Inc., a private company that provided web-enabled and full-service outsourcing solutions to the insurance and benefits industry.  From August 1996 through December 1999, Mr. Abbasi was Senior Vice President and Chief Financial Officer of Radiologix.  From January 1995 through July 1996, Mr. Abbasi served as Vice President in the Healthcare Group of Robertson, Stephens and Company, where he was responsible for investment banking business development and executing a broad range of corporate finance transactions and mergers and acquisitions.  From June 1988 through January 1995, Mr. Abbasi held various positions at Citicorp Securities, including Vice President and Senior Industry Analyst in the Healthcare Group.  Mr. Abbasi received his Masters of Business Administration from the University of Rochester and his Bachelor of Arts, magna cum laude, in Economics from the University of Pennsylvania.

Jonathan L. Kempner has served as one of our independent directors since November 2008.  Mr. Kempner was President and Chief Executive Officer of the Mortgage Bankers Association (“MBA”) from April 2001 to December 2008. MBA is the national association representing the real estate finance industry with over 2,400 member companies, including mortgage companies, mortgage brokers, commercial banks, thrifts life insurance companies and others in the mortgage lending field.  In addition, Mr. Kempner served on MBA’s Board of Directors (ex officio) and on the board of its business development affiliate, Lender Technologies Corp.

Prior to assuming this role, for 14 years, Mr. Kempner was President of the National Multi Housing Council, a leading trade association representing apartment owners, managers, developers, lenders and service providers. Previously from 1983 to 1987, Mr. Kempner was Vice President and General Counsel of Oxford Development Corp., a privately owned real estate services firm in Maryland, with a focus on commercial real estate development, asset and property management, brokerage and investment advisory services. From 1982 to 1983, Mr. Kempner served as Assistant Director and General Counsel of the Pennsylvania Avenue Development Corp., a

federally owned real estate firm.  From 1981 to 1982, Mr. Kempner also served as Assistant General Counsel to the Charles E. Smith Companies, a significant owner and developer of apartment complexes.

Mr. Kempner practiced law with Fried Frank, a leading international commercial law firm, from 1977 to 1980 immediately following a clerkship for U.S. District Judge David W. Williams of the Central District of California.  Mr. Kempner also served as a Special Consultant to the U.S. Department of the Treasury Office of Capital Markets and as a Staff Assistant to the Subcommittee on Representation of Citizen Interests of the U.S. Senate Committee on the Judiciary and in the office of Sen. Abraham Ribicoff.

Mr. Kempner holds a bachelor’s degree from the University of Michigan (high honors and high distinction, Phi Beta Kappa) and a law degree from Stanford University Law School, where he served on the Stanford Law Review. Mr. Kempner serves on the editorial boards of numerous real estate publications and is on the board of directors of three nonprofit organizations: Greater DC Cares, Yachad and the Ciesla Foundation.

Key Employees

In addition to the executive officers listed above, Behringer Harvard Multifamily Advisors I relies on key personnel employed by other Behringer Harvard-affiliated entities. These persons have extensive experience in selecting and managing commercial properties similar to the properties sought to be acquired by us. Andrew J. Bruce, Vice President of Finance of Behringer Harvard Multifamily Advisors I, Robert T. Poynter, Vice President of Behringer Harvard Multifamily Advisors I and Ross P. Odland, Vice President — Portfolio Management of Behringer Harvard Multifamily Advisors I, are non-executive personnel who are important to our success.

Andrew J. Bruce is the Vice President — Finance of our advisor and reports to Mr. Bresky.  Mr. Bruce is responsible for managing the financing activities and the finance group for the Behringer Harvard-sponsored programs.  This includes the structuring and placement of commercial debt for new acquisitions and developments, for the refinancing of existing debt, and for fund level credit facilities.  In addition, Mr. Bruce is responsible for maintaining existing banking and lending relationships as well as cultivating new relationships.  Mr. Bruce also is charged with analyzing and managing the programs’ use of derivatives and hedging instruments, and working with the programs’ real estate professionals in their efforts to analyze potential new development projects that the programs are considering.

Prior to joining Behringer Harvard, from 1994 to early 2006 Mr. Bruce worked for AMLI Residential Properties Trust, formerly a New York Stock Exchange listed REIT, in Dallas and in Chicago.  While at AMLI, Mr. Bruce was responsible for placing AMLI’s secured and unsecured debt and for overseeing the underwriting projections for new development projects, including acquisitions made on behalf of the AMLI/BPMT joint venture.

Mr. Bruce graduated from Western Michigan University with a Bachelor of Business Administration degree.  Mr. Bruce also earned a Masters in Business Administration degree from the University of Chicago, and a CPA designation while working in Illinois.

Robert T. Poynter is the Vice President of our advisor.  Mr. Poynter is responsible for reviewing and improving existing policies regarding the multifamily investment and acquisition process for Behringer Harvard and for developing best practices for the multifamily group.  In this capacity Mr. Poynter also is responsible for sourcing, underwriting and administering the multifamily investment and acquisition process for Behringer Harvard.

Prior to joining Behringer Harvard, from October 1983 to September 2006, Mr. Poynter was employed by JPI, a multifamily development and acquisition company.  Mr. Poynter was a Senior Vice President of several different JPI-affiliated entities and served as the Strategic Recapitalization Services Partner.  During that time, Mr. Poynter worked on condominium and home sales, corporate housing, third party property management services and acquisitions.  Mr. Poynter also was involved in numerous disposition transactions for JPI with an aggregate value of approximately $2.2 billion.  Mr. Poynter is a licensed Real Estate Broker in the state of Texas.  Mr. Poynter received a Bachelor of Science degree from the Wharton School at the University of Pennsylvania.

Ross P. Odland is the Vice President — Portfolio Management of our advisor.  Mr. Odland is responsible for developing investment strategies, sourcing, developing and managing joint venture partnerships, and leading the asset management group for the multifamily group.

Prior to joining Behringer Harvard, from 2000 to 2007, Mr. Odland was Vice President of Portfolio Management at AMLI Residential Properties Trust, formerly a New York Stock Exchange listed REIT, where he managed the company’s joint venture relationships and performed portfolio and asset management duties for the company’s southwest region which was valued in excess of $1.1 billion.  From 1997 to 2000, Mr. Odland was a consultant with Pricewaterhouse Coopers in the Real Estate Advisory Group. In this role, Mr. Odland performed valuation, market research, and due diligence activities for publicly traded REITS and institutional real estate funds.

Mr. Odland holds a Bachelor of Business Administration degree from the University of Wisconsin-Madison. Mr. Odland is a chartered financial analyst (CFA) and member of the CFA Society of Dallas-Fort Worth and a member of the Pension Real Estate Advisory Association.

Duties of Our Executive Officers

The chairman of the board presides at all meetings of the stockholders, the board of directors and any committee on which he serves.  The chief executive officer is our highest ranking executive officer and, subject to the supervision of the board of directors, has all authority and power with respect to, and is responsible for, the general management of our business, financial affairs, and day-to-day operations.  The chief executive officer oversees the day-to-day advisory services performed by our advisor.

The president reports to the chief executive officer, and has, subject to the control of the chief executive officer and the board, responsibility for the active supervision and management over our day-to-day operations and over our officers, assistants, agents and employees who are subordinate to the president.

The chief operating officer reports to the president and, subject to the control of the president and the board of directors, has responsibility for the active supervision of our day-to-day operations and over our employees, subordinate officers, assistants and agents.

The chief financial officer reports to the chief executive officer and has, subject to the control of the chief executive officer and the board of directors, the general care and custody of our funds and securities and the authority and power with respect to, and the responsibility for, our accounting, auditing, reporting and financial record-keeping methods and procedures; controls and procedures with respect to the receipt, tracking and disposition of our revenues and expenses; the establishment and maintenance of our depository, checking, savings, investment and other accounts; relations with accountants, financial institutions, lenders, underwriters and analysts; the development and implementation of funds management and short-term investment strategies; the preparation of our financial statements and all of our tax returns and filings; and the supervision and management of all subordinate officers and personnel associated with the foregoing.

Each vice president has the powers and duties prescribed from time to time by the board of directors or delegated from time to time by the president.

The secretary maintains minutes of all meetings of the board of directors, of each committee, and of the stockholders, or consents in lieu of such minutes, in our minute books, and causes notice of such meetings to be given when requested by any person authorized to call such meetings.  The secretary has charge of the certificate books, stock transfer books, and stock papers as the board of directors may direct, all of which shall at all reasonable times be open to inspection by any director at our office during business hours.  The secretary performs such other duties as may be prescribed from time to time by the board of directors or as may be delegated from time to time by the president.

As an externally advised corporation, our day-to-day operations are generally performed by our advisor.  All of our executive officers described above are also officers or employees of our advisor.  Our executive officers personally oversee our advisor’s day-to-day operations with respect to us.  However, when doing so, such executive officers are acting on behalf of our advisor in performing its obligations under the Advisory Management Agreement.  Generally, the only services performed by our executive officers in their capacity as executive officers are those required by law or regulation, such as executing documents as required by Maryland law and providing certifications required by the federal securities laws.

Compensation of Our Executive Officers

Our executive officers do not receive compensation from us for services rendered to us.  Our executive officers are also officers of Behringer Harvard Multifamily Advisors I, our advisor, and its affiliates and are compensated by these entities, in part, for their services to us.  See “—Management Compensation” below for a discussion of the fees paid to and services provided by Behringer Harvard Multifamily Advisors I and its affiliates.

Compensation of Directors

We have provided below certain information regarding compensation paid to our directors during fiscal year 2008.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total

Robert M. Behringer	—	—	—

Robert S. Aisner	—	—	—

E. Alan Patton	$30,000	—	$30,000

Roger D. Bowler	$29,500	—	$29,500

Sami S. Abbasi	$32,666	—	$32,666

Jonathan L. Kempner	$5,667	—	$5,667

We pay each of our independent directors an annual retainer of $25,000 per year.  In addition we pay the chairman of our Audit Committee an annual retainer of $10,000 per year and the chairmen of our Compensation and Nominating Committees annual retainers of $5,000 per year.  All such retainers will be paid quarterly in arrears.  In addition, we pay each of our independent directors (i) $1,000 for each board or committee meeting attended in person and (ii) $500 for each board or committee meeting attended by telephone and for each written consent considered by the director.

All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors.  If a director is also an employee of us or our affiliates, or an employee of Behringer Harvard Multifamily Advisors I or its affiliates, we do not pay compensation for services rendered as a director.

Incentive Award Plan

We have adopted an Incentive Award Plan that provides for the grant of equity awards to our employees, directors and consultants and those of our advisor and its affiliates.  A total of 10,000,000 shares have been authorized and reserved for issuance under the Incentive Award Plan.  As of December 31, 2008, 6,000 shares of restricted common stock have been awarded to Messrs. Abbasi, Bowler and Patton, three of our independent directors.  We issued these three independent directors 1,000 shares of restricted common stock on the date they became directors and, after serving as independent directors for one year, we issued them another 1,000 shares of restricted common stock in contemplation of a second year of service as independent directors.  As of the date of this prospectus, we have no plans to issue any additional awards under the Incentive Award Plan.

The purpose of our Incentive Award Plan is to enable us and our advisor and its affiliates, including Behringer Harvard Holdings, Behringer Harvard Partners, Behringer Securities, HPT Management Services, Behringer Harvard Multifamily OP I and BHMF Trust, (1) to provide an incentive to employees, directors and consultants of us and our advisor and its affiliates to increase the value of our shares, (2) to give such persons a stake in our future that corresponds to the stake of each of our stockholders, and (3) to obtain or retain the services of these persons who are considered essential to our long-term success, by offering such employees, directors and consultants an opportunity to participate in our growth through ownership of our common stock or through other equity-related awards.

Our Incentive Award Plan is administered by our board of directors, which may delegate such authority to the compensation committee of the board or such other persons as may be allowed under Maryland law.  The Incentive Award Plan authorizes the grant of non-qualified and incentive stock options to purchase our common stock, restricted stock awards, restricted stock units, stock appreciation rights, dividend equivalents and other stock-based awards to our employees, directors and consultants and employees, directors and consultants of us and our advisor and its affiliates subject to the absolute discretion of the board and the applicable limitations of the Incentive Award Plan.  Our charter prohibits the issuance of options or warrants to purchase our capital stock to Behringer

Harvard Multifamily Advisors I, our directors or officers or any of their affiliates (a) on terms more favorable than we offer such options or warrants to the general public or (b) in excess of an amount equal to 10% of our outstanding capital stock on the date of grant.

Awards granted under our Incentive Award Plan are evidenced by an incentive award agreement, which contains such terms and provisions as the plan administrator deems appropriate except as otherwise specified in the Incentive Award Plan.  Shares issued under our Incentive Award Plan are restricted shares under federal securities law and are subject to limitations on resale until such time as we file a registration statement covering the resale of such shares.

Awards issued under our Incentive Award Plan are not transferable or assignable except by will or by the laws of descent and distribution; however, nonqualified options and certain stock appreciation rights may be transferred as a bona fide gift to immediate family members and trusts and partnerships established for such immediate family members.

To the extent we undergo a change of control, the Incentive Award Plan provides that outstanding awards may be assumed or substituted in accordance with their terms.  If the awards are not assumed or substituted, then the plan administrator may take any of the following actions, contingent on the consummation of the change of control and in accordance with the terms of such change of control:  (1) accelerate the vesting of all or part of the award; (2) cancel such awards to the extent the awards are not exercised, are not exercisable or are out of the money; or (3) cancel such awards for a payment of cash or our shares.  A change of control means any transaction or series of transactions where we sell, transfer, lease, exchange or otherwise dispose of at least 85% of our assets or a transaction where persons who are not our current stockholders acquire enough of an interest in us, so that our stockholders prior to such transaction no longer have 50% or more of our voting power.  In the event of any corporate transaction (as described under Section 424(a) of the Internal Revenue Code) that does not qualify as a change of control, the awards will be assumed, continued or substituted.

Upon a stock split, stock dividend or other change in our capitalization, an appropriate adjustment will be made in the number and kind of shares that may be issued pursuant to the Incentive Award Plan.  A corresponding adjustment to the exercise price of any options or other awards granted prior to any change also will be made. Any such adjustment, however, will not change the total payment, if any, applicable to the portion of the options or warrants not exercised, but will change only the exercise price for each share.  In the event of a corporate transaction (as described under Section 424(a) of the Internal Revenue Code) that provides for the assumption or substitution of the awards, an appropriate adjustment will also be made.

Fair market value as of a given date for purposes of our Incentive Award Plan is defined generally to mean:

•                  the closing sale price for such date, if the shares are traded on a national stock exchange;

•                  the average of the closing bid and asked prices on such date, if no sale of the shares was reported on such date and if the shares are traded on a national stock exchange; or

•                  the fair market value as determined by our board of directors in the absence of an established public trading market for the shares.

Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents

We are permitted to limit the liability of our directors, officers, employees and other agents, and to indemnify them, but only to the extent permitted by Maryland law, our charter, and federal and state securities laws.

Our charter requires us to hold harmless our directors and officers, and to indemnify our directors, officers and employees and our advisor, its affiliates and any of their employees acting as an agent to us to the maximum extent permitted by the NASAA REIT Guidelines and by Maryland law for losses, if the following conditions are met:

•                  the party seeking exculpation or indemnification has determined, in good faith, that the course of conduct that caused the loss or liability was in our best interests;

•                  the party seeking exculpation or indemnification was acting on our behalf or performing services for us;

•                  in the case of non-independent directors, our advisor or its affiliates or employees, the liability or loss was not the result of negligence or misconduct by the party seeking exculpation or indemnification;

•                  in the case of independent directors, the liability or loss was not the result of gross negligence or willful misconduct by the independent director; and

•                  the indemnification or agreement to hold harmless is recoverable only out of our net assets and not from the stockholders.

This provision, however, does not reduce the exposure of directors and officers to liability under federal or state securities laws, nor does it limit our stockholders’ ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us, although equitable remedies may not be an effective remedy in some circumstances.

The Securities and Exchange Commission and some state securities commissions take the position that indemnification against liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), is against public policy and unenforceable.  Further, our charter prohibits the indemnification of our directors, our advisor, its affiliates or any person acting as a broker-dealer for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:

•                  there has been a successful adjudication on the merits of each count involving alleged securities law violations;

•                  such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

•                  a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which our securities were offered as to indemnification for violations of securities laws.

Our charter further provides that the advancement of funds to our directors, our advisor and its affiliates for reasonable legal expenses and other costs incurred in advance of the final disposition of a proceeding for which indemnification is being sought is permissible only if all of the following conditions are satisfied:  (1) the legal action relates to acts or omissions with respect to the performance of duties or services on our behalf; (2) the party seeking indemnification provides us with written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; (3) the legal action is initiated by a third party who is not a stockholder or, if the legal action is initiated by a stockholder acting in his capacity as such, a court of competent jurisdiction specifically approves such advancement; and (4) the party seeking the advance agrees in writing to repay the advanced funds to us together with the applicable legal rate of interest thereon, if it is ultimately determined that such person is not entitled to indemnification.

We will also purchase and maintain insurance on behalf of all of our directors and officers against liability asserted against or incurred by them in their official capacities with us, whether or not we are required or have the power to indemnify them against the same liability.

Our Advisor

We are externally managed by our advisor, Behringer Harvard Multifamily Advisors I, a Texas limited partnership formed in September 2006.  Some of our officers and directors are also officers of our advisor.  Behringer Harvard Multifamily Advisors I has contractual responsibility to us and our stockholders pursuant to the advisory management agreement.

The executive officers of Behringer Harvard Multifamily Advisors I are as follows:

Name	Age*	Position(s)

Robert S. Aisner	62	Chief Executive Officer
Robert J. Chapman	61	President
Mark T. Alfieri	47	Chief Operating Officer
Gerald J. Reihsen, III	50	Executive Vice President — Corporate Development & Legal and Assistant Secretary
Gary S. Bresky	42	Executive Vice President, Chief Financial Officer and Treasurer
M. Jason Mattox	33	Executive Vice President

* As of May 19, 2009

For more information regarding the background and experience of Messrs. Aisner, Chapman, Alfieri, Reihsen, Bresky and Mattox, see “—Executive Officers and Directors” above.

Behringer Harvard Multifamily Advisors I relies on personnel employed by other Behringer entities, in addition to the executive officers listed above, who have extensive experience in selecting and managing properties similar to the properties sought to be acquired by us.  As of December 31, 2008, Messrs. Behringer, Aisner, Chapman and Alfieri, together with key employees Andrew J. Bruce, Robert T. Poynter and Ross P. Odland, had experience acquiring, financing, managing and/or disposing of 185,000 multifamily units with a total value in excess of $16.6 billion.

The Advisory Management Agreement

Many of the services performed by our advisor in managing our day-to-day activities are summarized below.  In some instances our advisor may contract with an affiliated entity to provide certain services requiring state specific licenses to be performed under the advisory management agreement.  This summary is provided to illustrate the material functions that our advisor or its affiliates will perform for us as our advisor, and it is not intended to include all of the services that may be provided to us by third parties.  Under the terms of the advisory management agreement, our advisor undertakes to use its best efforts to present us with investment opportunities that are consistent with our investment policies and objectives as adopted by our board of directors.  Our advisor has a fiduciary duty and responsibility to us and our stockholders.  In its performance of this undertaking, our advisor, either directly or indirectly by engaging an affiliate, shall, subject to the authority of the board:

•                  find, evaluate, present and recommend to us investment opportunities consistent with our investment policies and objectives;

•                  structure the terms and conditions of our acquisitions, sales and joint ventures;

•                  acquire properties and make and invest in mortgage, bridge or mezzanine loans and other investments on our behalf in compliance with our investment objectives and policies;

•                  arrange for financing and refinancing of properties and other investments;

•                  enter into leases and service contracts for the properties and other investments;

•                  service or enter into contracts for servicing our mortgage, bridge or mezzanine loans;

•                  assist us in obtaining insurance;

•                  generate an annual budget for us;

•                  review and analyze financial information for each property and the overall portfolio;

•                  formulate and oversee the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement, financing and refinancing, marketing, leasing and disposition of our properties and other investments;

•                  perform investor-relations services;

•                  maintain our accounting and other records and assist us in filing all reports required to be filed with the SEC, the IRS and other regulatory agencies;

•                  engage and supervise the performance of our agents, including our registrar and transfer agent; and

•                  perform any other services reasonably requested by us.

The advisory management agreement has a one-year term that may be renewed for an unlimited number of successive one-year periods.  The current term of our advisory management agreement expires on April 1, 2010.  It is the duty of our board of directors to evaluate the performance of our advisor before entering into or renewing an advisory management agreement.  The criteria used in such evaluation will be reflected in the minutes of such meeting.  Our advisory management agreement will automatically terminate upon any listing of our shares for trading on a national securities exchange.  In addition, either party may terminate the advisory management agreement upon 60 days’ written notice without penalty.  If we elect to terminate the agreement, we must obtain the approval of a majority of our independent directors.  In the event of the termination of our advisory management agreement, our advisor is required to cooperate with us and take all reasonable steps requested by us to assist our board of directors in making an orderly transition of the advisory function.  Under our advisory management agreement, we are restricted from hiring or soliciting any employee of our advisor or its affiliates for one year from the termination of the agreement.  In the event that our advisory management agreement is terminated between us and our advisor, our advisor may be entitled to convert our convertible stock into common stock upon the occurrence of certain triggering events.  See “Management—Management Compensation.”

Our advisor and its officers and affiliates expect to engage in other business ventures and, as a result, their resources will not be dedicated exclusively to our business.  However, pursuant to the advisory management agreement, our advisor must devote sufficient resources to our administration to discharge its obligations.  See “Risk Factors—Risks Related to Conflicts of Interest.”  In cases where our advisor determines that it is advantageous to us to make the types of investments in which our advisor or its affiliates have relatively less experience than in other areas, such as with respect to domestic real property, our advisor may employ persons, engage consultants or partner with third parties that have, in our advisor’s opinion, the relevant expertise necessary to assist our advisor in evaluating, making and administering such investments.  Our advisor may also assign the advisory management agreement to an affiliate upon approval of a majority of our independent directors.  We may assign or transfer the advisory management agreement to a successor entity.

Our advisor may not cause us to acquire or finance any property or make or invest in any mortgage loan or other investment on our behalf without the prior approval of our board of directors, including a majority of our independent directors.  The actual terms and conditions of transactions involving our investments will be determined by our advisor, subject at all times to such board approval.

We may reimburse our advisor for all of the costs and expenses that are in any way related to the operation of our company or the conduct of our business or the services our advisor provides to us, including (except as noted below) direct expenses and costs of salaries and benefits of persons employed by our advisor and/or its affiliates performing advisory services for us.  The costs and expenses include, but are not limited to:

•                  organization and offering expenses related to our primary offering (other than selling commissions and the dealer manager fee) in an amount up to 1.5% of gross offering proceeds from the primary offering less any such organization and offering expenses we pay directly.  Our advisor and its affiliates are responsible for the payment of organization and offering expenses related to our primary offering (other than selling commissions and the dealer manager fee) to the extent they exceed 1.5% of gross offering proceeds from the primary offering, without recourse against or reimbursement by us.  See discussion of Amended and Restated Agreement below;

•                  the actual cost of goods, services and materials used by us and obtained from entities not affiliated with our advisor, including brokerage fees paid in connection with the purchase and sale of securities;

•                  a non-accountable acquisition expense reimbursement in the amount of 0.25% of the funds paid for purchasing an asset, including any debt attributable to the asset, plus 0.25% of the funds budgeted for development, construction or improvement in the case of assets that we acquire and intend to develop, construct or improve, a non-accountable acquisition expense reimbursement in the amount of 0.25% of the funds advanced in respect of a loan or other investment, and reimbursement of third-party investment expenses in the case of a completed investment, including, but not limited to legal fees and expenses, travel and communications expenses, costs of appraisals, accounting fees and expenses, third-party brokerage or finder’s fees, title insurance, premium expenses and other closing costs;

•                  administrative service expenses;

•                  all expenses associated with stockholder communications including the cost of preparing, printing and mailing annual reports, proxy statements and other reports required by governmental entities;

•                  audit, accounting and legal fees paid to third parties;

•                  premiums and other associated fees for insurance policies including director and officer liability insurance;

•                  taxes and assessments on income or real property and taxes; and

•                  transfer agent and registrar’s fees and charges paid to third parties.

Generally, we do not reimburse our advisor for any amount by which our operating expenses (including the asset management fee) at the end of the four immediately preceding fiscal quarters exceed the greater of:  (1) 2% of our average invested assets for that period, or (2) 25% of our net income, before any additions to or allowances for reserves for depreciation, bad debts or other similar non-cash reserves and before any gain from the sale of our assets, for that period.  If we have already reimbursed our advisor for such excess operating expenses, our advisor will be required to repay such amount to us.  Notwithstanding the above, we may reimburse our advisor for expenses in excess of this limitation if a majority of the independent directors determines that such excess expenses are justified based on unusual and non-recurring factors.  For any fiscal quarter for which total operating expenses for the 12 months then ended exceed the limitation, we will disclose this fact in our next quarterly report or within 60 days of the end of such quarter send a written disclosure of this fact to our stockholders; in each case such disclosure will include an explanation of the factors the independent directors considered in arriving at the conclusion that the excess expenses were justified.  If the independent directors do not determine that such excess expenses were justified, our advisor will reimburse us, at the end of the 12-month period, the amount by which the aggregate expenses exceeded the limitation.  We will not reimburse our advisor or its affiliates for services for which our advisor or its affiliates are entitled to compensation in the form of a separate fee.

Our advisor is paid fees in connection with services provided to us.  Our advisor generally is entitled to receive all accrued but unpaid compensation and expense reimbursements from us in cash within 30 days of the date of termination of the advisory management agreement and, in some circumstances, will also be paid a subordinated disposition fee relating to the disposition of our assets prior to the termination of the advisory management agreement.

On April 1, 2009, we and our advisor, entered into the Second Amended and Restated Advisory Management Agreement (the “Amended and Restated Agreement”).  The Amended and Restated Agreement was effective immediately.  The Amended and Restated Agreement amended the previous advisory management agreement regarding reimbursement of organization and offering expenses in several respects.

Pursuant to the prior advisory management agreement, we were required to reimburse our advisor for organization and offering expenses related to a public offering of shares (other than pursuant to a distribution reinvestment plan) and any organization and offering expenses previously advanced by our advisor related to a prior offering of shares to the extent not previously reimbursed by us out of proceeds from the prior offering.  However, such reimbursement by us was not required to the extent that the reimbursement would cause the total amount of organization and offering expenses (other than selling commissions and the dealer manager fee) paid by us to exceed 1.5% of the gross proceeds of the public offering as of the date of reimbursement.  Pursuant to the Amended and Restated Agreement, our obligation to reimburse our advisor for organization and offering expenses is no longer capped as of the date of reimbursement.  However, our advisor remains obligated to reimburse us after the completion of the public offering to the extent that organization and offering expenses (other than selling commissions and the dealer manager fee) paid by us exceed 1.5% of the gross proceeds of the completed public offering.  Our reimbursement of organization and offering expenses related to subsequent public offerings of shares also will not be capped as of the date of reimbursement, unless the terms are amended by the parties upon renewal of the Amended and Restated Agreement.

Further, the prior advisory management agreement did not discuss our advisor’s obligations to reimburse us for organization and offering expenses upon the termination of the agreement.  The Amended and Restated Agreement provides that if the Amended and Restated Agreement is terminated or not renewed due to a material breach by our advisor, our advisor must reimburse us within 15 days after the end of the month in which the public offering terminates to the extent that organization and offering expenses (other than selling commissions and the dealer manager fee) incurred by us related to the public offering or a prior offering to the extent not previously reimbursed by us through the termination date exceed 1.5% of the gross proceeds from the completed public offering.  If the Amended and Restated Agreement is terminated or not renewed for reasons other than a material breach by our advisor, the Amended and Restated Agreement requires our advisor to reimburse us within 15 days after the end of the month in which the public offering terminates to the extent that organization and offering expenses (including selling commissions and the dealer manager fee) incurred by us in connection with the public offering through the termination date exceed 15% of the gross offering proceeds from the completed public offering.  See “—Management Compensation” below.

Service Mark License Agreement

We entered into a service mark license agreement with Behringer Harvard Holdings for use of the name “Behringer Harvard.”  Pursuant to the agreement, when an affiliate of Behringer Harvard Holdings no longer serves as one of our officers or directors, Behringer Harvard Holdings may terminate our service mark license agreement and may require us to change our name to eliminate the use of the words “Behringer Harvard.”  We will be required to pay any costs associated with changing our name.

Stockholdings

Behringer Harvard Holdings, an affiliate of our advisor, acquired 24,969 shares of common stock for an aggregate purchase price of $200,001.69.  Our wholly owned subsidiary, BHMF Business Trust, owns more than 99.9% of the partnership interests in Behringer Harvard Multifamily OP I, our operating partnership.  BHMF, our wholly owned subsidiary, is the sole general partner and owner of less than a 0.1% partnership interest in our operating partnership.  Behringer Harvard Holdings and BHMF Business Trust may not sell any of these securities during the period Behringer Harvard Multifamily Advisors I serves as our advisor, except for transfer of such securities to their affiliates.  In addition, any resale of these securities and the resale of any such securities that may be acquired by our affiliates are subject to the provisions of Rule 144 promulgated under the Securities Act, which rule limits the number of shares that may be sold at any one time and the manner of such resale.  Although Behringer Harvard Holdings and its affiliates are not prohibited from acquiring additional shares, they have no options or warrants to acquire any additional shares and have no current plans to acquire additional shares.  Behringer Harvard Holdings has agreed to abstain from voting any shares it now owns or hereafter acquires in any vote for the election of directors subsequent to the initial acceptance of subscriptions for the purchase of shares in this offering or any vote regarding the approval or termination of any contract or transaction with our advisor or any of its affiliates.  For a more general discussion of Behringer Harvard Multifamily OP I, see “The Operating Partnership Agreement.”

In addition, our advisor owns all of the 1,000 issued and outstanding shares of our convertible stock, which it acquired for an aggregate purchase price of $1,000.  Under certain circumstances, these shares may be converted into shares of our common stock.  No additional consideration is due upon the conversion of the convertible stock.  Our convertible stock will convert into shares of common stock on one of two events.  First, it will convert if we have paid distributions to common stockholders such that aggregate distributions are equal to 100% of the price at which we sold our outstanding shares of common stock plus an amount sufficient to produce a 7% cumulative, non-compounded, annual return at that price.  Alternatively, the convertible stock will convert if we list our shares of common stock on a national securities exchange and, on the 31st trading day after listing, the value of our company based on the average trading price of our shares of common stock since the listing, plus prior distributions, combine to meet the same 7% return threshold for our common stockholders.  Each of these two events is a “Triggering Event.”  Upon a Triggering Event, our convertible stock will, unless our advisory management agreement with Behringer Harvard Multifamily Advisors I has been terminated or not renewed on account of a material breach by our advisor, generally convert into shares of common stock with a value equal to 15% of the excess of the value of the company plus the aggregate value of distributions paid to date on the then outstanding shares of our common stock over the aggregate issue price of those outstanding shares plus a 7% cumulative, non-compounded, annual return on the issue price of those outstanding shares.  However, if our advisory management agreement with Behringer Harvard Multifamily Advisors I expires without renewal or is terminated (other than because of a material breach by our advisor) prior to a Triggering Event, then upon a Triggering Event the holder of the convertible stock will be entitled to a prorated portion of the number of shares of common stock determined by the foregoing calculation, where such proration is based on the percentage of time that we were advised by Behringer Harvard Multifamily Advisors I.  We believe that the convertible stock provides an incentive for our advisor to increase the overall return to our stockholders.  The conversion of the convertible stock into common shares will result in an economic benefit for the holder of those shares and dilution of the other stockholders’ interests.  See “Description of Shares—Convertible Stock.”

Companies Affiliated with Our Advisor

Property Manager

BHM Management, our property manager, will be responsible for property management and leasing services for our properties.  In some instances our property manager may contract with an affiliated entity to provide certain property management services requiring state specific licenses or a non-affiliated third-party property manager to whom our property manager may subcontract its property management duties.  IMS is the sole manager and member of our property manager.  Behringer Harvard Holdings is the sole owner of IMS.  Robert M. Behringer is the Chief Executive Officer of each of Behringer Harvard Holdings and IMS.  Mr. Behringer is also the sole manager of IMS.  See “Conflicts of Interest.”  The principal officers of our property manager are as follows:

Name	Age*	Position(s)

Robert S. Aisner	62	Chief Executive Officer
Robert J. Chapman	61	President
Mark T. Alfieri	47	Chief Operating Officer
Gerald J. Reihsen, III	50	Executive Vice President — Corporate Development & Legal and Assistant Secretary
Gary S. Bresky	42	Executive Vice President, Chief Financial Officer and Treasurer
M. Jason Mattox	33	Executive Vice President

* As of May 19, 2009

For more information regarding the background and experience of Messrs. Aisner, Chapman, Alfieri, Reihsen, Bresky, and Mattox, see “Management—Executive Officers and Directors.”

Our property manager is engaged in the business of real estate management.  On March 17, 2008 with our consent and the consent of our operating partnership, HPT Management assigned its property management agreement with us to our property manager.  Our property manager is newly organized to manage and lease properties in our portfolio.  We will pay our property manager property management fees equal to 3.75% of the gross revenues from the properties managed by our property manager.  Our property manager’s engagement will not commence with respect to any particular project until we, in our sole discretion, have the ability to appoint or hire our property manager.  In the event that we contract directly with a non-affiliated third-party property manager in respect of a property, we may pay our property manager an oversight fee equal to 0.5% of the gross revenues from the property.  In no event will we pay both a property management fee and an oversight fee to our property manager with respect to any particular property.  Other third-party charges, including fees and expenses of apartment locators and third-party accountants, will be reimbursed.

Our property manager currently intends to subcontract most on-site property management duties to other management companies with experience in the applicable markets that also will be authorized to lease our properties consistent with the leasing guidelines promulgated by our advisor.  These other property managers will offer superior and dependable services, which will be important in competitive markets and could positively impact the ultimate selling price for an apartment community.  Such local management companies will have a greater understanding of the local market and the needs of current and potential residents.  In addition, those local management companies will have, as a result of the multiple properties managed by each, certain economies of scale for the area in which they are located.  The information our property manager learns from the local property management companies about the market and residents’ needs could assist us in acquiring “off market” properties on attractive terms and/or prices and aiding in resident retention.  Our property manager nonetheless will continue to closely supervise any subcontracted, on-site property managers.  Our property manager also will be responsible for paying such subcontractors’ fees and expenses.  We will have no obligation to make any payments to the subcontractors, unless we and BHM Management otherwise agree in writing.  In addition, our property manager will remain directly involved in many property management activities including, leasing decisions, budgeting, vendor relations (especially national vendor relations), selection and provision of professional services and their providers (i.e., accounting, legal, and banking services), and general property-level problem solving.  To the extent our property manager directly performs on-site management, it will hire, direct and establish policies for employees who will have direct responsibility for such property’s operations, including resident managers and assistant managers, as well as building and maintenance personnel.  For any properties for which the on-site management is subcontracted, our property manager has the right to and will approve all on-site personnel of such subcontractor and establish policies for the properties’ operations.  Some or all of the other employees may be employed on a part-time basis and may also be employed by one or more of:

•                  our property manager;

•                  subsidiaries of and partnerships organized by our property manager and its affiliates; and

•                  other persons or entities owning properties managed by our property manager.

Our property manager will also direct the purchase of equipment and supplies and will supervise all maintenance activity.  Our property manager will continuously consider alternatives to provide the most efficient property management services to us.

The management fees to be paid to our property manager will cover, without additional expense to us, the property manager’s general overhead costs, such as its expenses for rent and utilities.  Pursuant to separately negotiated agreements, however, our company and our property manager may agree that our property manager will supervise the construction and/or installation of certain capital improvements or other major repairs outside of normal maintenance and repair at any property.  In such case, we will pay additional compensation to our property manager pursuant to such separately negotiated agreements.  Our property management agreement commenced on November 22, 2006 and had an initial term of two years ending November 21, 2008. Our property management agreement was renewed for another two years until November 21, 2010, and is subject to successive two-year renewals unless we or our property manager provide written notice of its intent to terminate 30 days prior to the expiration of the initial or renewal term.  We may also terminate the agreement upon 30 days’ prior written notice in the event of willful misconduct, gross negligence or deliberate malfeasance by the property manager.  If we materially breach our obligations under the agreement and such breach remains uncured for a period of ten days after written notification of such breach, the property manager may terminate the agreement.  Under our property management agreement, we are restricted from hiring or soliciting any employee of our property manager or its affiliates for one year from the termination of the agreement.

The principal office of our property manager is located at 15601 Dallas Parkway, Suite 600, Addison, Texas  75001.

Dealer Manager

Behringer Securities, our dealer manager, is a member firm of FINRA.  Our dealer manager was organized in December 2001 for the purpose of participating in and facilitating the distribution of securities of Behringer Harvard-sponsored programs.

Our dealer manager provides certain wholesaling, sales, promotional and marketing assistance services to us in connection with the distribution of the shares offered pursuant to this prospectus.  It may also sell a limited number of shares at the retail level.  Our dealer manager intends to reallow the selling commissions to participating broker-dealers.  No additional fees beyond the dealer manager fee of 2.5% of the gross proceeds of this offering will be paid to our dealer manager for wholesaling services, provided that no dealer manager fee will be paid with respect to sales of shares pursuant to our distribution reinvestment plan.  See the “—Management Compensation” and “Plan of Distribution” sections below.

Harvard Property Trust is the sole general partner, and Behringer Harvard Partners is the sole limited partner, of our dealer manager, and Behringer Harvard Holdings is the sole owner of each of Harvard Property Trust and Behringer Harvard Partners.  Mr. Behringer is the Chief Executive Officer of each of Harvard Property Trust, Behringer Harvard Partners and our dealer manager and a manager of Behringer Harvard Partners and Harvard Property Trust.  See “Conflicts of Interest.”  The principal officers of our dealer manager are as follows:

Name	Age*	Position(s)

Robert M. Behringer	61	Chief Executive Officer
Gerald J. Reihsen, III	50	President
Jeffrey S. Schwaber	47	Executive Vice President — National Sales Director
Gary S. Bresky	42	Chief Financial Officer and Treasurer
M. Jason Mattox	33	Executive Vice President and Secretary

* As of May 19, 2009

For more information regarding the background and experience of Messrs. Behringer, Reihsen, Bresky and Mattox, see “Management—Executive Officers and Directors.”

Management Decisions

The primary responsibility for the management decisions of our advisor and its affiliates, including the selection of investments to be recommended to our board of directors, the negotiation of these acquisitions, and the property management of these investments will reside with Robert M. Behringer, Robert S. Aisner, Robert J. Chapman, Mark T. Alfieri, Gerald J. Reihsen, III, Gary S. Bresky and M. Jason Mattox.  Our advisor seeks to invest in real estate and real estate-related assets that satisfy our investment objectives.  Our board of directors, including a majority of our independent directors, must approve all investments.

Management Compensation

Although we have executive officers who will manage our operations, we do not have any paid employees.  We pay each of our independent directors an annual retainer of $25,000 per year.  In addition, we pay the chairman of our Audit Committee an annual retainer of $10,000 per year and the chairmen of our Compensation and Nominating Committees annual retainers of $5,000 per year.  All such retainers are paid quarterly in arrears.  In addition, we pay each of our independent directors (i) $1,000 for each board or committee meeting attended in person and (ii) $500 for each board or committee meeting attended by telephone and for each written consent considered by the director.  See “—Compensation of Directors” above.  The following table summarizes and discloses all of the compensation and fees, including reimbursement of expenses, to be paid by us to Behringer Harvard Multifamily Advisors I, Behringer Securities and their affiliates during the various phases of our organization and operation.  Offering-stage compensation relates only to this primary offering, as opposed to any subsequent offerings.

Type of Compensation — To Whom Paid	Form of Compensation	Estimated Maximum Dollar Amount (1)

Offering Stage

Selling Commissions — Behringer Securities (2)	Up to 7% of gross offering proceeds before reallowance of selling commissions earned by participating broker-dealers. Behringer Securities reallows 100% of selling commissions earned to participating broker-dealers. No selling commissions are paid for sales under the distribution reinvestment plan.	$140,000,000

Dealer Manager Fee — Behringer Securities (3)

Up to 2.5% of gross offering proceeds before reallowance to participating broker-dealers. Pursuant to separately negotiated agreements, Behringer Securities may reallow a portion of its dealer manager fee in an aggregate amount up to 2% of gross offering proceeds to broker-dealers participating in the offering; provided, however, that Behringer Securities may reallow, in the aggregate, no more than 1.5% of gross offering proceeds for marketing fees and expenses, conference fees and non-itemized, non-invoiced due diligence efforts and no more than 0.5% of gross offering proceeds for out-of-pocket and bona fide, separately invoiced due diligence expenses incurred as fees, costs or other expenses from third parties. No dealer manager fees are paid for sales under the distribution reinvestment plan.

		$50,000,000

Reimbursement of Other Organization and Offering Expenses — Behringer Harvard Multifamily Advisors I or its affiliates (4)

With respect to our primary offering, we reimburse our advisor for organization and offering expenses that it incurs on our behalf (other than selling commissions and the dealer manager fee). At the conclusion of our primary offering, our advisor and its affiliates are responsible for the payment of organization and offering expenses related to our primary offering (other than selling commissions and the dealer manager fee) to the extent they exceed 1.5% of gross offering proceeds from the primary offering. We may reimburse our advisor for certain expenses, costs of salaries and benefits of persons employed by our advisor and/or its affiliates performing advisory services relating to our offering. Under no circumstances may our total organization and offering expenses (including selling commissions and dealer manager fees) exceed 15% of the gross proceeds from the offering.

		$30,000,000

Acquisition and Development Stage

Acquisition and Advisory Fees — Behringer Harvard Multifamily Advisors I or its affiliates (5)(6)

1.75% of the funds paid or budgeted in respect of the purchase, development, construction or improvement of each asset we acquire, including any debt attributable to these assets, and 1.75% of the funds advanced in respect of a loan or other investment.

		$30,435,000 (assuming no debt financing to purchase assets). $120,826,000 (assuming debt financing equal to 75% of the aggregate value of our assets).

Acquisition Expenses — Behringer Harvard Multifamily Advisors I or its affiliates (5)(6)

Our advisor or its affiliates receive non-accountable acquisition expense reimbursements in the amount of 0.25% of the funds paid for purchasing an asset, including any debt attributable to the asset, plus 0.25% of the funds budgeted for development, construction or improvement in the case of

		Actual amounts cannot be determined at the present time. (7)

Type of Compensation — To Whom Paid	Form of Compensation	Estimated Maximum Dollar Amount (1)

assets that we acquire and intend to develop, construct or improve. Our advisor or its affiliates also receive a non-accountable acquisition expense reimbursement in the amount of 0.25% of the funds advanced in respect of a loan or other investment. We also pay third parties, or reimburse the advisor or its affiliates, for any investment-related expenses due to third parties in the case of a completed investment, including, but not limited to legal fees and expenses, travel and communications expenses, costs of appraisals, accounting fees and expenses, third-party brokerage or finder’s fees, title insurance, premium expenses and other closing costs. Our advisor is responsible for paying all of the expenses it incurs associated with persons employed by the advisor to the extent dedicated to making investments for us, such as wages and benefits of the investment personnel. Our advisor is also responsible for paying all of the investment-related expenses that we or our advisor incurs that are due to third parties with respect to investments we do not make.

Debt Financing Fee — Behringer Harvard Multifamily Advisors I or its affiliates (5)(6)

1% of the amount available under any loan or line of credit made available to us, including mortgage debt and loans assumed by us in connection with any acquisition. The advisor uses some or all of this amount to reimburse third parties with whom it subcontracts to coordinate financing for us.

Actual amounts are dependent upon the amount of any debt financed and therefore cannot be determined at the present time. If we utilize leverage equal to 75% of the aggregate value of our assets, the fees would be $53,400,000.

Development Fee — Behringer Development

We pay a development fee in an amount that is usual and customary for comparable services rendered to similar projects in the geographic market of the project; provided, however, we do not pay a development fee to an affiliate of our advisor if our advisor or any of its affiliates elects to receive an acquisition and advisory fee based on the cost of such development. Development fees may be paid for the packaging of a development project, including services such as the negotiation and approval of plans, assistance in obtaining zoning and necessary variances and financing for a specific property.

Actual amounts are dependent upon usual and customary development fees for specific projects and therefore the amount cannot be determined at the present time.

Type of Compensation — To Whom Paid	Form of Compensation	Estimated Maximum Dollar Amount (1)

Operational Stage

Property Management Fees — BHM Management or its affiliates

Property management fees equal to 3.75% of gross revenues of the properties managed by our property manager. Our property manager’s engagement does not commence with respect to any particular project until we, in our sole discretion, have the ability to appoint or hire our property manager. In the event that we contract directly with a non-affiliated third-party property manager in respect of a property, we pay our property manager an oversight fee equal to 0.5% of gross revenues of the property managed. In no event do we pay both a property management fee and an oversight fee to our property manager with respect to any particular property. Our property manager may subcontract some or all of the performance of its property management duties to third parties, in which case our property manager uses the property management fees as reimbursement for the cost of subcontracting its property management responsibilities. Other third-party charges, including fees and expenses of apartment locators and of third-party accountants, are reimbursed by us to our property manager or its subcontractors. We reimburse the costs and expenses incurred by our property manager on our behalf, including the wages and salaries and other employee-related expenses of all on-site employees of our property manager or its subcontractors who are engaged in the operation, management, maintenance or access control of our properties, including taxes, insurance and benefits relating to such employees, and legal, travel and other out-of-pocket expenses that are directly related to the management of specific properties.

Actual amounts are dependent upon gross revenues of specific properties and actual management fees or property management fees and therefore cannot be determined at the present time.

Asset Management Fee — Behringer Harvard Multifamily Advisors I or its affiliates

Monthly fee equal to one-twelfth of 0.75% of the sum of the higher of the cost or value of each asset, where cost equals the amount actually paid or budgeted (excluding acquisition fees and expenses) in respect of the purchase, development, construction or improvement of an asset, including the amount of any debt attributable to the asset (including debt encumbering the asset after its acquisition) and where the value of an asset is the value established by the most recent independent valuation report, if available, without reduction for depreciation, bad debts or other non-cash reserves. The asset management fee is based only on the portion of the cost or value attributable to our investment in an asset if we do not own all or a majority of an asset, do not manage or control the asset, and did not or do not provide substantial services in the acquisition, development or management of the asset.

Actual amounts are dependent upon aggregate asset value and therefore cannot be determined at the present time.

Type of Compensation — To Whom Paid	Form of Compensation	Estimated Maximum Dollar Amount (1)

Subordinated Disposition Fee — Behringer Harvard Multifamily Advisors I or its affiliates (8)

If our advisor provides a substantial amount of services, as determined by our independent directors, in connection with the sale of one or more assets, it receives (subject to satisfaction of the condition set forth below) a subordinated disposition fee equal to the lesser of: (A) one-half of the aggregate brokerage commission paid (including the subordinated disposition fee) or, if none is paid, the amount that customarily would be paid, or (B) 3% of the sales price of each property or asset sold, upon satisfaction of the condition that our stockholders have first received distributions equal to or greater than the aggregate capital contributions made by stockholders plus a 7% cumulative, non-compounded, annual return on such capital contributions. Subordinated disposition fees relative to asset sales made prior to the satisfaction of the above condition is reflected as a contingent liability of our company, which is earned and paid when the above condition has been satisfied, if ever. The stated annual return is a benchmark for determining incentive arrangements and there is no assurance that the annual return will be as stated.

Actual amounts are dependent upon the sales price of specific properties and therefore cannot be determined at the present time.

Common Stock Issuable Upon Conversion of Convertible Stock — Behringer Harvard Multifamily Advisors I

Our convertible stock will convert into shares of common stock on one of two events. First, it will convert if we have paid distributions to common stockholders such that aggregate distributions are equal to 100% of the price at which we sold our outstanding shares of common stock plus an amount sufficient to produce a 7% cumulative, non-compounded, annual return at that price. Alternatively, the convertible stock will convert if we list our shares of common stock on a national securities exchange and, on the 31st trading day after listing, the value of our company based on the average trading price of our shares of common stock since the listing, plus prior distributions, combine to meet the same 7% return threshold for our common stockholders. Each of these two events is a “Triggering Event.” Upon a Triggering Event, our convertible stock will, unless our advisory management agreement with our advisor has been terminated or not renewed on account of a material breach by our advisor, generally convert into shares of common stock with a value equal to 15% of the excess of the value of the company plus the aggregate value of distributions paid to date on the then outstanding shares of our common stock over the aggregate issue price of those outstanding shares plus a 7% cumulative, non-compounded, annual return on the issue price of those outstanding shares. However, if our advisory management agreement with our advisor expires without renewal or is terminated (other than because of a material breach by our advisor) prior to a Triggering Event, then upon a Triggering Event the holder of the convertible stock will be entitled to a prorated portion of the number of shares of common stock determined by the foregoing calculation, where such proration is based on the percentage of time that we were advised by our advisor.

Actual amounts depend on the value of our company at the time the convertible stock converts or becomes convertible and therefore cannot be determined at the present time.

Type of Compensation — To Whom Paid	Form of Compensation	Estimated Maximum Dollar Amount (1)

Operating Expenses — Behringer Harvard Multifamily Advisors I (9)

We reimburse our advisor for all expenses paid or incurred by our advisor in connection with the services provided to us, subject to the limitation that we do not reimburse our advisor for any amount by which our operating expenses (including the asset management fee) at the end of the four preceding fiscal quarters exceeds the greater of: (A) 2% of our average invested assets, or (B) 25% of our net income determined without reduction for any additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of our assets for that period. If we have already reimbursed our advisor for such excess operating expenses, our advisor is required to repay such amounts to us. Notwithstanding the above, we may reimburse our advisor for expenses in excess of this limitation if a majority of the independent directors determines that such excess expenses are justified based on unusual and non-recurring factors. We do not reimburse our advisor or its affiliates for personnel employment costs incurred by our advisor or its affiliates in performing services under the advisory management agreement to the extent that such employees perform services for which the advisor receives a separate fee.

Actual amounts are dependent upon expenses paid or incurred and therefore cannot be determined at the present time.

(1)                                  The estimated maximum dollar amounts are based on the sale of a maximum of 200,000,000 shares to the public at $10.00 per share in our primary offering.  We reserve the right to reallocate the shares of common stock we are offering between the primary offering and the distribution reinvestment plan.

(2)                                  All or a portion of the selling commissions will not be charged with regard to shares sold to certain categories of purchasers and for sales eligible for volume discounts.

(3)                                  In limited circumstances, the dealer manager fee may be reduced with respect to certain purchases as described under “Plan of Distribution.”

(4)                                  These reimbursements include organization and offering expenses previously advanced by our advisor related to a prior offering of our shares, to the extent not reimbursed out of proceeds from the prior offering, and subject to the 1.5% of gross offering proceeds limitation in this offering.  These reimbursements do not include dealer manager fees or selling commissions, or expenses associated with organizing our advisor or any other affiliate.

(5)                                  Notwithstanding the method by which we calculate the payment of acquisition fees and expenses, as described in the table, our charter and the NASAA REIT Guidelines limit the amount of acquisition fees and expenses we can incur to a total of 6% of the contract purchase price of a property or, in the case of a mortgage, bridge or mezzanine loan or other investment, to 6% of the funds advanced.  This limit may only be exceeded if a majority of the board of directors, including a majority of our independent directors, approves the fees and expenses and find the transaction to be commercially competitive, fair and reasonable to us.  Acquisition and advisory fees may be payable subsequent to the date of acquisition of a property in connection with the expenditure of funds for development, construction or improvement of a property, to the extent we capitalize such costs. Although our charter permits combined acquisition fees and expenses to equal 6% of the purchase price, our advisory management agreement limits these fees and expenses to (1) an acquisition fee equal to 1.75% of the funds paid and/or budgeted in respect of the purchase, development, construction or improvement of each asset we acquire, and 1.75% of the funds advanced in respect of a loan or other investment, (2) a non-accountable acquisition expense reimbursement in the amount of 0.25% of the funds paid for purchasing an asset, including any debt attributable to the asset, plus 0.25% of the funds budgeted for development, construction or improvement in the case of assets that we acquire and intend to develop, construct or improve, a non-accountable acquisition expense reimbursement in the amount of 0.25% of the funds advanced in respect of a loan or other investment, and reimbursement of third-party investment expenses in the case of a completed investment, (3) debt financing fees of up to 1.0% of the loan or line of credit made available to us and (4) development fees paid to an affiliate of our advisor if such affiliate provides the development services and if a majority of our independent directors determines that such development fee is fair and reasonable and on terms and conditions not less favorable than those available from unaffiliated third parties.  Our advisor may forego or reduce any of these fees so they do not exceed our charter limitation of 6%.  Any increase in these fees stipulated in the advisory management agreement would require the approval of a majority of the directors, including a majority of the independent directors, not otherwise interested in the transaction.

(6)                                  For purposes of this table, we have assumed that we will fund acquisitions solely from net proceeds from the sale of shares in our primary offering; however, because the acquisition and advisory fees we pay our advisor are a percentage of the purchase price of an investment, the acquisition and advisory fees will be greater than that shown to the extent we also fund acquisitions through (1) the incurrence of debt (the aggregate amount of borrowings is targeted at 60% upon stabilization, but not to exceed approximately 75% of the aggregate value of all assets), (2) retained cash flow from operating activities, (3) issuances of equity in exchange for properties and (4) proceeds from the sale of shares under our distribution reinvestment plan.

Under our charter, the maximum amount of our indebtedness shall not exceed 300% of our “net assets” (as defined by the NASAA REIT Guidelines) as of the date of any borrowing; however, we may exceed that limit if approved by a majority of our independent directors.  In addition to this potential charter limitation, our board of directors has adopted a policy to generally limit our aggregate borrowings to approximately 75% of the aggregate value of our assets once we have ceased raising capital under this offering or any subsequent offering and invested substantially all of our capital.  During our offering stage and until we have invested the proceeds of this offering or any subsequent offering, we expect to borrow more than 75% of the contract purchase price of each real estate asset we acquire to the extent our board of directors determines that borrowing these amounts is prudent.

Assuming (1) we sell 200,000,000 shares in the primary offering at $10.00 per share, (2) we use debt financing equal up to the maximum amount permitted by our policy, (3) the value of our assets is equal to the contract price of the assets, (4) we establish capital reserves equal to 0.1% of the aggregate value of our assets, (5) expenses related to the selection and making of investments average 0.5% of the contract purchase price and (6) we do not reinvest the proceeds of any sales of investments, then $7,120,000,000 would be available for investment in properties, mortgage, bridge or mezzanine loans and other investments, paying acquisition fees and expenses incurred in making such investments and for any capital reserves we may establish (of which approximately $5,340,000,000 would be debt financing).  Of the $7,120,000,000 available for investment, $155,348,000 of this would be used for payment of acquisition fees and expenses related to the selection and acquisition of our investments, $6,904,000 would be used for initial capital reserves, and $53,400,000 would be paid to our advisor or its affiliates as a 1% debt financing fee for services in connection with any debt financing obtained by us (including any refinancing of debt).

(7)                                  It is our intent to leverage our investments with debt.  Therefore, actual amounts are dependent upon the value of our assets as financed and cannot be determined at the present time.  Moreover, additional fees and expenses resulting from the use of leverage may be paid out of the proceeds of such financings and not from proceeds of this offering.

(8)                                  Our charter limits disposition fees paid to our advisor to an amount equal to the lesser of (i) one-half of the aggregate brokerage commission paid (including the disposition fee) or, if no such commission is paid, the amount of such a commission that customarily would be paid for the purchase and sale of the asset that is reasonable, customary, and competitive in light of the size, type and location of such asset (as determined by the board of directors, including a majority of our independent directors), or (ii) 3% of the sales price of the asset.  Our charter also limits all real estate commissions paid to our advisor, its affiliates and third parties, including the subordinated disposition fee, to 6% of the contract sales price of each asset.  In addition, the disposition fee paid upon the sale of any assets other than real property is included in the calculation of operating expenses for purposes of the limitation on total operating expenses described above.

(9)                                  If a majority of our independent directors determines that expenses in excess of this limitation are justified, we send a written disclosure of this fact to our stockholders within 60 days of the end of the fiscal quarter in which such excess expenses occurred; in each case, such disclosure will include an explanation of the factors the independent directors considered in arriving at the conclusion that the excess expenses were justified.  If the independent directors do not determine that such excess expenses were justified, our advisor reimburses us, at the end of the 12-month period, the amount by which the aggregate expenses exceeded the limitation.  We do not reimburse our advisor or its affiliates for services for which our advisor or its affiliates are entitled to compensation in the form of a separate fee.

The average invested assets for a period equals the average of the aggregate book value of our assets before deduction for depreciation, bad debts or other non-cash reserves, computed by taking the average of the values at the end of each month during the period specified.  The expense of any restricted stock issued to employees of our advisor or its affiliates as reflected in our financial statements from time to time is included in the calculation of operating expenses for purposes of the limitation on total operating expenses described above.

Our independent directors determine, from time to time but at least annually, that our total fees and expenses are reasonable in light of our investment performance, our net assets, our net income and the fees and expenses of other comparable unaffiliated REITs.  Each such determination is reflected in the minutes of our board of directors.  Our independent directors shall also supervise the performance of our advisor and the compensation that we pay to it to determine that the provisions of our advisory management agreement are being carried out.  Each such determination is recorded in the minutes of our board of directors and based on the factors set forth below and other factors that the independent directors deem relevant:

•                  the size of the advisory fee in relation to the size, composition and profitability of our portfolio;

•                  the success of our advisor in generating opportunities that meet our investment objectives;

•                  the rates charged to other REITs, especially similarly structured REITs, and to investors other than REITs by advisors performing similar services;

•                  additional revenues realized by our advisor and its affiliates through its relationship with us;

•                  the quality and extent of service and advice furnished by our advisor;

•                  the performance of our investment portfolio, including income, conservation or appreciation of capital, frequency of problem investments and competence in dealing with distress situations; and

•                  the quality of our portfolio in relation to the investments generated by our advisor for the account of its other clients.

Because our advisor and its affiliates are entitled to differing levels of compensation for undertaking different transactions on our behalf such as the property management fees for operating our properties and the subordinated disposition fees, our advisor has the ability to affect the nature of the compensation it receives by undertaking different transactions.  However, our advisor is obligated to exercise good faith and integrity in all its dealings with respect to our affairs pursuant to the advisory management agreement.  See “—The Advisory Management Agreement” section above.  Because these fees and expenses are payable only with respect to certain transactions or services, they may not be recovered by our advisor or its affiliates by reclassifying them under a different category.

In addition, from time to time, Behringer Harvard Holdings or its affiliates, including our advisor, may agree to waive or defer all or a portion of the acquisition, asset management or other fees, compensation or incentives due them, enter into lease agreements for unleased space, pay general administrative expenses or otherwise supplement investor returns in order to increase the amount of cash available to make distributions to investors.

STOCK OWNERSHIP

The following table shows, as of May 1, 2009, the amount of our common stock beneficially owned (unless otherwise indicated) by:  (1) any person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock; (2) our directors; (3) our executive officers; and (4) all of our directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Common Stock Beneficially Owned (1)	Percentage of Class
Robert M. Behringer (2)(3)	37,246	*
Robert S. Aisner (3)(4)	6,139	*
Sami S. Abbasi (5)	2,000	*
Roger D. Bowler (6)	2,000	*
Jonathan L. Kempner (7)	—	—
E. Alan Patton (8)	2,000	*
Robert J. Chapman (3)	12,277	*
Mark T. Alfieri (3)	6,139	*
Gerald J. Reihsen, III (3)(9)	6,139	*
Gary S. Bresky (3)(10)	3,069	*
M. Jason Mattox (3)(11)	1,228	*
All current directors and executive officers as a group (11 persons)	78,237	*

*                        Represents less than 1%

(1)                 For purposes of calculating the percentage beneficially owned, the number of shares of common stock deemed outstanding includes approximately 24,885,984 shares of common stock outstanding as of May 1, 2009; it does not include 1,000 shares of convertible stock owned by Behringer Harvard Multifamily Advisors I.  Beneficial ownership is determined in accordance with the rules of SEC that deem shares to be beneficially owned by any person or group who has or shares voting and investment power with respect to such shares.

(2)                 Includes 24,969 shares of common stock owned by Behringer Harvard Holdings but does not include 1,000 shares of convertible stock owned by Behringer Harvard Multifamily Advisors I, an indirect subsidiary of Behringer Harvard Holdings.  As of May 1, 2009, Mr. Behringer controlled the disposition of approximately 40% of the outstanding limited liability company interests and the voting of 85% of the outstanding limited liability company interests of Behringer Harvard Holdings.

(3)                 The address of Messrs. Behringer, Aisner, Chapman, Alfieri, Reihsen, Bresky and Mattox is c/o Behringer Harvard Multifamily REIT I, Inc., 15601 Dallas Parkway, Suite 600, Addison, Texas 75001.

(4)                 Does not include 24,969 shares of common stock owned by Behringer Harvard Holdings, of which Mr. Aisner controls the disposition of 4% of the limited liability company interests, or 1,000 shares of convertible stock owned by Behringer Harvard Multifamily Advisors I, an indirect subsidiary of Behringer Harvard Holdings.  Mr. Behringer has the right to vote Mr. Aisner’s interest in Behringer Harvard Holdings.

(5)                 The address of Mr. Abbasi is c/o Behringer Harvard Multifamily REIT I, Inc., 15601 Dallas Parkway, Suite 600, Addison, Texas 75001.

(6)                 The address of Mr. Bowler is c/o Behringer Harvard Multifamily REIT I, Inc., 15601 Dallas Parkway, Suite 600, Addison, Texas 75001.

(7)                 The address of Mr. Kempner is c/o Behringer Harvard Multifamily REIT I, Inc., 15601 Dallas Parkway, Suite 600, Addison, Texas 75001.

(8)                 The address of Mr. Patton is c/o Behringer Harvard Multifamily REIT I, Inc., 15601 Dallas Parkway, Suite 600, Addison, Texas 75001.

(9)                 Does not include 24,969 shares of common stock owned by Behringer Harvard Holdings, of which Mr. Reihsen controls the disposition of 4.5% of the limited liability company interests, or 1,000 shares of convertible stock owned by Behringer Harvard Multifamily Advisors I, an indirect subsidiary of Behringer Harvard Holdings.  Mr. Behringer has the right to vote Mr. Reihsen’s interest in Behringer Harvard Holdings.

(10)          Does not include 24,969 shares of common stock owned by Behringer Harvard Holdings, of which Mr. Bresky controls the disposition of 3% of the limited liability company interests, or 1,000 shares of convertible stock owned by Behringer

Harvard Multifamily Advisors I, an indirect subsidiary of Behringer Harvard Holdings.  Mr. Behringer has the right to vote Mr. Bresky’s interest in Behringer Harvard Holdings.

(11)          Does not include 24,969 shares of common stock owned by Behringer Harvard Holdings, of which Mr. Mattox controls the disposition of 1.5% of the limited liability company interests, or 1,000 shares of convertible stock owned by Behringer Harvard Multifamily Advisors I, an indirect subsidiary of Behringer Harvard Holdings.  Mr. Behringer has the right to vote Mr. Mattox’s interest in Behringer Harvard Holdings.

CONFLICTS OF INTEREST

We are subject to various conflicts of interest arising out of our relationship with Behringer Harvard Multifamily Advisors I, our advisor and its affiliates, some of whom serve as our executive officers and directors.  These conflicts include the compensation arrangements between us and our advisor and its affiliates.  Our agreements and arrangements with our advisor and its affiliates, including our dealer manager and property manager, are not the result of arm’s-length negotiations.  See “Management—Management Compensation.”  In this section we discuss these conflicts and the corporate governance measures we have adopted to ameliorate some of the risks posed by the conflicts.

Our advisor, dealer manager, property manager and their affiliates, some of whom serve as our executive officers and directors, try to balance our interests with their duties to other Behringer Harvard-sponsored programs.  However, to the extent that they take actions that are more favorable to other entities than to us, these actions could have a negative impact on our financial performance and, consequently, on distributions to you and the value of our shares.  In addition, our directors and officers and the officers of our advisor and its affiliates may engage for their own account in business activities of the types conducted or to be conducted by us and our subsidiaries.  For a description of some of the risks related to these conflicts of interest, see “Risk Factors—Risks Related to Conflicts of Interest.”

We expect our independent directors to act on all matters in which a conflict of interest may arise.  All of our directors have a fiduciary obligation to act on behalf of our stockholders.

Interests in Other Real Estate Programs

Our executive officers and the executive officers of Behringer Harvard Multifamily Advisors I and its affiliates are advisors or general partners of other Behringer Harvard-sponsored programs, including partnerships, public and private REITs and other programs that have investment objectives similar to ours, and we expect that they will organize other such programs in the future.  These persons have legal and financial obligations with respect to these programs that are similar to their obligations to us.  As general partners, they may have contingent liability for the obligations of programs structured as partnerships, which, if such obligations were enforced against them, could result in a substantial reduction of their net worth.

As of the date of this prospectus, affiliates of our advisor are sponsoring or have recently sponsored six other public real estate programs (Behringer Harvard REIT I, Behringer Harvard REIT II, Behringer Harvard Opportunity REIT I, Behringer Harvard Opportunity REIT II, Behringer Harvard Mid-Term Value Enhancement Fund I and Behringer Harvard Short-Term Opportunity Fund I).  As of the date of this prospectus, Behringer Harvard REIT I and Behringer Harvard Opportunity REIT II are raising capital concurrent with this offering.  Behringer Harvard REIT II is a newly organized program that has filed a registration statement relating to its planned initial public offering.  The initial public offerings with respect to Behringer Harvard Short-Term Opportunity Fund I, Behringer Harvard Mid-Term Value Enhancement Fund I and Behringer Harvard REIT I terminated on February 19, 2005.  Behringer Harvard REIT I initiated a follow-on offering on February 19, 2005, which was terminated on October 20, 2006 in all jurisdictions except Pennsylvania where it was terminated on February 9, 2007.  A second follow-on offering commenced on October 20, 2006 in all jurisdictions except Pennsylvania where it commenced on February 12, 2007.  As of the date of this prospectus, Behringer Harvard REIT I terminated the primary offering component of its registration statement, which represented its second follow-on offering on December 31, 2008 and the distribution reinvestment plan component in January 2009.  Behringer Harvard Opportunity REIT I has terminated the primary offering component of its initial public offering on December 28, 2007, but continues to offer its common stock through its amended distribution reinvestment plan.  The registration statement for Behringer Harvard REIT II has been filed with the SEC, but is not yet effective, for the offer and sale to the public of up to 200,000,000 shares of common stock at $10.00 per share in its primary offering, plus an additional 50,000,000 shares of common stock at $9.50 per share pursuant to its distribution reinvestment plan.  In January 2008, Behringer Harvard Opportunity REIT II has commenced its offer and sale to the public of up to 100,000,000 shares of common stock at $10.00 per share in its primary offering, plus an additional 25,000,000 shares of common stock at $9.50 per share pursuant to its distribution reinvestment plan.  We expect that Behringer Harvard Opportunity REIT II and Behringer Harvard REIT II will be engaged in public offerings at the same time as our public offering.

As described in the “Prior Performance Summary,” contained in our Form 8-K filed with the SEC on May 8, 2009 and incorporated by reference to this prospectus, Robert M. Behringer and his affiliates also have sponsored and continue to sponsor privately offered real estate programs that have a mix of fund characteristics, including targeted investment types, investment objectives and criteria, and anticipated fund terms, that are similar to ours, and which are still operating and may acquire additional properties in the future.  Our executive officers and our advisor and its affiliates experience conflicts of interest as they simultaneously perform services for us and other Behringer Harvard-sponsored programs.  However, to date the investment strategies of the various Behringer Harvard-sponsored programs have differed enough that there have not been significant conflicts in the allocation of properties.

Our sponsor generally seeks to reduce conflicts that may arise between its various programs by avoiding simultaneous public offerings of funds that have a substantially similar mix of fund characteristics, including targeted investment types, investment objectives and criteria, and anticipated fund terms.  There may be periods, however, during which one or more Behringer Harvard-sponsored programs are raising capital and seeking to invest in similar properties or are otherwise potentially subject to a conflict of interest.

Other Activities of Our Advisor and Its Affiliates

We rely on our advisor for the day-to-day operation of our business.  As a result of the interests of members of its management in other Behringer Harvard-sponsored programs and the fact that they have also engaged and continue to engage in other business activities, our advisor and its affiliates have conflicts of interest in allocating their time between us and other Behringer Harvard-sponsored programs, such as Behringer Harvard REIT I, Behringer Harvard Opportunity REIT I, Behringer Harvard Opportunity REIT II, Behringer Harvard Short-Term Opportunity Fund I, Behringer Harvard Mid-Term Value Enhancement Fund I, Behringer Harvard REIT II and numerous private programs and any other activities in which they are involved.  However, our advisor believes that it and its affiliates have sufficient personnel to discharge fully their responsibilities to all of the Behringer Harvard-sponsored programs and other ventures in which they are involved.

In addition, each of our executive officers, including Mr. Behringer, who is our Chairman of the Board, are also officers of our advisor, our property manager, our dealer manager and other entities affiliated with our advisor as well as the officers of other Behringer Harvard-sponsored programs.  As a result, these individuals owe fiduciary duties to these other entities and programs, which may conflict with the fiduciary duties that they owe to us and our stockholders.

Competition in Acquiring Properties, Finding Tenants and Selling Properties

Conflicts of interest will exist to the extent that we acquire properties in the same geographic areas where properties owned by other Behringer Harvard-sponsored programs are located.  In such a case, a conflict could arise in the leasing of properties in the event that we and another Behringer Harvard-sponsored program were to compete for the same tenants in negotiating leases, or a conflict could arise in connection with the resale of properties in the event that we and another Behringer Harvard-sponsored program were to attempt to sell similar properties at the same time, including in particular in the event another Behringer Harvard-sponsored program liquidates at the same time as us.  Conflicts of interest may also exist at such time as we or affiliates of our advisor managing property on our behalf seek to employ developers, contractors or building managers, as well as under other circumstances.  Our executive officers and the executive officers of our advisor also are the executive officers of the advisors and general partners of other Behringer Harvard-sponsored programs, and these entities are and will continue to be under common ownership.  Additionally, the executive officers of our advisor are executive officers of BHM Management, our property manager.  There is a risk that a potential investment would be suitable for one or more other Behringer Harvard-sponsored programs, in which case the executive officers of our advisor could have a conflict of interest in allocation of the investment to us or another program.

Although any Behringer Harvard-sponsored program with available proceeds could compete with us for investment opportunities, we believe that competition for investments from other Behringer Harvard-sponsored programs is not likely to have a significant impact on our ability to make multifamily investments.  As of the date of this prospectus, we believe that only three other Behringer Harvard-sponsored entities are likely to grow their portfolios significantly — Behringer Harvard REIT I, Behringer Harvard REIT II and Behringer Harvard Opportunity REIT II.  Behringer Harvard REIT I may acquire additional investments, but focuses on the multitenant office property sector and therefore, it is unlikely that it will invest in multifamily properties.  Both Behringer Harvard Opportunity REIT II and Behringer Harvard REIT II have broad investment focuses rather than a focus on multifamily properties; therefore, we believe that our advisor and its affiliates are more likely to offer multifamily investment opportunities to us before Behringer Harvard Opportunity REIT II or Behringer Harvard REIT II.

There is a risk that our advisor will choose a property that provides lower returns to us than a property purchased by another Behringer Harvard-sponsored program.  Additionally, our property manager may cause a prospective tenant to enter into a lease for property owned by another Behringer Harvard-sponsored program.  In the event these conflicts arise, we cannot assure you that our best interests will be met when officers and employees acting on behalf of our advisor or property manager and on behalf of managers of other Behringer Harvard-sponsored programs decide whether to allocate any particular property to us or to another Behringer Harvard-sponsored program or an affiliate of our advisor.  Our advisor seeks to reduce conflicts relating to the employment of developers, contractors or building managers by making prospective employees aware of all such properties seeking to employ such persons.   In addition, our advisor seeks to reduce conflicts that may arise with respect to properties available for sale or rent by making prospective purchasers or tenants aware of all such properties.  However, these conflicts cannot be fully avoided in that there may be established differing compensation arrangements for employees at different properties or differing terms for resales or leasing of the various properties.

In the event that we, or any other Behringer Harvard-sponsored program or other entity formed or managed by our advisor or its affiliates, are in the market for investments similar to those we intend to make, our advisor reviews the investment portfolio of each such affiliated entity prior to making a decision as to which Behringer Harvard-sponsored program will purchase such properties or make or invest in such mortgage, bridge or mezzanine loans or other investments.  See “—Certain Conflict Resolution Procedures.”

Our advisor or its affiliates may acquire, for their own account or for properties and other investments that they deem are not suitable for purchase by us, whether because of the greater degree of risk, the complexity of structuring inherent in such transactions, financing considerations or for other reasons, including properties and investments with potential for attractive investment returns.  For more information with respect to allocation of investment opportunities, see “—Certain Conflict Resolution Procedures.”

Co-Investments with Dutch Foundation

Our sponsor has entered into a master co-investment agreement for multifamily-development projects.  The master co-investment arrangement is intended to allow for co-investments with any Behringer Harvard-sponsored program; however because of our investment objectives, we believe that we are the most likely Behringer Harvard-sponsored program to co-invest with the BHMP CO-Investment Partner.  As described above, most of our executive officers and the executive officers of our advisor also are the executive officers of the advisors and general partners of other Behringer Harvard-sponsored programs, and these entities are under common ownership.  There is a risk that a potential investment under the master co-investment arrangement would be suitable for one or more other Behringer Harvard-sponsored programs, in which case the executive officers of our advisor will have a conflict of interest in allocation of the investment to us or another program.  In addition, in connection with the master co-investment arrangement, our sponsor made certain undertakings to make and share, through it or its affiliates, multifamily-development investments of the type targeted by the master co-investment arrangement until the capital commitment of PGGM has been substantially invested.  These undertakings make it unlikely that we will pursue on our own multifamily-development investment opportunities of the type targeted by the master co-investment arrangement until the capital commitment of PGGM has been substantially invested.  PGGM has committed to invest up to $200 million under this arrangement and may increase its commitment to $300 million at any time prior to November 9, 2011.  As of December 31, 2008, PGGM had committed approximately $85.2 million under this arrangement to existing projects.

Dealer Manager

In connection with this offering we have conducted an inquiry to confirm the accuracy of the disclosure in this prospectus and to identify risks and we update this inquiry periodically during this offering.  Because Behringer Securities, our dealer manager, is an affiliate of our advisor, we do not have the benefit of an independent due diligence review and investigation of the type normally performed by an unaffiliated, independent underwriter in connection with the offering of securities.  See “Plan of Distribution.”

Property Manager

We anticipate that properties we acquire will be managed and may be leased by BHM Management, our property manager and an affiliate of our advisor.  Our property management agreement commenced on November 22, 2006 and had an initial term of two years ending November 21, 2008.  Our property management agreement was renewed for another two years until November 21, 2010, and is subject to successive two-year renewals unless we or our property manager provide written notice of its intent to terminate 30 days prior to the expiration of the initial or renewal term.  We may also terminate the agreement upon 30 days’ prior written notice in the event of willful misconduct, gross negligence or deliberate malfeasance by the property manager.  If we materially breach our obligations under the agreement and such breach remains uncured for a period of ten days after written notification of such breach, the property manager may terminate the agreement.  BHM Management also serves as property manager for properties owned by other Behringer Harvard-sponsored programs, some of which may compete with our properties.  Management fees to be paid to our property manager are based on a percentage of the rental income received by the managed properties.  For a more detailed discussion of the anticipated fees to be paid for property management services, see “Management—Companies Affiliated with our Advisor” and “Management—Management Compensation.”

Joint Ventures and 1031 Tenant-in-Common Transactions with Affiliates of Our Advisor

We expect to enter into joint ventures, tenant-in-common investments, 1031 exchange transfers or other co-ownership or financing arrangements with other Behringer Harvard-sponsored programs (as well as other parties) for or relating to the acquisition, development or improvement of properties and other investments.  See “Investment Objectives and Criteria—Acquisition and Investment Policies—Joint Venture Investments.”  Our advisor and its affiliates may have conflicts of interest in determining which Behringer Harvard-sponsored program should enter into any particular joint venture agreement.  The co-venturer may have economic or business interests or goals that are or may become inconsistent with our business interests or goals.  In addition, should any such joint venture be consummated, our advisor may face a conflict in structuring the terms of the relationship between our interests and the interest of the co-venturer and in managing the joint venture.  Since our advisor and its affiliates control both us and any affiliated co-venturer, agreements and transactions between the co-venturers with respect to any such joint venture do not have the benefit of arm’s-length negotiation of the type normally conducted between unrelated co-venturers.

Behringer Harvard Holdings, an affiliate of our advisor, and its affiliates sponsor private offerings of tenant-in-common interests through special-purpose entities for the purpose of facilitating the acquisition of real estate properties to be owned in co-tenancy arrangements with persons, referred to herein as 1031 Participants, who wish to invest the proceeds from a prior sale of real estate in another real estate investment for purposes of qualifying for like-kind exchange treatment under Section 1031 of the Internal Revenue Code.  In such a transaction, the special-purpose entity purchases the property directly from the seller.  Each 1031 Participant then purchases a tenant-in-common interest in the property through an assignment of the purchase and sale agreement relating to the property.  Whenever we acquire a tenant-in-common interest, we acquire such interest directly from the original third-party seller at the same price as the Behringer Harvard Exchange Entity.  We will not incur any upcharge or pay any fees to the Behringer Harvard Exchange Entity in connection with such acquisition.  We, however, incur the same fees and expenses normally incurred by us in connection with any other investment.

In any Section 1031 TIC Transaction, Behringer Harvard Holdings, the Behringer Harvard Exchange Entity, or the other tenant-in-common owners may have economic or business interests or goals that are or may become inconsistent with our business interests or goals.  For instance, Behringer Harvard Holdings could receive substantial fees in connection with its sponsoring of a Section 1031 TIC Transaction and our participation in such a transaction likely would facilitate its consummation of the transactions.  For these reasons, our advisor may face a conflict in structuring the terms of the relationship between our interests and the interest of Behringer Harvard Holdings or the special-purpose entity.  As a result, agreements and transactions between the parties with respect to the property will not have the benefit of arm’s-length negotiation of the type normally conducted between unrelated parties.

Related Party Transactions

Behringer Harvard Multifamily REIT I has no employees and is supported by related party arrangements. Our advisor and certain of its affiliates earn fees and compensation in connection with our offering and in connection with the acquisition, management, and sale of our assets.  See “Management—Management Compensation.”  We have no employees and are supported by related party service agreements.  Our advisor and certain of its affiliates earn fees and compensation in connection with the acquisition, management and sale of our assets.

Pursuant to the Dealer Manager Agreement executed September 2, 2008, Behringer Securities, an affiliate of our advisor, serves as the dealer manager for this offering and receives commissions of up to 7% of gross offering proceeds before reallowance of commissions earned by participating broker-dealers.  In connection with this offering, up to 2.5% of gross proceeds before reallowance to participating broker-dealers are paid to Behringer Securities as a dealer manager fee, except that no dealer manager fee is paid on purchases made pursuant to our dividend reinvestment program.  In this offering, Behringer Securities reallows all of its commissions to participating broker-dealers and reallows a portion of its dealer manager fee of up to 2.0% of the gross offering proceeds to be paid to such participating broker-dealers; provided, however, that Behringer Securities may reallow, in the aggregate, no more than 1.5% of gross offering proceeds for marketing fees and expenses, bona fide training and educational meetings and non-itemized, non-invoiced due diligence efforts, and no more than 0.5% of gross offering proceeds for bona fide, separately invoiced due diligence expenses incurred as fees, costs and other expenses from third parties. For the year ended December 31, 2008, we sold 1.1 million shares, and therefore Behringer Securities earned commissions and dealer manager fees of approximately $0.7 million and $0.3 million, respectively. For the year ended December 31, 2007, we sold 14.2 million shares, and therefore Behringer Securities earned commissions and dealer manager fees of approximately $7.9 million and $3.2 million, respectively.

On September 2, 2008, we entered into an Amended and Restated Advisory Management Agreement (the “Advisory Agreement”) with our advisor, Behringer Harvard Multifamily Advisors I.  The board of directors has a duty to evaluate the performance of our advisor annually before the parties can agree to renew the agreement.

All organization and offering expenses (excluding selling commissions and the dealer manager fee) are incurred and paid by Behringer Harvard Multifamily Advisors I or its affiliates. As related to our previous private offering that terminated on December 28, 2007 (the “Private Offering”), we paid Behringer Harvard Multifamily Advisors I a fixed rate of 1.5% of gross offering proceeds, regardless of whether the actual amount of organization and offering expenses is greater or less than 1.5% of gross offering proceeds.  We began receiving proceeds from our Private Offering in April 2007 and terminated the Private Offering on December 28, 2007. We began receiving proceeds from our Initial Public Offering in October 2008.  For the years ended December 31, 2008 and 2007, Behringer Harvard Multifamily Advisors I earned approximately $0.2 million and $1.9 million, respectively, for organization and offering expenses. Under the terms of the amended Advisory Management Agreement, we will reimburse Behringer Harvard Multifamily Advisors I for all organization and offering costs they have incurred not to exceed 1.5% of our gross Initial Public Offering proceeds, including costs of the Private Offering in excess of the organization and offering costs.  As of December 31, 2008, we estimated our obligation to reimburse offering expenses in an amount of approximately $6.9 million and recorded it as a reduction of additional paid-in capital.

On April 1, 2009, the Company and Behringer Harvard Multifamily Advisors I entered into the Second Amended and Restated Advisory Management Agreement (the “Second Amended and Restated Advisory Agreement”), effective immediately, with a term of one year and the option to be renewed for an unlimited number of successive one-year terms.  The Second Amended and Restated Advisory Agreement amended the Advisory Agreement regarding reimbursement of organization and offering expenses in several respects.

Pursuant to the Advisory Agreement, the Company was required to reimburse Behringer Harvard Multifamily Advisors I for organization and offering expenses related to a public offering of shares (other than pursuant to a distribution reinvestment plan) and any organization and offering expenses previously advanced by our advisor related to a prior offering of shares to the extent not previously reimbursed by the Company out of proceeds from the prior offering.  However, such reimbursement by the Company was not required to the extent that the reimbursement would cause the total amount of organization and offering expenses (other than selling commissions and the dealer manager fee) paid by the Company to exceed 1.5% of the gross proceeds of the public offering as of the date of reimbursement.  Pursuant to the Second Amended and Restated Advisory Agreement, the Company’s obligation to reimburse our advisor for organization and offering expenses is no longer capped as of the date of reimbursement.  However, Behringer Harvard Multifamily Advisors I remains obligated to reimburse the Company after the completion of the public offering to the extent that organization and offering expenses (other than selling commissions and the dealer manager fee) paid by the Company exceed 1.5% of the gross proceeds of the completed public offering. The Company’s reimbursement of organization and offering expenses related to subsequent public offerings of shares also will not be capped as of the date of reimbursement, unless the terms are amended by the parties upon renewal of the Second Amended and Restated Advisory Agreement.

Further, the Advisory Agreement did not discuss our advisor’s obligations to reimburse the Company for organization and offering expenses upon the termination of the agreement.  The Second Amended and Restated Advisory Agreement provides that if the Second Amended and Restated Advisory Agreement is terminated or not renewed due to a material breach by our advisor, our advisor must reimburse the Company within 15 days after the end of the month in which the public offering terminates to the extent that organization and offering expenses (other than selling commissions and the dealer manager fee) incurred by the Company related to the public offering or a prior offering to the extent not previously reimbursed by the Company through the termination date exceed 1.5% of the gross proceeds from the completed public offering.  If the Second Amended and Restated Advisory Agreement is terminated or not renewed for reasons other than a material breach by Behringer Harvard Multifamily Advisors I, the Second Amended and Restated Advisory Agreement requires our advisor to reimburse the Company within 15 days after the end of the month in which the public offering terminates to the extent that organization and offering expenses (including selling commissions and the dealer manager fee) incurred by the Company in connection with the public offering through the termination date exceed 15% of the gross offering proceeds from the completed public offering.

Included in general and administrative expense for the year ended December 31, 2008 is approximately $0.5 million for accounting and legal personnel costs incurred on our behalf by Behringer Harvard Multifamily Advisors I under the Advisory Agreement. None were incurred for the year ended December 31, 2007. These obligations are typically settled in cash within ninety days.

Through September 2008, Behringer Harvard Multifamily Advisors I or its affiliates received acquisition and advisory fees of 2.5% of (1) the contract purchase price paid or allocated in respect of the development, construction or improvement of each asset acquired directly by us, including any debt attributable to these assets, or (2) when we make an investment indirectly through another entity, our pro rata share of the gross asset value of real estate investments held by that entity.  Behringer Harvard Multifamily Advisors I or its affiliates also received 2.5% of the funds advanced in respect of a loan or other investment.  Behringer Harvard Multifamily Advisors I or its affiliates were reimbursed for all expenses related to the selection and acquisition of assets, whether or not acquired by us.  We began acquiring real estate investments in April 2007.  Under the Advisory Agreement dated September 2, 2008, these rates were reduced to 1.75%. For the year ended December 31, 2008 and 2007, Behringer Harvard Multifamily Advisors I earned acquisition and advisory fees of approximately $1.8 million and $2.6 million, respectively.

Behringer Harvard Multifamily Advisors I or its affiliates will also receive a non-accountable acquisition expense reimbursement in the amount of 0.25% of (a) funds advanced in respect of a loan or other investment and (b) the funds paid for purchasing an asset, including any debt attributable to the asset, plus 0.25% of the funds budgeted for development, construction or improvement in the case of assets that we acquire and intend to develop, construct or improve. We will also pay third parties, or reimburse the advisor or its affiliates, for any investment-related expenses due to third parties in the case of a completed investment, including, but not limited to, legal fees and expenses, travel and communication expenses, costs of appraisals, accounting fees and expenses, third-party brokerage or finder’s fees, title insurance, premium expenses and other closing costs; we have no obligation to our advisor unless the acquisition is completed. Our advisor will be responsible for, and we have no obligation for, paying all of the expenses it incurs associated with persons employed by the advisor to the extent dedicated to making investments for us, such as wages and benefits of the investment personnel.  Our advisor will also be responsible for, and we have no obligation for, paying all of the investment-related expenses that we or our advisor incurs that are due to third parties with respect to investments we do not make.  For the year ended December 31, 2008, Behringer Harvard Multifamily Advisors I earned acquisition expense reimbursement of approximately $0.1 million.  No fees were earned in 2007.

Behringer Harvard Multifamily Advisors I or its affiliates will receive debt financing fees of 1% of the amount available to us under debt financing originated or refinanced by or for us, including mortgage debt and loans assumed by us in connection with any acquisition. It is anticipated that our advisor will pay some or all of these fees to third parties with whom it subcontracts to coordinate financing for us. We began acquiring real estate investments in April 2007. For the year ended December 31, 2008 and 2007, Behringer Harvard Multifamily Advisors I earned debt financing fees of $0 and $0.2 million, respectively.

On September 2, 2008, the Company entered into an Amended and Restated Property Management Agreement (the “Property Management Agreement”) with our operating partnership and our property manager, BHM Management. The Property Management Agreement has a term of two years from the effective date of the original property management agreement and will terminate on November 21, 2010, with automatic renewal periods of two years. If no party gives written notice to the other at least thirty days prior to the expiration date of the agreement that it will terminate, then it will automatically continue for consecutive two-year periods. The Property Management Agreement also provides that, in the event the Company terminates its advisory management agreement with Behringer Harvard Multifamily Advisors I, BHM Management, upon at least thirty days prior written notice, will have the right to terminate the agreement.

Through September 2008, we paid BHM Management fees for the management of our properties, which may be subcontracted to unaffiliated third parties. Such fees were equal to 3.75% of gross revenues. In the event that we contract directly with a non-affiliated third party property manager in respect of a property, we will pay BHM Management an oversight fee equal to 1% of gross revenues of the property managed. Under the terms of the Property Management Agreement, the oversight fee was reduced to 0.5%. In no event will we pay both a property management fee and an oversight fee to BHM Management with respect to a particular property. We will reimburse the costs and expenses incurred by BHM Management on our behalf, including fees and expenses of apartment locators and third-party accountants, the wages and salaries and other employee-related expenses of all on-site employees of BHM Management who are engaged in the operation, management, maintenance or access control of our properties, including taxes, insurance and benefits relating to such employees, and legal, travel and other out-of-pocket expenses that are directly related to the management of specific properties. For the year ended December 31, 2008, BHM Management earned approximately $13,000.  No fees were earned in 2007.

Through September 2008, Behringer Harvard Multifamily Advisors I received a monthly asset management fee for each asset. This amount was calculated based upon one-twelfth of 1% of aggregate asset value, as defined, as of the last day of the preceding month. We began acquiring real estate investments in April 2007. Under the Advisory Agreement, this fee is 0.75% of the higher of the cost of investment or value of the investment. For the year ended December 31, 2008 and 2007, Behringer Harvard Multifamily Advisors I earned asset management fees of approximately $0.9 million and $0.2 million, respectively.

Behringer Harvard Multifamily Advisors I or its affiliates are paid a disposition fee if our advisor provides a substantial amount of services, as determined by our independent directors, in connection with the sale of one or more properties.  In such event, we will pay our advisor (1) in the case of the sale of real property, the lesser of:  (A) one-half of the aggregate brokerage commission paid (including the subordinate disposition fee) or if none is paid, the amount that customarily would be paid or (B) 3% of the sales price of each property sold, and (2) in the case of the sale of any asset other than real property, 3% of the sales price of such assets.  This fee shall not be earned or paid unless and until the stockholders have received total distributions in an amount equal to or in excess of the sum of the aggregate capital contributions by stockholders plus a 7% cumulative, non-compounded, annual return on such capital contributions. Subordinated disposition fees that are not payable at the date of sale because stockholders have not yet received their required minimum distributions will be deferred and paid at such time as these subordination conditions have been satisfied.

We will pay a development fee to Behringer Harvard Multifamily Advisors I or its affiliate in an amount that is usual and customary for comparable services rendered to similar projects in the geographic market of the project; provided, however, we will not pay a development fee to an affiliate of our advisor if our advisor or any of its affiliates elects to receive an acquisition and advisory fee based on the cost of such development. Behringer Harvard Multifamily Advisors I and its affiliates have earned no development fees since our inception.

For other expenses paid or incurred by Behringer Harvard Multifamily Advisors I in connection with the services provided to us that are not covered by a fee, we will reimburse our advisor, subject to the limitation that we will not reimburse our advisor for any amount by which its operating expenses (including the asset management fee) at the end of the four preceding fiscal quarters exceeds the greater of:  (A) 2% of our average invested assets (“AIA”), or (B) 25% of our net income determined without reduction for any additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of our assets for that period.  Notwithstanding the above, we may reimburse the advisor for expenses in excess of this limitation if a majority of our independent directors determines that such excess expenses are justified based on unusual and non-recurring factors.

We are dependent on Behringer Harvard Multifamily Advisors I, Behringer Securities and BHM Management for certain services that are essential to us, including the sale of shares of our common stock, asset acquisition and disposition decisions, property management and leasing services and other general administrative responsibilities.  In the event that these companies were unable to provide us with the respective services, we would be required to obtain such services from other sources.

The following amounts are included in receivables from and payables to affiliates:

	December 31, 2008	December 31, 2007
Advances to Ventures	$51,088	$226,443
Reimbursement of asset management fees	59,228	—
Reimbursements of pursuit and other costs	188,491	74,484
Total Receivables from affiliates	$298,807	$300,927

Acquisition and advisory fees	$426,187	$908,345
General and administrative costs	191,545	—
Other costs	8,391	4,810
Asset and property management fees	1,322	217,837
Organization and offering costs	—	50,238
Total Payables to affiliates	$627,445	$1,130,992

Offering costs	$6,907,086	$50,238
Commissions and dealer manager fees	11,268	231,976
Total Accrued offering costs	$6,918,354	$282,214

Receipt of Fees and Other Compensation by Our Advisor and Its Affiliates

Our advisor and its affiliates, including our dealer manager and our property manager, are entitled to substantial fees from us under the terms of the advisory management agreement, dealer manager agreement and property management agreement.  These fees could influence our advisor’s advice to us as well as the judgment of affiliates of our advisor performing services for us. Among other matters, these compensation arrangements could affect their judgment with respect to:

•                 the continuation, renewal or enforcement of our agreements with our advisor and its affiliates, including the advisory management agreement, the dealer-manager agreement and the property management agreement;

•                 public offerings of equity by us, which entitle Behringer Securities to dealer-manager fees and will likely entitle our advisor to increased acquisition and asset management fees;

•                 property sales, which entitle our advisor to real estate commissions and the possible issuance to our advisor of shares of our common stock through the conversion of our convertible stock;

•                 property acquisitions from other Behringer Harvard-sponsored programs, which might entitle affiliates of our advisor to real estate commissions and possible success-based sale fees in connection with its services for the seller;

•                 property acquisitions from third parties, which entitle our advisor to acquisition fees, asset management fees and possibly property management and leasing fees;

•                 borrowings to acquire properties, which borrowings will increase the acquisition and asset management fees payable to our advisor as well as entitle the advisor to a debt financing fee;

•                 whether we seek to internalize our management functions, which internalization could result in our retaining some of our advisor’s key officers and employees for compensation that is greater than that which they currently earn or which could require additional payments to our advisor and its affiliates to purchase the assets and operations of our advisor;

•                 whether and when we seek to list our common stock on a national securities exchange, which listing could entitle our advisor to the issuance of shares of our common stock through the conversion of our convertible stock; and

•                 whether and when we seek to sell the company or its assets, which sale could entitle our advisor to real estate commissions and the issuance of shares of our common stock through the conversion of our convertible stock.

Subject to oversight by our board of directors, our advisor has considerable discretion with respect to all decisions relating to the terms and timing of all transactions.  Therefore, our advisor may have conflicts of interest concerning certain actions taken on our behalf, particularly due to the fact that such fees are generally be payable to our advisor and its affiliates regardless of the quality of the properties acquired or the services provided to us.  See “Management—Management Compensation.”

We issued to Behringer Harvard Multifamily Advisors I, our advisor, 1,000 shares of convertible stock for an aggregate purchase price of $1,000.  Under limited circumstances, these shares may be converted into shares of our common stock, thereby resulting in dilution of the stockholders’ interest in us.  Our convertible stock will convert into shares of common stock on one of two events. First, it will convert if we have paid distributions to common stockholders such that aggregate distributions are equal to 100% of the price at which we sold our outstanding shares of common stock plus an amount sufficient to produce a 7% cumulative, non-compounded, annual return at that price. Alternatively, the convertible stock will convert if we list our shares of common stock on a national securities exchange and, on the 31st trading day after listing, the value of our company based on the average trading price of our shares of common stock since the listing, plus prior distributions, combine to meet the same 7% return threshold for our common stockholders. Each of these two events is a “Triggering Event.” Upon a Triggering Event, our convertible stock will, unless our advisory management agreement with Behringer Harvard Multifamily Advisors I has been terminated or not renewed on account of a material breach by our advisor, generally convert into shares of common stock with a value equal to 15% of the excess of the value of the company plus the aggregate value of distributions paid to date on the then outstanding shares of our common stock over the aggregate issue price of those outstanding shares plus a 7% cumulative, noncompounded, annual return on the issue price of those outstanding shares. However, if our advisory management agreement with Behringer Harvard Multifamily Advisors I expires without renewal or is terminated (other than because of a material breach by our advisor) prior to a Triggering Event, then upon a Triggering Event the holder of the convertible stock will be entitled to a prorated portion of the number of shares of common stock determined by the foregoing calculation, where such proration is based on the percentage of time that we were advised by Behringer Harvard Multifamily Advisors I.

Our advisor and Mr. Behringer can influence whether and when our common shares are listed for trading on a national securities exchange or our assets are liquidated.  Accordingly, our advisor can influence both the conversion of the convertible stock issued to it and the resulting dilution of other stockholders’ interests.  There will be no distributions paid on shares of convertible stock.  For a description of the convertible stock see “Description of Shares—Convertible Stock.”

Certain Conflict Resolution Procedures

We expect our independent directors to act on all matters in which a conflict of interest may arise, and all of our directors have a fiduciary obligation to act on behalf of our stockholders.  In order to reduce or eliminate certain potential conflicts of interest, our charter contains a number of restrictions relating to conflicts of interest, including the following:

Advisor Compensation.  Our independent directors determine, from time to time but at least annually, that our total fees and expenses are reasonable, in light of our investment performance, our net assets, our net income and the fees and expenses of other comparable, unaffiliated REITs.  Each such determination is reflected in the minutes of our board of directors.  Our independent directors shall also supervise the performance of our advisor and the compensation that we pay to it to determine that the provisions of our advisory management agreement are being carried out.  Each such performance determination is recorded in the minutes of our board of directors and based on the factors set forth below and other factors that the independent directors deem relevant:

•                  the size of the advisory fee in relation to the size, composition and profitability of our portfolio;

•                 the success of our advisor in generating opportunities that meet our investment objectives;

•                 the rates charged to other REITs, especially similarly structured REITs, and to investors other than REITs by advisors performing similar services;

•                 additional revenues realized by our advisor and its affiliates through its relationship with us;

•                 the quality and extent of service and advice furnished by our advisor;

•                 the performance of our investment portfolio, including income, conservation or appreciation of capital, frequency of problem investments and competence in dealing with distress situations; and

•                 the quality of our portfolio in relation to the investments generated by our advisor for the account of its other clients.

Under our charter, we can only pay our advisor a real estate commission in connection with the sale of a property if it provides a substantial amount of the services in the effort to sell the property and the commission does not exceed 3% of the sales price of the property.  Moreover, our charter also provides that the commission, when added to all other real estate commissions paid to unaffiliated parties in connection with the sale, may not exceed the lesser of a competitive real estate commission or 6% of the sales price of the property.

Our charter also requires that any gain from the sale of assets that we may pay our advisor or an entity affiliated with our advisor be reasonable.  Such an interest in gain from the sale of assets is presumed reasonable if it does not exceed 15% of the balance of the net sale proceeds remaining after payment to common stockholders, in the aggregate, of an amount equal to 100% of the original issue price of the common stock, plus an amount equal to 6% of the original issue price of the common stock per year cumulative.

Our charter also limits the amount of acquisition fees and acquisition expenses we can incur to a total of 6% of the contract purchase price for the property or, in the case of a mortgage loan, to 6% of the funds advanced.  This limit may only be exceeded if a majority of the directors, including a majority of the independent directors, not otherwise interested in the transaction approve the fees and expenses and find the transaction to be commercially competitive, fair and reasonable to us.  Although our charter permits combined acquisition fees and expenses to equal 6% of the purchase price, our advisory management agreement limits these fees and expenses to (1) an acquisition fee equal to 1.75% of the funds paid and/or budgeted in respect of the purchase, development, construction or improvement of each asset we acquire, and 1.75% of the funds advanced in respect of a loan or other investment, (2) a non-accountable acquisition expense reimbursement in the amount of 0.25% of the funds paid for purchasing an asset, including any debt attributable to the asset, plus 0.25% of the funds budgeted for development, construction or improvement in the case of assets that we acquire and intend to develop, construct or improve, a non-accountable acquisition expense reimbursement in the amount of 0.25% of the funds advanced in respect of a loan or other investment, and reimbursement of third-party investment expenses in the case of a completed investment, (3) debt financing fees of up to 1.0% of the loan or line of credit made available to us, and (4) development fees paid to an affiliate of our advisor if such affiliate provides the development services and if a majority of our independent directors determines that such development fee is fair and reasonable and on terms and conditions not less favorable than those available from unaffiliated third parties.  Our advisor may forego or reduce any of these fees so they do not exceed our charter limitation of 6%.  Any increase in these fees stipulated in the advisory management agreement would require the approval of a majority of the directors, including a majority of the independent directors, not otherwise interested in the transaction.

Term of Advisory Management Agreement.  Each contract for the services of our advisor may not exceed one year, although there is no limit on the number of times that we may retain a particular advisor.  A majority of the independent directors or our advisor may terminate our advisory management agreement without cause or penalty on 60 days’ written notice.

Our Acquisitions.  We do not purchase or lease properties in which our advisor, any of our directors or officers or any of their respective affiliates has an interest without a determination by a majority of the directors, including a majority of the independent directors not otherwise interested in such transaction, that such transaction is fair and reasonable to us and at a price to us no greater than the cost of the property to the seller or lessor, unless there is substantial justification for any amount that exceeds such cost and such excess amount is determined to be reasonable.  In no event do we acquire any such property at an amount in excess of its appraised value as determined by an independent expert selected by our independent directors not otherwise interested in the transaction.  An appraisal is “current” if obtained within the prior year.  We do not sell or lease properties to our advisor, any of our directors or any of their respective affiliates unless a majority of the directors, including a majority of the independent directors, not otherwise interested in the transaction, determines the transaction is fair and reasonable to us.  We expect that from time to time our advisor or its affiliates will temporarily enter into contracts relating to investment in properties and other assets all or a portion of which is to be assigned to us prior to closing or may purchase property or other investments in their own name and temporarily hold title for us.

Loans.  We do not make any loans to our advisor, any of our directors or any of their respective affiliates, except that we may make or invest in mortgage loans involving our advisor, our directors or their respective affiliates, provided that an appraisal of the underlying property is obtained from an independent appraiser and the transaction is approved by a majority of our independent directors as fair and reasonable to us and on terms no less favorable to us than those available from third parties.  We must keep the appraisal for at least five years and make it available for inspection and duplication by any of our stockholders.  In addition, we must obtain a mortgagee’s or owner’s title insurance policy or commitment as to the priority of the mortgage or the condition of the title.  Our charter prohibits us from making or investing in any mortgage loans that are subordinate to any mortgage or equity interest of Behringer Harvard Multifamily Advisors I, our directors or officers or any of their affiliates.

In addition, our advisor, our directors and their respective affiliates do not make loans to us or to joint ventures in which we are a joint venture partner unless approved by a majority of the directors, including a majority of the independent directors not otherwise interested in the transaction, as fair, competitive and commercially reasonable, and no less favorable to us than comparable loans between unaffiliated parties under the same circumstances.

Limitation on Operating Expenses.  Our advisor and its affiliates shall be entitled to reimbursement, at cost, for actual expenses incurred by them on our behalf or joint ventures in which we are a joint venture partner, subject to the limitation that our advisor must reimburse us for the amount, if any, by which our total operating expenses, including the asset management fee, paid during the previous fiscal year exceed the greater of:  (1) 2% of our average invested assets for that fiscal year, or (2) 25% of our net income, before any additions to reserves for depreciation, bad debts or other similar non-cash reserves and before any gain from the sale of our assets for that fiscal year.  If we have already reimbursed our advisor for such excess operating expenses, our advisor is required to repay such amount to us.  Notwithstanding the above, we may reimburse our advisor for expenses in excess of this limitation if a majority of the independent directors determines that such excess expenses are justified based on unusual and non-recurring factors.  For any fiscal quarter for which total operating expenses for the 12 months then ended exceed the limitation, we disclose this fact in our next quarterly report or within 60 days of the end of such quarter send a written disclosure of this fact to our stockholders.  In each case such disclosure includes an explanation of the factors the independent directors considered in arriving at the conclusion that the excess expenses were justified.  If the independent directors do not determine that such excess expenses were justified, our advisor reimburses us, at the end of the 12-month period, the amount by which the aggregate expenses exceeded the limitation.  We do not reimburse our advisor or its affiliates for services for which our advisor or its affiliates are entitled to compensation in the form of a separate fee.

Allocation of Investment Opportunities.  In the event that an investment opportunity becomes available that is suitable, under all of the factors considered by our advisor, for both us and one or more other public or private entities affiliated with our advisor and its affiliates, and for which more than one of such entities has sufficient uninvested funds, then the entity that has had the longest period of time elapse since it was offered an investment opportunity is first offered such investment opportunity.  It shall be the duty of our board of directors, including the independent directors, to insure that this method is applied fairly to us.  In determining whether or not an investment opportunity is suitable for more than one program, our advisor, subject to approval by our board of directors, shall examine, among others, the following factors:

•                 the anticipated cash flow of the property to be acquired and the cash requirements of each program;

•                 the effect of the acquisition both on diversification of each program’s investments by type of property and geographic area and on diversification of the tenants of its properties;

•                 the policy of each program relating to leverage of properties;

•                 the income tax effects of the purchase to each program;

•                 the size of the investment; and

•                 the amount of funds available to each program and the length of time such funds have been available for investment.

If a subsequent development, such as a delay in the closing of a property or a delay in the construction of a property, causes any such investment, in the opinion of our board of directors and our advisor, to be more appropriate for a program other than the program that committed to make the investment, our advisor may determine that another program affiliated with our advisor or its affiliates will make the investment.

Issuance of Options and Warrants to Certain Affiliates.  Our charter prohibits the issuance of options or warrants to purchase our capital stock to Behringer Harvard Multifamily Advisors I, our directors or officers or any of their affiliates (a) on terms more favorable than we offer such options or warrants to the general public or (b) in excess of an amount equal to 10% of our outstanding capital stock on the date of grant.

Repurchase of Our Shares.  Our charter prohibits us from paying a fee to Behringer Harvard Multifamily Advisors I or our directors or officers or any of their affiliates in connection with our repurchase of our capital stock.

Reports to Stockholders.  Our charter requires that we prepare an annual report and deliver it to our stockholders within 120 days after the end of each fiscal year.  Among the matters that must be included in the annual report or included in a proxy statement delivered with the annual report are:

•                 the ratio of the costs of raising capital during the year to the capital raised;

•                 the aggregate amount of advisory fees and the aggregate amount of other fees paid to Behringer Harvard Multifamily Advisors I and any affiliates of Behringer Harvard Multifamily Advisors I by us or third parties doing business with us during the year;

•                 our total operating expenses for the year stated as a percentage of our average invested assets and as a percentage of our net income;

•                 a report from the independent directors that our policies are in the best interests of our common stockholders and the basis for such determination; and

•                 a separately stated, full disclosure of all material terms, factors and circumstances surrounding any and all transactions involving us and our advisor, a director or any affiliate thereof during the year, which disclosure has been examined and commented upon in the report by the independent directors with regard to the fairness of such transactions.

Voting of Shares Owned by Affiliates.  Before becoming a stockholder, Behringer Harvard Holdings, an affiliate of our advisor, our advisor, our directors and officers and their affiliates must agree not to vote their shares regarding (1) the removal of any of these affiliates or (2) any transaction between them and us.

Other Transactions with Affiliates. We do not accept goods or services from our advisor or its affiliates or enter into any other transaction with our advisor or its affiliates unless a majority of our directors, including a majority of the independent directors, not otherwise interested in the transaction, approve such transaction as fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties.

INVESTMENT OBJECTIVES AND CRITERIA

General

We seek to invest in high quality multifamily communities, though we reserve the right to acquire other types of properties and real estate-related assets.  These properties are expected to include conventional multifamily assets, such as mid-rise, high-rise and garden-style properties, and also to include student housing and age-restricted properties (typically requiring residents to be 55 or older).  Targeted communities include existing “core” properties that are already well positioned and producing rental income, as well as more opportunistic properties in various phases of development, redevelopment or in need of repositioning.  We may also invest in entities that make similar investments.  We also have a two-tiered loan strategy designed to provide fixed income and enhanced returns by investing in or originating first, second, third and wraparound mortgages, bridge, mezzanine, construction and other loans in multifamily assets.  First, we have made and intend to continue making investments by originating or investing in loans on multifamily development projects, with an opportunity to acquire the underlying completed multifamily property in the future.  Second, we intend to invest in or originate loans on existing multifamily properties that are stabilized or have not yet reached stabilization or that are under development or redevelopment or are scheduled to commence ground-up construction or on portfolios of such properties, but where we do not generally seek the opportunity to acquire the underlying property.

As part of our long-term investment strategy to acquire high quality multifamily communities, we have made many of our real estate investments by acquiring mortgage, mezzanine or other loans or equity interests in multifamily development projects.  To accomplish this strategy, we have and intend to enter into additional co-investment agreements and joint ventures, tenant-in-common investments or other co-ownership arrangements to acquire, develop or improve properties with third parties or certain of affiliates of our advisor, including the real estate limited partnerships and REITs sponsored by affiliates of our advisor.  As of the date of this prospectus, mezzanine loan investments in development projects represent a significant majority of our total investment portfolio.  These loans may provide us with the opportunity of becoming an equity owner upon completion of the development.  We believe that this strategy can lead to higher returns and a higher-quality portfolio over the long term.

Investment Objectives

Our overall investment objectives, in their relative order of importance are:

•                 to preserve and protect your capital investment;

•                 to realize growth in the value of our investments within four to six years of the termination of this offering;

•                 to generate distributable cash to our stockholders; and

•                 to enable you to realize a return on your investment by beginning the process of liquidating and distributing cash or listing our shares on a national securities exchange within four to six years of termination of this offering.

If have not begun the process to list our shares for trading on a national securities exchange or to liquidate at any time after the sixth anniversary of the termination of this offering, unless such date is extended by our board of directors including a majority of our independent directors, we will furnish a proxy statement to stockholders to vote on a proposal for our orderly liquidation upon the written request of stockholders owning 10% or more of our outstanding common stock.  The liquidation proposal will include information regarding appraisals of our portfolio.  By proxy, stockholders holding a majority of our shares may vote to approve our liquidation.  If our stockholders do not approve the liquidation proposal, we will obtain new appraisals and resubmit the proposal by proxy statement to our stockholders up to once every two years upon the written request of stockholders owning 10% or more of our outstanding common stock.

We cannot assure you that we will attain these investment objectives.  Pursuant to our advisory management agreement, and to the extent permitted by our charter, our advisor will be indemnified for claims relating to any failure to succeed in achieving these objectives.

Our independent directors review our investment policies at least annually to determine that the policies we follow are in the best interest of our stockholders.  Our investment policies and methods of implementing our investment policies may vary as new investment techniques are developed.  Our investment objectives and policies, except as otherwise provided in our organizational documents, may be altered by a majority of our directors, including a majority of the independent directors, without the approval of our stockholders.  See “Investment Objectives and Criteria—Investment Limitations” below.

Decisions relating to the purchase or sale of our investments are made by our advisor, subject to approval by our board of directors, including a majority of our independent directors.  For a description of the background and experience of our directors and executive officers, see “Management.”

Acquisition and Investment Policies

Investments in Real Property

General

We intend to concentrate our real estate acquisitions in properties that provide us with a diverse portfolio of multifamily and apartment communities.  We expect to acquire different types of multifamily properties that are core and at various stages of development including new construction.  We also expect to make investments in student housing and age-restricted properties.  Our acquisitions are likely to include development-phase properties (or properties fully constructed but not yet fully leased or repositioned) and stabilized income-producing properties.  Generally, when acquiring core, stabilized properties, we expect the new  construction or substantial renovation of these properties have taken place within 10 years of acquisition.  Further, we anticipate that our properties will include approximately 100 to 500 units.  We believe that such properties require fewer capital expenditures over the expected life of this program and enjoy higher occupancies than older properties.

We expect to engage in single-asset transactions valued from $10 million to $200 million, and portfolio transactions of any size.  We believe that multifamily properties can offer a stable, long-term investment and that there is generally greater inventory of available properties as compared to the inventory levels of other types of properties.

Successful multifamily real estate investment requires the implementation of strategies that permit favorable purchases, effective asset and property management for enhanced current returns and maintenance of higher relative property values, and timely disposition for attractive capital appreciation.  An affiliate of our advisor has developed and uses modeling tools that our advisor believes help us identify favorable property acquisitions, enable it to forecast growth and make predictions at the time of the acquisition of a property as to optimal portfolio blend, disposition timing and sales price.  Using these tools together with our overall strategies, including individual market monitoring and ongoing analysis of macro- and micro-regional economic cycles, we expect to be better able to identify favorable acquisition targets, increase current returns and resultant current distributions to our stockholders, maintain higher relative portfolio property values, conduct appropriate development or redevelopment activities, and execute timely dispositions at appropriate sales prices to enhance capital gains distributable to our stockholders.

Generally, the purchase price that we pay for any real estate asset will be based on the fair market value of the asset as determined by a majority of our directors.  In the cases where a majority of our independent directors require or if the asset is owned by our advisor or one of its affiliates, we will obtain an appraisal of fair market value by an independent expert selected by our independent directors.

We intend to seek opportunities as they may arise from the circumstances related to the recent financial market turmoil and strain on available credit.  Given the current marketplace, equity and debt investments in multifamily communities may be available, on attractive terms to us, from distressed owners that have been affected by the lack of available liquidity.  We believe these types of transactions may be available in multifamily communities that are stabilized, completed (but not yet stabilized) and at various stages of development.  The distressed owners may be banks, developers, property operators or other multifamily property owners who lack sufficient liquidity to retain their multifamily investment.

Because of the current economic environment, we believe that there are opportunities that will arise to acquire multifamily investments from pension funds and other institutional investors as a result of the “denominator effect.”  This phenomenon occurs when pension funds or other institutional investors are forced to rebalance their portfolio when a particular asset class becomes a larger percentage of their holdings than is consistent with their investment parameters, requiring either additional investment in assets to which the investor is underexposed or sale of assets to which it is overexposed.  Where market-traded equity and fixed-income holdings have fallen in price, these investors may become overexposed on a relative basis to real estate holdings (which are not traded on a market and generally valued less frequently).  As a result, these institutional investors, generally owning high quality institutional-grade assets, may be forced to sell real estate holdings to bring weighted holdings back in compliance with their investment parameters.  In that multifamily real estate has the unique benefit of receiving agency financing from Fannie Mae and Freddie Mac, it is our expectation that institutions will be better able to liquidate multifamily assets as buyers of these assets have increased access to debt capital than is available for the acquisition of other property types.  Beyond this pension fund example, we believe that similar circumstances exist for other “distressed sellers” such as banks, developers, property operators or other multifamily owners who lack sufficient liquidity to retain the entire or partial interest in their multifamily investment.

Multifamily and Apartment Communities

We invest in high quality multifamily and apartment communities that will produce rental income and will appreciate in value within our targeted program’s life.  These properties are identified on the basis of property-specific characteristics, market characteristics or the potential for establishing entry points for future investment in attractive markets.  We expect these properties to include conventional multifamily and apartment communities, such as mid-rise, high-rise and garden-style properties.  Location, condition, design and amenities are key characteristics for apartment communities.  Prior to acquiring a property, we perform an individual analysis of the property to determine whether it meets our investment criteria, including the probability of sale at an optimum price within our targeted program’s life.  In addition to timing of sale and price, our advisor intends to utilize modeling tools in evaluating each property to help identify whether the property acquisition is favorable, enable us to forecast growth and make predictions as to optimal portfolio blend.  We believe that selecting and acquiring properties with an anticipated holding period that does not exceed our targeted program’s life will enable us to capitalize on the potential for increased income and capital appreciation of such properties while also providing for a level of liquidity consistent with our investment strategy of providing either liquidity or a return of your investment within the life of the program.  However, we may consider investing in properties with different anticipated holding periods in the event such properties provide an opportunity for an attractive overall return, and economic or market conditions may influence us to hold our investments for different periods of time than planned.

Student Housing Properties

We also intend to invest a portion of our long-term asset portfolio in high quality student housing properties.  Student housing assets will consist primarily of off-campus properties that are in close proximity to colleges and universities, but may include on-campus participating properties operated with university systems.  We anticipate that these types of off-campus communities will resemble new or recently constructed apartment buildings that attract students with modern housing conveniences, offer luxury-style amenities and will be supported by student-oriented property management.  Further, due to the needs of student residents, the properties may be configured as suite residences and be leased on a per-bed rather than per-unit basis.

Age-Restricted Communities

We may also decide to take advantage of opportunities to invest in age-restricted communities.  The Fair Housing Act (“FHA”) was enacted in 1968 to prohibit discrimination in the sale, rental and financing of dwellings based on race, color, religion, sex or national origin.  In 1988, the FHA was expanded to prohibit discrimination based on familial status, which is commonly referred to as age-based discrimination. However, there are exceptions for housing developments that qualify as housing for older persons.  In 1995, Congress enacted  The Housing for Older Persons Act  (“HOPA”), which set forth the legal requirements for such excepted housing developments.  Based on HOPA, there are two types of permissible age-restricted housing communities.  The first requires all residents to be 62 years of age or older and the second requires at least 80% of the occupied units to be occupied by at least one person who is 55 years of age or older.

Any age-restricted living communities we invest in will comply with HOPA, rules issued by the Secretary of the United States Department of Housing and Urban Development (“HUD”) and any applicable state and local laws.  Generally, we expect to invest in the more common type of age-restricted communities, which are intended and operated for occupancy by persons who are 55 years old or older.  For communities limited to residents who are 55 years of age or older, HOPA requires that:

(1) at least 80% of the occupied units include at least one person 55 years old or older;

(2) the housing community publish and adhere to policies and procedures that demonstrate this required intent; and

(3) the housing community comply with rules issued by HUD for verification of occupancy.

Finally, certain states, such as Florida, require that age-restricted housing communities register with the state.

We expect our age-restricted communities to follow an overall strategy designed to attract retired or soon-to-be-retired baby boomers and provide them with active lifestyle opportunities.  Generally, these types of age-restricted communities offer easy access to amenities such as golf courses, performance theaters, fitness centers, swimming pools, tennis courts, gaming rooms, internet cafés, club houses, walking and jogging trails, water fronts, concierge services, meal services, housekeeping services, valet parking and security guards.  We will also take into account additional amenities such as close proximity to retail stores, restaurants, nature parks and public transportation when seeking to invest in an age-restricted community.

Value-Added and Other Properties

When appropriate, we may also incorporate into our investment portfolio value-added multifamily assets that have either been mismanaged or otherwise have not realized what we believe to be full appreciation and income-generation potential.  Generally, we would make capital improvements or seek to aesthetically improve the asset and its amenities, increase rents, and stabilize occupancy with the goal of adding an attractive increase in yield and improving total returns.

We may acquire multifamily properties with relatively low rental or occupancy rates in need of repositioning in the market.  We expect to reposition any properties acquired for this purpose by attempting to improve the property, rental rates and occupancy rates and thereby increase the lease revenues and overall property value.  Further, we may invest in properties that we believe are an attractive value because all or a portion of the tenant leases expire within a short period after the date of acquisition and we intend to renew leases or replace existing tenants at the properties for improved tenant quality.

The multifamily communities in which we invest may also contain a mixed-use component, typically with retail or office on the bottom floors or interspersed throughout the complex.  The seller of a property with a mixed-use component may either sell that mixed-use component to a third party or to us.  If we acquire the mixed-use component, we may retain it or sell it to a third party.  Such mixed-use properties are intended to serve the communities in which they are located.

In addition to multifamily properties to be repositioned or mixed-use properties, we also may invest in a wide variety of commercial properties, including, without limitation, office buildings, shopping centers, business and industrial parks, manufacturing facilities, warehouses and distribution facilities and motel and hotel properties.  In addition, we may acquire interests in other entities with similar real property investments or investment strategies.

As part of investment strategy, we may also purchase properties and lease them back to the sellers of such properties.  While we will use our best efforts to structure any sale leaseback transaction such that the lease will be characterized as a “true lease” so that we will be treated as the owner of the property for federal income tax purposes, we cannot assure you that the Internal Revenue Service will not challenge such characterization.  In the event that any such sale leaseback transaction is recharacterized as a financing transaction for federal income tax purposes, the leases would not qualify as “true leases” for federal income tax purposes and deductions for depreciating and cost recovery relating to such property would be disallowed.  See “Federal Income Tax Considerations—Sale-Leaseback Transactions.”

In cases where our advisor determines that it is advantageous to us to make the types of investments in which our advisor or its affiliates have relatively less experience than in other areas, such as with respect to domestic real property, our advisor may employ persons, engage consultants or partner with third parties that have, in our advisor’s opinion, the relevant expertise necessary to assist our advisor in evaluating, making and administering such investments.

Recapitalization Investment Opportunities

In the current economic environment, where both debt and equity capital has become scarce, many owners of real estate require additional capital funding, often in order to remove or reduce a construction loan, mezzanine loan, other loan or equity component of a project.  We will seek to acquire interests in multifamily properties by recapitalizing their capital structures in ways that affords us an advantaged, first-position priority return relative to other investors in the project.  In this environment, we envision the ability to provide debt and equity investment capital to recapitalizations on terms that favor us over existing investors in the project as to our percentage ownership and as to preferred current returns and preferred returns of invested capital.

Development and Redevelopment Properties

In addition to our investments in fully constructed multifamily properties, we have invested previously and expect to make additional investments in “development” or new construction properties and “redevelopment” properties or properties on which improvements are to be constructed or completed.  We intend to purchase multifamily and apartment communities under development by third-party developers or Behringer Development, an affiliate of our advisor, only if we believe such acquisitions will maximize stockholder return.  In such transactions, we seek to limit our exposure to development risk with a focus on confining this risk to the developer as well as continuing our strategy to diversify among developers with whom we enter into development projects.  As described below under “—Joint Venture Investments,” we have entered into and committed to enter into additional co-investments under a certain co-investment arrangement, and we intend to enter into additional joint ventures, tenant-in-common investments or other co-ownership arrangements to acquire, develop or improve properties with third parties or certain of affiliates of our advisor, including the real estate limited partnerships and REITs sponsored by affiliates of our advisor.  During the early stages of our operations, we intend to acquire a significant majority of our assets through joint venture or other co-ownership arrangements. We also intend to diversify among those developers with whom we partner as we raise proceeds from this offering to further ensure we hold a diversified portfolio.

To help ensure performance by the developers of properties that are under construction, completion of these properties is generally guaranteed either by a completion bond or performance bond.  Our advisor may rely upon the substantial net worth of the contractor or developer or a personal guarantee accompanied by financial statements showing a substantial net worth provided by an affiliate of the entity entering into the construction or development contract as an alternative to a completion bond or performance bond.  Our advisor may enter into contracts on our behalf with contractors or developers for construction services on terms and conditions approved by our board of directors.  If we contract with Behringer Development, an affiliate of our advisor, for these services, we also will obtain the approval of a majority of our independent directors who must determine that the contract is fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties.  Development of real estate properties is subject to risks relating to a developer’s ability to control construction costs or to build in conformity with plans, specifications and timetables.   In developing, redeveloping and repositioning properties, we will be subject to risks generally incident to the ownership of real estate.  See “Risk Factors—General Risks Related to Investments in Real Estate.”

Additionally, we may engage Behringer Development, an affiliate of our advisor, to act as a developer for all or some of the properties that we may acquire for development or redevelopment.  In those cases, we will pay development fees to Behringer Development that are usual and customary for similar projects in the particular market.

We or Behringer Development (on our behalf) may make periodic progress payments or other cash advances to developers and developers of our properties prior to completion of construction only upon receipt of an architect’s certification as to the percentage of the project then completed and as to the dollar amount of the construction then-completed.  We intend to use additional controls on disbursements to developers and builders as we deem necessary or prudent.

We may directly employ one or more project managers, including Behringer Development, to plan, supervise and implement the development of any unimproved properties that we may acquire.  These persons would be compensated directly by us or through an affiliate of our advisor.

We will limit our investments outside of equity or debt interests in real estate for which multifamily use is not the largest portion, or that is not intended to meet such test through development, redevelopment or repositioning that is planned in good faith to commence within two years of the date of the investment, to not more than 25% of the aggregate offering.  Further, do not invest more than 10% of our total assets in unimproved properties, or in mortgage loans secured by such properties. We consider a property to be an unimproved property if it was not acquired for the purpose of producing rental or other operating income, has no development or construction in process at the time of acquisition and no development or construction is planned to commence within one year of the acquisition.

Commercial Property Repositioning

We attempt to identify and make certain investments in commercial properties that we believe present attractive opportunities for repositioning into multifamily communities.  Through redevelopment, we believe that certain commercial properties may create added value to us as investments in multifamily communities.  We focus on opportunities characterized by properties that are attractively priced below market, attractive geographic location or otherwise under-performing relative to comparable assets in a manner that presents an opportunity for conversion into a multifamily community.  We anticipate that such repositioning opportunities may offer attractive risk-adjusted returns through recapitalization and the subsequent development or redevelopment of the underlying real estate.

Stabilized Core Properties

Over the long term, we expect our real estate portfolio to consist primarily of fully constructed, income-producing multifamily communities.  However, we may hold a greater percentage of our assets in development-stage properties during the early stages of our operations.  Our core real estate holdings will generally take the form of holding fee title or a long-term leasehold estate; however, the form of ownership and how we will acquire such interests may vary by purchasing properties either directly through our operating partnership or indirectly through investments in joint ventures, co-tenancies or other co-ownership arrangements.

We will look to acquire completed and stabilized multifamily assets that generate attractive current returns and that we believe will also generate a competitive growth component for total returns.  To date, one of our ten portfolio investments, Johns Creek Walk, was of this type.  If current economic conditions persist, we expect that the lack of capital will enable us to acquire more of these types of assets that meet our investment criteria and are being sold by distressed sellers.

Acquisition of Properties from Behringer Development

In the case of properties to be developed by Behringer Development and sold to us, we anticipate that Behringer Development will:

•                 acquire a parcel of land;

•                 enter into contracts for the construction and development of a multifamily community on the parcel;

•                 secure an earnest money deposit from us, which may be used for acquisition and development expenses;

•                 secure a financing commitment from a commercial bank or other institutional lender to finance the remaining acquisition and development expenses;

•                 complete the development and allow the residents to take possession of the property; and

•                 provide for the acquisition of the property by us.

We will be required to pay a substantial sum to Behringer Development at the time of entering into the contract as a refundable earnest money deposit to be credited against the purchase price at closing, which Behringer Development will apply to the cost of acquiring the land and initial development costs.  We expect that the earnest money deposit will represent approximately 20% to 30% of the purchase price of the developed property set forth in the purchase contract.

In the case of properties we acquire from Behringer Development that have already been developed, Behringer Development will be required to obtain an appraisal for the property from an independent expert selected by our independent directors.  The purchase price we will pay under the purchase contract may not exceed the fair market value of the property as determined by the appraisal.  In the case of properties we acquire from Behringer Development that have not been constructed at the time of contracting, Behringer Development will be required to obtain an independent “as built” appraisal for the property prior to our contracting with them, and the purchase price we will pay under the purchase contract will not exceed the anticipated fair market value of the developed property as determined by the appraisal.  We will not acquire any property from Behringer Development unless a majority of our directors, including a majority of our independent directors, not otherwise interested in the transaction determine that the transaction is fair and reasonable to us and at a price no greater than the cost of the property to Behringer Development or, if the price exceeds such cost, that there is substantial justification for the excess cost and that the excess cost is reasonable.

Our contract with Behringer Development will require it to deliver to us at closing title to the property, as well as an assignment of all leases on the property.  Behringer Development will hold title to the property on a temporary basis only for the purpose of facilitating the acquisition and development of the property prior to its resale to us and other affiliates of our advisor.

We may enter into a contract to acquire property from Behringer Development even if we have not yet raised sufficient proceeds to enable us to pay the full amount of the purchase price at closing.  We also may elect to close a purchase before the development of the property has been completed, in which case we would obtain an assignment of the construction and development contracts from Behringer Development and would complete the construction either directly or through a joint venture with an affiliate of our advisor.  Any contract between us, directly or indirectly through a joint venture with an affiliate of our advisor, and Behringer Development for the purchase of property to be developed by Behringer Development will provide that we will be obligated to purchase the property only if:

•                 Behringer Development completes the improvements, which generally will include the completion of the development, in accordance with the specifications of the contract;

•                 a certain number of residents take possession of apartment units under leases satisfactory to our advisor; and

•                 we have sufficient proceeds available to us for investment at closing to pay the balance of the purchase price remaining after payment of the earnest money deposit.

Our advisor will not cause us to enter into a contract to acquire property from Behringer Development if it does not reasonably anticipate that funds will be available to purchase the property at the time of closing.  If we enter into a contract to acquire property from Behringer Development and, at the time of closing, are unable to purchase the property because we do not have sufficient proceeds available to us for investment, we will not be required to close the purchase of the property and will be entitled to a refund of our entire earnest money deposit from Behringer Development.  The obligation of Behringer Development or its affiliates to refund our earnest money will be unsecured, and no assurance can be made that we would be able to obtain a refund of such earnest money deposit from it under these circumstances because Behringer Development is an entity without substantial assets or operations.  As of the date of this prospectus, Behringer Development has not yet invested in or developed any properties.  See “Risk Factors—General Risks Related to Investments in Real Estate.”

Real Estate Market Considerations

According to the NPI Snapshot, Fourth Quarter 2008 as published by the National Council of Real Estate Investment Fiduciaries (“NCREIF”), multifamily real estate makes up a significant portion of the real estate holdings of institutional investors.  On January 23, 2009, CB Richard Ellis and Torto Wheaton Research published a report stating that “apartments help increase the stability of real estate as a whole, when added to a portfolio of commercial properties (industrial, office and retail).  Had investors considered this years ago, their total returns over that period would not only be higher, but also more stable.”

A critical distinction of the multifamily sector is that it may not be as directly tied to commerce as are other real estate sectors.  Commerce-based real estate such as retail, hospitality, office, etc. may be affected by a recession in a greater and more direct fashion than multifamily real estate.  For example, (a) the retail sector is fueled by consumer discretionary spending, which has substantially declined, (b) the hospitality sector is fueled by not only consumer discretionary spending indicators but also corporate spending, both slowing at historic rates, and (c) the industrial sector suffers in recessionary times due to the fact that these facilities house and inventory the goods that fuel the declining retail sector, and manufacturing and ordering are slowing significantly.  On the other hand, we believe the portion of the multifamily sector, in which we intend to invest, is fueled by growth in household formation without children.  This growth is influenced by factors such as an aging population and other demographic trends as well as by the general economy.

The uncertainties caused by the current economic downturn and the unprecedented financial crisis complicate our ability to predict our future performance; however, we believe that the multifamily sector is better situated to weather the recession and financial crisis than other real estate sectors.  We believe people normally choose shelter over discretionary spending such as going to the mall or staying at hotels.  Further, government-sponsored entities such as Fannie Mae and Freddie Mac have increased funding and continue to provide needed financing, refinancing and credit enhancement to the multifamily sector, which are otherwise unavailable to other commercial real estate sectors.

Moreover, the multifamily sector may benefit from the credit crisis in that fewer families may be able to borrow funds to own a home and may instead rent apartments.  However, this possibility is unknown and may be offset by the increased availability of rentable single-family homes and condominiums in the current economy.  We caution that future performance of the multifamily asset class is unpredictable and may not be consistent with past results.

Further, we expect to continue focusing our acquisition strategy on the 50 largest metropolitan statistical areas (“MSAs”) across the United States.  The U. S. Census population estimates are used to determine the largest MSAs.  Our top 50 MSA strategy focuses on acquiring properties and other real estate assets that provide us with broad geographic diversity.  This strategy includes a focus on two concepts: (1) transit-oriented locations and (2) live-work communities.

We believe that due to the increase in gasoline prices, desire to avoid long commutes and changes in demographics, many of our potential residents may seek to live in or relocate from outer suburbs to transit-oriented locations.  Our targeted investments focus on transit-oriented locations for our multifamily communities because we believe that these urban locations have continuing economic and job growth potential and are in relatively close in proximity to public transit, such as bus or rail.  After housing costs, transportation costs have become even a larger portion of household expenses and the further out families and individuals live away from metropolitan centers, the greater the transportation burden in terms of both time and gasoline costs.  By making investments in urban infill multifamily communities, especially newly developed projects, we intend to capitalize on this opportunity.  Also, various municipal and state governments that provide services to or near the top 50 MSAs have made and are continuing to make significant investments in public transportation in order to lessen traffic congestion, protect the environment and lower the demand for gasoline.  In addition, there are often tax reductions and other incentives provided by such governmental agencies to encourage urban infill projects.  We believe such continuing investments make urban or inner suburb living attractive to new residents.

Another core investment strategy we pursue focuses on making investments in multifamily communities that serve as “live-work” communities.  We believe that live-work communities, which are composed generally of mixed-use properties or areas where property zoning permits commercial, residential and retail properties to co-exist, may similarly draw new residents from differing demographic groups toward such walkable urban areas.  Additionally, live-work communities may be located in both high-density urban areas or in slightly lower density suburban areas where the need for lengthy, time-consuming and costly commutes is reduced because work, home, entertainment are all within the immediate or even walkable vicinity.  We believe that new multifamily development projects located in walkable neighborhoods that are accommodating to the live-work community concept create opportunities to attract new residents.

The recent increase in unemployment due to market disruptions could significantly hurt the occupancy, rental rates and operating expenses of our high quality multifamily communities.  Despite the risk of unemployment adversely impacting our operations, certain results from unemployment may indirectly benefit us by reducing competition or increasing potential residents in the student housing sector we may invest in.  To the extent that potential residents move back into family homes or delay leaving family homes, this could mitigate the risk of a shadow market of single-family homes and condominiums for rent.  Also, if persons enrolled in college decide to prolong their education by delaying graduation or attending graduate school as the employment market worsens, this could raise demand for student housing.

Beyond our focus on the top 50 MSAs, we may also seek to make investments in other markets that we deem likely to benefit from ongoing population shifts and changes in demographics in the United States, such as the current migration to the sunbelt and southwestern states.  We may be able to capitalize on the currently ongoing changes in the demographics of these markets because these communities are poised for strong local economic growth or are located in higher barrier-to-entry markets.  In addition,  according to the National Multi-Housing Council’s 2007 Quick Facts report, there are approximately 17.4 million apartments in the United States.    For the fourth quarter of 2008, National Multi-Housing Council reported that the M/PF YieldStar national vacancy rate for investment-grade apartments was the second highest since 1993, but occupancy still stood at 92.2%.

In addition, we believe that the markets we intend to focus on are likely to attract quality residents who have good income and credit and who choose to rent an apartment rather than buy a home because of their life circumstances.  For example, potential residents may be:  (1) baby-boomers or retirees who desire freedom from the costs and expenses of owning and maintaining a home; (2) echo-boomers, children of the baby-boomers, the largest portion of the renter population; (3) professionals who have recently moved to the area and chosen not to make a long-term commitment to the area because of the itinerant nature of their employment; or (4) individuals in transition who need housing while awaiting the purchase or construction of a home.  We believe that attracting and retaining quality residents, such as those described above, can provide stable cash flow to our stockholders as well as increase the value of our properties.  As stated in a U.S. Census Bureau Report, there is an estimated 78 million baby boomers and CBS News has reported that there are nearly 80 million echo boomers in the United States.  We believe that many of the baby boomers are or will be considering downsizing as they retire and that the echo boomers will be leaving their parents’ nests, fueling apartment and student housing strength.  Some analysts believe that because of limited apartment construction over the past five years, there may not be sufficient new construction to satisfy this potential supply/demand imbalance, especially in light of the difficulty developers are facing in securing lender financing in the current credit crisis.

We also may acquire properties in markets that are depressed or overbuilt with the anticipation that, within our anticipated holding period, the markets will recover and favorably impact the value of these properties.  Some of the markets where we may acquire properties may have higher volatility in real estate lease rates and sale prices.

Although we intend to primarily invest in real estate assets located in the United States, in the future, we may make investments in real estate assets located outside the United States.  As of the date of this prospectus, we have not made any international investments.  We will not make international investments until one of our independent directors has at least three years of relevant experience acquiring and managing such international investments.  As of March 2009, all of our non-independent directors have such experience.  In addition, as of the date of this prospectus, we are considering candidates with international investment experience to serve as an additional independent director.

Subject to the foregoing, we are not limited in the number, size or geographical location of any core or other real estate assets.  See “Risk Factors—Risks Related to an Investment in Behringer Harvard Multifamily REIT I—We have relatively less experience with respect to international investments as compared to domestic investments, which could adversely affect our return on international investments” and “Risk Factors—Risks Related to an Investment in Behringer Harvard Multifamily REIT I—Your investment may be subject to additional risks if we make international investments.”

Property Acquisition Factors

In making investment decisions for us, our advisor considers relevant real estate property and financial factors such as:

•                 geographic location and type;

•                 construction quality and condition;

•                 potential for capital appreciation;

•                 potential for rent increases;

•                 interest rate environment;

•                 potential for economic growth in the area;

•                 potential for property expansion;

•                 occupancy rates and demand for similar properties;

•                 prospects for liquidity through sale, financing or refinancing of the property;

•                 competition from existing or future properties; and

•                 treatment under applicable international, federal, state and local tax and other laws and regulations.

We seek to invest in income-producing multifamily properties that satisfy our objective of providing a return above market averages during our targeted life, which includes liquidating properties or assets at their optimal value.  One factor in considering an investment in a property and its rate of return is whether it generates sufficient cash for distributions to our stockholders.  However, because a significant factor in the valuation of income-producing real properties is their potential for future appreciation in value, we anticipate that the majority of properties we acquire will have the potential for both capital appreciation and increased cash flow from operating activities in order to generate cash for distributions to stockholders.  To the extent feasible, we will invest in a diversified portfolio in terms of geography and type of property that will satisfy our portfolio allocation objectives of generating cash available for payment of distributions, preserving our capital and realizing capital appreciation upon the ultimate sale of our properties.

Closing Conditions and Required Documentation

Our obligation to purchase any property generally will be conditioned upon the delivery and verification of certain documents from the seller or developer, including, where appropriate:

•                 plans and specifications;

•                 environmental reports;

•                 surveys;

•                 evidence of marketable title subject to such liens and encumbrances as are acceptable to our advisor;

•                 auditable financial statements covering recent operations of properties having operating histories; and

•                 title and liability insurance policies.

We will not purchase any property unless and until we obtain what is generally referred to as a “Phase I” environmental site assessment and are generally satisfied with the environmental status of the property.  A Phase I environmental site assessment basically consists of a visual survey of the building and the property in an attempt to identify areas of potential environmental concerns, visually observing neighboring properties to assess surface conditions or activities that may have an adverse environmental impact on the property and contacting local governmental agency personnel and performing a regulatory agency file search in an attempt to determine whether any known environmental concerns exist in the immediate vicinity of the property.  A Phase I environmental site assessment does not generally include any sampling or testing of soil, groundwater or building materials from the property.  With respect to potential international investments, we will seek to obtain an environmental assessment that is customary in the location where the property is being acquired.

Generally, the purchase price that we pay for any property is based on the fair market value of the property as determined by a majority of our directors. In the cases where a majority of our independent directors require and in all cases in which the transaction is with any of our directors or Behringer Harvard Multifamily Advisors I or its affiliates, we obtain an appraisal of fair market value by an independent expert selected by our independent directors. Regardless, we generally obtain an independent appraisal for each property in which we invest. However, we rely on our own independent analysis and not on appraisals in determining whether to invest in a particular property.  Appraisals are estimates of value and should not be relied upon as measures of true worth or realizable value.

We may enter into arrangements with the seller or developer of a property whereby the seller or developer agrees that, if during a stated period the property does not generate a specified cash flow, the seller or developer pays in cash to us a sum necessary to reach the specified cash flow level, subject in some cases to negotiated dollar limitations.  In determining whether to purchase a particular property, we may, in accordance with customary practices, obtain an option on such property. The amount paid for an option, if any, is normally surrendered if the property is not purchased and is normally credited against the purchase price if the property is purchased.  In purchasing, leasing and developing properties, we are subject to risks generally incident to the ownership of real estate.  See “Risk Factors—General Risks Related to Investments in Real Estate.”

Under certain conditions, we also may enter into arrangements with the seller or developer of a property whereby the seller or developer agrees that, if during a stated period the property does not generate a specified cash flow, the seller or developer pays in cash to us a sum necessary to reach the specified cash flow level, subject in some cases to negotiated dollar limitations.

Capital Improvements in Connection with Re-Leasing

We anticipate that capital improvements required to be funded by us in connection with newly acquired properties are funded from our offering proceeds.  At such time as a significant number of our tenants do not renew their leases or otherwise vacate their apartments in one of our buildings, it is likely that, in order to attract new residents, we may be required to expend substantial funds for capital improvements.  We fund such capital improvements either through capital reserves established for our properties or from our available cash.  Based on these capital needs, the availability and timing of cash flow for distributions may be adversely affected.  See the “Risk Factors—General Risks Related to Investments in Real Estate” section.

Investing in and Originating Loans

Types of Loans

We may make and invest in mortgage, bridge or mezzanine loans, short-term loans in connection with Section 1031 TIC Transactions (as described below under “—Section 1031 Tenant-in-Common Transactions”) and other loans relating to real property, including loans in connection with the acquisition of investments in entities that own real property.  Our criteria for investing in loans is substantially the same as those involved in our investment in properties.  Mortgage loans in which we have and will continue to invest include first, second and third mortgage loans, wraparound mortgage loans, construction mortgage loans on real property and loans on leasehold interest mortgages.  We may originate these loans or purchase them from third parties.  We may also invest in participations in such loans.  Further, we may invest in unsecured loans or loans secured by assets that are only indirectly related to real estate.  For a detailed description of our current investments, see “Description of Properties and Real Estate-Related Assets.”

The mezzanine loans in which we have and may continue to invest generally take the form of subordinated loans secured by a pledge of the ownership interests of an entity that directly or indirectly owns real property.  Such loans may also take the form of subordinated loans secured by second mortgages on real property.  We may hold senior or junior positions in mezzanine loans.

Second and wraparound mortgage loans are secured by second or wraparound deeds of trust on real property that is already subject to prior mortgage indebtedness, in an amount that, when added to the existing indebtedness, does not generally exceed 75% of the appraised value of the mortgage property.  A wraparound mortgage loan is one or more junior mortgage loans having a principal amount equal to the outstanding balance under the existing mortgage loan, plus the amount actually to be advanced under the wraparound mortgage loan.  Under a wraparound mortgage loan, we would generally make principal and interest payments on behalf of the borrower to the holders of the prior mortgage loans.

Third mortgage loans are secured by third deeds of trust on real property that is already subject to prior first and second mortgage indebtedness, in an amount that, when added to the existing indebtedness, does not generally exceed 75% of the appraised value of the mortgage property.

Construction loans are loans made for either original development or renovation of property.  Construction loans in which we would generally consider an investment would be secured by first deeds of trust on real property for terms of six months to two years.  In addition, if the mortgage property is being developed, the amount of the construction loan generally does not exceed 75% of the post-development appraised value.  Loans on leasehold interests are secured by an assignment of the borrower’s leasehold interest in the particular real property.  These loans are generally for terms of from six months to 15 years.

Leasehold interest loans generally do not exceed 75% of the value of the leasehold interest and require guaranties of the borrowers.  The leasehold interest loans are either amortized over a period that is shorter than the lease term or have a maturity date prior to the date the lease terminates.  These loans would generally permit us to cure any default under the lease.  Mortgage participation investments are investments in partial interests of mortgages of the type described above that are made and administered by third-party mortgage lenders.

We do not make or invest in mortgage loans unless we obtain an appraisal concerning the underlying property from a certified independent appraiser except for mortgage loans insured or guaranteed by a government or government agency.  In cases where our independent directors determine, and in all cases in which the transaction is with any of our directors or Behringer Harvard Multifamily Advisors I or its affiliates, such appraisal shall be obtained from an independent appraiser.  We maintain each appraisal in our records for at least five years and make it available during normal business hours for inspection and duplication by any stockholder at such stockholder’s expense.  In addition to the appraisal, we also seek to obtain a customary lender’s title insurance policy or commitment as to the priority of the mortgage or condition of the title.  We do not make unsecured loans or loans not secured by mortgages unless such loans are approved by a majority of our independent directors.

We do not make or invest in mortgage loans on any one property if the aggregate amount of all mortgage loans outstanding on the property, including our borrowings, would exceed an amount equal to 85% of the appraised value of the property, as determined by an independent appraisal, unless substantial justification exists because of the presence of other underwriting criteria, as determined in the sole discretion of our board of directors, including a majority of our independent directors.

In cases where our advisor determines that it is advantageous to us to make the types of investments in which our advisor or its affiliates have relatively less experience than in other areas, such as with respect to domestic real property, our advisor may employ persons, engage consultants or partner with third parties that have, in our advisor’s opinion, the relevant expertise necessary to assist our advisor in evaluating, making and administering such investments.  See “Description of Properties and Real Estate-Related Assets” and “Management” for a description of our current investments and the experience of each of our directors, executive officers and our advisor.

Loan Investment and Origination Criteria

In evaluating prospective loan investments, our advisor considers factors such as the following:

•                 the ratio of the amount of the investment to the value of the property or other assets by which it is secured;

•                 the property’s potential for capital appreciation;

•                 expected levels of rental and occupancy rates;

•                 current and projected cash flow of the property;

•                 potential for rental increases;

•                 the degree of liquidity of the investment;

•                 geographic location of the property;

•                 the condition and use of the property;

•                 the property’s income-producing capacity;

•                 the quality, experience and creditworthiness of the borrower;

•                 in the case of mezzanine loans, the ability to acquire the underlying real estate; and

•                 general economic conditions in the area where the property is located or that otherwise affect the borrower.

We may originate loans from mortgage brokers or personal solicitations of suitable borrowers, or may purchase existing loans that were originated by other lenders.  Our advisor evaluates all potential loan investments to determine if the term of the loan, the security for the loan and the loan-to-value ratio meets our investment criteria and objectives.  Our advisor arranges for an inspection of the property securing the loan, if any, during the loan approval process.  We do not expect to make or invest in mortgage, bridge, mezzanine or other loans with a maturity of more than ten years from the date of our investment, and anticipate that most loans have a term of seven years or less.  Most loans that we consider for investment would provide for monthly payments of interest and some may also provide for principal amortization, although many loans of the nature that we consider provide for payments of interest only and a payment of principal in full at the end of the loan term.  We do not originate loans with negative amortization provisions.

Our charter limits our ability to provide loans or financing to our affiliates.  Section 10.1(iii) of our charter prohibits us from making loans to our affiliates, except that we may make or invest in mortgage loans involving an affiliate if an appraisal of the underlying property is obtained from an independent appraiser and the transaction is approved by a majority of our independent directors as fair and reasonable to us and on terms no less favorable to us than those available from third parties.

We do not have a limitation on the portion of our assets that may be invested in loans, other than our policy of limiting our investments outside of equity or debt interests in real estate for which multifamily use is not the largest portion, or that is not intended to meet such test through development, redevelopment or repositioning that is planned in good faith to commence within two years of the date of the investment, to not more than 25% of the aggregate offering.  Pursuant to our advisory management agreement, our advisor is responsible for servicing and administering any mortgage, bridge, mezzanine or other loans in which we invest.

Our loan investments may be subject to regulation by federal, state and local authorities and subject to various laws and judicial and administrative decisions, as well as the laws and regulations of foreign jurisdictions, imposing various requirements and restrictions, including among other things, regulating credit-granting activities, establishing maximum interest rates and finance charges, requiring disclosures to customers, governing secured transactions and setting collection, repossession and claims-handling procedures and other trade practices.  In addition, certain states have enacted legislation requiring the licensing of mortgage bankers or other lenders and these requirements may affect our ability to effectuate our proposed investments in mortgage, bridge, mezzanine or other loans.  Commencement of operations in these or other jurisdictions may be dependent upon a finding of our financial responsibility, character and fitness.  We may determine not to make mortgage, bridge, mezzanine or other loans in any jurisdiction in which the regulatory authority believes that we have not complied in all material respects with applicable requirements.

Developer-Focused Strategy

We have implemented a developer-focused strategy for acquiring a portion of our portfolio of high quality apartment communities.  Generally, developers can secure only 50% to 65% of their total construction costs in the form of a construction loan.  Although we may make other developer-focused investments, our current main developer strategy includes providing select developers the additional capital needed for their projects either in the form of an equity investment in a project owner or additional debt financing such as a mortgage, bridge, mezzanine or other loan.  In connection with providing this additional capital, we may secure an option that, depending on then-existing market conditions, can allow us to acquire the project upon completion of construction.  By utilizing this strategy, we believe that it is possible to acquire interests in newly constructed properties on attractive terms while (1) generating current income during the construction period on our mezzanine loan investments or (2) accruing preferred returns on equity or loan investments during the construction period which may be applied to any subsequent purchase by us of the project allowing for a favorable acquisition.  As of the date of this prospectus, we have developer-focused investments with five developers.  As we raise additional capital, we expect to further enhance our diversification among developer partners.

We have acquired and intend to continue acquiring (by us directly or through third-party joint ventures) purchase options in connection with equity investments in developments or in connection with the origination of mortgage, bridge, mezzanine or other loans.  As of the date of this prospectus, we own directly or through joint venture arrangements investments in nine development projects.  In connection with these loans, we have acquired interests in equity investments or options that may allow us to make equity investments in each of the nine projects.  Through a joint venture arrangement, we have also made an equity investment in one completed development project without making a mezzanine loan.

Pricing structures under the purchase options are based on a predetermined price, formula price or a mark-to-market pricing including appraisal or arbitration processes.  The amount paid for such an option, if any, would normally be surrendered if the property is not purchased and credited against the purchase price if the property is purchased.

When we provide debt financing to a project, we attempt to retain certain control rights over the project.  For example purposes only, we may seek to:

•                 condition loan advances on our prior approval of the project’s construction plans and budget;

•                 require that only limited changes to the approved construction plans and budget may be made without our consent;

•                 retain approval rights over the selection of contractors and the terms of their contracts;

•                 require evidence satisfactory to us relating to various other aspects of the project, such as inspection reports, zoning letters, utilities and the ability of the project owner to pay construction costs, before making loan advances;

•                 require that, after completion of the project, the project owner must maintain the project in good condition and repair, and may remove or add improvements to the project without our consent only in limited circumstances;

•                 retain the right to approve certain other aspects of the project, such as the property manager and the management contract, leases with terms that differ from pre-authorized terms, changes to the governing documents of the project owner and certain sales or encumbrances of all or a portion of the project property;

•                 retain rights relating to the application of insurance proceeds or condemnation awards; and

•                 retain intercreditor rights to cure a default or purchase a mortgage loan in case of a default on the mortgage loan.

For a description of our rights in our current investments, please see “Description of Properties and Real Estate-Related Assets.”

Capital Preservation and Risk Reduction Terms

For purposes of our previously negotiated developer-focused investment arrangements and for future arrangements, we generally seek to preserve our capital and reduce risk by pursuing the following terms, including but not limited to:

•                 Completion Guarantees —  The developer provides us with a guarantee of completion and costs from a dedicated entity with cash, real estate and/or securities.  This entity is typically not the developer entity, but what is referred to as “the guarantee entity.”  We believe that this guarantee is an important mitigant to guarantee completion of developments at budgeted costs.

•                 Fee Subordination — We negotiate fee deferrals at various levels.  The fees that are subordinated are only received by the developer after we have recouped our mezzanine loan and any accrued and unpaid interest, equity investment and preferred return.

•                 Equity Subordination — We seek to require the developer and/or third parties to provide an equity investment that is subordinate to our investment.  In these instances, our return of investment and preferred return take priority to the developer and third party equity.

•                 Contingency and Cost Savings — We require the developer to provide contingency for excess development costs in the budget.

•                 Return of Investment During Construction — During the development and stabilization stages of the projects we have made investments in, we seek to receive current interest payments on our mezzanine loan investments at a rate that provides for significant returns before stabilization of the project.

•                 Cost Overrun Protection — Generally, we seek to mandate that any cost overruns be borne by the developer, which essentially reduces its share of net profit from development to the extent of any such overrun.  Because this is the developer’s only profit center aside from its fees, the developer is highly motivated to remain on budget.

•                 On Time Completion — Our development partners with whom we make mezzanine loan investments may be further motivated to complete the project on time because we earn mezzanine interest and/or accrue a preferred return on our initial investment(s) during development.

Each of our developer-focused investments are unique and highly negotiated and not all of these terms may be a part of any particular investment.

Other Real Estate Loan and Mezzanine Loan Strategy

Beyond our developer-focused strategy of investing in loans on development projects in which we may have an opportunity to acquire the project in the future, we also intend to originate or invest in loans related to existing multifamily properties that have reached stabilization or are not yet fully stabilized, or that are under development or redevelopment or are scheduled to commence ground-up construction or any portfolios of such properties, but where we do not generally seek the opportunity to acquire the underlying property.  We believe these loans may improve our overall returns as well as provide fixed income.  Although we do not have any policies limiting the portion of our assets that may be invested in loans relating to multifamily assets in which we do not have an interest in possibly acquiring the underlying property, we do not expect such loans to constitute more than 30% of our portfolio by asset value.

When determining whether to make investments in second mortgages, mezzanine loans or other real estate loans, we consider such factors as:

•                 positioning the overall portfolio to achieve an optimal mix of real property and mortgage and mezzanine investments in order to enhance overall returns and reduce risk;

•                 the impact of the investment on the diversification of our portfolio;

•                 the creditworthiness of the borrower;

•                 the potential for the investment to deliver higher current income and attractive risk-adjusted total returns; and

•                 other factors considered important to meeting our investment objectives.

Joint Venture Investments

Co-Investments with Dutch Foundation

General. On May 7, 2007, affiliates of our advisor agreed to an investment arrangement (the “Master Co-Investment Arrangement”) with Stichting Pensioenfonds Zorg en Welzijn, a Dutch foundation (“PGGM”).  PGGM is a Dutch pension fund serving approximately two million families of healthcare and social workers, with approximately $90.2 billion in pension assets  (based on the assets as of March 31, 2009 reported in PGGM’s first quarter report for 2009 and the U.S. Dollar/Euro exchange rate as of March 31, 2009) and investing in the Netherlands and abroad in equities, fixed-interest securities, real estate, private equity and commodities.

Under arrangements managed by Institutional GP, which is an affiliate of our advisor and is indirectly wholly owned by our sponsor, we have entered into, and it is intended that we will continue to enter into, a series of co-investment agreements with Behringer Harvard Master Partnership I LP, a Delaware limited partnership (the “BHMP CO-Investment Partner”) for the purposes of forming and operating joint venture entities (“BHMP CO-JVs”) that will own interests in subsidiaries that elect to qualify as real estate investment trusts (each, a “Subsidiary REIT”) and invest in to-be-developed multifamily communities or newly constructed multifamily communities that have not yet reached stabilization, other than residential properties for assisted living, student housing or senior housing.

Each individual operating property or development project has established one or more separate legal entities for the sole purpose of obtaining legally separated financing, investments in and holding its respective operating property or development project.  The collective group of each operating property’s or development project’s separate legal entities is referred to herein as a “Property Entity.”  Each Property Entity has been legally separated and is not co-mingled or cross-collateralized with any other Property Entity; however, we refer to the collective group herein as the “Property Entities.”  PGGM requires that each investment in a Property Entity be made through a Subsidiary REIT in order to obtain certain tax treatment as a foreign investor in the United States.

The BHMP CO-Investment Partner is owned (i) 99% by PGGM, which serves as the limited partner of the Co-Investment Partner, and (ii) 1% by Institutional GP, which serves as the general partner of the BHMP CO-Investment Partner.  As general partner, Institutional GP generally has control over the affairs of the BHMP CO-Investment Partner, except for certain major matters requiring the consent of PGGM.  PGGM has the right to remove the general partner for cause and appoint a successor.

PGGM is a Dutch pension fund subject to supervision and regulation by the Dutch central bank.  In its quarterly report for the first quarter of 2009, PGGM reported a 4.5% loss on its investments as a result of the current global recession.  This loss resulted in a cover ratio (i.e. assets divided by liabilities) of 89% at the end of the first quarter, compared with a cover ratio of 92% at the end of the fourth quarter 2008.  It is our understanding that negative performance by PGGM, including deficits in its cover ratio, could cause the Dutch central bank to intervene in its investment decisions, including those with respect to our co-investments.  Regardless of these concerns, through March 31, 2009, PGGM has honored all of its obligations to contribute capital described below, and PGGM has given us no reason to question its intention to continue to honor its obligations in the future.  Further, PGGM has recently indicated that it expects to increase its commitment to invest with us from $200 million to $300 million.

PGGM’s Capital Commitment.  PGGM has committed to invest up to $200 million under its Co-Investment arrangement and may increase its commitment to $300 million at any time prior to November 9, 2011.  As of December 31, 2008, PGGM had committed approximately $85.2 million under this arrangement to existing Property Entities.  Institutional GP will provide the remaining 1% of capital for the BHMP CO-Investment Partner’s investments in BHMP CO-JVs.  Generally, the BHMP CO-Investment Partner will own 45% of each BHMP CO-JV, although the BHMP CO-Investment Partner may own less than 45% of a BHMP CO-JV if such venture will make investments in a Property Entity with expected development costs in excess of $75 million or if the parties so agree.  In one investment, The Reserve at Johns Creek Walk, we own 64% of the BHMP CO-JV and our BHMP CO-Investment Partner owns 36%.

Our Co-Investment Commitment.  We, through our operating partnership or its designees, have committed to invest up to $247 million in BHMP CO-JVs that are approved by our board of directors and to own 55% of each such BHMP CO-JV.  In addition, we have agreed to increase this commitment to $370 million if PGGM were to increase its capital commitment to the BHMP CO-Investment Partner to $300 million.  Because of our investment objectives, we believe that we are the most likely Behringer Harvard-sponsored program to co-invest with the BHMP CO-Investment Partner.  However, the Master Co-Investment Arrangement is intended to allow for co-investments with any Behringer Harvard-sponsored program.  We cannot assure you as to the number of BHMP CO-JVs in which we will participate with the BHMP CO-Investment Partner.

Terms of Co-Investments.  Each investment we make in a Property Entity will be made through a BHMP CO-JV managed by us or a subsidiary of ours.  As manager, we will have control over the affairs of the BHMP CO-JV, but the operation of Property Entities must generally be conducted in accordance with operating plans approved by the BHMP CO-Investment Partner.  In addition, without the consent of all members of the BHMP CO-JV, the manager may not approve or disapprove on behalf of the BHMP CO-JV certain major decisions affecting the BHMP CO-JV, such as (i) selling or otherwise disposing of the investments in the Property Entities or any other property having a value in excess of $100,000, (ii) selling any additional interests in the BHMP CO-JV or the Subsidiary REIT (with limited exceptions relating to the Subsidiary REIT maintaining its status as a real estate investment trust or the sale of an interest to the developer of the investments in the Property Entities) or (iii) incurring or materially modifying any indebtedness of the BHMP CO-JV or the Subsidiary REIT in excess of $100,000 or causing the BHMP CO-JV or the Subsidiary REIT to become liable for any debt, obligation or undertaking of any other individual or entity in excess of $100,000 other than in accordance with the operating plans (with limited exceptions for transactions arising in the ordinary course of business).  The BHMP CO-Investment Partner may remove the manager for cause and appoint a successor.  Distributions of net cash flow from the BHMP CO-JV will be distributed to the members no less than quarterly in accordance with the members’ ownership interests.

Buy/Sell Rights.  Either member in a BHMP CO-JV may initiate buy/sell procedures with respect to their ownership interests upon the occurrence of (i) a disagreement between the members over certain major decisions, including the establishment of sale objectives for the Property Entities, or (ii) certain events related to the Subsidiary REIT’s status as a real estate investment trust for federal income tax purposes.  Under the buy/sell procedures, a member could make an offer to purchase the interests of the other member based on an offer price for the BHMP CO-JV’s interest in the Subsidiary REIT, and the other member would either elect to sell its interests based on that price or elect to purchase the offering member’s interests based on that price.  However, if the BHMP CO-Investment Partner becomes obligated to purchase our interests under these procedures, it may choose, instead, to find a third party to form a joint venture or other joint ownership arrangement for the acquisition of the interests.  If the BHMP CO-Investment Partner elects not to purchase our interests on its own and cannot find a third party to acquire them, we may cause the investments in the Property Entities to be valued through negotiations with the BHMP CO-Investment Partner or, if necessary, arbitration.  We may then elect to purchase the BHMP CO-Investment Partner’s interests based on such negotiated (or arbitrated) price or seek to find a third party to purchase either the BHMP CO-Investment Partner’s interest in the BHMP CO-JV or the BHMP CO-JV’s entire interest in the Subsidiary REIT, in each case based on the negotiated (or arbitrated) price.  If we cannot find a third-party purchaser within a prescribed period and decide not to purchase the BHMP CO-Investment Partner’s interests ourselves, either party may then re-initiate the buy/sell procedures.

Exclusivity Right.  Under the Master Co-Investment Arrangement, Institutional GP has agreed, prior to making, or permitting any affiliate or Behringer Harvard-sponsored program to make, an investment in a project of the same type as the investments in the Property Entities, that Institutional GP will first offer to the BHMP CO-Investment Partner an opportunity to invest in the project under the terms of the Master Co-Investment Agreement.  This exclusivity right will continue until the earlier of (i) the date that PGGM’s unfunded capital commitment to the BHMP CO-Investment Partner has been reduced to $10 million or less, (ii) November 9, 2011 if PGGM does not increase its capital commitment from $200 million to $300 million and (iii) November 9, 2013 if PGGM does increase its capital commitment from $200 million to $300 million.  Until this exclusivity right expires, it is unlikely that we will pursue on our own investments in projects of the same type as a Property Entity.

Other Joint Venture Arrangements

We may enter into additional joint ventures, co-tenancies and other co-ownership arrangements or participations with real estate developers, owners and other third parties for the purpose of developing, owning and operating real properties.  Joint ventures can leverage our acquisition, development and management expertise in order to achieve the following four primary objectives:  (1) increase the return on invested capital; (2) diversify our access to equity capital; (3) “leverage” invested capital to promote our brand and increase market share; and (4) obtain the participation of sophisticated partners in our real estate decisions.  In determining whether to invest in a particular joint venture, our advisor will evaluate the real property that such joint venture owns or is being formed to own under the same criteria described elsewhere in this prospectus for our selection of real property investments.  See, generally, “Conflicts of Interest” and the other subsections under this section of the prospectus.

We intend to enter into joint ventures with other Behringer Harvard-sponsored programs for the acquisition of properties.  However, we may only do so if a majority of our directors, including a majority of the independent directors, approve the transaction as being fair and reasonable to us and on substantially the same terms and conditions as those received by other joint venturers.  In the event that the Behringer Harvard-sponsored co-venturer elects to sell property held in any such joint venture, we may have a right of first refusal to buy if such co-venturer, co-tenant or partner elects to sell its interest in the property held by the joint venture.  In the event that the terms of any joint venture or co-tenancy agreement between us and any co-venturer, cotenant or partner, including another Behringer Harvard program, grant us a right of first refusal to buy a property, we may not have sufficient funds to exercise any right of first refusal that we may have.  In the event that any joint venture with an entity affiliated with our advisor holds interests in more than one property, the interest in each such property may be specially allocated based upon the respective proportion of funds invested by each co-venturer in each such property.  Entering into joint ventures with other Behringer Harvard-sponsored programs will result in certain conflicts of interest.  See “Risk Factors—Risks Related to Conflicts of Interest” and “Conflicts of Interest—Joint Ventures and 1031 Tenant-in-Common Transactions with Affiliates of Our Advisor.”

From time to time our advisor is presented with an opportunity to purchase all or a portion of a mixed-use property.  In such instances, it is possible that we would work together with other Behringer Harvard-sponsored programs to apportion the assets within the mixed-use property among us and the other Behringer Harvard-sponsored programs in accordance with the investment objectives of the various programs.  After such apportionment, the mixed-use property would be owned by two or more Behringer Harvard-sponsored programs or joint ventures composed of Behringer Harvard-sponsored programs.  The negotiation of how to divide the property among the various Behringer Harvard-sponsored programs will not be at arm’s length and conflicts of interest will arise in the process.  It is possible that in connection with the purchase of a mixed-use property or in the course of negotiations with other Behringer Harvard-sponsored programs to allocate portions of such mixed-use property, we may be required to purchase a property that we would otherwise consider inappropriate for our portfolio in order to also purchase a property that our advisor considers desirable.  Although independent appraisals of the assets comprising the mixed-use property will be conducted prior to apportionment, it is possible that we could pay more for an asset in this type of transaction than we would pay in an arm’s-length transaction with a third party unaffiliated with our advisor.

Other Real Estate-Related Investments

Section 1031 Tenant-in-Common Transactions

Behringer Harvard Holdings and its affiliates sponsor private offerings of tenant-in-common interests through a Behringer Harvard Exchange Entity for the purpose of facilitating the acquisition of real estate properties to be owned in co-tenancy arrangements with persons, referred to herein as 1031 Participants, who wish to invest the proceeds from a prior sale of real estate in another real estate investment for purposes of qualifying for like-kind exchange treatment under Section 1031 of the Internal Revenue Code.  We refer to these transactions as Section 1031 TIC Transactions.  Typically, in such a transaction, a Behringer Harvard Exchange Entity (many times along with a Behringer Harvard-sponsored program such as us) will purchase a property directly from a seller.  The Behringer Harvard Exchange Entity then will sell to the 1031 Participants its portion of such purchase as tenant-in-common interests in the property.  The price paid by the 1031 Participants for such interests will be higher than that paid by the Behringer Harvard Exchange Entity or by us.

We may make future acquisitions in similar transactions.  Section 1031 TIC Transactions provide opportunities for us to become co-investors in properties at the sponsor’s cost, in contrast to the higher prices paid to a Behringer Harvard Exchange Entity by third-party 1031 Participants for comparable tenant-in-common interests.  Participation in these transactions may permit us to:  (1) invest proceeds of our offering earlier than we might otherwise be able to do if we were required to acquire the entire property; (2) obtain increased portfolio diversification by applying our capital in lesser amounts over a greater number of properties; (3) acquire interests in properties that we would be unable to acquire using only our own capital resources; and (4) have opportunities to increase our interests in the related properties pursuant to certain purchase options granted to us as a result of our affiliation with the sponsor of the Section 1031 TIC Transaction.

Properties acquired by a Behringer Harvard Exchange Entity in connection with the Section 1031 TIC Transactions generally are financed by obtaining a first mortgage secured by the property acquired. In order to finance the remainder of the purchase price for properties to be acquired, a Behringer Harvard Exchange Entity obtains a short-term loan from an institutional lender for each property. Following its acquisition of a property, the Behringer Harvard Exchange Entity seeks to sell co-tenancy interests to 1031 Participants, the proceeds of which are used to repay the short-term loan. At the closing of each property acquired by a Behringer Harvard Exchange Entity, we may enter into one or more of the following contractual arrangements:  (1) in the event that the Behringer Harvard Exchange Entity is unable to sell all of the co-tenancy interests in that property to 1031 Participants, we will purchase, at the Behringer Harvard Exchange Entity’s cost, any co-tenancy interests remaining unsold; (2) we will guarantee certain bridge loans associated with the purchase of the property in which tenant-in-common interests are to be sold or otherwise associated with such transaction; or (3) we will provide security for the guarantee of such loans.  See “Risk Factors—Risks Related to Investments in Real Estate-Related Assets.” In connection with such transactions, we also may enter into one or more contractual arrangements obligating us to purchase co-tenancy interests in a particular property directly from the 1031 Participants. The Behringer Harvard Exchange Entity will pay us a fee in consideration for our agreeing to do (2) or (3) above. Generally, the amount of the fee will be equal to 1% of the amount of the obligation to which we are exposed or the amount of the short-term loan obtained by the Behringer Harvard Exchange Entity.

Our board of directors, including a majority of our independent directors, must approve each property or tenant-in-common interest acquired by us pursuant to any Section 1031 TIC Transaction.  Accordingly, we will only participate in a Section 1031 TIC Transaction where the property purchased meets our investment objectives.

Under any such program, we would not execute any agreement providing for the potential purchase of any unsold co-tenancy interests from a Behringer Harvard Exchange Entity or any co-tenancy interests directly from the 1031 Participants until a majority of our directors, including a majority of our independent directors not otherwise interested in the transaction, approve of the transaction as being fair, competitive and commercially reasonable to us and at a price to us no greater than the cost of the co-tenancy interests to the Behringer Harvard Exchange Entity. If the price to us would be in excess of such cost, our directors must find substantial justification for such excess and that such excess is reasonable. In addition, under any such program, we will require that a fair market value appraisal for each property be obtained from an independent expert selected by our independent directors and in no event would we purchase co-tenancy interests at a price that exceeds the current appraised value of the property interests.

All 1031 Participants, including us, would execute a tenant-in-common agreement with the other purchasers of co-tenancy interests in the property and a property management agreement providing for the property management and leasing of the property by BHM Management or its subsidiaries.  The tenant-in-common agreement generally would provide that all significant decisions, such as the sale, exchange, lease or re-lease of the property, or any loans or modifications of any loans related to the property, require unanimous approval of all tenant-in-common owners, subject to the deemed consent for failure to respond to any request for consent prior to the applicable deadline and our right to purchase the interests of owners who fail to consent with the majority.  The tenant-in-common agreement generally also would provide a first purchase right to us and options for us to purchase the interests of the other owners at any time within the last year of any mortgage loan on the related property or after we announce our intention to liquidate our portfolio or list our equity on a stock exchange.  In addition, the tenant-in-common agreement would provide for the payment of property management fees to BHM Management or its affiliates of up to 4.5% of gross revenues plus leasing commissions based upon the customary leasing commission applicable to the geographic location of the property. Accordingly, in the event that we purchase co-tenancy interests pursuant to one or more of these contractual arrangements, we would be subject to various risks associated with co-tenancy arrangements that are not otherwise present in real estate investments, such as the risk that the interests of the 1031 Participants will become adverse to our interests. See “Risk Factors—Risks Related to Investments in Real Estate-Related Assets.”

We may also directly sell tenant-in-common interests in our properties to 1031 Participants.  We will sell a property via a Section 1031 TIC Transaction only in the event that our board of directors determines that such a transaction will be more advantageous to us than an outright sale of the property for cash.  Any sale of one or more properties via a Section 1031 TIC Transaction may expose us to significant tax and securities disclosure risks.  See “Risk Factors—Risks Related to Investments in Real Estate-Related Assets.”

Other Securities

We may invest in the future in shares of publicly traded REITs and other minority ownership interests in widely owned entities that own real property.  We also may invest in the securities of private entities that we do not consider joint ventures because of a relatively large number of passive investors making negotiation of the terms of investment difficult.  We expect that we may make such investments when we believe that such interests can be purchased at discounts to the value of the underlying real estate, offer attractive yields consistent with our investment objectives or as a first step to acquiring a controlling interest in the entity.

We may also make investments in commercial mortgage-backed securities (“CMBS”).  CMBS are securities that evidence interests in, or are secured by, a single commercial mortgage loan or a pool of commercial mortgage loans. CMBS are generally pass-through certificates that represent beneficial ownership interests in common law trusts whose assets consist of defined portfolios of one or more commercial mortgage loans. They are typically issued in multiple tranches whereby the more senior classes are entitled to priority distributions from the trust’s income. Losses and other shortfalls from expected amounts to be received on the mortgage pool are borne by the most subordinate classes, which receive payments only after the more senior classes have received all principal and/or interest to which they are entitled. CMBS are subject to all of the risks of the underlying mortgage loans. We may invest in investment grade and non-investment grade CMBS classes.

Borrowing Policies

Although we strive for diversification, the number of different properties and real estate-related assets that we can acquire are affected by the amount of funds available to us.  We intend to use debt as a means of providing additional funds for the acquisition of properties and the diversification of our portfolio.  Our ability to increase our diversification through borrowing could be adversely impacted if banks and other lending institutions reduce the amount of funds available for loans secured by real estate.  When interest rates on mortgage loans are high or financing is otherwise unavailable on a timely basis, we may purchase certain properties for cash with the intention of obtaining a mortgage loan for a portion of the purchase price at a later time.

There is no limitation on the amount we may invest in any single property or other asset or on the amount we can borrow for the purchase of any individual property or other investment.  Under our charter, the maximum amount of our indebtedness shall not exceed 300% of our “net assets” (as defined by the NASAA REIT Guidelines) as of the date of any borrowing; however, we may exceed that limit if approved by a majority of our independent directors.

In addition to our charter limitation and indebtedness target, our board of directors has adopted a policy to generally limit our aggregate borrowings to approximately 75% of the aggregate value of our assets unless substantial justification exists that borrowing a greater amount is in our best interests.  Our policy limitation, however, does not apply to individual real estate assets and only applies once we have ceased raising capital under this or any subsequent offering and invested substantially all of our capital.  As a result, we expect to borrow more than 75% of the contract purchase price of each real estate asset we acquire, to the extent our board of directors determines that borrowing these amounts is prudent.  Following the investment of the proceeds to be raised in this primary offering, we will seek a long-term leverage ratio of approximately 60% upon stabilization of the aggregate value of our assets.

By operating on a leveraged basis, we expect that we have more funds available to us for investments.  This will allow us to make more investments than would otherwise be possible, resulting in a more diversified portfolio.  Although we expect our liability for the repayment of indebtedness to be limited to the value of the property securing the liability and the rents or profits derived therefrom, our use of leverage increases the risk of default on the mortgage payments and a resulting foreclosure of a particular property.  See “Risk Factors—General Risks Related to Investments in Real Estate.”  To the extent that we do not obtain mortgage loans on our properties, our ability to acquire additional properties will be limited.  Our advisor will use its best efforts to obtain financing on the most favorable terms available to us.  Lenders may have recourse to our other assets not securing the repayment of the indebtedness.

Our advisor will refinance properties during the term of a loan only in limited circumstances, such as when a decline in interest rates makes it beneficial to prepay an existing mortgage, when an existing mortgage matures or if an attractive investment becomes available and the proceeds from the refinancing can be used to purchase such investment.  The benefits of the refinancing may include an increased cash flow resulting from reduced debt service requirements, an increase in distributions from proceeds of the refinancing and an increase in property ownership if refinancing proceeds are reinvested in real estate.

We may not borrow money from any of our directors or from our advisor and its affiliates unless such loan is approved by a majority of the directors, including a majority of the independent directors not otherwise interested in the transaction, upon a determination by such directors that the transaction is fair, competitive and commercially reasonable and no less favorable to us than a comparable loan between unaffiliated parties.

For services in connection with any debt financing obtained by or for us (including any refinancing of debt and mortgage debt and loans assumed by us in connection with any acquisition), we will pay our advisor a debt financing fee equal to 1% of the amount available under such financing.  Debt financing fees payable from loan proceeds from permanent financing will be paid to our advisor as we acquire such permanent financing.  In the event our advisor subcontracts with a third party for the provision of financing coordination services with respect to a particular financing or financings, the advisor will compensate the third party through the debt financing fee.

Disposition Policies

As each of our investments reaches what we believe to be its optimum value during the expected life of the program, we will consider disposing of the investment and may do so for the purpose of either distributing the net sale proceeds to our stockholders or investing the proceeds in other assets that we believe may produce a higher overall future return to our investors.  We anticipate that any such dispositions typically would occur during the period from four to six years from the termination of this offering. However, in accordance with our investment objective of achieving maximum capital appreciation, we may sell a particular property or other asset before or after this anticipated holding period if, in the judgment of our advisor and our board of directors, selling the asset is in our best interest.

The determination of when a particular investment should be sold or otherwise disposed of will be made after consideration of relevant factors, including prevailing and projected economic conditions, whether the value of the property or other investment is anticipated to decline substantially, whether we could apply the proceeds from the sale of the asset to make other investments consistent with our investment objectives, whether disposition of the asset would allow us to increase cash flow, and whether the sale of the asset would constitute a prohibited transaction under the Internal Revenue Code or otherwise impact our status as a REIT.  Our ability to dispose of property during the first few years following its acquisition is restricted to a substantial extent as a result of our REIT status.  Under applicable provisions of the Internal Revenue Code regarding prohibited transactions by REITs, a REIT that sells property other than foreclosure property that is deemed to be inventory or property held primarily for sale in the ordinary course of business is deemed a “dealer” and subject to a 100% penalty tax on the net income from any such transaction.  As a result, our board of directors will attempt to structure any disposition of our properties to avoid this penalty tax through reliance on safe harbors available under the Internal Revenue Code for properties held at least two years or through the use of a TRS.  See “Federal Income Tax Considerations—Taxation of the Company.”

Depending upon then-prevailing market conditions, we intend to begin to consider the process of listing or liquidation within four to six years after the termination of this primary offering.  If we have not begun the process to list our shares for trading on a national securities exchange or to liquidate at any time after the sixth anniversary of the termination of this primary offering, unless such date is extended by our board of directors including a majority of our independent directors, we will furnish a proxy statement to stockholders to vote on a proposal for our orderly liquidation upon the written request of stockholders owning 10% or more of our outstanding common stock.  The liquidation proposal would include information regarding appraisals of our portfolio.  By proxy, stockholders holding a majority of our shares could vote to approve our liquidation.  If our stockholders did not approve the liquidation proposal, we would obtain new appraisals and resubmit the proposal by proxy statement to our stockholders up to once every two years upon the written request of stockholders owning 10% or more of our outstanding common stock.

In making the decision to apply for listing of our shares for trading on a national securities exchange, the directors will try to determine whether listing our shares or liquidating our assets will result in greater value for our stockholders.  The circumstances, if any, under which the directors will agree to list our shares cannot be determined at this time; however, liquidity would likely be one factor that the board will consider when deciding between listing or liquidating.    Even if our shares are not listed, we are under no obligation to actually sell our portfolio within this period because the precise timing will depend on real estate and financial markets, economic conditions of the areas in which the properties are located and federal income tax effects on stockholders that may prevail in the future.  Furthermore, we cannot assure you that we will be able to liquidate our assets.  After commencing an orderly liquidation, we would continue in existence until all properties are sold and our other assets are liquidated.

Investment Limitations

Our charter places numerous limitations on us with respect to the manner in which we may invest our funds or issue securities.  We may not:

•                  borrow in excess of 300% of our net tangible assets, unless a majority of the independent directors approves each borrowing in excess of our charter limitation and we disclose such borrowing to our stockholders in our next quarterly report with an explanation from the independent directors of the justification for the excess borrowing;

•                  invest in commodities or commodity futures contracts, except for futures contracts when used solely for the purpose of hedging in connection with our ordinary business of investing in real estate assets and mortgages;

•                  invest in real estate contracts of sale, otherwise known as land sale contracts, unless the contract is in recordable form and is appropriately recorded in the chain of title;

•                  make or invest in mortgage loans unless an appraisal is obtained concerning the underlying property, except for those mortgage loans insured or guaranteed by a government or government agency.  In cases where our independent directors determine, and in all cases in which the transaction is with any of our directors or our advisor or its affiliates, such appraisal shall be obtained from an independent appraiser.  We maintain such appraisals in our records for at least five years, and it will be available for inspection and duplication by our stockholders.  We will also obtain a mortgagee’s or owner’s title insurance policy as to the priority of the mortgage;

•                  make or invest in mortgage loans that are subordinate to any mortgage or equity interest of any of our directors, our advisor or its affiliates;

•                  make or invest in mortgage loans, including construction loans, on any one property if the aggregate amount of all mortgage loans on such property, including loans from us, would exceed an amount equal to 85% of the appraised value of such property as determined by appraisal unless substantial justification exists for exceeding such limit as determined by our board of directors, including a majority of our independent directors;

•                  make an investment in a property or mortgage, bridge or mezzanine loan or other investment if the related acquisition fees and acquisition expenses are not reasonable or exceed 6% of the purchase price of the property or, in the case of a mortgage, bridge or mezzanine loan or other investment, 6% of the funds advanced, provided that the investment may be made if a majority of the board of directors, including a majority of our independent directors, determines that the transaction is commercially competitive, fair and reasonable to us;

•                  invest more than 10% of our total assets in unimproved properties (which we define as property not acquired for the purpose of producing rental or other operating income, has no development or construction in process at the time of acquisition and no development or construction is planned, in good faith, to commence within one year of the acquisition) or mortgage loans on unimproved property;

•                  invest in equity securities, unless a majority of the board of directors, including a majority of the independent directors, approves such investment as being fair, competitive and commercially reasonable;

•                  issue equity securities on a deferred payment basis or other similar arrangement;

•                  issue debt securities in the absence of adequate cash flow to cover debt service;

•                  issue equity securities that are assessable after we have received the consideration for which our board of directors authorized their issuance;

•                  issue options or warrants to purchase shares to our advisor, directors, sponsor or any affiliate thereof (1) on terms more favorable than we offer such options or warrants to the general public or (2) in excess of an amount equal to 10% of our outstanding capital stock on the date of grant;

•                  issue securities that are redeemable solely at the option of the holder, which restriction has no effect on our share redemption program or the ability of our operating partnership to issue redeemable partnership interests;

•                  make any investment that we believe would be inconsistent with our objectives of qualifying and remaining qualified as a REIT unless the board determines, in its sole discretion, that REIT qualification is not in our best interest; or

•                  operate in such a manner as to be classified as an “investment company” under the Investment Company Act.

With respect to the last bulleted item, as of the date of this prospectus, we are not and do not intend to be a registered investment company under the Investment Company Act based on exceptions that we believe are available to us.  In order to maintain our exception from registration under the Investment Company Act, we must engage primarily in the business of buying real estate, mortgages and certain other interests in real estate.  Our advisor continually reviews our investment activity to attempt to ensure that we are not be regulated as an investment company.  Among other things, our advisor attempts to monitor the proportion of our portfolio that is placed in qualifying real estate assets.  Further, to maintain compliance with the Investment Company Act exception, we may be unable to sell assets we would otherwise want to sell and may need to sell assets we would otherwise wish to retain.  In addition, we may have to acquire additional income or loss generating assets that we might not otherwise have acquired or may have to forego opportunities to acquire interests in companies that we would otherwise want to acquire and would be important to our investment strategy.  See “Risk Factors—Risks Related To Our Business In General.”

In addition, our charter includes many other investment limitations in connection with conflict-of-interest transactions, which limitations are described above under “Conflicts of Interest.”  Our charter also includes restrictions on roll-up transactions, which are described under “Description of Shares” below.

Investment Limitations to Avoid Registration as an Investment Company

Reliance on Section 3(c)(6) and Section 3(c)(5)(C) of the Investment Company Act

As of the date of this prospectus and after we commence our initial public offering, we do not intend to register as an investment company under the Investment Company Act.  In order to maintain our exception from registration under the Investment Company Act, we intend to continue to engage primarily in the business of making investments in real estate, mortgages and other liens on or interests in real estate.  Our advisor, Behringer Harvard Multifamily Advisors I, continually reviews our investment activity to attempt to ensure that we are not regulated as an investment company.  Among other things, our advisor attempts to monitor the proportion of our portfolio that is placed in various investments.

We believe that we can rely on Section 3(c)(6) of the Investment Company Act to except us from the definition of an investment company under the Investment Company Act and that we can rely on Section 3(c)(6) or Section 3(c)(5)(C) to except our operating partnership and certain of our subsidiaries.  With respect to our subsidiary REITs, we rely on Sections 3(c)(5)(C). The SEC staff’s position on Section 3(c)(5)(C) generally requires that the issuer maintain at least 55% of our assets in “mortgages and other liens on and interests in real estate” (“Qualifying Assets”); at least 80% of our assets in Qualifying Assets plus real estate-related assets (“Real Estate-Related Assets”); and no more than 20% of the value of our assets in other than Qualifying Assets and Real Estate-Related Assets (“Miscellaneous Assets”).  To constitute a Qualifying Asset under this 55% requirement, a real estate interest must meet various criteria; therefore certain of our subsidiaries are limited by the provisions of the Investment Company Act as to value of certain assets that we may own at any given time.  Similarly, to rely on Section 3(c)(6), we intend to continue to be primarily engaged directly or indirectly through majority-owned subsidiaries in the business of making investments in real estate, mortgages and other liens on or interests in real estate.  We generally hold our assets indirectly through entities that we control. We discuss the underlying assets and how we treat our interests in these controlled entities under the Investment Company Act below.

Mezzanine Loans and Second Mortgages

We intend for a portion of our investments to consist of real estate loans secured by 100% of the equity securities of a special purpose vehicle that owns real estate (“Mezzanine Loans”). We treat our Mezzanine Loans as Qualifying Assets when the loan meets the criteria recently set forth in the Capital Trust, Inc., SEC No-Action Letter (May 24, 2007), that is:

•                  the loan is made specifically and exclusively for the financing of real estate;

•                  the loan is underwritten based on the same considerations as a second mortgage and after we perform a hands-on analysis of the property being financed;

•                  we exercise ongoing control rights over the management of the underlying property;

•                  we have the right to readily cure defaults or purchase the mortgage loan in the event of a default on the mortgage loan;

•                  the true measure of the collateral securing the loan is the property being financed and any incidental assets related to the ownership of the property; and

•                  we have the right to foreclose on the collateral and through its ownership of the property-owning entity become the owner of the underlying property.

We believe that our Mezzanine Loans that are not secured by a second mortgage on the underlying property meet the foregoing criteria and are Qualifying Assets.

Another portion of our investments consists of mortgage loans that are junior to a mortgage owned by another lender (“Second Mortgages”). We treat Second Mortgages as Qualifying Assets if the real property fully secures the Second Mortgage.  We believe that our Second Mortgages are Qualifying Assets.

With respect to construction loans that are funded over time, which may take the form of a Mezzanine Loan or a Second Mortgage, we consider the outstanding balance (i.e., the amount of the loan actually drawn) as a Qualifying Asset if the construction loan meets the relevant criteria described above. We note that the staff of the SEC has not provided any guidance on the treatment of partially funded loans, and any guidance the staff may issue may require us to change our strategy.

Joint Venture Interests

When measuring Section 3(c)(6) and Section 3(c)(5)(C) compliance, we will calculate our assets on an unconsolidated basis, which means that when our assets are held through another entity, they will be treated as follows:

1.                                       If we own less than a majority of the voting securities of the entity, then the value of our interest in the entity will be treated as Real Estate-Related Assets if the entity engages in the real estate business, such as a REIT, and otherwise as Miscellaneous Assets.

2.                                       If we own a majority of the voting securities of the entity, then the value of our interest in the entity will generally be allocated among Qualifying Assets, Real Estate-Related Assets and Miscellaneous Assets in proportion to the entity’s ownership of Qualifying Assets, Real Estate-Related Assets and Miscellaneous Assets.

3.                                       If we are the general partner or managing member of a entity, then (i) the value of our interest in the entity will be treated as in item 2 above if we are actively involved in the management and operation of the venture and our agreement is required for all major decisions affecting the venture and (ii) the value of our interest in the entity will be treated as in item 1 above if we are not actively involved in the management and operation of the venture or our agreement is not required for all major decisions affecting the venture.

Pursuant to the foregoing criteria, we allocate the value of our interests in our Co-Investment Ventures among Qualifying Assets and Real Estate-Related Assets in proportion to each venture’s ownership of Qualifying Assets and Real Estate-Related Assets.  To the extent that the SEC’s Division of Investment Management provides more specific or different guidance regarding the treatment of joint venture interests as Qualifying Assets or Real Estate-Related Assets, we may be required to adjust our investment strategy accordingly.  Any additional guidance from the SEC’s Division of Investment Management could provide additional flexibility to us, or it could further inhibit our ability to pursue the investment strategy we have chosen.

Tenant-in-Common Interests

We have no present intent to acquire tenant-in-common interests (“TICs.”) For a general discussion of TICs, see “Investment Objectives and Criteria—Acquisition and Investment Policies—Other Real Estate-Related Investments—Section 1031 Tenant-in-Common Transactions.” A syndicated TIC allows an investor to acquire an undivided interest in the underlying property instead of buying an interest in an entity that owns the property. Typically, TIC syndicators either acquire property directly or through a controlled entity and then sell TICs to investors, or they contract to acquire property and assign the right to acquire the property to TIC investors who simultaneously close on the property. Syndicated TIC arrangements generally free the owners from the management function with the syndicator retaining asset and property management functions. We note that the SEC staff has not recently offered guidance as to when, if ever, such TICs may constitute Qualifying Assets as opposed to Real Estate-Related Assets. In the absence of dispositive guidance, whether from the SEC, federal legislation or applicable court decisions, unless we seek further guidance from the SEC staff, we would treat such TICs as Real Estate-Related Assets.

Commercial Mortgage-Backed Securities

We have no present intent to invest in CMBS. However, should we ever decide to invest in certain CMBS under certain conditions, such investments may constitute Qualifying Assets, depending on the characteristics of the specific CMBS. To the extent they are not Qualifying Assets, we believe they would be characterized as Real Estate-Related Assets. CMBS are securities backed by pools of loans secured by first or, less often, junior mortgages. The pool of mortgages generally is administered by a trustee, a master servicer and a special servicer. Although each plays an important role in administering the pool of mortgages, the trustee and the master servicer generally exercise ministerial functions, whereas the duties of the special servicer include, among other things, monitoring the mortgage loans in the CMBS pool, evaluating defaulted mortgage loans with a view toward developing a plan to maximize the recovery on such loans, foreclosing upon or working out defaulted mortgage loans and recommending and implementing a plan that details whether and how to sell, and negotiating the sale of, distressed mortgage loans and properties acquired through foreclosure or otherwise working out such loans. The most subordinate class of a CMBS issuance is in the first-loss position and is referred to as the “controlling class” because the holder of a majority of that class has the right to hire and remove the special servicer and to provide instructions to the special servicer with respect to the foreclosure/workout of defaulted mortgage loans. In addition, if the special servicer for any reason does not follow the instructions of the holder of a majority of the controlling class with respect to the foreclosure or workout of a defaulted mortgage loan, the majority holder of such class has the unilateral right to acquire the mortgage out of the pool and foreclose upon the mortgage itself. On the date of issuance, the controlling class of a CMBS issuance generally is the “not rated” class. After issuance, however, should the outstanding principal balance of the not rated class erode by more than 75% of its initial face amount, the rights originally exercised by the not rated class, as the controlling class, are automatically transferred to the holder of a majority of the next more senior class, and this process repeats with each class all the way up the capital structure. This self-executing mechanism is intended to ensure that the class of CMBS that is then most “at risk” for losses has the control and discretion necessary to protect its interest, including the rights of foreclosure on the underlying mortgages.

In order to ensure that we would be able to exercise the rights of the controlling class of potential investments in CMBS, we would seek to acquire 100% of the controlling class of a CMBS issuance. We consider the controlling class to be a Qualifying Asset, because it has the ability to cause foreclosure of the mortgages underlying the CMBS issuance. In addition, should we acquire both 100% of the controlling class of a CMBS issuance and 100% of sequentially contiguous non-investment grade classes of the same CMBS issuance in a “block transaction,” we believe we would have the same legal and economic experience as if we had purchased the pool of mortgages underlying the CMBS and partially capitalized such purchase by issuing the investment grade classes of CMBS.

Consequently, in addition to the controlling class, we would consider each non-investment grade class that we acquire that is senior to the controlling class to be a Qualifying Asset, provided that (i) we acquire 100% of such a class and 100% of the respective controlling class, (ii) each such class is sequentially contiguous with the controlling class and (iii) each such class is entitled to exercise all rights of the initial controlling class, including foreclosure rights, if it becomes the controlling class. For example, if we acquire 100% of the not rated class of a

CMBS issuance and 100% of the B and BB classes of the CMBS issuance, we would treat each such class as a Qualifying Asset. It is possible that some of the CMBS pools in which we may invest include loans secured by mortgages with respect to which the special servicer, and consequently we, do not have the unilateral right to foreclose. We refer to these loans as “real estate-related notes.” With respect to real estate-related notes, the special servicer exercises many of the rights and duties described above, including monitoring the real estate-related notes, evaluating defaulted real estate-related notes with a view toward developing a plan to maximize the return on such notes, discussing such plans with other loan participants and, if collectively agreed, monitoring and exercising such foreclosure rights on behalf of the CMBS pool. If we acquire the controlling class and sequentially contiguous classes of a CMBS pool as described above and the CMBS pool contains some real estate-related notes, we believe our investment is the functional equivalent of direct ownership of the mortgages and the real estate-related notes underlying the CMBS issuance because we have the same legal and economic experience as if we had purchased the mortgages and the real estate-related notes and partially capitalized such purchase by issuing the investment grade classes of CMBS. The SEC’s staff expresses no view as to whether the controlling class and sequentially contiguous classes of a CMBS pool that contains some real estate-related notes are Qualifying Assets or Real Estate-Related Assets and may in the future take a view different than or contrary to our analysis.

In the absence of SEC guidance with respect to CMBS pools that contain some real estate-related notes, we intend to treat a portion of our investment in such pools as Qualifying Assets only when the real estate-related notes comprise a de minimis portion of the entire pool. Accordingly, should we acquire the controlling class and sequentially contiguous classes of a CMBS pool in which the outstanding principal balance of real estate-related notes is 15% or less of the outstanding principal balance of the entire pool, we treat the mortgages over which we have the unilateral right to foreclose in the CMBS pool as Qualifying Assets and the real estate-related notes in the pool as Real Estate-Related Assets. To reflect this treatment, we would pro rate our investment in such a CMBS pool and treat as a Qualifying Asset only that portion of our investment in the CMBS pool equal to the value of our investment multiplied by a fraction, the numerator of which would be the outstanding principal balance of the mortgages in the CMBS pool over which we have the unilateral right to foreclose and the denominator of which would be the outstanding principal balance of all of the mortgages in the CMBS pool, including the real estate-related notes. If we acquire the controlling class and sequentially contiguous classes of a CMBS pool in which the outstanding principal balance of real estate-related notes is more than 15% of the outstanding principal balance of the entire pool, we will treat our entire investment in such a pool as a Real Estate-Related Asset.

Reliance on Section 3(c)(6) not currently Necessary

Although we believe that we can rely on Section 3(c)(6) to except us from the definition of an investment company under the Investment Company Act, such reliance is not currently necessary. Under Section 3(a)(1) of the Investment Company Act, a company is not deemed to be an “investment company” if:

•                  it neither is, nor holds itself out as being, engaged primarily, nor proposes to engage primarily, in the business of investing, reinvesting or trading in securities; and

•                  it neither is engaged nor proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and does not own or propose to acquire “investment securities” having a value exceeding 40% of the value of its total assets on an unconsolidated basis (the “40% Test”). “Investment securities” excludes U.S. government securities and securities of majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company under Section 3(c)(1) (relating to private investment companies) or Section 3(c)(7) (relating to qualified purchaser funds).

We believe that we currently satisfy both tests above. With respect to the 40% Test, we believe that all of the entities through which we own our subsidiary REITs are majority-owned subsidiaries. The Investment Company Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority-owned subsidiary of such person. The Investment Company Act further defines voting securities as any security presently entitling the owner or holder thereof to vote for the election of directors of a company. We have not requested the SEC to approve our treatment of any company as a majority-owned subsidiary, and the SEC has not done so.

Absence of No-Action Relief

If certain of our subsidiaries fail to own a sufficient amount of Qualifying Assets or Real Estate-Related Assets to satisfy the requirements of Section 3(c)(5)(C), we could be characterized as an investment company. We have not sought a no-action letter from the SEC staff regarding how our investment strategy fits within the exceptions from registration under the Investment Company Act that we and our subsidiaries are using. To the extent that the SEC’s Division of Investment Management provides more specific or different guidance regarding the treatment of assets as Qualifying Assets or Real Estate-Related Assets, we may be required to adjust our investment strategy accordingly. Any additional guidance from the SEC’s Division of Investment Management could provide additional flexibility to us, or it could further inhibit our ability to pursue the investment strategy we have chosen.

Change in Investment Objectives and Limitations

Our charter requires that our independent directors review our investment policies at least annually to determine that the policies we follow are in the best interest of our stockholders.  Each determination and the basis therefore shall be set forth in the minutes of the board of directors.  The methods of implementing our investment policies also may vary as new investment strategies and techniques are developed.  The methods of implementing our investment objectives and policies, except as otherwise provided in our organizational documents, may be altered by a majority of our directors, including a majority of the independent directors, without the approval of stockholders.

FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a summary of certain federal income tax considerations relating to our qualification and taxation as a REIT beginning with our taxable year ending December 31, 2007, and the ownership and disposition of our common stock that you, as a stockholder, may consider relevant.  This summary does not address all possible tax considerations that may be material to an investor and does not constitute tax advice.  Moreover, this summary does not deal with all tax aspects that might be relevant to you, as a prospective stockholder, in light of your personal circumstances, nor does it deal with particular types of stockholders that are subject to special treatment under the Internal Revenue Code, including insurance companies, financial institutions or broker-dealers.  The Internal Revenue Code provisions governing the federal income tax treatment of REITs are highly technical and complex, and this summary is qualified in its entirety by the express language of applicable Internal Revenue Code provisions, Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof.  This summary deals only with our stockholders that hold common stock as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code.  This summary does not address state, local or non-U.S. tax considerations.

We base the information in this section on the current Internal Revenue Code, current, temporary and proposed Treasury regulations, the legislative history of the Internal Revenue Code and current administrative interpretations of the Internal Revenue Service (the “IRS”), including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS, and existing court decisions.  We cannot assure you that new laws, interpretations of laws or court decisions, any of which may take effect retroactively, will not cause statements in this section to be inaccurate.

DLA Piper LLP (US), acting as our tax counsel in connection with this offering, has reviewed this summary and has opined that, to the extent that it constitutes matters of federal income tax law or legal conclusions relating thereto, this summary is accurate in all material respects.  This opinion has been filed as an exhibit to the registration statement of which this prospectus is a part.  The opinion of DLA Piper LLP (US) is based on various assumptions, subject to limitations and not binding on the Internal Revenue Service or on any court.

We urge you, as a prospective investor, to consult your tax adviser regarding the specific tax consequences to you of the purchase, ownership and disposition of our common shares and of our election to be taxed as a REIT, including the federal, state, local, foreign and other tax consequences of such purchase, ownership, disposition and election.

New Legislation

The Housing Assistance Tax Act of 2008 (the “2008 Act”) was signed into law on July 30, 2008.  The 2008 Act contains a number of provisions applicable to REITs.  For example, the 2008 Act allows the value of a REIT’s securities in its taxable REIT subsidiaries to represent up to 25% of a REIT’s assets (rather than the current 20% limit).  The 2008 Act also changes the minimum holding period under the “prohibited transaction” safe harbor provisions from four years to two years.  In addition, rules allowing REITs greater flexibility with respect to foreign currency gains and hedging income from foreign currency transactions were included as part of the 2008 Act.  Although the 2008 Act generally applies for taxable years beginning after the date of enactment, the rules relating to the prohibited transaction safe harbor apply to sales made after the date of enactment.

Opinion of Counsel

On August 25, 2008, DLA Piper LLP (US) rendered an opinion to us that we would be organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code for our taxable year ending December 31, 2007 and that our proposed method of operations would enable us to meet the requirements for qualification and taxation as a REIT beginning with our taxable year ending December 31, 2007.  In providing its opinion, DLA Piper LLP (US) relied, as to certain factual matters, upon the statements and representations contained in certificates provided by us.  These certificates include representations regarding the manner in which we are and will be owned, the nature of our assets and the past, present and future conduct of our operations.  DLA Piper LLP (US) has not independently verified these facts.  Moreover, our continued qualification and taxation as a REIT will depend on our ability to meet on a continuing basis, through actual annual operating results, the qualification tests set forth in the federal income tax laws and described below. DLA Piper LLP (US) will not review our continuing compliance with those tests.  The statements made in the opinion of DLA Piper LLP (US) are based upon existing law and Treasury regulations, as currently applicable, currently published administrative positions of the IRS and judicial decisions, all of which will be subject to change, either prospectively or retroactively.  We cannot assure you that any changes will not modify the conclusions expressed in our counsel’s opinion.  Moreover, an opinion of counsel is not binding on the IRS.

Taxation of the Company

We made an election to be taxed as a REIT under Sections 856 of the Internal Revenue Code, effective for the taxable year ending December 31, 2007.  We believe that, commencing with such taxable year, we were and continue to be as of the date of this prospectus organized and operating in such a manner as to qualify for taxation as a REIT under the Internal Revenue Code, and we intend to continue to operate in such a manner, but no assurance can be given that we will operate in a manner so as to qualify or remain qualified as a REIT.  Pursuant to our charter, our board of directors has the authority to make any tax elections on our behalf that, in its sole judgment, are in our best interest.  This authority includes the ability to elect to not qualify as a REIT for federal income tax purposes or, after our REIT qualification, to cause us to revoke or otherwise terminate our status as a REIT.  Our board of directors has the authority under our charter to make these elections without the necessity of obtaining the approval of our stockholders.  In addition, our board of directors has the authority to waive any restrictions and limitations contained in our charter that are intended to preserve our status as a REIT during any period in which our board of directors determined not to pursue or preserve our status as a REIT.

If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on that portion of our ordinary income or capital gain that we distribute to our stockholders each year, because the REIT provisions of the Internal Revenue Code generally allow a REIT to deduct distributions paid to its stockholders.  This substantially eliminates the federal “double taxation” on earnings (taxation at both the corporate level and stockholder level) that usually results from an investment in a corporation.

Even if we qualify for taxation as a REIT, however, we will be subject to federal income taxation as follows:

•                  we will be taxed at regular corporate rates on our undistributed REIT taxable income, including undistributed net capital gains;

•                  under some circumstances, we will be subject to “alternative minimum tax” on our items of tax preference;

•                  if we have net income from the sale or other disposition of “foreclosure property” that is held primarily for sale in the ordinary course of business or other non-qualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on that income;

•                  if we have net income from prohibited transactions (which are, in general, sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business), our income will be subject to a 100% tax on such income;

•                  if we fail to satisfy either of the 75% or 95% gross income tests (discussed below) but we have nonetheless maintained our qualification as a REIT because we have met certain other requirements, we will be subject to a 100% tax on an amount equal to the greater of the amount by which we fail the 75% or 95% test multiplied by a fraction calculated to reflect our profitability;

•                  if we (1) fail to satisfy the REIT asset tests (discussed below) and continue to qualify as a REIT because we meet certain other requirements, we will have to pay a tax equal to the greater of $50,000 or the highest corporate income tax rate multiplied by the net income generated by the non-qualifying assets during the period of time we failed to satisfy the asset tests or (2) if we fail to satisfy REIT requirements other than the gross income tests and the asset tests and continue to qualify as a REIT because we meet other requirements, we will have to pay $50,000 for each other failure;

•                  if we fail to distribute during each year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for such year and (3) any undistributed taxable income from prior periods, then we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (a) the amounts actually distributed and (b) retained amounts on which we pay income tax at the corporate level;

•                  if we acquire any asset from a C corporation (i.e., a corporation generally subject to corporate-level tax) in a carryover-basis transaction and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then a portion of the gains may be subject to tax at the highest regular corporate rate, pursuant to guidelines issued by the Internal Revenue Service;

•                  subject to certain exceptions, we will be subject to a 100% tax on transactions with our TRSs if such transactions are not at arm’s length; and

•                  our TRSs will potentially be subject to federal, state, local and, if applicable, foreign taxation.

Taxable REIT Subsidiaries

A TRS is any corporation in which a REIT directly or indirectly owns stock, provided that the REIT and that corporation make a joint election to treat that corporation as a TRS. The election can be revoked at any time as long as the REIT and the TRS revoke such election jointly. In addition, if a TRS holds directly or indirectly, more than 35% of the securities of any other corporation (by vote or by value), then that other corporation also is treated as a TRS.  A corporation can be a TRS with respect to more than one REIT.  We may form one or more TRSs for the purpose of owning and selling properties that do not meet the requirements of the “prohibited transactions” safe harbor.  See “—Requirements for Qualification as a REIT—Operational Requirements—Prohibited Transactions” below.

A TRS is potentially subject to federal income tax at regular corporate rates (maximum rate of 35%), and also may be subject to state and local taxation.  Any distributions paid or deemed paid by any one of our TRSs also will be subject to tax, either (1) to us if we do not pay the distributions received to our stockholders as distributions, or (2) to our stockholders if we do pay out the distributions received to our stockholders. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s length basis. We may hold more than 10% of the stock of a TRS without jeopardizing our qualification as a REIT notwithstanding the rule described below under “—Requirements for Qualification as a REIT—Operational Requirements—Asset Tests” that generally precludes ownership of more than 10% (by vote or value) of any issuer’s securities. However, as noted below, in order for us to qualify as a REIT, the non-mortgage securities (both debt and equity) of all of the TRSs in which we have invested either directly or indirectly may not represent more than 25% of the total value of our assets. We expect that the aggregate value of all of our interests in TRSs will represent less than 25% of the total value of our assets. We cannot, however, assure that we will always satisfy this limit or that the Internal Revenue Service will agree with the value we assign to our TRSs.

We may engage in activities indirectly though a TRS as necessary or convenient to avoid receiving the benefit of income or services that would jeopardize our REIT status if we engaged in the activities directly. In particular, in addition to the ownership of certain or our properties as noted above, we would likely use TRSs for providing services that are non-customary or that might produce income that does not qualify under the gross income tests described below.  We may also use TRSs to satisfy various lending requirements with respect to special-purpose bankruptcy-remote entities.

Finally, while a REIT is generally limited in its ability to earn qualifying rental income from a related party, a REIT can earn qualifying rental income from the lease of a qualified lodging facility to a TRS (even a wholly-owned TRS) if an eligible independent contractor operates the facility. Qualified lodging facilities are defined as hotels, motels or other establishments where more than half of the dwelling units are used on a transient basis, provided that legally authorized wagering or gambling activities are not conducted at or in connection with such facilities. Also included in the definition are the qualified lodging facility’s customary amenities and facilities.  For these purposes, a contractor qualifies as an “eligible independent contractor” if it is less than 35% affiliated with the REIT and, at the time the contractor enters into the agreement with the TRS to operate the qualified lodging facility, that contractor or any person related to that contractor is actively engaged in the trade or business of operating qualified lodging facilities for persons unrelated to the TRS or its affiliated REIT. For these purposes, an otherwise eligible independent contractor is not disqualified from that status on account of the TRS bearing the expenses for the operation of the qualified lodging facility, the TRS receiving the revenues from the operation of the qualified lodging facility, net of expenses for that operation and fees payable to the eligible independent contractor, or the REIT receiving income from the eligible independent contractor pursuant to a preexisting or otherwise grandfathered lease of another property.  Similar rules will apply under the 2008 Act for health care facilities for our 2009 taxable year and beyond.

Requirements for Qualification as a REIT

In order to qualify as a REIT, we must elect to be treated as a REIT and must meet the requirements discussed below, relating to our organization, sources of income, nature of assets, distributions of income to our stockholders and recordkeeping.

Organizational Requirements

The Internal Revenue Code defines a REIT as a corporation, trust or association that:

1.                                       is managed by one or more trustees or directors;

2.                                       has transferable shares or transferable certificates of beneficial ownership;

3.                                       would be taxable as a domestic corporation but for Sections 856 through 860 of the Internal Revenue Code;

4.                                       is neither a financial institution nor an insurance company within the meaning of the applicable provisions of the Internal Revenue Code;

5.                                       has at least 100 persons as beneficial owners;

6.                                       during the last half of each taxable year, is not closely held, i.e., not more than 50% of the value of its outstanding stock is owned, directly or indirectly, by five or fewer “individuals,” as defined in the Internal Revenue Code to include certain entities;

7.                                       files an election or continues such election to be taxed as a REIT on its return for each taxable year; and

8.                                       meets other tests described below, including with respect to the nature of its assets and income and the amount of its distributions.

The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months.  Conditions (5) and (6) will not apply until after the first taxable year for which we make an election to be taxed as a REIT.  For purposes of condition (6), an “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes but does not include a qualified pension plan or profit sharing trust.  We believe that we will issue sufficient stock in this offering to satisfy conditions (5) and (6).  Our charter currently includes certain restrictions regarding the transfer of our common stock, which are intended to assist us in continuing to satisfy conditions (5) and (6).  If we comply with all the requirements for ascertaining the ownership of our outstanding stock in a taxable year and have no reason to know that we have violated condition (6), we will be deemed to have satisfied condition (6) for that taxable year.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year.  We satisfy this requirement.

Ownership of Interests in Partnerships and Qualified REIT Subsidiaries

In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT is deemed to own its proportionate share, based on its interest in partnership capital, of the assets of the partnership and is deemed to have earned its allocable share of partnership income.  Also, if a REIT owns a qualified REIT subsidiary, which is defined as a corporation wholly owned by a REIT that does not elect to be taxed as a TRS, the REIT will be deemed to own all of the subsidiary’s assets and liabilities and it will be deemed to be entitled to treat the income of that subsidiary as its own.  In addition, the character of the assets and gross income of the partnership or qualified REIT subsidiary shall retain the same character in the hands of the REIT for purposes of satisfying the gross income tests and asset tests set forth in the Internal Revenue Code.

Operational Requirements - Gross Income Tests

To maintain our qualification as a REIT, we must, on an annual basis, satisfy the following gross income requirements:

•                  At least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property.  Gross income includes “rents from real property” and, in some circumstances, interest, but excludes gross income from dispositions of property held primarily for sale in the ordinary course of a trade or business.  Such dispositions are referred to as “prohibited transactions.”  This is known as the 75% Income Test.

•                  At least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from the real property investments described above and from distributions, interest and gains from the sale or disposition of stock or securities or from any combination of the foregoing.  This is known as the 95% Income Test.

The rents we receive, or that we are deemed to receive, qualify as “rents from real property” for purposes of satisfying the gross income requirements for a REIT only if the following conditions are met:

•                  the amount of rent received from a tenant generally must not be based in whole or in part on the income or profits of any person; however, an amount received or accrued generally will not be excluded from “rents from real property” solely by reason of being based on a fixed percentage or percentages of gross receipts or sales;

•                  rents received from a tenant will not generally qualify as “rents from real property” if an owner of 10% or more of the REIT directly or constructively owns 10% or more of the tenant or a subtenant of the tenant (in which case only rent attributable to the subtenant is disqualified);

•                  if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as “rents from real property;” and

•                  a REIT must not operate or manage the property or furnish or render services to tenants, other than through a TRS or an “independent contractor” who is adequately compensated and from whom the REIT does not derive any income.  However, a REIT may provide services with respect to its properties, and the income derived therefrom will qualify as “rents from real property,” if the services are “usually or customarily rendered” in connection with the rental of space only and are not otherwise considered “rendered to the occupant.”  Even if the services with respect to a property are impermissible tenant services, the income derived therefrom will qualify as “rents from real property” if such income does not exceed 1% of all amounts received or accrued with respect to the entire building.  We may own up to 100% of the stock of one or more TRSs, which may generally provide noncustomary services to our tenants without tainting our rents from the related properties.

We will be paid interest on the mortgage, bridge or mezzanine loans that we make or acquire.  Most interest qualifies under the 95% Income Test.  If a mortgage loan is adequately secured exclusively by real property, all of such interest will also generally qualify under the 75% Income Test.  If both real property and other property secure the mortgage loan, all of the interest on such mortgage loan will also qualify under the 75% Income Test if the amount of the loan did not exceed the fair market value of the real property at the time of the loan commitment.

If we acquire ownership of property by reason of the default of a borrower on a loan or possession of property by reason of a tenant default, provided the property qualifies and we elect to treat it as foreclosure property, the income from the property will qualify under the 75% Income Test and the 95% Income Test (notwithstanding its failure to satisfy these requirements) for three years, or if extended for good cause, up to a total of six years.  In that event, we must satisfy a number of complex rules, one of which is a requirement that we operate the property through an independent contractor after a short grace period.  We will be subject to tax on that portion of our net income from foreclosure property that does not otherwise qualify under the 75% Income Test.

Prior to making investments in properties, we may satisfy the 75% Income Test and the 95% Income Test by investing in liquid assets such as government securities or certificates of deposit, but earnings from those types of assets are qualifying income under the 75% Income Test only for one year from the receipt of proceeds.  Accordingly, to the extent that offering proceeds have not been invested in properties prior to the expiration of this one-year period, in order to satisfy the 75% Income Test, we may invest the offering proceeds in less liquid investments such as mortgage-backed securities, maturing mortgage, bridge or mezzanine loans purchased from mortgage lenders or shares in other REITs.  We expect to receive proceeds from the offering in one or more closings and will trace proceeds from such closings for purposes of determining such one-year period.  No rulings or regulations have been issued under the Internal Revenue Code governing the mechanics of such tracing, so there can be no assurance that the Internal Revenue Service will agree with our tracing method.

Except for amounts received with respect to certain investments of cash reserves, we anticipate that substantially all of our gross income will be derived from sources that will allow us to satisfy the income tests described above.  There can be no assurance given in this regard, however.

Notwithstanding our failure to satisfy one or both of the 75% Income Test and the 95% Income Test for any taxable year, we may still qualify as a REIT for that year if we are eligible for relief under specific provisions of the Internal Revenue Code.  These relief provisions generally will be available if:

•                  our failure to meet these tests was due to reasonable cause and not due to willful neglect;

•                  we attach a schedule of our income sources to our federal income tax return; and

•                  any incorrect information on the schedule is not due to fraud with intent to evade tax.

It is not possible, however, to state whether, in all circumstances, we would be entitled to the benefit of these relief provisions.  For example, if we fail to satisfy the 75% Income Test or the 95% Income Test because nonqualifying income that we intentionally earn exceeds the limits on this income, the Internal Revenue Service could conclude that our failure to satisfy the tests was not due to reasonable cause.  As discussed above in “—Taxation of the Company,” even if these relief provisions apply, a tax would be imposed with respect to the excess net income.

Operational Requirements — Prohibited Transactions

A “prohibited transaction” is a sale by a REIT of property held primarily for sale in the ordinary course of the REIT’s trade or business (i.e., property that is not held for investment but is held as inventory for sale by the REIT).  A 100% penalty tax is imposed on the net income realized by a REIT from a prohibited transaction.

A safe harbor to the characterization of the sale of property by a REIT as a prohibited transaction and the 100% prohibited transaction tax is available if the following requirements are met:

•                  the REIT has held the property for not less than two years;

•                  the aggregate expenditures made by the REIT, or any partner of the REIT, during the two-year period preceding the date of the sale that are includable in the basis of the property do not exceed 30% of the selling price of the property;

•                  either (1) during the year in question, the REIT did not make more than seven sales of property other than foreclosure property or Section 1031 like-kind exchanges or (2) the aggregate adjusted bases of the non-foreclosure property sold by the REIT during the year did not exceed 10% of either the aggregate bases or fair market value (at the REIT’s option) of all of the assets of the REIT at the beginning of such year;

•                  the REIT has held the property for at least two years for the production of rental income; and

•                  if the REIT has made more than seven sales of non-foreclosure property during the year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income.

For purposes of the limitation on the number of sales that a REIT may complete in any given year, the sale of more than one property to one buyer will be treated as one sale.  Moreover, if a REIT obtains replacement property pursuant to a Section 1031 like-kind exchange, then it will be entitled to tack the holding period it has in the relinquished property for purposes of the four year holding period requirement.

The failure of a sale to fall within the safe harbor does not alone cause such sale to be a prohibited transaction and subject to the 100% prohibited transaction tax.  In that event, the particular facts and circumstances of the transaction must be analyzed to determine whether it is a prohibited transaction.

Operational Requirements - Asset Tests

At the close of each quarter of our taxable year, we also must satisfy the following three tests relating to the nature and diversification of our assets:

•                  First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities.  The term “real estate assets” includes real property, mortgages on real property, shares in other qualified REITs and a proportionate share of any real estate assets owned by a partnership in which we are a partner or of any qualified REIT subsidiary of ours.

•                  Second, no more than 25% of our total assets may be represented by securities other than those in the 75% asset test.

•                  Third, except for stock or securities that qualify as “real estate assets” for purposes of the 75% asset test:  (1) the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets; (2) we may not own more than 10% of any one issuer’s outstanding voting securities; and (3) we may not own more than 10% of the value of the outstanding securities of any one issuer.

•                  Fourth, no more than 25% of the total value of our assets may consist of the securities of one or more TRSs.

For purposes of the second and third asset tests above, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage, bridge or mezzanine loans that constitute real estate assets, or equity interests in a partnership.

The 5% test must generally be met for any quarter in which we acquire securities.  Further, if we meet the asset tests at the close of any quarter, we will not lose our REIT status for a failure to satisfy the asset tests at the end of a later quarter if such failure occurs solely because of changes in asset values.  If our failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, we can cure the failure by disposing of a sufficient amount of nonqualifying assets within 30 days after the close of that quarter.  We will maintain adequate records of the value of our assets to ensure compliance with the asset tests and will take other action within 30 days after the close of any quarter as may be required to cure any noncompliance.

Operational Requirements - Annual Distribution Requirement

In order to qualify for taxation as a REIT, we must meet the following annual distribution requirements:

First, we must make distributions (other than capital gain distributions) to our stockholders in an amount at least equal to:

1.               the sum of (a) 90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and by excluding our net capital gain) and (b) 90% of the net income, if any, from foreclosure property in excess of the excise tax on income from foreclosure property;

2.               minus the sum of certain items of non-cash income.

In calculating our REIT taxable income we are only required to include any income generated by a TRS to the extent the TRS pays us a dividend of its income.  We must generally pay these distributions in the taxable year to which they relate.  Dividends distributed in the subsequent year, however, will be treated as if distributed in the prior year for purposes of such prior year’s 90% distribution requirement if one of the following two sets of criteria are satisfied:  (1) the dividends were declared in October, November or December, the dividends were payable to stockholders of record on a specified date in such month, and the dividends were actually distributed during January of the subsequent year; or (2) the dividends were declared before we timely filed our federal income tax return for such year, the dividends were distributed in the 12-month period following the close of the prior year and not later than the first regular dividend payment after such declaration, and we elected on our tax return for the prior year to have a specified amount of the subsequent dividend treated as if distributed in the prior year.  If we satisfy this annual distribution requirement, we will be subject to tax at regular corporate tax rates to the extent that we do not distribute all of our net capital gain or “REIT taxable income” as adjusted.  Even if we satisfy the foregoing distribution requirement and, accordingly, continue to qualify as a REIT for tax purposes, we will still be subject to tax on the excess of our net capital gain and our REIT taxable income, as adjusted, over the amount distributed to stockholders.

Second, we must distribute during each calendar year at least the sum of:

•                  85% of our ordinary income for that year;

•                  95% of our capital gain net income other than the capital gain net income that we elect to retain and pay tax on for that year; and

•                  any undistributed taxable income from prior periods.

In the event that we do not satisfy this distribution requirement, we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (a) the amounts actually distributed and (b) retained amounts on which we pay income tax at the corporate level.  For these purposes, dividends that are declared in October, November or December of the relevant taxable year are payable to stockholders of record on a specified date in such month and are actually distributed during January of the subsequent year are treated as distributed in the prior year.

Third, if we dispose of any asset that is subject to the Built-In Gain Rules during the 10-year period beginning on the date on which we acquired the asset, we will be required to distribute at least 90% of the Built-In Gain (after tax), if any, recognized on the disposition of the asset.

We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid the 4% excise tax.  We expect that our REIT taxable income will be less than our cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income.  Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement.  It is possible, however, that we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement or to distribute such greater amount as may be necessary to avoid income and excise tax. In such event, we may find it necessary to borrow funds to pay the required distribution or, if possible, pay taxable stock dividends in order to meet the distribution requirement.

In order for us to deduct dividends we distribute to our stockholders, such distributions must not be “preferential” within the meaning of Section 562(c) of the Internal Revenue Code.  Every holder of a particular class of stock must be treated the same as every other holder of shares of such class, and no class of stock may be treated otherwise than in accordance with its dividend rights as a class.  We do not intend to make any preferential dividends.

In the event that we are subject to an adjustment to our REIT taxable income (as defined in Section 860(d)(2) of the Internal Revenue Code) resulting from an adverse determination by either a final court decision, a closing agreement between us and the IRS under Section 7121 of the Internal Revenue Code, an agreement as to tax liability between us and an IRS district director or a statement by us attached to an amendment or supplement to our federal income tax return, we may be able to correct any resulting failure to meet the 90% annual distribution requirement by paying “deficiency dividends” to our stockholders that relate to the adjusted year but that are paid in the subsequent year.  To qualify as a deficiency dividend, the distribution must satisfy certain requirements.  If these requirements are satisfied, a deduction is allowed for any deficiency dividend subsequently paid by us to offset an increase in our REIT taxable income resulting from an adverse determination.  We, however, will be required to pay statutory interest on the amount of any deduction taken for deficiency dividends to compensate for the deferral of the tax liability.

As noted above, we may also elect to retain, rather than distribute, our net long-term capital gains.  The effect of such an election would be:

•                  we would be required to pay the tax on these gains;

•                  our stockholders, while required to include their proportionate share of the undistributed long-term capital gains in income, would receive a credit or refund for their share of the tax paid by us; and

•                  the basis of a stockholder’s shares would be increased by the amount of our undistributed long-term capital gains, minus the amount of capital gains tax we pay, included in the stockholder’s long-term capital gains.

In computing our REIT taxable income, we will use the accrual method of accounting and depreciate depreciable property under the alternative depreciation system.  We are required to file an annual federal income tax return, which, like other corporate returns, is subject to examination by the Internal Revenue Service.  Because the tax law requires us to make many judgments regarding the proper treatment of a transaction or an item of income or deduction, it is possible that the Internal Revenue Service will challenge positions we take in computing our REIT taxable income and our distributions.  Issues could arise, for example, with respect to the allocation of the purchase price of properties between depreciable or amortizable assets and nondepreciable or non-amortizable assets such as land and the current deductibility of fees paid to Behringer Harvard Multifamily Advisors I or its affiliates.  Were the Internal Revenue Service successfully to challenge our characterization of a transaction or determination of our REIT taxable income, we could be found to have failed to satisfy a requirement for qualification as a REIT.  If, as a result of a challenge, we are determined to have failed to satisfy the distribution requirements for a taxable year, we would be disqualified as a REIT unless we were permitted to pay a deficiency distribution to our stockholders and pay interest thereon to the Internal Revenue Service, as provided by the Internal Revenue Code.

Operational Requirements - Recordkeeping

In order to continue to qualify as a REIT, we must maintain records as specified in applicable Treasury Regulations.  Further, we must request on an annual basis information designed to disclose the ownership of our outstanding shares.  We intend to comply with such requirements.

Statutory Relief

In addition to the statutory relief provisions discussed above, the American Jobs Creation Act of 2004 created additional relief provisions for REITs.  If we fail to satisfy one or more of the requirements for qualification as a REIT, other than the income tests and asset tests discussed above, we will not lose our status as a REIT if our failure was due to reasonable cause and not willful neglect and we paid a penalty of $50,000 for each such failure.

Failure to Qualify as a REIT

If we fail to qualify as a REIT in any year after electing REIT status, and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates.  Distributions to stockholders in any year in which we fail to qualify will not be deductible by us, but we also will not be required to make distributions during those years.  In such event, to the extent of positive current or accumulated earnings and profits, all distributions to stockholders will be dividends that are taxable to individuals at preferential rates through 2010.  Subject to certain limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction.  Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost.  It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

Sale-Leaseback Transactions

Some of our investments may be in the form of sale-leaseback transactions.  In most instances, depending on the economic terms of the transaction, we will be treated for federal income tax purposes as either the owner of the property or the holder of a debt secured by the property.  We do not expect to request an opinion of counsel concerning the status of any leases of properties as true leases for federal income tax purposes.

The Internal Revenue Service may take the position that a specific sale-leaseback transaction that we treat as a true lease is not a true lease for federal income tax purposes but is, instead, a financing arrangement or loan.  We may also structure some sale-leaseback transactions as loans.  In this event, for purposes of the asset tests and the 75% Income Test, each such loan likely would be viewed as secured by real property to the extent of the fair market value of the underlying property.  We expect that, for this purpose, the fair market value of the underlying property would be determined without taking into account our lease.  If a sale-leaseback transaction were so recharacterized, we might fail to satisfy the asset tests or the income tests and, consequently, lose our REIT status effective with the year of recharacterization.  Alternatively, the amount of our REIT taxable income could be recalculated, which might also cause us to fail to meet the distribution requirement for a taxable year.

Hedging Transactions

From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities.  Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts.  Except to the extent provided by Treasury regulations, any income we derive from a hedging transaction which is clearly identified as such as specified in the Code, including gain from the sale or disposition of such a transaction, will not constitute gross income for purposes of the 75% and 95% gross income tests, but only to the extent that the transaction hedges indebtedness incurred or to be incurred by us to acquire or carry real estate assets.  The term “hedging transaction,” as used above, generally means any transaction we enter into in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, by us.  To the extent that we do not properly identify such transactions as hedges, hedge with other types of financial instruments, or hedge other types of indebtedness, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests.  The 2008 Act will modify these rules with respect to our company hedging, if any.  We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

Foreign Investments

Taxes and similar impositions paid by us or our subsidiaries in foreign jurisdictions may not be passed through to, or used by, our stockholders as a foreign tax credit or otherwise.  Such taxes and impositions will, however, generally be deductible by us against our taxable income.

Taxation of U.S. Stockholders

Definition

In this section, the phrase “U.S. stockholder” means a holder of shares that for federal income tax purposes:

•                  is a citizen or resident of the United States;

•                  is a corporation (including an entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or any of its political subdivisions;

•                  is an estate or trust, the income of which is subject to U.S. federal income taxation regardless of its source; or

•                  is a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

If an entity classified as a partnership for federal income tax purposes holds our stock, the tax treatment of a partner will depend on the status of the partner and on the activities of the partnership.  Partners of partnerships holding our stock should consult their tax advisers.

For any taxable year for which we qualify for taxation as a REIT, amounts distributed to taxable U.S. stockholders will be taxed as described below.

Distributions Generally

Distributions to U.S. stockholders, other than capital gain distributions discussed below, will constitute dividends up to the amount of our current or accumulated earnings and profits and will be taxable to the stockholders as ordinary income.  Individuals receiving “qualified dividends,” dividends from domestic and certain qualifying foreign subchapter C corporations, may be entitled to the new lower rates on dividends (at rates applicable to long-term capital gains, currently at a maximum rate of 15%) provided certain holding period requirements are met.  However, individuals receiving distributions from us, a REIT, will generally not be eligible for the new lower rates on dividends except with respect to the portion of any distribution that (a) represents dividends being passed through to us from a corporation in which we own shares (but only if such dividends would be eligible for the new lower rates on dividends if paid by the corporation to its individual stockholders), including dividends from our TRSs, (b) is equal to our REIT taxable income (taking into account the distributions paid deduction available to us) less any taxes paid by us on these items during our previous taxable year, or (c) are attributable to built-in gains realized and recognized by us from disposition of properties acquired by us in a non-recognition transaction, less any taxes paid by us on these items during our previous taxable year.  These distributions are not eligible for the dividends received deduction generally available to corporations.  To the extent that we make a distribution in excess of our current or accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in each U.S. stockholder’s shares, and the amount of each distribution in excess of a U.S. stockholder’s tax basis in its shares will be taxable as gain realized from the sale of its shares.  Distributions that we declare in October, November or December of any year payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of the year, provided that we actually pay the distribution during January of the following calendar year.  U.S. stockholders may not include any of our losses on their federal income tax returns.

We will be treated as having sufficient earnings and profits to treat as a dividend any distribution by us up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed above.  Moreover, any “deficiency distribution” will be treated as an ordinary or capital gain distribution, as the case may be, regardless of our earnings and profits.  As a result, stockholders may be required to treat as taxable some distributions that would otherwise result in a tax-free return of capital.

Capital Gain Distributions

Distributions to U.S. stockholders that we properly designate as capital gain distributions will be treated as long-term capital gains, to the extent they do not exceed our actual net capital gain, for the taxable year without regard to the period for which the U.S. stockholder has held the shares.  However, corporate U.S. stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income.  Capital gain dividends are not eligible for the dividends-received deduction for corporations.  In the case of individuals, long-term capital gains are generally taxable at maximum federal rates of 15% (through 2010), except that capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate to the extent of previously claimed depreciation deductions.

We may elect to retain and pay federal income tax on any net long-term capital gain.  In this instance, U.S. stockholders will include in their income their proportionate share of the undistributed long-term capital gain. The U.S. stockholders also will be deemed to have paid their proportionate share of tax on such long-term capital gain and, therefore, will receive a credit or refund for the amount of such tax.  In addition, the basis of the U.S. stockholders’ shares will be increased in an amount equal to the excess of the amount of capital gain included in his or her income over the amount of tax he or she is deemed to have paid.

Passive Activity Loss and Investment Interest Limitations

Our distributions and any gain you realize from a disposition of shares will not be treated as passive activity income, and stockholders may not be able to utilize any of their “passive losses” to offset this income on their personal tax returns.  Our distributions (to the extent they do not constitute a return of capital) will generally be treated as investment income for purposes of the limitations on the deduction of investment interest.  Net capital gain from a disposition of shares and capital gain distributions generally will be included in investment income for purposes of the investment interest deduction limitations only if, and to the extent, you so elect, in which case any such capital gains will be taxed as ordinary income.

Certain Dispositions of the Shares

In general, U.S. stockholders will realize capital gain or loss on the sale of common stock equal to the difference between (1) the amount of cash and the fair market value of any property received by the U.S. stockholder on such disposition and (2) the U.S. stockholder’s adjusted basis of such common stock.  Losses incurred on the sale or exchange of our common stock that a U.S. stockholder holds for less than six months (after applying certain holding period rules) will be treated as long-term capital loss to the extent of any capital gain dividend the stockholder has received with respect to those shares.

The applicable tax rate will depend on the U.S. stockholder’s holding period in the asset (generally, if the U.S. stockholder has held the asset for more than one year, it will produce long-term capital gain) and the U.S. stockholder’s tax bracket.  The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate stockholders) to a portion of the capital gain realized by a non-corporate stockholder on the sale of common stock that would correspond to our “unrecaptured Section 1250 gain.”  U.S. stockholders should consult with their own tax advisers with respect to their capital gain tax liability.  In general, any loss recognized by a U.S. stockholder upon the sale or other disposition of common stock that the U.S. stockholder has held for six months or less, after applying the holding period rules, will be treated as long-term capital loss to the extent of distributions received by the U.S. stockholder from us that were required to be treated as long-term capital gains.

If a U.S. stockholder has shares of our common stock redeemed by us, such U.S. stockholder will be treated as if such U.S. stockholder sold the redeemed shares if all of such U.S. stockholder’s shares of our common stock are redeemed or if such redemption is not essentially equivalent to a dividend within the meaning of Section 302(b)(1) of the Internal Revenue Code or substantially disproportionate within the meaning of Section 302(b)(2) of the Internal Revenue Code.  If a redemption is not treated as a sale of the redeemed shares, it will be treated as a dividend distribution.  U.S. stockholders should consult with their tax advisers regarding the taxation of any particular redemption of our shares.

Information Reporting Requirements and Backup Withholding for U.S. Stockholders

In general, information reporting requirements will apply to payments of distributions on our common stock and to payments of the proceeds of the sale of our common stock, unless an exception applies.  Under some circumstances, U.S. stockholders may be subject to backup withholding at a rate of 28% on payments made with respect to, or cash proceeds of a sale or exchange of, our shares.  Backup withholding will apply only if the stockholder:

•                  fails to furnish his taxpayer identification number, which, for an individual, would be his Social Security Number;

•                  furnishes an incorrect tax identification number;

•                  is notified by the Internal Revenue Service that he has failed properly to report payments of interest and distributions or is otherwise subject to backup withholding; or

•                  under some circumstances, fails to certify, under penalties of perjury, that he has furnished a correct tax identification number and that (a) he has not been notified by the Internal Revenue Service that he is subject to backup withholding for failure to report interest and distribution payments or (b) he has been notified by the Internal Revenue Service that he is no longer subject to backup withholding.

Backup withholding will not apply with respect to payments made to some stockholders, such as corporations and tax-exempt organizations.  Backup withholding is not an additional tax.  Rather, the amount of any backup withholding with respect to a payment to a U.S. stockholder will be allowed as a credit against the U.S. stockholder’s U.S. federal income tax liability and may entitle the U.S. stockholder to a refund, provided that the required information is furnished to the Internal Revenue Service.  U.S. stockholders should consult their own tax advisers regarding their qualifications for exemption from backup withholding and the procedure for obtaining an exemption.

Treatment of Tax-Exempt Stockholders

Tax-exempt entities such as employee pension benefit trusts and individual retirement accounts are generally exempt from federal income taxation.  Such entities are subject to taxation, however, on any unrelated business taxable income or “UBTI,” as defined in the Internal Revenue Code.  Our payment of distributions to a tax-exempt employee pension benefit trust or other domestic tax-exempt stockholder generally will not constitute UBTI to such stockholder unless such stockholder has borrowed to acquire or carry its shares.

In the event that we were deemed to be a “pension-held REIT,” then qualified employee pension benefit trusts that hold more than 10% (in value) of our shares would be required to treat a certain percentage of the distributions paid to them as UBTI.  In order to be a pension-held REIT, we must be “predominately held” by such trusts.  We will be so held if either (1) one employee pension benefit trust owns more than 25% in value of our shares, or (2) any group of such trusts, each owning more than 10% in value of our shares, holds in the aggregate more than 50% in value of our shares.  Our charter contains ownership restrictions such that we expect to never be predominately held by such qualified employee pension benefit trusts, but there can be no assurance in this regard.

For social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment in our shares will generally constitute UBTI unless the stockholder in question is able to deduct amounts “set aside” or placed in reserve for certain purposes so as to offset the UBTI generated.  Any such organization that is a prospective stockholder should consult its own tax adviser concerning these “set aside” and reserve requirements.

Special Tax Considerations for Non-U.S. Stockholders

The rules governing U.S. income taxation of non-resident alien individuals, foreign corporations, foreign partnerships and foreign trusts and estates (non-U.S. stockholders) are complex.  The following discussion is intended only as a summary of these rules.  Prospective non-U.S. stockholders should consult with their own tax advisers to determine the impact of federal, state and local income tax laws on an investment in our shares, including any reporting requirements.

Income Effectively Connected with a U.S. Trade or Business

In general, non-U.S. stockholders will be subject to regular U.S. federal income taxation with respect to their investment in our shares if the income derived therefrom is “effectively connected” with the non-U.S. stockholder’s conduct of a trade or business in the United States.  A corporate non-U.S. stockholder that receives income that is (or is treated as) effectively connected with a U.S. trade or business also may be subject to a branch profits tax under Section 884 of the Internal Revenue Code, which is payable in addition to the regular U.S. federal corporate income tax.

The following discussion will apply to non-U.S. stockholders whose income derived from ownership of our shares is deemed not to be “effectively connected” with a U.S. trade or business.

Distributions Not Attributable to Gain from the Sale or Exchange of a United States Real Property Interest

A distribution to a non-U.S. stockholder that is not attributable to gain realized by us from the sale or exchange of a “United States real property interest” within the meaning of the Foreign Investment in Real Property Tax Act of 1980, as amended (“FIRPTA”), and that we do not designate as a capital gain distribution will be treated as an ordinary income distribution to the extent that it is made out of current or accumulated earnings and profits.  Generally, any ordinary income distribution will be subject to a U.S. federal income tax equal to 30% of the gross amount of the distribution, unless this tax is reduced by the provisions of an applicable tax treaty.  Any such distribution in excess of our earnings and profits will be treated first as a return of capital that will reduce each non-U.S. stockholder’s basis in its shares (but not below zero) and then as gain from the disposition of those shares, the tax treatment of which is described under the rules discussed below with respect to dispositions of shares.

Distributions Attributable to Gain From the Sale or Exchange of a United States Real Property Interest

Distributions to a non-U.S. stockholder that are attributable to gain from the sale or exchange of a United States real property interest will be taxed to a non-U.S. stockholder under Internal Revenue Code provisions enacted by FIRPTA.  Under FIRPTA, such distributions are taxed to a non-U.S. stockholder as if the distributions were gains “effectively connected” with a U.S. trade or business.  Accordingly, a non-U.S. stockholder will be taxed at the normal capital gain rates applicable to a U.S. stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals).  Distributions subject to FIRPTA also may be subject to a 30% branch profits tax when made to a corporate non-U.S. stockholder that is not entitled to a treaty exemption.

Withholding Obligations with Respect to Distributions to Non-U.S. Stockholders

Although tax treaties may reduce our withholding obligations, based on current law, we will generally be required to withhold from distributions to non-U.S. stockholders, and remit to the Internal Revenue Service:

•                  35% of designated capital gain distributions or, if greater, 35% of the amount of any distributions that could be designated as capital gain distributions; and

•                  30% of ordinary income distributions (i.e., distributions paid out of our earnings and profits).

In addition, if we designate prior distributions as capital gain distributions, subsequent distributions, up to the amount of the prior distributions, will be treated as capital gain distributions for purposes of withholding.  A distribution in excess of our earnings and profits will be subject to 30% withholding if at the time of the distribution it cannot be determined whether the distribution will be in an amount in excess of our current or accumulated earnings and profits.  If the amount of tax we withhold with respect to a distribution to a non-U.S. stockholder exceeds the stockholder’s U.S. tax liability with respect to that distribution, the non-U.S. stockholder may file a claim with the Internal Revenue Service for a refund of the excess.

Sale of Our Shares by a Non-U.S. Stockholder

A sale of our shares by a non-U.S. stockholder will generally not be subject to U.S. federal income taxation unless our shares constitute a United States real property interest.  Our shares will not constitute a United States real property interest if we are a “domestically controlled REIT.”  A “domestically controlled REIT” is a REIT that at all times during a specified testing period has less than 50% in value of its shares held directly or indirectly by non-U.S. stockholders.  We currently anticipate that we will be a domestically controlled REIT.  Therefore, sales of our shares should not be subject to taxation under FIRPTA.  However, we do expect to sell our shares to non-U.S. stockholders and we cannot assure you that we will continue to be a domestically controlled REIT.  If we were not a domestically controlled REIT, whether a non-U.S. stockholder’s sale of our shares would be subject to tax under FIRPTA as a sale of a United States real property interest would depend on whether our shares were “regularly traded” on an established securities market and on the size of the selling stockholder’s interest in us.  Our shares currently are not “regularly traded” on an established securities market.

If the gain on the sale of shares were subject to taxation under FIRPTA, a non-U.S. stockholder would be subject to the same treatment as a U.S. stockholder with respect to the gain, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals.  In addition, distributions that are treated as gain from the disposition of shares and are subject to tax under FIRPTA also may be subject to a 30% branch profits tax when made to a corporate non-U.S. stockholder that is not entitled to a treaty exemption.  Under FIRPTA, the purchaser of our shares may be required to withhold 10% of the purchase price and remit this amount to the Internal Revenue Service.

Even if not subject to FIRPTA, capital gains will be taxable to a non-U.S. stockholder if the non-U.S. stockholder is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and some other conditions apply, in which case the non-resident alien individual will be subject to a 30% tax on his U.S. source capital gains.

Non-U.S. stockholders should consult their tax advisers concerning the U.S. tax effect of an investment in our shares.

Information Reporting Requirements and Backup Withholding for Non-U.S. Stockholders

Additional issues may arise for information reporting and backup withholding for non-U.S. stockholders.  Prospective non-U.S. stockholders should consult their tax advisers with regard to U.S. information reporting and backup withholding requirements under the Internal Revenue Code.

Statement of Stock Ownership

We are required to demand annual written statements from the record holders of designated percentages of our shares disclosing the actual owners of the shares.  Any record stockholder who, upon our request, does not provide us with required information concerning actual ownership of the shares is required to include specified information relating to his shares in his federal income tax return.  We also must maintain, within the Internal Revenue District in which we are required to file our federal income tax return, permanent records showing the information we have received about the actual ownership of shares and a list of those persons failing or refusing to comply with our demand.

State and Local Taxation

We may be subject to state and local tax in various states and localities. Our stockholders may also be subject to state and local tax in various states and localities.  The tax treatment to us and to our stockholders in such jurisdictions may differ from the federal income tax treatment described above.  Consequently, before you buy our common stock, you should consult your own tax adviser regarding the effect of state and local tax laws on an investment in our common stock.

Tax Aspects of Our Operating Partnership

The following discussion summarizes certain federal income tax considerations applicable to our investment in Behringer Harvard Multifamily OP I, our operating partnership.  The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as a Partnership

We will include in our income a distributive share of Behringer Harvard Multifamily OP I’s income and to deduct our distributive share of Behringer Harvard Multifamily OP I’s losses only if Behringer Harvard Multifamily OP I is classified for federal income tax purposes as a partnership (or other flow-through entity), rather than as an association taxable as a corporation.  Under applicable Treasury Regulations, an unincorporated domestic entity with at least two members may typically elect to be classified either as an association taxable as a corporation or as a partnership.  If such an entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes.  Behringer Harvard Multifamily OP I intends to be classified as a partnership for federal income tax purposes and will not elect to be treated as an association taxable as a corporation.

Even though Behringer Harvard Multifamily OP I will be treated as a partnership for federal income tax purposes, it may be taxed as a corporation if it is deemed to be a “publicly traded partnership.”  A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market, or the substantial equivalent thereof.  However, even if the foregoing requirements are met, a publicly traded partnership will not be treated as a corporation for federal income tax purposes if at least 90% of such partnership’s gross income for a taxable year consists of “qualifying income” under Section 7704(d) of the Internal Revenue Code.  Qualifying income generally includes any income that is qualifying income for purposes of the 95% Income Test applicable to REITs (“90% Passive-Type Income Exception”).  See “—Requirements for Qualification as a REIT—Operational Requirements—Gross Income Tests” above.

Treasury Regulations provide limited safe harbors from the definition of a publicly traded partnership.  Pursuant to one of those safe harbors (the “Private Placement Exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or its substantial equivalent if (1) all interests in the partnership were issued in a transaction (or transactions) that was not required to be registered under the Securities Act, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year.  In determining the number of partners in a partnership, a person owning an interest in a flow-through entity, such as a partnership, grantor trust or S corporation, that owns an interest in the partnership is treated as a partner in such partnership only if (a) substantially all of the value of the owner’s interest in the flow-through is attributable to the flow-through entity’s interest, direct or indirect, in the partnership and (b) a principal purpose of the use of the flow-through entity is to permit the partnership to satisfy the 100 partner limitation.  Behringer Harvard Multifamily OP I qualifies for the Private Placement Exclusion.  Moreover, even if Behringer Harvard Multifamily OP I were considered a publicly traded partnership because it failed to qualify under any of the safe harbors, we believe Behringer Harvard Multifamily OP I should not be taxed as a corporation because it is expected to be eligible for the 90% Passive-Type Income Exception described above.

We have not requested, and do not intend to request, a ruling from the Internal Revenue Service that Behringer Harvard Multifamily OP I will be classified as a partnership for federal income tax purposes.  DLA Piper LLP (US) is of the opinion, however, that based on certain factual assumptions and representations, Behringer Harvard Multifamily OP I is taxable for federal income tax purposes as a partnership and not as an association taxable as a corporation.  Unlike a tax ruling, however, an opinion of counsel is not binding upon the Internal Revenue Service, and we can offer no assurance that the Internal Revenue Service will not challenge the status of Behringer Harvard Multifamily OP I as a partnership for federal income tax purposes.  If such challenge were sustained by a court, Behringer Harvard Multifamily OP I would be treated as a corporation for federal income tax purposes, as described below.  In addition, the opinion of DLA Piper LLP (US) is based on existing law, which is to a great extent the result of administrative and judicial interpretation.  No assurance can be given that administrative or judicial changes would not modify the conclusions expressed in the opinion.

If for any reason Behringer Harvard Multifamily OP I were taxable as a corporation, rather than a partnership, for federal income tax purposes, we likely would not be able to qualify as a REIT.  See “—Requirements for Qualification as a REIT—Operational Requirements—Gross Income Tests” and “—Operational Requirements—Asset Tests” above.  In addition, any change in Behringer Harvard Multifamily OP I’s status for tax purposes might be treated as a taxable event, in which case we might incur a tax liability without any related cash distribution.  Further, items of income and deduction of Behringer Harvard Multifamily OP I would not pass through to its partners, and its partners would be treated as stockholders for tax purposes.  Consequently, Behringer Harvard Multifamily OP I would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing Behringer Harvard Multifamily OP I’s taxable income.

Income Taxation of the Operating Partnership and Its Partners

Partners, Not a Partnership, Subject to Tax

A partnership is not a taxable entity for federal income tax purposes.  We will be required to take into account our allocable share of Behringer Harvard Multifamily OP I’s income, gains, losses, deductions and credits for any taxable year of Behringer Harvard Multifamily OP I ending within or with our taxable year, without regard to whether we have received or will receive any distribution from Behringer Harvard Multifamily OP I.

Partnership Allocations

Although a partnership agreement generally determines the allocation of income and losses among partners, such allocations will be disregarded for tax purposes under Section 704(b) of the Internal Revenue Code if they do not comply with the provisions of Section 704(b) of the Internal Revenue Code and the Treasury Regulations promulgated thereunder.  If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partner’s interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item.  Behringer Harvard Multifamily OP I’s allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the Treasury Regulations promulgated thereunder.

Tax Allocations with Respect to Contributed Properties

Pursuant to Section 704(c) of the Internal Revenue Code, income, gain, loss and deductions attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution.  The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution.  Under applicable Treasury Regulations, partnerships are required to use a “reasonable method” for allocating items subject to Section 704(c) of the Internal Revenue Code, and several reasonable allocation methods are described therein.

Under the partnership agreement for Behringer Harvard Multifamily OP I, depreciation or amortization deductions of Behringer Harvard Multifamily OP I generally will be allocated among the partners in accordance with their respective interests in Behringer Harvard Multifamily OP I, except to the extent that Behringer Harvard Multifamily OP I is required under Section 704(c) of the Internal Revenue Code to use a method for allocating depreciation deductions attributable to its properties that results in us receiving a disproportionately large share of such deductions.  We may possibly (1) be allocated lower amounts of depreciation deductions for tax purposes with respect to contributed properties than would be allocated to us if each such property were to have a tax basis equal to its fair market value at the time of contribution, and (2) be allocated taxable gain in the event of a sale of such contributed properties in excess of the economic profit allocated to us as a result of such sale.  These allocations may cause us to recognize taxable income in excess of cash proceeds received by us, which might adversely affect our ability to comply with the REIT distribution requirements, although we do not anticipate that this event will occur.  The foregoing principles also will affect the calculation of our earnings and profits for purposes of determining which portion of our distributions is taxable as a dividend.  The allocations described in this paragraph may result in a higher portion of our distributions being taxed as a dividend if we acquire properties in exchange for units of the Behringer Harvard Multifamily OP I than would have occurred had we purchased such properties for cash.

Basis in Operating Partnership Interest

The adjusted tax basis of our partnership interest in Behringer Harvard Multifamily OP I generally is equal to:  (1) the amount of cash and the basis of any other property contributed to Behringer Harvard Multifamily OP I by us; (2) increased by (a) our allocable share of Behringer Harvard Multifamily OP I’s income and (b) our allocable share of indebtedness of Behringer Harvard Multifamily OP I; and (3) reduced, but not below zero, by (a) our allocable share of Behringer Harvard Multifamily OP I’s loss and (b) the amount of cash distributed to us, including constructive cash distributions resulting from a reduction in our share of indebtedness of Behringer Harvard Multifamily OP I.

If the allocation of our distributive share of Behringer Harvard Multifamily OP I’s loss would reduce the adjusted tax basis of our partnership interest in Behringer Harvard Multifamily OP I below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce our adjusted tax basis below zero.  If a distribution from Behringer Harvard Multifamily OP I or a reduction in our share of Behringer Harvard Multifamily OP I’s liabilities (which is treated as a constructive distribution for tax purposes) would reduce our adjusted tax basis below zero, any such distribution, including a constructive distribution, would constitute taxable income to us.  The gain realized by us upon the receipt of any such distribution or constructive distribution would normally be characterized as capital gain, and if our partnership interest in Behringer Harvard Multifamily OP I has been held for longer than the long-term capital gain holding period (currently one year), the distribution would constitute long-term capital gain.

Depreciation Deductions Available to the Operating Partnership

Behringer Harvard Multifamily OP I will use a portion of contributions made by us from offering proceeds to acquire interests in properties.  To the extent that Behringer Harvard Multifamily OP I acquires properties for cash, Behringer Harvard Multifamily OP I’s initial basis in such properties for federal income tax purposes generally will be equal to the purchase price paid by Behringer Harvard Multifamily OP I.  Behringer Harvard Multifamily OP I plans to depreciate each such depreciable property for federal income tax purposes under the alternative depreciation system of depreciation.  Under this system, Behringer Harvard Multifamily OP I generally will depreciate such buildings and improvements over a 40-year recovery period using a straight-line method and a mid-month convention and will depreciate furnishings and equipment over a twelve-year recovery period.  To the extent that Behringer Harvard Multifamily OP I acquires properties in exchange for units of Behringer Harvard Multifamily OP I, Behringer Harvard Multifamily OP I’s initial basis in each such property for federal income tax purposes should be the same as the transferor’s basis in that property on the date of acquisition by Behringer Harvard Multifamily OP I.  Although the law is not entirely clear, Behringer Harvard Multifamily OP I generally intends to depreciate such depreciable property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors.

Sale of the Operating Partnership’s Property

Generally, any gain realized by Behringer Harvard Multifamily OP I on the sale of property held for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture.  Any gain recognized by Behringer Harvard Multifamily OP I upon the disposition of a property acquired by Behringer Harvard Multifamily OP I for cash will be allocated among the partners in accordance with their respective percentage interests in Behringer Harvard Multifamily OP I.

Our share of any gain realized by Behringer Harvard Multifamily OP I on the sale of any property held by Behringer Harvard Multifamily OP I as inventory or other property held primarily for sale in the ordinary course of Behringer Harvard Multifamily OP I’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax.  Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for maintaining our REIT status.  See “—Requirements for Qualification as a REIT — Operational Requirements — Gross Income Tests” above.  We, however, do not currently intend to acquire or hold or allow Behringer Harvard Multifamily OP I to acquire or hold any property that represents inventory or other property held primarily for sale in the ordinary course of our or Behringer Harvard Multifamily OP I’s trade or business.

1031 Exchange Program

Each of the properties (“Exchange Program Properties”) that are the subject of the Section 1031 TIC Transactions sponsored by Behringer Harvard Holdings or its affiliate generally will be purchased by a single member limited liability company or similar entity established by Behringer Harvard Holdings or other affiliates of our sponsor, referred to in this prospectus as a “Behringer Harvard Exchange Entity.”  The Behringer Harvard Exchange Entity markets co-tenancy interests in these properties to those persons who wish to re-invest proceeds arising from dispositions of real estate assets (“1031 Participants”).  The 1031 Participants will be able to defer the recognition of taxable gain arising from the sale of their real estate assets by investing proceeds into the co-tenancy interests that qualify for purposes of Section 1031 of the Internal Revenue Code as replacement real estate assets.

As the Behringer Harvard Exchange Entity successfully markets co-tenancy interests in the properties, these will be sold to the 1031 Participants.  Behringer Harvard Holdings will recognize gain or loss arising from such sales measured by the difference between the sum of its cost basis and costs of closing and the price at which it sells such interests to the 1031 Participants.  Behringer Harvard Holdings will be responsible for reporting such income to the extent of any net gains and will be liable for any resulting tax.  This will have no impact on our tax liability.

When we purchase interests in the Exchange Program Properties, the tax treatment is expected to be the same as it would be with respect to our other acquisitions of real property.  We will become the owner of an interest in real estate, we will have a tax basis in the real estate generally equal to our cost, and our holding period for such real estate will begin on the day of the acquisition.  Upon subsequent sale of such interest, we will recognize gain or loss in the same fashion we would with any other real estate investments.  The fees that a Behringer Harvard Exchange Entity pays to us for participating in an Exchange Program Property will be taxable as ordinary income to us.

INVESTMENT BY TAX-EXEMPT ENTITIES AND ERISA CONSIDERATIONS

General

The following is a summary of some non-tax considerations associated with an investment in our shares by tax-qualified pensions, stock bonus or profit-sharing plans, employee benefit plans described in Section 3(3) of ERISA, annuities described in Section 403(a) or (b) of the Internal Revenue Code, an individual retirement account or annuity described in Sections 408 or 408A of the Internal Revenue Code, an Archer MSA described in Section 220(d) of the Internal Revenue Code, a health savings account described in Section 223(d) of the Internal Revenue Code, or a Coverdell education savings account described in Section 530 of the Internal Revenue Code, which are referred to as Plans and IRAs, as applicable.  This summary is based on provisions of ERISA and the Internal Revenue Code, including amendments thereto through the date of this prospectus, and relevant regulations and opinions issued by the Department of Labor and the Internal Revenue Service through the date of this prospectus.  We cannot assure you that adverse tax decisions or legislative, regulatory or administrative changes that would significantly modify the statements expressed herein will not occur.  Any such changes may or may not apply to transactions entered into prior to the date of their enactment.

Our management has attempted to structure us in such a manner that we will be an attractive investment vehicle for Plans and IRAs.  However, in considering an investment in our shares, those involved with making such an investment decision should consider applicable provisions of the Internal Revenue Code and ERISA.  While each of the ERISA and Internal Revenue Code issues discussed below may not apply to all Plans and IRAs, individuals involved with making investment decisions with respect to Plans and IRAs should carefully review the rules and exceptions described below, and determine their applicability to their situation.

In general, individuals making investment decisions with respect to Plans and IRAs should, at a minimum, consider:

•                  whether the investment is in accordance with the documents and instruments governing such Plan or IRA;

•                  whether the investment satisfies the prudence and diversification and other fiduciary requirements of ERISA, if applicable;

•                  whether the investment will result in UBTI to the Plan or IRA, see “Federal Income Tax Considerations—Treatment of Tax-Exempt Stockholders;”

•                  whether there is sufficient liquidity for the Plan or IRA, considering the minimum distribution requirements under the Internal Revenue Code and the liquidity needs of such Plan or IRA, after taking this investment into account;

•                  the need to value the assets of the Plan or IRA annually; and

•                  whether the investment would constitute or give rise to a prohibited transaction under ERISA or the Internal Revenue Code, if applicable.

Additionally, individuals making investment decisions with respect to Plans and IRAs must remember that ERISA requires that the assets of an employee benefit plan must generally be held in trust, and that the trustee, or a duly authorized named fiduciary or investment manager, must have authority and discretion to manage and control the assets of an employee benefit plan.

Minimum Distribution Requirements - Plan Liquidity

Potential Plan or IRA investors who intend to purchase our shares should consider the limited liquidity of an investment in our shares as it relates to the minimum distribution requirements under the Internal Revenue Code, if applicable.  If the shares are held in an IRA or Plan and, before we sell our properties, mandatory distributions are required to be made to the participant or beneficiary of such IRA or Plan, pursuant to the Internal Revenue Code, then this might require that a distribution of the shares be made in kind to such participant or beneficiary, which may not be permissible under the terms and provisions of such IRA or Plan.  Even if permissible, a distribution of shares in kind must be included in the taxable income of the recipient for the year in which the shares are received at the then current fair market value of the shares, even though there would be no corresponding cash distribution with which to pay the income tax liability arising because of the distribution of shares.  See “Risk Factors—Federal Income Tax Risks.”  The fair market value of any such distribution-in-kind can be only an estimated value per share because no public market for our shares exists or is likely to develop.  See “—Annual Valuation Requirement” below.  Further, there can be no assurance that such estimated value could actually be realized by a stockholder because estimates do not necessarily indicate the price at which our shares could be sold.  Also, for distributions subject to mandatory income tax withholding under Section 3405 or other tax withholding provisions of the Internal Revenue Code, the trustee of a Plan may have an obligation, even in situations involving in-kind distributions of shares, to liquidate a portion of the in-kind shares distributed in order to satisfy such withholding obligations, although there might be no market for such shares.  There may also be similar state or local tax withholding or other tax obligations that should be considered.

Annual Valuation Requirement

Fiduciaries of Plans are required to determine the fair market value of the assets of such Plans on at least an annual basis.  If the fair market value of any particular asset is not readily available, the fiduciary is required to make a good faith determination of that asset’s value.  Also, a trustee or custodian of an IRA must provide an IRA participant and the Internal Revenue Service with a statement of the value of the IRA each year.  However, currently, neither the Internal Revenue Service nor the Department of Labor has promulgated regulations specifying how “fair market value” should be determined.

Unless and until our shares are listed for trading on a national securities exchange, it is not expected that a public market for our shares will develop.  To assist fiduciaries of Plans subject to the annual reporting requirements of ERISA and IRA trustees or custodians to prepare reports relating to an investment in our shares, we intend to provide reports of our annual estimates of the current value of a share of our common stock to those fiduciaries (including IRA trustees and custodians) who identify themselves to us and request the reports.  For up to three full fiscal years after the later of this or any subsequent offering of our shares (though we may establish an estimated value per share sooner if required by any regulatory body or if necessary to assist broker-dealers who sell shares in this offering), we intend to use the offering price of shares in our most recent offering (other than offerings related to a distribution reinvestment plan, employee benefit plan or the redemption of interests in our operating partnership) as the estimated value of a share of our common stock; provided, however, that if we have sold properties or other assets and have made one or more special distributions to stockholders of all or a portion of the net proceeds from such sales, the estimated value of a share of our common stock will be equal to the offering price of shares in our most recent offering less the amount of net sale proceeds per share that constitute a return of capital distributed to investors as a result of such sales.  Beginning up to three full fiscal years after the last offering of our shares, the estimated value of our shares will be based on valuations of our properties and other assets.

We anticipate that we will provide annual reports of our determination of value (1) to IRA trustees and custodians not later than January 15 of each year, and (2) to other Plan fiduciaries within 75 days after the end of each calendar year.  Each determination may be based upon valuation information available as of October 31 of the preceding year, updated, however, for any material changes occurring between October 31 and December 31.  We also intend to make annual valuation estimates available to our stockholders through the web site maintained for us and other programs sponsored by Behringer Harvard at www.behringerharvard.com beginning at least three years after the last public offering of our shares.

There can be no assurance, however, with respect to any estimate of value that we prepare, that:

•                  the estimated value per share would actually be realized by our stockholders upon liquidation, because these estimates are not designed to reflect the price at which properties and other assets can be sold;

•                  our stockholders would be able to realize estimated share values if they were to attempt to sell their shares (no public market for our shares exists or is likely to develop);

•                  the estimated value per share would be related to any individual or aggregated value estimates or appraisals of our assets; or

•                  the estimated value, or method used to estimate value, would comply with the ERISA or Internal Revenue Code requirements described above.

Prohibited Transactions

Generally, both ERISA and the Internal Revenue Code prohibit Plans and IRAs from engaging in certain transactions involving Plan Assets with specified parties, such as sales or exchanges or leasing of property, loans or other extensions of credit, furnishing goods or services, or transfers to, or use of, Plan Assets.  The specified parties are referred to as “parties-in-interest” under ERISA and as “disqualified persons” under the Internal Revenue Code.  These definitions generally include both parties owning threshold percentage interests in an investment entity and “persons providing services” to the Plan or IRA, as well as employer sponsors of the Plan or IRA, fiduciaries and other individuals or entities affiliated with the foregoing.  For this purpose, a person generally is a fiduciary with respect to a Plan or IRA if, among other things, the person has discretionary authority or control with respect to Plan Assets or provides investment advice for a fee with respect to Plan Assets.  Under Department of Labor regulations, a person shall be deemed to be providing investment advice if that person renders advice as to the advisability of investing in our shares, and that person regularly provides investment advice to the Plan or IRA pursuant to a mutual agreement or understanding that such advice will serve as the primary basis for investment decisions, and that the advice will be individualized for the Plan or IRA based on its particular needs.  Thus, if we are deemed to hold Plan Assets, our management could be characterized as fiduciaries with respect to such assets, and each would be deemed to be a party-in-interest under ERISA and a disqualified person under the Internal Revenue Code with respect to investing Plans and IRAs.  Moreover, certain contemplated transactions between us and our directors and other of our employees could be deemed to be “prohibited transactions.”  Additionally, ERISA’s fiduciary standards applicable to investments by Plans would extend to our directors and possibly other employees as Plan fiduciaries with respect to investments made by us, and the requirement that Plan Assets be held in trust could be deemed to be violated.  Whether or not we are deemed to hold Plan Assets, if we or our affiliates are affiliated with a Plan or IRA investor, we might be a disqualified person or party-in-interest with respect to such Plan or IRA investor, resulting in a prohibited transaction merely upon investment by such Plan or IRA in our shares.

Plan Assets - Definition

A definition of Plan Assets is not set forth in ERISA or the Internal Revenue Code; however, a Department of Labor regulation, referred to herein as the Plan Asset Regulation, provides guidelines as to whether, and under what circumstances the underlying assets of an entity will be deemed to constitute Plan Assets.  Under the Plan Asset Regulation, the assets of an entity in which a Plan or IRA makes an equity investment will generally be deemed to be assets of such Plan or IRA unless the entity satisfies one of the exceptions to this general rule.  Generally, the exceptions require that the investment in the entity be one of the following:

•                  in securities issued by an investment company registered under the Investment Company Act;

•                  in “publicly offered securities,” defined generally as interests that are “freely transferable,” “widely held” and registered with the Securities and Exchange Commission;

•                  in which equity participation by “benefit plan investors” is not significant; or

•                  in an “operating company,” which includes “venture capital operating companies” and “real estate operating companies.”

The Plan Asset Regulation provides that equity participation in an entity by benefit plan investors is “significant” if at any time 25% or more of the value of any class of equity interest is held by “benefit plan investors.”  The term “benefit plan investors” is defined for this purpose under ERISA Section 3(42), and in calculating the value of a class of equity interests, the value of any equity interests held by us or any of our affiliates must be excluded.  We anticipate that we will not qualify for this exception since we expect to have equity participation by “benefit plan investors” in excess of 25%, which would be deemed to be significant, as defined above.  Also, because we are not a registered investment company, we do not anticipate that we will qualify for the exemption for investments in which equity participation by benefit plan investors is not significant nor for the exemption for investments in securities issued by a registered investment company.

Publicly Offered Securities Exemption

As noted above, if a Plan acquires “publicly offered securities,” the assets of the issuer of the securities will not be deemed to be Plan Assets under the Plan Asset Regulation.  The definition of publicly offered securities requires that such securities be “widely held,” “freely transferable” and satisfy registration requirements under federal securities laws.  Although our shares are intended to satisfy the registration requirements under this definition, the determinations of whether a security is “widely held” and “freely transferable” are inherently factual matters.

Under the Plan Asset Regulation, a class of securities will be “widely held” if it is held by 100 or more persons independent of the issuer and one another.  As of the date of this prospectus, we have in excess of 100 independent stockholders; however, having 100 independent stockholders was not and is not a condition to our selling shares in this offering.  The Plan Asset Regulation provides that “whether a security is ‘freely transferable’ is a factual question to be determined on the basis of all relevant facts and circumstances,” and provides several examples of restrictions on transferability that, absent unusual circumstances, will not prevent the rights of ownership in question from being considered “freely transferable” if the minimum investment is $10,000 or less.

Where the minimum investment in a public offering of securities is $10,000 or less, the presence of the following restrictions on transfer will not ordinarily affect a determination that such securities are “freely transferable”:

•                  any restriction on, or prohibition against, any transfer or assignment that would either result in a termination or reclassification of the entity for federal or state tax purposes or that would violate any state or federal statute, regulation, court order, judicial decree or rule of law;

•                  any requirement that not less than a minimum number of shares or units of such security be transferred or assigned by any investor, provided that such requirement does not prevent transfer of all of the then remaining shares or units held by an investor;

•                  any prohibition against transfer or assignment of such security or rights in respect thereof to an ineligible or unsuitable investor; and

•                  any requirement that reasonable transfer or administrative fees be paid in connection with a transfer or assignment.

We have been structured with the intent to satisfy the “freely transferable” requirement set forth in the Plan Asset Regulation with respect to our shares, although there is no assurance that our shares will meet such requirement.  Our shares are subject to certain restrictions on transfer intended to ensure that we continue to qualify for federal income tax treatment as a REIT and to comply with state securities laws and regulations with respect to investor suitability.  The minimum investment in our shares is less than $10,000; thus, these restrictions should not cause the shares to be deemed not “freely transferable.”

Assuming that our shares will be “widely held,” that no other facts and circumstances other than those referred to in the preceding paragraphs exist that restrict transferability of shares of common stock and the offering takes place as described in this prospectus, shares of common stock should constitute “publicly-offered securities” and, accordingly, we believe that our underlying assets should not be considered “plan assets” under the Plan Assets Regulation.

Real Estate Operating Company Exemption

The Plan Asset Regulation also provides an exemption with respect to securities issued by a “real estate operating company.”  We will be deemed to be a “real estate operating company” if, during the relevant valuation periods defined in the Plan Asset Regulation,  (1) at least 50% of our assets, other than short-term investments pending long-term commitment or distribution to investors, valued at cost, are invested in real estate that is managed or developed and with respect to which we have the right to substantially participate directly in the management or development activities, and (2) in the ordinary course of our business we are engaged directly in real estate management or development activities.  If an entity satisfies these requirements on the date it first makes a long-term investment (the “initial investment date”), or at any time during the entity’s first annual valuation period, it will be considered a real estate operating company for the entire period beginning on the initial investment date and ending on the last day of the first annual valuation period.  Because the company is a blind pool company, we cannot assure you that it will be a real estate operating company within the meaning of the Plan Asset Regulations.

Consequences of Holding Plan Assets

In the event that our underlying assets were treated by the Department of Labor as Plan Assets, our management would be treated as fiduciaries with respect to each Plan or IRA stockholder, and an investment in our shares might expose the fiduciaries of the Plan or IRA to co-fiduciary liability under ERISA for any breach by our management of the fiduciary duties mandated under ERISA.  Further, if our assets are deemed to be Plan Assets, an investment by a Plan or IRA in our shares might be deemed to result in an impermissible commingling of Plan Assets with other property.

If our management or affiliates were treated as fiduciaries with respect to Plan and IRA stockholders, the prohibited transaction restrictions of ERISA would apply to any transaction involving our assets.  These restrictions could, for example, require that we avoid transactions with entities that are affiliated with our affiliates or us or restructure our activities in order to obtain an administrative exemption from the prohibited transaction restrictions.  Alternatively, we might have to provide Plan and IRA stockholders with the opportunity to sell their shares to us or we might dissolve or terminate.

Consequences of Engaging in Prohibited Transactions

ERISA forbids Plans from engaging in prohibited transactions.  Fiduciaries of a Plan which allow a prohibited transaction to occur will breach their fiduciary responsibilities under ERISA, and may be liable for any damage sustained by the Plan, as well as civil (and criminal, if the violation was willful) penalties.  If it is determined by the Department of Labor or the Internal Revenue Service that a prohibited transaction has occurred, any disqualified person or party-in-interest involved with the prohibited transaction would be required to reverse or unwind the transaction and, for a Plan, compensate the Plan for any loss resulting therefrom.  Additionally, the Internal Revenue Code requires that a disqualified person involved with a prohibited transaction must pay an excise tax equal to a percentage of the “amount involved” in the transaction for each year in which the transaction remains uncorrected.  The percentage is generally 15%, but is increased to 100% if the prohibited transaction is not corrected promptly.  For IRAs, if an IRA engages in a prohibited transaction, the tax-exempt status of the IRA may be lost.

DESCRIPTION OF SHARES

The following description of our shares is not complete but is a summary and is qualified in its entirety by reference to the Maryland General Corporation Law, our charter and our bylaws.

Under our charter, we have authority to issue a total of 1,000,000,000 shares of capital stock.  Of the total shares authorized, 875,000,000 shares are designated as common stock with a par value of $0.0001 per share, 1,000 shares are designated as convertible stock with a par value of $0.0001 per share, and 124,999,000 shares are designated as preferred stock with a par value of $0.0001 per share.  Our charter authorizes our board of directors to classify and reclassify any unissued shares of our common stock and preferred stock into other classes or series of stock without stockholder approval.  Prior to issuance of shares of each class or series, the board is required by Maryland law and by our charter to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, and terms or conditions of redemption for each class or series.  Thus, the board could authorize the issuance of shares of common stock or preferred stock with terms and conditions that could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stockholders or otherwise be in their best interest.  In addition, our board of directors is authorized to amend our charter, without the approval of our stockholders, to increase the aggregate number of our authorized shares of capital stock or the number of shares of any class or series that we have authority to issue.

As of May 1, 2009, (i) approximately 24,885,984 shares of our common stock were issued and outstanding, 24,969 of which were owned by Behringer Harvard Holdings, an affiliate of our advisor, and 6,000 shares of which were shares of restricted stock owned by Messrs. Abbasi, Bowler, and Patton, three of our independent directors, (ii) 1,000 shares of our convertible stock were issued and outstanding, all of which were owned by our advisor, and (iii) no shares of preferred stock were issued and outstanding.  We issued Messrs. Abbasi, Bowler and Patton, each independent directors, 1,000 shares of restricted common stock on the date they first became directors and after serving as independent directors for one year, we issued them another 1,000 shares of restricted common stock in contemplation of a second year of service as independent directors.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters voted on by our stockholders, including election of our directors.  Our charter does not provide for cumulative voting in the election of directors.  Therefore, the holders of a majority of our outstanding common shares can elect our entire board of directors.  Subject to any preferential rights of any outstanding series of preferred stock that may be designated, the holders of our common stock are entitled to such distributions as may be authorized from time to time by our board of directors out of available funds and, subject to the rights of any outstanding preferred shares are entitled to receive, upon liquidation, all assets available for distribution to our stockholders.  All shares of common stock issued in this offering will be fully paid and non-assessable.  The holders of shares of our common stock will not have preemptive rights, which means that you will not have an automatic option to purchase any new shares that we issue, nor will such holders have any preference, conversion, exchange, sinking fund, redemption or appraisal rights.

Our board of directors has authorized the issuance of shares without certificates.  We expect that, until our common stock is listed for trading on a national securities exchange, we will not issue shares of common stock in certificated form.  DST Systems, Inc. acts as our registrar and as the transfer agent for our shares.  Permitted transfers can be effected simply by mailing to our transfer agent a transfer and assignment form, which we will provide to our stockholders at no charge.  We will cover the costs associated with the transfer.

Convertible Stock

Our authorized capital stock includes 1,000 shares of convertible stock, par value $0.0001 per share.  We have issued all of such shares to our advisor.  No additional consideration is due upon the conversion of the convertible stock.  There will be no distributions paid on shares of convertible stock.  The conversion of the convertible stock into common shares will result in dilution of the stockholders’ interests.

With certain limited exceptions, shares of convertible stock shall not be entitled to vote on any matter, or to receive notice of, or to participate in, any meeting of stockholders of the company at which they are not entitled to vote.  However, the affirmative vote of the holders of more than two-thirds of the outstanding shares of convertible stock is required for the adoption of any amendment, alteration or repeal of a provision of the charter that adversely changes the preferences, limitations or relative rights of the shares of convertible stock.

Upon the occurrence of (A) our making total distributions on the then outstanding shares of our common stock equal to the issue price of those shares (that is, the price paid for those shares) plus a 7% cumulative, non-compounded, annual return on the issue price of those outstanding shares; or (B) the listing of the shares of common stock for trading on a national securities exchange, each outstanding share of our convertible stock will convert into the number of shares of our common stock described below.  Before we will be able to pay distributions to our stockholders equal to the aggregate issue price of our then outstanding shares plus a 7% cumulative, non-compounded, annual return on the issue price of those outstanding shares, we will need to sell a portion of our assets.  Thus, the sale of one or more assets will be a practical prerequisite for conversion under clause (A) above.

Upon the occurrence of either such triggering event, each share of convertible stock shall, unless our advisory management agreement with Behringer Harvard Multifamily Advisors I has been terminated or not renewed on account of a material breach by our advisor, generally be converted into a number of shares of common stock equal to 1/1000 of the quotient of (A) 15% of the amount, if any, by which (1) the value of the company (determined in accordance with the provisions of the charter and summarized in the following paragraph) as of the date of the event triggering the conversion plus the total distributions paid to our stockholders through such date on the then outstanding shares of our common stock exceeds (2) the sum of the aggregate issue price of those outstanding shares plus a 7% cumulative, non-compounded, annual return on the issue price of those outstanding shares as of the date of the event triggering the conversion, divided by (B) the value of the company divided by the number of outstanding shares of common stock, in each case, as of the date of the event triggering the conversion.  In the case of conversion upon the listing of our shares, the conversion of the convertible stock will not occur until the 31st trading day after the date of such listing.  However, if our advisory management agreement with Behringer Harvard Multifamily Advisors I expires without renewal or is terminated (other than because of a material breach by our advisor) prior to either such triggering event described in the foregoing paragraph (an “advisory management agreement termination”), then upon either such triggering event the holder of the convertible stock will be entitled to a prorated portion of the number of shares of common stock determined by the foregoing calculation, where such proration is based on the percentage of time that we were advised by Behringer Harvard Multifamily Advisors I.

The example below illustrates how the conversion would work based on a purely hypothetical set of facts.  The hypothetical assumes the following facts as of the date of the triggering event:

A.            We raise $800 million.

B.            A 7% cumulative, non-compounded, annual return on the $800 million is equal to $56 million.

C.            The value of the company is equal to $1 billion.

D.            We pay $48 million in distributions to investors.

E.             We have 8 million shares of common stock outstanding.

F.                                      1,440 days have passed during which the advisory management agreement with Behringer Harvard Multifamily Advisors I was effective.

G.                                     1,800 days have elapsed from the date the advisory management agreement with Behringer Harvard Multifamily Advisors I commenced through the date of the triggering event.

Step 1:    calculate the numerator of the conversion equation, as follows:

The value of the company (C) as of the date of the triggering event ($1 billion) plus total distributions (D) paid to our stockholders through the date of the triggering event ($48 million) on then outstanding shares of our common stock equals $1.048 billion.

minus

The aggregate price paid for those outstanding shares (A) ($800 million) plus a 7% cumulative, non-compounded, annual return on the price paid for those outstanding shares (B) ($56 million) equals $856 million.

Or, $1.048 billion minus $856 million equals $192 million. $192 million is multiplied by 0.15, which equals $28.8 million.

Step 2:    calculate the denominator of the conversion equation, as follows:

The value of the company (C) ($1 billion) divided by the number of outstanding shares of common stock (E) (8 million) as of the date of the triggering event equals $125.

Step 3:          take the numerator calculated in step 1 and divide it by the denominator calculated in step 2, as follows:

$28.8 million divided by $125 equals 230,400.

Therefore, 230,400 shares would have been the number of shares that would have been issuable upon conversion if the advisory management agreement had been effective from the date the advisory management agreement with Behringer Harvard Multifamily Advisors I commenced through the date of the triggering event.

Step 4a: because the triggering event occurred after an “advisory management agreement termination,” as defined above, calculate the proration factor, as follows:

The number of days since during which the advisory management agreement with Behringer Harvard Multifamily Advisors I was effective (F) (1,440) divided by the number of days elapsed from the date the advisory management agreement with Behringer Harvard Multifamily Advisors I commenced through the date of the triggering event (G) (1,800) equals 0.8.

Step 4b:   take the factor calculated in step 4a and multiply it by the number of shares of common shares calculated in step 3, as follows:

0.8 multiplied by 230,400 equals 184,320.

Therefore, 184,320 shares is the number of shares that will be issuable upon conversion, because the triggering event occurred after an “advisory management agreement termination.”

As used above and in our charter, “value of the company” as of a specific date means our actual value as a going concern on the applicable date based on the difference between (A) the actual value of all of our assets as determined in good faith by our board, including a majority of the independent directors, and (B) all of our liabilities as set forth on our balance sheet for the period ended immediately prior to the determination date, provided that (1) if such value is being determined in connection with a change of control that establishes our net worth, then the value shall be the net worth established thereby and (2) if such value is being determined in connection with the listing of our common stock for trading on a national securities exchange, then the value shall be the number of outstanding shares of common stock multiplied by the closing price of a single share of common stock, averaged over a period of 30 trading days after the date of listing.  If the holder of shares of convertible stock disagrees with the value determined by the board, then each of the holder of the convertible stock and us shall name one appraiser and the two named appraisers shall promptly agree in good faith to the appointment of one other appraiser whose determination of the value of the company shall be final and binding on the parties.  The cost of such appraisal shall be shared evenly between us and our advisor.

Our charter provides that if we:

•                  reclassify or otherwise recapitalize our outstanding common stock (except to change the par value, or to change from no par value to par value, or to subdivide or otherwise split or combine shares) or

•                  consolidate or merge with another entity in a transaction in which we are either (1) not the surviving entity or (2) the surviving entity but that results in a reclassification or recapitalization of our common stock (except to change the par value, or to change from no par value to par value, or to subdivide or otherwise split or combine shares), then we or the successor or purchasing business entity must provide that the holder of each share of our convertible stock outstanding at the time one of the events triggering conversion described above occurs will continue to have the right to convert the convertible stock upon such a triggering event.  After one of the above transactions occurs, the convertible stock will be convertible into the kind and amount of stock and other securities and property received by the holders of common stock in the transaction that occurred, such that upon conversion, the holders of convertible stock will realize as nearly as possible the same economic rights and effects as described above in the description of the conversion of our convertible stock.  This right will apply to successive reclassifications, recapitalizations, consolidations and mergers until the convertible stock is converted.

Our board of directors will oversee the conversion of the convertible stock to ensure that any shares of common stock issuable in connection with the conversion is calculated in accordance with the terms of our charter and to evaluate the impact of the conversion on our REIT status.  If, in the good faith judgment of our board, full conversion of the convertible stock would jeopardize our status as a REIT, then only such number of shares of convertible stock (or fraction of a share thereof) shall be converted into a number of shares of common stock such that our REIT status would not be jeopardized.  The conversion of the remaining shares of convertible stock will be deferred until the earliest date after our board of directors determines that such conversion will not jeopardize our qualification as a real estate investment trust.  Any such deferral will not otherwise alter the terms of the convertible stock.

Preferred Stock

Our board of directors has no present plans to issue preferred stock, but may do so at any time in the future without stockholder approval.  If our board of directors does determine to issue preferred stock, we expect that such issuances will be approved by at least a majority of our independent directors who do not have an interest in the transaction and who have access to our legal counsel, or independent legal counsel, at our expense.

Meetings and Special Voting Requirements

An annual meeting of the stockholders will be held each year, at least 30 days after delivery of our annual report to our stockholders.  Special meetings of stockholders may be called only upon the request of a majority of our directors, a majority of the independent directors, the president of the company or the secretary of the company upon the written request of stockholders holding at least 10% of our outstanding common shares entitled to vote at the meeting.  Upon receipt of a written request of stockholders holding at least 10% of our outstanding shares entitled to vote at the meeting stating the purpose of the special meeting, the secretary will provide all of our stockholders entitled to vote at the meeting written notice of the meeting, and the purpose of such meeting, to be held not less than 15 nor more than 60 days after the distribution of the notice of meeting.  The presence of holders of a majority of the outstanding shares entitled to vote at the meeting, either in person or by proxy, will constitute a quorum.  Unless otherwise provided by Maryland General Corporation Law or our charter, the affirmative vote of a majority of votes cast at a meeting at which a quorum is present is necessary to take stockholder action.

Under our charter, which sets forth the stockholder voting rights required to be set forth therein under NASAA REIT Guidelines, and under the Maryland General Corporation Law, our holders of shares of our common stock are entitled to vote at a duly held meeting at which a quorum is present on:

•                  the election or removal of directors;

•                  any amendment of our charter, except that our board of directors may amend our charter without stockholder approval to:

      change our name;

      increase or decrease the aggregate number of our shares;

                  increase or decrease the number of our shares of any class or series that we have the authority to issue;

                  classify or reclassify any unissued shares by setting or changing the preferences, conversion or other rights, restrictions, limitations as to distributions, qualifications or terms and conditions of redemption of such shares;

      effect reverse stock splits; and

                  after the listing of our shares of common stock on a national securities exchange, opting into any of the provisions of Subtitle 8 of Title 3 of the Maryland General Corporation Law (see “—Provisions of Maryland Law and of Our Charter and Bylaws—Subtitle 8” below);

•                  a reorganization as provided in our charter;

•                  our liquidation or dissolution; and

•                  our being a party to any merger, consolidation or sale or other disposition of substantially all of our assets (notwithstanding that Maryland law may not require stockholder approval).

Our charter provides that our stockholders are not entitled to exercise any rights of an objecting stockholder provided for under Maryland law unless the board, upon the affirmative vote of a majority of the entire board, determines that such rights will apply, with respect to all or any classes or series of stock, to a particular transaction or all transactions occurring after the date of such approval in connection with which our stockholders would otherwise be entitled to exercise such rights.

Our advisor is selected and approved annually by our directors.  While our stockholders do not have the ability to vote to replace Behringer Harvard Multifamily Advisors I or to select a new advisor, stockholders do have the ability, by the affirmative vote of holders of a majority of the shares entitled to vote on such matter, to elect to remove a director from our board with or without cause.

Holders of shares of our common stock are entitled to receive a copy of our stockholder list upon request in connection with the exercise of their voting rights or for other proper purposes.  Such list may not be used to solicit the acquisition of our shares or for another commercial purpose other than in the interest of the applicant as a stockholder relative to the affairs of the Company.  The list provided by us will include each common stockholder’s name, address and telephone number, if available, and the number of shares owned by each common stockholder, and will be sent within ten days of the receipt by us of the request.  A stockholder requesting a list will be required to pay reasonable costs of postage and duplication.  Holders of shares of our common stock and their representatives shall also be given access to our corporate records at reasonable times.  We have the right to ask that a requesting stockholder represent to us that the list and records will not be used to pursue commercial interests.

In addition to the foregoing, stockholders have rights under Rule 14a-7 under the Exchange Act which provides that, upon the request of stockholders and the payment of the expenses of the distribution, we are required to distribute specific materials to stockholders in the context of the solicitation of proxies for voting on matters presented to stockholders or, at our option, provide requesting stockholders with a copy of the list of stockholders so that the requesting stockholders may make the distribution of proxies themselves.

Restriction on Ownership of Shares

In order for us to qualify as a REIT, not more than 50% in value of our outstanding shares may be owned by any five or fewer individuals, including certain entities treated as individuals under the Internal Revenue Code.  In addition, our outstanding shares must be owned by 100 or more persons independent of us and each other during at least 335 days of a 12-month taxable year or during a proportionate part of a shorter taxable year.  Each of the requirements specified in the two preceding sentences shall not apply until after 2007, the first taxable year for which we will make an election to be taxed as a REIT.  We may prohibit acquisitions and transfers of shares so as to ensure our continued qualification as a REIT under the Internal Revenue Code.  However, we cannot assure you that this prohibition will be effective.

In order to assist us in preserving our status as a REIT, our charter contains restrictions on the number of shares of our common stock and preferred stock that a person may own.  No person may acquire or hold, directly or indirectly, in excess of 9.8% (in value or in number of shares, whichever is more restrictive) of our outstanding shares of common or preferred stock.  This limitation does not apply to the holder(s) of our convertible stock or the common stock issued upon conversion of our convertible stock.  However, our board of directors may defer the timing of the conversion of all or a portion of our convertible stock if it determines that full conversion could jeopardize our qualification as a real estate investment trust under then applicable federal income tax laws and regulation.  Any such deferral will not otherwise alter the terms of the convertible stock, and such stock will convert at the earliest date after our board of directors determines that such conversion will not jeopardize our qualification as a real estate investment trust.

Our charter further prohibits (a) any person from owning shares of our stock that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT and (b) any person from transferring shares of our stock if the transfer would result in our stock being owned by fewer than 100 persons.  Any person who acquires or intends to acquire shares of our stock that may violate any of these restrictions, or who is the intended transferee of shares of our stock that are transferred to the trust, as discussed below, is required to give us immediate notice and provide us with such information as we may request in order to determine the effect of the transfer on our status as a REIT.  The above restrictions will not apply if our board determines that it is no longer in our best interests to continue to qualify as a REIT.

Our board, in its sole discretion, may exempt a person from these limits.  However, the board may not exempt any person whose ownership of our outstanding stock would result in our being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code or otherwise would result in our failing to qualify as a REIT.  In order to be considered by the board for exemption, a person also must not own, directly or indirectly, an interest in a tenant of ours (or a tenant of any entity that we own or control) that would cause us to own, directly or indirectly, more than a 9.9% interest in the tenant.  The person seeking an exemption must represent to the satisfaction of the board that it will not violate these two restrictions.  The person also must agree that any violation or attempted violation of these restrictions will result in the automatic transfer of the shares of stock causing the violation to the trust, as discussed below.  The board of directors may require a ruling from the Internal Revenue Service or an opinion of counsel in order to determine or ensure our status as a REIT.

Any attempted transfer of our stock which, if effective, would result in our stock being beneficially owned by fewer than 100 persons within the meaning of Section 856(a)(5) of the Internal Revenue Code will be null and void.  Any attempted transfer of our stock which, if effective, would result in violation of the ownership limits discussed above or in our being “closely held” under Section 856(h) of the Internal Revenue Code or in our otherwise failing to qualify as a REIT, will cause the number of shares causing the violation (rounded to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares.  The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the transfer.  Shares of our stock held in the trust will be issued and outstanding shares.  The proposed transferee will not benefit economically from ownership of any shares of stock held in the trust, will have no rights to distributions and no rights to vote or other rights attributable to the shares of stock held in the trust.  The trustee of the trust will have all voting rights and rights to distributions or other distributions with respect to shares held in the trust.  These rights will be exercised for the exclusive benefit of the charitable beneficiary.  Any distribution paid prior to our discovery that shares of stock have been transferred to the trust will be paid by the recipient to the trustee upon demand.  Any distribution authorized but unpaid will be paid when due to the trustee.  Any distribution paid to the trustee will be held in trust for the charitable beneficiary.  Subject to Maryland law, the trustee will have the authority (1) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and (2) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary.  However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations.  Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows.  The proposed transferee will receive the lesser of (1) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price of the shares on the day of the event causing the shares to be held in the trust and (2) the price received by the trustee from the sale or other disposition of the shares.  Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary.  If, prior to our discovery that shares of our stock have been transferred to the trust, the shares are sold by the proposed transferee, then (1) the shares shall be deemed to have been sold on behalf of the trust and (2) to the extent that the proposed transferee received an amount for the shares that exceeds the amount he or she was entitled to receive, the excess shall be paid to the trustee upon demand.  The notice given to stockholders upon issuance or transfer of shares of our stock will refer to the restrictions described above.

In addition, shares of our stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (2) the fair market value on the date we, or our designee, accept the offer.  We will have the right to accept the offer until the trustee has sold the shares.  Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) of our stock, within 30 days after the end of each taxable year, is required to give us written notice, stating his name and address, the number of shares of each class and series of our stock that he or she beneficially owns and a description of the manner in which the shares are held.  Each such owner will provide us with such additional information as we may request in order to determine the effect, if any, of his beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits.  In addition, each stockholder will upon demand be required to provide us with such information as we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

The foregoing ownership limits could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of the stockholders.

Distributions

Until we generate sufficient cash flow from operating activities to fully fund the payment of distributions, some or all of our distributions will be paid from other sources.  We may generate cash to pay distributions from financing activities, components of which may include borrowings (including borrowings secured by our assets) in anticipation of future operating cash flow and proceeds of this offering.  In addition, from time to time, our advisor and its affiliates may agree to waive or defer all, or a portion, of the acquisition, asset management or other fees or other incentives due to them, enter into lease agreements for unleased space, pay general administrative expenses or otherwise supplement investor returns in order to increase the amount of cash available to make distributions to our stockholders.  In addition, to the extent we invest in development or redevelopment projects or in properties that have significant capital requirements, these properties may not immediately generate cash flow from operating activities.  Thus, our ability to make distributions may be negatively impacted, especially during our early periods of operation.

We expect our board of directors to declare distributions on a quarterly basis and to pay distributions to our stockholders on a monthly basis.  We intend to calculate these monthly distributions based on daily record dates so our investors will become eligible for distributions immediately upon purchasing shares.  Distributions will be paid to stockholders as of the record dates selected by the directors.

We are required to make distributions sufficient to satisfy the requirements for qualification as a REIT for tax purposes.  Generally, distributed income will not be taxable to us under the Internal Revenue Code if we distribute at least 90% of our REIT taxable income.  See “Federal Income Tax Considerations—Taxation of the Company” and “Federal Income Tax Considerations—Requirements for Qualification as a REIT.”

Distributions will be authorized at the discretion of our board of directors, based on its analysis of our performance over the previous period, expectations of performance for future periods, including actual and anticipated cash flow from operating activities, changes in market capitalization rates for investments suitable for our portfolio, capital expenditure needs, general financial condition and other factors that our board of directors deem relevant.  The board’s discretion will be influenced, in substantial part, by its obligation to cause us to comply with the REIT requirements.  Because we may receive income from interest or rents at various times during our fiscal year, distributions may not reflect our income earned in that particular distribution period but may be paid in anticipation of cash flow that we expect to receive during a later period or of receiving funds in an attempt to make distributions relatively uniform.

Many of the factors that can affect the availability and timing of cash distributions to stockholders are beyond our control, and a change in any one factor could adversely affect our ability to pay future distributions.  There can be no assurance that future cash flow from operating activities will support distributions at the rate that such distributions are paid in any particular distribution period.  See “Risk Factors — Risks Related to Our Business in General — Distributions may be paid from capital and there can be no assurance that we will be able to generate the cash flows necessary to continue to pay initially established distributions or maintain distributions at any particular level, or to increase distributions over time.”

We are not prohibited from distributing our own securities in lieu of making cash distributions to stockholders.  We may issue securities as stock dividends in the future.

Share Redemption Program

Our board of directors has adopted a share redemption program that permits you to sell your shares back to us after you have held them for at least one year, subject to the significant conditions and limitations of the program.  Our board of directors can amend the provisions of our share redemption program without the approval of our stockholders.  The purchase price for such shares redeemed under the redemption program will be as set forth below until we begin obtaining appraisals.  We expect to obtain appraisals of the value of our properties and our other assets up to three full fiscal years after the later of the termination of this or any subsequent offering of our shares.  We expect to retain persons independent of us and our advisor to prepare these appraisals.  However, in light of a recent regulatory pronouncement regarding estimated per share valuation disclosures within 18 months of the termination of our most recent offering of shares, we expect our board of directors to consider further the timing and nature of such appraisals at an upcoming board meeting.

Except for redemptions sought upon a stockholder’s death or qualifying disability (as defined below) or redemptions sought upon a stockholder’s confinement to a long-term care facility (upon the conditions set forth below), the purchase price per share for shares redeemed under the redemption program will equal (1) prior to the time we begin obtaining appraisals, the amount by which (a) the lesser of (i) 90% of the average gross price per share the original purchaser or purchasers of your shares paid to us, which we refer to as the “issue price,” for all of your shares (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our common stock) or (ii) 90% of the offering price of shares in our most recent primary offering exceeds (b) the aggregate amount of net sale proceeds per share, if any, distributed to investors prior to the redemption date as a result of the sale of one or more of our investments, or (2) after we begin obtaining such appraisals, the lesser of (i) 100% of the average issue price per share for all of your shares (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our common stock) or (ii) 90% of the estimated value of a share of common stock, as determined by the most recent appraisal.

In the event that you redeem all of your shares, any shares that you purchased pursuant to our distribution reinvestment plan may be excluded from the foregoing one-year holding period requirement, in the discretion of our board of directors.  In addition, for purposes of the one-year holding period, limited partners of Behringer Harvard Multifamily OP I who exchange their limited partnership units for shares of our common stock will be deemed to have owned their shares as of the date they were issued their limited partnership units in Behringer Harvard Multifamily OP I.  For a description of the exchange rights of the limited partners of Behringer Harvard Multifamily OP I, see “The Operating Partnership Agreement—Exchange Rights.”

Subject to the limitations described in this prospectus and provided that the redemption request is made within 270 days of the event giving rise to the following special circumstances, we will also waive the one-year holding requirement (a) upon the request of the estate, heir or beneficiary of a deceased stockholder or (b) upon the qualifying disability of a stockholder or upon a stockholder’s confinement to a long-term care facility, provided that the condition causing such disability or need for long-term care was not preexisting on the date that such person became a stockholder.  Our board of directors reserves the right in its sole discretion at any time to (1) waive the one-year holding period in the event of other exigent circumstances affecting a stockholder such as bankruptcy or a mandatory distribution requirement under a stockholder’s IRA, (2) reject any request for redemption, (3) change the purchase price for redemptions, or (4) otherwise amend the terms of our share redemption program.

In addition, and subject to the conditions and limitations described below, we will redeem shares at the prices described below upon the death of a stockholder who is a natural person, including shares held by such stockholder through a revocable grantor trust or an IRA or other retirement or profit-sharing plan, after receiving written notice from the estate of the stockholder, the recipient of the shares through bequest or inheritance, or, in the case of a revocable grantor trust, the trustee of such trust, who shall have the sole ability to request redemption on behalf of the trust.  We must receive the written notice within 270 days after the death of the stockholder.  If spouses are joint registered holders of shares, the request to redeem the shares may be made if either of the registered holders dies.  If the stockholder is not a natural person, such as a trust other than a revocable grantor trust, partnership, corporation or other similar entity, these special redemption rights upon death do not apply.

Furthermore, and subject to the conditions and limitations described below, we will redeem shares at the prices described below held by a stockholder who is a natural person, including shares held by such stockholder through a revocable grantor trust or an IRA or other retirement or profit-sharing plan, with a qualifying disability or upon confinement to a long-term care facility, after receiving written notice from such stockholder, provided that the condition causing the qualifying disability was not preexisting on the date that the person became a stockholder or that the stockholder seeking redemption was not confined to a long-term care facility on the date the person became a stockholder.  We must receive written notice within 270 days after the determination of such stockholder’s qualifying disability or, with respect to redemptions sought upon a stockholder’s confinement to a long-term care facility, within 270 days of the earlier of (1) the one-year anniversary of the stockholder’s admittance to the long-term care facility or (2) the date of the determination of the stockholder’s indefinite confinement to the long-term care facility by a licensed physician.  If the stockholder is not a natural person, such as a trust (other than a revocable grantor trust), partnership, corporation or other similar entity, these special redemption rights do not apply.

In order for a disability to be considered a “qualifying disability,” (1) the stockholder must receive a determination of disability based upon a physical or mental condition or impairment arising after the date the stockholder acquired the shares to be redeemed, and (2) such determination of disability must be made by the governmental agency responsible for reviewing the disability retirement benefits that the stockholder could be eligible to receive (the “applicable governmental agency”).  The “applicable governmental agencies” are limited to the following:  (1) if the stockholder paid Social Security taxes and therefore could be eligible to receive Social Security disability benefits, then the applicable governmental agency is the Social Security Administration or the agency charged with responsibility for administering Social Security disability benefits at that time if other than the Social Security Administration; (2) if the stockholder did not pay Social Security benefits and therefore could not be eligible to receive Social Security disability benefits, but the stockholder could be eligible to receive disability benefits under the Civil Service Retirement System (“CSRS”), then the applicable governmental agency is the U.S. Office of Personnel Management or the agency charged with responsibility for administering CSRS benefits at that time if other than the Office of Personnel Management; or (3) if the stockholder did not pay Social Security taxes and therefore could not be eligible to receive Social Security benefits but suffered a disability that resulted in the stockholder’s discharge from military service under conditions that were other than dishonorable and therefore could be eligible to receive military disability benefits, then the applicable governmental agency is the Department of Veterans Affairs or the agency charged with the responsibility for administering military disability benefits at that time if other than the Department of Veterans Affairs.

Disability determinations by governmental agencies for purposes other than those listed above, including but not limited to worker’s compensation insurance, administration or enforcement of the Rehabilitation Act or Americans with Disabilities Act, or waiver of insurance premiums, will not entitle a stockholder to the special redemption terms applicable to stockholders with a “qualifying disability” unless permitted in the discretion of the board of directors.  Redemption requests following an award by the applicable governmental agency of disability benefits must be accompanied by:  (1) the investor’s initial application for disability benefits and (2) a Social Security Administration Notice of Award, a U.S. Office of Personnel Management determination of disability under CSRS, a Veteran’s Administration record of disability-related discharge or such other documentation issued by the applicable governmental agency that we deem acceptable and demonstrates an award of the disability benefits.

We understand that the following disabilities do not entitle a worker to Social Security disability benefits:

•                  disabilities occurring after the legal retirement age;

•                  temporary disabilities; and

•                  disabilities that do not render a worker incapable of performing substantial gainful activity.

Therefore, such disabilities will not qualify for the special redemption terms except in the limited circumstances when the investor is awarded disability benefits by the other “applicable governmental agencies” described above.  However, where a stockholder requests the redemption of his or her shares due to a disability, and such stockholder does not have a “qualifying disability” under the terms described above, our board of directors may redeem the stockholder’s shares in its discretion on the special terms available for a qualifying disability.

With respect to redemptions sought upon a stockholder’s confinement to a long-term care facility, a “long-term care facility” shall mean an institution that:  (1) either (a) is approved by Medicare as a provider of skilled nursing care or (b) is licensed as a skilled nursing home by the state or territory in which it is located (it must be within the United States, Puerto Rico, or U.S. Virgin Islands) and (2) meets all of the following requirements:  (a) its main function is to provide skilled, intermediate or custodial nursing care; (b) it provides continuous room and board to three or more persons; (c) it is supervised by a registered nurse or licensed practical nurse; (d) it keeps daily medical records of all medication dispensed; and (e) its primary service is other than to provide housing for residents.  Where a stockholder seeks redemption of his or her shares due to confinement to a long-term care facility, the stockholder must submit a written statement from a licensed physician certifying either (1) the stockholder’s continuous and continuing confinement to a long-term care facility over the course of the last year or (2) that the licensed physician has determined that the stockholder will be indefinitely confined to a long-term care facility.  Notwithstanding the above, where a stockholder requests redemption of his or her shares due to confinement to a long-term care facility, and such stockholder does not meet the definition set forth above, our board of directors may redeem the stockholder’s shares in its discretion on the special terms available for confinement to a long-term care facility.

The purchase price per share for redemptions sought upon a stockholder’s death or qualifying disability or confinement to a long-term care facility (provided that the condition causing such qualifying disability was not preexisting on the date that such person became a stockholder or that the stockholder was not confined to a long-term care facility on the date the person became a stockholder), until we begin having appraisals performed, will be equal to the amount by which (a) the average issue price per share for all of your shares (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the common stock) exceeds (b) the aggregate amount of net sale proceeds per share, if any, distributed to investors prior to the redemption date as a result of the sale of one or more of our investments.  Thereafter, the purchase price will be the estimated value per share, as determined by the most recent appraisal.

Our share redemption program, including redemptions sought upon a stockholder’s death or disability or upon confinement of a stockholder to a long-term care facility, is available only for stockholders who purchase their shares directly from us or the transferees mentioned below, and is not intended to provide liquidity to any stockholder who acquired his or her shares by purchase from another stockholder.  In connection with a request for redemption, the stockholder or his estate, heir or beneficiary will be required to certify to us that the stockholder acquired the shares to be repurchased either (1) directly from us or (2) from the original investor by way of (i) a bona fide gift not for value to, or for the benefit of, a member of the investor’s immediate or extended family (including the investor’s spouse, parents, siblings, children or grandchildren and including relatives by marriage), (ii) through a transfer to a custodian, trustee or other fiduciary for the account of the investor or members of the investor’s immediate or extended family in connection with an estate planning transaction, including by bequest or inheritance upon death or (iii) operation of law.

We will generally engage a third party to conduct a Uniform Commercial Code (“UCC”) search to ensure that no liens or encumbrances are held against the shares presented for redemption.  We will cover the cost for these searches.  Shares that are not subject to liens or encumbrances will be eligible for redemption following the completion of the UCC search.  We will not redeem shares that are subject to liens or other encumbrances until the stockholder presents evidence that such liens or encumbrances have been removed.

We intend to redeem shares quarterly under the program.  We will not redeem in excess of 5% of the weighted-average number of shares outstanding during the 12-month period immediately prior to the effective date of redemption.  Our board of directors will determine at least quarterly whether we have sufficient excess cash to repurchase shares.  Generally, the cash available for redemption will be limited to proceeds from our distribution reinvestment plan plus, if we had positive operating cash flow for the previous fiscal year, 1% of all operating cash flow from the previous fiscal year.  Our board of directors, in its sole discretion, may suspend implementation of, terminate or amend our share redemption program at any time it determines that such suspension, termination or amendment is in our best interest.  Our board may also reduce the number of shares purchased under the share redemption program if it determines the funds otherwise available to fund our share redemption program are needed for other purposes.  These limitations apply to all redemptions, including redemptions sought upon a stockholder’s death, qualifying disability or confinement to a long-term care facility.  You will have no right to request redemption of your shares if the shares are listed for trading on a national securities exchange.  See “Risk Factors—Risks Related to Our Business in General.”

A request for redemption may be withdrawn in whole or in part by a stockholder in writing at any time prior to redemption.  We cannot guarantee that the funds set aside for the share redemption program will be sufficient to accommodate all requests made in any particular redemption period.  If we cannot accommodate a redemption request due to the foregoing limitations, the stockholder or his or her estate, heir or beneficiary can (1) withdraw the request for redemption, or (2) ask that we honor the request at such time, if any, when the limitations no longer prevent redemption.  Such pending requests will be honored among all requests for redemptions in any given redemption period, as follows:  first, pro rata as to redemptions sought upon a stockholder’s death or disability or sought upon a stockholder’s confinement to a long-term care facility; next, pro rata as to redemptions to stockholders who demonstrate, in the discretion of our board of directors, another involuntary, exigent circumstance, such as bankruptcy; next, pro rata as to redemptions to stockholders subject to a mandatory distribution requirement under their IRAs; and, finally, pro rata as to other redemption requests.  Our advisor and its affiliates will defer their own redemption requests, if any, until all other requests for redemption have been met.

In general, a stockholder or his estate, heir or beneficiary may present to us fewer than all of the shares then owned for redemption, except that the minimum number of shares that must be presented for redemption shall be at least 25% of the holder’s shares.  However, as little as 10% of your shares may be presented for redemption if your redemption request is made within 270 days of the event giving rise to the special circumstances described in this sentence, where redemption is being requested (1) on behalf of a deceased stockholder; (2) by a stockholder with a qualifying disability, who is deemed by our board of directors to be permanently disabled or who is seeking redemption upon confinement to a long-term care facility; (3) by a stockholder due to other involuntary, exigent circumstances, such as bankruptcy; or (4) by a stockholder due to a mandatory distribution under such stockholder’s IRA; provided, however, that any future redemption request by such stockholder must present for redemption at least 25% of such stockholder’s remaining shares.  Except in the case of redemptions due to a mandatory distribution under a stockholder’s IRA, we will treat a redemption request that would cause you to own fewer than 200 shares as a request to redeem all of your shares, and we will vary from pro rata treatment of redemptions as necessary to avoid having stockholders holding fewer than 200 shares.  In the case of stockholders who undertake a series of partial redemptions, appropriate adjustments in the purchase price for the redeemed shares will be made so that the blended price per share for all redeemed shares is reflective of the issue price per share of all shares owned by such stockholder through the dates of each redemption.

A stockholder who wishes to have shares redeemed must mail or deliver to us a written request on a form provided by us and executed by the stockholder, its trustee or authorized agent.  An estate, heir or beneficiary that wishes to have shares redeemed following the death of a stockholder must mail or deliver to us a written request on a form provided by us, including evidence acceptable to our board of directors of the death of the stockholder, and executed by the executor or executrix of the estate, the heir or beneficiary, or their trustee or authorized agent.  A stockholder requesting the redemption of his or her shares due to a qualifying disability or confinement to a long-term care facility must mail or deliver to us a written request on a form provided by us, including the evidence and documentation described above, or evidence acceptable to our board of directors of the stockholder’s disability or confinement to a long-term care facility.  If the shares are to be redeemed under the conditions outlined herein, we will forward the documents necessary to affect the redemption, including any signature guaranty we may require.

The effective date of any redemption will be the last day of the calendar month preceding the quarterly determination by our board of directors of the availability of funds for redemption.  The shares approved for redemption will accrue no distributions after the effective date of redemption.  In making the determination of the availability of funds for redemption, our board of directors will consider only properly completed redemption requests that we received on or before the last day of the calendar month preceding the determination of the availability of funds for redemption.  Payment for the shares so approved for redemption, assuming sufficient funds for redemption and the satisfaction of all necessary conditions, will be made no later than 15 days after the date of our directors’ action to determine the shares approved for redemption.

Subject to the restrictions in Behringer Harvard Multifamily OP I’s limited partnership agreement and any other applicable agreement, we may cause Behringer Harvard Multifamily OP I to offer to its limited partners (other than our subsidiaries, BHMF, Inc. and BHMF Business Trust) a partnership unit redemption program equivalent to our share redemption program.  Any units redeemed under the partnership unit redemption program will be redeemed upon terms substantially equivalent to the redemption terms of our share redemption program and will be treated as shares for purposes of calculating the annual limitation on the number of shares that may be redeemed under our share redemption program.

Our share redemption program is only intended to provide interim liquidity for our stockholders until a secondary market develops for the shares.  No such market presently exists, and we cannot assure you that any market for your shares will ever develop.  The shares we purchase under the share redemption program will be cancelled.  Neither our advisor, nor any member of our board of directors nor any of their affiliates will receive any fee on the repurchase of shares by us pursuant to the share redemption program.  For a discussion of the tax treatment of redemptions, see “Federal Income Tax Considerations—Taxation of U.S. Stockholders.”

The foregoing provisions regarding the share redemption program in no way limit our ability to repurchase shares from stockholders by any other legally available means for any reason that the advisor, in its discretion, deems to be in our best interest.

Restrictions on Roll-up Transactions

A Roll-up Transaction is a transaction involving the acquisition, merger, conversion or consolidation, directly or indirectly, of us and the issuance of securities of an entity (a “Roll-up Entity”) that is created or would survive after the successful completion of a Roll-up Transaction.  This term does not include:

•                  a transaction involving our securities that have been for at least 12 months listed for trading on a national securities exchange; or

•                  a transaction involving only our conversion into a trust or association if, as a consequence of the transaction, there will be no significant adverse change in common stockholder voting rights, the term of our existence, compensation to Behringer Harvard Multifamily Advisors I or our investment objectives.

In connection with any proposed Roll-up Transaction involving the issuance of securities of a Roll-up Entity, an appraisal of all of our assets shall be obtained from a competent independent appraiser.  The assets shall be appraised on a consistent basis, and the appraisal will be based on the evaluation of all relevant information and will indicate the value of our assets as of a date immediately prior to the announcement of the proposed Roll-up Transaction.  The appraisal shall assume an orderly liquidation of assets over a 12-month period.  The terms of the engagement of the independent appraiser shall clearly state that the engagement is for our benefit and the benefit of our stockholders.  A summary of the appraisal, indicating all material assumptions underlying the appraisal, shall be included in a report to stockholders in connection with any proposed Roll-up Transaction.

In connection with a proposed Roll-up Transaction, the sponsor of the Roll-up Transaction must offer to our common stockholders who vote “no” on the proposal the choice of:

(1)                                  accepting the securities of the Roll-up Entity offered in the proposed Roll-up Transaction; or

(2)                                  one of the following:

(a)                                  remaining as holders of our common stock and preserving their interests in us on the same terms and conditions as existed previously; or

(b)                                 receiving cash in an amount equal to the stockholder’s pro rata share of the appraised value of our net assets.

We are prohibited from participating in any proposed Roll-up Transaction:

•                  that would result in our common stockholders having democracy rights in a Roll-up Entity that are less than those provided in our charter and bylaws with respect to the voting rights of our stockholders, annual reports and annual and special meetings of stockholders or that would permit our shares to be assessable;

•                  that includes provisions that would materially impede or frustrate the accumulation of shares by any purchaser of the securities of the Roll-up Entity, except to the minimum extent necessary to preserve the tax status of the Roll-up Entity, or that would limit the ability of an investor to exercise the voting rights of its securities of the Roll-up Entity on the basis of the number of shares held by that investor;

•                  in which our investors’ rights of access to the records of the Roll-up Entity will be less than those provided in our charter and described under “—Meetings and Special Voting Requirements”; or

•                  in which any of the costs of the Roll-up Transaction would be borne by us if the Roll-up Transaction is not approved by our stockholders.

Provisions of Maryland Law and of Our Charter and Bylaws

Business Combinations

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder.  These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities.  An interested stockholder is defined as:

•                  any person who beneficially owns 10% or more of the voting power of the corporation’s shares; or

•                  an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder.  However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•                  80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•                  two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for his or her shares.  Maryland law also permits various exemptions from these provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder.  The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

Maryland law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter.  Shares owned by the acquirer, by officers or by directors who are employees of the corporation are excluded from the vote on whether to accord voting rights to the control shares.  Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•                  one-tenth or more but less than one-third;

•                  one-third or more but less than a majority; or

•                  a majority or more of all voting power.

Control shares do not include shares the acquiring person is entitled to vote as a result of having previously obtained stockholder approval.  A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares.  The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting.  If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved.  The right of the corporation to redeem control shares is subject to certain conditions and limitations.  Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of the shares are considered and not approved.  If voting rights for control shares are approved at a stockholders’ meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights.  The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (b) to acquisitions approved or exempted by our charter or bylaws.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock.  We can offer no assurance that this provision will not be amended or eliminated at any time in the future.

Tender Offers by Stockholders

Our charter provides that any tender offer made by a stockholder, including any “mini-tender” offer, must comply with certain notice and disclosure requirements.  These procedural requirements with respect to tender offers apply to any widespread solicitation for shares of our stock at firm prices for a limited time period.

In order for one of our stockholders to conduct a tender offer to another stockholder, our charter requires that the stockholder comply with Regulation 14D of the Exchange Act and provide the Company notice of such tender offer at least 10 business days before initiating the tender offer.   Pursuant to our charter, Regulation 14D would require any stockholder initiating a tender offer to provide:

•                  Specific disclosure to stockholders focusing on the terms of the offer and information about the bidder;

•                  The ability to allow stockholders to withdraw tendered shares while the offer remains open;

•                  The right to have tendered shares accepted on a pro rata basis throughout the term of the offer if the offer is for less than all of our shares; and

•                  That all stockholders of the subject class of shares be treated equally.

In addition to the foregoing, there are certain ramifications to stockholders should they attempt to conduct a noncompliant tender offer.  If any stockholder initiates a tender offer without complying with the provisions set forth above, in our sole discretion, we shall have the right to redeem such noncompliant stockholder’s shares and any shares acquired in such tender offer.  The noncomplying stockholder shall also be responsible for all of our expenses in connection with that stockholder’s noncompliance.

Subtitle 8

Subtitle 8 of Title 3 of the Maryland General Corporation Law permits a Maryland real estate investment trust with a class of equity securities registered under the Securities Exchange Act of 1934 and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•                  a classified board;

•                  two-thirds vote requirement for removing a director;

•                  a requirement that the number of directors be fixed only by vote of the directors;

•                  a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred; and

•                  a majority requirement for the calling of a special meeting of stockholders.

We have added provisions to our charter that prohibit us, until such time that our shares of common stock are listed on a national securities exchange, from electing to be subject to the provisions under Subtitle 8.  Through provisions in our charter and bylaws unrelated to Subtitle 8, we already vest in our board of directors the exclusive power to fix the number of directorships.

Advance Notice of Director Nominations and New Business

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to the board of directors and the proposal of business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by the board of directors or (3) by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws.  With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting.  Nominations of persons for election to the board of directors at a special meeting may be made only (1) pursuant to our notice of the meeting, (2) by the board of directors or (3) provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.  The advance notice provisions of our bylaws could delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common stock or otherwise be in their best interest.

SUMMARY OF DISTRIBUTION REINVESTMENT PLAN AND AUTOMATIC PURCHASE PLAN

Summary of Distribution Reinvestment Plan

We have adopted a distribution reinvestment plan that allows you to have distributions otherwise distributable to you invested in additional shares of our common stock.  We are offering 50,000,000 shares for sale pursuant to our distribution reinvestment plan at an initial price of $9.50 per share.  Such price may only be available until the termination of our primary offering, which is anticipated to be on or before September 2, 2010, though our board of directors may extend the primary offering an additional year.  Our board of directors has the discretion to extend the offering period for the shares offered under our distribution reinvestment plan up to the sixth anniversary of the termination of the primary offering.  We may reallocate the shares of common stock being offered in this prospectus between the primary offering and the distribution reinvestment plan.  The following is a summary of our distribution reinvestment plan.  See Exhibit B to this prospectus for the full text of the plan.

No selling commissions, dealer manager fees or organization and offering expenses will be paid with respect to shares purchased pursuant to our distribution reinvestment plan.  The result is that the net proceeds to us for sales under our distribution reinvestment plan will be $9.50 per share, or $0.60 per share more than $8.90, the amount we receive from the sale of shares in our primary offering (assuming selling commissions of 7%, dealer manager fees of 2.5% and other organization and offering expenses of 1.5% of the gross proceeds in our primary offering and shares in our primary offering are sold at $10.00 per share).  We expect to use substantially all of the proceeds from our distribution reinvestment plan to fund redemptions under our share redemption program.

Pursuant to the terms of our distribution reinvestment plan, the reinvestment agent (which is currently Behringer Harvard Multifamily REIT I) will act on behalf of participants to acquire shares of our common stock with the cash distributions participants are entitled to receive from us.  Distributions will be invested in shares by the reinvestment agent promptly following the payment date with respect to such distributions.  Participants in the distribution reinvestment plan may purchase fractional shares.  If sufficient shares are not available for issuance under such plan, the reinvestment agent will remit excess cash to the participants.  Participants purchasing shares pursuant to our distribution reinvestment plan will have the same rights as stockholders that purchase in the primary offering.

Investment of Distributions

Investors who elect to reinvest their distributions generally are required to have the full amount of their cash distributions from us reinvested pursuant to the plan.  However, our reinvestment agent has the sole discretion, upon the request of an investor, to accommodate the investor’s request for less than all of the investor’s shares to be subject to participation in the plan.

Summary of Automatic Purchase Plan

We have adopted an automatic purchase plan that allows our stockholders to make cash investments of $200.00 or more in additional shares of common stock at regular intervals through automatic debits to their checking, savings or other bank account.  After your initial purchase of shares, you may elect to purchase additional shares of our common stock through this plan.  Investors in other Behringer Harvard-sponsored public real estate programs, including Behringer Harvard REIT I, Behringer Harvard REIT II, Behringer Harvard Opportunity REIT I, Behringer Harvard Opportunity REIT II, Behringer Harvard Short-Term Opportunity Fund I and Behringer Harvard Mid-Term Value Enhancement Fund I may participate in the automatic purchase plan after they have satisfied the minimum purchase requirements of those programs. Purchases pursuant to our automatic purchase plan are made in our primary offering on a monthly basis.  Alabama and Ohio investors are not eligible to participate in this plan.  Dealer manager fees not to exceed 2.5% will be paid with respect to purchases under our automatic purchase plan.  Selling commissions not to exceed 7.0% will be paid with respect to purchases under the automatic purchase plan if the participant in the plan designates in writing that the broker who made the initial sale of shares to the participant shall receive such commission.  A stockholder participating in the plan is permitted to identify, change or eliminate the name of his or her account executive at a participating broker-dealer with respect to investments pursuant to such plan.  In the event that no account executive is identified, or in the event that the account executive is not employed by a broker-dealer or authorized representative having a valid selling agreement with our dealer manager, no selling commission will be paid.  Shares purchased in the automatic investment plan are not eligible for volume discounts.  Participants in the automatic purchase plan may purchase fractional shares.  A complete copy of our form of automatic purchase plan is included in this prospectus as Exhibit C.

Pursuant to the terms of our automatic purchase plan, the reinvestment agent (which is currently Behringer Harvard Multifamily REIT I) will act on behalf of participants to acquire shares of our common stock using the funds that participants designate to be deducted from their bank accounts for automatic purchases.

Election to Participate or Terminate Participation in Distribution Reinvestment Plan or Automatic Purchase Plan

You may elect to participate in our distribution reinvestment plan and/or our automatic purchase plan by making a written election to participate on your subscription agreement at the time you subscribe for shares.  You may elect to participate in either the distribution reinvestment plan or the automatic purchase plan, or both.  If you do not elect to participate in a plan at the time of your initial investment, you may do so at any time by delivering to Behringer Harvard Investment Services, a completed authorization form or other written authorization required by Behringer Harvard Investment Services.  Participation in our distribution reinvestment plan will commence with the next distribution payable after receipt of the participant’s notice, provided it is received at least ten days prior to the last day of the month to which the distribution relates.  Participation in our automatic purchase plan will commence with the date selected by the participant for the first automatic purchase, provided that such date is at least ten days after receipt of the election notice.

Some brokers may determine not to offer their clients the opportunity to participate in either our distribution reinvestment plan or our automatic purchase plan.  Any prospective investor who wishes to participate in either plan should consult with their broker as to the broker’s position regarding participation in our distribution reinvestment plan and/or our automatic purchase plan, as applicable.

We reserve the right to prohibit qualified retirement plans from participating in our distribution reinvestment plan and/or automatic purchase plan if such participation would cause our underlying assets to constitute “plan assets” of qualified retirement plans.  See “Investment by Tax-Exempt Entities and ERISA Considerations.”

Each stockholder electing to participate in our distribution reinvestment plan and/or automatic purchase plan must agree that, if at any time he or she fails to meet the applicable investor suitability standards or cannot make the other investor representations or warranties set forth in the then current prospectus or subscription agreement relating to such investment, he or she will promptly notify the reinvestment agent in writing of that fact and cease participation in the plans.

To withdraw from participation in our distribution reinvestment plan and/or our automatic purchase plan, or to modify the amount, timing or other terms of automatic purchases under the automatic purchase plan, you must provide written notice to the reinvestment agent.  A withdrawal from participation in the distribution reinvestment plan will be effective with respect to distributions for the month in which the notice of termination is received only if the notice is received at least ten days prior to the end of such month.  A withdrawal from or modification of participation in the automatic purchase plan will be effective as of the date selected by the investor in the withdrawal or modification notice, provided that such date is at least ten days after receipt of such notice.

Prior to the listing of our shares on a national stock exchange, if ever, any stockholder’s transfer of shares will terminate such stockholder’s participation in the distribution reinvestment plan with respect to such transferred shares as of the first day of the quarter in which such transfer is effective, unless the transferee of such shares in connection with such transfer demonstrates that such transferee meets the requirements for participation under the distribution reinvestment plan and affirmatively elects participation by delivering an executed authorization form.

Offers and sales of shares pursuant to the distribution reinvestment plan and the automatic purchase plan must be registered in certain states in which such offers and sales are made unless an exemption from registration is available.  Generally, such registrations are for a period of one year.  Thus, we may have to stop selling shares pursuant to the distribution reinvestment plan and the automatic purchase plan in any of the states in which the required registration is not renewed annually.

Reports to Participants

Within 60 days after the end of each fiscal quarter, the reinvestment agent will mail to each participant in our distribution reinvestment plan and automatic purchase plan a statement of account describing, as to such participant, the distributions and automatic debit funds, as applicable, received during the quarter, the number of shares purchased during the quarter, the purchase price for such shares and the total shares purchased on behalf of the participant for the given calendar year pursuant to our distribution reinvestment plan and our automatic purchase plan, as applicable.

Federal Income Tax Considerations

If you elect to participate in the distribution reinvestment plan and are subject to federal income taxation, you will incur a tax liability for distributions allocated to you even though you have elected not to receive the distributions in cash but rather to have the distributions withheld and reinvested pursuant to the distribution reinvestment plan.  Specifically, you will be treated as if you have received the distribution from us in cash and then applied such distribution to the purchase of additional shares.  In addition, to the extent you purchase shares through our distribution reinvestment plan at a discount to their fair market value, you will be treated for tax purposes as receiving an additional distribution equal to the amount of the discount.  In other words, based on the current offering price, participants in our distribution reinvestment plan will be treated as having received a distribution of $10.00 for each $9.50 reinvested by them under our distribution reinvestment plan.  You will be taxed on the amount of such distribution as a dividend to the extent such distribution is from current or accumulated earnings and profits, unless we have designated all or a portion of the distribution as a capital gain dividend.  See “Risk Factors—Federal Income Tax Risks.”  Tax information regarding each participant’s participation in the plan will be provided to each participant at least annually.

Amendment and Termination

We reserve the right to amend any aspect of our distribution reinvestment plan and our automatic purchase plan with 30 days’ notice to the respective participants.  The reinvestment agent also reserves the right to terminate a participant’s individual participation in either plan, and we reserve the right to terminate either plan in our sole discretion at any time, by sending ten days’ prior written notice of termination to the terminated participant or, upon termination of such plan, to all participants.

THE OPERATING PARTNERSHIP AGREEMENT

General

Behringer Harvard Multifamily OP I was formed on October 17, 2006 to acquire, own and operate properties on our behalf.  It is the operating partnership of an Umbrella Partnership Real Estate Investment Trust, or UPREIT, which structure is utilized generally to provide for the acquisition of real property from owners who desire to defer taxable gain that would otherwise be recognized by them upon the disposition of their property.  These owners may also desire to achieve diversity in their investment and other benefits afforded to owners of stock in a REIT.  For purposes of satisfying the asset and income tests for qualification as a REIT for tax purposes, the REIT’s proportionate share of the assets and income of an UPREIT, such as Behringer Harvard Multifamily OP I, will be deemed to be assets and income of the REIT.

A property owner may generally contribute property to an UPREIT in exchange for limited partnership units on a tax-free basis.  In addition, Behringer Harvard Multifamily OP I is structured to make distributions with respect to limited partnership units that will be equivalent to the distributions made to holders of our common stock.  Finally, a limited partner in Behringer Harvard Multifamily OP I may later redeem his limited partnership units in Behringer Harvard Multifamily OP I for cash or, at our option, shares of our common stock in a taxable transaction.

The partnership agreement for Behringer Harvard Multifamily OP I contains provisions that would allow, under certain circumstances, other entities, including other Behringer Harvard-sponsored programs, to merge into or cause the exchange or conversion of their interests for interests of Behringer Harvard Multifamily OP I.  In the event of such a merger, exchange or conversion, Behringer Harvard Multifamily OP I would issue additional limited partnership interests that would be entitled to the same exchange rights as other holders of limited partnership interests of Behringer Harvard Multifamily OP I.  As a result, any such merger, exchange or conversion ultimately could result in the issuance of a substantial number of shares of our common stock, thereby diluting the percentage ownership interest of other stockholders.

We intend to hold substantially all of our assets through Behringer Harvard Multifamily OP I.  We may, however, own investments directly or through entities other than Behringer Harvard Multifamily OP I if limited partners of Behringer Harvard Multifamily OP I that are not affiliated with us and who hold more than 50% of the limited partnership units held by all limited partners not affiliated with us approve the ownership of a property through another entity.  BHMF, Inc., our wholly owned subsidiary, is the sole general partner of Behringer Harvard Multifamily OP I and, owns less than a 0.1% partnership interest in Behringer Harvard Multifamily OP I.  Our subsidiary, BHMF Business Trust, is the only limited partner and the owner of the more than 99.9% remaining partnership interest in Behringer Harvard Multifamily OP I.  Through BHMF, Inc., we have the exclusive power to manage and conduct the business of Behringer Harvard Multifamily OP I.

The following is a summary of certain provisions of the partnership agreement of Behringer Harvard Multifamily OP I.  This summary is not complete and is qualified by the specific language in the partnership agreement.

Capital Contributions

As we accept subscriptions for shares, we will transfer (through our wholly owned subsidiary, BHMF Business Trust) substantially all of the net proceeds of the offering to Behringer Harvard Multifamily OP I as a capital contribution; however, we will be deemed to have made capital contributions in the amount of the gross offering proceeds received from investors.  Behringer Harvard Multifamily OP I will be deemed to have simultaneously paid the selling commissions and other costs associated with the offering.  If Behringer Harvard Multifamily OP I requires additional funds at any time in excess of capital contributions made by us, though BHMF Business Trust or BHMF, Inc., or from borrowings, we may borrow funds from a financial institution or other lender and lend such funds to Behringer Harvard Multifamily OP I on the same terms and conditions as are applicable to our borrowing of such funds.  In addition, we are authorized to cause Behringer Harvard Multifamily OP I to issue partnership interests for less than fair market value if we conclude in good faith that such issuance is in the best interests of us and Behringer Harvard Multifamily OP I.

Operations

The partnership agreement requires that Behringer Harvard Multifamily OP I be operated in a manner that will enable us to (1) satisfy the requirements for being classified as a REIT for tax purposes, (2) avoid any federal income or excise tax liability, and (3) ensure that Behringer Harvard Multifamily OP I will not be classified as a

“publicly traded partnership” for purposes of Section 7704 of the Internal Revenue Code, which classification could result in Behringer Harvard Multifamily OP I being taxed as a corporation, rather than as a partnership.  See “Federal Income Tax Considerations—Tax Aspects of Our Operating Partnership—Classification as a Partnership.”

The partnership agreement provides that Behringer Harvard Multifamily OP I will make distributions to the limited partners of Behringer Harvard Multifamily OP I in accordance with their relative percentage interests on at least a quarterly basis in amounts determined by us, such that a holder of one unit of partnership interest in Behringer Harvard Multifamily OP I will effectively receive the same amount of annual cash flow distributions from Behringer Harvard Multifamily OP I as the amount of annual distributions paid to the holder of one of our shares of common stock.  Remaining cash from operations will generally be distributed to us through the general partner and the original limited partner to enable us to make distributions to our stockholders.

Similarly, the partnership agreement of Behringer Harvard Multifamily OP I provides that taxable income is generally allocated to the partners of Behringer Harvard Multifamily OP I in accordance with their relative percentage interests such that a holder of one unit of partnership interest in Behringer Harvard Multifamily OP I will be allocated taxable income for each taxable year in an amount equal to the amount of taxable income to be recognized by a holder of one of our shares, subject to compliance with the provisions of Sections 704(b) and 704(c) of the Internal Revenue Code and corresponding Treasury Regulations.  Losses, if any, will generally be allocated among the partners in accordance with their respective percentage interests in Behringer Harvard Multifamily OP I.  We are authorized to allocate income or loss to permit Behringer Harvard Multifamily OP I in a manner so to avoid the characterization of operating income allocable to tax-exempt partners as “unrelated business taxable income,” as defined in the Internal Revenue Code.

Upon the liquidation of Behringer Harvard Multifamily OP I, after payment of debts and obligations, any remaining assets of Behringer Harvard Multifamily OP I will be distributed to partners with positive capital accounts in accordance with their respective positive capital account balances. If BHMF, Inc. were to have a negative balance in its capital account following a liquidation, we might be obligated to contribute cash to Behringer Harvard Multifamily OP I up to an amount not exceeding such negative balance.

In addition to the administrative and operating costs and expenses incurred by Behringer Harvard Multifamily OP I in acquiring and operating real properties, to the extent not paid by us, Behringer Harvard Multifamily OP I will pay all of our administrative costs and expenses, and such expenses will be treated as expenses of Behringer Harvard Multifamily OP I.  Such expenses will include:

•                  all expenses relating to the formation and continuity of our existence;

•                  all expenses relating to the public offering and registration of securities by us;

•                  all expenses associated with the preparation and filing of any periodic reports by us under federal, state or local laws or regulations;

•                  all expenses associated with compliance by us with applicable laws, rules and regulations;

•                  all costs and expenses relating to any issuance or redemption of partnership interests or shares of our common stock; and

•                  all our other operating or administrative costs incurred in the ordinary course of our business on behalf of Behringer Harvard Multifamily OP I.

All claims between the partners of Behringer Harvard Multifamily OP I arising out of the partnership agreement are subject to binding arbitration.

Exchange Rights

The limited partners of Behringer Harvard Multifamily OP I, including BHMF Business Trust, have the right to cause their limited partnership units to be redeemed by Behringer Harvard Multifamily OP I or purchased by us for cash.  In either event, the cash amount to be paid will be equal to the cash value of the number of our shares that would be issuable if the limited partnership units were exchanged for our shares on a one-for-one basis.  Alternatively, we may elect to purchase the limited partnership units by issuing one share of our common stock for each limited partnership unit exchanged.  If we list our shares of common stock on a national securities exchange, the cash value of a share of common stock would equal the average of the daily market price of a share of common stock for the ten consecutive trading days immediately preceding the date on which the cash value is determined.  If our shares of common stock are not listed, then for up to three full fiscal years after the later of this or any subsequent offering of our shares (though we may establish a cash value per share sooner if required by any regulatory body or if necessary to assist broker-dealers who sell shares in this offering), we will use the offering price of shares in our most recent offering (other than offerings related to a distribution reinvestment plan, employee benefit plan or the redemption of interests in our operating  partnership) as the cash value per share (unless we have sold assets and made special distributions to stockholders of net proceeds from such sales, in which case the cash value per share will equal the offering price less the amount of those special distributions constituting a return of capital).  Beginning up to three full fiscal years after the last offering of our shares, the cash value per share will be based on valuations of our properties and other assets.

These exchange rights may not be exercised, however, if and to the extent that the delivery of shares upon exercise would (1) result in any person owning shares in excess of our ownership limits, (2) result in shares being owned by fewer than 100 persons, (3) cause us to be “closely held” within the meaning of Section 856(h) of the Internal Revenue Code, (4) cause us to own 10% or more of the ownership interests in a tenant within the meaning of Section 856(d)(2)(B) of the Internal Revenue Code, or (5) cause the acquisition of shares by a redeemed limited partner to be “integrated” with any other distribution of our shares for purposes of complying with the Securities Act.  Conditions (2) and (3) will not apply until after the first taxable year for which we make an election as a REIT.

Subject to the foregoing, limited partners of Behringer Harvard Multifamily OP I may exercise their exchange rights at any time after one year following the date of issuance of their partnership units.  However, a limited partner may not deliver more than two exchange notices each calendar year and may not exercise an exchange right for less than 1,000 partnership units, unless such limited partner holds less than 1,000 units, in which case, he must exercise his exchange right for all of his units.  We do not expect to issue any of the shares of common stock offered hereby to limited partners of Behringer Harvard Multifamily OP I in exchange for their limited partnership units.  Rather, in the event a limited partner of Behringer Harvard Multifamily OP I exercises its exchange rights, and we elect to purchase the partnership units with shares of our common stock, we expect to issue unregistered shares of common stock, or subsequently registered shares of common stock, in connection with such transaction.

Transferability of Interests

We may not (1) cause BHMF, Inc. to voluntarily withdraw as the general partner of Behringer Harvard Multifamily OP I, (2) engage in any merger, consolidation or other business combination, or (3) cause BHMF, Inc. to transfer the general partnership interest in Behringer Harvard Multifamily OP I (except to us or another of our wholly owned subsidiaries), unless the transaction in which such withdrawal, business combination or transfer occurs results in the limited partners receiving or having the right to receive an amount of cash, securities or other property equal in value to the amount they would have received if they had exercised their exchange rights immediately prior to such transaction or unless, in the case of a merger or other business combination, the successor entity contributes substantially all of its assets to Behringer Harvard Multifamily OP I in return for an interest in Behringer Harvard Multifamily OP I and agrees to assume all obligations of the general partner of Behringer Harvard Multifamily OP I.  We may also enter into a business combination or transfer the general partnership interest upon the receipt of the consent of a majority-in-interest of the limited partners of Behringer Harvard Multifamily OP I, other than BHMF Business Trust and other affiliates of Mr. Behringer.  With certain exceptions, a limited partner may not transfer its interests in Behringer Harvard Multifamily OP I, in whole or in part, without our written consent, acting as general partner through our wholly owned subsidiary, BHMF, Inc.  In addition, BHMF Business Trust may not transfer its interest in Behringer Harvard Multifamily OP I as long as Behringer Harvard Multifamily Advisors I is acting as our advisor, except pursuant to the exercise of its right to exchange limited partnership units for shares of our common stock, in which case similar restrictions on transfer will apply to the REIT shares received by BHMF Business Trust.

PLAN OF DISTRIBUTION

The Offering

We are offering a maximum of 200,000,000 shares of our common stock to the public in our primary offering through Behringer Securities, our dealer manager, a registered broker-dealer affiliated with our advisor.  The shares are being offered at a price of $10.00 per share with discounts available to certain categories of purchasers.  Because this is a “best efforts” offering, the dealer manager must use only its best efforts to sell the shares and it has no firm commitment or obligation to purchase any of the shares.  We are also offering 50,000,000 shares for sale pursuant to our distribution reinvestment plan at a price of $9.50 per share.  Therefore, a total of 250,000,000 shares are being registered in this offering.  We reserve the right to reallocate the shares of common stock registered in this offering between the primary offering and the distribution reinvestment plan.

The offering of our shares will terminate on or before September 2, 2010.  However, our board of directors may extend the offering an additional year.  If we extend the offering for another year and file another registration statement during the one-year extension in order to sell additional shares, we could continue to sell shares in this offering until the earlier of 180 days after the third anniversary of the effectiveness of this offering or the effective date of the subsequent registration statement.  If we decide to extend the primary offering beyond September 2, 2010, we will provide that information in a prospectus supplement.  If we file a subsequent registration statement, we could continue offering shares with the same or different terms and conditions.  Nothing in our organizational documents prohibits us from engaging in additional subsequent public offerings of our stock.  Although we could continue public offerings indefinitely, and although we have not set a date or an aggregate amount of offering proceeds beyond which we must stop offering shares, we do not expect to continue offering shares beyond three years from the effective date of the registration statement of which this prospectus is a part.  Our board of directors has the discretion to extend the offering period for the shares being sold pursuant to our distribution reinvestment plan up to the sixth anniversary of the termination of the primary offering, in which case we will notify participants in the plan of such extension.  Our board of directors may terminate this offering at any time prior to the termination date.  Unless an exemption from a state’s registration requirements is available, this offering must be registered in every state in which we offer or sell shares.  Generally, such registrations are for a period of one year.  Thus, we may have to stop selling shares in any state in which the registration is not renewed annually.

Behringer Securities

Behringer Securities was organized in December 2001 for the purpose of participating in and facilitating the distribution of securities of Behringer Harvard-sponsored programs, including the securities being offered in this offering.  Behringer Securities has acted as dealer manager for prior public offerings by Behringer Harvard Mid-Term Fund I, Behringer Harvard Short-Term Opportunity Fund I and Behringer Harvard REIT I and is currently acting as dealer manager for the initial public offering of Behringer Harvard Opportunity REIT I, Behringer Harvard Opportunity REIT II, Behringer Harvard REIT II and the second follow-on offering of Behringer Harvard REIT I.  For additional information about Behringer Securities, including information relating to Behringer Securities’ affiliation with us, please see “Management—Companies Affiliated with our Advisor—Dealer Manager.”

Compensation We Pay for the Sale of Our Shares

Except as provided below, our dealer manager receives selling commissions of 7.0% of the gross offering proceeds.  The dealer manager also receives a dealer manager fee in the amount of 2.5% of the gross offering proceeds as compensation for acting as the dealer manager and for reimbursement of expenses incurred in connection with marketing our shares, including bona fide due diligence expenses.  We do not pay selling commissions or a dealer manager fee for shares sold under the distribution reinvestment plan.  We will not pay referral or similar fees to any accountants, attorneys or other persons in connection with the distribution of the shares.

	Price	Selling Commissions	Dealer Manager Fee	Net Proceeds (Before Expenses)
Primary Offering
Per Share	$10.00	$0.70	$0.25	$9.05
Total Maximum	$2,000,000,000	$140,000,000	$50,000,000	$1,855,000,000
Distribution Reinvestment Plan
Per Share	$9.50	$—	$—	$9.50
Total Maximum	$475,000,000	$—	$—	$475,000,000

We will not pay any selling commissions in connection with:  (1) the sale of the shares to one or more select dealers and their respective officers and employees and their approved respective affiliates (see “—Shares Purchased by Affiliates and Participating Broker-Dealers”) and (2) the sale of the shares to investors whose contracts for investment advisory and related brokerage services include a fixed or “wrap” fee feature or other asset fee arrangement.  We will not pay any selling commissions or dealer manager fees in connection with sales by us directly to certain institutional investors.  The net proceeds to us will not be affected by any such reductions in selling commissions or dealer manager fees.

Selling commissions payable with respect to the sale of shares may also be reduced down to zero (1) if the investor has engaged the services of a registered investment adviser or other financial advisor, or has agreed to such reduction with a participating broker-dealer’s representative, who will be paid other compensation by the investor for investment advisory services or other financial or investment advice (other than a registered investment advisor that is also registered as a broker-dealer who does not have a fixed or “wrap” fee feature or other asset fee arrangement with the investor) or (2) if the investor is investing in a bank trust account with respect to which the investor has delegated the decision-making authority for investments made in the account to a bank trust department.  The net proceeds to us will not be affected by reducing the selling commissions payable in connection with such transactions.  Neither our dealer manager nor its affiliates will directly or indirectly compensate any person engaged as an investment adviser or a bank trust department by a potential investor as an inducement for such investment adviser or a bank trust department to advise favorably for an investment in our shares.

Our dealer manager has authorized certain broker-dealers or authorized representatives who are members of FINRA to sell shares of our common stock.  In the event of the sale of shares by such broker-dealers, the dealer manager reallows  its selling commissions in the amount of up to 7.0% of the gross offering proceeds to such participating broker-dealers.  In addition, the dealer manager may, pursuant to separately negotiated agreements, reallow to broker-dealers participating in the offering a portion of its dealer manager fee, provided that the dealer manager may reallow, in the aggregate, no more than 1.5% of gross offering proceeds for marketing fees and expenses, conference fees and non-itemized, non-invoiced due diligence efforts, and no more than 0.5% of gross offering proceeds for out-of-pocket and bona fide, separately invoiced due diligence expenses incurred as fees, costs or expenses from third parties.  The amount of the reallowance will be commensurate with the participating broker-dealer’s level of marketing support, level of due diligence review and, when allowed, success of its sales efforts, each as compared to those of the other participating broker-dealers.  The amount of the reallowance and reimbursement for bona fide, separately invoiced due diligence expenses incurred under arrangements with third parties shall be limited to the amount so invoiced.  Further, our dealer manager may, in special cases pursuant to separately negotiated agreements and subject to applicable FINRA limitations, reimburse certain broker-dealers participating in the offering for technology costs and expenses associated with the offering and costs and expenses associated with the facilitation of the marketing and ownership of our shares by such broker-dealers’ customers.  These costs will be paid from the dealer manager fee.  We do not pay selling commissions or dealer manager fees for sales under our distribution reinvestment plan.

We or an affiliate of our advisor may also provide non-cash incentives for registered representatives of our dealer manager and participating broker-dealers that in no event will exceed the limits set forth in the applicable FINRA Rules.  Pursuant to such rule, non-cash incentives may include:  a de minimis amount of gifts (currently $100 per person, per year), an occasional meal or ticket to a sporting or entertainment event and payment or reimbursement of costs of attending bona fide training and education meetings.  Such incentives will not be preconditioned on achievement of sales targets.  The value of any such non-cash incentive items will be considered underwriting compensation in connection with this offering.  In connection with the retail conferences and other meetings related to wholesaling services, the non-cash incentives may consist of the payment or reimbursement of costs incurred by registered representatives of our dealer manager in connection with attending retail conferences or other meetings related to wholesaling services, including travel, meals and lodging costs, as well as costs for an occasional ticket to a sporting event or the theater, or comparable entertainment purchased by the registered representatives of our dealer manager, which is neither so frequent nor so extensive as to raise any question of propriety and is not preconditioned on achievement of a sales target.

Under the rules of FINRA, total underwriting compensation, including selling commissions, the dealer manager fee, wholesaling compensation, expenses relating to sales services, due diligence expenses, and any non-cash sales incentives, may not exceed 10% of our gross offering proceeds, provided that amounts paid for reimbursement of bona fide due diligence expenses are not subject to this 10% cap on underwriting compensation but are currently limited to 0.5% of our gross offering proceeds.  FINRA and many states also limit our total organization and offering expenses to 15% of gross offering proceeds.  In addition to amounts paid to Behringer Securities for selling commissions and the dealer manager fee, we will reimburse our advisor for organization and offering expenses that it incurs on our behalf in connection with our primary offering (other than selling commissions and the dealer manager fee).  At the conclusion of our primary offering, our advisor and its affiliates will be responsible for the payment of organization and offering expenses related to our primary offering (other than selling commissions and the dealer manager fee) to the extent they exceed 1.5% of gross offering proceeds from the primary offering, without recourse against or reimbursement by us.

We have agreed to indemnify the participating broker-dealers, including our dealer manager and selected registered investment advisers, against certain liabilities arising under the Securities Act.  However, the Securities and Exchange Commission and some state securities commissions take the position that indemnification against liabilities arising under the Securities Act is against public policy and is unenforceable.

The participating broker-dealers and registered investment advisers are not obligated to obtain any subscriptions on our behalf, and we cannot assure how many shares will be sold.

Shares Purchased by Affiliates and Participating Broker-Dealers

Our executive officers and directors, as well as officers and affiliates of Behringer Harvard Multifamily Advisors I (and employees of our advisor and its affiliates) and their family members (including spouses, parents, grandparents, children and siblings), may purchase shares in this offering at a discount.  The purchase price for such shares shall be $9.05 per share, reflecting the fact that selling commissions in the amount of $0.70 per share and dealer manager fees in the amount of $0.25 per share will not be payable in connection with such sales.  The net offering proceeds we receive will not be affected by such sales of shares at a discount.  Behringer Harvard Multifamily Advisors I and its affiliates and their employees will be expected to hold their shares purchased as stockholders for investment and not with a view towards distribution.  In addition, shares purchased by Behringer Harvard Multifamily Advisors I and its affiliates and their employees will not be entitled to vote on matters submitted to stockholders regarding the removal of the advisor or any transaction between us and the advisor or its affiliates.

We may sell shares to retirement plans of broker-dealers participating in the offering, to broker-dealers in their individual capacities, to IRAs and qualified plans of their registered representatives or to any one of their registered representatives in their individual capacities net of selling commissions resulting in a purchase price of $9.30 per share, or 93.0% of the public offering price, reflecting the fact that selling commissions in the amount of $0.70 per share will not be payable in connection with such sales.  The net proceeds to us from such sales will be identical to net proceeds we receive from other sales of shares.

Subscription Process

We will sell shares of our common stock when subscriptions to purchase shares are received and accepted by us.  If you meet our suitability standards, you may subscribe for shares by completing and signing a subscription agreement, like the one contained in this prospectus as Exhibit A, according to its instructions for a specific number of shares and delivering to us a check for the full purchase price of the shares.  You should make your check payable to “Behringer Harvard Multifamily REIT I, Inc.”  You should exercise care to ensure that the subscription agreement is filled out correctly and completely.  By executing the subscription agreement, you will attest that you:

•                  have received this prospectus;

•                  agree to be bound by the terms of our charter;

•                  meet the net worth and net income requirements described in this prospectus;

•                  are purchasing the shares for your own account;

•                  acknowledge that, if you are a Kansas resident, the Office of the Kansas Securities Commissioner recommends that your aggregate investment in our shares and similar direct participation investments should not exceed 10% of your liquid net worth.  For these purposes, “liquid” net worth is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities;

•                  affirm that, if you are a Kentucky, Massachusetts or Pennsylvania resident, your investment does not exceed 10% of your liquid net worth;

•                  affirm that, if you are an Alabama, Iowa, Michigan, Ohio or Oregon resident, your aggregate investment in us and other Behringer Harvard-sponsored real estate programs does not exceed 10% of your liquid net worth;

•                  acknowledge that there is no public market for our shares; and

•                  are in compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and are not on any governmental authority watch list.

We include these representations in our subscription agreement in order to prevent persons who do not meet our suitability standards or other investment qualifications from subscribing to purchase our shares.  See also “How to Subscribe.”

Subscriptions will be effective upon either our (1) acceptance and countersigning of the subscription agreement or (2) admission of the investor as a stockholder, which will be evidenced by sending a confirmation of our acceptance to the investor.  In the event we evidence our acceptance of a subscription by sending a confirmation, the date of acceptance will be the date that we admit the investor as a stockholder, which may or may not be the date on which the corresponding confirmation is sent.  We reserve the right to reject any subscription in whole or in part, notwithstanding our deposit of the subscription proceeds in a company account.  We may not accept a subscription for shares until at least five business days after the date you receive this prospectus.  Subject to compliance with Rule 15c2-4 of the Exchange Act of 1934, as amended, our dealer manager and the broker-dealers participating in the offering will submit an investor’s check promptly to us.

We will accept or reject subscriptions within 30 days after we receive them.  If your subscription agreement is rejected, your funds (including interest, to the extent earned and if such funds have been held for more than 35 days) will be returned to you within ten business days after the date of such rejection.  If your subscription is accepted, you will receive a confirmation of your purchase after you have been admitted as an investor.  We expect to admit new investors at least monthly.

Admission of Stockholders

Investors may be admitted as stockholders at any time.  We expect to admit stockholders to Behringer Harvard Multifamily REIT I on at least a monthly basis.

The proceeds of this offering will be received and held in trust for the benefit of investors to be used only for the purposes set forth in the “Estimated Use of Proceeds” section of this prospectus.

Investments by IRAs and Qualified Plans

Sterling Trust Company has agreed to act as an IRA custodian for investors of our common stock who desire to establish an IRA, SEP or certain other tax-deferred accounts or transfer or rollover existing accounts.  We will pay the fees related to the establishment of investor accounts with Sterling Trust Company, and we will also pay the fees related to the maintenance of any such account for the first year following its establishment.  Thereafter, Sterling Trust Company has agreed to provide this service to our stockholders with annual maintenance fees charged at a discounted rate.  Sterling Trust Company is a wholly owned subsidiary of Matrix Bancorp, Inc., a publicly traded financial services holding company based in Denver, Colorado.  In the future we may make similar arrangements for our investors with other custodians.  Further information as to custodial services is available through your broker or may be requested from us or downloaded from the web site maintained for us and other programs sponsored by Behringer Harvard at www.behringerharvard.com.

Volume Discounts

In connection with sales of certain minimum numbers of shares to a “purchaser,” as defined below, the purchaser will receive a volume discount resulting in a reduction in selling commissions payable with respect to such sale.  In such event, any such reduction will be credited to the investor by reducing the purchase price per share payable by the investor.  The following table illustrates the various discount levels available for qualifying purchases:

		Commissions on Sales per Incremental Share in Volume Discount Range
Number of Shares Purchased	Purchase Price per Incremental Share in Volume Discount Range	Percentage (Based on $10 per Share)	Amount

1 to 50,000	$10.00	7.0%	$0.70
50,001 to 100,000	$9.80	5.0%	$0.50
100,001 to 500,000	$9.60	3.0%	$0.30
500,001 to 1,000,000	$9.50	2.0%	$0.20
1,000,001 and over	$9.40	1.0%	$0.10

For example, if an investor purchases 1,100,000 shares, he or she would pay (1) $500,000 for the first 50,000 shares ($10.00 per share), (2) $490,000 for the next 50,000 shares ($9.80 per share), (3) $3,840,000 for the next 400,000 shares ($9.60 per share), (4) $4,750,000 for the next 500,000 shares ($9.50 per share), and (5) $940,000 for the remaining 100,000 shares ($9.40 per share).  Accordingly, he or she could pay as little as $10,520,000 (approximately $9.56 per share) rather than $11,000,000 for the shares, in which event the commission on the sale of such shares would be $290,000 (approximately $0.26 per share) and, after payment of the dealer manager fee of $275,000 ($0.25 per share), we would receive net proceeds of $9,955,000 ($9.05 per share).  The net proceeds to us will not be affected by volume discounts.

In addition, in order to encourage purchases of 300,000 or more shares, an investor who agrees to purchase at least 300,000 shares may negotiate with Behringer Securities to reduce the dealer manager fee with respect to the sale of the shares, and, with the agreement of the participating broker-dealer, to have the selling commission payable with respect to the sale of such shares reduced to as little as 0.1%.  In addition or in the alternative, for sales of at least 300,000 shares our advisor may agree to forego a portion of the amount we would otherwise be obligated to reimburse our advisor for our organization and offering expenses.  Other accommodations may be agreed to by our sponsor in connection with a purchase of 300,000 or more shares.  The purchase price of such shares would be reduced by the extent of such accommodations so that the net proceeds to us would be the same as for sales at $10.00 per share.  All such sales in which compensation will be paid with respect to the sale of shares must be made through registered broker-dealers.

Because all investors will be deemed to have contributed the same amount per share to us for purposes of declaring and paying distributions, investors qualifying for a volume discount will receive a higher return on their investment than investors who do not qualify for such discount.

Regardless of any reduction in any commissions (or organization and offering expenses and dealer manager fees in respect of sales of over 300,000 shares), for any reason, any other fees and reimbursements based upon gross proceeds of the offering, including organization and offering reimbursements payable to Behringer Harvard Multifamily Advisors I and the dealer manager fee payable to Behringer Securities, will be calculated as though the purchaser paid $10.00 per share.

Subscriptions may be combined for the purpose of determining volume discounts in the case of subscriptions made by any “purchaser,” as that term is defined below, provided all such shares are purchased through the same broker-dealer.  The volume discount shall be prorated among the separate investors considered to be a single “purchaser.”  Any request to combine more than one subscription must be made in writing, submitted simultaneously with the subscription for shares, and must set forth the basis for such request.  Any such request will be subject to verification by our advisor that all such subscriptions were made by a “single purchaser.”

For the purpose of such volume discounts, the term “single purchaser” includes:

•                  an individual, his or her spouse and their children under the age of 21 who purchase the shares for his, her or their own accounts;

•                  any one of the following entities:  a corporation, partnership, association, joint-stock company, trust fund or limited liability company;

•                  any group of entities owned or controlled by the same beneficial owner or owners;

•                  any individuals or entities acquiring shares as joint purchasers;

•                  an employees’ trust, pension, profit-sharing or other employee benefit plan qualified under Section 401(a) of the Internal Revenue Code;

•                  all employees’ trust, pension, profit-sharing or other employee benefit plans maintained by a given corporation, partnership or other entity; or

•                  all commingled trust funds maintained by a given bank.

Notwithstanding the above, in connection with volume sales made to investors in our common stock, investors may request in writing to aggregate subscriptions for additional shares with previous subscriptions by the same investor, including subscriptions to other public Behringer Harvard-sponsored real estate programs, as part of a combined order for purposes of determining the number of shares purchased, provided that any aggregate group of subscriptions must be received from the same broker-dealer, including our dealer manager.  An investor may reduce the amount of his or her purchase price to the net amount shown in the foregoing table, if applicable.  As set forth above, all requests to aggregate subscriptions must be made in writing, and except as provided in this paragraph, separate subscriptions will not be cumulated, combined or aggregated.

California residents should be aware that volume discounts will not be available in connection with the sale of shares made to California residents to the extent such discounts do not comply with the provisions of Rule 260.140.51 adopted pursuant to the California Corporate Securities Law of 1968.  Pursuant to this Rule, volume discounts can be made available to California residents only in accordance with the following conditions:

•                  there can be no variance in the net proceeds to us from the sale of the shares to different purchasers of the same offering;

•                  all purchasers of the shares must be informed of the availability of quantity discounts;

•                  the same volume discounts must be allowed to all purchasers of shares that are part of the offering;

•                  the minimum amount of shares as to which volume discounts are allowed cannot be less than $10,000;

•                  the variance in the price of the shares must result solely from a different range of commissions, and all discounts allowed must be based on a uniform scale of commissions; and

•                  no discounts are allowed to any group of purchasers.

Accordingly, volume discounts for California residents will be available in accordance with the foregoing table of uniform discount levels based on dollar volume of shares purchased, but no discounts are allowed to any group of purchasers, and no subscriptions may be aggregated as part of a combined order for purposes of determining the number of shares purchased.

HOW TO SUBSCRIBE

Investors who meet the applicable suitability standards, minimum purchase and other requirements described in the “Suitability Standards” section of this prospectus may purchase shares of common stock.  If you want to purchase shares, you should proceed as follows:

(1)                                  Read the entire prospectus and the current supplement(s), if any, accompanying this prospectus.

(2)                                  Complete the execution copy of the subscription agreement.  A specimen copy of the subscription agreement, including instructions for completing it, is included in this prospectus as Exhibit A.

(3)                                  You should make your check payable to “Behringer Harvard Multifamily REIT I, Inc.”

(4)                                  For non-custodial accounts, send the completed subscription agreement and check to Berhinger Harvard Investment Services to either of the addresses listed below:

Express/Overnight Delivery	Regular Mail
430 W. 7th Street	P.O. Box 219768
Kansas City, MO 64105-1407	Kansas City, MO 64121-9768

For custodial accounts (such as are commonly used for individual retirement accounts), send the completed subscription agreement and check to your custodian who will forward them as instructed below.

(5)                                  By executing the subscription agreement and paying the full purchase price for the shares subscribed for, you will attest that you meet the suitability standards as stated in the subscription agreement and agree to be bound by the terms of the subscription agreement.

An approved trustee must process through us and forward us subscriptions made through IRAs, Keogh plans, 401(k) plans and other tax-deferred plans.  If you want to purchase shares through an IRA, SEP or other tax-deferred account, Sterling Trust Company has agreed to serve as IRA custodian for such purpose.  We will pay the fees related to the establishment of investor accounts with Sterling Trust Company, and we will also pay the fees related to the maintenance of any such account for the first year following its establishment.  Thereafter, Sterling Trust Company has agreed to provide this service to our stockholders with annual maintenance fees charged at a discounted rate.  Sterling Trust Company is a wholly owned subsidiary of Matrix Bancorp, Inc., a publicly traded financial services holding company based in Denver, Colorado.  In the future we may make similar arrangements for our investors with other custodians.

SUPPLEMENTAL SALES MATERIAL

In addition to this prospectus, we may utilize certain sales material in connection with the offering of the shares, although only when accompanied by or preceded by the delivery of this prospectus.  The sales material may include:

•              investor sales promotion brochures;

•              cover letters transmitting the prospectus;

•              brochures containing a summary description of the offering;

•              brochures describing our advisor, directors and officers;

•              reprints of articles about us or the real estate industry generally;

•              fact sheets describing the general nature of Behringer Harvard Multifamily REIT I and our investment objectives;

•              slide presentations and studies of the prior performance of entities managed by our advisor and its affiliates;

•              broker updates;

•              computer presentations;

•              web site material;

•              electronic media presentations;

•              audio cassette presentations;

•              video presentations;

•              cd-rom presentations;

•              seminars and seminar advertisements and invitations; and

•              scripts for telephonic marketing.

All of the foregoing material will be prepared by our advisor or its affiliates with the exception of the third-party article reprints.  In certain jurisdictions, some or all of such sales material may not be available.  In addition, the sales material may contain certain quotes from various publications without obtaining the consent of the author or the publication for use of the quoted material in the sales material.

The offering of shares is made only by means of this prospectus.  Although the information contained in the supplemental sales material will not conflict with any of the information contained in this prospectus, such sales material does not purport to be complete, and should not be considered a part of this prospectus or the registration statement of which this prospectus is a part, or as incorporated by reference in this prospectus or said registration statement or as forming the basis of the offering of the shares.

LEGAL MATTERS

DLA Piper LLP (US), Raleigh, North Carolina, has passed upon the legality of the common stock.  DLA Piper LLP (US), Chicago, Illinois has also reviewed the statements relating to certain federal income tax matters that are likely to be material to U.S. holders of our common stock under the caption “Federal Income Tax Considerations” and has passed upon our qualification as a REIT for federal income tax purposes.  DLA Piper LLP (US) also provides legal services to Behringer Harvard Multifamily Advisors I, our advisor, Behringer Securities, our dealer manager, as well as other affiliates of our advisor, and may continue to do so in the future.

ADDITIONAL INFORMATION

We have filed a registration statement on Form S-11 with the SEC with respect to the shares of common stock to be issued in this offering. This prospectus is a part of that registration statement and, as permitted by SEC rules, does not include all of the information you can find in the registration statement or the exhibits to the registration statement. For additional information relating to us, we refer you to the registration statement and the exhibits to the registration statement. Statements contained in this prospectus as to the contents of any contract or document are necessarily summaries of such contract or document and in each instance, if we have filed the contract or document as an exhibit to the registration statement, we refer you to the copy of the contract or document filed as an exhibit to the registration statement.

Due to an effective Exchange Act registration statement on Form 10, as of June 30, 2008, we commenced filing annual, quarterly and special reports, proxy statements and other information with the SEC. We intend to furnish our stockholders with annual reports containing consolidated financial statements certified by an independent public accounting firm. The registration statement is, and any of these future filings with the SEC will be, available to the public over the Internet at the SEC’s web site at www.sec.gov. You may read and copy any filed document at the SEC’s public reference room in Washington, D.C. at 100 F. Street, N.E., Room 1580, Washington, D.C. Please call the SEC at (800) SEC-0330 for further information about the public reference room.

Our sponsor also maintains a web site at www.behringerharvard.com where there is additional information about our business, but the contents of the web site are not incorporated by reference in or otherwise a part of this prospectus.

EXHIBIT A

BEHRINGER HARVARD MULTIFAMILY REIT I, INC.

SUBSCRIPTION AGREEMENT

$

Total $ Invested

Minimum $2,000* initial investment, except in New York where the minimum investment is $2,500 – see the current prospectus, as amended and supplemented to date (the “prospectus”), for more information.

State in which sale was made:

☐            Please check the box if this investment is made pursuant to a wrap fee arrangement or by a registered representative purchasing on his own behalf and as a result no commission shall be paid.

☐            Please check the box if you are making this investment as an “Affiliate” pursuant to the prospectus.

*Participants in other Behringer Harvard public real estate programs who have satisfied the minimum initial investment in those programs may be eligible to invest in smaller amounts.

THIS SUBSCRIPTION AGREEMENT is made and entered into between Behringer Harvard Multifamily REIT I, Inc., a Maryland corporation (the “REIT”), and the investor(s) whose signature appears below (collectively or individually, the “Investor”). The Investor should make his or her check payable to “Behringer Harvard Multifamily REIT I, Inc.”

1. INVESTMENT INSTRUCTIONS Please check the method of investment being made and follow the applicable instructions.

☐            By Mail – Forward a check made payable as set forth above and this Subscription Agreement to the address listed below.

☐            By Wire – UMB Bank, N.A., ABA Routing #101000695, Behringer Harvard Multifamily REIT I, Inc., Acct #9871691551. Forward this Subscription Agreement to the address listed below.

☐            Custodial Accounts – Forward this Subscription Agreement directly to the custodian.

Mailing Instructions:

BEHRINGER HARVARD INVESTMENT SERVICES
866.655.3600

Regular Mail:	Express/Overnight Delivery:
P.O. Box 219768	430 West 7th Street
Kansas City, MO 64121-9768	Kansas City, MO 64105-1407

You will not be admitted as a stockholder until (1) this Subscription Agreement has been accepted and countersigned by the REIT or (2) your admission as a stockholder, which will be evidenced by the REIT sending a confirmation of its acceptance. The REIT may reject any subscription, in whole or in part, in its sole discretion. The maximum number of Shares will be purchased based on the amount set forth under “Total $ Invested” above and may vary if this is a non-commission sale or if volume discounts apply.

2. TYPE OF REGISTRATION Please complete either column A or B below, but not both.

	A. Non-Custodial Registration		B. Custodial Registration*

☐	Individual – One signature required.	☐	Traditional IRA – Owner and custodian signature required.
☐	Joint Tenants with Right of Survivorship–	☐	Roth IRA – Owner and custodian signature required.
	All parties must sign.	☐	KEOGH Plan – Owner and custodian signature required.
☐	Community Property – All parties must sign.	☐	Simplified Employee Pension/Trust (SEP) – Owner and
☐	Tenants in Common – All parties must sign.		custodian signature required.
☐	Corporate Registration – Authorized signature required. Include the Behringer Harvard Corporate Resolution Form.	☐	Pension or Profit Sharing Plan – Owner and custodian signature required.
☐	Partnership Registration – Authorized signature required.	☐	Other (Specify):
Include the Behringer Harvard Entity Certification of
Investment Powers Form.
☐	Uniform Gift to Minors Act –		Custodian Information – To be completed by custodian.
Custodian signature required. State of

☐	Uniform Transfer to Minors Act –		Name of Custodian:
Custodian signature required. State of
☐	Estate – Personal Representative signature required.
Name of Executor:
	Include a copy of the court appointment.		Street/P.O. Box:
☐	Qualified Pension Plan (Non-custodian)* –
	Include the Behringer Harvard Trustee Certification of		City, State, ZIP:
Investment Powers for Pension and Other Employee Benefit Plans Form.
☐	Trust – Include the Behringer Harvard Trustee Certification		Custodian Tax ID #:
of Investment Powers Form.
☐	Other – (Specify):		Custodian Account #:

Custodian Telephone #:

*See “Investment by Tax-Exempt Entities and ERISA Considerations” in the REIT’s prospectus for a discussion of risks related to an investment in Shares by certain tax-exempt or tax-deferred plans.

3. INVESTOR NAME AND ADDRESS

Please note: Investor information is required for all registration types. If this is a custodial investment through an IRA or otherwise, the custodian must provide the information in the above Custodian Information Section.

Name of Owner:	Tax ID/SS #:	Date of Birth:

Name of Joint Owner:	Tax ID/SS #:	Date of Birth:

Street Address (Required):

City:	State:	ZIP Code:

Mailing Address (Optional):

City:	State:	ZIP Code:

Home Phone:	Business Phone:

E-mail Address:	Country of Citizenship:

4. DISTRIBUTIONS Please complete either column A or B depending on registration type.

	A. Non-Custodial Registration		B. Custodial Registration*

	If you fail to select an option or fail to complete the required information below, all non-custodial registration distributions will be sent to the address set forth in Section 3.		If you fail to select an option below, all custodial registration distributions will be sent to the custodian for the benefit of the Investor.
☐	I elect to participate in the distribution reinvestment plan of the REIT.*	☐	I elect to participate in the distribution reinvestment plan of the REIT.*
☐	I prefer distributions be paid to me at my address listed in Section 3.	☐	I prefer for distributions be sent to the custodian for the benefit of the Investor.
☐	I prefer distributions to be deposited directly into my checking account (please see instructions below and include a voided check).
☐	I prefer to direct distributions to a party other than the registered owner per my instructions below (please complete all information).

*Each Investor who elects to have distributions reinvested agrees to notify the REIT and the broker-dealer named in this Subscription Agreement in writing if at any time he or she fails to meet the applicable suitability standards or he or she is unable to make any other representations and warranties set forth in the prospectus and this Subscription Agreement.

To direct distributions to a checking account please enclose a voided check. By enclosing a voided check, you authorize the REIT to begin making electronic deposits to the designated checking account. An automated deposit entry shall constitute the receipt for each transaction. This authority is to remain in force until the REIT has received written notification of its termination at such time and in such manner as to give the REIT reasonable time to act. In the event that the REIT deposits funds erroneously into the account, it is authorized to debit the account for the amount of the erroneous deposit.

To direct distributions (for non-custodial accounts only) to a party other than the registered owner, please provide the following information, as applicable:

Name of Institution:	Account #:

Name on Account:

Street/P.O. Box:

City:	State:	ZIP Code:

5. AUTOMATIC PURCHASES Complete the following information if you wish to authorize additional investments in the REIT via automatic debits from your bank account. Participants in other Behringer Harvard public real estate programs may make automatic purchases in the REIT after satisfying the minimum purchase requirements of those programs. Each Investor who elects to participate in the automatic purchase plan agrees that the agreements, representations, and warrants made by the Investor in this Subscription Agreement apply to all additional purchases made under the plan including that the Investor meets the suitability standards set forth in the current prospectus, as supplemented, and this Subscription Agreement. The Investor also acknowledges and understands that the notices set forth in this Subscription Agreement also apply to additional purchases made under the automatic purchase plan. Residents of the States of Alabama and Ohio are not eligible to participate in the automatic purchase plan.

I wish to make an Automatic Purchase ($200 minimum) in the amount of $                             (on the last business day of each month).

☐            I authorize payment for automatic purchase through direct debits from my checking account. Not available on IRA custodial accounts or other retirement accounts.

Please enclose a voided check for the appropriate account to participate in the automatic purchase plan. By enclosing a voided check you authorize the REIT to begin making electronic debits from the checking account designated by the enclosed voided check on the last business day of each month. Such deductions and investments will continue until you notify the REIT in writing to change or discontinue them. Should your checking account contain insufficient funds to cover the authorized deduction, no deduction or investment will occur. In such event, your bank may charge you a fee for insufficient funds.

If the REIT does not receive any payment from you for three consecutive months, the REIT may notify you in writing of your termination from the automatic purchase plan.

6. SUBSCRIBER SIGNATURES Please carefully read and separately initial each of the representations below. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf.

In order to induce the REIT to accept this subscription, I hereby represent and warrant as follows:

		Owner	Joint Owner

(a)	I have received the prospectus for the REIT, and I accept and agree to be bound by the terms and conditions of the organizational documents of the REIT.
		initials	Initials

(b)

I have (i) a net worth (exclusive of home, home furnishings, and automobiles) of $250,000 or more; or (ii) a net worth (exclusive of home, home furnishings, and automobiles) of at least $70,000 and had during the last tax year or estimate that I will have during the current tax year a minimum of $70,000 annual gross income, and, if applicable, that I meet the higher net worth and/or net income requirements imposed by my state of primary residence as set forth in the prospectus under “Suitability Standards.” I will not purchase additional shares unless I meet the net worth and gross income requirements at the time of purchase.

		Initials	Initials

(c)	I am purchasing the Shares for my own account, and I acknowledge that there is no public market for this investment.
		Initials	Initials

(d)	I am not an Unacceptable Investor, as such term is defined in the prospectus under “Suitability Standards – Restrictions Imposed by the Patriot Act and Related Acts.”
		Initials	Initials

(e)	If I am a Kentucky, Massachusetts, or Pennsylvania resident, this investment does not exceed 10 percent of my liquid net worth.
		Initials	Initials

(f)

If I am an Alabama, Iowa, Michigan, Ohio, or Oregon resident, my aggregate investment in this and other Behringer Harvard-sponsored real estate programs does not exceed 10 percent of my liquid net worth.

		Initials	Initials

(g)

If I am a Kansas resident, I acknowledge that it is recommended that my aggregate investment in Shares and similar direct participation investments should not exceed 10 percent of my liquid net worth, which is that portion of net worth which consists of cash, cash equivalents, and readily marketable securities.

		Initials	Initials

NOTICE IS HEREBY GIVEN TO EACH INVESTOR THAT YOU DO NOT WAIVE ANY RIGHTS YOU MAY HAVE UNDER THE SECURITIES ACT OF 1933, THE SECURITIES EXCHANGE ACT OF 1934, OR ANY STATE SECURITIES LAW BY EXECUTING THIS AGREEMENT.

A SALE OF SHARES MAY NOT BE COMPLETED UNTIL AT LEAST FIVE BUSINESS DAYS AFTER RECEIPT OF THE PROSPECTUS.

The undersigned warrants receipt of the prospectus at least five business days prior to the date signed. The Investor authorizes the REIT to discuss this investment with the Investor’s current financial advisor.

SUBSTITUTE FORM W-9

I declare that the information supplied above is true and correct and may be relied upon by the REIT in connection with my investment in the REIT. Under penalties of perjury, by signing this Subscription Agreement, I hereby certify that (a) I have provided herein my correct Taxpayer Identification Number, (b) I am not subject to backup withholding as a result of a failure to report all interest or dividends, or the Internal Revenue Service has notified me that I am no longer subject to backup withholding, and (c) except as otherwise expressly indicated above, I am a U.S. person (including a U.S. resident alien). If the IRS has notified you that backup withholding applies, then you must strike out the language in clause (b) in the certificate above that relates to under reporting.

The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

Signature of Investor or Authorized Person	Printed Name	Date

Signature of Joint Owner, Trustee, Custodian, or Authorized Person, if applicable	Printed Name	Date

7. FINANCIAL ADVISOR Please read and complete the following.

The broker-dealer or authorized representative must sign below to complete the order. The undersigned broker-dealer or authorized representative warrants that it is a duly licensed broker-dealer (or non-commission based financial advisor) and may lawfully offer Shares in the state designated as the Investor’s address or the state in which the sale is to be made, if different. The broker-dealer or authorized representative warrants that he or she has (a) reasonable grounds to believe this investment is suitable for the Investor as defined by Rule 2310 of the NASD Conduct Rules, (b) informed the Investor of all aspects of liquidity and marketability of this investment as required by Rule 2810 of the NASD Conduct Rules, (c) delivered the prospectus to the Investor at least five business days prior to the date that the Investor delivered this Subscription Agreement, (d) verified the identity of the Investor through appropriate methods and will retain proof of such verification process (to be delivered upon request), as required by applicable law, and (e) verified that the Investor and the registered owner do not appear on the Office of Foreign Assets Control list of foreign nations, organizations and individuals subject to economic and trade sanctions.

Broker-Dealer Name:	Phone #:

Broker-Dealer Street/P.O. Box:

City:	State:	ZIP Code:

Financial Advisor Name:	Phone #:

Financial Advisor #:	Branch #:

Financial Advisor Street/P.O. Box:

City:	State:	ZIP Code:

E-mail Address:

Behringer Harvard may use this address to provide an e-mail notification receipt of this subscription and additional information about Behringer Harvard programs.

Signature of Financial Advisor:	Date:

FOR REIT USE ONLY:

Received and Subscription Accepted:

Behringer Harvard Multifamily REIT I, Inc.

By:	Date:

Name:	Amount:

Title:	Check No.:

EXHIBIT B

DISTRIBUTION REINVESTMENT PLAN

Behringer Harvard Multifamily REIT I, Inc.

Effective as of September 2, 2008

Behringer Harvard Multifamily REIT I, Inc., a Maryland corporation (the “Company”), has adopted this distribution reinvestment plan (the “Plan”), administered by the Company or an unaffiliated third party (the “Administrator”), as agent for participants in the Plan (“Participants”), on the terms and conditions set forth below.

1.                                       ELECTION TO PARTICIPATE. Subject to the terms hereof, any purchaser of shares of common stock of the Company, par value $.0001 per share (the “Shares”), may become a Participant by making a written election to participate on such purchaser’s Subscription Agreement at the time of subscription for Shares. Any stockholder who has not previously elected to participate in the Plan may so elect at any time by completing and executing an authorization form obtained from the Administrator or any other appropriate documentation as may be required by the Administrator. Participants generally are required to have the full amount of their cash distributions (other than “Designated Special Distributions” as defined below) with respect to all Shares owned by them reinvested pursuant to the Plan. However, the Administrator shall have the sole discretion, upon the request of a Participant, to accommodate a Participant’s request for less than all of the Participant’s Shares to be subject to participation in the Plan.

2.                                       DISTRIBUTION REINVESTMENT PLAN. The Administrator will receive all cash distributions (other than “Designated Special Distributions” as defined below) paid by the Company with respect to Shares of Participants (collectively, the “Distributions”). Participation will commence with the next Distribution payable after receipt of the Participant’s election pursuant to Paragraph 1 hereof, provided it is received at least ten days prior to the last day of the month to which such Distribution relates. Subject to the preceding sentence, regardless of the date of such election, a holder of Shares will become a Participant in the Plan effective on the first day of the month following such election, and the election will apply to all Distributions attributable to such month and to all months thereafter. As used in this Plan, the term “Designated Special Distributions” shall mean those cash or other distributions designated as Designated Special Distributions by the Board of the Company.

3.                                       GENERAL TERMS OF PLAN INVESTMENTS. The Administrator will apply all Distributions subject to this Plan, as follows:

(a)                                  Prior to the termination of the Company’s initial public offering (the “Initial Offering”) of the Shares reserved for issuance under the Plan pursuant to the Company’s registration statement on Form S-11 (File No. 333-148414), as thereafter amended or supplemented (the “Registration Statement”), the Administrator will invest Distributions in Shares at an initial price of $9.50 per Share regardless of the price per Share paid by the Participant for the Shares in respect of which the Distributions are paid.

(b)                                 After termination of the Initial Offering, the Administrator will invest Distributions in Shares that may (but are not required to) be supplied from either (i) Shares registered with the Securities and Exchange Commission (the “Commission”) pursuant to an effective registration statement for Shares for use in the Plan (a “Future Registration”) or (ii) Shares purchased by the Administrator for the Plan in a secondary market (if available) or on a national stock exchange (collectively, the “Secondary Market”) and registered with the Commission for resale pursuant to the Plan. Shares purchased on the Secondary Market as set forth in (ii) above will be purchased at the then-prevailing market price, and the average price paid by the Administrator for all such purchases for a single Distribution will be utilized for purposes of purchases of Shares in the Plan on such investment date; however, in no event will the purchase price for Shares purchased under the Plan be less than 95% of the market price for Shares on such investment date. Shares acquired by the Administrator on the Secondary Market or registered in a Future Registration for use in the Plan may be at prices lower or higher than the per Share price that will be paid for the Shares purchased for the Plan pursuant to the Initial Offering and any subsequent offering. If the Administrator acquires Shares in the Secondary Market for use in the Plan, the Administrator shall use reasonable efforts to acquire Shares for use in the Plan at the lowest price then reasonably available. However, the Administrator does not in any respect guaranty or warrant that the Shares so acquired and purchased by the Participants in the Plan will be at the lowest possible price. Further, irrespective of the Administrator’s ability to acquire Shares in the Secondary Market or the Company’s ability to complete a Future Registration for shares to be used in the Plan, neither the Administrator nor the Company is in any way obligated to do either.

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(c)                                  No selling commissions, dealer manager fees or organization and offering expenses will be paid for Shares purchased pursuant to the Plan.

(d)                                 For each Participant, the Administrator will maintain an account that shall reflect for each month the Distributions received by the Administrator on behalf of such Participant. A Participant’s account shall be reduced as purchases of Shares are made on behalf of such Participant.

(e)                                  Distributions shall be invested in Shares by the Administrator promptly following the payment date with respect to such Distributions to the extent Shares are available for purchase under the Plan. If sufficient Shares are not available, any such funds that have not been invested in Shares within 30 days after receipt by the Administrator will be distributed to the Participants. Any interest earned on such accounts will be paid to the Company and is and will become the property of the Company.

(f)                                    The purchase of fractional shares, computed to four decimal places, is a permissible and likely result of participation in the Plan. The ownership of the Shares shall be reflected on the books of the Company or its transfer agent.

(g)                                 A Participant will not be able to acquire Shares under the Plan to the extent that such purchase would cause the Participant to exceed the ownership limits set forth in the Company’s charter, as amended, unless exempted by the Company’s board of directors.

(h)                                 The Shares issued under the Plan will be uncertificated until the Company’s board of directors determines otherwise.

4.                                       DISTRIBUTION OF FUNDS. In making purchases for Participants’ accounts, the Administrator may commingle Distributions attributable to Shares owned by Participants and any additional payments received from Participants pursuant to the Company’s automatic payment plan.

5.                                       ABSENCE OF LIABILITY. Neither the Company nor the Administrator shall have any responsibility or liability as to the value of the Shares, any change in the value of the Shares acquired for the Participant’s account, or the rate of return earned on, or the value of, the interest-bearing accounts in which Distributions are invested. Neither the Company nor the Administrator shall be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability (a) arising out of the failure to terminate a Participant’s participation in the Plan upon such Participant’s death prior to receipt of notice in writing of such death and the expiration of 15 days from the date of receipt of such notice and (b) with respect to the time and the prices at which Shares are purchased for a Participant.

6.                                       SUITABILITY.

(a)                                  Each Participant shall notify the Administrator in the event that, at any time during his participation in the Plan, there is any material change in the Participant’s financial condition or inaccuracy of any representation under the Subscription Agreement for the Participant’s initial purchase of Shares.

(b)                                 For purposes of this Paragraph 6, a material change shall include any anticipated or actual decrease in net worth or annual gross income or any other change in circumstances that would cause the Participant to fail to meet the suitability standards set forth in the Company’s then current prospectus, as supplemented, for the offering of Shares under this Plan.

7.                                       REPORTS TO PARTICIPANTS. Within 60 days after the end of each fiscal quarter, the Administrator will mail to each Participant a statement of account describing, as to such Participant, the Distributions received during the quarter, the number of Shares purchased during the quarter, the per Share purchase price for such Shares, and the total Shares purchased on behalf of the Participant for the given calendar year pursuant to the Plan. Each statement shall also advise the Participant that, in accordance with Paragraph 6 hereof, the Participant is required to notify the Administrator in the event that there is any material change in the Participant’s financial condition or if any representation made by the Participant under the Subscription Agreement for the Participant’s initial purchase of Shares becomes inaccurate. Tax information regarding a Participant’s participation in the Plan will be sent to each Participant by the Company or the Administrator at least annually.

8.                                       NO DRAWING. No Participant shall have any right to draw checks or drafts against the Participant’s account or give instructions to the Company or the Administrator except as expressly provided herein.

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9.                                       TAXES. The reinvestment of Distributions under the Plan does not relieve Participants of any taxes that may be payable as a result of those Distributions and their reinvestment pursuant to the terms of this Plan.

10.                                 TERMINATION.

(a)                                  A Participant may terminate or modify his participation in the Plan at any time by written notice to the Administrator. To be effective for any Distribution, such notice must be received by the Administrator at least ten days prior to the last day of the month to which such Distribution relates.

(b)                                 Prior to the listing of the Shares on a national stock exchange, a Participant’s transfer of Shares will terminate participation in the Plan with respect to such transferred Shares as of the first day of the month in which such transfer is effective, unless the transferee of such Shares in connection with such transfer demonstrates to the Administrator that such transferee meets the requirements for participation hereunder and affirmatively elects participation by delivering an executed authorization form or other instrument required by the Administrator.

(c)                                  The Administrator may terminate a Participant’s individual participation in the Plan, and the Company may terminate the Plan itself, at any time by ten days’ prior written notice to a Participant, or to all Participants, as the case may be.

(d)                                 After termination of the Plan or termination of a Participant’s participation in the Plan, the Administrator will send to each Participant (i) a statement of account in accordance with Paragraph 7 hereof, and (ii) a check for the amount of any Distributions in the Participant’s account that have not been invested in Shares. Any future Distributions with respect to such former Participant’s Shares made after the effective date of the termination of the Participant’s participation in the Plan will be sent directly to the former Participant or to such other party as the Participant has designated pursuant to an authorization form or other documentation satisfactory to the Administrator.

11.                                 STATE REGULATORY RESTRICTIONS. The Administrator is authorized to deny participation in the Plan to residents of any state that imposes restrictions on participation in the Plan that conflict with the general terms and provisions of this Plan.

12.                                 NOTICE. Any notice or other communication required or permitted to be given by any provision of this Plan shall be in writing and, if to the Administrator, addressed to Behringer Harvard Investment Services, 15601 Dallas Parkway, Suite 600, Addison, Texas  75001, or such other address as may be specified by the Administrator by written notice to all Participants. Notices to a Participant may be given by letter addressed to the Participant at the Participant’s last address of record with the Administrator. Each Participant shall notify the Administrator promptly in writing of any change of address.

13.                                 AMENDMENT. The terms and conditions of this Plan may be amended or supplemented by the Company at any time, including but not limited to an amendment to the Plan to substitute a new Administrator to act as agent for the Participants, by mailing an appropriate notice at least 30 days prior to the effective date thereof to each Participant. Such amendment or supplement shall be deemed conclusively accepted by each Participant except those Participants from whom the Administrator receives written notice of termination prior to the effective date thereof.

14.                                 GOVERNING LAW. This plan and participant’s election to participate in the plan shall be governed by the laws of the State of Maryland. The foregoing choice of law shall not restrict the application of any state’s securities laws (including the standards contained in the Statement of Policy Regarding Real Estate Investment Trusts adopted by the North American Securities Administrators Association on May 7, 2007) to the sale of shares to its residents or within such state.

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EXHIBIT C

AUTOMATIC PURCHASE PLAN

Behringer Harvard Multifamily REIT I, Inc.

Effective as of September 2, 2008

Behringer Harvard Multifamily REIT I, Inc., a Maryland corporation (the “Company”), has adopted this Automatic Purchase Plan (the “Plan”), administered by the Company or an unaffiliated third party (the “Administrator”), as agent for participants in the Plan (“Participants”), on the terms and conditions set forth below.

1.                                       ELECTION TO PARTICIPATE. Subject to the terms hereof, any purchaser of shares of common stock of the Company, par value $.0001 per share (the “Shares”), may become a Participant by making a written election to participate on such purchaser’s Subscription Agreement at the time of subscription for Shares. Residents of the States of Alabama and Ohio are not eligible to participate in the Plan. Any stockholder who has not previously elected to participate in the Plan, and subject to the terms set forth in the Company’s then-current prospectus, any participant in any previous publicly offered limited partnership, real estate investment trust or other real estate program sponsored by Behringer Harvard Holdings or its affiliates may so elect at any time by completing and executing an authorization form obtained from the Administrator or any other appropriate documentation as may be acceptable to the Administrator.

2.                                       AUTOMATIC PURCHASE PROGRAM. The Administrator or the Company’s transfer agent will, at monthly intervals (each, a “Payment Interval”), automatically debit the Participant’s bank checking account, savings account, or other account in the amount indicated on the Participant’s election to participate, not less than $200 per month (collectively, the “Additional Payments”). Participation in the program will commence with the next monthly interval, provided the election is received at least ten days prior to the end of the month; otherwise, the election will apply to all subsequent monthly intervals.

3.                                       GENERAL TERMS OF PLAN INVESTMENTS. The Administrator will apply all Additional Payments subject to this Plan, as follows:

(a)                                  Prior to the termination of the Company’s initial public offering (the “Initial Offering”) of the Shares pursuant to the Company’s registration statement on Form S-11 (File No. 333-148414), as thereafter amended or supplemented (the “Registration Statement”), the Administrator will invest Additional Payments in Shares at the public offering price per Share ($10.00 per share). In addition, in the event of any sale of Shares in respect of which the Company or the dealer manger is authorized to make, and has made, an agreement as to a reduction of sales commissions or dealer manager fees, the Company or the dealer manager also may agree to a commensurate reduction in such commissions or fees for the purchase of Shares hereunder as set forth in the Company’s prospectus. If such an agreement is made, the Company or the dealer manager shall notify the Administrator thereof and the price at which Shares shall be purchased hereunder. Notwithstanding the foregoing, no reduction in the purchase price for Shares purchased hereunder shall be made in respect of Shares acquired by the Participant at a commission reduction resulting from established volume discounts set forth in the Company’s prospectus.

(b)                                 The Administrator will invest Additional Payments in Shares that may (but are not required to) be supplied from any of (i) Shares registered with the Securities and Exchange Commission (the “Commission”) in connection with the Initial Offering; (ii) Shares registered with the Commission pursuant to an effective registration statement for Shares for use in the Plan (a “Future Registration”), or (iii) Shares purchased by the Administrator for the Plan in a secondary market (if available) or on a stock exchange (collectively, the “Secondary Market”) and registered with the Commission for resale pursuant to the Plan. Shares purchased on the Secondary Market as set forth in (iii) above will be purchased at the then-prevailing market price, and the average price paid by the Administrator for all such purchases for a single automatic purchase interval will be utilized for purposes of purchases of Shares in the Plan on such investment date. Shares acquired by the Administrator on the Secondary Market or registered in a Future Registration for use in the Plan may be at prices lower or higher than the per Share price that will be paid for the Shares purchased for the Plan pursuant to the Initial Offering and any subsequent offering. If the Administrator acquires Shares in the Secondary Market for use in the Plan, the Administrator shall use reasonable efforts to acquire Shares for use in the Plan at the lowest price then reasonably available. However, the Administrator does not in any respect guaranty or warrant that the Shares so acquired and purchased by the Participants in the Plan will be at the lowest possible price. Further, irrespective of the Administrator’s ability to acquire Shares in the Secondary Market or the Company’s ability to complete a Future Registration for shares to be used in the Plan, neither the Administrator nor the Company is in any way obligated to do either.

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(c)                                  If a Participant designates in writing that such Participant’s broker who made the initial sale of Shares to the Participant shall receive commissions for purchases under the Plan, then such broker shall be paid a selling commission not to exceed 7.0% (reduced commission rates will apply as set forth in paragraph (a) above). Dealer manager fees will be paid to the dealer manager named in the Registration Statement for the Initial Offering  at the rate not to exceed 2.5% (reduced fees will apply as set forth in paragraph (a) above). Each Participant is permitted to identify, change or eliminate the name of his account executive at a participating broker-dealer with respect to Shares purchased pursuant to the Plan. In the event that no account executive is identified, or in the event that the account executive is not employed by a broker-dealer having a valid selling agreement with the dealer manager, no selling commission will be paid with respect to such purchases. If no selling commission is paid, the amount that would have been paid as a selling commission will be retained and used by the Company.

(d)                                 For each Participant, the Administrator will maintain an account that shall reflect the Additional Payments received by the Administrator on behalf of such Participant. A Participant’s account shall be reduced as purchases of Shares are made on behalf of such Participant.

(e)                                  Additional Payments will be invested by the Administrator in Shares promptly following each Payment Interval to the extent Shares are available for purchase under the Plan. If sufficient Shares are not available, any such funds that have not been invested in Shares within 30 days after receipt by the Administrator and, in any event, by the end of the fiscal quarter in which they are received, will be distributed to the Participants. Any interest earned on such accounts will be paid to the Company and will become the property of the Company.

(f)                                    The purchase of fractional shares, computed to four decimal places, is a permissible and likely result of participation in the Plan. The ownership of the Shares shall be reflected on the books of the Company or its transfer agent.

(g)                                 A Participant will not be able to acquire Shares under the Plan to the extent that such purchase would cause the Participant to exceed the ownership limits set forth in the Company’s charter, as amended, unless exempted by the Company’s board of directors.

(h)                                 The Shares issued under the Plan will be uncertificated until the Company’s board of directors determines otherwise.

4.                                       DISTRIBUTION OF FUNDS. If the Participant elects to participate in the distribution reinvestment plan, the Administrator may commingle distributions related to Shares purchased through this Plan with Participant’s other distributions from the Company’s Shares to make purchases pursuant to the Company’s distribution reinvestment plan.

5.                                       ABSENCE OF LIABILITY. Neither the Company nor the Administrator shall have any responsibility or liability as to the value of the Shares, any change in the value of the Shares acquired for the Participant’s account, or the rate of return earned on, or the value of, the interest-bearing accounts in which Additional Payments are invested. Neither the Company nor the Administrator shall be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability (a) arising out of the failure to terminate a Participant’s participation in the Plan upon such Participant’s death prior to receipt of notice in writing of such death and the expiration of 15 days from the date of receipt of such notice and (b) with respect to the time and the prices at which Shares are purchased for a Participant.

6.                                       SUITABILITY.

(a)                                  Each Participant shall notify the Administrator in the event that, at any time during his participation in the Plan, there is any material change in the Participant’s financial condition or inaccuracy of any representation under the Subscription Agreement for the Participant’s initial purchase of Shares.

(b)                                 For purposes of this Paragraph 6, a material change shall include any anticipated or actual decrease in net worth or annual gross income or any other change in circumstances that would cause the Participant to fail to meet the suitability standards set forth in the Company’s then-current prospectus, as supplemented, for the offering of Shares under this Plan.

7.                                       REPORTS TO PARTICIPANTS. Within 60 days after the end of each fiscal quarter, the Administrator will mail to each Participant a statement of account describing, as to such Participant, the Additional Payments received during the quarter, the number of Shares purchased during the quarter, the per Share purchase price for such Shares, and the total Shares purchased on behalf of the Participant for the given calendar year pursuant to the

C-2

Plan. Each statement shall also advise the Participant that, in accordance with Paragraph 6 hereof, the Participant is required to notify the Administrator in the event that there is any material change in the Participant’s financial condition or if any representation made by the Participant under the Subscription Agreement for the Participant’s initial purchase of Shares becomes inaccurate. Tax information regarding a Participant’s participation in the Plan will be sent to each Participant by the Company or the Administrator at least annually.

8.                                       NO DRAWING. No Participant shall have any right to draw checks or drafts against the Participant’s account or give instructions to the Company or the Administrator except as expressly provided herein.

9.                                       TAXES. Participants should consult their own tax adviser regarding the tax consequences of ownership of the Shares.

10.                                 TERMINATION.

(a)                                  A Participant may terminate or modify his participation in the Plan at any time by written notice to the Administrator. To be effective for any Additional Payment, such notice must be received by the Administrator at least ten days prior to the next Payment Interval following the date of receipt of such notice.

(b)                                 The Administrator may terminate a Participant’s individual participation in the Plan, and the Company may terminate the Plan itself, at any time by ten days’ prior written notice to a Participant, or to all Participants, as the case may be.

(c)                                  After termination of the Plan or termination of a Participant’s participation in the Plan, the Administrator will send to each Participant (i) a statement of account in accordance with Paragraph 7 hereof, and (ii) a check for the amount of any Additional Payments in the Participant’s account that have not been invested in Shares.

11.                                 STATE REGULATORY RESTRICTIONS. The Administrator is authorized to deny participation in the Plan to residents of any state which imposes restrictions on participation in the Plan that conflict with the general terms and provisions of this Plan.

12.                                 NOTICE. Any notice or other communication required or permitted to be given by any provision of this Plan shall be in writing and, if to the Administrator, addressed to Behringer Harvard Investment Services, 15601 Dallas Parkway, Suite 600, Addison, Texas  75001, or such other address as may be specified by the Administrator by written notice to all Participants. Notices to a Participant may be given by letter addressed to the Participant at the Participant’s last address of record with the Administrator. Each Participant shall notify the Administrator promptly in writing of any change of address.

13.                                 AMENDMENT. The terms and conditions of this Plan may be amended or supplemented by the Company at any time, including but not limited to an amendment to the Plan to substitute a new Administrator to act as agent for the Participants, by mailing an appropriate notice at least 30 days prior to the effective date thereof to each Participant. Such amendment or supplement shall be deemed conclusively accepted by each Participant except those Participants from whom the Administrator receives written notice of termination prior to the effective date thereof.

14.                                 GOVERNING LAW. This plan and participant’s election to participate in the plan shall be governed by the laws of the State of Maryland. The foregoing choice of law shall not restrict the application of any state’s securities laws (including the standards contained in the Statement of Policy Regarding Real Estate Investment Trusts adopted by the North American Securities Administrators Association on May 7, 2007) to the sale of shares to its residents or within such state.

15.                                 PARTICIPATION BY LIMITED PARTNERS OF BEHRINGER HARVARD MULTIFAMILY OP I LP. For purposes of this Plan, “stockholders” shall be deemed to include limited partners of Behringer Harvard Multifamily OP I LP (the “Partnership”); “Participants” shall be deemed to include limited partners of the Partnership that elect to participate in the Plan.

C-3

Prospectus

Maximum Offering — 200,000,000 Shares of Common Stock

Distribution Reinvestment Plan Offering — 50,000,000 Shares of Common Stock

ALPHABETICAL INDEX	Page
Additional Information	207
Cautionary Note Regarding Forward-Looking Statements	82
Conflicts of Interest	115
Description of Shares	178
Estimated Use of Proceeds	83
Federal Income Tax Considerations	155
How to Subscribe	205
Investment by Tax-Exempt Entities and ERISA Considerations	173
Investment Objectives and Criteria	127
Legal Matters	207
Management	87
Plan of Distribution	199
Prospectus Summary	4
Questions and Answers About This Offering	25
Risk Factors	35
Stock Ownership	113
Suitability Standards	1
Summary of Distribution Reinvestment Plan and Automatic Purchase Plan	193
Supplemental Sales Material	206
The Operating Partnership Agreement	196

We have not authorized any dealer, salesperson or other individual to give any information or to make any representations that are not contained in this prospectus.  If any such information or statements are given or made, you should not rely upon such information or representation.  This prospectus does not constitute an offer to sell any securities other than those to which this prospectus relates, or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful.  This prospectus speaks as of the date set forth below.  You should not assume that the delivery of this prospectus or that any sale made pursuant to this prospectus implies that the information contained in this prospectus will remain fully accurate and correct as of any time subsequent to the date of this prospectus.

Our shares are not FDIC insured, may lose value and are not bank guaranteed.  See “Risk Factors” beginning on page 35 to read about risks you should consider before buying shares of our common stock.

May 19, 2009

THE FOLLOWING IS TEXT TO A STICKER TO BE ATTACHED TO THE OUTSIDE FRONT COVER PAGE OF THE PROSPECTUS IN A MANNER THAT WILL NOT OBSCURE THE RISK FACTORS:

SUPPLEMENTAL INFORMATION — The prospectus of Behringer Harvard Multifamily REIT I, Inc. consists of this prospectus dated May 19, 2009 and Supplement No. 8 dated January 14, 2010.

SUPPLEMENT NO. 8
DATED JANUARY 14, 2010
TO THE PROSPECTUS DATED MAY 19, 2009

OF BEHRINGER HARVARD MULTIFAMILY REIT I, INC.

This Supplement No. 8 supplements, and should be read in conjunction with, the prospectus of Behringer Harvard Multifamily REIT I, Inc. dated May 19, 2009.  Supplement No. 8 supersedes and replaces all prior supplements to the prospectus.  Unless otherwise defined in this Supplement No. 8, capitalized terms used have the same meanings as set forth in the prospectus.  The purpose of this supplement is to disclose among other things, the following:

•                  operating information, including the status of our public offering, distribution information, portfolio investment data, selected financial data and compensation to our advisor and its affiliates;

•                  change in the ownership of the BHMP Co-Investment Partner;

•                  an update of the biographical information relating to Messrs. Bresky and Kempner;

•                  the appointment of our Chief Financial Officer, Howard S. Garfield;

•                  change in cash compensation payable to the independent directors;

•                  updates to the suitability standards disclosure in the prospectus;

•                  updated risk factors related to an investment in this offering;

•                  the adoption of a valuation policy and an amendment and restatement of our distribution reinvestment plan and share redemption program in connection with such policy;

•                  an amendment and restatement of our automatic purchase plan;

•                  clarifications to the procedure for obtaining a volume discount;

•                  updates regarding the adverse business developments discussion included in the prior performance information as filed in our Current Report on Form 8-K/A on January 13, 2010, which is incorporated by reference into the prospectus;

•                  information regarding total operating expenses;

•                  updated experts language; and

•                  information incorporated by reference.

OPERATING INFORMATION

Status of the Offering

We commenced our initial public offering of common stock on September 5, 2008.  Through January 8, 2010, we have accepted investors’ subscriptions to this public offering and issued approximately 44.3 million shares of our common stock pursuant to our initial public offering (including the primary offering and distribution reinvestment plan) resulting in aggregate gross proceeds of approximately $441.8 million.  We have approximately 156.8 million shares remaining for sale in the primary portion of our public offering and 48.9 million shares remaining for sale in the distribution reinvestment plan.

The primary offering of our shares will terminate on or before September 2, 2010.  However, our board of directors may extend the offering for an additional year.  If we extend the offering for another year and file another registration statement during the one-year extension in order to sell additional shares, we could continue to sell shares in this offering until the earlier of 180 days after the third anniversary of the commencement of this offering or the effective date of the subsequent registration statement.  If we decide to extend the primary offering beyond September 2, 2010, we will provide that information in a prospectus supplement.  If we file a subsequent registration statement, we could continue offering shares with the same or different terms and conditions. Our board of directors has the discretion to extend the offering period for the shares being sold pursuant to our distribution reinvestment plan beyond the sixth anniversary of the termination of the primary offering, in which case we will notify participants in the plan of such extension.  Our board of directors may terminate this offering at any time prior to the termination date.

Description of Real Estate and Real Estate-Related Assets

Summary of Properties

As of September 30, 2009, we have made two wholly owned acquisitions, one wholly owned note receivable and 14 investments in unconsolidated real estate joint ventures.  These investments comprise equity and/or debt investments in 16 multifamily communities, as described further below.  The following table presents information about the 16 multifamily communities as of September 30, 2009 (dollar amounts in millions):

Multifamily Community Name	City and State	Number of units	Year of completion / initial investment (1)	Average unit size (Sq. Ft.)	Physical Occupancy Rate (2)	Average Effective Monthly Rent (per Unit) (3)		Carrying value of investment (4)
The Gallery at NoHo Commons	Los Angeles, CA	438	2006 / 2009	822	91%	$1,733	(5)	$107.4	(6)
Mariposa Loft Apartments	Atlanta, GA	253	2004 / 2009	974	94%	$1,185		$28.5
The Reserve at Johns Creek Walk	Johns Creek, GA	210	2006 / 2007	1,181	95%	$1,125		$4.2
Halstead (7)	Houston, TX	301	2004 / 2009	974	88%	$1,242		$3.8
Waterford Place	Dublin, CA	390	2003 / 2009	900	94%	$1,756		$12.0
Burrough’s Mill Apartment Homes	Cherry Hill, NJ	308	2003 / 2009	1,041	96%	$1,441		$8.4
Forty55 Lofts (8)	Marina del Rey, CA	140	2008 / 2009	1,306	—	—		$25.8
The Eclipse (8)	Houston, TX	330	2009	972	—	—		$5.8
Satori (8)	Fort Lauderdale, FL	279	2007	1,247	—	—		$12.7
The Venue (8)	Clark County, NV	168	2008	973	—	—		$4.8
55 Hundred (8)	Arlington, VA	234	2007	943	—	—		$13.8
Skye 2905 (8)	Denver, CO	400	2008	919	—	—		$12.6
Veritas (8)	Henderson, NV	430	2008	1,010	—	—		$15.0
Grand Reserve (8)	Dallas, TX	149	2007	997	—	—		$7.6	(9)
Bailey’s Crossing (8)	Alexandria, VA	414	2007	986	—	—		$12.6
The Cameron (8)	Silver Spring, MD	325	2007	931	—	—		$10.9

(1)   We only include the date of our initial investment if the multifamily community has not yet been completed as of September 30, 2009.

(2)          The physical occupancy rate is defined as the units occupied as of September 30, 2009 divided by the total number of residential units. Not considered in the physical occupancy rate is rental space designated other than for residential use, which is primarily retail space.

(3)          Average effective monthly rent has been calculated based on the leases in effect as September 30, 2009 using the monthly average monthly rent over the remaining term of the lease. Average effective monthly rent only includes base rents for the units and does not include other charges for storage, parking, pets, cleaning, clubhouse or other miscellaneous amounts. For the nine months ended September 30, 2009, these other charges were approximately $0.1 million, less than 1% of total revenues for the period.  The average effective monthly rate also does not include unleased units or non-residential rental areas, which are primarily related to retail space.

(4)          Figures represent the carrying value of our equity or debt investment in the multifamily community, if consolidated, or in the unconsolidated real estate joint venture, as applicable and as such investments are described further below.

(5)          Included in the calculation of average effective monthly rent for The Gallery at NoHo Commons is a subsidy payment from the local housing authority as partial reimbursement for our obligation to provide affordable housing through 2048. The subsidy payment is a level annual payment of approximately $2 million per year through 2028 with no payments for the remaining 20-year period of the obligation. The amount included in the average effective monthly rent is calculated on a straight line basis over the remaining period of the obligation.

(6)          Purchase price of The Gallery at NoHo Commons was $96.0 million, excluding closing costs.

(7)          The name of this multifamily community recently changed to “Halstead” from “The Verandah at Meyerland.”

(8)          These multifamily communities are currently in lease-up and/or under development.  We have not included the physical occupancy rate or average effective monthly rent for these communities and do not intend to provide such information until they have reached stabilized occupancy rates, as such information would not be meaningful until such time.

(9)          Consists of a $2.3 million carrying value for our wholly owned note receivable made to the owner of the Grand Reserve project and a $5.3 million carrying value for our investment in the Grand Reserve BHMP CO-JV.

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As of September 30, 2009 the multifamily communities in which we have made investments had designated approximately 32,000 square feet of gross leasable area of retail space, which were primarily related to communities in construction or not stabilized and of which none was occupied.

The following information generally applies to all multifamily communities in which we have invested:

•                  we believe all of the properties are adequately covered by insurance and are suitable for their intended purposes;

•                  we aware of no plans for any material renovations, improvements or development with respect to any of the multifamily communities, except in accordance with planned budgets (discussed below); and

•                  the multifamily communities are located in markets where there is competition for attracting new residents and retaining current residents.

Eight of the properties described above were still in development as of September 30, 2009.  The following table contains information about the costs for each of these development projects as of September 30, 2009 (dollar amounts in millions):

Multifamily Community Name	Total Development Costs Budgeted	Total Development Costs Funded	Estimated Completion Date
Satori	$98.5	$92.7	1st Quarter 2010
55 Hundred	99.8	82.9	1st Quarter 2010
Skye 2905	94.8	53.9	4th Quarter 2010
The Venue	29.1	24.9	1st Quarter 2010
Veritas	70.1	35.7	1st Quarter 2011
Grand Reserve	38.7	33.0	1st Quarter 2010
Bailey’s Crossing	147.6	113.1	1st Quarter 2010
The Cameron	128.9	78.9	1st Quarter 2010
Total	$707.5	$515.1

The budgeted development costs for these projects have been, and are expected to be, fully funded from a combination of loans made by us or joint ventures in which we have invested, senior loans described below under “—Debt Obligations” and equity investments.  The equity and debt investments have been made by developers, joint ventures in which we have invested and, in some cases, other unaffiliated third party investors.  Our equity investments in these projects that have been made through joint ventures are described below under “—Investments in Unconsolidated Real Estate Joint Ventures.”  However, due to the deteriorating financial condition of Fairfield Residential LLC (“Fairfield Residential”), the developer for Bailey’s Crossing and 55 Hundred, the equity and debt investors in these projects restructured the terms of their investments subsequent to quarter ended September 30, 2009.  These restructurings are described below under “—Recent Acquisitions and Financings.”

In addition, the Forty55 Lofts BHMP CO-JV has budgeted approximately $2 million for certain capital improvements at Forty55 Lofts.  This will be funded through additional capital contributions from us and the BHMP Co-Investment Partner and, to the extent available, from operating cash flow generated from the community.

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Wholly Owned Investments

The following table presents information about our two wholly owned equity investments as of September 30, 2009 (dollar amounts in millions):

Multifamily Community Name	Year of Acquisition	Contract Purchase Price
The Gallery at NoHo Commons	2009	$96.0
Mariposa Loft Apartments	2009	28.8
Total		$124.8

In addition, we have one wholly owned note receivable made to the owner of the Grand Reserve project.  It is a mezzanine loan acquired in April 2007 that is junior to a second mortgage loan described below under “—Investment in Unconsolidated Real Estate Joint Ventures” and a first mortgage loan described below under “—Debt Obligations.”  As of September 30, 2009, the outstanding principal balance of the loan is $2.3 million.  The loan accrues interest at a rate of 10% per annum.  Until the completion of the Grand Reserve project, no payments will be due and all interest will accrue.  Thereafter, any unpaid accrued interest on the note is payable on a monthly basis from net cash flow to the extent net cash flow from property is sufficient to make such payments.  If net cash flow is insufficient to make such payments, then the interest will continue to accrue and will be payable on a monthly basis when and to the extent net cash flow is sufficient to make such payments.  The mezzanine loan matures on the earlier of (i) April 12, 2012 or (ii) the maturity date of the construction loan for the Grand Reserve project, which is currently April 23, 2011.  Generally no prepayment of the mezzanine loan may be made except (i) in connection with the sale of the property (in which case prepayment is required) or (ii) 150 days after the development project is completed.

Investments in Unconsolidated Real Estate Joint Ventures

As of September 30, 2009, all of our 14 investments in unconsolidated real estate joint ventures have been co-investments with the BHMP Co-Investment Partner through separate BHMP CO-JVs on the terms described in the section of our prospectus entitled “Investment Objectives and Criteria—Acquisition and Investment Policies—Joint Venture Investments— Co-Investments with Dutch Foundation.”  We hold a 55% ownership interest in each BHMP CO-JV and the BHMP Co-Investment Partner owns the remaining 45% ownership interest, expect for The Reserve at Johns Creek BHMP CO-JV, in which we hold a 64% ownership interest in the BHMP CO-JV and the BHMP Co-Investment Partner owns the remaining 36%.  As required, we and the BHMP Co-Investment Partner have contributed capital to each BHMF CO-JV pro rata in accordance with our respective ownership interests.

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The BHMP CO-JVs in which we have invested have, in turn, made equity and debt investments in 14 separate multifamily communities.  The following table presents information regarding the investments made by the BHMP CO-JVs as of September 30, 2009 (dollar amount in millions):

			BHMP CO-JV Equity Investment Information			BHMP CO-JV Mezzanine Loan Information (1)
Multifamily Community Name	Date of Initial Investment	Contract Purchase Price	Amount of Investment	Ownership Interest in Property Owner	Preferred Return	Outstanding Principal Balance	Interest Rate	Maturity Date
Halstead	2009	$28.2	$6.6	100%	—	$—	—	—
Waterford Place	2009	79.7	20.0	100%	—	—	—	—
Burrough’s Mill Apartment Homes	2009	40.0	14.3	100%	—	—	—	—
Forty55 Lofts	2009	46.0	47.0	100%	—	—	—	—
The Reserve at Johns Creek Walk (2)	2007	—	9.2	80.0%	5.0%	—	—	—
The Eclipse (2)(3)	2007	—	4.0	50.1%	9.5%	8.1	9.5%	April 2012 (4)
Grand Reserve (2)(3)	2007	—	n/a	n/a	n/a	7.5	10.0%	April 2012 (5)
Bailey’s Crossing (2)(3)	2007	—	n/a	n/a	n/a	22.1	9.5%	July 2012
55 Hundred (2)(3)	2007	—	3.6	50.1%	9.5%	20.0	9.5%	October 2012
Satori (2)(3)	2007	—	7.4	50.0%	9.5%	14.8	10.0%	October 2012
The Cameron (2)(3)	2007	—	n/a	n/a	n/a	19.3	9.5%	December 2012
The Venue (2)	2008	—	2.9	50.1%	9.5%	5.8	10.0%	June 2013
Skye 2905 (2)(3)	2008	—	7.4	50.1%	9.5%	14.8	10.0%	April 2013
Veritas (2)(3)	2008	—	5.2	60.0%	9.5%	21.0	13.0%	December 2013
Total		$193.9	$127.6			$133.4

(1)          The mezzanine loan payments are interest-only and are subordinate to the first mortgage loans described below under “—Debt Obligations.”

(2)          Purchase price is not disclosed for these investments because the investment by the BHMP CO-JV did not consist of an acquisition of all of the interests in the community.

(3)          As of September 30, 2009, the applicable BHMP CO-JV for each of these investments held an option to acquire initial or additional equity in the project or to convert its mezzanine loan investment to equity in the project.  These options are generally exercisable for a period ranging from 60-90 days after project completion.

(4)          This loan may be extended for two additional one-year periods.

(5)          This loan matures on the earlier of (i) April 12, 2012 and (ii) the maturity date of the construction loan (which is currently April 23, 2011), including any extensions thereof.

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Debt Obligations

As of September 30, 2009, a number of the multifamily communities in which we have made equity investments, mezzanine loans or second mortgage loans are subject to senior mortgage loans as described in the following table:

Multifamily Community Name	Loan Type	Payment Type	Outstanding Principal Balance (in millions)	Interest Rate	Maturity Date
Halstead	Mortgage	Interest-only	$24.3	6.17% - Fixed	September 2011 (1)
The Reserve at Johns Creek Walk	Mortgage	Principal and interest at a 30-year amortization rate	23.0	6.46% - Fixed	March 2013 (1)
Waterford Place	Mortgage	Principal and interest at a 30-year amortization rate	60.5	4.83% - Fixed	May 2013 (1) (2)
Burrough’s Mill Apartment Homes	Mortgage	Interest-only (3)	26.0	5.29% - Fixed	October 2016 (1)
The Eclipse	Construction	Interest-only	20.8	Monthly LIBOR + 1.75%	April 2010 (2) (4)
Satori	Construction	Interest-only	67.9	Monthly LIBOR + 1.40%	October 2010 (2) (4)
55 Hundred	Construction	Interest-only	59.3	Monthly LIBOR + 1.50%	October 2010 (2) (4)
Bailey’s Crossing	Construction	Interest-only	76.3	Monthly LIBOR + 1.50%	January 2011 (2) (4)
Grand Reserve	Construction	Interest-only	23.3	Monthly LIBOR + 1.55%	April 2011 (2) (4)
Skye 2905	Construction	Interest-only	30.9	Monthly LIBOR + 1.95%	May 2011 (2) (4)
The Cameron	Construction	Interest-only	46.8	Monthly LIBOR + 1.60% (5)	December 2011 (2) (4)
The Venue	Construction	Interest-only	17.0	Monthly LIBOR + 2.25%	June 2012 (2) (4)
Veritas	Construction	Interest-only	7.8	Monthly LIBOR + 2.75%	December 2012 (2) (4)
Total			$483.9

(1) These loans may generally not be prepaid without the consent of the lender and payment of a prepayment penalty.

(2) These loans may be eligible for extension periods of up to two years, subject to certain conditions that may include certain fees and the commencement of monthly principal payments.

(3) Principal payments commence in November 2011 at a 30-year amortization rate.

(4) These loans may generally be prepaid in full or in part without penalty.

(5) This loan consists of one tranche of up to $69.1 million, at monthly LIBOR plus 1.60%, and one tranche of up to $27.6 million, at monthly LIBOR plus 2.65%.  Funds are borrowed under each tranche on a pro rata basis.

Recent Acquisitions and Financings

Acquisition of Grand Reserve Orange

On November 10, 2009, we acquired, through a wholly owned subsidiary of Behringer Harvard Multifamily OP I, a multifamily community known as Grand Reserve Orange, located in Orange, Connecticut, from an unaffiliated seller.  Grand Reserve Orange is a 168-unit multifamily community with amenities, including but not limited to, a heated swimming pool, a fitness center and a playground.  Grand Reserve Orange, which was completed in 2005, has an average unit size of 972 square feet.  As of date of acquisition, approximately 95% of the units were occupied, and the average effective monthly rental rate per unit was approximately $1,435.

The purchase price for Grand Reserve Orange was approximately $25.5 million, excluding closing costs.  We funded the acquisition of Grand Reserve Orange with proceeds from our initial public offering but may later place mortgage debt on the community.

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Acquisition of the Remaining Interests in The Eclipse

On November 13, 2009, the BHMP CO-JV that has invested in The Eclipse multifamily community acquired the remaining ownership interests in The Eclipse.  Prior to the transaction, the BHMP CO-JV owned a 50.1% limited partnership interest in the owner of The Eclipse and had invested approximately $8.1 million in a mezzanine loan made to the owner of The Eclipse.  In addition, the multifamily community was subject to a senior mortgage loan in the amount of up to approximately $23.6 million and a long-term ground lease with the State of Texas.  In connection with the transaction, the BHMP CO-JV acquired the remaining ownership interests in exchange for a $100,000 purchase price paid to the other owners and assumed the senior mortgage loan and the long-term ground lease.  Simultaneous with the closing, the BHMP CO-JV converted its mezzanine loan investment to an equity investment in The Eclipse, paid off the entire amount of the outstanding balance of the senior mortgage loan at par plus accrued interest in the amount of approximately $20.9 million and exercised an option with the State of Texas to terminate the ground lease and obtain fee simple title to the land for an option price of approximately $4.6 million.  The BHMP CO-JV funded the transaction with capital contributions from us and the BHMP Co-Investment Partner. Our share of the capital contribution was approximately $14.0 million, which was funded with proceeds from our initial public offering.  The BHMP CO-JV may later place mortgage debt on the community.

Restructuring of Investments in 55 Hundred and Bailey’s Crossing

Effective November 24, 2009, we and the other investors in 55 Hundred restructured the terms of our respective investments in the 55 Hundred project, and effective December 1, 2009, we and the other investors in Bailey’s Crossing restructured the terms of our respective investments in the Bailey’s Crossing project.  Our goals for the restructurings were (i) to reduce the overall leverage in the projects, (ii) to obtain a 14% preferred return on any additional capital we contributed, (iii) to remove from the projects the financial uncertainty of Fairfield Residential (which had financial difficulties in 2009), (iv) to obtain control of the projects and (v) to extend the terms of the senior loans.  We were able to accomplish all of these goals.  The most significant changes to our investment in 55 Hundred in connection with the restructuring were:

•                  the 55 Hundred BHMP CO-JV became an owner in the project by contributing $17.6 million of equity capital to the project in cash, for which it will receive a first-priority return of 14%, compounded quarterly;

•                  the 55 Hundred BHMP CO-JV converted its existing $20.3 million mezzanine loan (which figure includes $0.3 million of accrued but unpaid interest) into $20.3 million of equity capital in the project, for which it will receive a second-priority return of 9.5%, compounded quarterly;

•                  the 55 Hundred BHMP CO-JV became the owner of a 75% interest in the project; and

•                  the maximum and outstanding principal amounts of the senior loan facility were modified.  Prior to the restructuring, the maximum amount of the senior loan facility was $69.8 million.  Of this amount, principal of $61.2 million was outstanding.  Following the restructuring, the maximum amount of the senior loan facility was reduced to $52.7 million.  In order to reduce the outstanding principal amount to the new $52.7 million maximum under the loan, proceeds from the equity capital contributed by the 55 Hundred BHMP CO-JV were used to pay down $8.5 million of the $61.2 million outstanding principal amount.  Further, the maturity date of the senior loan was extended through November 23, 2013 (and, subject to satisfaction of certain conditions, may be further extended for one additional year), and the interest rate on the loan increased to monthly LIBOR plus 3.00%.

We funded our 55% share of the equity capital contributed by the 55 Hundred BHMP CO-JV, or $9.7 million, with proceeds from our initial public offering.

The most significant changes to our investment in Bailey’s Crossing in connection with the restructuring were:

7

•                  the Bailey’s Crossing BHMP CO-JV became an owner in the project by contributing $29.1 million of equity capital to the project in cash, for which it will receive a first-priority return of 14%, compounded quarterly;

•                  the Bailey’s Crossing BHMP CO-JV converted its existing $22.5 million mezzanine loan (which figure includes $0.4 million of accrued but unpaid interest) into $22.5 million of equity capital in the project, for which it will receive a second-priority return of 9.5%, compounded quarterly;

•                  the Bailey’s Crossing BHMP CO-JV became the owner of a 78% interest in the project; and

•                  the maximum and outstanding principal amounts of the senior loan facility were modified.  Prior to the restructuring, the maximum amount of the senior loan facility was $110.7 million.  Of this amount, principal of $82.1 million was outstanding.  Following the restructuring, the maximum amount of the senior loan facility was reduced to $74.7 million.  In addition, proceeds from the equity capital contributed by the Bailey’s Crossing BHMP CO-JV were used to pay down $23.6 million of the $82.1 million principal outstanding on the senior loan, leaving $58.5 million outstanding and $16.2 million remaining to be funded.  Further, the maturity date of the senior loan was extended through November 30, 2011 (and, subject to satisfaction of certain conditions, may be further extended for three additional years), and the interest rate on the loan increased to monthly LIBOR plus 2.75%.

We funded our 55% share of the equity capital contributed by the Bailey’s Crossing BHMP CO-JV, or $16.0 million, with proceeds from our initial public offering.

Acquisition of Cyan/PDX

On December 15, 2009, we acquired, through a BHMP CO-JV in which we hold a 70% ownership interest and the BHMP Co-Investment Partner holds the remaining 30% interest, a multifamily community known as Cyan/PDX, located in Portland, Oregon (“Cyan”), from an unaffiliated seller.  Cyan is a 352-unit high-rise multifamily community with amenities, including but not limited to, a business center and a fitness center.   Cyan, which was completed in 2009, has an average unit size of 636 square feet and contains 5,700 square feet of retail rental area.  As of the date of acquisition, Cyan was in lease-up and was not fully stabilized.

The purchase price for Cyan was approximately $65.0 million, excluding closing costs.  We funded 70% of the purchase price, or $45.5 million, with proceeds of our initial public offering.  The BHMP Co-Investment Partner funded the remaining 30% of the purchase price. The BHMP CO-JV may later place mortgage debt on the community.

Acquisition of Calypso Apartments and Lofts

On December 17, 2009, we acquired, through a BHMP CO-JV in which we hold a 55% ownership interest and the BHMP Co-Investment Partner holds the remaining 45% interest, a multifamily community known as Calypso Apartments and Lofts, located in Irvine, California (“Calypso”), from an unaffiliated seller.  Calypso is a 177-unit multifamily community with amenities, including but not limited to, a wraparound parking garage, resort-style pools and spas, and a fitness center.   Calypso, which was completed in 2007, has an average unit size of 1,000 square feet.  As of the date of acquisition, approximately 93% of the units were occupied, and the average effective monthly rental rate per unit was approximately $1,913.

The purchase price for Calypso was approximately $48.65 million, excluding closing costs.  We funded 55% of the purchase price, or $26.8 million, with proceeds of our initial public offering.  The BHMP Co-Investment Partner funded the remaining 45% of the purchase price. The BHMP CO-JV may later place mortgage debt on the community.

Acquisition of San Sebastian

On December 23, 2009, we acquired, through a BHMP CO-JV in which we hold a 55% ownership interest and the BHMP Co-Investment Partner holds the remaining 45% interest, a multifamily community known as San Sebastian, located in Laguna Woods, California (“San Sebastian”), from an unaffiliated seller.  San Sebastian is a 134-unit age-restricted  multifamily community (requiring one resident in each unit to be 55 years of age or older) with amenities, including but not limited to, a pool and spa, a fitness center, and a catering kitchen.  San Sebastian, which was completed in 2009, has an average unit size of 1,324 square feet.  As of the date of acquisition, San Sebastian had not yet begun lease-up and was not fully stabilized.

The purchase price for San Sebastian was approximately $34.8 million, excluding closing costs.  We funded 55% of the purchase price, or $19.1 million, with proceeds of our initial public offering.  The

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BHMP Co-Investment Partner funded the remaining 45% of the purchase price. The BHMP CO-JV may later place mortgage debt on the community.  In addition, the San Sebastian BHMP CO-JV has budgeted approximately $1.2 million for certain capital improvements at San Sebastian.  This will be funded through additional capital contributions from us and the BHMP Co-Investment Partner and, to the extent available, from operating cash flow generated from the community.

Acquisition of Acacia on Santa Rosa Creek

On January 7, 2010, we acquired, through a wholly-owned subsidiary of our operating partnership, a multifamily community known as Acacia on Santa Rosa Creek, located in Santa Rosa, California (“Acacia”), from an unaffiliated seller.  Acacia is a 277-unit multifamily community with amenities, including but not limited to, a wraparound parking garage, resort-style pools and spas, and a fitness center.   Acacia, which was completed in 2003, has an average unit size of 870 square feet.  As of the date of acquisition, approximately 95% of the units were occupied, and the average effective monthly rental rate per unit was approximately $1,316.

The purchase price for Acacia was approximately $38.65 million, excluding closing costs.  In connection with the acquisition, we assumed a first mortgage loan secured by Acacia with a face amount of $29.6 million and a current amount of approximately $26.8 million.  The loan is a fixed rate mortgage at an annual rate of 4.63%, maturing on May 1, 2013 with an automatic extension of twelve months.  We may prepay the loan with a prepayment premium equal to the greater of (a) 1% of the principal being prepaid or (b) the yield maintenance amount.  The remainder of the purchase price was funded from proceeds of our initial public offering.

We believe that this community and the other recently acquired communities described above are suitable for their intended purposes and adequately covered by insurance.  The communities are located in submarkets where there are a number of comparable properties that might compete with them.  Unless otherwise noted above, we do not intend to make significant renovations or improvements to them.

Financing of The Gallery at NoHo Commons

On October 28, 2009, we entered into a loan with Red Mortgage Capital, Inc., an unaffiliated entity, as lender, to borrow $51.3 million, all of which was advanced to us on the closing date of the loan.  The proceeds of the loan were used to finance our investment in The Gallery at NoHo Commons, which we acquired on September 17, 2009.  The loan is secured by a first mortgage lien on the assets of The Gallery at NoHo Commons including the land, fixtures, improvements, contracts, leases, rents, and reserves.  The loan bears interest at an annual rate of 4.72%, is amortized over an 84-month term with monthly interest-only payments and matures on November 1, 2016.  We have the right to prepay the outstanding amount in full with the payment of a prepayment premium equal to the greater of (a) 1% of the principal being

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prepaid or (b) the yield maintenance amount.  The unpaid principal balance and all accrued unpaid interest are due and payable on November 1, 2016.

Potential Acquisition

4550 Cherry Creek

On November 24, 2009, we entered into an agreement to purchase a multifamily community known as 4550 Cherry Creek, located in Denver, Colorado (“4550 Cherry Creek”), from an unaffiliated seller, 4550 Cherry Creek Tower Apartments, LLC.  4550 Cherry Creek is a 288-unit multifamily community with amenities, including but not limited to, a resort style heated pool and spa, a fitness center and a business center and conference room.  The contract purchase price for 4550 Cherry Creek is $52 million, excluding closing costs.  As of January 14, 2010, we have deposited $2 million in earnest money.  If the purchase is consummated, we expect that the purchase price will be funded from proceeds of our initial public offering.

The consummation of the purchase of this multifamily community is subject to substantial conditions.  The consummation of the acquisition of this multifamily community generally will depend upon:

•      the satisfaction of the conditions to the acquisition contained in the relevant contracts;

•      no material adverse change occurring relating to the community; and

•      our receipt of satisfactory due diligence information, including but not limited to, environmental and property condition reports, and lease information.

Other assets may be identified in the future that we may acquire before or instead of the investment described above.  At the time of this filing, we cannot make any assurances that the closing of this investment is probable.

In evaluating this investment as a potential acquisition and determining the appropriate amount of consideration to be paid for this investment, we have considered a variety of factors, including but not limited to, overall valuation of net rental income, location, demographics and occupancy.  We believe that the multifamily community is well located, has acceptable roadway access, is well maintained, and has been professionally managed.  The multifamily community will be subject to competition from similar communities within its market area, and the community’s economic performance could be affected by changes in local economic conditions.

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Unlevered Yield on Real Estate Investments

The annual estimated weighted-average unlevered yield of stabilized real estate investments we have acquired during the period from May 19, 2009 to January 14, 2010, which includes our investments in The Gallery at NoHo Commons, Mariposa Loft Apartments, Halstead, Waterford Place, Burrough’s Mill Apartment Homes, Grand Reserve Orange, Calypso Apartments and Lofts and Acacia on Santa Rosa Creek is approximately 7.0%. The annual estimated unlevered yield for these real estate investments is equal to the estimated 2010 net operating income of the property divided by the purchase price of the property, excluding closing costs and acquisition fees. Estimated net operating income on these real estate investments is total estimated gross income (rental income, tenant reimbursements, parking income and other property-related income), less property and related expenses (property operating and maintenance expenses, management fees, property insurance and real estate taxes) based on the operating history of the these real estate investments and our plans and projections for operation of the properties for the calendar year ended 2010. Estimated 2010 net operating income excludes other non-property income and expenses, interest expense from financings, depreciation and amortization and our non-property related general and administrative expenses. Estimated net operating income and the annual weighted-average unlevered yield for these real estate investments do not include GAAP adjustments related to the initial carrying cost or operations that are required for financial reporting purposes and are not necessarily indicative of future operating results or our total return.  The actual unlevered yield achieved for these real estate investments may be materially different from the estimated amount presented herein.

Selected Financial Data

The following selected financial data should be read with Management’s Discussion and Analysis of Financial Condition and Results of Operations and our consolidated financial statements and the notes thereto contained in our annual report for the year ended December 31, 2008 on Form 10-K and our quarterly report for the nine months ended September 30, 2009 on Form 10-Q and incorporated by reference into this prospectus.  Our historical results are not necessarily indicative of results for any future period.  The quarter end selected financial data is not derived from audited financial information.  The year end selected financial data is derived from audited financial information.

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The following tables present summarized consolidated financial information, including balance sheet data, operating data, and cash flow data in a format consistent with our consolidated financial statements (dollar amounts in millions, except per share information):

	As of	As of December 31,
Balance Sheet Data:	September 30, 2009	2008	2007	2006
Total real estate, net	$135.9	$—	$—	$—
Investments in unconsolidated real estate joint ventures	$147.7	$96.5	$60.1	$—
Cash and cash equivalents	$63.5	$23.8	$53.4	$—
Total assets	$353.0	$120.9	$115.4	$—
Total liabilities	$22.7	$8.5	$2.0	$—
Minority interest	$—	$—	$—	$—
Stockholders’ equity	$330.3	$112.4	$113.4	$—

	For the Nine Months Ended		For the Year Ended
Operating Data:	September 30, 2009	September 30, 2008	2008	2007	From inception (August 4, 2006) through December 31, 2006
Rental revenues	$0.5	$—	$—	$—	$—
Equity in earnings of unconsolidated real estate joint venture investments	$2.1	$3.2	$4.3	$0.8	$—
Interest income	$0.7	$0.8	$0.9	$0.3	$—
Net income (loss)	$(3.3)	$2.3	$2.6	$(0.2)	$—
Basic and diluted earnings (loss) per share	$(0.12)	$0.16	$0.18	$(0.08)	$(11.25)
Distributions declared per share – basic and diluted (1)	$0.517	$0.277	$0.441	$0.183	$—

	For the Nine Months Ended		For the Year Ended
Cash Flow Data:	September 30, 2009	September 30, 2008	2008	2007	From inception (August 4, 2006) through December 31, 2006
Cash Flow provided by operating activities	$0.2	$2.0	$2.4	$0.2	$—
Cash Flow used in investing activities	$(179.3)	$(20.9)	$(35.4)	$(60.8)	$—
Cash Flow provided by (used in) financing activities	$218.9	$(4.2)	$3.4	$113.9	$—

(1)                                  We paid our first distribution in July 2007.

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Distributions

Distributions for the Four Quarters Ended September 30, 2009

The cash distributions paid in the four quarters ended September 30, 2009 were approximately $9.4 million.  For the four quarters ended September 30, 2009, cash flow from operating activities was approximately $0.5 million.  For the four quarters ended September 30, 2009, cash amounts distributed to stockholders exceeded cash flow from operating activities by $8.9 million.  This difference was funded from proceeds from our initial public offering.

The following are the distributions paid and declared and cash flow from operating activities for the four quarters ended September 30, 2009 (in millions, expect per share amounts):

	Distributions Paid
	Cash	Distributions Reinvested (DRIP)	Total	Cash Flow from Operating Activities	Total Distributions Declared	Declared Distributions Per Share
2009
Third Quarter	$3.2	$2.7	$5.9	$(1.5)	$6.5	$0.177
Second Quarter	2.5	1.6	4.1	1.2	4.6	0.175
First Quarter	1.9	0.6	2.5	0.5	2.9	0.165
2008
Fourth Quarter	1.8	0.2	2.0	0.3	2.4	0.164
Total	$9.4	$5.1	$14.5	$0.5	$16.4	$0.681

The amount by which our distributions paid exceeded cash flow from operating activities has increased over the past four quarters due to (a) acquisition expenses included in cash flow from operating activities in 2009, (b) a higher distribution rate and (c) increased proceeds raised from our initial public offering (which resulted in additional shares on which distributions are paid).  Acquisition expenses included in cash flow from operating activities for the nine months ended September 30, 2009 were $3.6 million.  We did not incur any expensed acquisition costs in the fourth quarter of 2008.  Prior to 2009, GAAP provided for the capitalization of acquisition costs and the costs were not included in the cash flow from operating activities section of the statement of cash flows.

In addition, in March 2009, our board of directors increased our distribution rate from an annual effective rate of 6.5% to 7.0%.  The yield is calculated assuming a stockholder paid $10.00 for each share of stock that he or she owns.  We believe that the increased distribution rate is reflective of the changes in the market for investments suitable for our portfolio and one that can be sustained after we complete our offerings and deploy the capital raised from our offerings in investments.  The market for institutional quality multifamily assets has experienced an increase in cap rates which allows us the opportunity to invest in equity and debt investments at more attractive prices and therefore higher current yields.  Under the current economic conditions, we expect to be able to capitalize on attractive acquisition opportunities from distressed owners suffering from lack of liquidity and the frozen state of the debt capital markets.  In addition, the continuing availability of financing in the multifamily sector through Fannie Mae, formerly known as the Federal National Mortgage Association, and Freddie Mac, formerly known as the Federal Home Loan Mortgage Corporation, coupled with an increase in capitalization rates is expected to provide us the ability to leverage many of our multifamily community investments, allowing us the opportunity to diversify our investments and enhance current income and capital appreciation.

Accordingly, over the long term, we expect that more of our distributions (except with respect to distributions related to sales of our assets) will be paid from cash flow from operating activities, including distributions from our unconsolidated real estate joint ventures in excess of reported earnings, and operations.  However, operating performance cannot be accurately predicted due to numerous factors, including our ability to raise and invest capital at favorable yields, the financial performance of our investments in the current real estate environment, the types and mix of investments in our portfolio and the

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accounting treatment of our investments in accordance with our accounting policies.  As a result, future distributions declared and paid may continue to exceed cash flow from operating activities.

Distributions Declared for December 2009 through February 2010

On November 12, 2009, our board of directors declared distributions payable to the stockholders of record each day for December 1, 2009 through February 28, 2010.  Distributions payable to each stockholder of record will be paid in cash on or before the 10th day of the following month.  The declared distributions equal a daily amount of $0.0019178 per share of common stock.  If this rate were paid each day for a 365-day period, it would equal a 7.0% annualized rate based on a purchase price of $10.00 per share.  A portion of each distribution may constitute a return of capital for tax purposes.  There is no assurance that we will continue to declare distributions or at this rate.

Share Redemptions

During the three months ended September 30, 2009, we redeemed 91,041 shares of common stock for approximately $0.7 million ($7.95 per share).  During the nine months ended September 30, 2009, we redeemed 235,340 shares of common stock for approximately $1.9 million ($8.11 per share).  During the year ended December 31, 2008, we redeemed 16,667 shares of common stock for approximately $140,000 ($8.40 per share).  We have honored all redemption requests that comply with the applicable requirements and guidelines of our share redemption program set forth in our prospectus.  We have funded and intend to continue funding share redemptions with proceeds from our initial public offering.

Funds from Operations and Modified Funds from Operations

Funds from operations (“FFO”) is a non-GAAP performance financial measure that is widely recognized as a measure of REIT operating performance.  We use FFO as defined by the National Association of Real Estate Investment Trusts to be net income (loss), computed in accordance with GAAP excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships, joint ventures and subsidiaries.  We believe that FFO is helpful to our investors and our management as a measure of operating performance because it excludes real estate-related depreciation and amortization, gains and losses from property dispositions, and extraordinary items, and as a result, when compared year to year, reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, development activities, general and administrative expenses, and interest costs, which are not immediately apparent from net income.  Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate diminishes predictably over time.  Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting alone to be insufficient.  As a result, our management believes that the use of FFO, together with the required GAAP presentations, are helpful for our investors in understanding our performance.  Factors that impact FFO include start-up costs, fixed costs, delay in buying assets, lower yields on cash held in accounts, income from portfolio properties and other portfolio assets, interest rates on acquisition financing and operating expenses.  In addition, FFO will be affected by the types of investments in our and/or our Co-Investment Ventures’ portfolio, which include, but are not limited to, equity and mezzanine, mortgage and bridge loan investments in existing operating properties and properties in various stages of development, mezzanine, mortgage and bridge loans and the accounting treatment of the investments in accordance with our accounting policies.

In addition to FFO, we use modified funds from operations (“Modified Funds from Operations” or “MFFO”) which excludes from FFO acquisition expenses, impairment charges and adjustments to fair value for derivatives not qualifying for hedge accounting, to further evaluate our operating performance. We believe that MFFO with these adjustments, like those already included in FFO, is helpful as a measure of operating performance because it excludes costs that management considers more reflective of investing activities or non-operating valuation changes. As explained below, management’s evaluation of our

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operating performance excludes the items considered in the calculation based on the following economic considerations:

•                  Acquisition expense. In evaluating investments in real estate, including both business combinations and investments accounted for under the equity method of accounting, management’s investment models and analysis differentiate costs to acquire the investment from the operations derived from the investment. Prior to 2009, acquisition costs for both of these types of investments were capitalized; however, beginning in 2009, acquisition costs related to business combinations are expensed. Both of these acquisitions costs have been and will continue to be funded from the proceeds of our initial public offering and not from operations.  We believe by excluding expensed acquisition costs, MFFO provides useful supplemental information that is comparable for each type of our real estate investments and is consistent with management’s analysis of the investing and operating performance of our properties.  Acquisition expenses include those incurred with our advisor or its affiliates or third parties.

•                  Impairment charges.   An impairment charge represents a downward adjustment to the carrying amount of a long-lived asset to reflect the current valuation of the asset even when the asset is held for the long-term.  Such adjustment, when properly recognized under GAAP, may lag the underlying consequences related to rental rates, occupancy and other operating performance trends.  The valuation is also based, in part, on the impact of current market fluctuations and estimates of future capital requirements and long-term operating performance that may not be directly attributable to current operating performance.   Because MFFO excludes impairment charges, management believes MFFO provides useful supplemental information by focusing on the changes in our core operating fundamentals rather than changes that may reflect only anticipated losses.

•                  Adjustments to fair value for derivatives not qualifying for hedge accounting. Management intends to use derivatives in the management of our debt and our interest rate exposure. We do not intend to speculate in these interest rate derivatives, and accordingly, period to period changes in derivative valuations are not the primary factors in management’s decision making process. We believe by excluding the gains or losses from these derivatives, MFFO provides useful supplemental information on the realized economic impact of the hedges independent of short-term market fluctuations.

By providing MFFO, we believe we are presenting useful information that assists investors to better align their analysis with management’s analysis of long-term, core operating activities.  MFFO also provides useful information in analyzing comparability between reporting periods. Because MFFO is primarily affected by the same factors as FFO but without non-operating valuation changes, we believe fluctuations in MFFO are more indicative of changes in operating activities, and MFFO is more comparable in evaluating our performance over time and as compared to other real estate companies, which may not be as involved in acquisition activities and derivatives or as affected by impairments.

FFO or MFFO should not be considered as an alternative to net income (loss), as an indication of our liquidity, nor is either indicative of funds available to fund our cash needs, including our ability to make distributions, both should be reviewed in connection with other GAAP measurements.  MFFO also excludes impairment charges and unrealized gains and losses related to fair value adjustments for derivatives not qualifying for hedge accounting. Although the related holdings are not held for sale or used in trading activities, if the holdings were sold currently, it could affect our operating results. Our FFO and MFFO as presented may not be comparable to amounts calculated by other REITs.

For the three and nine months ended September 30, 2009, MFFO per share was impacted by the increase in net proceeds realized from our existing offering of shares. For the three months ended September 30, 2009, we sold 9.9 million shares of our common stock, increasing our outstanding shares by 24%.  For the nine months ended September 30, 2009, we sold 26.4 million shares of our common stock, increasing our outstanding shares by 63%.  The proceeds from this issuance were temporarily invested in

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short-term cash equivalents until they could be invested in multifamily communities.  Due to lower interest rates on cash equivalent investments, interest earnings were minimal.  We expect to invest these proceeds in higher-earning multifamily community investments consistent with our investment policy to identify high quality investments.

Our MFFO was also impacted by our real estate investments in development and lease-ups. Until these investments reach stabilization, property operating costs and interest expense in excess of rental revenue will adversely impact MFFO per share. We believe our investment basis in these multifamily communities is favorable.  For example, our BHMP CO-JV’s investment in Forty55 Lofts, a high quality project acquired at below-replacement value, requires a 12-month to 18-month lease-up period to achieve stabilization.  When stabilized, this asset will be well positioned for long-term returns. We believe this investment and our other development investments will add value to our stockholders over our longer-term investment horizon, even if this results in less current-period earnings.

The following section presents our calculation of FFO and MFFO and provides additional information related to our operations (in millions, except per share amounts):

	For the Nine Months Ended September 30,		For the Year Ended
	2009	2008	2008	2007	From inception (August 4, 2006) through December 31, 2006
Net income	$(3.3)	$2.3	$2.6	$(0.2)	$—
Real estate depreciation and amortization	2.0	0.8	1.1	0.5	—
FFO	(1.3)	3.1	3.7	0.3	—

Acquisition expenses	3.6	—	—	—	—
MFFO	$2.3	$3.1	$3.7	$0.3	—

GAAP weighted average common shares	26.9	14.3	14.4	2.7	—
MFFO per share	$0.09	$0.22	$0.26	$0.11	—

•                  The real estate depreciation and amortization amount includes our consolidated real estate-related depreciation and amortization of in-place lease intangibles and our similar share of Co-Investment depreciation and amortization, which is included in earnings of unconsolidated real estate joint venture investments.

•                  Acquisition expenses include our share of expenses incurred by us and our unconsolidated investments in real estate joint ventures, including amounts incurred with our advisor. Acquisition expenses also include operating expenses that were identified or given credit by the seller in the acquisition but are expensed in accordance with generally accepted accounting principles. For the three and nine months ended September 30, 2009, acquisition expenses were approximately $3.5 million and $3.6 million, respectively.  No acquisition expenses were incurred in 2008.

Provided below is additional information related to our GAAP net income, which may be helpful in assessing our operating results:

•                  Included in the return of investments in unconsolidated real estate joint ventures for the nine months ended September 30, 2009 was $2.0 million related to an excess contribution to the Veritas BHMP CO-JV funded in 2008 and returned during 2009;

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•                  Accrued interest income on loans with deferred interest payment terms was approximately $0.2 million and $0.2 million for the three months ended September 30, 2009 and 2008, respectively, and $0.5 million and $0.4 million for the nine months ended September 30, 2009 and 2008, respectively;

•                  Net rental revenue amortization related to deferred lease revenue and other related liabilities was less than $0.1 million for the three and nine months ended September 30, 2009;

•                  Loan fee income collected and deferred was $0 and approximately $0.1 million for the three months ended September 30, 2009 and 2008, respectively, and $0.3 million and $0.9 million for the nine months ended September 30, 2009 and 2008, respectively;

•                  Amortized loan fee income was approximately $0.1 million and $0.1 million for the three months ended September 30, 2009 and 2008, respectively, and $0.3 million and $0.2 million for the nine months ended September 30, 2009 and 2008, respectively; and

•                  Amortization of deferred financing and other costs was less than $0.1 million for both the three months ended September 30, 2009 and 2008, respectively, and approximately $0.1 million for both the nine months ended September 30, 2009 and 2008, respectively.

As noted above, we believe FFO and MFFO are helpful to investors and our management as measures of operating performance.  FFO and MFFO are not indicative of our cash available to fund distributions since other uses of cash, such as capital expenditures and principal payment of debt related to investments in unconsolidated real estate joint ventures, are not deducted when calculating FFO and MFFO.

Compensation to our Advisor and its Affiliates

Behringer Harvard Multifamily Advisors I, Behringer Securities, BHM Management and their affiliates receive compensation and fees for services relating to this offering and managing our assets.  In addition, our advisor and its affiliates may receive reimbursements for certain organization and offering costs incurred during our prior private offering that terminated in 2007.  Summarized below are the fees earned and expenses reimbursable to our advisor and its affiliates, and any related amounts payable, for the nine months ended September 30, 2009 and year ended December 31, 2008:

	Incurred		Payable as of
Type of Compensation	For the Nine Months Ended September 30, 2009	For the Year Ended December 31, 2008	September 30, 2009	December 31, 2008
Selling Commissions	$18.1	$0.7	$—	$—
Dealer Manager Fee	$6.6	$0.3	$0.2	$—
Reimbursement of Other Organization and Offering Expenses	$6.6	$0.2	$2.3	$6.9	(1)
Acquisition Fees & Expense Reimbursements	$4.7	$1.9	$—	$0.4
Asset Management Fee	$1.0	$0.9	$—	$—
General and Administrative Expenses	$0.9	$0.5	$0.3	$0.2

(1)                                  Amount represents reimbursable organization and offering costs incurred during our prior private offering that terminated in 2007 that were subsequently paid in 2009.

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PROSPECTUS UPDATES

Suitability Standards

General

The following paragraph supersedes and replaces the similar paragraph in the “Suitability Standards — General” section of the prospectus:

After you have purchased the minimum investment in this offering, or have satisfied the minimum purchase requirements of Behringer Harvard REIT I, Inc. (“Behringer Harvard REIT I”), Behringer Harvard REIT II, Inc. (“Behringer Harvard REIT II”), Behringer Harvard Opportunity REIT I, Inc. (“Behringer Harvard Opportunity REIT I”), Behringer Harvard Opportunity REIT II, Inc. (“Behringer Harvard Opportunity REIT II”), Behringer Harvard Short-Term Opportunity Fund I LP (“Behringer Harvard Short-Term Opportunity Fund I”), Behringer Harvard Mid-Term Value Enhancement Fund I LP (“Behringer Harvard Mid-Term Value Enhancement Fund I”) or any other Behringer Harvard-sponsored public real estate program, and if you continue to hold such minimum investment, any additional purchase must be in increments of at least 20 shares ($200), except for purchases of shares pursuant to our distribution reinvestment plan, which may be in lesser amounts.

Prospectus Summary

Summary Risk Factors

On November 11, 2009, our board of directors adopted a valuation policy.  In connection with the adoption of such policy, the following summary risk factor supersedes and replaces the similar summary risk factor contained in the “Prospectus Summary — Summary Risk Factors” section of the prospectus:

•                  Our board of directors arbitrarily set the offering price of our shares of common stock for this offering, and this price bears no relationship to the book or net value of our assets or to our expected operating income.  To assist fiduciaries in discharging their obligations under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and to assist broker-dealers in connection with their obligations under applicable FINRA rules, we adopted a valuation policy in respect of estimating the per share value of our common stock.  Until 18 months have passed without a sale in an offering of our common stock (or other securities from which the board of directors believes the value of a share of common stock can be estimated), not including any offering related to a distribution reinvestment plan, employee benefit plan or the redemption of interests in our operating partnership, we generally will use the gross offering price of a share of the common stock in our most recent offering as the per share estimated value thereof or, with respect to an offering of other securities from which the value of a share of common stock can be estimated, the value derived from the gross offering price of the other security as the per share estimated value of the common stock.  This estimated value is not likely to reflect the proceeds you would receive upon our liquidation or upon the sale of your shares.  In addition, this per share valuation method is not designed to arrive at a valuation that is related to any individual or aggregated value estimates or appraisals of the value of our assets.

Joint Venture with Dutch Foundation

On July 31, 2009, the 99% limited partner in our BHMP Co-Investment Partner assigned its interest to a new entity.  In connection with such assignment, the following information supersedes and replaces the information contained in the “Prospectus Summary — Joint Venture with Dutch Foundation” section of the prospectus:

On May 7, 2007, affiliates of our advisor agreed to an investment arrangement (the “Master Co-Investment Arrangement”) with a Dutch pension fund then called Stichting Pensioenfonds voor de Gezondheid, Geestelijke en Maatschappelijke Belangen.  Pursuant to the Master Co-Investment

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Arrangement, which is managed by Behringer Harvard Institutional GP LP, a Texas limited partnership (“Institutional GP”), an affiliate of our advisor that is indirectly wholly owned by our sponsor, we have entered into, and it is intended that we will continue to enter into, a series of co-investment agreements with Behringer Harvard Master Partnership I LP, a Delaware limited partnership (the “BHMP Co-Investment Partner”) for the purposes of forming and operating joint venture entities (“BHMP CO-JVs”) that will own interests in subsidiaries that elect to qualify as real estate investment trusts (each, a “Subsidiary REIT”) and make investments in certain types of multifamily community projects and multifamily communities.

On January 1, 2008, the Dutch pension fund changed its name to Stichting Pensioenfonds Zorg en Welzijn (“PFZW”) as part of a restructuring in which the formerly internal management of the fund became a separate, external manager to the fund.  This new management entity assumed a name similar to the pension fund’s prior name (called herein “PGGM Management”).

Until recently, the BHMP Co-Investment Partner was owned (i) 99% by PFZW, which served as the limited partner of the BHMP Co-Investment Partner, and (ii) 1% by Institutional GP, which serves as the general partner of the BHMP Co-Investment Partner.  On July 31, 2009, PFZW assigned all of its 99% limited partnership interest in the BHMP Co-Investment Partner to Stichting Depositary PGGM Private Real Estate Fund, a Dutch foundation, acting in its capacity as depositary of and for the account and risk of PGGM Private Real Estate Fund (the “PGGM Real Estate Fund”).  Accordingly, instead of PFZW being obligated to meet the entire funding obligations concomitant with a 99% limited partnership interest in the BHMP Co-Investment Partner, the PGGM Real Estate Fund will be responsible for these obligations.  In order to meet these obligations we expect that PGGM Real Estate Fund will make capital calls upon investors in the new pooled structure who must then proportionally comply with their obligations to make such contributions.  The management of the assets assigned by PFZW has not changed and is not expected to change.

We have been advised that the PGGM Real Estate Fund is a pooled investment structure in which assets are held by a depository for the benefit of its members.  This structure will allow various Dutch pension funds to invest in the PGGM Real Estate Fund, rather than just PFZW.  This assignment is part of a larger process in which PGGM Management is transferring PFZW’s diverse investments, which include real estate, liquid equity securities, private equity, and bonds, into separate funds that focus on a particular investment type.  We understand that PFZW intends to transfer all of its real estate investments to the PGGM Real Estate Fund.  Initially, PFZW will be the sole investor in the PGGM Real Estate Fund, which is expected to initially have assets that exceed €4 billion and an additional €1 billion of commitments.  It is anticipated that other Dutch pension plans will invest in the PGGM Real Estate Fund in the future.  As a result of this restructuring we believe that there may be future opportunities to increase and expand relationships with the PGGM Real Estate Fund or PGGM Management that could bring additional benefits, either directly or indirectly, to us.

In addition, on the same date that PFZW assigned all of its 99% limited partnership interest in the BHMP Co-Investment Partner to the PGGM Real Estate Fund, the parties to the Master Co-Investment Arrangement amended the types of multifamily investments to be made under the joint investment arrangement from to-be-developed multifamily communities or newly constructed multifamily communities that have not yet reached stabilization, other than residential properties for assisted living, student housing or senior housing, to multifamily communities that are to-be-developed or in the process of being developed, or for which development has been completed for less than three years, other than residential properties for assisted living, student housing or senior housing.  This amendment is meant to adjust the Master Co-Investment Arrangement to better position the BHMP Co-Investment Partner to make co-investments with us in the unique opportunities now available from distressed owners of multifamily assets as a result of these unprecedented economic times.

Under the Master Co-Investment Arrangement, our sponsor or one of its affiliates or investment programs will generally provide 55% of the capital for each investment, and our BHMP Co-Investment Partner, which is 99% owned by the PGGM Real Estate Fund and 1% indirectly wholly owned by our sponsor, will provide 45% of the capital for each investment.  Generally, our co-investment ownership with our BHMP Co-Investment Partner will incorporate a subsidiary REIT structure to acquire the multifamily

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investment.  The PGGM Real Estate Fund has committed to invest up to $300 million under this arrangement.  As of September 30, 2009, the PGGM Real Estate Fund had committed approximately $116.6 million under this arrangement to existing projects.  The Master Co-Investment Arrangement is intended to allow for co-investments with any Behringer Harvard-sponsored investment program; however, because of our investment objectives, we believe that we are the most likely Behringer Harvard-sponsored investment program to co-invest with the BHMP Co-Investment Partner.  We have committed to invest up to $370 million to co-investments approved by our board of directors and expect that we will generally provide the 55% of the capital for each such investment that is required from an affiliate or investment program of our sponsor.  Until the PGGM Real Estate Fund has reached its $300 million commitment, the PGGM Real Estate Fund has a right of first refusal to co-invest in multifamily investments of the type targeted by the Master Co-Investment Arrangement that are made by our sponsor or its affiliates or investment programs.  This arrangement reduces the likelihood that we will pursue independent investment in multifamily investment opportunities of the type targeted by the Master Co-Investment Arrangement until the capital commitment of the PGGM Real Estate Fund has been substantially invested.  As general partner of the BHMP Co-Investment Partner, Institutional GP generally has control over the affairs of the BHMP Co-Investment Partner, except for certain major matters requiring the consent of the PGGM Real Estate Fund.  The PGGM Real Estate Fund has the right to remove the general partner for cause and appoint a successor.

Each individual operating property or development project under the Master Co-Investment Arrangement structure has established one or more separate legal entities for the sole purpose of holding the respective operating property or development project and obtaining legally separated debt and equity financing.  The collective group of each such operating property’s or development project’s separate legal entities is referred to herein as a “Property Entity.”  Each Property Entity has been legally separated and is not co-mingled or cross-collateralized with any other Property Entity; however, we refer to the collective group herein as the “Property Entities.”  The PGGM Real Estate Fund requires that each investment in a Property Entity be made through a Subsidiary REIT in order to obtain certain tax treatment for the foreign investors under the United States tax laws.  For more information regarding co-investments with our BHMP Co-Investment Partner, please see “Investment Objectives and Criteria—Acquisition and Investment Policies—Joint Venture Investments.”

Conflicts of Interest

On July 31, 2009, the 99% limited partner in our Co-Investment Partner assigned its interest to a new entity.  In connection with such assignment, the following information supersedes and replaces the similar information contained in the “Prospectus Summary — Conflicts of Interest” section of the prospectus:

•                  Our sponsor has entered into the Master Co-Investment Arrangement with PGGM Real Estate Fund for certain multifamily investments.  In connection with the arrangement, our sponsor made certain undertakings to make and share, through it or its affiliates or investment programs, certain multifamily investments of the type targeted by the Master Co-Investment Arrangement until the PGGM Real Estate Fund’s capital commitment has been substantially invested.  These undertakings decrease the likelihood that we will independently pursue multifamily investment opportunities of the type targeted by the Master Co-Investment Arrangement until the capital commitment of the PGGM Real Estate Fund has been substantially invested.  The PGGM Real Estate Fund has committed to invest up to $300 million under this arrangement.  If this commitment is increased beyond that figure, we would expect to continue to co-invest in multifamily investment opportunities of the type targeted by the Master Co-Investment Arrangement under such arrangements.  As of September 30, 2009, the PGGM Real Estate Fund had committed approximately $116.6 million under this arrangement to existing investments.

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Share Redemption Program

On November 11, 2009, our board of directors amended and restated our share redemption program.  In connection with such amendment and restatement, the following information supersedes and replaces the information contained in the “Prospectus Summary — Share Redemption Program” section of the prospectus:

Our board of directors has adopted a share redemption program that permits you to sell your shares back to us after you have held them for at least one year, subject to the significant conditions and limitations of the program.  Our board of directors can amend the provisions of our share redemption program without the approval of our stockholders.  The terms on which we redeem shares may differ between redemptions upon the death or “qualifying disability” (as defined in the share redemption program) of the stockholder or requests for redemption sought upon a stockholder’s confinement to a long-term care facility (collectively referred to herein as “Exceptional Redemptions”) and all other redemptions (referred to herein as “Ordinary Redemptions”).  The purchase price for shares redeemed under the redemption program is set forth below.

In the case of Ordinary Redemptions, the purchase price per share will equal 90% of (i) the most recently disclosed estimated value per share as determined in accordance with our valuation policy, less (ii) the aggregate distributions per share of any net sale proceeds from the sale of one or more of our assets, or other special distributions so designated by our board of directors, distributed to stockholders after the valuation was determined; provided, however, that the purchase price per share shall not exceed: (1) prior to the first valuation conducted by the board of directors, or a committee thereof (the “Initial Board Valuation”), under the valuation policy, 90% of (i) average price per share the original purchaser or purchasers of shares paid to us for all of his or her shares (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our common stock) less (ii) the aggregate distributions per share of any net sale proceeds from the sale of one or more of our assets, or other special distributions so designated by the board of directors, distributed to stockholders prior to the redemption date (the “Special Distributions”); or (2) on or after the Initial Board Valuation, the average price per share the original purchaser or purchasers of shares paid to us for all of his or her shares (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our common stock) less any Special Distributions.  For information about our valuation policy, see “Investment by Tax-Exempt Entities and ERISA Considerations—Annual Valuation Requirement.”

In the case of Exceptional Redemptions, the purchase price per share will be equal to: (1) prior to the first valuation conducted by our board of directors or a committee thereof under the valuation policy, the average price per share the original purchaser or purchasers of shares paid to us for all of his or her shares (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our common stock) less the aggregate amount of net sale proceeds per share, if any, distributed to stockholders prior to the redemption date as a result of the sale of one or more of our assets; or (2) on or after the first valuation conducted by our board of directors or a committee thereof under the valuation policy, the most recently disclosed valuation, provided, however, that the purchase price per share may not exceed the average price per share the original purchaser or purchasers of shares paid to us for all of his or her shares (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our common stock) less the aggregate amount of net sale proceeds per share, if any, distributed to stockholders prior to the redemption date as a result of the sale of one or more of our assets.

Any shares approved for redemption will be redeemed on a periodic basis as determined from time to time by our board of directors, and no less frequently than annually. We will not redeem, during any twelve-month period, more than 5% of the weighted average number of shares outstanding during the twelve-month period immediately prior to the date of redemption. Generally, the cash available for redemption on any particular date will be limited to the proceeds from our distribution reinvestment plan during the period consisting of the preceding four fiscal quarters for which financial statements are available, less any cash already used for redemptions during the same period, plus, if we had positive operating cash flow during such

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preceding four fiscal quarters, 1% of all operating cash flow during such preceding four fiscal quarters.  The redemption limitations apply to all redemptions, whether Ordinary or Exceptional Redemptions.

Our board of directors reserves the right in its sole discretion at any time and from time to time to (1) waive the one-year holding requirement applicable to exigent circumstances such as bankruptcy, a mandatory distribution requirement under a stockholder’s IRA or with respect to shares purchased under or through our distribution reinvestment plan, (2) reject any request for redemption, (3) change the purchase price for redemptions, (4) limit the funds to be used for redemptions hereunder or otherwise change the redemption limitations or (5) amend, suspend (in whole or in part) or terminate the share redemption program.  If we suspend our share redemption program (in whole or in part), except as otherwise provided by the board of directors, until the suspension is lifted, we will not accept any requests for redemption in respect of shares to which such suspension applies in subsequent periods and any such requests and all pending requests that are subject to the suspension will not be honored or retained, but will be returned to the requestor.  Our advisor and its affiliates will defer their own redemption requests, if any, until all other requests for redemption have been satisfied in any particular period.  Provided that a request for an Exceptional Redemption is made within one year of the event giving rise to eligibility for an Exceptional Redemption, we will waive the one-year holding requirement (a) upon the request of the estate, heir or beneficiary of a deceased stockholder or (b) upon the qualifying disability of a stockholder or upon a stockholder’s confinement to a long-term care facility, provided that the condition causing such disability or need for long-term care was not preexisting on the date that such person became a stockholder.

In general, a stockholder or his or her estate, heir or beneficiary may present to us fewer than all of the shares then owned for redemption, except that the minimum number of shares that must be presented for redemption must be at least 25% of the holder’s shares.  If, however, redemption is being requested (1) within the one-year timeframe discussed above, on behalf of a deceased stockholder or by a stockholder with a qualifying disability or who is confined to a long-term care facility or (2) by a stockholder due to other exigent circumstances, such as bankruptcy or a mandatory distribution requirement under such stockholder’s IRA, a minimum of 10% of the stockholder’s shares may be presented for redemption; provided, however, that any future redemption request by the stockholder must present for redemption at least 25% of the stockholder’s remaining shares.  Except in the case of redemptions due to a mandatory distribution under a stockholder’s IRA, we will treat a redemption request that would cause a stockholder to own fewer than 200 shares as a request to redeem all of his or her shares, and we will vary from pro rata treatment of redemptions as necessary to avoid having stockholders holding fewer than 200 shares.  In the case of stockholders who undertake a series of partial redemptions, appropriate adjustments in the purchase price for the redeemed shares will be made so that the blended price per share for all redeemed shares reflects the average price per share the original purchaser or purchasers of shares paid to us for all of his or her shares (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our common stock) owned by the stockholder through the dates of each redemption.

In connection with a request for redemption, the stockholder or his or her estate, heir or beneficiary will be required to certify to us that the stockholder either (1) acquired the shares requested to be repurchased directly from us or (2) acquired the shares from the original investor by way of a bona fide gift not for value to, or for the benefit of, a member of the investor’s immediate or extended family (including the investor’s spouse, parents, siblings, children or grandchildren and including relatives by marriage) or through a transfer to a custodian, trustee or other fiduciary for the account of the investor or members of the investor’s immediate or extended family in connection with an estate planning transaction, including by bequest or inheritance upon death or operation of law.  See “Description of Shares—Share Redemption Program.”

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Questions and Answers About This Offering

On November 11, 2009, our board of directors adopted a valuation policy.  In connection with the adoption of such policy, the answer to the question “Will I be notified of how my investment is doing?”, which appears in the “Questions and Answers about this Offering” section of the prospectus, is superseded and replaced in its entirety as follows:

A:                                   You will receive periodic updates on the performance of your investment in us, including:

•                                          a quarterly distribution report;

•                                          three quarterly financial reports;

•                                          an annual report; and

•                                          an annual Form 1099.

In addition, to assist fiduciaries in discharging their obligations under ERISA and to assist broker-dealers in connection with their obligations under applicable FINRA Rules, we adopted a valuation policy in respect of estimating the per share value of our common stock.  Until 18 months have passed without a sale in an offering of our common stock (or other securities from which the board of directors believes the value of a share of common stock can be estimated), not including any offering related to a distribution reinvestment plan, employee benefit plan or the redemption of interests in our operating partnership, we generally will use the gross offering price of a share of the common stock in our most recent offering as the per share estimated value thereof or, with respect to an offering of other securities from which the value of a share of common stock can be estimated, the value derived from the gross offering price of the other security as the per share estimated value of the common stock.  This estimated value is not likely to reflect the proceeds you would receive upon our liquidation or upon the sale of your shares.  In addition, this per share valuation method is not designed to arrive at a valuation that is related to any individual or aggregated value estimates or appraisals of the value of our assets.  We expect that after 18 months have passed without a sale in an offering of our common (or other securities from which our board of directors believes the value of a share of common stock can be estimated), not including any offering related to a distribution reinvestment plan, employee benefit plan or the redemption of interests in our operating partnership, the estimated value we provide for our common stock will be based on valuations of our properties and other assets.

We will provide this information to you via one or more of the following methods, in our discretion and with your consent, if necessary:

•                                          U.S. mail or other courier;

•                                          facsimile; and

•                                          posting on our affiliated website at www.behringerharvard.com.

Certain information concerning our business and our advisor and its affiliates will be available on the web site maintained for us and our advisor and its affiliates at www.behringerharvard.com.  The contents of this web site are not incorporated by reference in or otherwise a part of this prospectus.

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Risk Factors

Risks Related to an Investment in Behringer Harvard Multifamily REIT I

The following risk factor supersedes and replaces the similar risk factor contained in the “Risk Factors — Risks Related to an Investment in Behringer Harvard Multifamily REIT I” section of the prospectus:

We have, and may in the future, pay distributions from sources other than our cash flow from operating activities and if we continue to do so, we will have less funds available to make investments and your overall return may be reduced.

Our organizational documents permit us to make distributions from any source, such as from the proceeds of our prior private offering, this public offering or other offerings, cash advances to us by our advisor, cash resulting from a waiver of asset management fees, and borrowings, including borrowings secured by our assets, in anticipation of future cash flow from operating activities.  The distributions paid in the nine months ended September 30, 2009 and 2008 were approximately $7.6 million and $3.9 million, respectively.  For the nine months ended September 30, 2009 and 2008, cash flows from operating activities were approximately $0.2 million and $2.0 million, respectively.  Accordingly, for the nine months ended September 30, 2009 and 2008, total distributions exceeded cash flow from operating activities for the same periods, which differences were funded from proceeds from our offerings.  If we continue to fund a portion of distributions from the net proceeds from this offering or from additional sources that are other than operating activities, we will have fewer funds available for acquiring properties and other investments, and your overall return may be reduced.  Further, to the extent distributions exceed cash flow from operating activities, a stockholder’s basis in our stock will be reduced and, to the extent distributions exceed a stockholder’s basis, the stockholder may recognize capital gain.  Please see the “Operating Information — Distributions” section in this supplement for a more complete discussion regarding our payment of distributions.

Risks Related to Conflicts of Interest

On July 31, 2009, the 99% limited partner in our Co-Investment Partner assigned its interest to a new entity.  In connection with such assignment, the following risk factor supersedes and replaces the similar risk factor contained in the “Risk Factors — Risks Related to Conflicts of Interest” section of the prospectus:

The sponsor’s Master Co-Investment Arrangement entered into by a subsidiary of our sponsor with a Dutch foundation (the “PGGM Real Estate Fund”) requires it to offer the PGGM Real Estate Fund a right of first refusal to co-invest with our sponsor or its affiliates or investment programs in multifamily investments that meet certain specified investment guidelines which are a significant majority of the type of investments that we intend to acquire.

Our sponsor has entered into the Master Co-Investment Arrangement for multifamily investments.  Under the arrangement, our sponsor or one of its affiliates or investment programs will generally provide 55% of the capital for each investment, and our BHMP Co-Investment Partner, which is 99% owned by the PGGM Real Estate Fund and 1% indirectly wholly owned by our sponsor, will provide 45% of the capital for each investment.  Generally, our co-investment ownership with our BHMP Co-Investment Partner will incorporate a subsidiary REIT structure to acquire the multifamily investment.  The PGGM Real Estate Fund has committed to invest up to $300 million under this arrangement.  As of September 30, 2009, the PGGM Real Estate Fund had committed approximately $116.6 million under this arrangement to existing investments.  The Master Co-Investment Arrangement is intended to allow for co-investments with any Behringer Harvard-sponsored investment program; however, because of our investment objectives, we believe that we are the most likely Behringer Harvard-sponsored investment program to co-invest with the BHMP Co-Investment Partner.  We have committed to invest up to $370 million to co-investments approved by our board of directors and expect that we will generally provide the

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55% of capital for each such investment that is required from an affiliate or investment program of our sponsor.  Until the PGGM Real Estate Fund has reached its $300 million commitment, the PGGM Real Estate Fund has a right of first refusal to co-invest in multifamily investments of the type targeted by the Master Co-Investment Arrangement that are made by our sponsor or its affiliates or investment programs.  This arrangement reduces the likelihood that we will pursue independent investment in multifamily investment opportunities of the type targeted by the Master Co-Investment Arrangement until the capital commitment of the PGGM Real Estate Fund has been substantially invested.  See “Investment Objectives and Criteria—Acquisition and Investment Policies—Joint Venture Investments—Co-Investments with Dutch Foundation.”

Risks Related to Our Business in General

The following information supersedes the risk factor regarding our investments in the Fairfield Projects contained in the section of the prospectus entitled “Risk Factors — Risks Related to Our Business in General” and all similar disclosure in the prospectus, as supplemented.

Fairfield Residential LLC and certain of its affiliates, the guarantor and developer of one of the projects in which we have invested, filed a voluntary petition in bankruptcy on December 13, 2009.  If these entities are unable to meet their obligations to us and the other investors in the project, our investment in the project may be materially adversely affected.

Throughout most of 2009, Fairfield Residential LLC and its affiliates (“Fairfield Residential”) served as a developer/guarantor for three multifamily community developments in which we have invested (Bailey’s Crossing, The Cameron and 55 Hundred, or the “Fairfield Projects”).  Subsequent to the quarter ended March 31, 2009, we received the December 31, 2008 audited consolidated financial statements of Fairfield Residential.  In the consolidated financial statements, the auditor expressed concern that Fairfield Residential might not be able to continue to operate as a going concern through the end of 2009.  In addition, in September of 2009 we received a letter from Bank of America, N.A., senior construction lender for the Bailey’s Crossing project, notifying us that Fairfield Residential was in default as guarantor for the senior loan for the project because it had not delivered a certificate of compliance with certain financial covenants required by the guaranty.  This default, in turn, constituted a default under the $22.1 million mezzanine loan we and the BHMP Co-Investment Partner made to the owner of the Bailey’s Crossing project.  We sent a letter to the borrower on September 24, 2009 notifying it of the default and reserving our rights under the mezzanine loan agreement.

In part due to Fairfield Residential’s financial difficulties, effective November 24, 2009, we and the other investors in 55 Hundred restructured the terms of our respective investments in the 55 Hundred project, and effective December 1, 2009, we and the other investors in Bailey’s Crossing restructured the terms of our respective investments in the Bailey’s Crossing project.  Through these restructurings, Fairfield Residential was removed as guarantor of the senior construction loan for each project and as general partner of each project.  Among other benefits, these restructurings substantially removed from these projects the effects of any financial uncertainty of Fairfield Residential and the risks of such uncertainty.  Fairfield Residential remains the developer of these projects, but each is substantially complete as of December 31, 2009.

On December 13, 2009, Fairfield Residential and certain of its subsidiaries filed voluntary petitions in the United States Bankruptcy Court for reorganization under Chapter 11 of the United States Bankruptcy Code.  According to Fairfield Residential, it and its significant lender groups have agreed to the framework of a consensual Plan of Reorganization that will enable continuity of Fairfield Residential’s property management, asset management, construction services and general partner functions for the benefit of its creditors and other stakeholders.  We have been advised that Fairfield Residential expects that Chapter 11 protection will enable it to conduct its business operations in the ordinary course.

Unlike Bailey’s Crossing and 55 Hundred, we and the other investors in The Cameron have not restructured the terms of the investments in that project, which is 90% complete as of December 31, 2009.  Therefore, as described below, our investment in The Cameron remains subject to risks associated with Fairfield Residential’s financial condition and Chapter 11 filing.  Nevertheless, it is not anticipated that any

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of the Fairfield Projects, including The Cameron, will be negatively impacted by Fairfield Residential’s financial condition or Chapter 11 filing.

In connection with The Cameron senior construction loan, Fairfield Residential provided a repayment and completion guaranty to the senior lender.  Fairfield Residential’s Chapter 11 filing gave rise to an event of default under the senior construction loan agreement.  In December of 2009 we received a letter from the senior lender, Wachovia Bank, N.A., notifying us that Fairfield Residential was in default as guarantor for the senior loan for the project.  This default, in turn, constituted a default under the $19.3 million mezzanine loan we and the BHMP Co-Investment Partner made to the owner of The Cameron project.  We sent a letter to the borrower on December 28, 2009 notifying it of the default and reserving our rights under the mezzanine loan agreement.  With respect to the senior loan default, under our intercreditor agreement with the senior construction lender we expect to have an opportunity to (a) cure the default, (b) purchase the senior construction loan or (c) otherwise negotiate a solution acceptable to the senior construction lender.  If we are unable to reach such a solution, the senior construction lender may declare the loan due and foreclose on the underlying property.  If the senior construction lender forecloses on The Cameron, we may lose the entire value of our loan investment in this development project.  However, as mentioned above, we have rights to purchase the senior loan and would be able to participate in any foreclosure to acquire this asset.  Even if we are able to prevent foreclosure, such negotiations may require us to agree to less desirable investment terms than we currently have.  Further, although any losses on the development project caused by refinancing and engaging a new developer and delays in construction will be absorbed first by the equity investors and unsecured creditors before they are absorbed by us as mezzanine lender, we do not have priority over the senior construction lender.  Finally, our contractual rights and remedies as mezzanine lender may be limited by Fairfield Residential’s bankruptcy proceedings.  Despite all of these events, as of January 14, 2010, the senior loan continues to be funded and the development of the project has not been interrupted.

On August 21, 2009, Guaranty Bank, the financial institution that held the senior loan on the Grand Reserve project, was closed by the Office of Thrift Supervision (the “OTS”) and the FDIC was appointed as receiver of Guaranty Bank.  In connection with such event, the following risk factor supersedes and replaces the similar risk factor contained in the “Risk Factors — Risks Related to Our Business in General” section of the prospectus:

We have invested in development projects that rely on senior financings and, as a result, may be adversely impacted by the failure of a financial institution to honor its lending obligations.

Through our BHMP CO-JVs, we have made subordinate debt and equity investments in certain Property Entities that are developing high quality multifamily communities.  These Property Entities usually borrow money at the senior loan level from a chartered financial institution and at the mezzanine loan level from our BHMP CO-JVs to finance the development activities.  As a result of the recent and continuing economic slowdown and financial market disruptions, certain financial institutions have become insolvent or been served with cease and desist orders or other administrative actions by federal bank regulators, such as the FDIC or Office of Thrift Supervision (“OTS”), due to a lack of required capital.  Some of these senior lenders may become insolvent, enter into receivership or otherwise become unable to fulfill their respective financial obligations to the Property Entities that are developing the multifamily communities in which we have invested.  Should a senior lender fail to meet its funding obligations, the development project could suffer from significant delays and additional expenses, which could adversely impact our investment in such project.  As we and our affiliates are not parties to the senior loans, we will be unable to take direct action against these senior lenders to compel them to honor their financial obligations.  Furthermore, if a senior lender becomes insolvent or enters into receivership, or if other regulatory action is taken against it, we may not be able to enforce our rights under the applicable intercreditor agreement to cure defaults by the borrower under the senior loan or to purchase the senior loan in the event of default by the borrower.

In addition, completion guarantees provided to our BHMP CO-JVs by developers in connection with our mezzanine loans for certain projects may be suspended if the senior lender stops funding the senior loan, provided that the developer is using commercially reasonable and diligent efforts to cause the

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senior lender to make the proceeds available or obtain proceeds from a refinancing of the senior loan.  However, obtaining a refinancing in the current economic environment may be difficult or impossible.

On August 21, 2009, Guaranty Bank, the financial institution that held the senior loan on the Grand Reserve project, was closed by the Office of Thrift Supervision (the “OTS”) and the FDIC was appointed as receiver of Guaranty Bank. On the same date, the FDIC transferred certain of the assets and liabilities of Guaranty Bank, including the senior loan on the Grand Reserve project, to BBVA Compass, a U.S. banking franchise located in the Sunbelt region.  Our aggregate investment in the Grand Reserve project as of September 30, 2009 was $6.4 million, consisting of a senior mezzanine loan made through a joint venture with the BHMP Co-Investment Partner and a wholly owned junior mezzanine loan. As of January 14, 2010, construction draws for the project have not been affected by the closure of Guaranty Bank or the transfer of the loan to BBVA Compass, and we have received no communication that future fundings will be affected.

On November 11, 2009, our board of directors adopted a valuation policy and an amended and restated share redemption program.  In connection with the adoption of such policy and the amended and restated share redemption program, the following risk factors supersede and replace the similar risk factors contained in the “Risk Factors — Risks Related to Our Business in General” section of the prospectus:

You may not be able to sell your shares under the share redemption program and, if you are able to sell your shares under the program, you may not be able to recover the amount of your investment in our shares.

Our board of directors approved the share redemption program, but may amend, suspend or terminate our share redemption program at any time.  Our board of directors may reject any request for redemption of shares.  Further, there are many limitations on your ability to sell your shares pursuant to the share redemption program.  Any stockholder requesting repurchase of their shares pursuant to our share redemption program will be required to certify to us that such stockholder either (1) acquired the shares requested to be repurchased directly from us or (2) acquired the shares from the original investor by way of a bona fide gift not for value to, or for the benefit of, a member of the stockholder’s immediate or extended family, or through a transfer to a custodian, trustee or other fiduciary for the account of the stockholder or his or her immediate or extended family in connection with an estate planning transaction, including by bequest or inheritance upon death or operation of law.

In addition, our share redemption program contains other restrictions and limitations.  We cannot guarantee that we will accommodate all redemption requests made in any particular redemption period.  If we do not redeem all shares presented for redemption during any period in which we are redeeming shares, then all shares will be redeemed on a pro rata basis during the relevant period.  You must hold your shares for at least one year prior to seeking redemption under the share redemption program, except that our board of directors will waive this one-year holding requirement with respect to redemptions sought upon the death or qualifying disability of a stockholder or redemptions sought upon a stockholder’s confinement to a long-term care facility.  Our board of directors may also waive this one-year holding requirement for other exigent circumstances affecting a stockholder such as bankruptcy or a mandatory distribution requirement under a stockholder’s IRA, or with respect to shares purchased through our distribution reinvestment plan. We will not redeem, during any twelve-month period, more than 5% of the weighted average number of shares outstanding during the twelve-month period immediately prior to the date of redemption.  Generally, the cash available for redemption on any particular date will be limited to the proceeds from our distribution reinvestment plan during the period consisting of the preceding four fiscal quarters for which financial statements are available, less any cash already used for redemptions during the same period, plus, if we had positive operating cash flow during such preceding four fiscal quarters, 1% of all operating cash flow during such preceding four fiscal quarters.

Further, our board of directors reserves the right to reject any request for redemption or to terminate, suspend, or amend the share redemption program at any time.  Therefore, in making a decision to purchase shares of our common stock, you should not assume that you will be able to sell any of your

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shares back to us pursuant to our share redemption program.  For a more detailed description of the share redemption program, see “Description of Shares—Share Redemption Program.”

If you are able to resell your shares to us pursuant to our share redemption program, you will likely receive substantially less than the amount paid to acquire the shares from us or the fair market value of your shares, depending upon how long you owned the shares.

Except for redemptions sought upon a stockholder’s death or qualifying disability or redemptions sought upon a stockholder’s confinement to a long-term care facility, the purchase price per share redeemed under our share redemption program will equal 90% of (i) the most recently disclosed estimated value per share as determined in accordance with our valuation policy, less (ii) the aggregate distributions per share of any net sale proceeds from the sale of one or more of our assets, or other special distributions so designated by our board of directors, distributed to stockholders after the valuation was determined; provided, however, that the purchase price per share shall not exceed: (1) prior to the first valuation conducted by the board of directors, or a committee thereof (the “Initial Board Valuation”), under the valuation policy, 90% of (i) the average price per share the original purchaser or purchasers of shares paid to us for all of his or her shares (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our common stock) less (ii) the aggregate distributions per share of any net sale proceeds from the sale of one or more of our assets, or other special distributions so designated by the board of directors, distributed to stockholders prior to the redemption date (the “Special Distributions”); or (2) on or after the Initial Board Valuation, the average price per share the original purchaser or purchasers of shares paid to us for all of his or her shares (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our common stock) less any Special Distributions.  Accordingly, you may receive less by selling your shares back to us than you would receive if our investments were sold for their estimated values and such proceeds were distributed in our liquidation.

We established the offering price for the shares on an arbitrary basis; as a result, the offering price of the shares is not related to any independent valuation.

Our board of directors arbitrarily set the offering price of our shares of common stock for this offering, and this price bears no relationship to the book or net value of our assets or to our expected operating income.  To assist fiduciaries in discharging their obligations under ERISA, and to assist broker-dealers in connection with their obligations under applicable FINRA rules, we adopted a valuation policy in respect of estimating the per share value of our common stock.  Until 18 months have passed without a sale in an offering of our common stock (or other securities from which the board of directors believes the value of a share of common stock can be estimated), not including any offering related to a distribution reinvestment plan, employee benefit plan or the redemption of interests in our operating partnership, we generally will use the gross offering price of a share of the common stock in our most recent offering as the per share estimated value thereof or, with respect to an offering of other securities from which the value of a share of common stock can be estimated, the value derived from the gross offering price of the other security as the per share estimated value of the common stock.  This estimated value is not likely to reflect the proceeds you would receive upon our liquidation or upon the sale of your shares.  In addition, this per share valuation method is not designed to arrive at a valuation that is related to any individual or aggregated value estimates or appraisals of the value of our assets.

General Risks Related to Investments in Real Estate

On July 31, 2009, the 99% limited partner in our Co-Investment Partner assigned its interest to a new entity.  In connection with such assignment, the following risk factor supersedes and replaces the similar risk factor contained in the “Risk Factors — General Risks Related to Investments in Real Estate” section of the prospectus:

If the PGGM Real Estate Fund does not honor its commitments, our portfolio may not be as diverse and our investments may suffer.

Under arrangements managed by a subsidiary of our sponsor, we have entered into, and it is intended that we will continue to enter into, joint venture investments with the PGGM Real Estate Fund in

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multifamily communities that are to-be-developed or in the process of being developed, or for which development has been completed for less than three years, other than residential properties for assisted living, student housing or senior housing.  As of September 30, 2009, we have made joint venture investments with the PGGM Real Estate Fund in all of the properties and development projects in which we have invested.  The PGGM Real Estate Fund has committed to our sponsor to invest up to $300 million in such joint ventures (with approximately $116.6 million committed to currently existing properties and projects).  As such, we expect a substantial portion of our future investments will be made through such joint ventures.  We expect this investment strategy to increase the number of investments we make and the diversification of our investment portfolio.  However, if the PGGM Real Estate Fund does not honor its current commitment to invest up to $300 million in such joint ventures, our portfolio will not consist of as many investments or be as diverse as it otherwise would.

In addition, under the joint venture arrangements into which we have entered, and expect to continue to enter, with the PGGM Real Estate Fund, we may in certain situations call for capital contributions to be made by the PGGM Real Estate Fund.  This has typically been the case in the development projects in which we have co-invested with the PGGM Real Estate Fund; as the development progresses, it is generally required that both we and the PGGM Real Estate Fund contribute additional capital to the project.  If the PGGM Real Estate Fund were unwilling or unable to contribute this capital when required, the project and our investment therein could suffer due to lack of funding or delays in funding.  In addition, we could, through our interest in the joint venture with the PGGM Real Estate Fund, be in breach of our obligations to the other parties investing in the development project unless we were to fund the PGGM Real Estate Fund’s portion on its behalf or obtain alternative sources of funding.  If we were to fund the PGGM Real Estate Fund’s portion on its behalf, we would have less capital to invest in other assets and the diversification of our portfolio would suffer.  If we were unable to fund the portion of any project that the PGGM Real Estate Fund is expected to, but does not, fund in accordance with the joint venture agreement, the joint venture may be unable to meet its funding obligations to the project and the value of our interest in the project may be reduced or eliminated.

Because the PGGM Real Estate Fund is a pooled investment structure, each investor investing in the structure will be responsible for its proportionate share of the capital PGGM Real Estate Fund is obligated to provide to our joint venture.  PFZW will initially own 100% of the PGGM Real Estate Fund, but other Dutch pension funds are expected to join the fund in the future.  We will indirectly rely on these investors to meet their obligations to the PGGM Real Estate Fund so that the PGGM Real Estate Fund can meet its obligations described above.

Federal Income Tax Risks

On July 31, 2009, the 99% limited partner in our Co-Investment Partner assigned its interest to a new entity.  In connection with such assignment, the following risk factor supersedes and replaces the similar risk factor contained in the “Risk Factors — Federal Income Tax Risks” section of the prospectus:

We may be disqualified from treatment as a REIT if a joint venture entity elects to qualify as a REIT and is later disqualified from treatment as a REIT.

As part of our joint ventures, such as our joint ventures with our BHMP Co-Investment Partner or future joint ventures with any other Behringer Harvard-sponsored investment program, we have and we may in the future form subsidiary REITs that will acquire and hold assets, such as a co-investment project owned through a joint venture with our BHMP Co-Investment Partner.  In order to qualify as a REIT, among numerous other requirements, each subsidiary REIT must have at least 100 persons as beneficial owners after the first taxable year for which it makes an election to be taxed as a REIT and satisfy all of the other requirements for REITs under the Internal Revenue Code.  We may be unable to satisfy these requirements for the subsidiary REITs created in our joint ventures with the BHMP Co-Investment Partner or other joint ventures.  In the event that a subsidiary REIT is disqualified from treatment as a REIT for whatever reason, we will be disqualified from treatment as a REIT as well absent our ability to comply with certain relief provisions, which are unlikely to be available.  If we were disqualified from treatment as a REIT we would lose the ability to deduct from our income distributions that we make to our stockholders,

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and there would be a negative impact on our operations and our stockholders’ investment in us.  See “Federal Income Tax Considerations—Requirements for Qualification as a REIT” and “Federal Income Tax Considerations—Failure to Qualify as a REIT.”

Management

Effective as of July 1, 2009, we increased the cash compensation we pay to our independent directors. In addition, on September 30, 2009, the positions of Gary S. Bresky and Howard S. Garfield changed with respect to us, our advisor and our property manager.  Finally, Jonathan L. Kempner’s biographical information changed.  Therefore, the following changes to our prospectus are made.

Executive Officers and Directors

Mr. Bresky’s information contained in the list of our executive officers and directors in the “Management” section of our prospectus is modified as follows, and Mr. Garfield’s information is added to the list as follows:

Name	Age*	Position(s)
Gary S. Bresky	43	Executive Vice President
Howard S. Garfield	52	Chief Financial Officer, Chief Accounting Officer and Treasurer

* As of January 14, 2010

Mr. Bresky’s biography in the “Management” section of our prospectus is superseded with the following:

Gary S. Bresky is our Executive Vice President.  Mr. Bresky is also the Executive Vice President of our advisor and has served in this and similar executive capacities with other entities sponsored by Behringer Harvard Holdings, including Behringer Harvard REIT I, Behringer Harvard REIT II, Behringer Harvard Opportunity REIT I, and Behringer Harvard Opportunity REIT II.

Mr. Bresky has been active in commercial real estate and related financial activities for over 15 years.  Prior to joining Behringer Harvard in 2002, Mr. Bresky served as a Senior Vice President of Finance with Harvard Property Trust, Inc. from 1997 to 2001.  In this capacity, Mr. Bresky was responsible for directing all accounting and financial reporting functions and overseeing all treasury management and banking functions for the company.  Mr. Bresky also was integral in analyzing deal and capital structures as well as participating in all major decisions related to any acquisition or sale of assets.

From 1995 until 1996, Mr. Bresky worked in the Real Estate Group at Coopers & Lybrand LLP in Dallas, Texas, where he focused on finance and accounting for both public and private real estate investment trusts.  His experience included conducting annual audits, preparing public securities reporting compliance filings and public real estate securities registration statements for his clients.  From 1989 to 1994, Mr. Bresky worked with Ten West Associates, Ltd. and Westwood Financial Corporation in Los Angeles, California as a real estate analyst and asset manager for two commercial real estate portfolios totaling in excess of $185 million.  From 1988 until 1989, Mr. Bresky worked as an analysts’ assistant for both Shearson-Lehman Bros., Inc. and Hambrecht and Quist Inc. assisting brokers in portfolio management.  Mr. Bresky holds FINRA Series 7, 24, 27 and 63 registrations.  Mr. Bresky received a Bachelor of Arts degree from the University of California — Berkeley and a Masters of Business Administration degree from the University of Texas at Austin.

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The following biography for Mr. Garfield is inserted into the “Management” section of our prospectus:

Howard S. Garfield is our Chief Financial Officer, Chief Accounting Officer and Treasurer.  In addition, Mr. Garfield serves as Chief Financial Officer and Treasurer of our advisor and our property manager.  Mr. Garfield is also Senior Vice President — Finance of Harvard Property Trust, LLC, the general partner of our advisor, a position he has held since joining Behringer Harvard in February 2009.  Prior to joining Behringer Harvard, from April 2008 to February 2009, Mr. Garfield was Senior Vice President — Private Equity Real Estate Funds for Lehman Brothers Holdings Inc., formerly a New York Stock Exchange listed investment banking firm, where he was responsible for accounting and fund administration for certain private equity real estate funds sponsored by Lehman Brother Holdings Inc.  From 2006 to April 2008, Mr. Garfield was Executive Vice President and Chief Financial Officer of Homevestors of America, Inc., a privately held franchisor related to reselling single-family homes.  From 1998 to 2005, Mr. Garfield was Chief Financial Officer of Hillwood Development Corporation, a privately held real estate company.  Mr. Garfield received a Bachelor of Business Administration degree, summa cum laude, from the University of Texas at Austin.  Mr. Garfield is a certified public accountant in the State of Texas and a member of the National Association of Real Estate Companies.

Mr. Kempner’s biography in the “Management” section of our prospectus, as supplemented, is superseded with the following:

Jonathan L. Kempner has served as one of our independent directors since November 2008.  In October 2009, Mr. Kempner became the President of Tiger 21, LLC, a peer-to-peer learning group for high-net-worth investors.  Prior to this, Mr. Kempner was President and Chief Executive Officer of the Mortgage Bankers Association (“MBA”) from April 2001 to December 2008. MBA is the national association representing the real estate finance industry with over 2,400 member companies, including mortgage companies, mortgage brokers, commercial banks, thrifts life insurance companies and others in the mortgage lending field.  In addition, Mr. Kempner served on MBA’s Board of Directors (ex officio) and on the board of its business development affiliate, Lender Technologies Corp.

Prior to assuming his role at the MBA, for 14 years, Mr. Kempner was President of the National Multi Housing Council, a leading trade association representing apartment owners, managers, developers, lenders and service providers. Previously from 1983 to 1987, Mr. Kempner was Vice President and General Counsel of Oxford Development Corp., a privately owned real estate services firm in Maryland, with a focus on commercial real estate development, asset and property management, brokerage and investment advisory services. From 1982 to 1983, Mr. Kempner served as Assistant Director and General Counsel of the Pennsylvania Avenue Development Corp., a federally owned real estate firm.  From 1981 to 1982, Mr. Kempner also served as Assistant General Counsel to the Charles E. Smith Companies, a significant owner and developer of apartment complexes.

Mr. Kempner practiced law with Fried Frank, a leading international commercial law firm, from 1977 to 1980 immediately following a clerkship for U.S. District Judge David W. Williams of the Central District of California.  Mr. Kempner also served as a Special Consultant to the U.S. Department of the Treasury Office of Capital Markets and as a Staff Assistant to the Subcommittee on Representation of Citizen Interests of the U.S. Senate Committee on the Judiciary and in the office of Sen. Abraham Ribicoff.

Mr. Kempner holds a bachelor’s degree from the University of Michigan (high honors and high distinction, Phi Beta Kappa) and a law degree from Stanford University Law School, where he served on the Stanford Law Review. Mr. Kempner serves on the editorial boards of numerous real estate publications and is on the board of directors of three nonprofit organizations: Greater DC Cares, Yachad and the Ciesla Foundation.

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Compensation of Directors

The following information supplements the disclosure in the “Management — Compensation of Directors” section of the prospectus.

Effective as of July 1, 2009, we increased the cash compensation we pay to our independent directors.  We now pay each independent director an annual retainer of $30,000 per year (we also continue to pay the chairman of our Audit Committee an annual retainer of $10,000 per year and the chairmen of our Compensation and Nominating Committees annual retainers of $5,000 per year).  In addition, we now pay each of our independent directors (i) $1,500 for each regular and special meeting of the board or of any committee of the board on which such independent director is a member attended in person or by telephone and (ii) $750 for each unanimous written consent considered by the board or of any committee of the board on which such independent director is a member.

Our Advisor

Mr. Bresky’s information contained in the list of executive officers of our advisor in the “Management” section of our prospectus, as supplemented, is modified as follows, and Mr. Garfield’s information is added to the list as follows:

Name	Age*	Position(s)
Gary S. Bresky	43	Executive Vice President
Howard S. Garfield	52	Chief Financial Officer and Treasurer

* As of January 14, 2010

Companies Affiliated with Our Advisor — Property Manager

Mr. Bresky’s information contained in the list of principal officers of our property manager in the “Management” section of our prospectus is modified as follows, and Mr. Garfield’s information is added to the list as follows:

Name	Age*	Position(s)
Gary S. Bresky	43	Executive Vice President
Howard S. Garfield	52	Chief Financial Officer and Treasurer

* As of January 14, 2010

Conflicts of Interest

Co-Investments with Dutch Foundation

On July 31, 2009, the 99% limited partner in our Co-Investment Partner assigned its interest to a new entity.  In connection with such assignment, the following information supersedes and replaces the information contained in the “Conflicts of Interest — Co-Investments with Dutch Foundation” section of the prospectus:

Our sponsor has entered into the Master Co-Investment Arrangement for multifamily development projects.  The Master Co-Investment Arrangement is intended to allow for co-investments with any Behringer Harvard-sponsored investment program; however, because of our investment objectives, we believe that we are the most likely Behringer Harvard-sponsored investment program to co-invest with the

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BHMP Co-Investment Partner.  As described above, most of our executive officers and the executive officers of our advisor also are the executive officers of the advisors and general partners of other Behringer Harvard-sponsored investment programs, and these entities are under common ownership.

There is a risk that a potential investment under the Master Co-Investment Arrangement would be suitable for one or more other Behringer Harvard-sponsored investment programs, in which case the executive officers of our advisor will have a conflict of interest in allocation of the investment to us or another program.  In addition, in connection with the Master Co-Investment Arrangement, our sponsor made certain undertakings to make and share, through it or its affiliates or investment programs, multifamily investments of the type targeted by the Master Co-Investment Arrangement until the capital commitment of the PGGM Real Estate Fund has been substantially invested.  These undertakings decrease the likelihood that we will independently pursue multifamily investment opportunities of the type targeted by the Master Co-Investment Arrangement until the capital commitment of the PGGM Real Estate Fund has been substantially invested.  The PGGM Real Estate Fund has committed to invest up to $300 million under this arrangement.  As of September 30, 2009, the PGGM Real Estate Fund had committed approximately $116.6 million under this arrangement to existing projects.

Investment Objectives and Criteria

Acquisition and Investment Policies — Joint Venture Investments — Co-Investments with Dutch Foundation

On July 31, 2009, the 99% limited partner in our Co-Investment Partner assigned its interest to a new entity.  In connection with such assignment, the following information supersedes and replaces the information contained in the “Investment Objectives and Criteria — Acquisition and Investment Policies — Joint Venture Investments — Co-Investments with Dutch Foundation” section of the prospectus:

General. On May 7, 2007, affiliates of our advisor agreed to an investment arrangement (the “Master Co-Investment Arrangement”) with a Dutch pension fund then called Stichting Pensioenfonds voor de Gezondheid, Geestelijke en Maatschappelijke Belangen.  Pursuant to the Master Co-Investment Arrangement, which is managed by Behringer Harvard Institutional GP LP, a Texas limited partnership (“Institutional GP”), an affiliate of our advisor that is indirectly wholly owned by our sponsor, we have entered into, and it is intended that we will continue to enter into, a series of co-investment agreements with Behringer Harvard Master Partnership I LP, a Delaware limited partnership (the “BHMP Co-Investment Partner”) for the purposes of forming and operating joint venture entities (“BHMP CO-JVs”) that will own interests in subsidiaries that elect to qualify as real estate investment trusts (each, a “Subsidiary REIT”) and make investments in certain types of multifamily community projects and multifamily communities.

On January 1, 2008, the Dutch pension fund changed its name to Stichting Pensioenfonds Zorg en Welzijn (“PFZW”) as part of a restructuring in which the formerly internal management of the fund became a separate, external manager to the fund.  This new management entity assumed a name similar to the pension fund’s prior name (called herein “PGGM Management”).

Until recently, the BHMP Co-Investment Partner was owned (i) 99% by PFZW, which served as the limited partner of the BHMP Co-Investment Partner, and (ii) 1% by Institutional GP, which serves as the general partner of the BHMP Co-Investment Partner.  On July 31, 2009, PFZW assigned all of its 99% limited partnership interest in the BHMP Co-Investment Partner to Stichting Depositary PGGM Private Real Estate Fund, a Dutch foundation, acting in its capacity as depositary of and for the account and risk of PGGM Private Real Estate Fund (the “PGGM Real Estate Fund”).  Accordingly, instead of PFZW being obligated to meet the entire funding obligations concomitant with a 99% limited partnership interest in the BHMP Co-Investment Partner, the PGGM Real Estate Fund will be responsible for these obligations.  In order to meet these obligations we expect that PGGM Real Estate Fund will make capital calls upon investors in the new pooled structure who must then proportionally comply with their obligations to make such contributions.  The management of the assets assigned by PFZW has not changed and is not expected to change.

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We have been advised that the PGGM Real Estate Fund is a pooled investment structure in which assets are held by a depository for the benefit of its members.  This structure will allow various Dutch pension funds to invest in the PGGM Real Estate Fund, rather than just PFZW.  This assignment is part of a larger process in which PGGM Management is transferring PFZW’s diverse investments, which include real estate, liquid equity securities, private equity, and bonds, into separate funds that focus on a particular investment type.  We understand that PFZW intends to transfer all of its real estate investments to the PGGM Real Estate Fund.  Initially, PFZW will be the sole investor in the PGGM Real Estate Fund, which is expected to initially have assets that exceed €4 billion and an additional €1 billion of commitments.  It is anticipated that other Dutch pension plans will invest in the PGGM Real Estate Fund in the future.  As a result of this restructuring, we believe that there may be future opportunities to increase and expand relationships with the PGGM Real Estate Fund or PGGM Management that could bring additional benefits, either directly or indirectly, to us.

In addition, on the same date that PFZW assigned all of its 99% limited partnership interest in the BHMP Co-Investment Partner to the PGGM Real Estate Fund, the parties to the Master Co-Investment Arrangement amended the types of multifamily investments to be made under the joint investment arrangement from to-be-developed multifamily communities or newly constructed multifamily communities that have not yet reached stabilization, other than residential properties for assisted living, student housing or senior housing, to multifamily communities that are to-be-developed or in the process of being developed, or for which development has been completed for less than three years, other than residential properties for assisted living, student housing or senior housing.  This amendment is meant to adjust the Master Co-Investment Arrangement to better position the BHMP Co-Investment Partner to make co-investments with us in the unique opportunities now available from distressed owners of multifamily assets as a result of these unprecedented economic times.

As general partner of the BHMP Co-Investment Partner, Institutional GP generally has control over the affairs of the BHMP Co-Investment Partner, except for certain major matters requiring the consent of the PGGM Real Estate Fund.  The PGGM Real Estate Fund has the right to remove the general partner for cause and appoint a successor.

Each individual operating property or development project under the Master Co-Investment Arrangement structure has established one or more separate legal entities for the sole purpose of holding the respective operating property or development project and obtaining legally separated debt and equity financing.  The collective group of each such operating property’s or development project’s separate legal entities is referred to herein as a “Property Entity.”  Each Property Entity has been legally separated and is not co-mingled or cross-collateralized with any other Property Entity; however, we refer to the collective group herein as the “Property Entities.”  The PGGM Real Estate Fund requires that each investment in a Property Entity be made through a Subsidiary REIT in order to obtain certain tax treatment for the foreign investors under the United States tax laws.

The PGGM Real Estate Fund’s Capital Commitment.  The PGGM Real Estate Fund has committed to invest up to $300 million under the Master Co-Investment Arrangement.  As of September 30, 2009, the PGGM Real Estate Fund had committed approximately $116.6 million under this arrangement to existing Property Entities.  Institutional GP will provide the remaining 1% of capital for the BHMP Co-Investment Partner’s investments in BHMP CO-JVs.  Generally, the BHMP Co-Investment Partner will own 45% of each BHMP CO-JV, although the BHMP Co-Investment Partner may own less than 45% of a BHMP CO-JV if such venture will make investments in a Property Entity with expected development costs in excess of $75 million or if the parties so agree.  In one investment, The Reserve at Johns Creek Walk, we own 64% of the BHMP CO-JV and our BHMP Co-Investment Partner owns 36%.

Our Co-Investment Commitment.  We, through our operating partnership or its designees, have committed to invest up to $370 million in BHMP CO-JVs that are approved by our board of directors and to own 55% of each such BHMP CO-JV.  Because of our investment objectives, we believe that we are the most likely Behringer Harvard-sponsored investment program to co-invest with the BHMP Co-Investment Partner.  However, the Master Co-Investment Arrangement is intended to allow for co-investments with

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any Behringer Harvard-sponsored investment program.  We cannot assure you as to the number of BHMP CO-JVs in which we will participate with the BHMP Co-Investment Partner.

Terms of Co-Investments.  Each investment we make in a Property Entity will be made through a BHMP CO-JV managed by us or a subsidiary of ours.  As manager, we will have control over the affairs of the BHMP CO-JV, but the operation of Property Entities must generally be conducted in accordance with operating plans approved by the BHMP Co-Investment Partner.  In addition, without the consent of all members of the BHMP CO-JV, the manager may not approve or disapprove on behalf of the BHMP CO-JV certain major decisions affecting the BHMP CO-JV, such as (i) selling or otherwise disposing of the investments in the Property Entities or any other property having a value in excess of $100,000, (ii) selling any additional interests in the BHMP CO-JV or the Subsidiary REIT (with limited exceptions relating to the Subsidiary REIT maintaining its status as a real estate investment trust or the sale of an interest to the developer of the investments in the Property Entities) or (iii) incurring or materially modifying any indebtedness of the BHMP CO-JV or the Subsidiary REIT in excess of $100,000 or causing the BHMP CO-JV or the Subsidiary REIT to become liable for any debt, obligation or undertaking of any other individual or entity in excess of $100,000 other than in accordance with the operating plans (with limited exceptions for transactions arising in the ordinary course of business).  The BHMP Co-Investment Partner may remove the manager for cause and appoint a successor.  Distributions of net cash flow from the BHMP CO-JV will be distributed to the members no less than quarterly in accordance with the members’ ownership interests.

Buy/Sell Rights.  Either member in a BHMP CO-JV may initiate buy/sell procedures with respect to their ownership interests upon the occurrence of (i) a disagreement between the members over certain major decisions, including the establishment of sale objectives for the Property Entities, or (ii) certain events related to the Subsidiary REIT’s status as a real estate investment trust for federal income tax purposes.  Under the buy/sell procedures, a member could make an offer to purchase the interests of the other member based on an offer price for the BHMP CO-JV’s interest in the Subsidiary REIT, and the other member would either elect to sell its interests based on that price or elect to purchase the offering member’s interests based on that price.  However, if the BHMP Co-Investment Partner becomes obligated to purchase our interests under these procedures, it may choose, instead, to find a third party to form a joint venture or other joint ownership arrangement for the acquisition of the interests.  If the BHMP Co-Investment Partner elects not to purchase our interests on its own and cannot find a third party to acquire them, we may cause the investments in the Property Entities to be valued through negotiations with the BHMP Co-Investment Partner or, if necessary, arbitration.  We may then elect to purchase the BHMP Co-Investment Partner’s interests based on such negotiated (or arbitrated) price or seek to find a third party to purchase either the BHMP Co-Investment Partner’s interest in the BHMP CO-JV or the BHMP CO-JV’s entire interest in the Subsidiary REIT, in each case based on the negotiated (or arbitrated) price.  If we cannot find a third-party purchaser within a prescribed period and decide not to purchase the BHMP Co-Investment Partner’s interests ourselves, either party may then re-initiate the buy/sell procedures.

Exclusivity Right.  Under the Master Co-Investment Arrangement, Institutional GP has agreed, prior to making, or permitting any affiliate or Behringer Harvard-sponsored investment program to make, an investment in a multifamily investment of the same type targeted by the Master Co-Investment Arrangement that are made by our sponsor or its affiliates or investment programs, that Institutional GP will first offer to the BHMP Co-Investment Partner an opportunity to invest in the investment under the terms of the Master Co-Investment Agreement.  This exclusivity right will continue until the earlier of (i) the date that the PGGM Real Estate Fund’s unfunded capital commitment to the BHMP Co-Investment Partner has been reduced to $10 million or less and (ii) November 9, 2013.  Until this exclusivity right expires, it is unlikely that we will pursue on our own investments in projects of the same type as a Property Entity.

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Investment by Tax-Exempt Entities and ERISA Considerations

Annual Valuation Requirement

On November 11, 2009, our board of directors adopted a valuation policy.  In connection with the adoption of such policy, the following information supersedes and replaces the information contained in the “Investment by Tax-Exempt Entities and ERISA Considerations — Annual Valuation Requirement” section of the prospectus:

Fiduciaries of Plans are required to determine the fair market value of the assets of such Plans on at least an annual basis.  If the fair market value of any particular asset is not readily available, the fiduciary is required to make a good faith determination of that asset’s value.  Also, a trustee or custodian of an IRA must provide an IRA participant and the Internal Revenue Service with a statement of the value of the IRA each year.  However, currently, neither the Internal Revenue Service nor the Department of Labor has promulgated regulations specifying how “fair market value” should be determined.

Unless and until our shares are listed for trading on a national securities exchange, it is not expected that a public market for our shares will develop.  Accordingly, on November 11, 2009, our board of directors adopted a valuation policy in respect of estimating the per share value of our common stock in order to assist fiduciaries in discharging their obligations under ERISA reporting requirements and to assist broker-dealers in connection with their obligations under applicable FINRA rules with respect to customer account statements.

Under the valuation policy, we are required to provide to our stockholders a per share estimated value of our common stock on a periodic basis, generally annually.  Until 18 months have passed without a sale in an offering of our common stock (or other securities from which the board of directors believes the value of a share of common stock can be estimated), not including any offering related to a distribution reinvestment plan, employee benefit plan or the redemption of interests in our operating partnership, we generally will use the gross offering price of a share of the common stock in our most recent offering as the per share estimated value thereof or, with respect to an offering of other securities from which the value of a share of common stock can be estimated, the value derived from the gross offering price of the other security as the per share estimated value of the common stock.  If we have sold assets and made distributions to stockholders of net proceeds from such sales since the termination of the most recent offering, the estimated value per share shall generally be net of the amount of those distributions.

No later than 18 months after the last sale in an offering, we will disclose an estimated per share value that is not based solely on the offering price of securities in such offering.  This estimate will be determined by our board of directors, or a committee thereof, after consultation with our advisor, Behringer Harvard Multifamily Advisors I, or if we are no longer advised by Behringer Harvard Multifamily Advisors I, our officers, and employees, subject to the restrictions and limitations set forth in the valuation policy.  After first publishing an estimate by the board of directors within 18 months after an offering, we will repeat the process of estimating share value of the common stock periodically thereafter, generally annually.

Our board of directors or a committee thereof will have the discretion to choose a methodology or combination of methodologies as it deems reasonable under then current circumstances for estimating the per share value of our common stock.  The estimated value is not intended to be related to any analysis of individual asset value performed for financial statement purposes nor values at which individual assets may be carried on financial statements under applicable accounting standards.  The methodologies for determining the estimated values under the valuation policy may take into account numerous factors including, without limitation, the following:

•                  net amounts that might be realized in a sale of our assets in an orderly liquidation;

•                  net amounts that might be realized in a bulk portfolio sale of our assets;

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•                  separate valuations of our assets;

•                  private real estate market conditions;

•                  public real estate market conditions;

•                  our business plan and characteristics and factors specific to our portfolio or securities;

•                  the prices at which our securities were sold in other offerings, such as a distribution reinvestment plan offering;

•                  the prices paid for our securities in other transactions, including secondary market trades;

•                  the relative prices paid for comparable companies listed on a national securities exchange; and

•                  our going concern value.

Our board of directors may rely on our advisor or a third-party valuation expert to assist in estimating the value of our assets or our shares of common stock.  However, with respect to asset valuations, the board of directors will not be required to obtain asset-by-asset appraisals prepared by appraisers certified by a Member of the Appraisal Institute or other trade organization that monitors appraisers, nor must any appraisals conform to formats or standards promulgated by any such trade organization.  We will disclose the effective date of the estimated valuation.  We will not release individual property value estimates or any of the data supporting the estimated per share value, and we are under no obligation to describe the factors on which it relied or the methodologies utilized in estimating the estimated value of a share of common stock.

After first publishing an estimate by the board of directors within 18 months after an offering as described above, we will repeat the process of estimating share value of our common stock periodically thereafter.  However, if deemed appropriate by our board of directors, we may return to the publication of an estimated value based solely on the offering price of a share of common stock or other securities if we have conducted another offering within 18 months of the disclosure of an estimated per share value.  We will provide this information in our annual report on Form 10-K.  We may also disseminate this information by a posting on the web site maintained for us and other programs sponsored by Behringer Harvard at www.behringerharvard.com or by other means.

Estimates based solely on an offering price will be subject to numerous limitations.  For example, such estimates will not take into account:

•                  individual or aggregate values of our assets;

•                  real estate market fluctuations affecting our assets generally;

•                  adverse or beneficial developments with respect to one or more assets in our portfolio;

•                  our costs of the offering; or

•                  our costs of acquiring assets.

Estimates not based solely on the offering price of securities in the most recent offering will also be subject to numerous limitations.  Such valuations will not reflect developments that occur after the most recent estimated valuation date.  Further, such valuations will be estimates only and may be based upon a number of estimates, assumptions and opinions that may not be or may later prove not to be accurate or complete, which could make the estimated valuations incorrect.

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With respect to any estimate of the value of our common stock made pursuant to our valuation policy, there can be no assurance that:

•                  the estimated value per share would actually be realized by our stockholders upon liquidation, bulk portfolio sales of our assets, sale of our company or listing of the common stock on an exchange;

•                  any stockholder would be able to realize estimated share values in any attempt to sell shares;

•                  the estimated value per share would be related to any individual or aggregated value estimates or appraisals of our assets; or

•                  the estimated value, or method used to estimate value, would be found by any regulatory authority to comply with the ERISA, FINRA or other regulatory requirements.

The valuation policy may be amended by the board of directors at any time and, although the policy expresses the intent of the board of directors at the time of its adoption, there is no limitation on the ability of the board of directors to cause us to vary from this policy to the extent it deems appropriate, with or without an express amendment of the policy.

Description of Shares

Share Redemption Program

On November 11, 2009, our board of directors amended and restated our share redemption program.  In connection with such amendment and restatement, the following information supersedes and replaces the information contained in the “Description of Shares — Share Redemption Program” section of the prospectus:

Our board of directors has adopted a share redemption program intended to provide limited interim liquidity for our stockholders until a bona fide secondary market develops for our shares of common stock.  No such market presently exists, and we can provide no assurance that any market for our shares of common stock will ever develop.

Prior to the time that a bona fide secondary market for our shares of common stock has developed, stockholders who meet the applicable requirements, as described below, may receive the benefit of limited liquidity by presenting for redemption all or a portion of their shares of common stock to us at any time in accordance with the procedures outlined below.  At that time, we may, subject to the significant conditions and limitations described below, redeem for cash such shares.  The terms on which we redeem shares may differ between redemptions upon the death or “qualifying disability” (as defined herein) of the stockholder or requests for redemption sought upon a stockholder’s confinement to a long-term care facility (collectively referred to herein as “Exceptional Redemptions”) and all other redemptions (referred to herein as “Ordinary Redemptions”).

Ordinary Redemptions

In the case of Ordinary Redemptions, the purchase price per share for the redeemed shares will equal 90% of (i) the most recently disclosed estimated value per share (the “Valuation”) as determined in accordance with our valuation policy (the “Valuation Policy”), as such Valuation Policy is amended from time to time, less (ii) the aggregate distributions per share of any net sale proceeds from the sale of one or more of our assets, or other special distributions so designated by our board of directors, distributed to stockholders after the Valuation was determined (the “Valuation Adjustment”); provided, however, that the purchase price per share shall not exceed: (1) prior to the first Valuation conducted by the board of directors, or a committee thereof (the “Initial Board Valuation”), under the Valuation Policy, 90% of (i) the Original Share Price (as defined herein) less (ii) the aggregate distributions per share of any net sale proceeds from the sale of one or more of our assets, or other special distributions so designated by the

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board of directors, distributed to stockholders prior to the redemption date (the “Special Distributions”); or (2) on or after the Initial Board Valuation, the Original Share Price less any Special Distributions.  As used herein “Original Share Price” means the average price per share the original purchaser or purchasers of shares paid to us for all of his or her shares (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our common stock).  For information about our valuation policy, see “Investment by Tax-Exempt Entities and ERISA Considerations—Annual Valuation Requirement.”

Exceptional Redemptions

In addition, and subject to the conditions and limitations described below, we may redeem shares of our common stock upon the death of a stockholder who is a natural person, including shares held by the stockholder through a revocable grantor trust, or an IRA or other retirement or profit-sharing plan, after receiving written notice from the estate of the stockholder, the recipient of the shares through bequest or inheritance, or, in the case of a revocable grantor trust, the trustee of the trust, having the sole ability to request redemption on behalf of the trust.  We must, however, receive the written notice within one year after the death of the stockholder.  Requests not received within the one-year period will not be eligible to be treated as a redemption request in connection with the death of a stockholder, but instead will be treated as an Ordinary Redemption.  If spouses are joint registered holders of shares, the request to redeem the shares may be made if either of the registered holders dies.  If the stockholder is not a natural person, such as a trust (other than a revocable grantor trust), partnership, corporation or other similar entity, the right of redemption upon death does not apply.

Furthermore, and subject to the conditions and limitations described below, we may redeem shares held by a stockholder who is a natural person with a qualifying disability, or upon confinement to a long-term care facility, including shares held by the stockholder through a revocable grantor trust, or an IRA or other retirement or profit-sharing plan, after receiving written notice from the stockholder, provided that the condition causing the qualifying disability was not pre-existing on the date that the stockholder became a stockholder or that the stockholder seeking redemption was not confined to a long-term care facility on the date the person became a stockholder.  We must, however, receive the written notice within one year after the determination of the stockholder’s qualifying disability or with respect to redemptions sought upon a stockholder’s confinement to a long-term care facility, within one year of the earlier of (1) the one year anniversary of the stockholder’s admittance to the long-term care facility or (2) the date of the determination of the stockholder’s indefinite confinement to the long-term care facility by a licensed physician.  Requests not received within the one-year period will not be eligible to be treated as a redemption request in connection with a qualifying disability of a stockholder or confinement to a long-term care facility, but instead will be treated as an Ordinary Redemption.  If the stockholder is not a natural person, such as a trust (other than a revocable grantor trust), partnership, corporation or other similar entity, the right of redemption described in this paragraph does not apply.

In order for a disability to be considered a “qualifying disability,” (1) the stockholder must receive a determination of disability based upon a physical or mental condition or impairment arising after the date the stockholder acquired the shares to be redeemed, and (2) the determination of disability must be made by the governmental agency responsible for reviewing the disability retirement benefits that the stockholder could be eligible to receive (the “applicable governmental agency”).  The “applicable governmental agencies” are limited to the following: (a) if the stockholder paid Social Security taxes and therefore could be eligible to receive Social Security disability benefits, then the applicable governmental agency is the Social Security Administration or the agency charged with responsibility for administering Social Security disability benefits at that time if other than the Social Security Administration; (b) if the stockholder did not pay Social Security benefits and therefore could not be eligible to receive Social Security disability benefits, but the stockholder could be eligible to receive disability benefits under the Civil Service Retirement System (“CSRS”), then the applicable governmental agency is the U.S. Office of Personnel Management or the agency charged with responsibility for administering CSRS benefits at that time if other than the Office of Personnel Management; or (c) if the stockholder did not pay Social Security taxes and therefore could not be eligible to receive Social Security benefits but suffered a disability that resulted in the stockholder’s discharge from military service under conditions that were other than dishonorable and therefore could be eligible to receive military disability benefits, then the applicable governmental agency

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is the Veteran’s Administration or the agency charged with the responsibility for administering military disability benefits at that time if other than the Veteran’s Administration.

Disability determinations by governmental agencies for purposes other than those listed above, including but not limited to worker’s compensation insurance, administration or enforcement of the Rehabilitation Act or Americans with Disabilities Act, or waiver of insurance premiums, will not entitle a stockholder to the terms available for Exceptional Redemptions, unless permitted in the discretion of our board of directors.  Redemption requests following an award by the applicable governmental agency of disability benefits must be accompanied by (1) the stockholder’s initial application for disability benefits and (2) a Social Security Administration Notice of Award, a U.S. Office of Personnel Management determination of disability under CSRS, a Veteran’s Administration record of disability-related discharge or such other documentation issued by the applicable governmental agency that we deem acceptable and demonstrates an award of the disability benefits.

We understand that the following disabilities do not entitle a worker to Social Security disability benefits:

•                  disabilities occurring after the legal retirement age;

•                  temporary disabilities; and

•                  disabilities that do not render a worker incapable of performing substantial gainful activity.

Therefore, these disabilities will not qualify for the terms available for Exceptional Redemptions.  However, where a stockholder requests the redemption of his or her shares due to a disability and the stockholder does not have a “qualifying disability” under the terms described above, but has become subject to similar circumstances, our board of directors may redeem the stockholder’s shares, in its sole discretion, on the terms available for Exceptional Redemptions.

With respect to Exceptional Redemptions sought upon a stockholder’s confinement to a long-term care facility, a “long-term care facility” shall mean an institution that: (1) either (a) is approved by Medicare as a provider of skilled nursing care or (b) is licensed as a skilled nursing home by the state or territory in which it is located (it must be within the United States, Puerto Rico, or U.S. Virgin Islands) and (2) meets all of the following requirements: (a) its main function is to provide skilled, intermediate or custodial nursing care; (b) it provides continuous room and board to three or more persons; (c) it is supervised by a registered nurse or licensed practical nurse; (d) it keeps daily medical records of all medication dispensed; and (e) its primary service is other than to provide housing for residents.  A stockholder seeking an Exceptional Redemption of his or her shares due to confinement to a long-term care facility must submit a written statement from a licensed physician certifying either (1) the stockholder’s continuous and continuing confinement to a long-term care facility over the course of the last year or (2) that the licensed physician has determined that the stockholder will be indefinitely confined to a long-term care facility.  Notwithstanding the above, where a stockholder requests an Exceptional Redemption of his or her shares due to confinement to a long-term care facility but does not meet the definition set forth above, but has become subject to similar circumstances, our board of directors may redeem the stockholder’s shares, in our board of directors’ sole discretion, on the terms available for Exceptional Redemptions.

In the case of Exceptional Redemptions, the purchase price per share will be equal to: (1) prior to the Initial Board Valuation, the Original Share Price less any Special Distributions; or (2) on or after the Initial Board Valuation, the most recently disclosed Valuation less any Valuation Adjustment, provided, however, that the purchase price per share shall not exceed the Original Share Price less any Special Distributions.

General Terms for Redemption

Our share redemption program, whether for Ordinary Redemptions or Exceptional Redemptions, is available only for stockholders who have held their shares for at least one year and who acquired their shares directly from us or the transferees mentioned below, and is not intended to provide liquidity to any stockholder who acquired his or her shares by purchase from another stockholder.  In connection with a

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request for redemption, the stockholder or his or her estate, heir or beneficiary will be required to certify to us that the stockholder either (1) acquired the shares requested to be repurchased directly from us or (2) acquired the shares from the original investor by way of a bona fide gift not for value to, or for the benefit of, a member of the investor’s immediate or extended family (including the investor’s spouse, parents, siblings, children or grandchildren and including relatives by marriage) or through a transfer to a custodian, trustee or other fiduciary for the account of the subscriber or members of the investor’s immediate or extended family in connection with an estate planning transaction, including by bequest or inheritance upon death or operation of law.

For purposes of the one-year holding period, limited partners of Behringer Harvard Multifamily OP I who exchange their limited partnership units for shares will be deemed to have owned their shares as of the date they were issued their limited partnership units in Behringer Harvard Multifamily OP I.

We will not redeem shares that are subject to liens or other encumbrances until the stockholder presents evidence that the liens or encumbrances have been removed.  If any shares subject to a lien are inadvertently redeemed or we shall otherwise be required to pay to any other party all or any amount in respect of the value of redeemed shares, then the recipient of amounts in respect of redemption shall repay to us the amount paid for such redemption up to the amount we are required to pay to such other party.

Notwithstanding the redemption prices established above, our board of directors may revise the redemption prices; provided, however, that we must provide at least 30 days’ notice to stockholders before applying any new price to either Ordinary Redemptions or Exceptional Redemptions.

Any shares approved for redemption will be redeemed on a periodic basis as determined from time to time by our board of directors, and no less frequently than annually. We will not redeem, during any twelve-month period, more than 5% of the weighted average number of shares outstanding during the twelve-month period immediately prior to the date of redemption (the “5% Limitation”). Generally, the cash available for redemption on any particular date will be limited to the proceeds from our distribution reinvestment plan during the period consisting of the preceding four fiscal quarters for which financial statements are available, less any cash already used for redemptions during the same period, plus, if we had positive operating cash flow during such preceding four fiscal quarters, 1% of all operating cash flow during such preceding four fiscal quarters (the “Funding Limitation” and, together with the 5% Limitation, the “Redemption Limitations”).  The Redemption Limitations apply to all redemptions, whether Ordinary or Exceptional Redemptions.

Our board of directors reserves the right in its sole discretion at any time and from time to time to (1) waive the one-year holding requirement applicable to exigent circumstances such as bankruptcy, a mandatory distribution requirement under a stockholder’s IRA or with respect to shares purchased under or through our distribution reinvestment plan, (2) reject any request for redemption, (3) change the purchase price for redemptions, (4) limit the funds to be used for redemptions hereunder or otherwise change the Redemption Limitations or (5) amend, suspend (in whole or in part) or terminate the share redemption program.  If we suspend our share redemption program (in whole or in part), except as otherwise provided by the board of directors, until the suspension is lifted, we will not accept any requests for redemption in respect of shares to which such suspension applies in subsequent periods and any such requests and all pending requests that are subject to the suspension will not be honored or retained, but will be returned to the requestor.  Our advisor and its affiliates will defer their own redemption requests, if any, until all other requests for redemption have been satisfied in any particular period.  Provided that a request for an Exceptional Redemption is made within one year of the event giving rise to eligibility for an Exceptional Redemption, we will waive the one-year holding requirement (a) upon the request of the estate, heir or beneficiary of a deceased stockholder or (b) upon the qualifying disability of a stockholder or upon a stockholder’s confinement to a long-term care facility, provided that the condition causing such disability or need for long-term care was not preexisting on the date that such person became a stockholder.

A request for redemption may be withdrawn in whole or in part by a stockholder in writing at any time prior to redemption.  We cannot guarantee that we will accommodate all requests made in any particular redemption period.  If we do not redeem all shares presented for redemption during any period, the stockholder or his or her estate, heir or beneficiary can (1) withdraw the request for redemption, or (2) if we have not suspended the redemption of the shares that are subject to the redemption request (in which case the request will be returned as provided above), ask that we honor the request during the next period in

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which requests are considered.  Further, if we do not redeem all shares presented for redemption during any period in which we are redeeming shares, then all shares will be redeemed on a pro rata basis during the relevant period.  Any portion of a redemption request that is not honored will be automatically treated as a request for redemption during the next period in which requests will be considered, unless the stockholder seeking redemption affirmatively asks us to withdraw that portion of the request.  The stockholder will then be required to resubmit a request for redemption request.  Unless otherwise determined by our board of directors, we will not retain any redemption requests that are withdrawn.

In general, a stockholder or his or her estate, heir or beneficiary may present to us fewer than all of the shares then-owned for redemption, except that the minimum number of shares that must be presented for redemption must be at least 25% of the holder’s shares.  If, however, redemption is being requested (1) within the one-year timeframe discussed above, on behalf of a deceased stockholder or by a stockholder with a qualifying disability or who is confined to a long-term care facility or (2) by a stockholder due to other exigent circumstances, such as bankruptcy or a mandatory distribution requirement under such stockholder’s IRA, a minimum of 10% of the stockholder’s shares may be presented for redemption; provided, however, that any future redemption request by the stockholder must present for redemption at least 25% of the stockholder’s remaining shares.  Except in the case of redemptions due to a mandatory distribution under a stockholder’s IRA, we will treat a redemption request that would cause a stockholder to own fewer than 200 shares as a request to redeem all of his or her shares, and we will vary from pro rata treatment of redemptions as necessary to avoid having stockholders holding fewer than 200 shares.  In the case of stockholders who undertake a series of partial redemptions, appropriate adjustments in the purchase price for the redeemed shares will be made so that the blended price per share for all redeemed shares reflects the average price per share the original purchaser or purchasers of shares paid to us for all of his or her shares (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our common stock) owned by the stockholder through the dates of each redemption.

A stockholder who wishes to have shares redeemed must mail or deliver to us a written request on a form provided by us and executed by the stockholder, its trustee or authorized agent.  An estate, heir or beneficiary that wishes to have shares redeemed following the death of a stockholder must mail or deliver to us a written request on a form provided by us, including evidence acceptable to our board of directors of the death of the stockholder, and executed by the executor or executrix of the estate, the heir or beneficiary, or their trustee or authorized agent.  A stockholder requesting the redemption of his or her shares due to a qualifying disability or confinement to a long-term care facility must mail or deliver to us a written request on a form provided by us, including the evidence and documentation described above, or evidence acceptable to our board of directors of the stockholder’s permanent disability or confinement to a long-term care facility.  If the shares are to be redeemed under the conditions outlined herein, we will forward the documents necessary to affect the redemption, including any signature guaranty we may require.

The effective date of any redemption, and the date on which the purchase price per share is determined, calculated in accordance with the procedures discussed herein, will be the last day of the calendar month preceding the date that our board of directors accepts the request for redemption.  Commencing on such effective date, any shares accepted for redemption will no longer be deemed outstanding and will no longer be eligible to receive distributions.  Our board of directors will consider only properly completed redemption requests that we received on or before the end of the period ending no later than the last day of the calendar month preceding the date that our board of directors accepts the request for redemption.  Payment for the shares so approved for redemption, assuming that we have not exceeded the Redemption Limitations and that all necessary conditions have been satisfied, will be made no later than 15 days after the date that our board of directors accepts the request for redemption.

Subject to the restrictions in Behringer Harvard Multifamily OP I’s limited partnership agreement and any other applicable agreement, we may cause Behringer Harvard Multifamily OP I to offer to its limited partners (other than our subsidiaries, BHMF, Inc. and BHMF Business Trust) a partnership unit redemption program equivalent to our share redemption program.  Any units redeemed under the partnership unit redemption program will be redeemed upon terms substantially equivalent to the redemption terms of our share redemption program and will be treated as shares for purposes of calculating the Redemption Limitations.

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Neither our advisor, any member of our board of directors nor any of their affiliates will receive any fee on the repurchase of shares by us pursuant to our share redemption program. The shares we purchase under our share redemption program will be cancelled, and will have the status of authorized but unissued shares.  We will not reissue repurchased shares unless they are first registered with the SEC under the Securities Act, and under appropriate state securities laws or otherwise issued in compliance with or exemption from registration under these laws.

The foregoing provisions regarding our share redemption program in no way limit our ability to repurchase shares or other of our securities or those of Behringer Harvard Multifamily OP I from holders thereof by any other legally available means for any reason that the advisor or our board of directors, each in its discretion, deems to be in our best interest.

Summary of Distribution Reinvestment Plan and Automatic Purchase Plan

Summary of Distribution Reinvestment Plan

The following information supplements the information contained in the “Summary of Distribution Reinvestment Plan and Automatic Purchase Plan — Summary of Distribution Reinvestment Plan” section of the prospectus:

Adoption of Amended and Restated Distribution Reinvestment Plan

On November 11, 2009, our board of directors adopted an amended and restated distribution reinvestment plan that we expect will be effective no later than March 1, 2010 upon giving participants the requisite notice under the current plan.

The amended and restated distribution reinvestment plan clarifies the prices at which participants may invest in additional shares of our common stock.  Pursuant to the amended and restated distribution reinvestment plan, prior to the termination of our current public offering of shares of our common stock, participants may invest their distributions in shares of our common stock at a price equal to the following, regardless of the price per share paid by the participant in respect of which the distributions are paid: (1) prior to the first the valuation of the shares conducted by our board of directors or a committee thereof (as opposed to a valuation that is based solely on the offering price of securities in the most recent offering) (the “Initial Board Valuation”) under our valuation policy, as such valuation policy is amended from time to time,  95% of (i) the most recently disclosed estimated value per share (the “Valuation”) as determined in accordance with the valuation policy less (ii) the aggregate distributions per share of any net sale proceeds from the sale of one or more of our assets, or other special distributions so designated by our board of directors, distributed to stockholders after the Valuation was determined (the “Valuation Adjustment”); or (2) on or after the Initial Board Valuation, 100% of (i) the most recently disclosed Valuation as determined in accordance with the valuation policy less (ii) any Valuation Adjustment.

After termination of our current public offering, participants may invest their distributions in shares that may (but are not required to) be supplied from either (i) shares registered with the SEC pursuant to an effective registration statement for shares for use in the distribution reinvestment plan (a “Future Registration”) or (ii) shares purchased by the plan administrator in a secondary market (if available) or on a national stock exchange (if listed) (collectively, the “Secondary Market”) and registered with the SEC for resale pursuant to the plan.  Shares registered in a Future Registration that are not purchased by the plan administrator in the Secondary Market will be issued at a price equal to 100% of (A) the most recently disclosed Valuation less (B) any Valuation Adjustment.  Shares purchased on the Secondary Market as set forth in (ii) above will be purchased at the then-prevailing market price, and the average price paid by the plan administrator for all such purchases for a single distribution will be utilized for purposes of determining the purchase price for shares purchased under the distribution reinvestment plan on such investment date; however, in no event will the purchase price for shares purchased under the distribution reinvestment plan be less than 100% of the market price for shares on such investment date.

Regardless of the pricing determined above, our board of directors may determine, from time to time, in its sole discretion, the price at which the plan administrator will invest distributions in shares;

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provided that if the new price so determined by our board of directors varies more than 5% from the pricing that would have resulted pursuant to the two paragraphs above, as applicable, we will deliver a notice regarding the new price to each plan participant at least 30 days prior to the effective date of the new price.

The amended and restated distribution reinvestment plan also clarifies that any notice to a participant under the distribution reinvestment plan may be given by letter addressed to the participant, delivered by electronic means, or given by including such information in a Current Report on Form 8-K or in our annual or quarterly reports, all publicly filed with the SEC.

In all other material respects, the terms of our distribution reinvestment plan will remain unchanged.  A complete copy of the amended and restated distribution reinvestment plan is included in this supplement as Exhibit B.

Summary of Automatic Purchase Plan

The following information supplements the information contained in the “Summary of Distribution Reinvestment Plan and Automatic Purchase Plan — Summary of Automatic Purchase Plan” section of the prospectus:

Adoption of Amendment and Restated Automatic Purchase Plan

On November 11, 2009, our board of directors adopted an amended and restated automatic purchase plan that we expect to be effective no later than March 1, 2010 upon giving participants the requisite notice under the plan.  The amended and restated automatic purchase plan clarifies that any notice to a participant under the plan may be given by letter addressed to the participant, delivered by electronic means, or given by including such information in a Current Report on Form 8-K or in our annual or quarterly reports, all publicly filed with the SEC.  In all other material respects, the terms of our automatic purchase plan will remain unchanged.  A complete copy of the amended and restated automatic purchase plan is included in this supplement as Exhibit C.

The Operating Partnership Agreement

Exchange Rights

On November 11, 2009, our board of directors adopted a valuation policy.  In connection with the adoption of such policy, the following paragraph supersedes and replaces the similar paragraph contained in the “The Operating Partnership Agreement — Exchange Rights” section of the prospectus:

The limited partners of Behringer Harvard Multifamily OP I, including BHMF Business Trust, have the right to cause their limited partnership units to be redeemed by Behringer Harvard Multifamily OP I or purchased by us for cash.  In either event, the cash amount to be paid will be equal to the cash value of the number of our shares that would be issuable if the limited partnership units were exchanged for our shares on a one-for-one basis.  Alternatively, we may elect to purchase the limited partnership units by issuing one share of our common stock for each limited partnership unit exchanged.  If we list our shares of common stock on a national securities exchange, the cash value of a share of common stock would equal the average of the daily market price of a share of common stock for the ten consecutive trading days immediately preceding the date on which the cash value is determined.  If our shares of common stock are not listed, then until 18 months have passed without a sale in an offering of our common stock (or other securities from which the board of directors believes the value of a share of common stock can be estimated), not including any offering related to a distribution reinvestment plan, employee benefit plan or the redemption of interests in our operating partnership, we generally will use the gross offering price of a share of the common stock in our most recent offering as the per share estimated value thereof or, with respect to an offering of other securities from which the value of a share of common stock can be estimated, the value derived from the gross offering price of the other security as the per share estimated value of the common stock.  We expect that after 18 months have passed without a sale in an offering of our common stock (or other securities from which our board of directors believes the value of a share of

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common stock can be estimated), not including any offering related to a distribution reinvestment plan, employee benefit plan or the redemption of interests in our operating partnership, the estimated value we provide for our common stock will be based on valuations of our properties and other assets.

Plan of Distribution

Volume Discounts

The following paragraphs supersede and replace the information contained in the “Plan of Distribution — Volume Discounts” section of the prospectus:

In connection with sales of certain minimum numbers of shares under the primary offering (shares offered hereunder other than under the distribution reinvestment plan), the purchaser, if the purchaser so requests, will receive a volume discount resulting in a reduction in selling commissions payable with respect to such sale.  In such event, any such reduction will be credited to the investor by reducing the purchase price per share payable by the investor.  The following table illustrates the various discount levels available for qualifying purchases:

		Sales Commissions per Share in Volume Discount Range
Number of Shares Purchased	Purchase Price per Share to Investor	Percentage (Based on $10 per Share)	Amount
0 to 50,000	$10.00	7.0%	$0.70
50,001 to 100,000	$9.80	5.0%	$0.50
100,001 to 500,000	$9.60	3.0%	$0.30
500,001 to 1,000,000	$9.50	2.0%	$0.20
1,000,001 and over	$9.40	1.0%	$0.10

For example, if the purchaser buys 200,000 shares, the investor would pay (1) $500,000 for the first 50,000 shares ($10.00 per share), (2) $490,000 for the next 50,000 shares ($9.80 per share), and (3) $960,000 for the remaining 100,000 shares ($9.60 per share).  Accordingly, the purchaser could pay as little as $1,950,000 ($9.75 per share) rather than $2,000,000 for the shares.  After payment of selling commissions of $90,000 ($0.45 per share) and dealer manager fees of $50,000 ($0.25 per share), we would receive net proceeds of $1,810,000 ($9.05 per share).  Although the purchaser receives a volume discount, the net proceeds to us will not be affected by such volume discounts.

Likewise, if the purchaser elects to invest the full $2,000,000, the application of a volume discount would increase the number of shares the purchaser would receive.  The purchaser would receive (1) 50,000 shares for the first $500,000, (2) 50,000 shares for the next $490,000, and (3) approximately 105,208 shares for the next $1,010,000.  After payment of selling commissions of approximately $91,562 (approximately $0.45 per share) and dealer manager fees of approximately $51,302 ($0.25 per share), we would receive net proceeds of approximately $1,857,135 ($9.05 per share).  Again, although the purchaser receives a volume discount, the net proceeds to us will not be affected by such volume discounts.  In the first example above, the purchaser was able to invest as little as $1,950,000 to acquire 200,000 shares instead of having to pay $2,000,000 to purchase the same 200,000 shares without the benefit of a volume discount.  In the second example, the purchaser desirous of investing the full $2,000,000 was able to purchase more shares (205,208 shares) than the 200,000 shares that he or she would have purchased in the first example.

In addition, in order to encourage purchases of 300,000 or more shares, our advisor may agree to forego a portion of the amount we would otherwise be obligated to reimburse our advisor for our organization and offering expenses.  Other accommodations may be agreed to by our sponsor in connection with a purchase of 300,000 or more shares.  The purchase price of such shares would be reduced by the extent of reductions in selling commissions or other accommodations so that the net proceeds to us would

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be the same as for sales at $10.00 per share.  All such sales in which compensation will be paid with respect to the sale of shares must be made through registered broker-dealers.

Purchases of shares under our distribution reinvestment plan are not included in computing volume discounts since no selling commissions or dealer manager fees are paid with respect to sales under our distribution reinvestment plan.

Once a “single purchaser” (as defined below) qualifies for a volume discount, the purchaser will be eligible to receive the benefit of such discount on future purchase of shares in our primary offering.  If a later purchase entitles a single purchaser to an increased volume discount, the increased volume will apply only to the then current and future share purchases.

In addition, a single purchaser may request that we aggregate subscriptions for our shares with previous and contemporaneous subscriptions by that single purchaser to other Behringer Harvard-sponsored real estate programs as part of a combined order for purposes of determining the number of shares purchased, provided such other Behringer Harvard-sponsored real estate program is then publicly offering securities in a primary offering.  An investor may reduce the amount of his or her purchase price to the net amount shown in the foregoing table, if applicable.  The volume discount will be prorated among the separate investors whose investments are combined.

Any request to receive any volume discount as described above must be made in writing, submitted simultaneously with the subscription for shares to which the discount is to relate, and must set forth the qualifying basis for such request, as well as specify the specific subscriptions to which the request relates.  Any such request must be made by the purchaser, the purchaser’s financial representative, or the purchaser’s retail broker-dealer.  Any such request will be subject to verification by our advisor that the subscriptions qualify for discount.

Notwithstanding the foregoing paragraph, we may, but are under no obligation to, apply volume discounts to subscriptions without any such written request in circumstances where we independently believe a purchaser is eligible for any of the volume discounts described above.

Only subscriptions purchased through the same retail broker-dealer, excluding Behringer Securities when acting only as dealer manager and not as a retail broker-dealer, may be combined for the purpose of determining volume discounts.  For the purpose of such volume discounts, the term “single purchaser” includes:

•                  an individual, his or her spouse and their children under the age of 21 who purchase the shares for his, her or their own accounts;

•                  accounts with the same primary account holder, as determined by the account tax identification number, such as an individual account and a joint account where the primary holder of the joint account has the same tax identification number as the individual account and such as an individual account and an individual retirement account where the primary beneficiary of the retirement account has the same tax identification number as the individual account;

•                  any one of the following entities:  a corporation, partnership, association, joint-stock company, trust fund or limited liability company;

•                  any group of entities owned or controlled by the same beneficial owner or owners;

•                  any individuals or entities acquiring shares as joint purchasers;

•                  an employees’ trust, pension, profit-sharing or other employee benefit plan qualified under Section 401(a) of the Internal Revenue Code;

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•                  all employees’ trust, pension, profit-sharing or other employee benefit plans maintained by a given corporation, partnership or other entity; or

•                  all commingled trust funds maintained by a given bank.

California residents should be aware that volume discounts will not be available in connection with the sale of shares made to California residents to the extent such discounts do not comply with the provisions of Rule 260.140.51 adopted pursuant to the California Corporate Securities Law of 1968.  Pursuant to this Rule, volume discounts can be made available to California residents only in accordance with the following conditions:

•                  there can be no variance in the net proceeds to us from the sale of the shares to different purchasers of the same offering;

•                  all purchasers of the shares must be informed of the availability of quantity discounts;

•                  the same volume discounts must be allowed to all purchasers of shares that are part of the offering;

•                  the minimum amount of shares as to which volume discounts are allowed cannot be less than $10,000;

•                  the variance in the price of the shares must result solely from a different range of commissions, and all discounts allowed must be based on a uniform scale of commissions; and

•                  no discounts are allowed to any group of purchasers.

Accordingly, volume discounts for California residents will be available in accordance with the foregoing table of uniform discount levels based on dollar volume of shares purchased, but no discounts are allowed to any group of purchasers, and no subscriptions may be aggregated as part of a combined order for purposes of determining the number of shares purchased.

Regardless of any reduction in any commissions (or organization and offering expenses fees in respect of sales of over 300,000 shares), for any reason, any other fees and reimbursements based upon gross proceeds of the offering, including organization and offering reimbursements payable to Behringer Harvard Multifamily Advisors I and the dealer manager fee payable to Behringer Securities, will be calculated as though the purchaser paid $10.00 per share.

Because all investors will be deemed to have contributed the same amount per share to us for purposes of declaring and paying distributions, investors qualifying for a volume discount will receive a higher return on their investment than investors who do not qualify for such discount.

Prior Performance Summary

Adverse Business Developments

On May 8, 2009, we filed a Current Report on Form 8-K to present information about the prior performance of programs sponsored by Robert M. Behringer and his affiliates, who control our advisor, in order to incorporate this prior performance information by reference into the prospectus.  The following information updates as of September 30, 2009 the information contained in the Adverse Business Developments discussion in the Prior Performance Summary of the Form 8-K, which is incorporated by reference in the prospectus:

The ongoing credit crisis and resulting real estate market disruptions have adversely affected the liquidity of certain real estate programs sponsored by our sponsor.  Credit from third parties remains difficult to obtain in this environment, and, as a result, two of our sponsor’s private programs and one

47

public program have turned to our sponsor for unsecured credit facilities.  The amount drawn under each such credit facility is material to each of the respective programs.  Although we believe the terms of these facilities compare favorably to those available from third parties, reliance on our sponsor for credit may not provide the program with the same level of liquidity provided by third party lenders.  In addition, the decreased liquidity of certain real estate programs and the lack of credit in the current economic environment has resulted in loan defaults by all the Behringer Harvard-sponsored programs that have utilized debt financing and that are not currently offering shares in best efforts public offerings.  However, only Behringer Harvard Short-Term Opportunity Fund I has experienced any material loan default.  In addition, these programs have had success in extending or restructuring their loans with the result being that no such program has lost an asset in 2009 as a result of a loan default.  Nonetheless, these programs could experience additional loan defaults, whether as a result of loan maturities or otherwise; an inability to secure replacement financing for such loans or extend or restructure these loans could result in foreclosures or lenders pursuing other remedies.

Further, market disruptions appear to have led to a greater volume of redemption requests made of non-listed real estate programs, including those sponsored by Behringer Harvard.  Honoring these requests has further decreased the liquidity of Behringer Harvard-sponsored programs.  In 2009, in order to conserve capital and improve their liquidity, two of our sponsor’s public programs, Behringer Harvard REIT I and Behringer Harvard Opportunity REIT I, have limited redemptions to those requested by reason of death, disability or need for long-term care, with Behringer Harvard REIT I further limiting such redemptions to $10 million during 2010.  Behringer Harvard REIT I also lowered its distribution rate from 6.5% annually to 3.25% annually (assuming a per share purchase price of $10.00) in connection with its April 2009 distribution.  To help support its capital conservation and liquidity needs, Behringer Harvard REIT I’s advisor waived asset management fees in the amount of $7.5 million for 2009. Also to preserve capital and support its liquidity needs, Behringer Harvard Short-Term Opportunity Fund I discontinued distributions following payment of its June 2009 distribution.

The recession has also adversely affected the operating performance of Behringer Harvard-sponsored programs.  For the nine months ended September 30, 2009, operating cash flows from operations alone of all prior public Behringer Harvard-sponsored programs were insufficient to fund their distributions.  The cash requirements for distributions are reduced for certain of these programs which have distribution reinvestment plans, to the extent their investors take advantage of such plans.  For the nine months ended September 30, 2009, some of these programs were able to fund cash amounts distributed to their investors with operating cash flows from their operations.  However, for Behringer Harvard Short-Term Opportunity Fund I, all cash amounts distributed to its limited partners for the nine months ended September 30, 2009 exceeded cash flow from operating activities and were funded from its borrowings.  For Behringer Harvard Mid-Term Value Enhancement Fund I, cash amounts distributed to its limited partners for the nine months ended September 30, 2009 exceeded cash flow from operating activities by approximately $1.4 million, with distributions in excess of this being funded from cash on hand.  For Behringer Harvard Opportunity REIT II, a program currently in offering, all cash amounts distributed to its stockholders during the nine months ended September 30, 2009 exceeded cash flows from operating activities and were funded from proceeds from its public offering.  Distributions made in excess of cash flow from operating activities has the effect of reducing funds available to these programs for the acquisition of properties and other cash needs, which could reduce the overall return of investors or otherwise negatively impact the program.

The continued disruptions in the financial markets and deteriorating economic conditions have also adversely affected the fair values of real estate and recoverability of loan investments of real estate programs sponsored by our sponsor.  In addition to the impairments previously disclosed in the prior performance tables filed on July 31, 2009 in a Current Report on Form 8-K and incorporated by reference into our prospectus, Behringer Harvard REIT I and Behringer Harvard Opportunity REIT I have each recorded in 2009 impairments, though these have not been in material amounts for these programs.  In the future, especially if the economic deterioration persist, these and additional Behringer Harvard-sponsored programs may recognize material charges for impairment.  Moreover, even if the programs do not recognize any material charge for impairment with respect to any assets, the fair value of their assets may have declined based on general economic conditions or other factors.  For example, although Behringer

48

Harvard Opportunity REIT I has only recorded immaterial impairments, its board of directors estimated the per share value of its common stock to be $8.17 from the $10 offering price in its public offerings.  In addition, Behringer Harvard REIT I has reported that due to the continuing impact of the disruptions in the financial and real estate markets on the values of its investments, it expects the estimated value per share of its common stock when published will be less than the $9.50 per share price at which shares are currently offered pursuant to its distribution reinvestment plan.

The current economic conditions have also adversely affected the financial condition of the tenants of the real estate programs sponsored by our sponsor.  Several of these real estate programs have experienced tenant defaults or bankruptcies.  Additional tenant defaults or bankruptcies may have a material adverse effect on the operations of these programs.

INFORMATION REGARDING TOTAL OPERATING EXPENSES

In accordance with the Statement of Policy Regarding Real Estate Investment Trusts published by the North American Securities Administrators Association, also known as the NASAA REIT Guidelines, our charter requires that we monitor our expenses on a trailing twelve-month basis.  Our charter defines the following terms and requires that our Total Operating Expenses (“TOE”) are deemed to be excessive if at the end of any quarter they exceed for the prior trailing twelve month period the greater of 2% of our Average Invested Assets (“AIA”) or 25% of our Net Income (“NI”).  For the trailing twelve months ended September 30, 2009, TOE of approximately $4.3 million exceeded 2% of our AIA (which was approximately $2.1 million) by approximately $2.2 million.  Our board of directors, including all of our independent directors, have reviewed this analysis and unanimously determined the excess to be justified considering that we are currently in our acquisition and development stage, that certain investments are not stabilized and that we are continuing to raise capital for our initial public offering of common stock where the expenses incurred as a result of being a public company for audit and legal services, director and officer liability insurance and fees for board of directors are disproportionate to our AIA and NI.

EXPERTS

The consolidated financial statements of Behringer Harvard Multifamily REIT I, Inc. and subsidiaries, Behringer Harvard Baileys Venture, LLC and subsidiaries, Behringer Harvard Cameron House Venture, LLC and subsidiaries, Behringer Harvard Columbia Venture, LLC and subsidiaries, Behringer Harvard Johns Creek Venture, LLC and subsidiaries, Behringer Harvard Lovers Lane Venture I, LLC and subsidiaries, Behringer Harvard Satori Venture, LLC and subsidiaries, and Behringer Harvard St. Rose Venture, LLC and subsidiaries, incorporated in this Prospectus by reference from the Behringer Harvard Multifamily REIT I, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference.  Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The statements of revenues and certain operating expenses of Waterford Place Apartments and The Gallery at NoHo Commons for the year ended December 31, 2008, incorporated by reference in this Prospectus from Behringer Harvard Multifamily REIT I, Inc.’s Current Reports on Form 8-K/A filed with the SEC on November 12, 2009 and December 1, 2009, respectively, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated herein by reference (which reports on the statements of revenues and certain operating expenses express unqualified opinions and include explanatory paragraphs referring to the purpose of the statements), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We have elected to “incorporate by reference” certain information into this prospectus.  By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed separately with the SEC.  The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus.  You can access documents that are incorporated by reference into this prospectus at the web site maintained for us and our advisor and its affiliates at http://www.behringerharvard.com (URL for documents: http://www.snl.com/irweblinkx/docs.aspx?iid=4190766) is additional information about us and our advisor and its affiliates at the web site, but unless specifically incorporated by reference herein as described in the paragraphs below, the contents of that site are not incorporated by reference in or otherwise a part of this prospectus.

The following documents filed with the SEC are incorporated by reference in this prospectus (Commission File No. 333-148414), except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

•                  Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the SEC on March 31, 2009;

•                  Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2009 filed with the SEC on November 13, 2009;

•                  Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009 filed with the SEC on August 14, 2009;

•                  Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009 filed with the SEC on May 15, 2009;

•                  Definitive Proxy Statement on Schedule 14A filed with the SEC on April 30, 2009;

•                  Current Report on Form 8-K/A filed with the SEC on January 13, 2010;

•                  Current Report on Form 8-K filed with the SEC on December 7, 2009;

•                  Current Report on Form 8-K filed with the SEC on December 1, 2009;

•                  Current Report on Form 8-K/A filed with the SEC on December 1, 2009;

•                  Current Report on Form 8-K filed with the SEC on November 25, 2009;

•                  Current Report on Form 8-K/A filed with the SEC on November 12, 2009;

•                  Current Report on Form 8-K filed with the SEC on November 2, 2009;

•                  Current Report on Form 8-K filed with the SEC on October 15, 2009;

•                  Current Report on Form 8-K filed with the SEC on October 1, 2009;

•                  Current Report on Form 8-K filed with the SEC on September 21, 2009;

•                  Current Report on Form 8-K filed with the SEC on September 9, 2009;

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•                  Current Report on Form 8-K filed with the SEC on August 13, 2009;

•                  Current Report on Form 8-K filed with the SEC on July 15, 2009;

•                  Current Report on Form 8-K filed with the SEC on June 1, 2009;

•                  Current Report on Form 8-K filed with the SEC on May 14, 2009;

•                  Current Report on Form 8-K filed with the SEC on May 8, 2009;

•                  Current Report on Form 8-K filed with the SEC on April 2, 2009;

•                  Current Report on Form 8-K filed with the SEC on February 3, 2009; and

•                  Current Report on Form 8-K filed with the SEC on January 7, 2009.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, upon request, a copy of any or all of the information that we have incorporated by reference into this prospectus but not delivered with this prospectus.  To receive a free copy of any of the documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write us at:

Behringer Harvard Investment Services

15601 Dallas Parkway, Suite 600

Addison, Texas 75001-6026

Telephone:  (866) 655-3650

www.behringerharvard.com

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

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EXHIBIT B

As described above, on November 11, 2009, our board of directors adopted an amended and restated distribution reinvestment plan that we expect to be effective no later than March 1, 2010 upon giving participants the requisite notice under the current plan.  Upon effectiveness, the following Amended and Restated Distribution Reinvestment Plan will supersede and replace the Distribution Reinvestment Plan in Exhibit B of the prospectus.

AMENDED AND RESTATED DISTRIBUTION REINVESTMENT PLAN

Behringer Harvard Multifamily REIT I, Inc.

Adopted November 11, 2009

Behringer Harvard Multifamily REIT I, Inc., a Maryland corporation (the “Company”), has adopted this amended and restated distribution reinvestment plan (the “Plan”), administered by the Company or an unaffiliated third party (the “Administrator”), as agent for participants in the Plan (“Participants”), on the terms and conditions set forth below.

1.                                       ELECTION TO PARTICIPATE.  Subject to the terms hereof, any purchaser of shares of common stock of the Company, par value $.0001 per share (the “Shares”), may become a Participant by making a written election to participate on such purchaser’s Subscription Agreement at the time of subscription for Shares.  Any stockholder who has not previously elected to participate in the Plan may so elect at any time by completing and executing an authorization form obtained from the Administrator or any other appropriate documentation as may be required by the Administrator.  Participants generally are required to have the full amount of their cash distributions (other than “Designated Special Distributions” as defined below) with respect to all Shares owned by them reinvested pursuant to the Plan.  However, the Administrator shall have the sole discretion, upon the request of a Participant, to accommodate a Participant’s request for less than all of the Participant’s Shares to be subject to participation in the Plan.

2.                                       DISTRIBUTION REINVESTMENT PLAN.  The Administrator will receive all cash distributions (other than “Designated Special Distributions” as defined below) paid by the Company with respect to Shares of Participants (collectively, the “Distributions”).  Participation will commence with the next Distribution payable after receipt of the Participant’s election pursuant to Paragraph 1 hereof, provided it is received at least ten days prior to the last day of the month to which such Distribution relates.  Subject to the preceding sentence, regardless of the date of such election, a holder of Shares will become a Participant in the Plan effective on the first day of the month following such election, and the election will apply to all Distributions attributable to such month and to all months thereafter.  As used in this Plan, the term “Designated Special Distributions” shall mean those cash or other distributions designated as Designated Special Distributions by the Board of Directors of the Company (the “Board”).

3.                                       GENERAL TERMS OF PLAN INVESTMENTS.  The Administrator will apply all Distributions subject to this Plan, as follows:

(a)                                  Prior to the termination of the Company’s initial public offering (the “Initial Offering”) of the Shares reserved for issuance under the Plan pursuant to the Company’s registration statement on Form S-11 (File No. 333-148414), as thereafter amended or supplemented (the “Registration Statement”), the Administrator will invest Distributions in Shares at a price equal to the following, regardless of the price per Share paid by the Participant for the Shares in respect of which the Distributions are paid: (1) prior to the first the valuation of the Shares conducted by the Board or a committee thereof (as opposed to a valuation that is based solely on the offering price of securities in the most recent offering) (the “Initial Board Valuation”) under the Company’s valuation policy, as such valuation policy is amended from time to time (the “Valuation Policy”),  95% of (i) the most recently disclosed estimated value per Share (the “Valuation”) as determined in accordance with the Valuation Policy less (ii) the aggregate distributions per Share of any net sale proceeds from the sale of one or more of the Company’s assets, or other special distributions so designated by the Board, distributed to stockholders after the Valuation was determined (the “Valuation Adjustment”); or (2) on or after the Initial Board Valuation, 100% of (i) the most recently disclosed Valuation as determined in accordance with the Valuation Policy less (ii) any Valuation Adjustment.  No advance notice of pricing pursuant to this Paragraph 3(a) shall be required.

(b)                                 After termination of the Initial Offering, the Administrator will invest Distributions in Shares that may (but are not required to) be supplied from either (i) Shares registered with the Securities and Exchange Commission (the “Commission”) pursuant to an effective registration statement for Shares for use in the Plan (a “Future Registration”) or (ii) Shares purchased by the Administrator for the Plan in a secondary market (if available) or on a national stock exchange (if listed) (collectively, the “Secondary Market”) and registered with the Commission for resale pursuant to the Plan.  Shares registered in a Future Registration that are not purchased by the Administrator in the Secondary Market will be issued at a price equal to 100% of (A) the most recently disclosed Valuation less (B) any Valuation Adjustment.  Shares purchased on the Secondary Market as set forth in (ii) above will be purchased at the then-prevailing market price, and the average price paid by the Administrator for all such purchases for a single Distribution will be utilized for purposes of determining the purchase price for Shares purchased under the Plan on such investment date; however, in no event will the purchase price for Shares purchased under the Plan be less than 100% of the market price for Shares on such investment date.  Shares acquired by the Administrator on the Secondary Market or registered in a Future Registration for use in the Plan may be at prices lower or higher than the per Share price that will be paid for the Shares purchased for the Plan pursuant to the Initial Offering and any subsequent offering.  If the Administrator acquires Shares in the Secondary Market for use in the Plan, the Administrator shall use reasonable efforts to acquire Shares for use in the Plan at the lowest price then reasonably available.  However, the Administrator does not in any respect guaranty or warrant that the Shares so acquired and purchased by the Participants in the Plan will be at the lowest possible price.  Further, irrespective of the Administrator’s ability to acquire Shares in the Secondary Market or the Company’s ability to complete a Future Registration for shares to be used in the Plan, neither the Administrator nor the Company is in any way obligated to do either.  No advance notice of pricing pursuant to this Paragraph 3(b) shall be required.

(c)                                  Regardless of the pricing determined pursuant to Paragraphs 3(a) and 3(b) above, the Board may determine, from time to time, in its sole discretion, the price at which the Administrator will invest Distributions in Shares.  No advance notice of pricing pursuant to this Paragraph 3(c) shall be required unless the new price so determined varies more than 5% from the pricing that would have resulted pursuant to Paragraphs 3(a) and 3(b) above, as applicable, with respect to any Distribution reinvestment if the Board had not so determined a new price, in which case the Company shall deliver a notice regarding the new price to each Participant at least 30 days’ prior to the effective date of the new price.

(d)                                 No selling commissions, dealer manager fees or organization and offering expenses will be paid for Shares purchased pursuant to the Plan.

(e)                                  For each Participant, the Administrator will maintain an account that shall reflect for each month the Distributions received by the Administrator on behalf of such Participant.  A Participant’s account shall be reduced as purchases of Shares are made on behalf of such Participant.

(f)                                    Distributions shall be invested in Shares by the Administrator promptly following the payment date with respect to such Distributions to the extent Shares are available for purchase under the Plan.  If sufficient Shares are not available, any such funds that have not been invested in Shares within 30 days after receipt by the Administrator will be distributed to the Participants.  Any interest earned on such accounts will be paid to the Company and is and will become the property of the Company.

(g)                                 The purchase of fractional shares, computed to four decimal places, is a permissible and likely result of participation in the Plan.  The ownership of the Shares shall be reflected on the books of the Company or its transfer agent.

(h)                                 A Participant will not be able to acquire Shares under the Plan to the extent that such purchase would cause the Participant to exceed the ownership limits set forth in the Company’s charter, as amended, unless exempted by the Board.

(i)                                     The Shares issued under the Plan will be uncertificated until the Board determines otherwise.

4.                                       DISTRIBUTION OF FUNDS.  In making purchases for Participants’ accounts, the Administrator may commingle Distributions attributable to Shares owned by Participants and any additional payments received from Participants in respect of the purchase of Shares.

5.                                       ABSENCE OF LIABILITY.  Neither the Company nor the Administrator shall have any responsibility or liability as to the value of the Shares, any change in the value of the Shares acquired for the Participant’s account, or the rate of return earned on, or the value of, the interest-bearing accounts in which Distributions are invested.  Neither the Company nor the Administrator shall be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability (a) arising out of the failure to terminate a Participant’s participation in the Plan upon such Participant’s death prior to receipt of notice in writing of such death and the expiration of 15 days from the date of receipt of such notice and (b) with respect to the time and the prices at which Shares are purchased for a Participant.

6.                                       SUITABILITY.

(a)                                  Each Participant shall notify the Administrator in the event that, at any time during his or her participation in the Plan, there is any material change in the Participant’s financial condition or inaccuracy of any representation under the Subscription Agreement for the Participant’s initial purchase of Shares.

(b)                                 For purposes of this Paragraph 6, a material change shall include any anticipated or actual decrease in net worth or annual gross income or any other change in circumstances that would cause the Participant to fail to meet the suitability standards set forth in the Company’s then current prospectus, as supplemented, for the offering of Shares under this Plan.

7.                                       REPORTS TO PARTICIPANTS.  Within 60 days after the end of each fiscal quarter, the Administrator will deliver to each Participant a statement of account describing, as to such Participant, the Distributions received during the quarter, the number of Shares purchased during the quarter, the per Share purchase price for such Shares and the total Shares purchased on behalf of the Participant.  Each statement shall also advise the Participant that, in accordance with Paragraph 6 hereof, the Participant is required to notify the Administrator in the event that there is any material change in the Participant’s financial condition or if any representation made by the Participant under the Subscription Agreement for the Participant’s initial purchase of Shares becomes inaccurate.  Tax information regarding a Participant’s participation in the Plan will be sent to each Participant by the Company or the Administrator at least annually.

8.                                       NO DRAWING.  No Participant shall have any right to draw checks or drafts against the Participant’s account or give instructions to the Company or the Administrator except as expressly provided herein.

9.                                       TAXES.  The reinvestment of Distributions under the Plan does not relieve Participants of any taxes that may be payable as a result of those Distributions and their reinvestment pursuant to the terms of this Plan.

10.                                 TERMINATION.

(a)                                  A Participant may terminate or modify his participation in the Plan at any time by written notice mailed to the Administrator.  To be effective for any Distribution, such notice must be received by the Administrator at least ten days prior to the last day of the month to which such Distribution relates.

(b)                                 Prior to the listing of the Shares on a national stock exchange, a Participant’s transfer of Shares will terminate participation in the Plan with respect to such transferred Shares as of the first day of the month in which such transfer is effective, unless the transferee of such Shares in connection with such transfer demonstrates to the Administrator that such transferee meets the requirements for participation hereunder and affirmatively elects participation by delivering an executed authorization form or other instrument required by the Administrator.

(c)                                  The Administrator may terminate a Participant’s individual participation in the Plan, and the Company may suspend or terminate the Plan itself, at any time by ten days’ prior written notice to a Participant, or to all Participants, as the case may be.

(d)                                 After termination of the Plan or termination of a Participant’s participation in the Plan, the Administrator will send to each Participant (i) a statement of account in accordance with Paragraph 7 hereof, and (ii) a check for the amount of any Distributions in the Participant’s account that have not been invested in Shares.  Any future Distributions with respect to such former Participant’s Shares made after the effective date of the termination of the Participant’s participation in the Plan will be sent directly to the former Participant or to such other party as the Participant has designated pursuant to an authorization form or other documentation satisfactory to the Administrator.

11.                                 STATE REGULATORY RESTRICTIONS.  The Administrator is authorized to deny participation in the Plan to residents of any state that imposes restrictions on participation in the Plan that conflict with the general terms and provisions of this Plan.

12.                                 NOTICE.  Any notice or other communication required or permitted to be given by any provision of this Plan shall be in writing and, if to the Administrator, addressed to Behringer Harvard Investment Services, P.O. Box 219768, Kansas City, MO 64121-9768, or such other address as may be specified by the Administrator by written notice to all Participants.  Notices to a Participant may be given by letter addressed to the Participant at the Participant’s last address of record with the Administrator, delivered by electronic means to any address specified by the Participant, or given by including such information in a Current Report on Form 8-K or in the Company’s annual or quarterly reports, all publicly filed with the Commission.  Each Participant shall notify the Administrator promptly in writing of any change of address.

13.                                 AMENDMENT.  The terms and conditions of this Plan may be amended or supplemented by the Company at any time, including but not limited to an amendment to the Plan to substitute a new Administrator to act as agent for the Participants, by delivering an appropriate notice to each Participant at least 30 days prior to the effective date of the amendment or supplement.  Such amendment or supplement shall be deemed conclusively accepted by each Participant except those Participants from whom the Administrator receives written notice of termination prior to the effective date thereof.

In the event that the Plan is amended pursuant to this Paragraph 13 or suspended pursuant to Paragraph 10(c) hereof, each Participant shall remain a Participant in the Plan receiving cash distributions during such period that the Plan is suspended or the Shares cannot otherwise be distributed hereunder, unless the Participant terminates his participation in accordance with the procedures set forth under Paragraph 10(a) above.  Once such suspension or other inability to distribute Shares hereunder ceases, the Participant will then receive Shares hereunder.

14.                                 GOVERNING LAW.  This plan and participant’s election to participate in the plan shall be governed by the laws of the State of Maryland.  The foregoing choice of law shall not restrict the application of any state’s securities laws (including the standards contained in the Statement of Policy Regarding Real Estate Investment Trusts adopted by the North American Securities Administrators Association on May 7, 2007) to the sale of shares to its residents or within such state.

EXHIBIT C

As described above, on November 11, 2009, our board of directors adopted an amended and restated automatic purchase plan that we expect to be effective no later than March 1, 2010 upon giving participants the requisite notice under the current plan.  Upon effectiveness, the following Amended and Restated Automatic Purchase Plan will supersede and replace the Automatic Purchase Plan in Exhibit C of the prospectus.

AMENDED AND RESTATED AUTOMATIC PURCHASE PLAN

Behringer Harvard Multifamily REIT I, Inc.

Adopted November 11, 2009

Behringer Harvard Multifamily REIT I, Inc., a Maryland corporation (the “Company”), has adopted this Amended and Restated Automatic Purchase Plan (the “Plan”), administered by the Company or an unaffiliated third party (the “Administrator”), as agent for participants in the Plan (“Participants”), on the terms and conditions set forth below.

1.                                       ELECTION TO PARTICIPATE.  Subject to the terms hereof, any purchaser of shares of common stock of the Company, par value $.0001 per share (the “Shares”), may become a Participant by making a written election to participate on such purchaser’s Subscription Agreement at the time of subscription for Shares.  Residents of the States of Alabama and Ohio are not eligible to participate in the Plan.  Any stockholder who has not previously elected to participate in the Plan, and subject to the terms set forth in the Company’s then-current prospectus, any participant in any previous publicly offered limited partnership, real estate investment trust or other real estate program sponsored by Behringer Harvard Holdings or its affiliates may so elect at any time by completing and executing an authorization form obtained from the Administrator or any other appropriate documentation as may be acceptable to the Administrator.

2.                                       AUTOMATIC PURCHASE PROGRAM.  The Administrator or the Company’s transfer agent will, at monthly intervals (each, a “Payment Interval”), automatically debit the Participant’s bank checking account, savings account, or other account in the amount indicated on the Participant’s election to participate, not less than $200 per month (collectively, the “Additional Payments”).  Participation in the program will commence with the next monthly interval, provided the election is received at least ten days prior to the end of the month; otherwise, the election will apply to all subsequent monthly intervals.

3.                                       GENERAL TERMS OF PLAN INVESTMENTS.  The Administrator will apply all Additional Payments subject to this Plan, as follows:

(a)                                  Prior to the termination of the Company’s initial public offering (the “Initial Offering”) of the Shares pursuant to the Company’s registration statement on Form S-11 (File No. 333-148414), as thereafter amended or supplemented (the “Registration Statement”), the Administrator will invest Additional Payments in Shares at the public offering price per Share ($10.00 per share).  In addition, in the event of any sale of Shares in respect of which the Company or the dealer manger is authorized to make, and has made, an agreement as to a reduction of sales commissions or dealer manager fees, the Company or the dealer manager also may agree to a commensurate reduction in such commissions or fees for the purchase of Shares hereunder as set forth in the Company’s prospectus.  If such an agreement is made, the Company or the dealer manager shall notify the Administrator thereof and the price at which Shares shall be purchased hereunder.  Notwithstanding the foregoing, no reduction in the purchase price for Shares purchased hereunder shall be made in respect of Shares acquired by the Participant at a commission reduction resulting from established volume discounts set forth in the Company’s prospectus.

(b)                                 The Administrator will invest Additional Payments in Shares that may (but are not required to) be supplied from any of (i) Shares registered with the Securities and Exchange Commission (the “Commission”) in connection with the Initial Offering; (ii) Shares registered with the Commission pursuant to an effective registration statement for Shares for use in the Plan (a “Future Registration”), or (iii) Shares purchased by the Administrator for the Plan in a secondary market (if available) or on a stock exchange (collectively, the “Secondary Market”) and registered with the Commission for resale pursuant to the Plan.  Shares purchased on the Secondary Market as set forth in (iii) above will be purchased at the then-prevailing market price, and the average price paid by the Administrator for all such purchases for a single automatic purchase interval will be utilized for purposes of purchases of Shares in the Plan on such investment date.  Shares acquired by the Administrator on the Secondary Market or registered in a Future Registration for use in the Plan may be at prices lower or higher than the per Share price that will be paid for the Shares purchased for the Plan pursuant to the Initial Offering and any subsequent offering.  If the Administrator acquires Shares in the Secondary Market for use in the Plan, the Administrator shall use reasonable efforts to acquire Shares for use in the Plan at the lowest price then reasonably available.  However, the Administrator does not in any respect guaranty or warrant that the Shares so acquired and purchased by the Participants in the Plan will be at the lowest possible price.  Further, irrespective of the Administrator’s ability to acquire Shares in the Secondary Market or the Company’s ability to complete a Future Registration for shares to be used in the Plan, neither the Administrator nor the Company is in any way obligated to do either.

(c)                                  If a Participant designates in writing that such Participant’s broker who made the initial sale of Shares to the Participant shall receive commissions for purchases under the Plan, then such broker shall be paid a selling commission not to exceed 7.0% (reduced commission rates will apply as set forth in paragraph (a) above).  Dealer manager fees will be paid to the dealer manager named in the Registration Statement for the Initial Offering at the rate not to exceed 2.5% (reduced fees will apply as set forth in paragraph (a) above).  Each Participant is permitted to identify, change or eliminate the name of his account executive at a participating broker-dealer with respect to Shares purchased pursuant to the Plan.  In the event that no account executive is identified, or in the event that the account executive is not employed by a broker-dealer having a valid selling agreement with the dealer manager, no selling commission will be paid with respect to such purchases.  If no selling commission is paid, the amount that would have been paid as a selling commission will be retained and used by the Company.

(d)                                 For each Participant, the Administrator will maintain an account that shall reflect the Additional Payments received by the Administrator on behalf of such Participant.  A Participant’s account shall be reduced as purchases of Shares are made on behalf of such Participant.

(e)                                  Additional Payments will be invested by the Administrator in Shares promptly following each Payment Interval to the extent Shares are available for purchase under the Plan.  If sufficient Shares are not available, any such funds that have not been invested in Shares within 30 days after receipt by the Administrator and, in any event, by the end of the fiscal quarter in which they are received, will be distributed to the Participants.  Any interest earned on such accounts will be paid to the Company and will become the property of the Company.

(f)                                    The purchase of fractional shares, computed to four decimal places, is a permissible and likely result of participation in the Plan.  The ownership of the Shares shall be reflected on the books of the Company or its transfer agent.

(g)                                 A Participant will not be able to acquire Shares under the Plan to the extent that such purchase would cause the Participant to exceed the ownership limits set forth in the Company’s charter, as amended, unless exempted by the Company’s board of directors.

(h)                                 The Shares issued under the Plan will be uncertificated until the Company’s board of directors determines otherwise.

4.                                       DISTRIBUTION OF FUNDS.  If the Participant elects to participate in the distribution reinvestment plan, the Administrator may commingle distributions related to Shares purchased through this Plan with Participant’s other distributions from the Company’s Shares to make purchases pursuant to the Company’s distribution reinvestment plan.

5.                                       ABSENCE OF LIABILITY.  Neither the Company nor the Administrator shall have any responsibility or liability as to the value of the Shares, any change in the value of the Shares acquired for the Participant’s account, or the rate of return earned on, or the value of, the interest-bearing accounts in which Additional Payments are invested.  Neither the Company nor the Administrator shall be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability (a) arising out of the failure to terminate a Participant’s participation in the Plan upon such Participant’s death prior to receipt of notice in writing of such death and the expiration of 15 days from the date of receipt of such notice and (b) with respect to the time and the prices at which Shares are purchased for a Participant.

6.                                       SUITABILITY.

(a)                                  Each Participant shall notify the Administrator in the event that, at any time during his participation in the Plan, there is any material change in the Participant’s financial condition or inaccuracy of any representation under the Subscription Agreement for the Participant’s initial purchase of Shares.

(b)                                 For purposes of this Paragraph 6, a material change shall include any anticipated or actual decrease in net worth or annual gross income or any other change in circumstances that would cause the Participant to fail to meet the suitability standards set forth in the Company’s then-current prospectus, as supplemented, for the offering of Shares under this Plan.

7.                                       REPORTS TO PARTICIPANTS.  Within 60 days after the end of each fiscal quarter, the Administrator will deliver to each Participant a statement of account describing, as to such Participant, the Additional Payments received during the quarter, the number of Shares purchased during the quarter, the per Share purchase price for such Shares, and the total Shares purchased on behalf of the Participant pursuant to the Plan.  Each statement shall also advise the Participant that, in accordance with Paragraph 6 hereof, the Participant is required to notify the Administrator in the event that there is any material change in the Participant’s financial condition or if any representation made by the Participant under the Subscription Agreement for the Participant’s initial purchase of Shares becomes inaccurate.  Tax information regarding a Participant’s participation in the Plan will be sent to each Participant by the Company or the Administrator at least annually.

8.                                       NO DRAWING.  No Participant shall have any right to draw checks or drafts against the Participant’s account or give instructions to the Company or the Administrator except as expressly provided herein.

9.                                       TAXES.  Participants should consult their own tax adviser regarding the tax consequences of ownership of the Shares.

10.                                 TERMINATION.

(a)                                  A Participant may terminate or modify his participation in the Plan at any time by written notice mailed to the Administrator.  To be effective for any Additional Payment, such notice must be received by the Administrator at least ten days prior to the next Payment Interval following the date of receipt of such notice.

(b)                                 The Administrator may terminate a Participant’s individual participation in the Plan, and the Company may suspend or terminate the Plan itself, at any time by ten days’ prior written notice to a Participant, or to all Participants, as the case may be.

(c)                                  After termination of the Plan or termination of a Participant’s participation in the Plan, the Administrator will send to each Participant (i) a statement of account in accordance with Paragraph 7 hereof, and (ii) a check for the amount of any Additional Payments in the Participant’s account that have not been invested in Shares.

11.                                 STATE REGULATORY RESTRICTIONS.  The Administrator is authorized to deny participation in the Plan to residents of any state which imposes restrictions on participation in the Plan that conflict with the general terms and provisions of this Plan.

12.                                 NOTICE.  Any notice or other communication required or permitted to be given by any provision of this Plan shall be in writing and, if to the Administrator, addressed to Behringer Harvard Investment Services, P.O. Box 219768, Kansas City, MO 64121-9768, or such other address as may be specified by the Administrator by written notice to all Participants.  Notices to a Participant may be given by letter addressed to the Participant at the Participant’s last address of record with the Administrator, delivered by electronic means to any address specified by the Participant, or given by including such information in a

Current Report on Form 8-K or in the Company’s annual or quarterly reports, all publicly filed with the Commission.  Each Participant shall notify the Administrator promptly in writing of any change of address.

13.                                 AMENDMENT.  The terms and conditions of this Plan may be amended or supplemented by the Company at any time, including but not limited to an amendment to the Plan to substitute a new Administrator to act as agent for the Participants, by delivering an appropriate notice to each Participant at least 30 days prior to the effective date of the amendment or supplement.  Such amendment or supplement shall be deemed conclusively accepted by each Participant except those Participants from whom the Administrator receives written notice of termination prior to the effective date thereof.

In the event that the Plan is amended pursuant to this Paragraph 13 or suspended pursuant to Paragraph 10(b) hereof, each Participant shall remain a Participant in the Plan, unless the Participant terminates his participation in accordance with the procedures set forth under Paragraph 10(a) above.

14.                                 GOVERNING LAW.  This plan and participant’s election to participate in the plan shall be governed by the laws of the State of Maryland.  The foregoing choice of law shall not restrict the application of any state’s securities laws (including the standards contained in the Statement of Policy Regarding Real Estate Investment Trusts adopted by the North American Securities Administrators Association on May 7, 2007) to the sale of shares to its residents or within such state.

15.                                 PARTICIPATION BY LIMITED PARTNERS OF BEHRINGER HARVARD MULTIFAMILY OP I LP.  For purposes of this Plan, “stockholders” shall be deemed to include limited partners of Behringer Harvard Multifamily OP I LP (the “Partnership”); “Participants” shall be deemed to include limited partners of the Partnership that elect to participate in the Plan.

PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 30.  Quantitative and Qualitative Disclosures About Market Risk

Behringer Harvard Multifamily REIT I, Inc. (the “Registrant”) is exposed to interest rate changes as a result of long-term debt used by the subsidiaries of joint ventures in which it has invested (such joint ventures “BHMP CO-JVs”).  The Registrant’s interest rate risk management objectives are mainly to limit the impact of interest rate changes on earnings and cash flows and to lower overall borrowing costs. To achieve these objectives, borrowings are made primarily at fixed rates or variable rates with the lowest margins available and, in some cases, variable rates that may be converted to fixed rates. With regard to variable-rate financing, the Registrant will assess interest rate cash-flow risk by continually identifying and monitoring changes in interest rate exposures that may adversely impact expected future cash flows and by evaluating hedging opportunities.

As of September 30, 2009, the Registrant did not have any outstanding debt. Its BHMP CO-JVs had investments in subsidiaries with funded aggregate senior debt of approximately $337.5 million (which amount consists of third-party first mortgages and construction loans and excludes loans made to such subsidiaries by the BHMP CO-JVs of $84.5 million). Of this amount, approximately $133.8 million was at fixed rates and approximately $203.7 million was at variable interest rates with a weighted average interest rate of 3.2%.

As of September 30, 2009, the Registrant had only one wholly owned note receivable with a carrying value of approximately $2.3 million and a fixed interest rate of 10%.  Its BHMP CO-JVs had notes receivable from their subsidiaries of approximately $84.5 million all of which were at fixed rates, with a weighted average coupon of 10.2%.

As of September 30, 2009, the Registrant also had approximately $63.5 million of bank deposits and money market accounts. During 2008, the interest rates on these accounts significantly decreased, and as of September 30, 2009, the weighted average interest rate of these accounts was 1.6%. Given that current interest rate levels are at historically low levels, the Registrant does not believe interest rates could significantly decrease further; however, if interest rates were to increase, the Registrant could earn a higher return on its cash and cash equivalents.

Interest rate fluctuations will generally not affect the Registrant’s future earnings or cash flows on its fixed rate debt or fixed rate real estate loan receivable unless such instruments mature or are otherwise terminated. However, interest rate changes will affect the fair value of its fixed rate instruments. Conversely, movements in interest rates on variable rate debt and loans receivable would change its future earnings and cash flows but not significantly affect the fair value of those instruments. As the Registrant does not expect to trade or sell its fixed rate debt instruments prior to maturity and the amounts due under such instruments would be limited to the outstanding principal balance and any accrued and unpaid interest, the Registrant does not expect that fluctuations in interest rates would have a significant impact on its fixed rate debt instruments.

As of September 30, 2009, the Registrant does not have any foreign operations and thus it is not exposed to foreign currency fluctuations.

Item 31.  Other Expenses of Issuance and Distribution

The following table sets forth costs and expenses, other than selling commissions and dealer manager fees, to be paid in connection with the distribution of the securities being registered by the Registrant.  The Registrant will reimburse its external advisor, Behringer Harvard Multifamily Advisors I LP (the “Advisor”), for organization and offering expenses that the Advisor incurs on the Registrant’s behalf in connection with the Registrant’s primary offering (other than selling commissions and the dealer manager fee); provided that the Registrant need not reimburse the Advisor to the extent such reimbursement would cause the Registrant’s total organization and offering expenses related to its primary offering (other than selling commissions and the dealer manager fee) to exceed 1.5% of gross offering proceeds from the primary offering.  The Advisor and its affiliates will be responsible for the payment of organization and offering expenses related to the Registrant’s primary offering (other than selling commissions and the dealer manager fee) to the extent they exceed 1.5% of gross offering proceeds from the primary offering.  Other than the registration fee and FINRA filing fee, all amounts are estimates and assume the sale of 200,000,000 shares in the Registrant’s primary offering and 50,000,000 shares pursuant to the distribution reinvestment plan.

Item	Amount
SEC registration fee	$98,250
FINRA filing fee	$75,500
Printing expenses	$4,000,000
Legal fees and expenses	$2,000,000
Accounting fees and expenses	$1,750,000
Blue sky fees and expenses	$112,000
Advertising and sales expenses	$16,180,000
Educational conferences and seminars	$2,970,000
Sales Seminars	$160,000
Transfer Agent Fees	$2,160,000
Miscellaneous expenses	$500,000
Total expenses	$30,005,750

Item 32.  Sales to Special Parties

The Registrant’s executive officers and directors, as well as officers and affiliates of the Advisor (and employees of the Advisor and its affiliates) and their family members (including spouses, parents, grandparents, children and siblings) may purchase shares in the Registrant’s primary offering at a discount from the public offering price.  The purchase price for such shares will be $9.05 per share, reflecting the fact that selling commissions in the amount of $0.70 per share and dealer manager fees in the amount of $0.25 per share will not be payable in connection with such sales.  The net offering proceeds to the Registrant will not be affected by such sales of shares at a discount.

The Registrant may sell shares at a discount from the public offering price to retirement plans of broker-dealers participating in the offering, to broker-dealers in their individual capacities, to IRAs and qualified plans of their registered representatives or to any one of their registered representatives in their individual capacities.  The purchase price for such shares will be $9.30 per share, reflecting the fact that selling commissions in the amount of $0.70 per share will not be payable in connection with such sales.  The net offering proceeds to the Registrant from such sales will be identical to the net offering proceeds the Registrant receives from other sales of shares.

In addition, the Registrant will not pay any selling commissions in connection with the sale of the shares to investors whose contracts for investment advisory and related brokerage services include a fixed or “wrap” fee feature or other asset fee arrangement.  The Registrant will not pay any selling commissions in connection with sales by the Registrant directly to certain institutional investors.  The net proceeds to the Registrant will not be affected by any such reductions in selling commissions, dealer manager fees, or organization and offering expenses.

Selling commissions payable with respect to the sale of shares may also be reduced down to zero (1) if the investor has engaged the services of a registered investment adviser or other financial advisor, or has agreed to such reduction with a participating broker-dealer’s representative, who will be paid other compensation by the investor for investment advisory services or other financial or investment advice or (2) if the investor is investing in a bank trust account with respect to which the investor has delegated the decision-making authority for investments made in the account to a bank trust department.  The net proceeds to the Registrant will not be affected by reducing the selling commissions payable in connection with such transactions.

In addition to the fixed volume discounts described in the prospectus, in order to encourage purchases of 300,000 or more shares, a subscriber who agrees to purchase at least 300,000 shares may negotiate with Behringer Securities to reduce the dealer manager fee with respect to the sale of the shares, and, with the agreement of the participating broker-dealer, to have the selling commission payable with respect to the sale of such shares reduced to as little as 0.1%.  In addition or in the alternative, for sales of at least 300,000 shares the Advisor may agree to forego a portion of the amount the Registrant would otherwise be obligated to reimburse the Advisor for its organization and offering expenses.  Other accommodations may be agreed to by the sponsor of the Registrant in connection with a purchase of 300,000 or more shares.  The purchase price of such shares would be reduced by the extent of reductions in selling commissions or other accommodations so that the net proceeds to the Registrant would be the same as for sales at $10.00 per share.

Item 33.  Recent Sales of Unregistered Securities

In connection with the Registrant’s initial capitalization, on August 4, 2006, the Registrant issued 1,249 shares of its common stock to Behringer Harvard Holdings for $8.01 per share.  In addition, on November 28, 2007, the Registrant issued 23,720 additional shares of its common stock to Behringer Harvard Holdings for $8.01 per share and 1,000 shares of its convertible stock to the Advisor for $1.00 per share.  The convertible stock is convertible into shares of the Registrant’s common stock only on the terms and conditions set forth in the prospectus.  The Registrant issued these shares of common stock and convertible stock in private transactions exempt from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) of the Securities Act.

The Registrant also commenced a private offering with no general solicitation to accredited investors on November 22, 2006 and terminated that offering on December 28, 2007.  The Registrant issued an aggregate of approximately 14.2 million shares of its common stock for an aggregate purchase price of approximately $127.3 million in the private offering.  The Registrant issued these shares of common stock in private transactions exempt from the registration requirements under the Securities Act, pursuant to Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

Item 34.  Indemnification of Directors and Officers

The Registrant is permitted to limit the liability of its directors, officers, employees and other agents, and to indemnify them, but only to the extent permitted by Maryland law, its charter, and federal and state securities laws.

The Registrant’s charter requires it to hold harmless its directors and officers, and to indemnify its directors, officers and employees and the Advisor, its affiliates and any of their employees acting as an agent of the Registrant to the maximum extent permitted by the Statement of Policy Regarding Real Estate Investment Trusts adopted by the North American Securities Administration Association on May 7, 2007 and by Maryland law for losses, if the following conditions are met:

•                  the party seeking exculpation or indemnification has determined, in good faith, that the course of conduct that caused the loss or liability was in the Registrant’s best interests;

•                  the party seeking exculpation or indemnification was acting on the Registrant’s behalf or performing services for the Registrant;

•                  in the case of non-independent directors, the Advisor or its affiliates or employees, the liability or loss was not the result of negligence or misconduct by the party seeking exculpation or indemnification;

•                  in the case of independent directors, the liability or loss was not the result of gross negligence or willful misconduct by the independent director; and

•                  the indemnification or agreement to hold harmless is recoverable only out of the Registrant’s assets and not from the stockholders.

This provision, however, does not reduce the exposure of directors and officers to liability under federal or state securities laws, nor does it limit the ability of the Registrant’s stockholders to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to the Registrant, although equitable remedies may not be an effective remedy in some circumstances.

The Securities and Exchange Commission (the “Commission”) and some state securities commissions take the position that indemnification against liabilities arising under the Securities Act is against public policy and unenforceable.  Further, the Registrant’s charter prohibits the indemnification of its directors, the Advisor, its affiliates or any person acting as a broker-dealer for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:

•                  there has been a successful adjudication on the merits of each count involving alleged securities law violations;

•                  such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

•                  a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Commission and of the published position of any state securities regulatory authority in which the Registrant’s securities were offered as to indemnification for violations of securities laws.

The Registrant’s charter further provides that the advancement of funds to its directors, the Advisor and its affiliates for reasonable legal expenses and other costs incurred in advance of the final disposition of a proceeding for which indemnification is being sought is permissible only if all of the following conditions are satisfied:  (1) the legal action relates to acts or omissions with respect to the performance of duties or services on the Registrant’s behalf; (2) the party seeking indemnification provides the Registrant with written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; (3) the legal action is initiated by a third party who is not a stockholder or, if the legal action is initiated by a stockholder acting in his capacity as such, a court of competent jurisdiction specifically approves such advancement; and (4) the party seeking the advance agrees in writing to repay the advanced funds to the Registrant together with the applicable legal rate of interest thereon, if it is ultimately determined that such person is not entitled to indemnification.

The Registrant will also purchase and maintain insurance on behalf of all of its directors and officers against liability asserted against or incurred by them in their official capacities with the Registrant, whether or not the Registrant is required or has the power to indemnify them against the same liability.

Item 35.  Treatment of Proceeds from Stock Being Registered

Not applicable.

Item 36.  Financial Statements and Exhibits

(a)           Financial Statements.

The following financial statements are incorporated into this registration statement by reference:

The consolidated financial statements of the Registrant included in the Registrant’s Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2009 filed with the SEC on November 13, 2009;

The consolidated financial statements of the Registrant included in the Registrant’s Quarterly Report on Form 10-Q for the three and six months ended June 30, 2009 filed with the SEC on August 14, 2009;

The consolidated financial statements of the Registrant in the Registrant’s Quarterly Report on Form 10-Q for the three months ended March 31, 2009 filed with the SEC on May 15, 2009;

The consolidated financial statements of the Registrant and the significant BHMP CO-JVs included in the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008;

The financial statements of The Gallery at NoHo Commons and the related pro forma financial statements of the Registrant contained in the Registrant’s current report on Form 8-K/A filed with the SEC on December 1, 2009;

The financial statements of Waterford Place Apartments and the related pro forma financial statements of the Registrant contained in the Registrant’s current report on Form 8-K/A filed with the SEC on November 12, 2009; and

The prior performance tables contained in the Registrant’s Current Report on Form 8-K filed with the SEC on May 8, 2009.

Any financial statement schedules omitted have been so omitted because of the absence of the conditions under which they are required or because the information required by such omitted schedules is set forth in the financial statements or the notes thereto.

(b)           Exhibits.

The list of exhibits as part of this registration statement on Form S-11 is submitted in the exhibit index below:

Ex.	Description
1.1

Form of Dealer Manager Agreement, including Form of Selected Dealer Agreement and Form of Selected Investment Advisor Agreement, incorporated by reference to Exhibit 1.1 to the Company’s Registration Statement on Form S-11/A filed on August 26, 2008, Commission File No. 333-148414

3.1	Articles of Restatement, incorporated by reference to Exhibit 3.1.2 to the Company’s Form 8-K filed on September 8, 2008
3.2	Third Amended and Restated Bylaws, incorporated by reference to Exhibit 3.2 to the Company’s Form 10-Q filed on November 14, 2008
4.1*	Subscription Agreement (included as Exhibit A to prospectus)
4.2*	Distribution Reinvestment Plan (included as Exhibit B to prospectus)
4.3*	Automatic Purchase Plan (included as Exhibit C to prospectus)
4.4	Amended and Restated Share Redemption Program, incorporated by reference to Exhibit 4.4 to the Company’s Form 10-Q filed on November 13, 2009
4.5

Statement regarding restrictions on transferability of shares of common stock (to appear on stock certificate or to be sent upon request and without charge to stockholders issued shares without certificates), incorporated by reference to Exhibit 4.5 to the Company’s Registration Statement on Form S-11/A filed on May 9, 2008, Commission File No. 333-148414

4.6	Amended and Restated Distribution Reinvestment Plan, incorporated by reference to Exhibit 4.2 to the Company’s Form 10-Q filed on November 13, 2009
4.7	Amended and Restated Automatic Purchase Plan, incorporated by reference to Exhibit 4.3 to the Company’s Form 10-Q filed on November 13, 2009
5.1	Opinion of DLA Piper US LLP re legality, incorporated by reference to Exhibit 5.1 to the Company’s Registration Statement on Form S-11/A filed on August 26, 2008, Commission File No. 333-148414
8.1	Opinion of DLA Piper US LLP re tax matters, incorporated by reference to Exhibit 8.1 to the Company’s Registration Statement on Form S-11/A filed on August 26, 2008, Commission File No. 333-148414
10.1

Second Amended and Restated Advisory Management Agreement dated April 1, 2009, incorporated by reference to Exhibit 10.1 to the Company’s Post-Effective Amendment No. 3 to its Registration Statement on Form S-11 filed on May 8, 2009, Commission File No. 333-148414

10.2	Amended and Restated Property Management Agreement, incorporated by reference to Exhibit 10.2 to the Company’s Form 10-Q filed on November 14, 2008
10.3	Amended and Restated Incentive Award Plan, incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form S-11/A filed on May 9, 2008, Commission File No. 333-148414
10.4	Service Mark Agreement, incorporated by reference to Exhibit 10.4 to the Company’s Form 10-Q filed on November 14, 2008
10.5

Senior and Junior Mezzanine Promissory Notes by and between SW 131 St. Rose Mezzanine Borrower LLC as borrower and Behringer Harvard St. Rose REIT, LLC as lender dated December 31, 2008, incorporated by reference to Exhibit 10.5 to the Company’s Form 10-K filed on March 31, 2009

10.6

Senior and Junior Mezzanine Loan Agreements by and between SW 131 St. Rose Mezzanine Borrower LLC as borrower and Behringer Harvard St. Rose REIT, LLC as lender dated December 31, 2008, incorporated by reference to Exhibit 10.6 to the Company’s Form 10-K filed on March 31, 2009

10.7	Senior and Junior Mezzanine Deeds of Trust, Assignments of Rents and Leases, Security Agreements, Fixture Filings and Financing Statements by and between SW 132

St. Rose Senior Borrower LLC as grantor and Behringer Harvard St. Rose REIT, LLC as lender dated December 31, 2008, incorporated by reference to Exhibit 10.7 to the Company’s Form 10-K filed on March 31, 2009

10.8

Mezzanine Guaranty Agreement by and between CFP Residential, L.P., Kenneth J. Valach, Bruce Hart and J. Ronald Terwilliger collectively as guarantor and Behringer St. Rose REIT, LLC as lender dated December 31, 2008, incorporated by reference to Exhibit 10.8 to the Company’s Form 10-K filed on March 31, 2009

10.9

Intercreditor and Subordination Agreement by and between Bank of America, N.A. on behalf of senior construction lenders and land loan lender and Behringer Harvard St. Rose REIT, LLC as subordinate lender dated December 31, 2008, incorporated by reference to Exhibit 10.9 to the Company’s Form 10-K filed on March 31, 2009

10.10

Sale, Purchase and Escrow Agreement between Verandah Owner Limited Partnership as seller and Harvard Property Trust, LLC as purchaser dated January 26, 2009, incorporated by reference to Exhibit 10.10 to the Company’s Form 10-K filed on March 31, 2009

10.11

Assignment and Assumption of Sale, Purchase and Escrow Agreement by and between Harvard Property Trust, LLC as assignor and Behringer Harvard Multifamily OP I LP as assignee dated January 28, 2009, incorporated by reference to Exhibit 10.11 to the Company’s Form 10-K filed on March 31, 2009

10.12

First Amendment to Sale, Purchase and Escrow Agreement by and between Verandah Owner Limited Partnership as seller and Behringer Harvard Multifamily OP I LP as purchaser dated February 20, 2009, incorporated by reference to Exhibit 10.12 to the Company’s Form 10-K filed on March 31, 2009

10.13

Agreement of Sale and Purchase and Joint Escrow Instructions by and between Waterford Place Apartments, LLC as seller and Behringer Harvard Multifamily OP I LP as buyer dated May 29, 2009, incorporated by reference to Exhibit 10.13 to the Company’s Form 10-Q filed on August 14, 2009

10.14

Revivor and First Amendment to Agreement of Sale and Purchase and Joint Escrow Instructions by and between Waterford Place Apartments, LLC as seller and Behringer Harvard Multifamily OP I LP as buyer dated July 2, 2009, incorporated by reference to Exhibit 10.14 to the Company’s Form 10-Q filed on August 14, 2009

10.15

Second Amendment to Agreement of Sale and Purchase and Joint Escrow Instructions by and between Waterford Place Apartments, LLC as seller and Behringer Harvard Multifamily OP I LP as buyer dated July 13, 2009, incorporated by reference to Exhibit 10.15 to the Company’s Form 10-Q filed on August 14, 2009

10.16

Assignment and Assumption of Sale, Purchase and Escrow Agreement by and between Behringer Harvard Multifamily OP I LP as assignor and Behringer Harvard Waterford Place REIT, LLC as assignee dated August 4, 2009, incorporated by reference to Exhibit 10.16 to the Company’s Form 10-Q filed on August 14, 2009

10.17

(First Lien) Assumption Agreement by and among Waterford Place Apartments, LLC, Behringer Harvard Waterford Place REIT, LLC and the Federal Home Loan Mortgage Corporation dated August 25, 2009, incorporated by reference to Exhibit 10.17 to the Company’s Form 10-Q filed on November 13, 2009

10.18

(Second Lien) Assumption Agreement by and among Waterford Place Apartments, LLC, Behringer Harvard Waterford Place REIT, LLC and the Federal Home Loan Mortgage Corporation dated August 25, 2009, incorporated by reference to Exhibit 10.18 to the Company’s Form 10-Q filed on November 13, 2009

10.19

Multifamily Note by Waterford Place Apartments, LLC in favor of Deutsche Bank Berkshire Mortgage, Inc. dated March 31, 2008, incorporated by reference to Exhibit 10.19 to the Company’s Form 10-Q filed on November 13, 2009

10.20

Multifamily Note by Waterford Place Apartments, LLC in favor of Berkshire Mortgage Finance Limited Partnership dated April 1, 2004, incorporated by reference to Exhibit 10.20 to the Company’s Form 10-Q filed on November 13, 2009

10.21

Multifamily Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing by Waterford Place Apartments, LLC for the benefit of Deutsche Bank Berkshire Mortgage, Inc. dated March 31, 2008, incorporated by reference to Exhibit 10.21 to the

Company’s Form 10-Q filed on November 13, 2009
10.22

Multifamily Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing by Waterford Place Apartments, LLC for the benefit of Berkshire Mortgage Finance Limited Partnership dated April 1, 2004, incorporated by reference to Exhibit 10.22 to the Company’s Form 10-Q filed on November 13, 2009

10.23

Limited Liability Company Agreement of Behringer Harvard Waterford Place Venture, LLC by and between Behringer Harvard Waterford Place, LLC and Behringer Harvard Master Partnership I LP dated May 29, 2009, incorporated by reference to Exhibit 10.23 to the Company’s Form 10-Q filed on November 13, 2009

10.24

Sale, Purchase and Escrow Agreement by and between SAF Burroughs Mills, LLC, as seller, and Behringer Harvard Multifamily OP I LP as buyer dated August 7, 2009, incorporated by reference to Exhibit 10.24 to the Company’s Form 10-Q filed on November 13, 2009

10.25

Assignment of Sale, Purchase and Escrow Agreement by and between Behringer Harvard Multifamily OP I LP as assignor and Behringer Harvard Burroughs Mill REIT, LLC as assignee dated September 12, 2009, incorporated by reference to Exhibit 10.25 to the Company’s Form 10-Q filed on November 13, 2009

10.26

Agreement of Sale by and between SF No Ho LLC as seller and Behringer Harvard Multifamily OP I LP as buyer dated August 12, 2009, incorporated by reference to Exhibit 10.26 to the Company’s Form 10-Q filed on November 13, 2009

10.27

Assignment of Agreement of Sale by and between Behringer Harvard Multifamily OP I LP, as assignor, and Behringer Harvard NOHO, LLC as assignee effective August 19, 2009, incorporated by reference to Exhibit 10.27 to the Company’s Form 10-Q filed on November 13, 2009

10.28

Amendment to Agreement of Sale by and between SF No Ho LLC as seller and Behringer Harvard NOHO, LLC as buyer dated September 17, 2009, incorporated by reference to Exhibit 10.28 to the Company’s Form 10-Q filed on November 13, 2009

10.29

Multifamily Note by Behringer Harvard NOHO, LLC in favor of Red Mortgage Capital, Inc. dated October 28, 2009, incorporated by reference to Exhibit 10.29 to the Company’s Form 10-Q filed on November 13, 2009

10.30

Multifamily Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing by Behringer Harvard NOHO, LLC for the benefit of Red Mortgage Capital, Inc. dated October 28, 2009, incorporated by reference to Exhibit 10.30 to the Company’s Form 10-Q filed on November 13, 2009

10.31

Owner Participation Agreement by and between The Community Redevelopment Agency of Los Angeles and SL No Ho, LLC dated December, 2001, incorporated by reference to Exhibit 10.31 to the Company’s Form 10-Q filed on November 13, 2009

10.32

First Implementation Agreement to Owner Participation Agreement by and between The Community Redevelopment Agency of the City of Los Angeles and SL No Ho, LLC dated November, 2002, incorporated by reference to Exhibit 10.32 to the Company’s Form 10-Q filed on November 13, 2009

10.33

Second Implementation Agreement to Owner Participation Agreement by and between The Community Redevelopment Agency of the City of Los Angeles and SL No Ho, LLC dated December 12, 2003, incorporated by reference to Exhibit 10.33 to the Company’s Form 10-Q filed on November 13, 2009

10.34

Third Implementation Agreement to Owner Participation Agreement by and between The Community Redevelopment Agency of the City of Los Angeles and SL No Ho, LLC dated October 1, 2004, incorporated by reference to Exhibit 10.34 to the Company’s Form 10-Q filed on November 13, 2009

10.35

Agreement Containing Covenants Affecting Real Property by and between The Community Redevelopment Agency of the City of Los Angeles and SF No Ho, LLC dated December 19, 2003, incorporated by reference to Exhibit 10.35 to the Company’s Form 10-Q filed on November 13, 2009

10.36

Subarea “A” Partial Assignment of Owner Participation Agreement and Consent to Assignment by and among SF No Ho, LLC, Behringer Harvard NOHO, LLC and The Community Redevelopment Agency of the City of Los Angeles dated September 17,

2009, incorporated by reference to Exhibit 10.36 to the Company’s Form 10-Q filed on November 13, 2009
10.37

Agreement of Sale and Purchase and Joint Escrow Instructions by and between Acacia on Santa Rosa Creek, LLC, as seller, and Behringer Harvard Multifamily OP I LP, as buyer, dated October 12, 2009, incorporated by reference to Exhibit 10.37 to the Company’s Form 10-Q filed on November 13, 2009

10.38

Contract for Purchase and Sale by and between 4th & Harrison Investors, LLC, as seller, and Behringer Harvard Multifamily OP I LP, as buyer, dated November 20, 2009, incorporated by reference to Exhibit 10.38 to Post-Effective Amendment No. 4 to the Company’s Registration Statement on Form S-11 filed on December 8, 2009, Commission File No. 333-148414

10.39

Purchase and Sale Agreement for 4550 Cherry Creek between 4550 Cherry Creek Tower Apartments, LLC, as seller, and Behringer Harvard Multifamily OP I LP, as buyer, dated November 24, 2009, incorporated by reference to Exhibit 10.39 to Post-Effective Amendment No. 4 to the Company’s Registration Statement on Form S-11 filed on December 8, 2009, Commission File No. 333-148414

10.40

Agreement of Sale and Purchase and Joint Escrow Instructions between Calypso Lofts, LLC, as seller, and Behringer Harvard Multifamily OP I LP, as buyer, dated November 25, 2009, incorporated by reference to Exhibit 10.40 to Post-Effective Amendment No. 4 to the Company’s Registration Statement on Form S-11 filed on December 8, 2009, Commission File No. 333-148414

10.41

Limited Liability Company Agreement of Behringer Harvard Baileys Venture, LLC by and between Behringer Harvard Baileys, LLC and Behringer Harvard Master Partnership I LP dated June 26, 2007, incorporated by reference to Exhibit 10.41 to Post-Effective Amendment No. 4 to the Company’s Registration Statement on Form S-11 filed on December 8, 2009, Commission File No. 333-148414

10.42

Amended and Restated Limited Partnership Agreement of Behringer Harvard Baileys Investors, L.P. by and among Behringer Harvard Baileys GP, LLC, as general partner, and the limited partners named therein, dated December 1, 2009, incorporated by reference to Exhibit 10.42 to Post-Effective Amendment No. 4 to the Company’s Registration Statement on Form S-11 filed on December 8, 2009, Commission File No. 333-148414

21.1

List of Subsidiaries, incorporated by reference to Exhibit 21.1 to Post-Effective Amendment No. 4 to the Company’s Registration Statement on Form S-11 filed on December 8, 2009, Commission File No. 333-148414

23.1	Consent of DLA Piper US LLP (included in Exhibit 5.1)
23.2*	Consent of Deloitte & Touche LLP
23.3*	Consent of Deloitte & Touche LLP
24.1	Power of Attorney (included on signature page), incorporated by reference to Exhibit 24 to the Company’s Registration Statement on Form S-11 filed on December 31, 2007, Commission File No. 333-148414
24.2

Power of Attorney (included on signature page), including power of attorney for Jonathan L. Kempner, incorporated by reference to Exhibit 24.2 to the Company’s Post-Effective Amendment No. 2 to its Registration Statement on Form S-11 filed on March 6, 2009, Commission File No. 333-148414

24.3

Power of Attorney (included on signature page), including power of attorney for Howard S. Garfield, incorporated by reference to Exhibit 24.3 to the Company’s Pre-Effective Amendment No. 1 to Post-Effective Amendment No. 3 to its Registration Statement on Form S-11 filed on May 19, 2009, Commission File No. 333-148414

*Filed herewith.

Item 37.  Undertakings

(a) The Registrant undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(b) The Registrant undertakes (i) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, (ii) that all post-effective amendments will comply with the applicable forms, rules and regulations of the Commission in effect at the time such post-effective amendments are filed, and (iii) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(c) The Registrant undertakes that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(d) For the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the Registrant undertakes that in a primary offering of securities pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:  (i) any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424, (ii) any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant, (iii) the portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant, and (iv) any other communication that is an offer in the offering made by the Registrant to the purchaser.

(e) The Registrant undertakes to send to each stockholder, at least on an annual basis, a detailed statement of any transaction with the Advisor or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to the Advisor or its affiliates, for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

(f) The Registrant undertakes to file a sticker supplement pursuant to Rule 424(c) under the Securities Act during the distribution period describing each property not identified in the prospectus at such time as there arises a reasonable probability that such property will be acquired and to consolidate all such stickers into a post-effective amendment filed at least once every three months with the information contained in such amendment provided simultaneously to the existing stockholders.  Each sticker supplement will disclose all compensation and fees received by the Advisor and its affiliates in connection with any such acquisition.  The post-effective amendment shall include audited financial statements meeting the requirements of Rule 3-14 of Regulation S-X only for properties acquired during the distribution period.

(g) The Registrant undertakes to file, after the end of the distribution period, a current report on Form 8-K containing the financial statements and any additional information required by Rule 3-14 of Regulation S-X, to reflect each commitment (i.e., the signing of a binding purchase agreement) made after the end of the distribution period involving the use of 10% or more (on a cumulative basis) of the net proceeds of the offering and to provide the information contained in such report to the stockholders at least once each quarter after the distribution period of the offering has ended.

(h) The Registrant undertakes to provide to the stockholders the financial statements required by Form 10-K for the first full fiscal year of operations.

(i) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(j) The Registrant undertakes to provide to the dealer manager at the closings specified in the dealer manager agreement the following:  (i) if the securities are certificated, certificates in such denominations and registered in such names as required by the dealer manager to permit prompt delivery to each purchaser or (ii) if the securities are not certificated, a written statement of the information required on certificates that is required to be delivered to stockholders to permit prompt delivery to each purchaser.

TABLE VI

(UNAUDITED)

ACQUISITIONS OF PROPERTIES BY PROGRAM

Table VI presents summary information on properties acquired since January 1, 2006 by Prior Real Estate Programs having similar or identical investment objectives to those of Behringer Harvard Multifamily REIT I.  This table provides information regarding the general type and location of the properties and the manner in which the properties were acquired.  All figures are through December 31, 2008.

Behringer Harvard REIT I, Inc.

First Follow-on Offering(1)

	Woodcrest	Burnett Plaza	10777 Clay Road	Paces West	Riverside Plaza	The Terrace	600/619 Alexander

Location	East	South	South	East	Mid-West	South	East
Type	Office	Office	Office	Office	Office	Office	Office
Gross Leasable Space (sq. ft.) or Number of Units and Total Sq. Ft. of Units	333,275	1,024,627	227,486	635,787	1,184,432	618,812	97,448
Date(s) of Purchase	01/11/06	02/10/06	03/14/06	04/19/06	06/02/06	06/21/06	06/28/06
Mortgage Financing at Date(s) of Purchase	$50,400,000	$114,200,000	$16,300,000	$84,000,000	$202,000,000	$131,000,000	$16,500,000
Cash Invested	23,443,857	66,846,826	10,114,718	47,659,429	103,818,665	41,391,823	6,793,365
Acquisition Cost:
Contract Purchase Price Plus Acquisition Fee	72,100,000	177,160,000	26,007,500	117,564,200	285,825,000	171,289,000	22,711,500
Other Cash Expenditures Capitalized	1,743,857	3,886,826	407,218	14,095,229	19,993,665	1,102,823	581,865
Total Acquisition Cost	$73,843,857	$181,046,826	$26,414,718	$131,659,429	$305,818,665	$172,391,823	$23,293,365

TABLE VI

(UNAUDITED)
ACQUISITIONS OF PROPERTIES BY PROGRAM (cont’d)

Behringer Harvard REIT I, Inc.

First Follow-on Offering(1) (cont’d)

	Grandview	Bank of America Plaza	Three Parkway	4440 El Camino Real	Fifth Third Center

Location	South	East	East	West	Mid-West
Type	Office	Office	Office	Office	Office
Gross Leasable Space (sq. ft.) or Number of Units and Total Sq. Ft. of Units	149,463	887,080	561,351	96,562	508,397
Date(s) of Purchase	10/20/06	10/26/06	10/30/06	11/02/06	11/20/06
Mortgage Financing at Date(s) of Purchase	$17,000,000	$150,000,000	$67,125,000	$30,130,806	$49,250,000
Cash Invested	7,230,734	58,162,377	15,716,815	19,225,196	16,443,464
Acquisition Cost:
Contract Purchase Price Plus Acquisition Fee	23,432,500	199,923,000	92,700,000	45,320,000	65,662,500
Other Cash Expenditures Capitalized	798,234	8,239,377	(9,858,185)	4,036,002	30,964
Total Acquisition Cost	$24,230,734	$208,162,377	$82,841,815	$49,356,002	$65,693,464

TABLE VI

(UNAUDITED)
ACQUISITIONS OF PROPERTIES BY PROGRAM (cont’d)

Behringer Harvard REIT I, Inc.

First Follow-on Offering(1) (cont’d)

	Resurgens Plaza	250 West Pratt Street		Minnesota Center		Colorado	5 & 15 Wayside	Eldridge Place	Centreport Office Center

Location	South	East		Mid-West		East	East	South	South
Type	Office	Office		Office		Office	Office	Office	Office
Gross Leasable Space (sq. ft.) or Number of Units and Total Sq. Ft. of Units	399,675	368,194		276,425		121,701	270,000	518,746	133,246
Date(s) of Purchase	11/30/06	Various	(2)	Various	(3)	5/25/07	12/08/06	12/13/06	06/14/07
Mortgage Financing at Date(s) of Purchase	$82,000,000	$18,248,419		$22,810,825		$564,516	—	$75,000,000	—
Cash Invested	32,895,444	14,464,453		14,761,421		1,644,245	$84,543,887	36,428,548	$4,415,276
Acquisition Cost:
Contract Purchase Price Plus Acquisition Fee	111,027,820	—		37,572,246		—	84,743,250	106,584,040	4,415,276
Other Cash Expenditures Capitalized	3,867,624	32,712,872		—		2,208,761	(199,363)	4,844,508	—
Total Acquisition Cost	$114,895,444	$32,712,872		$37,572,246		$2,208,761	$84,543,887	$111,428,548	$4,415,276

(1)          This information provided for Behringer Harvard REIT I, Inc. references only acquisitions made with proceeds from its first follow-on offering.

(2)          Proceeds from Behringer Harvard REIT I, Inc.’s first follow-on offering were used to purchase additional tenant-in-common interests on November 17, 21, 29 and 30, 2006 and December 12, 15, 20 and 29, 2006.

(3)          Proceeds from Behringer Harvard REIT I, Inc.’s first follow-on offering were used to purchase additional tenant-in-common interests on August 18 and 31, 2006, September 19, 2006, October 13 and 31, 2006 and December 29, 2006.

TABLE VI

(UNAUDITED)
ACQUISITIONS OF PROPERTIES BY PROGRAM (cont’d)

Behringer Harvard REIT I, Inc.

Second Follow-on Offering(1)

	Minnesota Center		Colorado		Alamo	Travis Tower	Beacon Portfolio	IPC Portfolio(2)

Location	Mid-West		East		West	South	Mid-West	Various
Type	Office		Office		Office	Office	Office	Office
Gross Leasable Space (sq. ft.) or Number of Units and Total Sq. Ft. of Units	276,425		121,701		191,154	507,470	3,134,381	9,571,324
Date(s) of Purchase	Various	(3)	Various	(4)	10/19/07	9/30/08	11/01/07	12/12/07
Mortgage Financing at Date(s) of Purchase	$1,952,008		$1,343,548		—	$14,123,651	$509,100,000	$775,257,285
Cash Invested	2,577,029		3,912,534		677,391	13,030,063	364,338,329	752,212,274
Acquisition Cost:
Contract Purchase Price Plus Acquisition Fee	4,501,506		2,815,661		—	26,639,976	857,475,000	1,428,526,748
Other Cash Expenditures Capitalized	27,531		2,440,421		677,391	513,738	15,963,329	98,942,811
Total Acquisition Cost	$4,529,037		$5,256,082		$677,391	$27,153,714	$873,438,329	$1,527,469,559

TABLE VI

(UNAUDITED)
ACQUISITIONS OF PROPERTIES BY PROGRAM (cont’d)

Behringer Harvard REIT I, Inc.

Second Follow-on Offering(1) (cont’d)

	111 Woodcrest	Westway One	One City Center	One Briarlake Plaza

Location	East	South	South	South
Type	Office	Office	Office	Office
Gross Leasable Space (sq. ft.) or Number of Units and Total Sq. Ft. of Units	52,648	148,965	608,622	504,210
Date(s) of Purchase	11/20/07	01/15/08	06/19/08	09/25/08
Mortgage Financing at Date(s) of Purchase	—	—	$76,500,000	—
Cash Invested	$6,695,911	$34,644,289	63,902,830	$133,931,227
Acquisition Cost:
Contract Purchase Price Plus Acquisition Fee	6,437,500	35,833,700	134,415,000	137,608,000
Other Cash Expenditures Capitalized	258,411	(1,189,411)	5,987,830	(3,676,773)
Total Acquisition Cost	$6,695,911	$34,644,289	$140,402,830	$133,931,227

(1)          This information provided for Behringer Harvard REIT I, Inc. references only acquisitions made with proceeds from its second follow-on offering.

(2)          This was a portfolio acquisition containing 34 properties of which five were joint ventures at acquisition.  As of December 31, 2008, the portfolio consisted of 33 properties of which four were joint ventures.

(3)          Proceeds from Behringer Harvard REIT I, Inc.’s second follow-on offering were used to purchase additional tenant-in-common interests on August 25, 2008 and December 31, 2008.

(4)          Proceeds from Behringer Harvard REIT I, Inc.’s second follow-on offering were used to purchase additional tenant-in-common interests on June 25, 2007, July 25, 2007, September 14, 2007, November 26, 2007, September 5, 2008 and December 31, 2008.

TABLE VI

(UNAUDITED)
ACQUISITIONS OF PROPERTIES BY PROGRAM (cont’d)

Behringer Harvard Opportunity REIT I, Inc.

	Whitewater	Ferncroft	Alexan Voss(1)	Alexan Black Mountain(1)	Chase Park Plaza(2)

Location	North	East	South	South	South
Type	Office	Office	Development	Development	Hotel & Development
Gross Leasable Space (sq. ft.) or Number of Units and Total Sq. Ft. of Units	71,000	226,000	—	—	—
Date(s) of Purchase	03/01/06	07/13/06	09/22/06	09/29/06	12/08/06
Mortgage Financing at Date(s) of Purchase	—	$18,000,000	—	—	$52,250,000
Cash Invested	$9,130,788	12,578,370	$13,003,689	$9,675,872	81,684,088
Acquisition Cost:
Contract Purchase Price Plus Acquisition Fee	9,270,000	27,810,000	13,393,800	9,966,148	89,532,750
Other Cash Expenditures Capitalized	(139,212)	2,768,370	(390,111)	(290,276)	44,401,338
Total Acquisition Cost	$9,130,788	$30,578,370	$13,003,689	$9,675,872	$133,934,088

TABLE VI

(UNAUDITED)
ACQUISITIONS OF PROPERTIES BY PROGRAM (cont’d)

Behringer Harvard Opportunity REIT I, Inc. (cont’d)

	Bent Tree Green	Las Colinas Commons	Santa Clara	Royal Island(3)	Bowen Road

Location	South	South	West	Bahamas	South
Type	Office	Office	Office	Development	Office
Gross Leasable Space (sq. ft.) or Number of Units and Total Sq. Ft. of Units	138,000	239,000	456,000	—	87,000
Date(s) of Purchase	12/13/06	12/20/06	05/02/07	05/03/07	05/10/07
Mortgage Financing at Date(s) of Purchase	—	—	$52,115,000	—	—
Cash Invested	$14,784,984	$17,812,753	27,635,710	$56,857,504	$19,122,506
Acquisition Cost:
Contract Purchase Price Plus Acquisition Fee	12,205,500	16,400,587	72,100,000	56,857,504	19,055,000
Other Cash Expenditures Capitalized	2,579,484	1,412,166	7,650,710	—	67,506
Total Acquisition Cost	$14,784,984	$17,812,753	$79,750,710	$56,857,504	$19,122,506

TABLE VI

(UNAUDITED)
ACQUISITIONS OF PROPERTIES BY PROGRAM (cont’d)

Behringer Harvard Opportunity REIT I, Inc. (cont’d)

	Cordillera Hotel & Spa(2)	Rio Salado(2)	Grandmarc at Westberry Place(2)	Grandmarc at the Corner(2)	Frisco Square(2)

Location	West	South	South	East	South
Type	Hotel & Development	Development	Student Housing	Student Housing	Mixed-use Development
Gross Leasable Space (sq. ft.) or Number of Units and Total Sq. Ft. of Units	—	—	—	—	100,500
Date(s) of Purchase	06/06/07	06/29/07	02/01/07	02/01/07	08/03/07
Mortgage Financing at Date(s) of Purchase	$22,312,500	$4,995,000	—	—	$35,015,117
Cash Invested	22,426,368	9,464,477	$8,596,146	$7,131,350	23,836,209
Acquisition Cost:
Contract Purchase Price Plus Acquisition Fee	30,642,500	6,858,886	8,415,276	6,221,200	48,875,469
Other Cash Expenditures Capitalized	14,096,368	7,600,591	180,870	910,150	9,975,857
Total Acquisition Cost	$44,738,868	$14,459,477	$8,596,146	$7,131,350	$58,851,326

TABLE VI

(UNAUDITED)
ACQUISITIONS OF PROPERTIES BY PROGRAM (cont’d)

Behringer Harvard Opportunity REIT I, Inc. (cont’d)

	2603 Augusta	Regency Center	Northpoint Central	Becket House(2)

Location	South	South	South	England
Type	Office	Office	Office	Office
Gross Leasable Space (sq. ft.) or Number of Units and Total Sq. Ft. of Units	242,000	157,000	180,000	46,000
Date(s) of Purchase	09/13/07	09/13/07	09/13/07	11/28/07
Mortgage Financing at Date(s) of Purchase	—	—	—	$20,966,176
Cash Invested	$34,299,172	$19,746,718	$22,341,898	13,986,821
Acquisition Cost:
Contract Purchase Price Plus Acquisition Fee	34,162,010	19,425,800	21,630,000	32,077,424
Other Cash Expenditures Capitalized	137,162	320,918	711,898	2,875,573
Total Acquisition Cost	$34,299,172	$19,746,718	$22,341,898	$34,952,997

TABLE VI

(UNAUDITED)
ACQUISITIONS OF PROPERTIES BY PROGRAM (cont’d)

Behringer Harvard Opportunity REIT I, Inc. (cont’d)

	Northborough	Crossroads	Central Europe J.V. (2)

Location	South	West	Europe
Type	Office	Office	Mixed
Gross Leasable Space (sq. ft.) or Number of Units and Total Sq. Ft. of Units	207,000	140,000	—
Date(s) of Purchase	02/26/08	06/26/08	07/29/08
Mortgage Financing at Date(s) of Purchase	$20,981,047	—	—
Cash Invested	14,272,989	$10,765,436	$27,295,359
Acquisition Cost:
Contract Purchase Price Plus Acquisition Fee	33,887,000	35,226,000	—
Other Cash Expenditures Capitalized	1,367,036	(24,460,564)	27,295,359
Total Acquisition Cost	$35,254,036	$10,765,436	$27,295,359

(1)   This acquisition was a mezzanine loan related to the underlying property.

(2)   This acquisition was made through a joint venture that owns an equity interest in the underlying property.  The information above reflects only Behringer Harvard Opportunity REIT I, Inc.’s interest in the joint venture.

(3)   This acquisition was made through a joint venture that owns an equity interest in, and that has made a mortgage loan to, the owner of the underlying property.  The information above reflects only Behringer Harvard Opportunity REIT I, Inc.’s interest in the joint venture.

TABLE VI

(UNAUDITED)
ACQUISITIONS OF PROPERTIES BY PROGRAM (cont’d)

Behringer Harvard Short-Term Opportunity Fund I LP

Telluride Land

Location	West
Type	Development
Gross Leasable Space (sq. ft.) or Number of Units and Total Sq. Ft. of Units	Land
Date(s) of Purchase	05/15/06
Mortgage Financing at Date(s) of Purchase	$3,933,900
Cash Invested	9,278,639
Acquisition Cost:
Contract Purchase Price Plus Acquisition Fee	6,323,850
Other Cash Expenditures Capitalized	6,888,689
Total Acquisition Cost	$13,212,539

TABLE VI

(UNAUDITED)

ACQUISITIONS OF PROPERTIES BY PROGRAM (cont’d)

Behringer Harvard Strategic Opportunity Fund I LP(1)

	Wilshire Property	Tupolevlaan Building

Location	West	Netherlands
Type	Hotel	Office
Gross Leasable Space (sq. ft.) or Number of Units and Total Sq. Ft. of Units	264 rooms	41,376
Date(s) of Purchase	01/26/06	03/13/06
Mortgage Financing at Date(s) of Purchase	$22,260,000	$6,861,834
Cash Invested (2)	24,657,302	4,457,920
Acquisition Cost:
Contract Purchase Price Plus Acquisition Fee	34,854,623	10,655,100
Other Cash Expenditures Capitalized	12,062,679	664,654
Total Acquisition Cost	$46,917,302	$11,319,754

(1)   Each acquisition was made through a joint venture that owns an equity interest in the owner of the underlying property. The information above reflects only Behringer Harvard Strategic Opportunity Fund I LP’s interest in the joint venture.

(2)   Cash invested for Behringer Harvard Strategic Opportunity Fund I LP in each asset exclude any amounts loaned by Behringer Harvard Holdings, LLC to Behringer Harvard Strategic Opportunity Fund I LP.

TABLE VI

(UNAUDITED)

ACQUISITIONS OF PROPERTIES BY PROGRAM (cont’d)

Behringer Harvard Strategic Opportunity Fund II LP(1)

	Hamburg	Lindeveste	Tahoe	McKinney Land	Hawk’s Cay	Overschiestraat

Location	Germany	Netherlands	West	South	South	Netherlands
Type	Multifamily	Office	Development	Development	Hotel	Office
Gross Leasable Space (sq. ft.) or Number of Units and Total Sq. Ft. of Units	146 units	146,421	—	—	175 rooms	79,000
Date(s) of Purchase	04/01/06	10/31/06	12/07/06	04/23/07	02/15/07	08/31/07
Mortgage Financing at Date(s) of Purchase	$9,283,275	$11,984,433	—	$4,320,000	$60,463,800	$11,083,313
Cash Invested (2)	2,507,583	5,185,178	$12,032,580	1,669,255	27,586,406	4,903,291
Acquisition Cost:
Contract Purchase Price Plus Acquisition Fee	10,302,369	14,554,099	10,777,256	4,428,000	76,868,888	13,178,059
Other Cash Expenditures Capitalized	1,488,489	2,615,512	1,255,324	1,561,255	11,181,318	2,808,545
Total Acquisition Cost	$11,790,858	$17,169,611	$12,032,580	$5,989,255	$88,050,206	$15,986,603

(1)   Each acquisition was made through a joint venture that owns an equity interest in the owner of the underlying property. The information above reflects only Behringer Harvard Strategic Opportunity Fund II LP’s interest in the joint venture.

(2)   Cash invested for Behringer Harvard Strategic Opportunity Fund I LP in each asset exclude any amounts loaned by Behringer Harvard Holdings, LLC to Behringer Harvard Strategic Opportunity Fund I LP.

TABLE VI

(UNAUDITED)

ACQUISITIONS OF PROPERTIES BY PROGRAM (cont’d)

Behringer Harvard Multifamily REIT I, Inc.(1)

	Grand Reserve	The Eclipse	Fairfield at Baileys Crossing	Alexan St. Rose

Location	South	South	East	West
Type	Multifamily Development	Multifamily Development	Multifamily Development	Multifamily Development
Gross Leasable Space (sq. ft.) or Number of Units and Total Sq. Ft. of Units	155 units	330 units	414 units	430 units
Date(s) of Purchase	04/12/07	04/27/07	07/10/07	07/20/07
Mortgage Financing at Date(s) of Purchase	—	—	—	—
Cash Invested	$4,091,043	$7,184,005	$12,519,487	$14,039,599
Acquisition Cost:
Contract Purchase Price Plus Acquisition Fee	3,937,590	7,027,908	12,480,394	13,928,449
Other Cash Expenditures Capitalized	153,453	156,097	39,093	111,150
Total Acquisition Cost	$4,091,043	$7,184,005	$12,519,487	$14,039,599

TABLE VI

(UNAUDITED)

ACQUISITIONS OF PROPERTIES BY PROGRAM (cont’d)

Behringer Harvard Multifamily REIT I, Inc.(1) (cont’d)

	Johns Creek Walk	Tower 55 Hundred	Satori	Fairfield at Cameron House

Location	South	East	South	East
Type	Multifamily Community	Multifamily Development	Multifamily Development	Multifamily Development
Gross Leasable Space (sq. ft.) or Number of Units and Total Sq. Ft. of Units	210 units	234 units	279 units	325 units
Date(s) of Purchase	08/03/07	10/11/07	11/02/07	12/14/07
Mortgage Financing at Date(s) of Purchase	—	—	—	—
Cash Invested	$6,485,422	$13,914,089	$13,062,809	$10,940,877
Acquisition Cost:
Contract Purchase Price Plus Acquisition Fee	5,380,229	13,753,521	12,948,667	10,901,554
Other Cash Expenditures Capitalized	1,105,193	160,568	114,142	39,323
Total Acquisition Cost	$6,485,422	$13,914,089	$13,062,809	$10,940,877

TABLE VI

(UNAUDITED)

ACQUISITIONS OF PROPERTIES BY PROGRAM (cont’d)

Behringer Harvard Multifamily REIT I, Inc.(1) (cont’d)

	Alexan Prospect	The Venue

Location	West	West
Type	Multifamily Development	Multifamily Development
Gross Leasable Space (sq. ft.) or Number of Units and Total Sq. Ft. of Units	400 units	168 units
Date(s) of Purchase	04/30/08	06/30/08
Mortgage Financing at Date(s) of Purchase	—	—
Cash Invested	$10,600,978	$5,049,700
Acquisition Cost:
Contract Purchase Price Plus Acquisition Fee	10,009,290	4,146,238
Other Cash Expenditures Capitalized	591,688	903,462
Total Acquisition Cost	$10,600,978	$5,049,700

(1)   Behringer Harvard Multifamily REIT I, Inc. conducted a private offering from November 22, 2006 until December 28, 2007.  Behringer Harvard Multifamily REIT I, Inc. is currently offering $2.475 billion of its common stock pursuant to an initial public offering which commenced on September 5, 2008.  Each acquisition was made through a joint venture that owns an equity interest in, and/or that has made a mezzanine loan to, the owner of the underlying property.  The information above reflects only Behringer Harvard Multifamily REIT I, Inc.’s interest in the joint venture.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on January 14, 2010.

BEHRINGER HARVARD MULTIFAMILY REIT I, INC.

By:	/s/ Robert S. Aisner
Chief Executive Officer
Robert S. Aisner

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Robert S. Aisner	Chief Executive Officer and Director	January 14, 2010
Robert S. Aisner

*	President	January 14, 2010
Robert J. Chapman

*	Chief Financial Officer and Chief Accounting Officer	January 14, 2010
Howard S. Garfield

*	Chairman of the Board	January 14, 2010
Robert M. Behringer

*	Director	January 14, 2010
E. Alan Patton

*	Director	January 14, 2010
Roger D. Bowler

*	Director	January 14, 2010
Sami S. Abbasi

*	Director	January 14, 2010
Jonathan L. Kempner

*By:	/s/ Robert S. Aisner
Robert S. Aisner
Attorney-In-Fact